As filed with the Securities and Exchange Commission on November 29, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NeoStem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	8090	22-2343568
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Alan Wovsaniker, Esq.
Laura R. Kuntz, Esq.
Meredith Prithviraj, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
(973) 597-2500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether each registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE (NEOSTEM, INC.)

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)		Amount of Registration Fee(4)
Common Stock, par value $0.001 per share	11,200,000	N/A	$443,580.06	(3)	$31.63
$3.00 Warrants to purchase Common Stock	1,000,000	N/A	N/A		N/A
Common Stock underlying $3.00 Warrants	1,000,000	N/A	N/A		N/A
$5.00 Warrants to purchase Common Stock	1,000,000	N/A	N/A		N/A
Common Stock underlying $5.00 Warrants	1,000,000	N/A	N/A		N/A
$7.00 Warrants to purchase Common Stock	1,000,000	N/A	N/A		N/A
Common Stock underlying $7.00 Warrants	1,000,000	N/A	N/A		N/A
Total	17,200,000	N/A	$443,580.06		$31.63

(1)	This registration statement relates to the following securities of NeoStem, Inc. (“NeoStem”) to be issued in connection with the proposed merger (the “Merger”) of Progenitor Cell Therapy, LLC (“PCT”) with NBS Acquisition Company LLC (“Subco”), a wholly-owned subsidiary of NeoStem, with PCT as the surviving entity, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated September 23, 2010, by and among NeoStem, PCT and Subco, as such may be amended from time to time (the “Merger Agreement”): (a) 11,200,000 shares of common stock, par value $0.001 per share, of NeoStem (“NeoStem Common Stock”), (b) 1,000,000 $3.00 warrants to purchase shares of NeoStem Common Stock (the “NeoStem $3.00 Warrants”) and the 1,000,000 shares of NeoStem Common Stock issuable upon exercise of the NeoStem $3.00 Warrants, (c) 1,000,000 $5.00 Warrants to purchase shares of NeoStem Common Stock (the “NeoStem $5.00 Warrants”) and the 1,000,000 shares of NeoStem Common Stock issuable upon exercise of the NeoStem $5.00 Warrants, and (d) 1,000,000 $7.00 warrants to purchase shares of NeoStem Common Stock (the “NeoStem $7.00 Warrants”) and the 1,000,000 shares of NeoStem Common Stock issuable upon exercise of the NeoStem $7.00 Warrants.
(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f) under the Securities Act.
(3)	The proposed maximum aggregate offering price for the NeoStem Common Stock, NeoStem $3.00 Warrants, NeoStem $5.00 Warrants and NeoStem $7.00 Warrants that may be issued to the members of PCT pursuant to the Merger Agreement in exchange for their membership interests in PCT was calculated in accordance with Rule 457(f)(2) of the Securities Act based upon the book value of the membership interests of PCT to be cancelled in the Merger in accordance with Rule 457(f)(2) of the Securities Act as follows: (A) the product of (1) $0.06, the book value of a membership interest of PCT on November 22, 2010, and (2) 7,393,001, the number of shares membership interests of PCT that were issued and outstanding as of November 22, 2010 on a fully diluted basis.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $71.30 per $1,000,000 of the proposed maximum aggregate offering price.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED [_________] [_], 2010

TO THE STOCKHOLDERS OF NEOSTEM, INC.
AND THE MEMBERS OF PROGENITOR CELL THERAPY, LLC

A MERGER — YOUR VOTE IS VERY IMPORTANT!

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”) and the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), have unanimously approved the merger (the “Merger”) of NBS Acquisition Company LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, PCT and Subco. PCT, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

In 2009, NeoStem, through its expansion efforts within the People’s Republic of China (“China” or the “PRC”), and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd., transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells and (iii) China pharmaceuticals, primarily antibiotics. NeoStem’s business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the United States and China. PCT is engaged in a wide range of services in the stem cell therapy market for the treatment of human disease, including but not limited to contract manufacturing, product and process development, consulting, product characterization and comparability, and storage, distribution, manufacturing and transport of cell therapy products.

Pursuant to the terms of the Merger, all of the membership interests of PCT, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) and, subject to the satisfaction of certain conditions, warrants to purchase an aggregate of between 1,000,000 to 3,000,000 shares of NeoStem Common Stock.

This joint proxy statement/prospectus provides you with detailed information about the proposed Merger, a description of which begins on page 73. THE MERGER AND THE BUSINESS OF THE COMBINED COMPANY INVOLVE A HIGH DEGREE OF RISK. You should carefully read the section entitled “Risk Factors” beginning on page 31 for a discussion of specific risks that you should consider in determining how to vote on the proposed Merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [_________] [_], 2010 and is first being mailed to stockholders of NeoStem and to members of PCT on or about [________], 2010.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend either meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the NeoStem Special Meeting and/or the PCT Special Meeting, as appropriate. We strongly support the proposed transactions and join with our Boards of Directors or Managers, as applicable, in enthusiastically recommending that you vote in favor of the proposals presented to you for approval.

Robin L. Smith, M.D. Chief Executive Officer NeoStem, Inc.	Andrew L. Pecora, M.D., F.A.C.P. Chief Executive Officer Progenitor Cell Therapy, LLC

NEOSTEM, INC.

Notice of Special Meeting of Stockholders
to be held December [_], 2010

A special meeting of stockholders of NeoStem, Inc. (“NeoStem”) will be held at the offices of NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, on December [_], 2010, at 11:00 a.m., local time (the “NeoStem Special Meeting”), for the following purposes:

1.	To consider and vote upon the issuance of NeoStem Common Stock and warrants exercisable for NeoStem Common Stock pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 23, 2010, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Progenitor Cell Therapy, LLC (“PCT”) and NBS Acquisition Company LLC, a wholly-owned subsidiary of NeoStem (“Subco”), pursuant to which Subco will merge with and into PCT, with PCT as the surviving entity (the “Merger”).
2.	To consider and vote upon an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance under the 2009 Plan by 4,000,000 shares.
3.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange.
4.	To consider and vote upon a proposal to approve the issuance of NeoStem Common Stock upon the conversion or redemption of its Series E 7% Senior Convertible Preferred Stock (the “Series E Preferred Stock”) and upon exercise of the warrants issued with such shares of Series E Preferred Stock.
5.	To consider and vote upon a proposal to approve the adjournment of the NeoStem Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Special Meeting to approve the proposals submitted at the NeoStem Special Meeting.
6.	To transact such other business as may properly come before the NeoStem Special Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice. The NeoStem Board of Directors has fixed the close of business on November 22, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this NeoStem Special Meeting and at any adjournment or postponement thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD DECEMBER [_], 2010. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW.VFNOTICE.COM/NEOSTEM. Under Securities and Exchange Commission rules, we are providing access to our proxy materials both by sending you this full set of proxy materials, and by notifying you of the availability of our proxy materials on the Internet.

By Order of the Board of Directors
of NeoStem, Inc.

Robin L. Smith, M.D.
Chief Executive Officer

New York, New York
[____] [__], 2010

All NeoStem stockholders are cordially invited to attend the NeoStem Special Meeting in person. Whether or not you expect to attend the NeoStem Special Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the NeoStem Special Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the NeoStem Special Meeting, you must obtain from the record holder a proxy issued in your name.

PROGENITOR CELL THERAPY, LLC

Notice of Special Meeting of Members
to be held December [_], 2010

The special meeting of members of Progenitor Cell Therapy, LLC (“PCT”) will be held at the offices of NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, on December [_], 2010, at 9:00 a.m., local time (the “PCT Special Meeting”), for the following purposes:

1.	To consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of September 23, 2010, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among PCT, NeoStem, Inc. (“NeoStem”) and NBS Acquisition Company LLC, a wholly-owned subsidiary of NeoStem (“Subco”), pursuant to which Subco will merge with and into PCT, with PCT as the surviving entity (the “Merger”). Adoption of the Agreement and Plan of Merger also will constitute approval of the Merger and the other transactions contemplated by the Agreement and Plan of Merger.
2.	To consider and vote upon a proposal to approve the adjournment of the PCT Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the PCT Special Meeting to approve any of the proposals submitted at the PCT Special Meeting.
3.	To transact such other business as may properly come before the PCT Special Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the joint proxy statement/prospectus that accompanies this notice. The PCT Board of Managers has fixed the close of business on November 22, 2010 as the record date for the determination of members entitled to notice of and to vote at this PCT Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Managers
of Progenitor Cell Therapy, LLC

Andrew L. Pecora, M.D., F.A.C.P.
Chief Executive Officer

Allendale, New Jersey
[____] [__], 2010

All PCT members are cordially invited to attend the PCT Special Meeting in person. Whether or not you expect to attend the PCT Special Meeting, PCT please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the PCT Special Meeting.

i

Voting of Proxies; Revocation of Proxies	70
THE PCT SPECIAL MEETING	71
Purpose of the PCT Special Meeting	71
Record Date and Outstanding Membership Interests	71
Ownership of Management	71
Voting Rights and Solicitation of Proxies; Expenses	71
Vote Required	71
Quorum; Abstentions; Broker Non-Votes	72
Voting of Proxies; Revocation of Proxies	72
No Appraisal Rights	72
NEOSTEM PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SECURITIES IN CONNECTION WITH THE MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER -AND- PCT PROPOSAL NO. 1 TO ADOPT THE AGREEMENT AND PLAN OF MERGER.	73
Background of the Merger	73
What Am I Being Asked to Consider and Vote Upon?	77
The Merger	77
Reasons for the Merger	81
General — Board Considerations	81
Joint Reasons for the Merger	81
Reasons of the NeoStem Board	82
Reasons of the PCT Board	83
RECOMMENDATIONS OF THE NEOSTEM AND THE PCT BOARDS	84
Recommendation of the NeoStem Board	84
Recommendation of the PCT Board	84
Vote Required	84
Existing Business Relationships Between NeoStem and PCT	84
Interests of Certain Persons in the Merger	85
Board Composition	87
Material United States Federal Income Tax Consequences of the Merger	88
Valuation Analysis	91
Anticipated Accounting Treatment of the Merger	93
Governmental Approval of the Merger	93
THE AGREEMENT AND PLAN OF MERGER	93
The Merger	93
Description of Warrants to be Issued in the Merger	95
Date of Closing; Record Date	97
Management of NeoStem Following the Merger	97
Exchange for NeoStem Common Stock	97
Representations and Warranties	98

NEOSTEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	135
Overview	135
NeoStem — Critical Accounting Policies	136
Results of Operations	140
Liquidity and Capital Resources	148
Seasonality	153
Off-Balance Sheet Arrangements	153
BUSINESS OF PCT	154
The Field of Cell Therapy	154
Background	154
PCT Business	155
Affiliated Companies	156
Market Review and Analysis of the Core Business	156
PCT's Client Services	158
PCT's Client Base	158
PCT's Operations	159
Employees	160
PCT’s Potential to Develop Cell Therapy Products	161
Competition	162
Business of DomaniCell	164
Government Regulation	165
OTHER RELATIONSHIPS BETWEEN THE PARTIES	168
PCT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	170
Major Events Affecting PCT and Financing and Equity-Related Activities	170
PCT — Critical Accounting Policies and the Use of Estimates	171
Results of Operations	172
Liquidity and Capital Resources	175
MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER	178
CAPITALIZATION	187
NEOSTEM PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE BY 4,000,000 SHARES.	188
NEOSTEM PROPOSAL NO. 3 TO AUTHORIZE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF NEOSTEM COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1:2 TO 1:5, AS DETERMINED BY THE NEOSTEM BOARD OF DIRECTORS, IN THE EVENT IT IS DEEMED BY THE NEOSTEM BOARD OF DIRECTORS ADVISABLE IN CONNECTION WITH PERMITTING NEOSTEM TO MAINTAIN ITS LISTING WITH THE NYSE AMEX OR TO LIST NEOSTEM COMMON STOCK ON ANY OTHER EXCHANGE.	195

NEOSTEM PROPOSAL NO. 4 TO APPROVE THE ISSUANCE OF NEOSTEM COMMON STOCK UPON THE CONVERSION OR REDEMPTION OF NEOSTEM’S SEERIES E 7% SENIOR CONVERTIBLE PREFERRED STOCK AND UPON EXERCISE OF THE WARRANTS ISSUED WITH SUCH SHARES OF PREFERRED STOCK.	200
NEOSTEM PROPOSAL NO. 5 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE ANY OF THE NEOSTEM PROPOSALS.	202
NEOSTEM EXECUTIVE COMPENSATION	203
NeoStem Summary Compensation Table	203
Employment Agreements and Equity Grants	206
Outstanding Equity Awards at Fiscal Year-End	211
NEOSTEM DIRECTOR COMPENSATION	218
NEOSTEM'S DIRECTOR INDEPENDENCE	219
PCT EXECUTIVE COMPENSATION	220
PCT Summary Compensation Table	220
Employment Arrangements	220
Outstanding Equity Awards at Fiscal Year-End	221
PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION	222
NeoStem	222
PCT	222
DESCRIPTION OF SECURITIES	223
Common Stock	223
Preferred Stock	223
Options	235
Warrants	235
Anti-Takeover Effect of Certain Provisions of Delaware Law and NeoStem's Certificate of Incorporation and Bylaws	240
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEOSTEM	242
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PCT	245
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	247
NeoStem	247
PCT	250
PCT PROPOSAL NO. 2 TO ADJOURN THE SPECIAL MEETING IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE MEETING TO APPROVE THE PCT PROPOSAL	253
EXPERTS	254
LEGAL MATTERS	254
WHERE YOU CAN FIND MORE INFORMATION	254
STOCKHOLDER PROPOSALS	254
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS	255

v

TRANSACTION OF OTHER BUSINESS	255
NEOSTEM AND PCT: INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-1
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-2
NEOSTEM FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-1
PCT FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA	F-1
AGREEMENT AND PLAN OF MERGER	Annex A
AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN	Annex B
CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEOSTEM, INC. (Reverse Split Amendment Authorization)	Annex C
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS (NEOSTEM)	II-1
NEOSTEM SIGNATURES	II-11

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about NeoStem from other documents filed with the Securities and Exchange Commission that is not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon oral or written request to:

For NeoStem Stockholders or PCT Members:
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

Attention:	Catherine M. Vaczy, Esq., Vice President and General Counsel

Special Meeting:  To obtain timely delivery of such information, you must request the information no later than five business days before the NeoStem Special Meeting of Stockholders or the PCT Special Meeting of Members, as applicable. Accordingly, if you would like to request any information, please do so no later than [_____], 2010.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND OTHER PROPOSALS

Q1:  What is the merger transaction?

A1:  In general terms, pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of September 23, 2010, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Inc. (“NeoStem”), Progenitor Cell Therapy, LLC (“PCT”) and NBS Acquisition Company LLC, a wholly-owned subsidiary of NeoStem (“Subco”), Subco will merge (the “Merger”) with and into PCT, with PCT as the surviving entity. As a result of the Merger, PCT will continue as a wholly-owned subsidiary of NeoStem. In its capacity as the surviving entity in the Merger, PCT is sometimes referred to as the “Surviving Company.”

Q2:  What will the members of PCT receive in the Merger?

A2:  Pursuant to the terms of the Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”), subject to downward adjustment as described in Q3 below, and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock, based on the following:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described below) is accomplished within three (3) years of the closing date of the Merger (the “Closing Date”); and
(ii)	if the volume weighted average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the Closing Date (the “Parent Per Share Value”) is less than $2.50, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and
(iii)	if the Parent Per Share Value is less than $1.70, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The Warrants are subject to redemption in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date.

The Agreement and Plan of Merger provides that prior to the Closing Date, PCT will cause all PCT options and warrants to have been cancelled or exercised, without liability to PCT or NeoStem, so that no amounts will be due to holders of PCT options and warrants unless they exercise such instruments prior to the closing of the Merger (the “Closing”). The NeoStem Common Stock to be issued in the Merger is subject to certain escrow provisions. See Q4 below.

Q3:  Is any of the merger consideration subject to adjustment?

A3:  The shares of NeoStem Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock, except pursuant to exercise of any Warrants. The shares of NeoStem Common Stock issuable in the Merger (not including any NeoStem Common Stock issuable in the future upon exercise of any Warrants) are sometimes referred to herein as the “Stock Consideration.” The Agreement and Plan of Merger provides that to the extent that PCT’s adjusted working capital (calculated in the manner described in the Agreement and Plan of Merger) on the Closing Date is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration will be decreased by the amount by which such adjusted working capital is less than the Target Working Capital minus the Collar. Any such decrease will reduce the Stock Consideration on a dollar for dollar basis, with each share of Stock Consideration valued at the Parent Per Share Value. The “Target Working Capital” is $105,593, exclusive of at least $353,860 of restricted cash (which restricted cash must also be available to the Surviving Company at the Closing), but inclusive of $392,192 of deferred financing costs.

The Stock Consideration will also be reduced (and not increased) by an amount equal to the product of 250,000 shares of NeoStem Common Stock multiplied by any Net Lost Agreements. “Net Lost Agreements” is defined in the Agreement and Plan of Merger to mean a number (not less than zero) equal to (i) the number of material service agreements of PCT which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date of the Agreement and Plan of Merger and the Closing Date.

The term “Adjusted Stock Consideration” means the Stock Consideration as decreased (if at all) by the adjustments described above.

Q4:  When will the members of PCT receive their merger consideration?

A4:  The Warrants to be issued to the members of PCT upon the consummation of the Merger will be delivered as promptly as possible after the Effective Time, which delivery may be by book entry. The Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at the Closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The Escrow Account will continue from the Closing until the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”). Up to 25% of the shares of NeoStem Common Stock issuable to certain members of PCT who hold in the aggregate 36.8% of the membership interests in PCT may be released from the Escrow Account and distributed to those members on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter, for the payment of income taxes by such members. After the date that is one (1) year after the Closing Date, a number of shares of NeoStem Common Stock will be released from the Escrow Account such that 5,600,000 shares of NeoStem Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending indemnification claims by NeoStem, will remain in the Escrow Account. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in escrow will be released and distributed to the former members of PCT; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Q5:  Who is the PCT Representative and what is his role?

A5:  By approval of the Merger at the PCT Special Meeting, each member of PCT will be deemed to have irrevocably constituted and appointed Andrew L. Pecora, currently the Chairman and CEO of PCT, as the “PCT Representative” under the Agreement and Plan of Merger. The PCT Representative will act on behalf of all of the members of PCT in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the Closing.

Q6:  Will NeoStem stockholders receive anything in the Merger?

A6:  NeoStem stockholders will not receive any consideration in the Merger, and the number of shares of NeoStem Common Stock that they hold will be unaffected, but their percentage ownership will decrease due to the number of shares being issued in the Merger.

Q7:  What are the significant risks involved in the Merger?

A7:  The Merger involves significant risks. For a detailed discussion of the risks involved see the “Risk Factors” section beginning on page 31 of this joint proxy statement/prospectus.

Q8:  What are the tax consequences of the Merger?

A8:  Holders of membership interests of PCT that exchange such interests for NeoStem Common Stock and Warrants would generally have taxable gain or loss equal to the difference, if any, between (a) the sum of the fair market values of the NeoStem Common Stock and Warrants received by the holder in the Merger and the holder’s share of PCT liabilities as of the Effective Time and (b) the holder’s tax basis in the PCT membership interests surrendered. For further discussion, see “Material United States Federal Income Tax Consequences of the Merger.”

Tax matters are very complicated, and the tax consequences of the Merger to holders of membership interests of PCT will depend on the facts of the holder’s particular situation. Holders are encouraged to consult their own tax advisor regarding the specific tax consequences of the Merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Q9:  What are NeoStem stockholders being asked to vote upon?

A9:  NeoStem stockholders are being asked to consider and vote upon:

•	the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger;
•	an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 4,000,000;
•	an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange;
•	a proposal to approve the issuance of NeoStem Common Stock upon the conversion or redemption of its Series E 7% Senior Convertible Preferred Stock (the “Series E Prefered Stock”) and upon exercise of the warrants issued with such shares of Series E Preferred Stock;
•	a proposal to approve the adjournment of the NeoStem Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Special Meeting to approve the proposals submitted at the NeoStem Special Meeting; and
•	the transaction of any other business that may properly come before the NeoStem Special Meeting. NeoStem’s Board of Directors is not aware of any such other business.

Q10:  Why are NeoStem stockholders being asked to approve an amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 13,750,000 to 17,750,000 shares?

A10:  The 2009 Plan was adopted by the Board of Directors in March 2009, and stockholder approval was first obtained in May 2009. The general purpose of the 2009 Plan is to advance NeoStem’s interests by enhancing its ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to NeoStem’s success; (b) reward NeoStem’s employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account NeoStem’s long-term interests through ownership of shares.

Approval of the amendment to the 2009 Plan is intended to ensure that NeoStem can continue to provide an incentive to its U.S.-based employees, directors and consultants, including those employees who join NeoStem if the Merger with PCT is consummated, by enabling them to share in NeoStem’s future growth. Currently, a total of 13,750,000 shares of NeoStem Common Stock are authorized under the 2009 Plan. However, assuming the consummation of the Merger, NeoStem will be a larger company with additional employees, consultants and directors. An increased number of eligible plan participants requires that the number of shares authorized for issuance under the 2009 Plan be increased. In particular, pursuant to employment agreements entered into with four key executives of PCT, NeoStem is committed to issuing 1,200,000 options on the Closing Date to those four executives. In the viewpoint of the NeoStem Board of Directors, the likely size of the post-Merger company renders it advisable that the number of shares authorized for issuance under the 2009 Plan be increased from 13,750,000 shares to 17,750,000 shares. With a larger pool of issuable shares to draw upon, the plan administrator will be in a better position to adequately incentivize and reward the employees, consultants and directors of the combined company, and the ultimate objectives of the 2009 Plan will be better served.

The 13,750,000 shares currently authorized for issuance under the 2009 Plan represent approximately 26% of the outstanding shares of NeoStem as of the date the 2009 Plan was last approved by the stockholders. If the 2009 Plan is amended pursuant to NeoStem Proposal No. 2, the 17,750,000 shares authorized for issuance under the 2009 Plan would represent approximately 24% of the outstanding shares of NeoStem following the Merger.

Q11:  Why are NeoStem stockholders being asked to approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange?

A11:  The NeoStem Board of Directors’ primary objective in proposing authorization for a potential reverse stock split is to be able to raise the per-share trading price of NeoStem Common Stock in the event such action is advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange. NYSE Amex rules currently require a listed company to have a minimum price per share of $1.00. On November [__], 2010, a share of NeoStem Common Stock closed at $[___] on the NYSE Amex.

The NeoStem Board of Directors believes that authorization to effect a reverse split may be helpful in, but would by no means guarantee, achievement of the relevant minimum share price. Additionally, the NeoStem Board of Directors believes that a higher stock price resulting from a reverse stock split could otherwise help generate investor interest in NeoStem, increase trading volume in NeoStem Common Stock, help facilitate future financings or increase NeoStem’s ability to use its capital stock in acquisitions, although there can be no assurance that a reverse stock split would result in any of the foregoing.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF WARRANTS AND OPTIONS, DOES NOT REFLECT THE IMPACT OF ANY REVERSE STOCK SPLIT THAT MAY BE EFFECTED PURSUANT TO THE TERMS OF NEOSTEM PROPOSAL NO. 3.

Q12:  Why are NeoStem’s stockholders being asked to approve the issuance of NeoStem Common Stock upon the conversion or redemption of its Series E Prefered Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock?

A12:  On November 19, 2010, NeoStem issued the following securities upon the consummation of two public offerings: (i) 6,337,980 shares of common stock and warrants to purchase up to 3,168,993 shares of NeoStem Common Stock in what we refer to as our “Common Stock Offering” and (ii) 10,582,011 shares (the “Preferred Shares”) of our Series E 7% Senior Convertible Preferred Stock (“Series E Preferred Stock”), warrants (the “Preferred Warrants”) to purchase up to 1,322,486 shares of NeoStem Common Stock and 164,418 shares of NeoStem Common Stock in what we refer to as our “Preferred Stock Offering.” As a result of certain terms of the Preferred Shares and Preferred Warrants described herein under “NeoStem Proposal No. 4,” under rules of the NYSE Amex (on which the NeoStem Common Stock is listed), no shares of NeoStem Common Stock in excess of 4,963,000 shares will be issued under the Preferred Shares and Preferred Warrants, whether by reason of conversion, redemption, exercise or otherwise, and no voting rights may be exercised, until after the stockholders approve such issuances. We are required to seek such stockholder approval by the agreements under which the Preferred Shares and Preferred Warrants were issued. The preferred shareholders may require us to repurchase the shares if we fail to obtain such approval.

Q13:  What are the members of PCT being asked to vote upon?

A13:  The members of PCT are being asked to consider and vote upon the adoption of the Agreement and Plan of Merger. They are also being asked to grant the proxies the authority to consider and vote upon a proposal to approve the adjournment of the PCT Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the PCT Special Meeting to approve any of the proposals submitted at the PCT Special Meeting.

Q14:  Who can attend the NeoStem Special Meeting, and what security procedures apply to attendees?

A14:  All NeoStem stockholders as of the record date, or their duly appointed proxies, may attend the NeoStem Special Meeting. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your proxy card delivered to you by your broker or a legal proxy given to you by your broker and check in at the registration desk at the meeting.

In accordance with security procedures at NeoStem’s offices, you must comply with NeoStem’s pre-registration requirements: specifically, you must present a form of government-issued photograph identification to security on the day of the NeoStem Special Meeting and you must arrive at least thirty minutes prior to the meeting in order to attend the NeoStem Special Meeting. If you are a stockholder of record and plan to attend the NeoStem Special Meeting, please contact Catherine M. Vaczy, Esq. by e-mail at cvaczy@neostem.com or by phone at (212) 584-4180 to register to attend the NeoStem Special Meeting. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend, you must send a written request to attend either by regular mail or e-mail, along with proof of share ownership, such as a bank or brokerage firm account statement, confirming ownership to: NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170, Attn: Catherine M. Vaczy, Esq., Vice President and General Counsel or cvaczy@neostem.com.

Q15:  What vote is required to approve the NeoStem proposals?

A15:  Holders of record of NeoStem Common Stock at the close of business on November 22, 2010 will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Convertible Redeemable Preferred Stock (the “NeoStem Series B Preferred”) at the close of business on November 22, 2010 will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of NeoStem Common Stock and holders of NeoStem Series B Preferred. Cumulative voting by stockholders is not permitted. Votes required to approve the proposals presented to the NeoStem stockholders are as follows:

•	The affirmative vote of the holders of a majority of the total votes cast in person or by proxy will be required: for the approval of the issuance of NeoStem securities in connection with the Merger (NeoStem Proposal No. 1); for the approval of the amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of NeoStem Common Stock authorized for increase thereunder from 13,750,000 to 17,750,000 (NeoStem Proposal No. 2) and for the approval of of the issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock (NeoStem Proposal No. 4);

Abstentions and broker “non-votes” with regard to these proposals are not considered to have been voted on the proposal and therefore will not have any effect on the vote for such proposals.

•	The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required for the approval of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange (NeoStem Proposal No. 3);

If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal.

•	The affirmative vote of the holders of a majority of the shares present at the NeoStem Special Meeting and entitled to vote will be required to approve an adjournment of the NeoStem Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Special Meeting to approve the proposals submitted at the NeoStem Special Meeting (NeoStem Proposal No. 5).

NeoStem’s stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the NeoStem Special Meeting.

Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date, have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger (NeoStem Proposal No. 1) and in favor of the issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock (NeoStem Proposal No. 4).

Q16:  Who can attend the PCT Special Meeting and what security procedures apply to attendees?

A16:  All members of PCT as of the record date, or their duly appointed proxies, may attend the PCT Special Meeting.

In accordance with security procedures at the offices where the PCT Special Meeting will be held, you must present a form of government-issued photograph identification (such as a driver’s license) to security on the day of the PCT Special Meeting and you must arrive at least thirty minutes prior to the meeting in order to attend the PCT Special Meeting.

Q17:  What vote is required to approve the PCT proposals?

A17:  The approval of the proposal to approve and adopt the Agreement and Plan of Merger will require the affirmative vote of the holders of a majority of the membership interests, including a majority of the outstanding membership interests then held by the Charter Members. PCT’s limited liability company agreement defines the “Charter Members” as the following: Andrew L. Pecora, MD; Robert A. Preti, Ph.D; Hackensack University Medical Center or any affiliate to whom its membership interests are transferred (“HUMC”); BioScience 2002 LLC, a wholly owned subsidiary of Baxter International, Inc., or any affiliate of Baxter International, Inc. to whom the limited liability company interests are transferred (“BioScience”); George S. Goldberger; Harry D. Harper, MD; Andrew A. Jennis, MD; Mark S. Pascal, MD; Richard J. Rosenbluth, MD; and Stanley E. Waintraub, MD. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against this proposal.

The members of PCT will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the PCT Special Meeting.

Pursuant to a voting agreement (the “Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of membership interests of PCT to approve the Agreement and Plan of Merger and the Merger have irrevocably agreed to vote in favor of the Agreement and Plan of Merger and the Merger at the PCT Special Meeting and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time. A majority of the membership interests held by the Charter Members also signed the Voting Agreement.

The proposal regarding the approval of an adjournment of the PCT Special Meeting, if necessary, will require the affirmative vote of at least a majority of PCT’s outstanding membership interests. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Merger proposal.

Q18:  What constitutes a quorum at the NeoStem Special Meeting?

A18:  A quorum must exist for the transaction of business at the NeoStem Special Meeting (other than consideration of a motion to adjourn the meeting). For NeoStem, the presence at the meeting, in person or by proxy, of the holders of a majority of the total outstanding voting power is necessary to constitute a quorum for the transaction of business at the NeoStem Special Meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Q19:  What constitutes a quorum at the PCT Special Meeting?

A19:  A quorum must exist for the transaction of business at the PCT Special Meeting. For PCT, a quorum is the presence in person or by proxy of the holders of at least a majority of the outstanding membership interests of PCT. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your membership interests will be considered part of the quorum. No PCT membership interests are held by brokers, so there will be no broker non-votes.

Q20:  What do I need to do now?

A20:  After you read and consider the information in this joint proxy statement/prospectus, please submit your proxy in the manner described herein as soon as possible. If you are a NeoStem stockholder of record, you may submit a proxy by (i) marking, signing and dating the NeoStem proxy card enclosed herewith and returning it to NeoStem in the postage-paid envelope provided before the NeoStem Special Meeting or (ii) following the instructions to vote by telephone or internet that appear on your proxy card.

If you are a PCT member of record, you may submit a proxy by (i) marking, signing and dating the PCT proxy card enclosed herewith and returning it to PCT in the postage-paid envelope provided before the PCT Special Meeting or (ii) following the instructions to vote by telephone or internet that appear on your proxy card.

Q21:  If my shares of NeoStem Common Stock are held in “street name” by my broker, will my broker vote my shares for me?

A21:  If you hold shares of NeoStem Common Stock through a broker, bank or other representative, generally the broker, bank or representative may only vote the NeoStem Common Stock that it holds for you in accordance with your instructions. However, if the broker, bank or representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. A broker “non-vote” on a matter occurs when a broker, bank or your representative may not vote on a particular matter because it does not have discretionary voting authority and has not received instructions from the beneficial owner.

Q22:  What do I do if I want to change my vote after I have sent in my proxy card?

A22:  You can change your vote at any time before your proxy is voted at the appropriate Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card at a later date. If you choose either of these methods, you must submit your notice of revocation or your new proxy card to NeoStem or PCT, as the case may be, before the applicable Special Meeting. Finally, you can attend either the NeoStem Special Meeting or the PCT Special Meeting, as applicable, and vote in person. Simply attending your Special Meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q23:  If I am a member of PCT, how do I get my NeoStem Common Stock certificates and Warrants?

A23:  After the Merger has been completed, you will receive a letter of transmittal describing how you may obtain the NeoStem securities to which you are entitled. As described elsewhere herein, the shares of NeoStem Common Stock to which you will be entitled after the Merger will be held in escrow for a specified period. Upon receipt of an executed letter of transmittal, you will receive the Warrants to which you are entitled. Warrants may be issued in book entry form. Your signature to the letter of transmittal must be guaranteed by a commercial bank. The executed letter of transmittal must:

•	provide NeoStem and its transfer agent with your address, tax identification number, and any other information NeoStem may have reasonably requested in its letter of transmittal;
•	release NeoStem and PCT from all claims other than claims arising out of the Agreement and Plan of Merger; and
•	acknowledge that the shares of NeoStem Common Stock to which you will be entitled after the Merger will be held in escrow for a specified period.

If you do not execute and deliver an acceptable letter of transmittal to NeoStem within two years of the completion of the Merger, the shares of NeoStem Common Stock to which you were entitled may be cancelled.

Q24:  Whom may I call with questions?

A24:  If you have any questions regarding the proposals or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact the individuals listed below:

If you are a NeoStem stockholder and you have questions regarding the proposals or the solicitation of your proxy, you should contact:

NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170

Attention:	Catherine M. Vaczy, Esq. Vice President and General Counsel

Telephone:   (212) 584-4180

If you hold membership interests of PCT and you have questions regarding the Merger, or questions regarding the solicitation of your proxy, you should contact:

Progenitor Cell Therapy, LLC
4 Pearl Court, Suite C
Allendale, NJ 07401

Attention:	George Goldberger Vice President

Telephone:   (201) 883-5300

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this document and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed transactions for your consideration. You should also review the other available information referred to in “Where You Can Find More Information” on page 254 and the Risk Factors on page 31.

The Companies

NeoStem, Inc. (“NeoStem”)

In 2009, through our expansion efforts within the People’s Republic of China (“China” or the “PRC”), and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells and (iii) China pharmaceuticals, primarily antibiotics. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the United States and China.

In the United States we are a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is focused primarily in the Southern California and Northeast markets and during 2010 we have been entering into new agreements for collection centers with the goal of expanding our coverage to ten centers by the end of 2010. In addition to our services, we are conducting research and development activities on our own at our laboratory facility in Cambridge, Massachusetts and through collaborations in pursuit of diagnostic and therapeutic applications using autologous adult stem cells, including applications using our VSELTM Technology, with regard to very small embryonic-like stem cells, which we license from the University of Louisville.

In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we began offering stem cell banking services and certain stem cell therapies to patients in Asia, as well as to foreigners traveling to Asia seeking medical treatments that are either unavailable or cost prohibitive in their home countries. In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in China, approved the pricing for single side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment licensed by us which is being administered at Wendeng Orthopedic Hospital based in Wendeng, Shandong Province, China, and Weihai Municipal Labor Bureau Medical Insurance Office approved Wendeng Hospital's application for reimbursement whereby patients are eligible to receive reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

The cornerstone of our China pharmaceuticals business is the 51% ownership interest we acquired in Erye in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates (APIs). Erye’s revenue for 2009 was approximately $61.4 million and for the nine months ended September 30, 2010 was approximately $51.5 million.

In July 2010, we were named “Best Stem Cell Company, 2010,” in the New Economy’s Biotech awards.

On November 19, 2010, we issued the following securities upon the consummation of two public offerings: (i) 6,337,980 shares of our common stock and warrants to purchase up to 3,168,993 shares of our common stock in what we refer to as our “Common Stock Offering” and (ii) 10,582,011 shares (the “Preferred Shares”) of our Series E 7% Senior Convertible Preferred Stock (“Series E Preferred Stock”), warrants (the “Preferred Warrants”) to purchase up to 1,322,486 shares of our common stock and 164,418 shares of our common stock in what we refer to as our “Preferred Stock Offering.” We received $19 million in gross proceeds, and approximately $16.7 million in net proceeds, from the concurrent offerings. We currently intend to use these net proceeds in connection with the Merger, including a $3,000,000 repayment of indebtedness owed by PCT (as described herein), associated costs for the growth of the cord blood and adult stem cell banking, manufacturing and therapeutic business, expansion of our business in Asia and completion of the Beijing lab, development and acquisition of proprietary stem cell intellectual property and new technology and expansion of business into other countries. We intend to use the remaining net proceeds for marketing, working capital and other general corporate purposes.

Our website address is www.neostem.com. The information on our website is not incorporated by reference into this joint proxy statement/prospectus and should not be considered to be a part of this joint proxy statement/prospectus. We have included our website address as an inactive technical reference only.

NeoStem, Inc. was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc., and commenced operations in our current line of business in January 2006. On October 30, 2009, we completed a merger with China Biopharmaceuticals Holdings, Inc., the former owner of the 51% interest in Erye. Our principal executive offices are located at 420 Lexington Avenue, Suite 450, New York, New York 10170, and our telephone number is (212) 584-4180.

Progenitor Cell Therapy, LLC (“PCT”)

Progenitor Cell Therapy, LLC (“PCT”) is an internationally recognized cell therapy services and development company that, through its cell therapy manufacturing facilities and team of professionals, facilitates the preclinical and clinical development and eventual commercialization of cellular therapies for clients in the United States and internationally. To its clients, PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage and distribution services and supporting clinical trial design, process development, logistics, and regulatory and quality systems development services.

PCT serves the developing cell therapy industry, including biotechnology, pharmaceutical and medical products companies, health care providers, and academic investigators, from licensed, state-of-the-art cell therapy manufacturing facilities in Allendale, New Jersey and Mountain View, California. The Company supports the research of leading academic investigators designed to expedite the broad clinical application of cell therapy. The business model addresses the unique challenges of cell therapeutics, including the regulatory framework and its logistics and storage needs. The core strategy is to develop and offer a global network of cell therapy manufacturing and storage facilities, and an integrated and regulatory compliant distribution capacity for the emerging cell therapy industry and to prepare for participation in full-scale commercial manufacturing operations as therapies become approved for commercial use. PCT has accumulated extensive experience in the service and business of cell therapy manufacturing for clinical use. The Company has served over 100 clients and is experienced with more than 20 different cell based therapeutics, including neuronal and skin based cells for brain and spinal cord repair, myoblast, mesenchymal cells and bone marrow derived cells for heart disease, Tumor, T, B, NK and dendritic cells and monocytes for cancer treatment, cord blood, peripheral blood, bone marrow CD34+ selected cells for transplantation and islet cells for diabetes. PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities, processed and stored over 18,000 cell therapy products (including approximately 7,000 umbilical cord blood, 10,000 blood and marrow derived stem cells and 1,000 dendritic cells), and arranged the logistics and transportation for over 14,000 cell therapy products for clinical use by over 5,000 patients nationwide. PCT was founded in 1997 by Dr. Andrew L. Pecora and Robert A. Preti, Ph.D.; both recognized thought leaders in the cell therapy industry. The management team of PCT has over 100 years of collective experience in the business and science of cell therapy. Team members are recognized experts in cell therapy product development and characterization, manufacturing, delivery, and clinical development and use. PCT’s personnel have experience with the design, validation, and operation of cGMP cell therapy manufacturing facilities, participated in regulatory filings in the United States and Europe, and have contributed over 100 peer reviewed cell therapy publications. The team has extensive experience in biologics development, sales, marketing, medical practice, hospital administration, insurance contracting, and regulatory compliance. Collectively, the management team has experience in all aspects of cell therapy product and clinical development and use (other than with the use of embryonic stem cells), covering cancer, autoimmunity, infectious diseases, cardiovascular diseases, and spinal, brain, corneal, orthopedic, hormonal and skin regenerative therapies. PCT currently has three subsidiaries, DomaniCell, LLC, Athelos Corporation and PCT Allendale LLC. For a description of the business of DomaniCell, see “Business of PCT--Affiliated Companies--DomaniCell, LLC.” Athelos Corporation is currently inactive with an insignificant amount of assets. PCT Allendale LLC owns the Allendale, NJ facility.

PCT’s headquarters are located at 4 Pearl Court, Suite C, Allendale, NJ 07401 and its telephone number is 201-883-5300.

Comparative Per Share Market Price and Dividend Information (page 222)

NeoStem Common Stock trades on the NYSE-Amex under the symbol “NBS.” The membership interests of PCT are not publicly traded.

The following table sets forth the high and low sales prices of NeoStem Common Stock for each quarterly period presented, as reported by the NYSE-Amex.

	NeoStem Common Stock
2010	High	Low
First Quarter	$2.15	$1.26
Second Quarter	$3.50	$1.58
Third Quarter	$2.15	$1.52
Fourth Quarter (through November 22, 2010)	$2.15	$1.10
2009	High	Low
First Quarter	$1.08	$0.43
Second Quarter	$2.72	$0.80
Third Quarter	$2.33	$1.40
Fourth Quarter	$2.50	$1.28
2008	High	Low
First Quarter	$2.24	$1.18
Second Quarter	$1.48	$0.41
Third Quarter	$1.80	$0.70
Fourth Quarter	$2.15	$0.41

The following table sets forth the last sale prices of NeoStem Common Stock as reported on the NYSE-Amex on (1) September 22, 2010, the last trading day before the public announcement of the Merger and (2) [______________], 2010, the last trading day before the distribution of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the NeoStem Common Stock.

	NeoStem Common Stock	Merger Consideration Per PCT Membership Interest(1)
September 22, 2010	$1.91	$2.98
[], 2010	$—	$—

(1)	The equivalent implied per share data for PCT membership interests has been determined by dividing the closing market price of a share of NeoStem Common Stock on the date by an exchange ratio of 0.6416 per share, which is based on the 11,200,000 NeoStem Common Shares to be issued to the membership of PCT and the 7,186,020 PCT membership units outstanding and assumes that none of the 48,929.9 outstanding PCT options and none of the 158,052.0 outstanding PCT warrants are exercised. PCT anticipates that 29,188.9 options will be exercised and all outstanding warrants will be canceled prior to the consummation of the Merger. The exchange ratio will be reduced if any PCT warrants or options are excercised. Under the terms of the Agreement and Plan of Merger, all outstanding PCT Warrants and options will be exercised prior to, or terminate on, the effective date of the Merger. There can be no assurance as to the trading prices of the NeoStem Common Stock at the time of the closing of the Merger.

NeoStem paid annual dividends on outstanding convertible preferred shares in 2009. Upon the conversion of the Series C preferred shares into common shares in May 2010, NeoStem paid the prorated dividend on the Series C convertible preferred shares. NeoStem does not anticipate paying dividends on the NeoStem Common Stock following the completion of the Merger.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined financial information presented for NeoStem and PCT in this joint proxy statement/prospectus. (Please read and refer to the unaudited proforma condensed combined financial information and accompanying discussion and notes included in this joint proxy statement/prospectus.)

	As of and for the Nine Months Ending September 30, 2010	For the Year Ending December 31, 2009
	(In thousands, except per share figures)
Pro Forma Statement of Income Data
Sales	$57,564.3	$19,533.3
Net loss attributable to common shareholders	(21,108.2)	(34,595.7)
Basic and diluted net loss per common share	(0.35)	(1.43)
Cash dividends per common share	—	0.01
Pro Forma Balance Sheet Data
Total assets	159,598.0
Total liabilities	53,422.0

A preliminary allocation of the consideration assigned to the net assets of CBH was made as of the Erye Merger date. During the nine months ended September 30, 2010, the Company continued to review its preliminary allocation of the purchase price associated with the Erye Merger and made retrospective adjustments as of the Erye Merger date. The Company adjusted the preliminary values assigned to certain assets and liabilities in order to reflect additional information obtained since the Erye Merger date. The estimated purchase price allocation is subject to further revision based on additional valuation work that is being conducted. The final allocation will be made pending the receipt of this valuation work and the completion of the Company’s internal review, which is expected in the fourth quarter of 2010. Under business combinations accounting guidance, the Company has up to one year from the date of the Erye Merger to finalize the allocation of the consideration transferred. A preliminary assessment of valuation work currently being completed indicates that Goodwill could be decreased approximately $7 million to $9.5 million with a corresponding increase in long lived and indefinite lived intangible assets, net of an increase in deferred tax liabilities. Increases in amortization of intangible assets is not expected to have a material impact on the net loss reported for 2009 or the net loss reported for the nine months ended September 30, 2010. NeoStem evaluated the materiality of the retrospective adjustments from both a qualitative and quantitative perspective and concluded that these adjustments were immaterial to the consolidated financial statements taken as a whole for the fiscal year ended December 31, 2009. The adjustments have been applied to the balance sheet and results of operations for the year ended December 31, 2009 as retrospective adjustments and the pro forma information presented in this joint proxy statement/prospectus is based on these adjusted balances.

Comparative Per Share Data

The following table presents, for the nine months ended September 30, 2010 and the year ended December 31, 2009, selected historical per share data of NeoStem and PCT as well as similar information, reflecting the combination of NeoStem and PCT, as if the transaction had been effective for the period presented, which we refer to as “pro forma combined” information. The hypothetical PCT equivalent per share data presented below is calculated by multiplying the pro forma combined amounts for NeoStem by an exchange ratio of 1.5586 shares of NeoStem for each share of PCT. The exchange ratio will be reduced if any PCT warrants or options are exercised. For purposes of this discussion, one “share” of PCT means one membership interest of PCT.

The pro forma combined information is provided for informational purposes only and is not necessarily an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The December 31, 2009 selected comparative per share information displayed below, was derived for NeoStem from NeoStem’s audited financial statements, as retrospectively adjusted, and for PCT such information was derived from PCT’s audited financial statements. The September 30, 2010 selected comparative share information of NeoStem and PCT set forth below was derived from unaudited interim financial statements. In the opinion of NeoStem’s and PCT’s management, respectively, the unaudited interim financial statements have been prepared on the same basis as their respective audited financial statements. You should read the information in this section along with NeoStem’s and PCT’s historical consolidated financial statements and accompanying notes for the period referred to above included in the documents described under “Where You Can Find More Information”. You should also read the unaudited pro forma condensed combined financial information and accompanying discussion and notes included in this joint proxy statement/prospectus.

	For the Nine Months Ended September 30, 2010	For the Year Ended December 31, 2009
Basic and Diluted Earnings Per Share
NeoStem historical	$(0.36)	$(2.44)
PCT historical	(0.36)	(0.25)
Pro forma combined	(0.35)	(1.43)
PCT equivalent(1)	(0.06)	(0.12)
Dividends Per Share
NeoStem historical	$—	$0.01
PCT historical	—	—
Pro forma combined	—	—
PCT equivalent(1)	—	—
Book Value Per Share at Period End
NeoStem historical	$1.45
PCT historical	0.06
Pro forma combined	1.54
PCT equivalent(2)	0.33

(1)	Proforma effect of PCT’s loss on NeoStem net loss per share if the merger had been completed as of January 1, 2010 or January 1, 2009.
(2)	Proforma effect of the acquisition of PCT’s net assets if the merger had been completed as of September 30, 2010.

Structure of the Merger (page 93)

In general terms, the proposed Merger involves the merger of Subco, a wholly-owned subsidiary of NeoStem, with and into PCT, with PCT as the surviving entity, pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger.

The Terms of the Agreement and Plan of Merger

The Agreement and Plan of Merger is attached as Annex A to this joint proxy statement/prospectus. All references to and descriptions of the “Agreement and Plan of Merger” are references to and descriptions of the Agreement and Plan of Merger as such agreement may be amended from time to time. We encourage you to read the Agreement and Plan of Merger, as it is the legal document that governs the Merger.

Conversion of Membership Interests of PCT; Adjustments (page 93)

Pursuant to the terms of the Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”), subject to downward adjustment as described below, and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock, based on the following:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described below) is accomplished within three (3) years of the closing date of the Merger (the “Closing Date”); and
(ii)	if the volume weighted average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the Closing Date (the “Parent Per Share Value”) is less than $2.50, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and
(iii)	if the Parent Per Share Value is less than $1.70, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least three (3) years and in the reasonable judgment of NeoStem’s Board of Directors, the manufacturing contracts will be profitable each year during the term of such contracts in accordance with generally accepted accounting principles as in effect in the United States (“GAAP”). The Warrants are subject to redemption in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date. See “The Agreement and Plan of Merger —  Description of the Warrants to be Issued in the Merger.”

The shares of NeoStem Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock, except pursuant to exercise of any Warrants. The shares of NeoStem Common Stock issuable in the Merger (not including any NeoStem Common Stock issuable in the future upon exercise of any Warrants) are sometimes referred to herein as the “Stock Consideration.” The Agreement and Plan of Merger provides that to the extent that PCT’s adjusted working capital (calculated in the manner described in the Agreement and Plan of Merger) on the Closing Date is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration will be decreased by the amount by which such adjusted working capital is less than the Target Working Capital minus the Collar. Any such decrease will reduce the Stock Consideration on a dollar for dollar basis, with each share of Stock Consideration valued at the Parent Per Share Value. The “Target Working Capital” is $105,593, exclusive of at least $353,860 of restricted cash (which restricted cash must also be available to the Surviving Company at the closing of the Merger (the “Closing”)), but inclusive of $392,192 of deferred financing costs.

The Stock Consideration will also be reduced (and not increased) by an amount equal to the product of 250,000 shares of NeoStem Common Stock multiplied by any Net Lost Agreements. “Net Lost Agreements” is defined in the Agreement and Plan of Merger to mean a number (not less than zero) equal to (i) the number of material service agreements of PCT which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date of the Agreement and Plan of Merger and the Closing Date.

The consummation of the Merger is subject to various conditions, including the approval by NeoStem’s stockholders and PCT’s Members; the affirmation by NeoStem that it has $3 million available to it to repay certain indebtedness owed by PCT to an affiliate of Andrew L. Pecora, M.D., PCT’s CEO within seven days of the Closing and that it will in fact make such payment; if requested by NeoStem, the receipt by NeoStem of an updated valuation analysis; the absence of any legal proceeding preventing the consummation of the Merger and other legal and regulatory requirements.

Transfer of any shares of NeoStem Common Stock issued upon exercise of the Warrants will be restricted until the date one year after the Closing Date, pursuant to the terms of the Warrants. The Warrants are redeemable in certain circumstances, as described herein. See “the Agreement and Plan of Merger —  Description of Warrants to be Issued in the Merger.”

The Agreement and Plan of Merger provides that prior to the Closing Date, PCT will cause all PCT options and warrants to have been cancelled or exercised, without liability to PCT or NeoStem, so that no amounts will be due to holders of PCT options and warrants unless they exercise such instruments prior to the Closing.

The term “Adjusted Stock Consideration” means the Stock Consideration as decreased (if at all) by the adjustments described above.

Escrow of Stock Consideration

Subject to the execution and delivery of a letter of transmittal by each member, the Warrants to be issued to the members of PCT upon the consummation of the Merger will be delivered as promptly as possible after the Effective Time, which delivery may be by book entry. With respect to the shares of NeoStem Common Stock to be issued to the members of PCT in the Merger, the Agreement and Plan of Merger provides that promptly following the Effective Time, NeoStem shall deposit in an account (the “Escrow Account”) with an escrow agent (the “Escrow Agent,” who shall initially be NeoStem’s transfer agent), stock certificates representing 11,200,000 shares of NeoStem Common Stock for eventual distribution to the former members of PCT consistent with the terms of an escrow agreement (the “Escrow Agreement”) to be executed by NeoStem, the PCT Representative (as defined below) and the Escrow Agent at the Closing. So long as any shares of NeoStem Common Stock are held in escrow, they will be voted on any matter presented to the stockholders of NeoStem by the Escrow Agent as directed by the Board of Directors of NeoStem.

The shares of NeoStem Common Stock in the Escrow Account will be used to indemnify NeoStem and any of its officers, directors and representatives for any damages payable to NeoStem or such persons in accordance with the provisions of the Agreement and Plan of Merger.

The Escrow Account will commence on the Closing Date and terminate on the date (the “Termination Date”) which is two years and one day after the Closing Date (the “Escrow Period”). PCT has represented to NeoStem that the only members of PCT who will have a material taxable gain as a result of the Merger are Andrew Pecora, Robert Preti and George Goldberger (the “Taxable Members”). Pecora, Preti and Goldberger have membership interests of approximately 17.4%, 16.9%, and 2.5%, respectively, or an aggregate of 36.8% (the “Taxable Percentage”), assuming no exercise of any outstanding PCT options or warrants. The Escrow Account will be divided into two sub-accounts, the “Taxable Account,” representing a number of shares (rounded down to the nearest whole share) equal to the Taxable Percentage times the Adjusted Stock Consideration, and the “Balance Account,” equal to a number of shares equal to the Adjusted Stock Consideration less the number of shares in the Taxable Account.

The Agreement and Plan of Merger provides that shares will be released from the Escrow Account as follows:

•	An aggregate of up to 25% of the shares of NeoStem Common Stock in the Taxable Account may be released from the Escrow Account and distributed to the Taxable Members of PCT in accordance with their proportional interests on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter. Prior to each release of shares from the Taxable Member’s proportionate interest in the Taxable Account, a Taxable Member must certify that (x) the Fair Market Value of the amount being withdrawn, plus the Fair Market Value of all prior withdrawals (at the time of withdrawal) by such Taxable Member through and including the date of such certification, is less than the Taxable Member’s actual federal and state tax liability arising from his taxable gain with respect to the Merger, (y) the number of shares of NeoStem Common Stock being withdrawn, plus the number of shares previously withdrawn by such Taxable Member through and including the date of the certification, is not more than 25% of the number of shares represented by such Taxable Member’s proportionate interest in the Taxable Account on the Closing Date and (z) there are no impediments under federal or state securities laws, NeoStem’s insider trading policies, or otherwise, that would restrict a current sale of the shares being withdrawn.
•	After the date one year after the Closing Date, a number of shares of NeoStem Common Stock shall be released from the Escrow Account such that 5,600,000 shares of NeoStem Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending indemnification claims by NeoStem, will remain in the Escrow Account. Shares subject to pending claims will be released to the party entitled to such shares when the pending claim is finally resolved and 5,600,000 shares will remain in the Escrow Account until the Termination Date (or later if any claims are pending at such Termination Date, as described below). To effectuate this release, NeoStem and the PCT Representative will take into account all shares previously released to the Taxable Members from the Taxable Account, so that the percentage of shares being released to former PCT members other than the Taxable Members from the Balance Account shall be equal to the sum of the percentage of shares being released to the Taxable Members pursuant to this paragraph and the percentage of shares previously released to the Taxable Members as described above, so that all the former members of PCT have the same percentage interest in the remaining Escrow Account after the release pursuant to this paragraph as they had when the Escrow Account was initially funded at Closing.
•	As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account shall be released and distributed to the former members of PCT; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim for indemnification made during the Escrow Period in accordance with the provisions of the Agreement and Plan of Merger shall be withheld and remain in the Escrow Account pending resolution of such claim. In addition, NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied indemnification claims specified in any notice delivered by NeoStem to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved. The Agreement and Plan of Merger provides that NeoStem shall direct the Escrow Agent to promptly distribute to PCT’s former members any portion of the Escrow Account at the Termination Date for which there is no claim for indemnification pending or unsatisfied.
•	All shares of NeoStem Common Stock in the Escrow Account together with the shares of NeoStem Common Stock underlying the Warrants are being registered on the Registration Statement on Form S-4 of which this joint proxy statement/prospectus is a part.
•	For purposes of the Agreement and Plan of Merger and the Escrow Agreement “Fair Market Value” of one share of NeoStem Common Stock shall equal the average per share closing price on the NYSE-Amex of NeoStem Common Stock for the last three trading days prior to the date of NeoStem’s notice of a claim. If the PCT Representative and NeoStem are unable to resolve any disputes concerning the shares in the Escrow Account, either NeoStem or the PCT Representative may demand arbitration of such dispute. Any such arbitration will be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to NeoStem and the PCT Representative. The Arbitration Service shall select one arbitrator reasonably acceptable to both NeoStem and the PCT Representative who shall be expert in the area in dispute. The decision by the arbitrator shall be binding and conclusive. The costs of any such arbitration shall be borne one-half by NeoStem and one-half by the former PCT members (out of the Escrow Account to the extent available after all claims have been satisfied and shares released).

Andrew L. Pecora, M.D. is the PCT Representative. By approval of the Merger at the PCT Special Meeting, each member shall be deemed to irrevocably constitute and appoint the PCT Representative as such Member’s attorney-in-fact and agent in connection with the transactions contemplated by the Agreement and Plan of Merger and the Escrow Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any member. Each member irrevocably grants the PCT Representative full power and authority on behalf of such member, including, but not limited, to:

•	execute and deliver, and to accept delivery of, such documents as may be deemed by the PCT Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by the Agreement and Plan of Merger or the Escrow Agreement;
•	certify as to the accuracy of the representations and warranties of PCT and of such member under the Agreement and Plan of Merger and to deliver such documents, instruments, certificates or agreements contemplated by the Agreement on behalf of such member.
•	dispute or refrain from disputing any claim made by the NeoStem and Subco under the Agreement and Plan of Merger; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under the Agreement and Plan of Merger; and (C) execute any settlement agreement, release other document with respect to such dispute or remedy;
•	waive any closing condition contained in the Agreement and Plan of Merger and give or agree to any and all consents, waivers, amendments or modifications deemed by the PCT Representative, in its sole discretion, to be necessary or appropriate under the Agreement and Plan of Merger or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection with those agreements.
•	enforce any claim against NeoStem and Subco arising under the Agreement and Plan of Merger;
•	engage attorneys, accountants and agents at the expense of the PCT members;
•	exercise all rights of, and take all actions that may be taken by the PCT members or any of them under the Agreement and Plan of Merger or under the Escrow Agreement;
•	give such instructions and to take such action or refrain from taking such action as the PCT Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, the Agreement and Plan of Merger; and
•	all actions, decisions and instructions of the PCT Representative shall be conclusive and binding upon PCT and the PCT members and, in the absence of fraud or intentional misconduct, neither PCT nor the PCT members shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the PCT Representative for any action taken, decision made or instruction given by the PCT Representative under the Agreement and Plan of Merger, the Escrow Agreement or any other related agreement.

Conditions to the Merger (page 100).

The obligations of PCT, NeoStem and Subco to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent such conditions can be waived) of the following conditions, among others:

•	the Agreement and Plan of Merger, the Merger and the transactions contemplated thereby shall have been approved and adopted by the requisite percentage vote of the members of PCT and the issuance of NeoStem securities in the Merger shall have been approved by the requisite vote of NeoStem stockholders;
•	the SEC shall have declared effective the registration statement of which this joint proxy statement/prospectus is a part, and no stop order or similar restraining order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator;

•	the shares of NeoStem Common Stock required to be issued pursuant to the Merger shall have been approved for listing on the NYSE-Amex or other stock exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance;
•	all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods imposed by applicable law necessary for the consummation of the Merger shall have been obtained or made or shall have occurred; and
•	the Escrow Agreement shall have been executed by the parties.

The obligations of NeoStem and Subco to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by NeoStem) of the following conditions, among others:

•	PCT shall have provided to NeoStem a consent from TD Bank and the New Jersey Economic Development Authority with respect to the mortgage loan due by PCT to TD Bank and secured by PCT’s real estate in Allendale, New Jersey, permitting such loan to remain in full force and effect under the same terms;
•	PCT shall have delivered consents from Hackensack University Medical Center, StemCells Inc. and ADP;
•	If requested by NeoStem, PCT shall have delivered a consent to the Agreement and Plan of Merger from Nexell/Baxter/BioScience 2002;
•	PCT shall have provided to NeoStem a pay-off letter from the Northern New Jersey Cancer Associates and proof of simultaneous payment by PCT of the greater of $400,000 and the sum that would reduce the balance due to the Northern New Jersey Cancer Associates to $3,000,000;
•	If requested by NeoStem, NeoStem shall have received from its investment banking firm an update to the Valuation Analysis satisfactory to NeoStem;
•	NeoStem shall have received an opinion or opinions of the legal counsel to PCT, in the form and substance satisfactory to NeoStem, regarding the Merger, PCT’s outstanding equity and the absence of any material legal actions against PCT;
•	NeoStem shall have received proof, satisfactory to it, that all rights to acquire equity in PCT have been exercised or terminated;
•	NeoStem shall have received a letter from PCT’s independent auditor permitting NeoStem to include certain of PCT’s financial statements and the opinion of PCT’s independent auditor with respect to those financial statements in NeoStem’s filings with the SEC;
•	Andrew Pecora, George Goldberger, Robert Preti and Daryl LeSueur shall have terminated all existing employment agreements with PCT, but not including the new employment agreements entered into after the execution of the Agreement and Plan of Merger, which agreements are contingent upon the closing of the Merger;
•	Andrew Pecora, George Goldberger, Robert Preti, Daryl LeSueur and any other employee designated by Subco, shall have executed a non-disclosure and confidentiality agreement and assignment of inventions, in a form satisfactory to NeoStem and Subco;
•	PCT shall have provided, in a form previously approved by NeoStem, a notice to customers and suppliers (as such notice may be required by any agreement with such customers and suppliers, or as NeoStem may deem desirable) of the transactions contemplated by the Agreement and Plan of Merger. Evidence that such notices have been delivered shall be provided to NeoStem at least 15 days prior to the scheduled date of the NeoStem Special Meeting; and

•	the result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion; provided, however, that NeoStem’s right to terminate the Agreement and Plan of Merger pursuant to this condition shall terminate upon the mailing of this joint proxy statement/prospectus.

The obligations of PCT to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by PCT) of each of the following conditions, among others:

•	all authorizations, consents, waivers and approvals required in connection with the Merger and the execution, delivery and performance by NeoStem and Subco of the Agreement and Plan of Merger were obtained and are in full force and effect;
•	PCT shall have received, in the form and substance satisfactory to PCT, a certificate of the corporate secretary of NeoStem certifying the NeoStem and Subco resolutions approving the Merger and setting forth an incumbency certificate with respect to any of the officers of NeoStem and Subco who will sign the transaction documents;
•	The new employment agreements between PCT and each of Dr. Pecora, Dr. Preti, Mr. Goldberger and Mr. LeSueur shall not have been terminated by NeoStem; and
•	NeoStem shall have delivered a certificate to PCT confirming the availability of funds to make a $3 million payment to NNJCA, and affirming that NeoStem shall make such payment after the closing of the Merger.

Any of the conditions in the Agreement and Plan of Merger may be waived by the party benefited thereby, except those conditions imposed by law.

Termination (page 102).

The Agreement and Plan of Merger provides that it may be terminated and the Merger may be abandoned at any tine prior to the Effective Time (notwithstanding any approval by NeoStem’s stockholders or PCT’s members):

•	by mutual written consent of PCT and NeoStem;
•	by either PCT or NeoStem if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining PCT or NeoStem from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate the Agreement and Plan of Merger shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;
•	by NeoStem if at the PCT Meeting (including any adjournment or postponement thereof) the requisite vote of PCT’s members to approve the Merger and the transactions contemplated by the Agreement and Plan of Merger shall not have been obtained;
•	by NeoStem if the investment banking firm engaged to provide the Valuation Analysis, acting in good faith and in accordance with recognized professional standards consistent with prior practices, upon NeoStem’s request for an updated Valuation Analysis, declines to provide NeoStem with such updated Valuation Analysis as of the Closing Date, in form and substance satisfactory to NeoStem, or if in the reasonable judgment of the Board of Directors of NeoStem, the valuation of PCT is inconsistent or unfair toNeoStem in relation to the consideration to be paid by NeoStem in the Merger;
•	by either PCT or NeoStem if any representation or warranty made in the Agreement and Plan or Merger for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate is not then in material breach of any material representation or warranty contained in the Agreement and Plan of Merger, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;
•	by either PCT or NeoStem if the other party shall have defaulted in the performance of any material covenant or agreement set forth in the Agreement and Plan of Merger, provided that, in each case, (i) the party seeking to terminate has complied with its covenants and agreements under the Agreement and Plan of Merger in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;
•	by NeoStem if any authorization, consent, waiver or approval required for the consummation of the Merger shall impose any material condition or requirement, which condition or requirement, in the reasonable judgment of NeoStem’s Board of Directors (or a committee thereof), would be reasonably likely to have a “Material Adverse Effect” (as defined in the Agreement and Plan of Merger) after the Effective Time giving effect to consummation of the transactions contemplated by the Agreement and Plan of Merger;
•	by NeoStem, in the event that the conditions to its obligations to close have not been satisfied or waived by the date set for the Closing, provided that NeoStem is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger; and
•	by PCT, in the event that the conditions to its obligations to close have not been satisfied or waived by the date set for the Closing, provided that PCT is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger.

For purposes of the Agreement and Plan of Merger, a “PCT Acquisition Proposal” means any proposal for a merger or other business combination involving PCT or any of its affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in PCT or any of its affiliates, any voting securities of PCT or any of its affiliates or a substantial portion of the assets of PCT but a PCT Acquisition Proposal shall not include (i) the sales of PCT products in the ordinary course of PCT’s business consistent with past practice or (ii) any sale of a minority interest in Athelos.

An “NBS Acquisition Proposal” means any proposal for a merger or other change of control business transaction involving NeoStem or any proposal or offer to acquire in any manner, directly or indirectly, a controlling equity interest in NeoStem or a substantial portion of the assets of NeoStem (other than sales of NeoStem’s products in the ordinary course of NeoStem’s business consistent with past practice or capital raising transactions not involving a change of control of NeoStem) which results in NeoStem terminating the Agreement and Plan of Merger.

If the Agreement and Plan of Merger is terminated by NeoStem or PCT in the event PCT elects to pursue at PCT Acquisition Proposal (which would be deemed a breach of the Agreement and Plan of Merger), then PCT shall within two business days of such termination pay to NeoStem as liquidation damages an amount in cash equal to the sum of (a) all expenses incurred by NeoStem or Subco in any way in connection with investigating, negotiating, drafting or otherwise pursuing the Merger and the Agreement and Plan of Merger, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of NeoStem is also sold to an unrelated third party in a transaction approved by the Board of Directors and stockholders of the NeoStem, or (ii) the NeoStem waives the breach and consummates the Merger, then no such liquidated damages shall be due.

The parties have the right to seek specific enforcement of the Agreement and Plan of Merger rather than collecting liquidated damages.

The Agreement and Plan of Merger provides that the parties will be entitled to an injunction to prevent breaches of the Agreement and Plan of Merger and to enforce specifically the terms and provisions of the Agreement and Plan of Merger, in addition to any other remedies to which they are entitled to in law or in equity.

If the Agreement and Plan of Merger is terminated by NeoStem in the event NeoStem elects to pursue an NBS Acquisition Proposal (which would be deemed a breach of the Agreement and Plan of Merger), then NeoStem shall, within two business days of such termination, pay to PCT as liquidated damages an amount, in cash, equal to the sum of (a) all expenses incurred by PCT in connection with investigating, negotiating, drafting or otherwise pursuing the Merger and the Agreement and Plan of Merger, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of PCT is also sold to an unrelated third party in a transaction approved by the Board of Managers and members of PCT, or (ii) PCT waives the breach and consummates the Merger, then no such liquidated damages shall be due.

The Reasons the Board of Directors of NeoStem and the Board of Managers of PCT Approved the Merger (page 81)

The NeoStem Board of Directors and the PCT Board of Managers approved the Merger based on a number of factors, including, among other things, their belief that the combination of NeoStem and PCT will create a stronger, more successful company, with enhanced prospects for continued viability, will be accretive in nature and will provide the stakeholders of both NeoStem and PCT with the potential for more financial success than either company has on its own.

Each Board also considered separate reasons for the Merger. The NeoStem Board ultimately determined that the Merger is preferable to the other alternatives which might be available to NeoStem, such as pursuing its current business strategy as a small public company with limited revenues and limited resources. The PCT Board ultimately determined that the Merger is preferable to the other alternatives which might be available to PCT, such as remaining independent and growing internally and through future mergers or financings, or engaging in a capital-raising transaction.

Fees and Expenses (page 103).

Unless the Merger is consummated, NeoStem and PCT will each pay its own expenses incident to the Agreement and Plan of Merger and the transactions contemplated thereby. PCT Expenses are included in determining PCT’s Closing Date working capital. See “The Agreement and Plan of Merger — The Merger” for a description of an adjustment to the Stock Consideration based on PCT’s Closing Date working capital. “PCT Expenses” is defined in the Agreement and Plan of Merger as all costs and expenses incurred by PCT or any subsidiary of PCT in connection with the negotiation, preparation and execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby or obtaining any requisite consents or approvals of the Agreement and Plan of Merger or the transactions contemplated thereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees.

Interests of Certain Persons in the Merger (page 85)

Certain officers of PCT have entered into employment agreements with PCT that will become effective upon the closing of the Merger. The terms of these employment agreements are described herein under the caption “Recommendations of the NeoStem and the PCT Boards — Interests of Certain Persons in the Merger — Employment Agreements.” Andrew L. Pecora, the Chairman and CEO of PCT, has been invited to join NeoStem’s Board of Directors upon the consummation of the Merger.

Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own approximately 17.4%, 16.9% and 2.5%, respectively, of the outstanding membership interests in PCT, assuming that none of the outstanding PCT warrants or options are exercised other than the option held by Dr. Pecora for 29,188.9 membership interests. Certain of the shares of NeoStem Common Stock issued to these three individuals will be released from escrow earlier than the first release of shares for other members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the Merger.

NeoStem has agreed to pay off PCT’s credit line with the Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3 million, shortly after the closing of the Merger. Dr. Andrew L. Pecora, PCT’s Chairman and CEO, has served as Managing Partner of NNJCA since 1996. It is a condition to the closing of the Merger that the outstanding principal amount under this credit line be reduced from $3.4 million to $3 million. PCT will need to obtain additional financing in the form of a second mortgage on its Allendale, New Jersey property in the amount of approximately $1 million in order to satisfy this condition.

Board Composition Following the Merger (page 87)

The Agreement and Plan of Merger provides that as soon as reasonably practical after the Closing, Andrew Pecora will be invited to join the Board of Directors of NeoStem, and NeoStem will use its reasonable best efforts to cause Dr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends, provided however, that in order to comply with the listing standards for the NYSE-Amex, simultaneously with such appointment, and as a condition precedent, NeoStem also must find and appoint to NeoStem’s Board of Directors, one (1) individual who meets all conditions of independence imposed by the Securities and Exchange Commission (the “SEC”) and the NYSE-Amex, so that at all times a majority of the members of NeoStem’s Board of Directors are independent. If such an independent person is not found by NeoStem, and has not agreed to be so designated and appointed, NeoStem and PCT will work together in good faith to find and designate another person acceptable to NeoStem, through the Nominating Committee of its Board of Directors, as an independent director. NeoStem has agreed that it will not delay the appointment of Dr. Pecora by reason of such need to designate another independent director for more than three (3) months after the Closing Date.

The Recommendations of the Board of Directors of NeoStem (page 84):

The NeoStem Board has unanimously determined that the terms of the Agreement and Plan of Merger and the Merger are advisable for, and in the best interests of, NeoStem and the NeoStem stockholders. The NeoStem Board has unanimously voted to approve the Agreement and Plan of Merger, and unanimously recommends that NeoStem stockholders vote FOR the proposal to approve the issuance of NeoStem Common Stock and Warrants pursuant to the Agreement and Plan of Merger.

The NeoStem Board of Directors believes that approving the adoption of the amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 13,750,000 shares to 17,750,000 shares is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the amendment to the 2009 Plan, and unanimously recommends that the stockholders of NeoStem vote FOR the approval of the amendment to the 2009 Plan.

The NeoStem Board of Directors believes that approving an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the amendment to the Amended and Restated Certificate of Incorporation, and unanimously recommends that the stockholders of NeoStem vote FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation.

The NeoStem Board of Directors believes that the approval of the issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock is in the best interests of NeoStem and its stockholders, has unanimously voted to approve such proposal and unanimously recommends that NeoStem stockholders vote FOR the approval of this proposal.

The NeoStem Board of Directors believes that approving the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting is in the best interests of NeoStem and its stockholders, has unanimously voted to approve the proposal and unanimously recommends that NeoStem stockholders vote FOR the approval of this proposal.

The Recommendations of the Board of Managers of PCT (page 84):

The PCT Board of Managers believes that the Merger is fair to, advisable for, and in the best interests of PCT and its members. The PCT Board of Managers has unanimously voted to approve the Agreement and Plan of Merger, and unanimously recommends that the members of PCT vote FOR the adoption of the Agreement and Plan of Merger and approval of the Merger, including all transactions contemplated thereby. The PCT Board of Managers believes that approving the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the Agreement and Plan of Merger is in the best interest of PCT and its members, has unanimously voted to approve the proposal and unanimously recommends that PCT members vote FOR the approval of this proposal.

Risk Factors Related to the Merger (page 31)

THE MERGER AND THE BUSINESS OF THE COMBINED COMPANY INVOLVE A HIGH DEGREE OF RISK.

The “Risk Factors” beginning on page 31 should be considered carefully by both NeoStem stockholders and PCT members in evaluating whether to approve the issuance of the NeoStem securities, in the case of the NeoStem stockholders, and whether to approve the adoption of the Agreement and Plan of Merger, in the case of the PCT members. These risk factors should be considered along with any other information included herein, including in conjunction with forward-looking statements made herein.

The Special Meetings (pages 68 and 71)

The special meeting of the stockholders of NeoStem will be held on December [__], 2010 at 11:00 a.m., local time, at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

The special meeting of the members of PCT will be held on December [__], 2010 at 9:00 a.m., local time, at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

Accounting Treatment (page 93)

For accounting purposes, NeoStem will be the “accounting acquirer” of PCT. The Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of PCT, as of the completion of the Merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill and any other applicable intangible assets.

Governmental Approval of the Merger (page 93)

NeoStem and PCT have determined that filing of a notification under the HSR Act is not required in connection with the Merger.

No Appraisal Rights for NeoStem Stockholders or PCT Members (pages 69 and 72)

Under Delaware law, NeoStem stockholders do not have appraisal rights in connection with the issuance of the securities of NeoStem in connection with the Merger.

Also under Delaware law, PCT members do not have appraisal rights in connection with the Merger.

RISK FACTORS

You should carefully consider the risks described below regarding the Merger and the NeoStem business post merger, together with all of the other information included in this joint proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to PCT and PCT’s Business

PCT’s business is highly speculative and subject to a high degree of risk. The risks and uncertainties described below are not the only ones that could affect PCT. Additional risks and uncertainties of which PCT is unaware, or currently believes are immaterial, may become important factors affecting PCT’s business. If any of the following risks occur, PCT’s business, financial condition or operating results could be materially harmed, or differ materially from those expressed in any forward-looking statements.

PCT has had a history of losses and may continue to incur such losses for the near future. PCT faces liquidity issues.

Since PCT began operations in 1999, cumulative expenses have exceeded our cumulative revenues, resulting in losses, accumulating to a deficit of approximately $12.7 million through September 30, 2010.

PCT has not generated any significant amount of revenue nor been profitable in any quarter since inception. Operations have been funded through the sale of equity, loans from affiliates and a mortgage on PCT’s property. PCT has limited working capital for development and growth; as of September 30, 2010, PCT had negative working capital of approximately $7.0 million. PCT cannot provide any assurance that PCT will generate a profit from its operations in the near future to fund its growth.

As of September 30, 2010 and December 31, 2009, respectively, PCT had unrestricted cash balances of approximately $0.2 million and $1.1 million, respectively. See Notes to 4 and 6 of the Notes to the Consolidated Financial Statements of PCT included elsewhere in this joint proxy/prospectus for information regarding outstanding loan obligations, commitments and contingencies.

A significant portion of PCT’s current revenues are derived from a small number of customers.

Revenues recognized for the nine months ended September 30, 2010 and for the year ended December 31, 2009 are concentrated with three customers. These three customers make up 19%, 13% and 15% of revenue (a total of 47% for all three) for the nine months ended September 30, 2010 and 18%, 15% and 12% of revenue (a total of 45% for all three) for the year ended December 31, 2009. One of these is a related party. The loss of one or more of our customers or material changes to the contracts with or payment terms of these customers may result in significant business downturn through reduced revenues, reduced cash flows, delays in revenues or cash flows and such delays or reductions could have a material impact on the future revenue growth and profitability of PCT. See Note 11 to the PCT Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.

PCT and its subsidiaries may require additional funding, and there is no certainty that either will be able to obtain such financing. If PCT’s capital requirements are not met, the business of PCT and its subsidiaries may be adversely affected.

Assuming the Merger is consummated and notwithstanding receipt of the net proceeds of NeoStem’s recent common stock and senior convertible preferred stock offerings, PCT and its subsidiaries may require additional financing to fund ongoing operations. Additional financing may not be available when needed or may not be available on acceptable terms. If adequate funds are not available, PCT’s business, results of operations and financial condition could be adversely affected.

In addition, it is a condition to the closing of the Merger that the outstanding principal amount under PCT’s credit line with NNJCA be reduced from $3.4 million to $3 million. PCT will need to obtain additional financing in the form of a second mortgage on its Allendale, New Jersey property in the amount of approximately $1 million in order to satisfy this condition. Although PCT applied for a second mortgage in the amount of approximately $1 million on the Allendale property and was issued a Commitment Letter from TD Bank, no assurance can be given that PCT will be able to close on such financing.

The mortgage on PCT’s Allendale facility contains various covenants that limit its ability to take certain actions and PCT’s failure to comply with any of the covenants could have a material adverse effect on PCT’s business.

The mortgage on PCT’s Allendale facility contains debt coverage and total debt to tangible net worth financial covenants which limit its ability to incur additional debt and make capital expenditures. Historically PCT has not been able to meet the debt to tangible net worth covenant and PCT does not anticipate that it will meet it at December 31, 2010, the next measurement period. In the past the bank has been willing to waive compliance. The mortgage note is secured by a first mortgage on the Allendale facility. In connection with the mortgage PCT assigned an amount approximately equal to 18 months of debt service to be held in escrow. In order to satisfy the condition to the closing of the Merger described above, PCT plans to obtain a second mortgage on the Allendale property in the amount of approximately $1 million. Although PCT applied for a second mortgage in the amount of approximately $1 million on the Allendale property and was issued a Commitment Letter from TD Bank, no assurance can be given that PCT will be able to close on such financing.

PCT has a limited marketing staff and budget.

The degree of market acceptance of PCT’s services depends upon a number of factors, including the strength of its sales and marketing support. If PCT’s marketing is not effective, its ability to generate revenues could be significantly impaired. Due to capital constraints, PCT’s marketing and sales activities are somewhat limited and thus PCT may not be able to make its services known to a sufficient number of potential customers and partners. Limitations in PCT’s marketing and sales activities, and the failure to attract enough customers, will affect PCT’s ability to operate profitably.

The demand for PCT’s services depends in part on its customers’ research and development and marketing efforts. PCT’s business, financial condition and results of operations may be harmed if its customers spend less on, or are less successful in, these activities.

Many of PCT’s customers are engaged in research, development, production and marketing. The amount of customer spending on research, development, production and marketing has a large impact on PCT’s revenues and profitability, particularly the amount customers choose to spend on outsourcing. Customers determine the amounts that they will spend based upon, among other things, available resources and their need to develop new products, which, in turn, is dependent upon a number of factors, including their competitors’ research, development and production initiatives, and the anticipated reimbursement scenarios for specific products and therapeutic areas. In addition, consolidation in the industries in which PCT’s customers operate may have an impact on such spending as customers integrate acquired operations, including research and development departments and their budgets. PCT’s customers finance their research and development spending from private and public sources. A reduction in spending by PCT’s customers could have a material adverse effect on its business, financial condition and results of operations. If PCT’s customers are not successful in attaining or retaining product sales due to market conditions, reimbursement issues or other factors, PCT’s results of operations may be materially impacted.

The nature and duration of PCT contracts can yield varying revenues and profits.

PCT’s contracts with customers may be subject to repeated renegotiation and amendments which change the objectives of PCT’s work and the milestones which determine when revenues are received by PCT. Due to the fact that PCT’s customers are engaged in businesses that are in many instances experimental, the objectives of such customer relationships with PCT are subject to change as customer research and development and business models develop. Additionally, most of these customers are subject to regulatory controls and approval processes over their businesses and products. If such customers fail to comply with such processes or do not receive necessary approvals, PCT may be required to alter or halt the activities for which such customers have contracted with PCT. Each of these factors may have an adverse affect on PCT’s revenues.

Cell therapy is still a developing field and a significant global market for the services of PCT and DomaniCell is yet to emerge.

Cell therapy is still a developing area of research, with few cell therapy products approved for clinical use. At the PCT level, the current market and current contracts principally consist of providing manufacturing of cell and tissue-based therapeutic products in clinical trial and processing of stem cell products for transplantation programs. PCT’s subsidiary, DomaniCell, provides services related to the collection and storage of umbilical cord blood units. There currently is no significant global market for stem cell processing or their collection and storage, nor is there any guarantee that such markets will develop in the near future. Major medical institutions currently do not recommend private storage generally, and PCT believes that the medical community is supportive of the public cord blood collective system. Patients can donate their cord blood to the system without charge. The market for cell and tissue-based therapies is early-stage, substantially research oriented, and financially speculative. Very few companies have been successful in their efforts to develop and commercialize a stem cell product. Stem cell products in general may be susceptible to various risks, including undesirable and unintended side effects, unintended immune system responses, inadequate therapeutic efficacy, or other characteristics that may prevent or limit their approval or commercial use. The demand for stem cell processing and the number of people who may use cell or tissue-based therapies is difficult to forecast. As there are no real experts who can forecast this market with accuracy, there is limited data from which the future use of our services may be forecasted. The success of PCT and its subsidiary, DomaniCell is dependent on the establishment of a large global market for their products and services and their ability to capture a share of this market.

PCT may be subject to significant product liability claims and litigation.

The business of PCT exposes it to potential product liability risks inherent in the testing, processing and marketing of cell therapy products. Such liability claims may be expensive to defend and result in large judgments against PCT. PCT presently has product liability insurance limited to $2 million per incident and $2 million in annual aggregate, and also maintains errors and omissions, directors and officers, workers’ compensation and other insurance appropriate to the activities of PCT and those of DomaniCell. If PCT or DomaniCell were to be subject to a claim in excess of this coverage or to a claim not covered by PCT’s insurance and the claim succeeded, PCT would be required to pay the claim from its own limited resources, which could have a material adverse effect on the financial condition, results of operations and business of PCT. Additionally, liability or alleged liability could harm the business of PCT by diverting the attention and resources of management and damaging the reputation of PCT and that of its subsidiaries.

PCT and its subsidiaries may fail to compete effectively, particularly against larger, more established biotechnology and life science companies, which may adversely affect their ability to develop and market its services and products.

The biotechnology and life science industries are highly competitive. They include multinational biotechnology and life science, pharmaceutical and chemical companies, academic and scientific institutions, governmental agencies, and public and private research organizations. Many of these companies or entities have significantly greater financial and technical resources and production and marketing capabilities than PCT. The biotechnology and life science industries are characterized by extensive research and development, and rapid technological progress. Competitors may successfully develop services or products superior or less expensive than cell therapy services or products, rendering our services less valuable or marketable.

PCT has limited manufacturing capabilities.

PCT’s management believes that it can provide services and produce materials for clinical trials and for human use at its existing facilities, which it believes are compliant with FDA requirements for current Good Manufacturing Practices (“cGMP”) and current Good Tissue Practices (“cGTP”). PCT’s management also believes that PCT has sufficient capacity to meet expected near term demand. However, PCT may need to, depending on demand, expand its manufacturing capabilities for cell therapy services and products in the future. In 2007, PCT acquired an additional facility in Allendale, New Jersey, which became a cGMP compliant facility in 2010. The demand for PCT’s services and products could, at times, exceed existing manufacturing capacity. If PCT does not meet rising demand for products and services on a timely basis or is not able to maintain cGMP compliance standards then PCT’s clients and potential clients may elect to obtain the products and services from competitors, which could materially and adversely affect PCT’s revenues. See risk factor below regarding the need to have a suitable facility to provide timely service in view of the limited biologic shelf life of cell therapy products.

If PCT’s processing and storage facilities are damaged or destroyed, the business, programs, and prospects of DomaniCell could be negatively affected and could adversely affect the value of PCT as a whole.

PCT processes and stores the umbilical cord blood of customers of DomaniCell at PCT’s facility in Allendale, New Jersey, and may do so at PCT’s Mountain View, California facility in the future. If these facilities or the equipment in these facilities was to be significantly damaged or destroyed, PCT could suffer a loss of some or all of the stored cord blood units. Depending on the extent of loss, such an event could reduce the ability of DomaniCell to provide cord blood stem cells when requested, could expose DomaniCell to significant liability from its cord blood banking customers, and could affect its ability to continue to provide umbilical cord blood preservation services. While PCT believes that it has insured against losses from damage to or destruction of its facilities consistent with typical industry practices, if PCT has underestimated its insurance needs, PCT may not have sufficient insurance to cover losses beyond the limits on its policies. Such events could have a material adverse effect on the value of PCT as a whole.

PCT is required to comply with good manufacturing practice requirements and its failure to do so may subject it to fines and other penalties that will delay or prevent PCT or its affiliates and related parties from marketing and selling their products and services.

FDA current Good Manufacturing Practices (cGMP) requirements, set forth in Title 21, Parts 210 and 211, of the Code of Federal Regulations (21 CFR Parts 210 and 211) are federal regulations that govern the manufacture, processing, packaging and holding of drug and cell therapy products. PCT must comply with cGMP, requirements demanded by customers and enforced by the FDA through its facilities inspection program. These requirements include quality control, quality assurance and the maintenance of records and documentation. PCT may be unable to comply with these cGMP requirements and with other FDA, state and foreign regulatory requirements. These requirements may change over time and PCT or third party manufacturers may be unable to comply with the revised requirements. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any quantities supplied by third-parties is compromised due to their failure to adhere to applicable laws or for other reasons, PCT may not be able to obtain regulatory approval for or successfully commercialize product candidates that it may develop.

PCT, DomaniCell, and their customers conduct business in a heavily regulated industry. If one or more of these companies fail to comply with applicable current and future laws and government regulations, PCT’s business and financial results could be adversely affected.

The healthcare industry is one of the most highly regulated industries in the United States. The federal government, individual state and local governments and private accreditation organizations all oversee and monitor the activities of individuals and businesses engaged in the delivery of health care products and services. Current laws, rules and regulations that could directly or indirectly affect the ability of PCT, DomaniCell and their strategic partners and customers to operate each of their businesses could include, without limitation, the following:

•	State and local licensure, registration and regulation of laboratories, the collection, processing and storage of human cells and tissue and cord blood, and the development and manufacture of pharmaceuticals and biologics;
•	The federal Clinical Laboratory Improvement Act and amendments of 1988;
•	Laws and regulations administered by the FDA, including the Federal Food Drug and Cosmetic Act and related laws and regulations;
•	The Public Health Service Act and related laws and regulations;
•	Laws and regulations administered by the United States Department of Health and Human Services, including the Office for Human Research Protections;
•	State laws and regulations governing human subject research;
•	Occupational Safety and Health requirements;

•	State and local laws and regulations dealing with the handling and disposal of medical waste;
•	The federal Medicare and Medicaid Anti-Kickback Law and similar state laws and regulations;
•	Federal and state coverage and reimbursement laws and regulations, including laws and regulations administered by the Centers for Medicare & Medicaid Services;
•	The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the amendments included in the American Recovery and Reinvestment Act of 2009, commonly known as the HITECH Act, and regulations promulgated thereunder;
•	The federal physician self-referral prohibition, commonly known as the Stark Law, and state equivalents of the Stark Law;
•	State funding decisions on stem cell research and the development of cellular therapies; and
•	The Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

In addition, as PCT expands into other parts of the world, it will need to comply with the applicable laws and regulations in such foreign jurisdictions. PCT has not yet thoroughly explored the requirements or feasibility of such compliance. It is possible that it may not be permitted to expand its business into one or more foreign jurisdictions.

Although PCT intends to conduct its business in compliance with applicable laws and regulations and believes that PCT and DomaniCell are in material compliance with applicable governmental healthcare laws and regulations, the laws and regulations affecting its business and relationships are complex, and many aspects of such relationships have not been the subject of judicial or regulatory interpretation. Furthermore, the cell therapy industry is the topic of significant government interest, and thus the laws and regulations applicable to PCT, DomaniCell, their strategic partners and customers and to their business are subject to frequent change and/or reinterpretation and there can be no assurance that the laws and regulations applicable to PCT, DomaniCell, their strategic partners and customers will not be amended or interpreted in a manner that adversely affects their business, financial condition, or operating results. For example, the federal government could issue tighter restrictions on private cord blood banking that prevents DomaniCell from collecting cord blood for private banking. While PCT is not aware of any such developments or that any court or federal or state government is reviewing PCT’s operations, it is possible that such a review could result in a determination that would have a material adverse effect on the business, financial condition and operating results of PCT. Thus, there can be no assurance that PCT, DomaniCell, their strategic partners and customers will be able to maintain compliance with all such healthcare laws and regulations. Failure to comply with such healthcare laws and regulations, as well as the costs associated with such compliance or with enforcement of such healthcare laws and regulations, may have a material adverse effect on their operations or may require restructuring of their operations or impair their ability to operate profitably.

It is uncertain to what extent the government, private health insurers and third-party payors will approve coverage or provide reimbursement for the therapies and products to which the services of PCT and DomaniCell relate. Availability for such reimbursement may be further limited by an increasing uninsured population and reductions in Medicare and Medicaid funding in the United States.

To the extent that the health care provider customers of PCT and DomaniCell cannot obtain coverage or reimbursement for therapies and products related to which PCT and DomaniCell provide services, they may elect not to provide such therapies and products to their patients and, thus, may not need our services. Further, as cost containment pressures are increasing in the health care industry, government and private payors adopt strategies designed to limit the amount of reimbursement paid to health care providers. Such cost containment measures may include:

•	Reducing reimbursement rates;
•	Challenging the prices charged for medical products and services;
•	Limiting services covered;

•	Decreasing utilization of services;
•	Negotiating prospective or discounted contract pricing;
•	Adopting capitation strategies; and
•	Seeking competitive bids.

Similarly, the trend toward managed health care and bundled pricing for health care services in the United States, which may accelerate under the Health Reform, could significantly influence the purchase of healthcare services and products, resulting in lower prices and reduced demand for cancer therapies.

PCT currently receives a small portion of its revenues from services rendered to patients enrolled in federal health care programs, such as Medicare, and DomaniCell may also directly or indirectly receive revenues from federal health care programs. Federal health care programs are subject to changes in coverage and reimbursement rules and procedures, including retroactive rate adjustments. These contingencies could materially decrease the range of services covered by such programs or the reimbursement rates paid directly or indirectly for our products and services. To the extent that any health care reform favors the reimbursement of other cancer therapies over stem cell therapies, such reform could affect the ability of PCT to sell its services, which may have a material adverse effect on its revenues.

The limitation on reimbursement available from private and government payors may reduce the demand for, or the price of, the services of PCT, which would have a material adverse effect on their revenues. Additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future which could adversely affect the revenues generated from the sale of the products and services of PCT.

Furthermore, there has been a trend in recent years towards reductions in overall funding for Medicare and Medicaid. There has also been an increase in the number of people who do not have any form of health care coverage in recent years and who are not eligible for or enrolled in Medicare, Medicaid or other governmental programs. The extent to which the reforms brought about under Health Reform may be successful in reducing the number of such uninsured is unclear, and the reduced funding of governmental programs and increase in uninsured populations could have a negative impact on the demand for the services of PCT to the extent they relate to products and services which are reimbursed by government and private payors.

Health care companies have been the subjects of federal and state investigations, and PCT or DomaniCell, could become subject to investigations in the future.

Both federal and state government agencies have heightened civil and criminal enforcement efforts. There are numerous ongoing investigations of health care companies, as well as their executives and managers. In addition, amendments to the Federal False Claims Act, including under Health Reform, have made it easier for private parties to bring “qui tam” (whistleblower) lawsuits against companies under which the whistleblower may be entitled to receive a percentage of any money paid to the government. The Federal False Claims Act provides, in part, that an action can be brought against any person or entity that has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. The government has taken the position that claims presented in violation of the federal anti-kickback law, Stark Law or other healthcare-related laws, including laws enforced by the FDA, may be considered a violation of the Federal False Claims Act. Penalties include substantial fines for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person or entity and/or exclusion from the Medicare program. In addition, a majority of states have adopted similar state whistleblower and false claims provisions.

PCT’s management is not aware of any government investigations involving any of the facilities or management of PCT or DomaniCell. While management believes that PCT and DomaniCell are in material compliance with applicable governmental healthcare laws and regulations, any future investigations of PCT, DomaniCell or their executives or managers could cause PCT or DomaniCell to incur substantial costs, and result in significant liabilities or penalties, as well as damage to the reputation of both companies.

Failure to comply with applicable licensure, registration, certification, and accreditation standards may result in loss of licensure, certification or accreditation or other government enforcement actions.

FDA laws and regulations provide for registration and listing requirements for establishments that manufacture human cells, tissues, and cellular and tissue-based products (“HCT/Ps”), and additional FDA requirements may apply to HCT/Ps, or products comprised of HCT/Ps, that are regulated as a drug, biological product, or medical device. This includes the cellular therapy products that PCT may manufacture for itself or on behalf of its customers. In addition, certain state and local governments regulate stem cell laboratories by requiring them to be licensed or to register with the state or locality. Currently, PCT is licensed as a blood bank with respect to its activities in New Jersey, as a tissue bank with respect to its activities in New York and as a drug manufacturer with respect to its facility in California. PCT’s management believes that PCT and DomaniCell are in material compliance with current federal, state, and local stem cell laboratory licensure requirements. However, the licensing requirements in the states where it is currently licensed may change, and PCT and/or DomaniCell may become subject to the additional licensing, registration and/or compliance requirements of other states, local governments and/or the federal government as it expands its network and as new regulations are implemented. If PCT and/or DomaniCell fail to comply with the various licensure requirements, certification and accreditation standards to which it is subject, PCT and/or DomaniCell may be subject to a loss of licensure, certification, or accreditation that could adversely affect them.

Additionally, certain non-government entities have promulgated standards for certification, accreditation, and licensing of cord blood businesses that may apply to PCT and/or DomaniCell’s operations. These organizations include, but may not be limited to, AABB (formerly the American Association of Blood Banks), the Foundation for the Accreditation of Cellular Therapy (FACT), and the American Association of Tissue Banks (AATB). While currently these standards are voluntary, in some cases compliance with them may be necessary for a cord blood business to be accepted and competitive in the marketplace. Compliance with these standards and obtaining the applicable accreditation, certification, or license can be costly and time-consuming. These accreditation, certification, or license requirements may also change and new standards may be developed. If PCT fails to comply with applicable standards, or fails to obtain or maintain applicable accreditations, certifications, or licenses, PCT and/or DomaniCell may be adversely affected.

Unintended consequences of recently adopted health reform legislation in the U.S. may adversely affect PCT’s business.

The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the U.S., comprehensive programs are under consideration that seek to, among other things, increase access to healthcare for the uninsured and control the escalation of healthcare expenditures within the economy. On March 23, 2010, health reform legislation was approved by Congress and has been signed into law. While PCT does not believe this legislation will have a direct impact on its business, the legislation has only recently been enacted and requires the adoption of implementing regulations, which may have unintended consequences or indirectly impact PCT’s business. For instance, the scope and implications of the recent amendments pursuant to the Fraud Enforcement and Recovery Act of 2009 (“FERA”), have yet to be fully determined or adjudicated and as a result it is difficult to predict how future enforcement initiatives may impact PCT’s business. Also, in some instances PCT’s clients may be health insurers that will be subject to limitations on their administrative expenses and new federal review of “unreasonable” rate increases which could impact the prices they pay for PCT’s services. If the legislation causes such unintended consequences or indirect impact, it could have a material adverse effect on our business, financial condition and results of operations.

Recent legislation regarding the establishment and funding of public cord blood collection and storage may adversely affect the business of DomaniCell.

The Stem Cell Therapeutic and Research Act of 2005 established requirements for a national donor bank of cord blood and for a national network for matching cord blood to patients. The federal government has entered into contracts with the National Marrow Donor Program (NMDP) to carry out the provisions of this legislation. Under these contracts, the NMDP acts as the nation’s Cord Blood Coordinating Center and actively recruits parents for cord blood donations. The NMDP also administers the National Cord Blood Inventory (NCBI), which has a goal of collecting 150,000 cord blood units that may be used for patients throughout the United States. The legislation also authorized federal funding to support its goals and requirements. Parents may opt to donate their newborn’s cord blood to the public registry and to use the public registry if stem cells from cord blood are needed for treatment purposes. In this regard, an important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood. This national, public cord blood registry has also been widely accepted and supported by the medical community, so physicians and others in the health care community may be less willing to use or recommend a private cord blood facility when public collection is available. Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances. Further, PCT believes that the medical community is currently supportive of public cord blood donation and the national cord blood registry that is administered by the National Marrow Donor Program. For these reasons, a significant amount of patients may choose to use to donate their cord blood to the national, public cord registry instead of privately banking cord blood. The medical community could also issue stronger recommendations and opinions that favor the use of the national registry. Therefore, the existence and proliferation of the national registry may adversely affect the business of PCT and/or DomaniCell.

DomaniCell is an early-stage company and faces substantial risks and challenges, which could negatively affect the overall value of PCT.

DomaniCell was formed in 2005 and, as any company with a short history of operations, it is subject to all of the risks that similar entities are subject to, including:

•	The ability to attract and retain competent and experienced management and operating personnel;
•	The ability to secure appropriate debt and equity capital to finance desired growth;
•	The ability to develop and protect intellectual property through patents, trademarks and other protective methods and licenses;
•	The maintenance and development of good relations with referral sources;
•	The efficient management of its everyday business operations; and
•	The ability to implement its growth strategy.

PCT is yet to hire permanent management for DomaniCell and intends to continue to manage and fund the operations of DomaniCell until it has its own management and generates enough revenues to sustain its own operations. There can be no assurance that DomaniCell will be able to grow its business or achieve profitability in the near future and may, in fact, continue to generate losses, which would negatively affect the overall value of PCT.

Competitors of DomaniCell, may have greater resources or capabilities or better technologies than DomaniCell, or may succeed in developing better service than DomaniCell, and DomaniCell may not be successful in competing with them.

The private umbilical cord banking business is a relatively new, highly competitive, and an evolving field. DomaniCell competes with companies such as ViaCell, Inc., a subsidiary of the Perkin-Elmer Corporation, CBR Systems, Cryo-Cell International, Inc., CorCell, Inc., a subsidiary of Cord Blood America Inc., and LifeBank USA, a division of Celgene Cellular Therapeutics, a wholly owned subsidiary of Celgene Corporation. Any of these companies may choose to invest more in sales, marketing, and research and product development than DomaniCell.

DomaniCell will also have to compete with the national, public program, which has the support of the medical community and which receives federal funding. In this regard, DomaniCell also competes with public cord blood banks such as the New York Blood Center (National Cord Blood Program), University of Colorado Cord Blood Bank, Milan Cord Blood Bank, Dusseldorf Cord Blood Bank, and other public cord blood banks around the world. Public cord blood banks provide families with the option of donating their cord blood for public use at no cost. The Stem Cell Therapeutic Act provides financing for a national system of public cord blood banks in the United States to encourage cord blood donations from an ethnically diverse population. In addition, many states are evaluating the feasibility of establishing cord blood repositories for transplantation purposes. An increase in the number and diversity of publicly available cord blood units from public banks would increase the probability of finding suitably matched cells for a family member, which may result in a decrease in the demand for private cord blood banking. If the science of human leukocyte antigens, or HLA, typing advances, then unrelated cord blood transplantation may become safer and more efficacious, similarly reducing the clinical advantage of related cord blood transplantation. Such events could negatively affect the business and revenues of DomaniCell and of PCT.

Technologies for the treatment of cancer and other diseases and processes used by PCT are subject to rapid change, and the development of treatment strategies that are more effective than PCT’s products and services could render the services of PCT and its subsidiaries obsolete. Given their exclusive focus on the field of cell therapy, such obsolescence could jeopardize the success or long-term survival of PCT and/or its subsidiaries.

The activities of PCT and DomaniCell involve treatment modalities and protocols influenced by advancements in technology. Various methods for treating cancer and other diseases, of which cell therapy is but only one, currently are, and in the future may be expected to be, the subject of extensive research and development. There is no assurance that cell therapies will achieve the degree of success envisioned by PCT in the treatment of cancer and other diseases. Nor is there any assurance that new technological improvements and techniques will not render processes currently used by PCT and DomaniCell obsolete. In addition, the successful development and acceptance of any one or more alternative forms of treatment could render the need for our services obsolete. PCT is exclusively focused on cell therapy, and if this field is substantially unsuccessful, this could jeopardize the long-term survival of PCT and/or its subsidiaries.

There is a scarcity of experienced professionals in the field of cell therapy and PCT may not be able to retain key officers or employees or hire new key officers or employees needed to implement its business strategy and develop its products and businesses. For example, DomaniCell does not have any management at the current time and is being managed by PCT with assistance from outside consultants. If PCT is unable to retain or hire key officers or employees, it may be unable to continue to grow its business or to implement its business strategy, and its business may be materially and adversely affected.

Given the specialized nature of cell therapy and the fact that it is a young field, there is an inherent scarcity of experienced personnel in the field. PCT and DomaniCell are substantially dependent on the skills and efforts of current senior management of PCT for their management and operations, as well as for the implementation of their business strategy. As a result of the difficulty in locating qualified new management, the loss or incapacity of existing members of management or unavailability of qualified management or as replacements for management of PCT who resign or are terminated could adversely affect the operations of PCT or DomaniCell, as the case may be. The future success of both PCT and DomaniCell also depends upon their ability to attract and retain additional qualified personnel to support their anticipated growth. There can be no assurance that PCT will be successful in attracting or retaining personnel required by PCT to continue and grow its operations. The loss of a key employee, the failure of a key employee to perform in his or her current position or PCT’s or DomaniCell’s inability to attract and retain skilled employees, as needed, could result in the inability of PCT and DomaniCell to continue to grow their business or to implement their business strategy, or may have a material adverse effect on PCT’s business, financial condition and operating results.

Current cell therapy products have a limited biologic shelf life as a result of which there are constraints on transit times between the time stem cells are extracted from a patient and the time that a processed product leaves PCT’s facility and arrives for re-infusion in the patient. Thus, PCT’s current business model has to assume that, in order to effectively provide many of PCT’s services in a market, PCT needs to have a suitable facility that can provide timely service in such market. This could add significantly to PCT’s capital requirements and be a limiting factor on the growth and profitability of PCT.

Current cell therapy products have a limited shelf life, in certain instances limited to less than 12 hours. Thus, there are constraints on transit times between the time the cell product is extracted from a patient and the product arrives at one of PCT’s facilities for processing, as well as constraints on the time that a processed product leaves PCT’s facility and arrives for re-infusion in the patient. Therefore, cell therapy facilities need to be located in major population centers in which patients of the cell therapy products are likely to be located and within close proximity of major airports from which they can be timely delivered. Building new facilities requires significant commitments of time and capital, which PCT may not have available in a timely manner. Even if such new facilities are established, there may be challenges to ensuring that they are compliant with cGMP, other FDA requirements, and/or applicable state or local regulatory requirements. PCT cannot be certain that it would be able to recoup the costs of establishing a facility and attaining regulatory compliances in a given market. Thus, the limited biologic shelf life of cell therapy products is a hindrance on the rate at which PCT can expand its cell processing and manufacturing services into new geographic markets and requires significant capital risk by PCT, which PCT may or may not be able to recover.

Commercially available transportation systems are not set up for shipment of biological or other perishable goods and will not be able to meet the demands of the emerging cell therapy market. To succeed, the large-scale commercialization of cell therapy products will need to overcome the present weaknesses of the major air carriers.

PCT has determined that the weaknesses in existing transportation carriers include the lack of a true point-to-point chain of control, non-controlled X-ray and inspection, no guarantee of package orientation, handling or storage conditions and in many cases no standard, documented and tracked operating procedures. While reliable ground carriers with experience in the transport of blood products already exist in major metropolitan areas of the country, air carriers meeting such needs are limited. PCT evaluated the major domestic express carriers, and concluded that even their highest-level services are inadequate to meet the sector’s needs. However, PCT identified and validated only one specialty air carrier as a transportation partner, which specializes in shipping medical products, including whole blood and blood products, tissue for transplantation, and diagnostic specimens. There are presently few alternative sources for the safe transportation of cell therapy products. If this carrier should cease its medical shipping operations or otherwise be unable to properly meet PCT’s transportation needs, the lack of access to safe and effective transportation options could adversely affect PCT’s business.

Risks Related to the Merger

The consummation of the transactions contemplated by the Agreement and Plan of Merger is dependent upon NeoStem and PCT obtaining all relevant and necessary consents and approvals.

A condition to consummation of the Merger is that NeoStem or PCT obtains certain consents or approvals from third parties. In addition, the stockholders of NeoStem must approve the issuance of the securities to be issued in the Merger and the Members of PCT must approve the Agreement and Plan of Merger and the Merger. There can be no assurance that NeoStem or PCT will be able to obtain all such relevant consents and approvals on a timely basis or at all. Each of NeoStem and PCT has incurred, and expects to continue to incur, significant costs and expenses in connection with the proposed Merger. Any failure to obtain, or delay in obtaining, the necessary consents or approvals would prevent NeoStem and PCT from being able to consummate, or delay the consummation of, the transactions contemplated by the Agreement and Plan of Merger, which could materially adversely affect the business, financial condition and results of operations of NeoStem and of PCT. There is no guarantee that such approvals will be obtained or that such conditions will be satisfied.

Failure to satisfy closing conditions and complete the Merger could cause NeoStem’s stock price to decline and could harm NeoStem’s business and operating results.

The Agreement and Plan of Merger contains conditions which NeoStem and PCT must meet in order to consummate the Merger, including that NeoStem affirm to PCT that it has $3 million available to repay certain indebtedness owed by PCT to an affiliate of PCT’s CEO. NeoStem expects to use a portion of the proceeds from its recent offerings to satisfy this condition. In addition, it is a condition to the closing of the Merger that the outstanding principal amount under PCT’s credit line with NNJCA be reduced from $3.4 million to $3 million. PCT will need to obtain additional financing in the form of a second mortgage on its Allendale, New Jersey property in the amount of approximately $1 million in order to satisfy this condition.

Although PCT applied for a second mortgage in the amount of approximately $1 million on the Allendale property and was issued a Commitment Letter from TD Bank, no assurance can be given that PCT will be able to close on such financing. Also, the Agreement and Plan of Merger may be terminated by either NeoStem or PCT under certain circumstances. If the Merger is not completed for any reason, NeoStem and PCT may be subject to a number of risks, including the following:

•	the market price of NeoStem Common Stock may decline to the extent that the relevant current market price previously reflected a market assumption that the Merger will be completed;
•	many costs related to the Merger, such as legal, accounting and financial printing fees, must be paid regardless of whether the Merger is completed; and
•	there may be substantial disruption to the business of NeoStem and PCT and distraction of their respective workforces and management teams.

The announcement of the Merger may adversely affect NeoStem and PCT.

In response to the announcement of the Merger, customers or suppliers of NeoStem and/or PCT may delay, defer or cancel purchase or other decisions. Any delay, deferral or cancellation in purchase or other decisions by customers or suppliers could harm the business of the relevant company, regardless of whether the Merger is completed. Similarly, current and prospective NeoStem and/or PCT employees may experience uncertainty about their future roles with NeoStem or PCT until the Merger is completed. As a result, the ability of NeoStem and/or PCT to attract and retain key management, sales, marketing and technical personnel could suffer. Any such disruption of purchases and/or orders, as well as any uncertainty regarding professional roles, could harm the business, financial condition and operating results of the constituent entities, and such setbacks could carry over into the combined entity.

Any acquisition exposes a company to additional risks.

Acquisitions may entail numerous risks for NeoStem, including:

•	difficulties in assimilating acquired operations, technologies or products, including the loss of key employees from acquired businesses;
•	diversion of management’s attention from NeoStem’s core business;
•	risks of entering markets in which NeoStem has limited or no prior experience;
•	competing claims for capital resources; and
•	NeoStem’s management team has limited experience in purchasing and integrating new businesses.

NeoStem’s failure to successfully complete the integration of PCT could have a material adverse effect on NeoStem’s business, financial condition and operating results.

Failure of the Merger to achieve potential benefits could harm the business and operating results of the combined company.

NeoStem and PCT expect that the combination of their respective businesses will result in potential benefits for the combined company. Achieving these potential benefits will depend on a number of factors, some of which include:

•	retention of key management, marketing and technical personnel after the Merger;
•	the ability of the combined company to increase its customer base and to increase the sales of products and services; and
•	competitive conditions in the industry surrounding the collection, processing, and storage of stem cells.

The failure to achieve anticipated benefits could harm the business, financial condition and operating results of the combined company.

NeoStem may experience difficulties in integrating PCT’s business and could fail to realize the potential benefits of the Merger.

Achieving the anticipated benefits of the Merger will depend in part upon whether NeoStem is able to integrate PCT’s business in an efficient and effective manner. NeoStem may not be able to accomplish this integration process smoothly or successfully. The difficulties of combining the two companies’ businesses could include, among other things:

•	the fact that the two companies are geographically separate organizations, with possible differences in corporate cultures and management philosophies;
•	the significant demands that will be placed on management resources, which may distract management’s attention from day-to-day business operations;
•	differences in the disclosure systems, accounting systems, and accounting controls and procedures of the two companies, which may interfere with the ability of NeoStem to make timely and accurate public disclosure; and
•	the demand of managing new locations and new lines of business acquired from PCT in the Merger.

Any inability to realize the potential benefits of the Merger, as well as any delay in successfully integrating the two companies, could have an adverse effect upon the combined company’s revenues, level of expenses and operating results, which could adversely affect the value of the NeoStem Common Stock after the Merger.

NeoStem’s outstanding warrants may negatively affect NeoStem’s ability to raise additional capital.

As part of the Merger, NeoStem will be issuing warrants to purchase up to an additional 3,000,000 shares of NeoStem Common Stock. NeoStem already had, at November 22, 2010, approximately 35.4 million stock options and warrants outstanding (including the warrants issued in connection with NeoStem’s recent common stock and senior convertible preferred stock offerings). Holders of NeoStem’s outstanding warrants are given the opportunity to profit from a rise in the market price of NeoStem Common Stock. So long as these warrants are outstanding, the terms on which NeoStem could obtain additional capital may be adversely affected. The holders of these warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by these warrants.

If the market for the combined company’s products and/or technology does not experience significant growth or if the combined company’s products and/or technology do not achieve broad acceptance, the combined company’s operations will suffer.

NeoStem and PCT cannot accurately predict the future growth rate or the size of the market for the combined company’s products and technology. The expansion of this market depends on a number of factors, such as:

•	the cost, performance and reliability of the combined company’s products/technologies, and the products/technologies offered by competitors;
•	customers’ perceptions regarding the benefits of the combined company’s products and technologies;
•	public perceptions regarding the use of the combined company’s products and technologies;
•	customers’ satisfaction with the products and technologies; and
•	marketing efforts and publicity regarding the products and technologies.

If the combined company is unable to manage growth in its business, its prospects may be limited and its future results of operations may be adversely affected.

The combined company intends to expand its sales and marketing programs, its manufacturing capacity, and its provision of innovative therapies as needed to meet future demand. Any significant expansion may strain the combined company’s managerial, financial and other resources. If the combined company is unable to manage its growth, its business, operating results and financial condition could be adversely affected. The combined company will need to continually improve its operations, financial and other internal systems to manage its growth effectively, and any failure to do so may lead to inefficiencies and redundancies, and result in reduced growth prospects and diminished operational results.

The Merger will result in dilution of the ownership interests of current NeoStem stockholders.

As a result of the Merger, the equity holders of PCT will own approximately 15% of the NeoStem Common Stock outstanding immediately after consummation of the Merger (exclusive of the warrants to be issued to the PCT equity holders, and not taking into account shares of NeoStem Common Stock issuable upon conversion of the Series E Preferred Stock and exercise of the warrants issued in connection therewith). This represents dilution of the ownership interests and voting power of the current NeoStem stockholders.

Future sales of the combined company’s common stock may depress its stock price.

The shares of NeoStem Common Stock issued to PCT and distributed to PCT’s equity holders will be freely tradable in the public market once released from escrow (approximately 10% one month after Closing, 40% one year after Closing and 50% two years after Closing). The market price of NeoStem Common Stock could fall in response to sales of a large number of shares of NeoStem Common Stock in the market after the release of the shares or in response to the perception that sales of a large number of shares could occur. In addition, these sales could create the perception by the public of difficulties or problems with NeoStem’s products and services. As a result, these sales also might make it more difficult for NeoStem to sell equity or equity-related securities in the future at a time and price that its board of directors deems appropriate.

Risks Related to NeoStem’s Business and Financial Condition

NeoStem is a company with a limited operating history and has incurred substantial losses and negative cash flow from operations in the past, and expects to continue to incur losses and negative cash flow for the near term.

We are a company with a limited operating history, limited capital, and limited sources of revenue. Since our inception in 1980, we have incurred net losses of approximately $89.0 million through September 30, 2010. We incurred net losses attributable to common shareholders of approximately $17.3 million for the nine month period ended September 30, 2010, approximately $31.7 million for the year ended December 31, 2009 and approximately $9.2 million for the year ended December 31, 2008, and we expect to incur additional operating losses and negative cash flow in the future. The revenues from our adult stem cell collection, processing and storage business are not sufficient to cover costs attributable to that business. We expect to incur losses and negative cash flow for the foreseeable future as a result of our activities under license and sponsored research agreements relating to our VSELTM Technology and other research and development efforts to advance stem cell and other therapeutics, both in the U.S. and China. We also expect to continue to incur significant expenses related to sales, marketing, general and administrative and product research and development in connection with the development of our business.

Although Erye, a Chinese pharmaceutical company in which we recently acquired a 51% interest, had revenue of approximately $51.5 million for the nine months ended September 30, 2010 and $11.4 million in revenue for the year ended December 31, 2009 (this reflects Erye’s operations for the two months ended December 31, 2009 since the merger was effective October 30, 2009), it has only a limited history of earnings. Moreover, Erye is expected to incur significant expenses in the near term due to: (1) costs related to stabilizing and streamlining its operations; (2) costs related to the relocation of its production operations to a new facility; (3) research and development costs related to new drug projects; and (4) costs related to expanding its existing sales network for new drug distribution. Pursuant to the current joint venture agreement that governs the ownership and management of Erye, or the Joint Venture Agreement, for the next two years (i) 49% of undistributed profits, after tax, will be distributed to Suzhou Erye Economy and Trading Co. Ltd., or EET, which owns the remaining 49% of Erye, and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye;

and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses. As a result, we will not be able to supplement our cash flow fully from the operations and income expected to be generated by Erye.

If we are unable to manage the growth of our business, our prospects may be limited and the results of our operations and ability to continue as a going concern may be materially and adversely affected.

We intend to expand our sales and marketing programs, manufacturing capacity, and portfolios of pharmaceutical products and innovative stem cell-based therapies to meet future demand in the U.S. and China. Any significant expansion may strain our managerial, financial and other resources. If we are unable to manage our growth, our business, operating results and financial condition could be materially adversely affected. We will need to continually improve our operations, financial and other internal systems to manage our growth effectively, and any failure to do so may result in slower growth, diminished operating results and a failure to achieve profitability, which would materially and adversely affect our ability to continue as a going concern.

Erye's production will be concentrated in two production lines and Erye will be operating in a new facility.

Erye recently passed the government inspection by the State Food and Drug Administration (“SFDA”) in China to manufacture penicillin powder for injection and cephalosporin powder for injection at its new manufacturing facility which provides 50% greater manufacturing capacity than its existing plant. The two production lines recently approved accounted for over 70% of Erye's product sales in 2009. More recently, these two production lines became fully operational. These production lines, coupled with the approval of the lines earlier in 2010 for solvent crystallization sterile penicillin and freeze dried raw sterile penicillin, is allowing Erye to relocate over 90% of its 2009 sales to the new facility. Any interruptions in production with respect to those lines once they are operational at the new facility will have a material adverse effect on Erye's business and ours. There are inherent problems in commencing operations at any new production facility. If Erye encounters operational difficulties in commencing production at its new facility, it could have a material adverse effect on Erye's business and ours.

As a result of Erye’s relocation to a new manufacturing facility, Erye may experience certain delays and disruptions in its manufacturing operations which could adversely affect our business.

Erye has built a new production facility for purposes of manufacturing its products and is in the process of relocating its manufacturing operations from its existing facility to the new facility. The new facility is expected to be fully operational in 2011. As a result of this relocation, Erye may experience certain delays and disruptions in its manufacturing operations which may adversely impact our business.

All acquisitions intended to grow our business may expose us to additional risks.

We will continue to review acquisition prospects and other reorganizing activities that could complement or streamline our current business, increase the size and geographic scope of our operations or otherwise offer revenue generating or other growth opportunities. Any increase in debt in connection with an acquisition could result in increased interest expense. Additionally, acquisitions may dilute the interests of our stockholders, place additional constraints on our available cash and entail other risks, including: difficulties in assimilating acquired operations, technologies or products; the loss of key employees from acquired businesses; diversion of management’s attention from our core business; risks of successor liability for unknown claims; and risks of entering markets, including international markets, in which we have limited or no prior experience.

Risks Related to the Stem Cell Business

The University of Louisville has the ability to exercise significant influence over the future development of our VSELTM Technology.

The terms of our exclusive license of the VSELTM Technology from the University of Louisville provide for a collaborative approach on development decisions. For example, should we seek to collaborate with a third party on the VSELTM Technology programs, prior approval of the University of Louisville would be required for any sublicensing agreement. There can be no assurance they would grant approval for decisions requiring their consent. In addition, we entered into a sponsored research agreement with the University of Louisville, pursuant to which they perform certain research activities for us. Accordingly, although we engage in our own independent research and development activities with respect to the VSELTM Technology and have entered into additional sponsored research agreements, we are highly dependent on the University’s cooperation and performance in developing the VSELTM Technology. Further, the VSELTM Technology license agreement requires the payment of certain license fees, royalties and milestone payments, payments for patent filings and applications and the use of due diligence in developing and commercializing the VSELTM Technology. The sponsored research agreement requires other periodic payments. Our failure to meet our financial or other obligations under the license or sponsored research agreement in a timely manner could result in the loss of some or all of our rights to proprietary technology, such as the loss of exclusive rights or even termination of the agreements, and/or we could lose our right to have the University of Louisville conduct research and development efforts on our behalf.

We have a very limited history of conducting our own research and development activities.

To support our own research and development capabilities for our VSELTM Technology and other stem cell technologies, in September 2009 we signed a lease for approximately 8,000 square feet of office and laboratory space in Cambridge, Massachusetts that serves as our research and development headquarters. To pursue our business strategy, we must increase our internal research capabilities, which we are endeavoring to accomplish at this facility, and by establishing relationships with third parties. There can be no assurance that we will be successful in these efforts. Our additional research and development capacity also will require adequate sources of funding. There can be no assurance that any of these development efforts will produce a successful product or technology. Our failure to develop new products would have a material adverse effect on our business, operating results and financial condition.

Even if we are successful in developing a therapeutic application using our VSELTM Technology or other potential stem cell technologies, we still may be unsuccessful in creating a commercially viable and profitable business.

The commercial viability of our VSELTM Technology and other stem cell technologies may depend upon our ability to successfully expand the number of stem cells collected through adult stem cell collection processes in order to achieve a therapeutically-viable dose. Today, the number of very small embryonic-like stem cells that can be isolated from the peripheral blood of an adult donor is relatively small and this volume of cells may not be sufficient for therapeutic applications. A critical component of our adult stem cell collection, processing and storage services relating to the VSELTM Technology and other potential stem cell technologies could therefore be the utilization of stem cell expansion processes. There are many biotechnology laboratories attempting to develop stem cell expansion technology, but to date stem cell expansion techniques remain very inefficient. There can be no assurance that such technology will be effective or available at all. The failure of cost effective and reliable expansion technologies to become available could severely limit the commercial opportunities of our VSELTM Technology programs and other potential stem cell technologies and limit our business prospects, which could have a material adverse effect on our business, operating results and financial condition.

Moreover, stem cell collection techniques are rapidly developing and could undergo significant change in the future. Such rapid technological development could result in our technologies becoming obsolete. Successful biotechnology development in general is highly uncertain and is dependent on numerous factors, many of which are beyond our control. While our VSELTM Technology and other stem cell technologies appear promising, such technologies may fail to be successfully commercialized for numerous reasons, including, but not limited to, competing technologies for the same indication. There can be no assurance that we will be able to develop a commercially successful therapeutic application for this technology or other potential stem cell technologies.

Our research and development activities using adult stem cells in therapeutic indications present additional risks.

Our research and development activities relating to our VSELTM Technology and other populations of adult stem cells are subject to many of the same risks as our adult stem cell collection, processing and storage business, and additional risks related to requirements for preclinical and clinical testing by regulatory authorities including the United States Food and Drug Administration, or FDA, to demonstrate the safety and efficacy of the underlying therapy. The development of new drugs and therapies is often a long, expensive and difficult process and most attempts fail. Our VSELTM Technology is in the very early stages of development and will require many steps, tests and processes before we will be able to commence clinical testing in humans. There can be no assurance that a biologics license application, or BLA, with the FDA will not be required for our VSELTM Technology or our other stem cell technologies. The approval process for a BLA can take years, require human clinical trials and cost several million dollars. There also can be no assurance that we independently, or through collaborations, will successfully develop, commercialize or market our VSELTM Technology or other stem cells for any therapeutic indication. Should we fail to develop our VSELTM Technology or other adult stem cell technologies pursued by us, our business prospects, operating results and financial condition will be materially and adversely affected.

Technological and medical developments or improvements in conventional therapies could render the use of stem cells and our services and planned products obsolete.

Advances in other treatment methods or in disease prevention techniques could significantly reduce or entirely eliminate the need for our stem cell services, planned products and therapeutic efforts. Additionally, technological or medical developments may materially alter the commercial viability of our technology or services, and require us to incur significant costs to replace or modify equipment in which we have a substantial investment. In either event, we may experience a material adverse effect on our business, operating result and financial condition.

If safety problems are encountered by us or others developing new stem cell-based therapies, our stem cell initiatives could be materially and adversely affected.

The use of stem cells for therapeutic indications is still in the very early stages of development. If an adverse event occurs during clinical trials related to one of our product candidates or those of others, the FDA and other regulatory authorities may halt our clinical trials or require additional studies. The occurrence of any of these events would delay, and increase the cost of, our product development and may render the commercialization of our product candidates impractical or impossible.

Future therapies using adult stem cells may not develop, and demand for adult stem cell collection, processing and storage may never develop.

The value of our stem cell collection, processing and storage business and our development programs could be significantly impaired, and our ability to become profitable and continue our business could be materially and adversely affected, if adult stem cell therapies under development by us or by others to treat disease are not proven effective, demonstrate unacceptable risks or side effects or, where required, fail to receive regulatory approval. The therapeutic application of stem cells to treat serious diseases is currently being explored using adult stem cells like those that are the focus of our business, as well as embryonic stem cells. Cells collected and used for the same individual are referred to as autologous cells and those collected from an individual who is not the user of the cells are referred to as allogeneic cells. To our knowledge, the only allowed therapeutic use of stem cells in the U.S., other than in connection with clinical trials, involves hematopoietic stem cell transplants to treat certain types of blood-based cancers (hematopoietic stem cells are the stem cells from which all blood cells are made). No other stem cell therapeutic products have received regulatory approval for sale in the U.S. While stem cell-based therapy has been reported to be susceptible to various risks, including some undesirable side effects and immune system responses, these problems have been primarily associated with allogeneic use. Inadequate therapeutic efficacy also is a risk that may prevent or limit approval or commercial use of adult stem cells, whether for autologous use or allogeneic use. In addition, the time and cost necessary to complete the clinical development and to obtain regulatory approval of new therapies using stems cells are expected to be significant.

Side effects or limitations of our stem cell collection process or a failure in the performance of the cryopreservation storage facility or systems of our service providers could harm our reputation and business.

Customers may experience adverse outcomes from our adult stem cell collection and storage process. These include: (i) the possibility of an infection acquired from the aphereis process, which is the process of extracting stem cells from a patient’s whole blood and it is an integral part of our collection process; (ii) collection of insufficient quantities of stem cells for therapeutic applications; (iii) failure of the equipment supporting our cryopreservation storage service to function properly and thus maintain a supply of usable adult stem cells; and (iv) specimen damage, including contamination or loss in transit to us. Should any of these events occur, our reputation could be harmed, our operations could be adversely affected and litigation could be filed against us. Our systems and operations are vulnerable to damage or interruption from fire, flood, equipment failure, break-ins, tornadoes and similar events for which we do not have redundant systems or a formal disaster recovery plan. Any claim of adverse side effects or limitations or material disruption in our ability to maintain continued uninterrupted storage systems could have a material adverse effect on our business, operating results and financial condition.

State and other requirements may impact our ability to conduct a profitable collection, processing and storage business for adult stem cells.

Some states impose additional regulation and oversight of clinical laboratories operating within their borders and impose regulatory compliance obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network engage in collection, processing or storage activities have licensing requirements that must be complied with. Additionally, there may be state regulations impacting the use of blood products that would impact our business. Certain licensing requirements require employment of medical directors and others with certain training and technical backgrounds and there can be no assurance that such individuals can be retained or will remain retained or that the cost of retaining such individuals will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. There can be no assurance that we, our strategic partners or members of our collection center network will be able to obtain or maintain any necessary licenses required to conduct business in any states or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably.

Our adult stem cell collection, processing and storage business was not contemplated by many existing laws and regulations, and our ongoing compliance, therefore, is subject to interpretation and risk.

Our adult stem cell collection, processing and storage service is not a medical treatment, although it involves medical procedures. Our stem cell-related business is relatively new and is not addressed by many of the regulations applicable to our field. As a result, there is often considerable uncertainty as to the applicability of regulatory requirements. Although we have devoted significant resources to ensuring compliance with those laws that we believe to be applicable, it is possible that regulators may disagree with our interpretations, prompting additional compliance requirements or even enforcement actions.

We believe that the adult stem cells collected, processed and stored through our collection services are properly classified under the FDA’s human cells, tissues and cellular- and tissue-based products, or HCT/P, regulatory paradigm and should not be classified as a medical device, biologic or drug. There can be no assurance that the FDA will not reclassify the adult stem cells collected, processed and stored through our collection services. Any such reclassification could have adverse consequences for us and make it more difficult or expensive for us to conduct our business by requiring regulatory clearance, approval and/or compliance with additional regulatory requirements.

The costs of compliance with such additional requirements or such enforcement may have a material adverse effect on our operations or may require restructuring of our operations or impair our ability to operate profitably.

We may need to obtain regulatory approval before we can market and sell any stem cell biomarker screening panels in the U.S.

In the U.S., our contemplated stem cell biomarker screening panels may be subject to regulation as a medical device by the FDA under the Federal Food, Drug and Cosmetic Act. These domestic regulations govern many of the commercial activities we plan to perform, including the purposes for which our proposed immunodiagnostic assays can be used, the development, testing, labeling, storage and use of our proposed assays with other products, and the manufacturing, advertising, promotion, sales and distribution of our proposed assays for the approved purposes. Compliance with these regulations could prove expensive and time-consuming and render such panels commercially impractical.

Ethical and other concerns surrounding the use of stem cell therapy may negatively impact the public perception of our stem cell services, thereby suppressing demand for our services.

Although our stem cell business pertains to adult stem cells only, and does not involve the more controversial use of embryonic stem cells, the use of adult human stem cells for therapy could give rise to similar ethical, legal and social issues as those associated with embryonic stem cells, which could adversely affect its acceptance by consumers and medical practitioners. Additionally, it is possible that our business could be negatively impacted by any stigma associated with the use of embryonic stem cells if the public fails to appreciate the distinction between adult and embryonic stem cells. Delays in achieving public acceptance may materially and adversely affect the results of our operations and profitability.

The market for services related to the preservation and expansion of stem cells has become increasingly competitive.

Historically, we have faced competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. Today, there is an established and growing market for cord blood stem cell banking. We are also aware of another company with established stem cell banking services that processes and stores stem cells collected from adipose, or fat, tissue. This type of stem cell banking requires harvesting fat by a liposuction procedure. Embryonic stem cells represent yet another alternative to pre-donated and stored adult stem cells. As techniques for expanding stem cells improve, thereby allowing therapeutic doses, the use of embryonic stem cells and other collection techniques of adult stem cells could increase and compete with our services. Finally, we are aware that other technologies are being developed to turn skin cells into cells that behave like embryonic stem cells or to harvest stem cells from the pulp of baby teeth. While these and other approaches remain in early stages of development, they may one day be competitive.

In addition, cord blood banks such as ViaCord or LifebankUSA easily could enter the field of adult stem cell collection because of their processing labs, storage facilities and customer lists. We estimate that there are approximately 53 cord blood banks in the U.S., approximately 33 of which are autologous, meaning that the donor and recipient are the same, and approximately 20 of which are allogeneic, meaning that the donor and recipient are not the same. Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. We estimate that there are approximately 168 hospitals in the U.S. with stem cell transplant centers. These competitors may have better experience and greater financial, marketing, technical and research resources, name recognition, and market presence than we do. In addition, other established companies may enter our markets and compete with us. There can be no assurance that we will be able to compete successfully.

Building market acceptance of our U.S. autologous adult stem cell collection, processing and storage services, may be more costly and take longer than we expect.

The success of our U.S. autologous adult stem cell business depends on continuing and growing market acceptance of our collection, processing and storage services as well as stem cell therapy generally. Increasing the awareness and demand for our services requires expenditures for marketing and education of consumers and medical practitioners who, under present law, must order stem cell collection and treatment on behalf of a potential customer. The time and expense required to educate and to build awareness of our services and their potential benefits, and about stem cell therapy in general, could significantly delay market acceptance and our ultimate profitability. The successful commercialization of our services will also require that we satisfactorily address the concerns of medical practitioners in order to avoid resistance to recommendations for our services and ultimately reach our potential consumers. No assurances can be given that our business plan and marketing efforts will be successful, that we will be able to commercialize our services, or that there will be market or clinical acceptance of our services by potential customers or physicians, respectively, sufficient to generate any material revenues for us. To date, only a minimal number of collections have been performed at the collection centers in our network.

We operate in a highly regulated environment and may be unable to comply with applicable federal regulations, registrations and approvals.

Since January of 2004, registration with the FDA is required by facilities engaged in the recovery, processing, storage, labeling, packaging or distribution of any HCT/Ps, or the screening or testing of a donor. Any third party retained by us to process our samples must be similarly registered with the FDA and comply with HCT/P regulations. If we, or any third party processors, fail to register or update registration information in a timely way, we will be out of compliance with FDA regulations which could adversely affect our business. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices, or cGTP. Adverse events in the field of stem cell therapy that may occur could result in greater governmental regulation of our business, creating increased expenses and potential delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell collection and storage services.

We also are subject to state and federal laws regulating the proper disposal of biohazardous materials. Although we believe we are currently in compliance with all such applicable laws, a violation of such laws, or the future enactment of more stringent laws or regulations, could subject us to liability for noncompliance and may require us to incur significant costs.

There can be no assurance that we will be able, or have the resources, to continue to comply with regulations that govern our operations currently, or that we will be able to comply with new regulations that govern our operations, or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably.

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires that our business comply with state and federal privacy laws which increase the cost and administrative burden of providing stem cell banking services.

We are subject to state and federal privacy laws related to the protection of our customers’ personal health information and state and federal laws related to the security of such personal health information and other personal data to which we would have access through the provision of our services. Currently, we are obligated to comply with privacy and security standards adopted under HIPAA. Certain of these regulatory obligations will be changing over the next year as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009. Consequently, our compliance burden will increase, and we will be subject to audit and enforcement by the federal government and, in some cases, enforcement by state authorities. We will also be obligated to publicly disclose wrongful disclosures or losses of personal health information. We may be required to spend substantial amounts of time and money to comply with these requirements, any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure by us or our business partners to comply with these or other applicable regulatory requirements or any delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution and have a material adverse effect on the marketing and sales of our services and our ability to operate profitably or at all.

Our success in developing future stem cell therapies will depend in part on establishing and maintaining effective strategic partnerships and collaborations, which may impose restrictions on our business and subject us to additional regulation.

A key aspect of our business strategy is to establish strategic relationships in order to gain access to critical supplies, to expand or complement our research and development or commercialization capabilities, and to reduce the cost of research and development. There can be no assurance that we will enter into such relationships, that the arrangements will be on favorable terms or that such relationships will be successful. If any of our research partners terminate their relationship with us or fail to perform their obligations in a timely manner, our research and development activities or commercialization of our services may be substantially impaired or delayed.

Relationships with licensed professionals such as physicians may be subject to state and federal laws restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting such collaborations. If our services become approved for reimbursement by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the business activities and relationships of licensed physicians or other licensed professionals. For example, many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.” If we fail to structure our relationships with physicians in accordance with applicable laws or other regulatory requirements, it could have a material adverse effect on our business. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms.

We are dependent on relationships with third parties to conduct our business.

Apheresis is the process through which stem cells are extracted from a patient’s whole blood and it is an integral part of our collection process. Our process involves the injection of a “mobilizing agent” which causes the stem cells to migrate from the bone marrow into the blood stream. The injection of this mobilizing agent is an integral part of the collection process. There is currently only one supplier of this mobilizing agent, called Neupogen®. Although we continue to explore alternative mobilizing agents and methods of stem cell collection, there can be no assurance that any alternative mobilizing agents will be available or alternative methods will prove to be successful. In the event that our supplier is unable or unwilling to continue to supply the mobilizing agent to us on commercially reasonable terms, and we are unable to identify alternative methods or find substitute suppliers on commercially reasonable terms, we may not be able to successfully commercialize our business. In addition, we are currently using only two outside apheresis providers. Although other third parties, including the centers themselves, subject to appropriate licensure as well as our Cambridge facility, are capable of providing apheresis services, any disruption in the provision of this service would cause a delay in the delivery of our services. Our failure to maintain relationships with these third parties or the failure of such parties to provide quality contracted services would have a material adverse impact on our business.

We are dependent upon our management, scientific and medical personnel and we may have difficulty attracting or retaining qualified personnel.

Our performance and success are dependent upon the efforts and abilities of our management, and medical and scientific personnel. Furthermore, our growth will require hiring a significant number of qualified technical, commercial, business and administrative personnel. If we are unable to attract and retain the qualified personnel necessary to develop our business, perform contractual obligations under our University of Louisville and other license agreements and maintain appropriate licensure, on acceptable terms, we may not be able to sustain our operations or achieve our commercialization and other business objectives and we may fail to grow or sustain our business as a going concern.

There is significant uncertainty about the validity and permissible scope of patents in the biotechnological industry and we may not be able to obtain patent protection.

We own or hold exclusive rights to one patent and own or hold exclusive rights worldwide to twenty-five filed patent applications and exclusive rights in Asia to seven filed patent applications related to our products and technologies. Given the nature of our therapeutic programs, our patent applications cover certain methods of isolating, storing and using stem cells, including very small embryonic stem cells. There can be no assurance that the patent applications to which we hold rights will result in the issuance of patents, or that any patents issued or licensed to us will not be challenged and held to be invalid or of a scope of coverage that is different from what we believe the patent’s scope to be. Our success will depend, in part, on whether we can: obtain patents to protect our own products and technologies; obtain licenses to use the technologies of third parties if necessary, which may be protected by patents; and protect our trade secrets and know-how. Our inability to obtain and rely upon patents essential to our business may have a material adverse effect on our business, operating results and financial condition.

We may be unable to protect our intellectual property from infringement by third parties.

Despite our efforts to protect our intellectual property, third parties may infringe or misappropriate our intellectual property. Our competitors may also independently develop similar technology, duplicate our processes or services or design around our intellectual property rights. We may have to litigate to enforce and protect our intellectual property rights to determine their scope, validity or enforceability. Intellectual property litigation is costly, time-consuming, diverts the attention of management and technical personnel and could result in substantial uncertainty regarding our future viability. The loss of intellectual property protection or the inability to secure or enforce intellectual property protection would limit our ability to develop or market our services in the future. This would also likely have an adverse effect on the revenues generated by any sale or license of such intellectual property. Furthermore, any public announcements related to such litigation or regulatory proceedings could adversely affect the price of our common stock.

Third parties may claim that we infringe on their intellectual property.

We may be subject to costly litigation in the event our technology is claimed to infringe upon the proprietary rights of others. Third parties may have, or may eventually be issued, patents that would be infringed by our technology. Any of these third parties could make a claim of infringement against us with respect to our technology. We may also be subject to claims by third parties for breach of copyright, trademark or license usage rights. Litigation and patent interference proceedings could result in substantial expense to us and significant diversion of efforts by our technical and management personnel. An adverse determination in any such proceeding or in patent litigation could subject us to significant liabilities to third parties or require us to seek licenses from third parties. Such licenses may not be available on acceptable terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from commercializing our products, which would have a material adverse affect on our business, operating results and financial condition.

We may be unable to maintain our licenses, patents or other intellectual property and could lose important protections that are material to continuing our operations and growth and our ability to achieve profitability.

Our license agreement with the University of Louisville and other license agreements require us to pay license fees, royalties and milestone payments and fees for patent filings and applications. Obtaining and maintaining patent protection and licensing rights also depends, in part, on our ability to pay the applicable filing and maintenance fees. Our failure to meet financial obligations under our license agreements in a timely manner or our non-payment or delay in payment of our patent fees, could result in the loss of some or all of our rights to proprietary technology or the inability to secure or enforce intellectual property protection. Additionally, our license agreements require us to meet certain diligence obligations in the development of the licensed products. Our failure to meet these diligence obligations under our license agreements could result in the loss of some or all of our rights under the license agreements. The loss of any or all of our intellectual property rights could materially limit our ability to develop and/or market our services, which would materially and adversely affect our business, operating results and financial condition.

Our inability to obtain reimbursement for our therapies from private or governmental insurers, could negatively impact demand for our services.

Successful sales of health care services and products generally depends, in part, upon the availability and amounts of reimbursement from third party healthcare payor organizations, including government agencies, private healthcare insurers and other healthcare payors, such as health maintenance organizations and self-insured employee plans. Uncertainty exists as to the availability of reimbursement for new therapies such as stem cell-based therapies. There can be no assurance that such reimbursement will be available in the future at all or without substantial delay or, if such reimbursement is provided, that the approved reimbursement amounts will be sufficient to support demand for our services at a level that will be profitable.

Our insurance may not be adequate to cover all claims or losses.

We have insurance coverage against operating risks, including product liability claims and personal injury claims related to our products and services, but no assurance can be given that the nature and amount of that insurance will be sufficient to fully indemnify us against liabilities arising out of pending and future claims and litigation or available on terms acceptable to us. This insurance has deductibles or self-insured retentions and contains certain coverage exclusions. The insurance may not provide complete protection against losses and risks, and our results of operations and financial condition could be materially and adversely affected by unexpected claims not covered by insurance.

Risks Related to Doing Business in China

Our operations are subject to risks associated with emerging markets.

The Chinese economy is not well established and is only recently emerging and growing as a significant market for consumer goods and services. Accordingly, there is no assurance that the market will continue to grow. Perceived risks associated with investing in China, or a general disruption in the development of China’s markets could materially and adversely affect the business, operating results and financial condition of Erye and us.

A significant portion of our assets is located in the PRC, and investors may not be able to enforce federal securities laws or their other legal rights.

A substantial portion of our assets is located in the PRC. As a result, it may be difficult for investors in the U.S. to enforce their legal rights, to effect service of process upon certain of our directors or officers or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties against our directors and officers located outside of the U.S.

The PRC government has the ability to exercise significant influence and control over our operations in China.

In recent years, the PRC government has implemented measures for economic reform, the reduction of state ownership of productive assets and the establishment of corporate governance practices in business enterprises. However, many productive assets in China are still owned by the PRC government. In addition, the government continues to play a significant role in regulating industrial development by imposing business regulations. It also exercises significant control over the country’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

There can be no assurance that China’s economic, political or legal systems will not develop in a way that becomes detrimental to our business, results of operations and financial condition. Our activities may be materially and adversely affected by changes in China’s economic and social conditions and by changes in the policies of the government, such as measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

Additional factors that we may experience in connection with having operations in China that may adversely affect our business and results of operations include:

•	our inability to enforce or obtain a remedy under any material agreements;
•	PRC restrictions on foreign investment that could impair our ability to conduct our business or acquire or contract with other entities in the future;
•	restrictions on currency exchange that may limit our ability to use cash flow most effectively or to repatriate our investment;
•	fluctuations in currency values;
•	cultural, language and managerial differences that may reduce our overall performance; and
•	political instability in China.

Cultural, language and managerial differences may adversely affect our overall performance.

While Chinese merger and acquisition activity is increasing in frequency, assimilating cultural, language and managerial differences remains problematic. Personnel issues may develop as we endeavor to consolidate management teams from different cultural backgrounds. In addition, errors arising through language translations may cause miscommunications relating to material information. These factors may make the management of our operations in China more difficult. Should we be unable to coordinate the efforts of our U.S.-based management team with our China-based management team, our business, operating results and financial condition could be materially and adversely affected.

We may not be able to enforce our rights in China.

China’s legal and judicial system may negatively impact foreign investors. The legal system in China is evolving rapidly, and enforcement of laws is inconsistent. It may be impossible to obtain swift and equitable enforcement of laws or enforcement of the judgment of one court by a court of another jurisdiction. China’s legal system is based on civil law or written statutes and a decision by one judge does not set a legal precedent that must be followed by judges in other cases. In addition, the interpretation of Chinese laws may vary to reflect domestic political changes.

There are substantial uncertainties regarding the interpretation and application to our business of PRC laws and regulations, since many of the rules and regulations that companies face in China are not made public. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that apply to future businesses may be applied retroactively to existing businesses. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

The laws of China are likely to govern many of our material agreements, including, without limitation the Joint Venture Agreement. We cannot assure you that we will be able to enforce our interests or our material agreements or that expected remedies will be available. The inability to enforce or obtain a remedy under any of our future agreements may have a material adverse impact on our operations.

Our businesses in China are subject to government regulation that limit or prohibit direct foreign investment, limiting our ability to control these businesses, as well as our ability to pursue new ventures and expand further into the Chinese market.

The PRC government has imposed regulations in various industries, including medical research and the stem cell business, that limit foreign investors’ equity ownership or prohibit foreign investments altogether in companies that operate in such industries. As a result, our ability to control our existing China-based businesses as well as pursue new ventures and expand further into the Chinese market may be limited.

If new laws or regulations or policies forbid foreign investment in industries in which we want to expand or complete a business combination, they could severely impair our ability to grow our business. Additionally, if the relevant Chinese authorities find us or such business combination to be in violation of any laws or regulations, they would have broad discretion in dealing with such violation, including, without limitation: (i) levying fines; (ii) revoking our business and other licenses; (iii) requiring that we restructure our ownership or operations; and (iv) requiring that we discontinue any portion or all of our business. Accordingly, any of these regulations or violations could have a material adverse effect on our business, operating results and financial condition.

The import into China or export from China of technology relating to stem cell therapy may be prohibited or restricted.

The Chinese Ministry of Commerce, or MOFCOM, and Ministry of Science and Technology of China, or MOST, jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted. Stem cell-related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require the approval of MOFCOM and MOST. However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the PRC government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons. Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

The PRC government does not permit direct foreign investment in stem cell research and development businesses. Accordingly, we operate these businesses through local companies with which we have contractual relationships but in which we do not have controlling equity ownership.

PRC regulations prevent foreign companies from directly engaging in stem cell-related research, development and commercial applications in China. Therefore, to perform these activities, we operate our current stem cell-related business in China through two domestic variable interest entities, or VIEs: Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, each a Chinese domestic company controlled by the Chinese employees of NeoStem (China), Inc., our wholly foreign-owned entity, or the WFOE, through various business agreements, referred to, collectively, as the VIE documents. We control these companies and operate these businesses through contractual arrangements with the companies and their individual owners, but we have no direct equity ownership or control over these companies. Our contractual arrangements may not be as effective in providing control over these entities as direct ownership. For example, the VIEs could fail to take actions required for our business or fail to conduct business in the manner we desire despite their contractual obligation to do so. These companies are able to transact business with parties not affiliated with us. If these companies fail to perform under their agreements with us, we may have to rely on legal remedies under PRC law, which may not be effective. In addition, we cannot be certain that the individual equity owners of the VIEs would always act in our best interests, especially if they have no other relationship with us.

Although other foreign companies have used WFOEs and VIE structures similar to ours and such arrangements are not uncommon in connection with business operations of foreign companies in China in industry sectors in which foreign direct investments are limited or prohibited, the application of a VIE structure to control companies in a sector in which foreign direct investment is specifically prohibited carries increased risks.

For example, if our structure is deemed in violation of PRC law, the PRC government could revoke the business license of the WFOE, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us. We may also encounter difficulties in enforcing related contracts. Any of these events could materially and adversely affect our business, operating results and financial condition.

Due to the relationship between the WFOE and the VIEs, the PRC tax authorities may challenge our VIE structure, including the transfer prices used for related party transactions among our entities in China.

Substantially all profits generated from the VIEs will be paid to the WFOE in China through related party transactions under contractual agreements. We believe that the terms of these contractual agreements are in compliance with the laws in China. However, the tax authorities in China have not examined these contractual agreements. Due to the uncertainties surrounding the interpretation of the transfer pricing rules relating to related party transactions in China, it is possible that the tax authorities in China could challenge the transfer prices that we will use for related party transactions among our entities in China and this could increase our tax liabilities and diminish the profitability of our business in China, which would materially and adversely affect our operating results and financial condition.

We expect to rely, in part, on dividends paid by our WFOE and/or Erye to supply cash flow for our U.S. business, and statutory or contractual restrictions may limit their ability to pay dividends to us.

We expect to rely partly on dividends paid to us by the WFOE under the contracts with the VIEs, and under the Joint Venture Agreement, attributable to our 51% ownership interest in Erye, to meet our future cash needs. However, there can be no assurance that the WFOE in China will receive payments uninterrupted or at all as arranged under the contracts with the VIEs. In addition, pursuant to the Joint Venture Agreement that governs the ownership and management of Erye, for the next two years: (i) 49% of undistributed profits (after tax) will be distributed to EET and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses.

The payment of dividends by entities organized under PRC law to non-PRC entities is subject to limitations. Regulations in the PRC currently permit payment of dividends by our WFOE and Erye only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China. Moreover, our WFOE and Erye are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of WFOE and Erye. In addition, if Erye incurs additional debt on its own behalf to finance the building of the new facility in the future, the instruments governing the debt may restrict Erye’s or the joint venture’s ability to pay dividends or make other distributions to us. This may diminish the cash flow we receive from Erye’s operations, which would have a material adverse effect on our business, operating results and financial condition.

Our business in China may be adversely affected by inaccurate claims about our technology.

We have learned of an effort by a principal of Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company, or Shandong New Medicine, to promote our VSELTM Technology as his own in China. While we have no reason to believe that Shandong New Medicine or such person has any VSELTM Technology or has access to or use of any of our proprietary information, we are analyzing the available facts and circumstances and have initiated and are reviewing and pursuing additional appropriate legal remedies in the U.S. and abroad. We cannot determine at this time what effect, if any, such actions by Shandong New Medicine or its principal will have on our reputation in China.

Restrictions on currency exchange may limit our ability to utilize our cash flow effectively.

Our interests in China will be subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the two VIEs are funded by our WFOE. In China, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Chinese Renminbi into foreign currencies and the conversion of foreign currencies into Chinese Renminbi. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, have limited and may continue to limit our ability to channel funds to the two VIE entities for their operation. We are exploring options with our PRC counsels and banking institutions in China as to acceptable methods of funding the operation of the two VIEs, including advances from Erye, but there can be no assurance that acceptable funding alternatives will be identified. Further, even if we find an acceptable funding alternative, there can be no assurance that the PRC regulatory authorities will not impose further restrictions on the convertibility of the Chinese currency. Future restrictions on currency exchanges may limit our ability to use our cash flow for the distribution of dividends to our stockholders or to fund operations we may have outside of China, which could materially adversely affect our business and operating results.

Fluctuations in the value of the Renminbi relative to the U.S. dollar could affect our operating results.

We prepare our financial statements in U.S. dollars, while our underlying businesses operate in two currencies, U.S. dollars and Chinese Renminbi. It is anticipated that our Chinese operations will conduct their operations primarily in Renminbi and our U.S. operations will conduct their operations in dollars. At the present time, we do not expect to have significant cross currency transactions that will be at risk to foreign currency exchange rates. Nevertheless, the conversion of financial information using a functional currency of Renminbi will be subject to risks related to foreign currency exchange rate fluctuations. The value of Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions and supply and demand in local markets. As we have significant operations in China, and will rely principally on revenues earned in China, any significant revaluation of the Renminbi could materially and adversely affect our financial results. For example, to the extent that we need to convert U.S. dollars we receive from an offering of our securities into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on our business, financial condition and results of operations.

Beginning in July of 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar. Under the new policy, the value of the Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. However, the Chinese government has come under increasing U.S. and international pressure to revalue the Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the Renminbi against the U.S. dollar and other major currencies. There can be no assurance that Renminbi will be stable against the U.S. dollar. On June 19, 2010 the central bank of China announced that it will gradually modify its monetary policy and make the Renminbi’s exchange rate more flexible and allow the Renminbi to appreciate in value in line with its economic strength.

If China imposes economic restrictions to reduce inflation, future economic growth in China could be severely curtailed, reducing the profitability of our operations in China.

Rapid economic growth can lead to growth in the supply of money and rising inflation. If prices for any products or services in China are unable, for any reason, to increase at a rate that is sufficient to compensate for any increase in the costs of supplies, materials or labor, it may have an adverse effect on the profitability of Erye and our stem cell activities in China would be adversely affected. In order to control inflation in the past, China has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending and could adopt additional measures to further combat inflation. Such measures could harm the economy generally and hurt our business by (i) limiting the income of our customers available to spend on our products and services, (ii) forcing us to lower our profit margins, and (iii) limiting our ability to obtain credit or other financing to pursue our expansion plans or maintain our business. We cannot predict with any certainty the degree to which our business will be adversely affected by slower economic growth in China.

Erye’s manufacturing operations in China may be adversely affected by changes in PRC government policies regarding ownership of assets and allocation of resources to various industries and companies.

While the PRC government has implemented economic and market reforms, a substantial portion of productive assets in China are still owned by the PRC government. The PRC government also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Should the PRC government change its policies regarding economic growth and private ownership of manufacturing and other assets of Erye, we may be unable to execute our business plan, we may lose rights to certain business assets and our business, operating results and financial condition may be materially harmed.

If there are any adverse public health developments in China, our business and operations may be disrupted and medical tourism in China may decline, which could delay the launch of our stem cell therapies in China.

Any prolonged occurrence of avian flu, severe acute respiratory syndrome, or SARS, or other adverse public health developments in China or other regions where we operate could disrupt our business and have a material adverse effect on our business and operating results. These could include the ability of our personnel to travel or to promote our services within China or in other regions where we operate, as well as temporary closure of our facilities.

Any closures or travel or other operational restrictions would severely disrupt our business operations and adversely affect our results of operations.

If the anticipated growth of medical tourism in China does not occur, or if fewer people travel abroad for the purpose of cosmetic or medical therapies for any reason, including limitations imposed by governmental authorities, we may not achieve our revenue and profit expectations.

One part of our business plan involves launching innovative, safe, and effective adult stem cell-based therapies in China that have not yet been approved in the U.S., to generate sales revenues in advance of obtaining U.S. regulatory approvals. Different countries have different regulatory requirements and pathways resulting in the availability of therapeutics in one market prior to another. This phenomenon has led to the growth of an industry called “medical tourism” where patients travel to foreign locations and receive treatments that have not yet been approved in their home countries.

If the anticipated growth of medical tourism in China does not occur, or if fewer people travel abroad for the purpose of cosmetic or medical therapies for any reason, including limitations imposed by governmental authorities, we may not achieve our revenue and profit expectations. Any setbacks to the implementation of our business plan could materially and adversely affect our business, operating results and financial condition.

China is a developing nation governed by a one-party communist government and susceptible to political, economic, and social upheaval that could disrupt the economy.

China is a developing country governed by a one-party government. China is also a country with an extremely large population, wide income gaps between rich and poor and between urban and rural residents, minority ethnic and religious populations, and growing access to information about the different social, economic, and political systems found in other countries. China has also experienced extremely rapid economic growth over the last decade, and its legal and regulatory systems have had to change rapidly to accommodate this growth. If China experiences political or economic upheaval, labor disruptions or other organized protests, nationalization of private businesses, civil strife, strikes, acts of war and insurrections, this may disrupt China’s economy and could materially and adversely affect our financial performance.

If political relations between China and the U.S. deteriorate, our business in China may be materially and adversely affected.

The relationship between China and the U.S. is subject to periodic tension. Relations may also be compromised if the U.S. becomes a more active advocate of Taiwan or if either government pressures the other regarding its monetary, economic or social policies. Changes in political conditions in China and changes in the state of Sino-U.S. relations are difficult to predict and could adversely affect our operations or financial condition. In addition, because of our involvement in the Chinese market, any deterioration in political relations might cause a public perception in the U.S. or elsewhere that might cause the goods or services we may offer to become less attractive. If any of these events were to occur, it could materially and adversely affect our business, operating results and financial condition.

China’s State Food and Drug Administration’s regulations may limit our ability to develop, license, manufacture and market our products and services.

Some or all of our operations in China will be subject to oversight and regulation by the SFDA. Government regulations, among other things, cover the inspection of and controls over testing, manufacturing, safety and environmental considerations, efficacy, labeling, advertising, promotion, record keeping and sale and distribution of pharmaceutical products. Such government regulations may increase our costs and prevent or delay the licensing, manufacturing and marketing of any of our products or services. In the event we seek to license, manufacture, sell or distribute new products or services, we likely will need approvals from certain government agencies such as the SFDA. The future growth and profitability of any operations in China would be contingent on obtaining the requisite approvals. There can be no assurance that we will obtain such approvals.

In 2004, the SFDA implemented new guidelines for the licensing of pharmaceutical products. All existing manufacturers with licenses were required to apply for the Good Manufacturing Practices, or cGMP, certifications. Erye has received the requisite certifications. However, should Erye fail to maintain its cGMP certifications or fail to obtain cGMP and other certifications for its new production facilities, this would have a material adverse effect on Erye’s and our business, results of operations and financial condition.

In addition, delays, product recalls or failures to receive approval may be encountered based upon additional government regulation, legislative changes, administrative action or changes in governmental policy and interpretation applicable to the Chinese pharmaceutical industry. Our pharmaceutical activities also may subject us to government regulations with respect to product prices and other marketing and promotional related activities. Government regulations may substantially increase our costs for developing, licensing, manufacturing and marketing any products or services, which could have a material adverse effect on our business, operating results and financial condition.

The SFDA and other regulatory authorities in China have implemented a series of new punitive and stringent measures regarding the pharmaceuticals industry to redress certain past misconducts in the industry and certain deficiencies in public health reform policies. Given the nature and extent of such new enforcement measures, the aggressive manner in which such enforcement is being conducted and the fact that newly-constituted local level branches are encouraged to issue such punishments and fines, there is the possibility of large scale and significant penalties being levied on manufacturers. These new measures may include fines, restriction and suspension of operations and marketing and other unspecified penalties. This new regulatory environment has added significantly to the risks of our businesses in China and may have a material adverse effect on our business, operating results and financial condition.

In China, we plan to conduct research and development activities related to stem cells in cooperation with two domestic Chinese companies. If these activities are regarded by PRC government authorities as “human genetic resources research and development activities,” additional approvals by PRC government authorities will be required.

Our research and development activities in adult stem cells in China are conducted in cooperation with the Beijing Stem Cell Research Center, or Lab, and a consultant, the Shandong Life Science Institute and Technology Research, or SLSI. Pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, that took effect on June 10, 1998, China maintains a reporting and registration system on important pedigrees and genetic resources in specified regions. All entities and individuals involved in sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside China must abide by the Measures. “Human genetic resources” refers to genetic materials such as human organs, tissues, cells, blood specimens, preparations or any type of recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials.

It is possible that our research and development activities conducted by the Lab or SLSI in cooperation with us in China may be regarded by PRC government authorities as human genetic resources research and development activities, and thus will be subject to approval by PRC government authorities. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restrictions and approval requirements established under the Measures.

With regard to the ownership of intellectual property rights derived from human genetic resources research and development, the Measures provide that the China-based research and development institution shall have priority access to information about the human genetic resources within China, particularly the important pedigrees and genetic resources in the specified regions and the relevant data, information and specimens and any transfer of such human genetic resources to other institutions shall be prohibited without obtaining corresponding approval from the Human Genetic Resource Administration Office of China, among other governmental authorities or agencies. No foreign collaborating institution or individual that has access to the above-mentioned information may publicize, publish, apply for patent rights or disclose it by any other means without obtaining government approval. In a collaborative research and development project involving human genetic resources of China between any Chinese and foreign institutions, intellectual property rights shall be allocated according to the following principles: (i) patent rights shall be jointly applied for by both parties and the resulting patent rights shall be owned by both parties if an achievement resulting from the collaboration is patentable; (ii) either party has the right to exploit such patent separately or jointly in its own country, subject to the terms of the collaboration; however, the transfer of such patent to any third party or authorizing any third party to implement such patent shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions; and (iii) the right of utilizing, transferring and sharing any other scientific achievement resulted from the collaboration shall be specified in the collaborative contract or agreement signed by both parties. Both parties are equally entitled to make use of the achievement which is not specified in the collaborative contract or agreement; however, the transfer of such achievement to any third party shall be carried out upon agreement of both parties, and the benefits obtained thereof shall be shared in accordance with their respective contributions.

If the research and development operations conducted by the Lab or SLSI in cooperation with us in China are regarded by PRC government authorities as human genetic resources research and development activities, we may be required to obtain approval from PRC governmental authorities to continue such operations and the Measures may adversely affect our rights to intellectual property developed from such operations. Our inability to access intellectual property, or our inability to obtain required approvals on a timely basis, or at all, could materially and adversely affect our operations in China, and our operating results and financial condition.

Erye will lose certain preferential tax concessions, which may cause our tax liabilities to increase and its profitability to decline.

The National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, or the EIT Law, that went into effect on January 1, 2008. Domestic-invested enterprises and foreign-invested entities now are subject to enterprise income tax at a uniform rate of 25% unless they qualify for limited exceptions. During the transition period for enterprises established before March 16, 2007, the tax rate is subject to a gradual increase which started in 2008 and will be equal to the new tax rate in 2012. As a result, Erye will lose its preferential tax rates.

Because of the EIT Law, we expect that the tax liabilities of Erye will increase. Any future increase in the enterprise income tax rate applicable to Erye or other adverse tax treatments could increase Erye’s tax liabilities and reduce its net income, which could have a material adverse effect on Erye’s and our results of operations and financial condition.

Foreign-invested enterprises in China will be subject to city maintenance and construction tax and education expenses surtax starting from December 1, 2010.

According to relevant tax rules in China, foreign-invested enterprises (e.g., WFOE) were not subject to city maintenance and construction tax and education expenses surtax in the past; however, the State Council of PRC issued the Notice regarding Unifying Rules of City Maintenance and Construction Tax and Education Expenses Surtax Applicable to Foreign-invested Enterprises and Domestic Enterprises and Individuals (Guo Fa (2010) 35) on October 18, 2010, or the State Council Notice No. 35. According to the State Council Notice No. 35, starting from December 1, 2010, the Interim Measures on City Maintenance and Construction Tax promulgated by the State Council in the year of 1985 and the Interim Rules on Levying Education Expenses Surtax promulgated by the State Council in the year of 1986, and relevant rules, measures promulgated thereafter shall also apply to foreign-invested enterprises, foreign enterprises and foreign individuals. Accordingly, foreign-invested enterprises will be subject to city maintenance and construction tax and education expenses surtax starting from December 1, 2010 (Erye was already subject to such taxes). Both city maintenance and construction tax and education expense surtax are levied based on the value-added tax, consumer tax and business tax actually paid by the tax payer, depending on location of the tax payer, the tax rate of city maintenance and construction tax applicable could be 7%, 5% or 1%, and the tax rate of education expense surtax applicable is currently 3%.

Because of the State Council Notice No. 35, we expect that the tax liabilities of WFOE will increase, which could have a material adverse effect on our results of operations and financial condition.

Some of the laws and regulations governing our business in China are vague and subject to risks of interpretation.

Some of the PRC laws and regulations governing our business operations in China are vague and their official interpretation and enforcement may involve substantial uncertainty. These include, but are not limited to, laws and regulations governing our business and the enforcement and performance of our contractual arrangements in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. Despite their uncertainty, we will be required to comply.

New laws and regulations that affect existing and proposed businesses may be applied retroactively. Accordingly, the effectiveness of newly enacted laws, regulations or amendments may not be clear. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

In addition, pursuant to China’s Administrative Measures on the Foreign Investment in Commercial Sector, foreign enterprises are permitted to establish or invest in wholly foreign-owned enterprises or joint ventures that engage in wholesale or retail sales of pharmaceuticals in China subject to the implementation of relevant regulations. However, no specific regulations in this regard have been promulgated to date, which creates uncertainty. If specific regulations are not promulgated, or if any promulgated regulations contain clauses that cause an adverse impact to our operations in China, then our business, operating results and financial condition could be materially and adversely affected.

The laws and regulations governing the therapeutic use of stem cells in China are evolving. New PRC laws and regulations may impose conditions or requirements with which could materially and adversely affect our business.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of future Chinese stem cell regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

We may be subject to fines and legal sanctions imposed by the SAFE or other PRC government authorities if we or our PRC employees fail to comply with recent PRC regulations relating to employee stock options granted by offshore listed companies to PRC citizens.

On April 6, 2007, the SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company,” referred to as Circular 78. It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from the SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with the SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. The 2009 Non-U.S. Plan authorizes the grant of certain equity awards to our officers, directors and employees, some of whom are PRC citizens. Circular 78 may require our officers, directors and employees who receive option grants and are PRC citizens to register with the SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our officers, directors and employees through equity compensation would be hindered and our business operations may be adversely affected.

Failure to comply with the U.S. Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act, which generally prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. There can be no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Under the EIT Law, we may be classified as a “resident enterprise” of the PRC, which could result in unfavorable tax consequences to us and to non-PRC stockholders.

Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes, although the dividends paid to one resident enterprise from another may qualify as “tax-exempt income.” The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. The EIT Law and its implementing rules are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures, and currently no official interpretation or application of this new “resident enterprise” classification, other than for enterprises established outside of China whose main holding investor/s is/are enterprise/s established in China, is available; therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, the PRC could impose a 10% PRC tax on dividends we pay to our non-PRC stockholders and gains derived by our non-PRC stockholders from transferring our shares, if such income is considered PRC-sourced income by the relevant PRC authorities. In addition, we could be subject to a number of unfavorable PRC tax consequences, including: (a) we could be subject to enterprise income tax at a rate of 25% on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations; and (b) although under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries through our sub-holding companies may qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to withholding tax. Any increase in the taxation of our PRC-based revenues could materially and adversely affect our business, operating results and financial condition.

Taxing authorities in the PRC may attempt to impose an enterprise income tax on the gain on the transfer of the ownership of the 51% ownership interest in Erye.

Transactions involving the merger of two non-PRC companies, but that result in the change in ownership of joint venture interests in the PRC, historically have not been taxed by the taxing authorities in the PRC. However, the PRC State Administration of Taxation issued the Notice on Strengthening the Administration of Enterprise Income Tax on Equity Transfer Gains of Non-residence Enterprise, or Circular 698, in December of 2009, according to which, if any non-residence enterprise indirectly transfers the shares of any residence enterprise, and if the total tax rate applicable in the country/jurisdiction, where the offshore holding company transferred is incorporated, is lower than 12.5% or there is no income tax on income of its residents sourced outside of such country/region, relevant parties shall submit the share transfer agreement and other relevant documents and information to the competent tax authority having jurisdiction over the residence enterprise, whose equity is indirectly transferred, within 30 days after the share transfer agreement is signed. Subject to approval by the State Administration of Taxation, if the non-residence enterprise transferring party is deemed to have indirectly transferred the shares of the residence enterprise for purpose of evading PRC enterprise income tax through abuse of transaction structure, and the transaction structure does not have reasonable commercial purposes, relevant tax authorities have the right to re-determine the nature of the transaction based on its substance and deny the existence of offshore vehicles established for purpose of evading PRC tax and levy enterprise income tax on the share transfer gains pursuant to PRC laws. The tax rate applicable to the share transfer gains under such circumstance should be 10% or lower treaty tax rate under EIT Law and its implementation rules. Accordingly, recently the taxing authorities in the PRC have levied enterprise income tax at the rate of approximately 10% of the gain on a few real estate and mining transactions that resulted in a change in ownership in joint ventures located in the PRC. Circular 698 applies retrospectively and shall be deemed to have become effective since January 1, 2008. Although it is still unclear on whether or not the Circular 698 shall also apply to the merger, as opposed to share transfer, of two non-PRC companies resulting in the change in ownership of PRC companies, there can be no assurance that the PRC taxing authorities will not impose enterprise income tax on the gain on the transfer to us of ownership of the 51% equity interests in Erye.

Risks Related to NeoStem Securities

We will likely need to raise additional financing to fund our current business, including the development of our VSELTM Technology and other research and development efforts related to product development, as well as marketing activities in the United States and China.

We believe that our currently available cash and cash equivalents, together with the net proceeds from our recent common stock and senior convertible preferred stock offerings, are sufficient to fund our operations through at least December 31, 2011 and, assuming the Merger is consummated, beyond. We will likely need to raise additional funding in the future to fund certain segments of our current business, including the development of our VSELTM Technology and other research and development efforts related to product development, as well as marketing activities in the United States and China. Cash requirements may vary materially from those now planned because of expenses relating to marketing, advertising, sales, distribution, research and development and regulatory affairs, as well as the costs of maintaining, expanding and protecting our intellectual property portfolio, including potential litigation costs and liabilities.

If we cannot generate a sufficient amount of revenue to fully fund our cash requirements, which we may never do, we will need to finance future cash needs primarily through equity issuances, debt arrangements, a combination of the above or other arrangements. Our ability to raise such funding may be limited by certain restrictions on incurring debt and issuing preferred stock that are contained in the certificate of designations for the Series E Preferred Stock. Any issuance of convertible debt securities, preferred stock or common stock may be at a discount from the then-current trading price of our common stock. If we issue additional common or preferred stock or securities convertible into common stock, our stockholders will experience additional dilution, which may be significant. Further, we do not know whether additional funding will be available on acceptable terms, or at all. The trading volume of our common stock, coupled with our history of operating losses and liquidity problems, may make it difficult for us to raise capital on acceptable terms or at all. The demand for the equity and debt of small cap biopharmaceutical companies like ours is dependent upon many factors, including the general state of the financial markets. If we are unable to raise substantial additional funding on acceptable terms or at all, our business, results of operations and financial condition could be adversely affected.

Our common stock has had limited trading volume.

Our common stock is currently listed on the NYSE Amex and has had limited trading volume since its listing on August 9, 2007. Low volumes can result in fluctuating prices and downward pressure on the price per share should there develop an imbalance between the shares available for sale and the number of shares sought to be purchased. We cannot assure you that the liquidity of our common stock will improve or that it will not decline from current levels. Our Class A Warrants also trade on the NYSE Amex, but have had very limited trading volume. Investors holding our common stock may find it difficult to dispose of such shares.

The market price and trading volume of our common stock has been and may continue to be volatile and issuances of large amounts of shares of our common stock could cause the market price of our common stock to decline.

As of November 22, 2010, 64,117,256 shares of our common stock were outstanding. In the nine months ended September 30, 2010, our common stock traded as low as $1.26 and as high as $3.50, and in the nine months ended September 30, 2009, traded as low as $0.43 and as high as $2.72. In addition to our low stock trading volume, some of the other factors contributing to our stock’s price volatility include the issuance of a significant number of shares of our common stock or securities convertible into common stock in a short period of time, announcements of government regulation, new products or services introduced by us or by our competition, healthcare legislation, trends in health insurance, litigation, fluctuations in operating results, our success in commercializing our business, market conditions for healthcare stocks in general as well as economic recession. We cannot assure you that the market price of our shares of common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our shares of common stock include those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and in the other information contained herein.

Management will have broad discretion as to the use of the proceeds from our recent offerings, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from our recent common stock and senior convertible preferred stock offerings and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience dilution upon the issuance of common stock upon the conversion or in connection with redemption payments under the Preferred Shares issued in our recent senior convertible preferred stock offering, if we issue additional equity securities in future fundraising transactions and if shares of our common stock underlying our significant number of outstanding warrants are purchased by the holders thereof.

The issuance of common stock as mandatory redemption payments or upon conversion of some or all of the Preferred Shares issued in our recent senior convertible preferred stock offering will dilute the ownership interests of our existing holders of our shares of common stock. We expect to make the mandatory redemption payments under the terms of the Preferred Shares in shares of our common stock. Although the dollar amount of such redemption payments are known, the number of shares to be issued in connection with such redemption payments will fluctuate based on our stock price. All payments made in stock will be at the VWAP Price (defined below). The price of the shares will be calculated based on 92% of the average of the lowest five VWAPs (volume weighted average prices) of the 20 trading days prior to the payment date (the “VWAP Price”). Any sales or perceived sales in the public market of our shares of common stock issuable upon such mandatory redemption payments or upon conversion could adversely affect prevailing market prices of our shares of common stock. The issuance of common stock upon conversion of the Preferred Shares or upon such redemption payments may also have the effect of reducing our net income per share. In addition, the existence of the Preferred Shares may encourage short selling by market participants because the conversion of the Preferred Shares or the existence of the redemption payments could depress the market price of our shares of common stock.

If in the future we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who receive shares of our common stock and warrants in the Merger, will experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock.

Investors in our company will be subject to increased dilution upon conversion of our outstanding preferred stock and upon the exercise of outstanding stock options and warrants. There were 64,117,256 shares of our common stock outstanding as of November 22, 2010. As of that date, the Series B preferred stock outstanding could be converted into 10,000 shares of our common stock, the Preferred Shares outstanding could be converted into 5,289,947 shares of our common stock (assuming the required stockholder approval is obtained) and stock options and warrants outstanding that are exercisable represented an additional 24,467,529 shares of our common stock that could be issued in the future. In addition, the warrants issued in our recent common stock offering, which become exercisable six months after the closing of such offering, will be exercisable for 3,168,993 shares of common stock and the warrants issued in our recent senior convertible preferred stock offering, which also become exercisable six months after the closing of such offering, will be exercisable for 1,322,486 shares of our common stock. The Preferred Shares and the warrants issued with the Preferred Shares also have weighted-average anti-dilution protection. Most of the outstanding shares of our common stock, as well as the vast majority of the shares of our common stock that may be issued under our outstanding options and warrants, are not restricted from trading or have the contractual right to be registered.

Any significant increase in the number of shares offered for sale could cause the supply of our common stock available for purchase in the market to exceed the purchase demand for our common stock. Such supply in excess of demand could cause the market price of our common stock to decline.

Future sales of a significant number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock.

Sales of a substantial number of our shares of common stock in the public markets, or the perception that such sales could occur, could depress the market price of our shares of common stock and impair our ability to raise capital through the sale of additional equity securities. It is anticipated that the purchasers of the Preferred Shares will be selling shares of common stock issued to them as mandatory redemption shares on each mandatory redemption date. A substantial number of shares of common stock were issued in our recent offerings and we cannot predict if and when the investors in our recent offerings may sell such shares of common stock in the public markets. We cannot predict the number of these shares that might be sold nor the effect that future sales of our shares of common stock would have on the market price of our shares of common stock.

We have never paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our stockholders’ sole source of gain for the foreseeable future.

There is no public market for the warrants to purchase common stock to be issued in the Merger.

There is no established public trading market for the warrants to be issued in the Merger, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any national securities exchange, including NYSE Amex. Without an active market, the liquidity of the warrants will be limited.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We acquired China Biopharmaceuticals Holdings, Inc (“CBH”) by merger in October 2009. CBH reported several material weaknesses in its internal control over financial reporting and concluded that it did not have effective internal control over financial reporting as of December 31, 2008 and September 30, 2009. If we fail to (1) fully remediate the material weaknesses identified in CBH’s internal control over financial reporting that are continuing with regard to Erye, and integrate CBH’s internal control over financial reporting pertaining to Erye with ours, or (2) we fail to maintain the adequacy of internal control over our financial reporting with regard to the financial condition and results of operations of Erye, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, as such standards are modified, supplemented or amended from time to time.

As a private company, PCT is not subject to the requirements of Section 404 of the Sarbanes-Oxley Act. Assuming the Merger is consummated, we expect to devote management time and other resources to ensure that the combined company complies with the requirements of Section 404. During the course of testing our disclosure controls and procedures and internal control over financial reporting, we may identify and disclose material weaknesses or significant deficiencies in internal control over financial reporting (which may or may not be related to PCT) that will have to be remedied. Implementing any appropriate changes to our internal control may require specific compliance training of our directors, officers and employees, entail substantial costs in order to modify our existing accounting systems, and take a significant period of time to complete. Such changes may not, however, be effective in maintaining the adequacy of our internal control over financial reporting, and any failure to maintain that adequacy or inability to produce accurate financial statements on a timely basis could result in our financial statements being unreliable, increase our operating costs and materially impair our ability to operate our business.

Failure to achieve and maintain effective internal control over financial reporting could result in a loss of investor confidence in our financial reports and could have a material adverse effect on our stock price. Additionally, failure to maintain effective internal control over our financial reporting could result in government investigation or sanctions by regulatory authorities.

Actual and beneficial ownership of large quantities of our common stock by our executive officers and directors may substantially reduce the influence of other stockholders.

As of November 22, 2010, our executive officers and directors collectively owned 28,469,927 shares of our common stock, representing 44.4% of our common stock. As of such date, our executive officers and directors collectively beneficially owned 37,963,483 shares of our common stock. These beneficial holdings represent 51.6% of our common stock. As a result, such persons may have the ability to exercise enhanced control over the approval process for actions that require stockholder approval, including: the election of our directors and the approval of mergers, sales of assets or other significant corporate transactions or other matters submitted for stockholder approval. Because of the beneficial ownership position of these persons, other stockholders may have less influence over matters submitted for stockholder approval. Furthermore, at certain times the interests of our substantial stockholders may conflict with the interests of our other stockholders.

Some of our directors and officers have positions of responsibility with other entities, and therefore have loyalties and fiduciary obligations to both our company and such other entities. These dual positions subject such persons to conflicts of interest in related party transactions which may cause such related party transactions to have consequences to our company that are less favorable than those which we could have attained in comparable transactions with unaffiliated entities.

Eric H.C. Wei, a member of our Board of Directors, is also the Managing Partner of RimAsia Capital Partners, L.P., or RimAsia. RimAsia, a substantial stockholder of our company, beneficially owns 38.8% of our common stock as of November 22, 2010. Mr. Shi Mingsheng (who became a director of our company in March 2010) and Madam Zhang Jian (our Vice President of Pharmaceutical Operations and the General Manager of Erye), together with certain other persons, have shared voting and dispositive power over the shares of our common stock held by Fullbright Finance Limited, or Fullbright. Fullbright is a substantial stockholder of our company, and together with Mr. Shi, and Madam Zhang, beneficially owns 7.2% of our common stock as of November 22, 2010. These relationships create, or, at a minimum, appear to create potential conflicts of interest when members of our company’s senior management are faced with decisions that could have different implications for our company and the other entities with which our directors or officers are associated.

Although our company has established procedures designed to ensure that material related party transactions are fair to the company, no assurance can be given as to how potentially conflicted board members or officers will evaluate their fiduciary duties to our company and to other entities that they may owe fiduciary duties, respectively, or how such individuals will act in such circumstances. Furthermore, the appearance of conflicts, even if such conflicts ultimately do not harm our company, might adversely affect the public’s perception of our business, as well as its relationship with its existing customers, licensors, licensees and service providers and its ability to enter into new relationships in the future.

We may not have the cash necessary to redeem the Preferred Shares.

We have the obligation to make monthly redemption payments on the Preferred Shares commencing four months from the initial issuance dates, which mandatory redemption payments may be made at our option in cash or in shares of our common stock at the discounted formula price described above, except that our right to make payment in shares of common stock is dependent upon our satisfying certain Equity Conditions

(defined in the certificate of designations for the Series E Preferred Stock) and is also subject to certain Dollar Volume Limitations (as defined). If we cannot satisfy the Equity Conditions, or if our trading prices and volume are such that we do not meet the Dollar Volume Limitations necessary for us to be able to make our monthly mandatory redemption payments in stock, we may be forced to make such monthly payments in cash. We may not have sufficient cash resources at the applicable time to make those cash payments, or to make such cash payments in full. Further, any failure to pay any amounts due to the holders of the Preferred Shares, as well as certain other Trigger Events (as defined in the certificate of designations), including without limitation certain change in control transactions, our failure to timely deliver shares, our suspension of trading, and breaches of certain representations, warranties and covenants that are not timely cured, where a cure period is permitted, would permit the holders of our Preferred Shares to compel repurchase of such Preferred Shares at a price per share equal to the sum of the liquidation preference plus accrued dividends plus the then applicable prepayment premium (15%, or 10% if the repurchase occurs more than 12 months after the initial issuance date). If we are required to repurchase the Preferred Shares in cash prior to maturity, no assurance can be given that we would have the cash or financial resources available to us to make such a payment, and such an acceleration could have a material adverse effect on our business and financial condition and may impair our ability to continue in business as a going concern.

The Preferred Shares are senior obligations of ours, and rank prior to our common stock with respect to dividends, distributions and payments upon liquidation.

The rights of the holders of the Preferred Shares rank senior to the obligations to holders of our common stock. Upon our liquidation, the holders of Preferred Shares are entitled to receive a liquidation preference of $1.00 per share, plus all accrued but unpaid dividends at the rate of 7% per annum prior and in preference to any distribution to the holders of any other class of our equity securities. Further, no dividends can be paid without the consent of the holders of a majority of the outstanding Preferred Shares, and the holders of Preferred Shares, as well as the holders of the warrants being issued to the purchasers of Preferred Shares, have the right to participate in any payment of dividends or other distributions made to the holders of our Common Stock to the same extent as if they had converted the Preferred Shares or exercised the warrants. The existence of such a senior security could have an adverse effect on the value of our Common Stock.

Holders of the Preferred Shares have rights that may restrict our ability to operate our business.

Under the securities purchase agreement pursuant to which the Preferred Shares were sold, we are subject to certain covenants that limit our ability to create new series of preferred stock, other than series junior to the Preferred Shares. We are also limited, with certain exceptions, in our ability and the ability of our subsidiaries (other than Erye) to incur debt and to pledge our assets. Such restrictions may have an adverse effect on our ability to operate our business while the Preferred Shares are outstanding.

Failure to obtain shareholder approval for the Preferred Shares may have an adverse effect on our financial condition.

Under the rules of the NYSE-Amex, we are limited in the number of shares of our common stock which we may issue upon conversion or redemption of the Preferred Shares unless we get shareholder approval of such issuances. We are seeking such approval pursuant to NeoStem Proposal No. 4 contained herein. If we are required to repurchase the Preferred Shares in cash (including interest and penalties) following a failure to secure shareholder approval, no assurance can be given that we would have the cash or financial resources available to us to make such a payment, and such an acceleration could have a material adverse effect on our business and financial condition and may impair our ability to continue in business as a going concern.

Certain of our officers and other inside shareholders have agreed to vote in favor of the issuances to the holders of Preferred Shares, but such shareholders do not represent a majority of the voting power of our common stock.

The repurchase right in the Preferred Shares triggered by a change in control could discourage a potential acquiror.

The repurchase rights in the Preferred Shares triggered by certain change in control transactions could discourage a potential acquiror. The interests of the holders of the Preferred Shares in deciding to exercise their repurchase right may not align with your interests as a holder of our common stock in potential change of control transactions. The holders of Preferred Shares may exercise their repurchase right which may discourage potential acquirors even in situations where the common stock holders may have the opportunity to realize a premium in connection with such change in control transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this joint proxy statement/prospectus, including the risk factors in this section, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, consummation of the Merger, future financial and operating results of the combined company and benefits of the pending Merger. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks factors described below, elsewhere in this joint proxy statement/prospectus and in NeoStem’s periodic filings with the SEC. Before making a decision regarding the Merger, you should be aware that the occurrence of the events described in these risk factors could harm NeoStem’s business, operating results, and financial condition.

THE NEOSTEM SPECIAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the NeoStem Board of Directors for use at the special meeting of stockholders (the “NeoStem Special Meeting”) to be held on December [], 2010, at 11:00 a.m., local time, or at any postponement or adjournment thereof. The meeting will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170. NeoStem’s telephone number is (212) 584-4180.

These proxy solicitation materials will be mailed on or about [], 2010 to all stockholders entitled to vote at the meeting.

Purpose of the NeoStem Special Meeting

The purpose of the NeoStem special meeting is to consider and vote upon proposals:

1.	To consider and vote upon the issuance of NeoStem Common Stock and warrants exercisable for NeoStem Common Stock pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of September 23, 2010, as such agreement may be amended from time to time (the “Agreement and Plan of Merger”), by and among NeoStem, Progenitor Cell Therapy, LLC (“PCT”) and NBS Acquisition Company LLC, a wholly-owned subsidiary of NeoStem (“Subco”), pursuant to which Subco will merge with and into PCT, with PCT as the surviving entity (the “Merger”).
2.	To consider and vote upon an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance under the 2009 Plan by 4,000,000 shares.
3.	To consider and vote upon an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange.
4.	To consider and vote upon the issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock.
5.	To consider and vote upon a proposal to approve the adjournment of the NeoStem Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the NeoStem Special Meeting.
6.	To transact such other business as may properly come before the NeoStem Special Meeting or any adjournment or postponement thereof.

Record Date and Outstanding Shares

The close of business on November 22, 2010 has been fixed by the NeoStem Board of Directors as the record date for determination of the stockholders of NeoStem entitled to notice of, and to vote at, the NeoStem Special Meeting or any postponement or adjournment of the NeoStem Special Meeting. Holders of record of NeoStem Common Stock and NeoStem Series B Preferred at the close of business on the record date are entitled to notice of, and to vote at, the NeoStem special meeting. As of the record date, there were approximately 1,394 stockholders of record holding an aggregate of 64,117,256 shares of NeoStem Common Stock, and approximately one stockholder of record holding an aggregate of 10,000 shares of NeoStem Series B Preferred.

Stock Ownership of Management and Certain Stockholders

As of November 22, 2010, our executive officers and directors collectively owned 28,469,927 shares of our common stock, representing 44.4% of our common stock. As of such date, our executive officers and directors collectively beneficially owned 37,963,483 shares of our common stock. These beneficial holdings represent 51.6% of our common stock.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the NeoStem Board of Directors and the cost thereof will be borne by NeoStem. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of NeoStem Common Stock and NeoStem Series B Preferred. Further solicitation of proxies may be made personally, by email or by telephone by NeoStem’s directors, officers and employees who will not receive additional compensation for the solicitation.

Holders of record of NeoStem Common Stock at the close of business on the record date will be entitled to one vote for each share held on each matter submitted to a vote of the stockholders of NeoStem. Holders of record of NeoStem Series B Preferred will be entitled to ten votes per share on each matter submitted to a vote of the stockholders of NeoStem. Shares of NeoStem Common Stock and NeoStem Series B Preferred vote together as one class. Unless the context otherwise requires, all references to NeoStem “stockholders” in this proxy statement refer to holders of NeoStem Common Stock and NeoStem Series B Preferred. Cumulative voting by stockholders is not permitted. The holders of Series E Preferred Shares have no voting rights at the NeoStem Special Meeting.

Vote Required

Votes required to approve the proposals presented to the NeoStem stockholders are as follows:

(a) The affirmative vote of a majority of the total votes cast in person or by proxy will be required for the approval of each of the following proposals:

•	The issuance of NeoStem securities in connection with the Merger (NeoStem Proposal No. 1);
•	The amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of NeoStem Common Stock available for issuance thereunder by 4,000,000 shares (NeoStem Proposal No. 2); and
•	The issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock(NeoStem Proposal No. 4).

Abstentions and broker “non-votes” with regard to any such proposals are not considered to have been voted on the proposals.

(b) The affirmative vote of the holders of a majority of the voting power outstanding as of the record date will be required for the approval of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange (NeoStem Proposal No. 3).

If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal.

(c) The affirmative vote of the holders of a majority of the shares present at the NeoStem Special Meeting and entitled to vote will be required to approve an adjournment of the NeoStem Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Special Meeting to approve the proposals submitted at the NeoStem Special Meeting (NeoStem Proposal No. 5).

NeoStem’s stockholders will not have any rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the special meeting.

Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date, have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger (NeoStem Proposal No. 1) and in favor of the issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock (NeoStem Proposal No. 4).

Quorum; Abstentions; Broker Non-Votes

A quorum must exist for the transaction of business at the stockholders’ meetings. For NeoStem, the presence at the meeting, in person, by remote communication or by proxy, of the holders of a majority of the total outstanding voting power is necessary to constitute a quorum for the transaction of business at NeoStem’s special meeting. Abstentions and broker “non-votes” (as defined below) are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your shares will be considered part of the quorum.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the NeoStem Board of Directors for use at the meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to NeoStem.

•	All properly signed proxies that NeoStem receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR (1) the approval of the issuance of NeoStem securities in connection with the Merger; (2) an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 4,000,000 shares; (3) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange; (4) the approval of of the issuance of NeoStem Common Stock upon the conversion or redemption of the Series E Preferred Stock and upon exercise of the warrants issued with such shares of Series E Preferred Stock; and (5) the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of NeoStem by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

The NeoStem Board of Directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

THE PCT SPECIAL MEETING

The accompanying proxy is solicited by the PCT Board of Managers for use at the special meeting of members (the “PCT Special Meeting”) to be held on December [], 2010, at 9:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Members. The PCT Special Meeting will be held at the offices of NeoStem, Inc. located at 420 Lexington Avenue, Suite 450, New York, NY 10170.

This joint proxy statement/prospectus and proxy card will be mailed on or about [], 2010 to all members of PCT entitled to vote at the PCT Special Meeting.

Purpose of the PCT Special Meeting

The purpose of the PCT Special Meeting is to consider and vote upon proposals for:

•	The approval and adoption of the Agreement and Plan of Merger. Adoption of the Agreement and Plan of Merger also will constitute approval of the Merger and the other transactions contemplated by the Agreement and Plan of Merger.
•	The adjournment of the PCT Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the PCT Special Meeting to approve the proposals submitted at the PCT Special Meeting.

Record Date and Outstanding Membership Interests

The close of business on November 22, 2010 has been fixed by the PCT Board of Managers as the record date for determination of the members of PCT entitled to notice of, and to vote at, the PCT Special Meeting or any postponement or adjournment of the PCT Special Meeting. Holders of record of PCT membership interests at the close of business on the record date are entitled to notice of, and to vote at, the PCT Special Meeting. As of the record date, there were approximately 210 members of PCT of record holding an aggregate of 7,186,020 membership interests.

Ownership of Management

As of the record date, the members of the Board of Managers and executive officers of PCT collectively owned beneficially approximately 37.12% of the outstanding membership interests.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the PCT Board of Managers and the cost thereof will be borne by PCT. Further solicitation of proxies may be made personally, by email or by telephone by PCT’s Board of Managers, officers and employees who will not receive additional compensation for the solicitation.

On the record date, there were 7,186,020 membership interests of PCT outstanding, all of which are entitled to vote with respect to the proposals presented in this joint proxy statement/prospectus. Each membership interest of PCT of record at the close of business on the record date is entitled to one vote for each membership interest held.

Vote Required

The approval of the proposal to approve and adopt the Agreement and Plan of Merger will require the affirmative vote of the holders of a majority of the outstanding shares of limited liability company interests, including a majority of the outstanding membership interests then held by the Charter Members. PCT’s limited liability company agreement, or operating agreement, defines the “Charter Members” as the following: Andrew L. Pecora, MD; Robert A. Preti, Ph.D; Hackensack University Medical Center or any affiliate to whom the limited liability company interests are transferred (“HUMC”); BioScience 2002 LLC, a wholly owned subsidiary of Baxter International, Inc., or any affiliate of Baxter International, Inc. to whom the limited liability company interests are transferred (“BioScience”); George S. Goldberger; Harry D. Harper, MD; Andrew A. Jennis, MD; Mark S. Pascal, MD; Richard J. Rosenbluth, MD; and Stanley E. Waintraub, MD.

If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Merger.

Members of PCT representing a majority of the outstanding membership interests of PCT, and a majority of the membership interests held by the Charter Members have executed a Voting Agreement, under which such members irrevocably agreed to vote in favor of the Merger. Such members’ votes or consents will be sufficient without any other votes or consents to approve the Agreement and Plan of Merger, the Merger and all the transactions contemplated by the Agreement and Plan of Merger.

Quorum; Abstentions; Broker Non-Votes

A quorum must exist for the transaction of business at the PCT Special Meeting. For PCT, a quorum is the presence in person or by proxy of the holders of at least a majority of the outstanding membership interests of PCT. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. If you submit a properly executed proxy card, even if you abstain from voting, your membership interests will be considered part of the quorum. No membership interests of PCT are held by brokers, so there will be no broker non-votes.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the PCT Board of Managers for use at the PCT Special Meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to PCT. All properly signed proxies that PCT receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR the adoption and approval of the Agreement and Plan of Merger.

You may revoke your proxy at any time before it is exercised at the meeting by taking any of the following actions:

•	delivering a written notice to the secretary of PCT by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;
•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or
•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

The PCT Board of Managers does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

No Appraisal Rights

The Limited Liability Company Act of the State of Delaware does not grant appraisal rights to the members of PCT in connection with the Merger.

NEOSTEM PROPOSAL NO. 1

TO APPROVE THE ISSUANCE OF SECURITIES IN CONNECTION WITH THE MERGER PUSUANT TO THE AGREEMENT AND PLAN OF MERGER

-AND-

PCT PROPOSAL NO. 1

TO ADOPT THE AGREEMENT AND PLAN OF MERGER

This section of the joint proxy statement/prospectus describes the proposed Merger. While NeoStem and PCT believe that the description in this section covers the material terms of the Merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents NeoStem and PCT have referred to in this joint proxy statement/prospectus for a more complete understanding of the Merger. The Agreement and Plan of Merger, dated as of September 23, 2010, is attached to this joint proxy statement/prospectus as Annex A.

Background of the Merger

In April 2008, NeoStem and PCT were formally introduced by an investor in NeoStem who was also a potential investor in PCT, in light of the potential synergy between the two companies and the complementary nature of their respective businesses.

NeoStem was at the forefront of the stem cell collection and storage business, and PCT had provided related services to similar companies and had significant operational experience which NeoStem then lacked. At the time PCT was looking to create scale in the industry by engaging in its own financing activities or by a merger or an acquisition transaction with a public company with access to financing. At the time PCT began to consider whether it should seek to consolidate operations with a company like NeoStem which, in addition to being an industry leader in stem cells, had access as a public company to both private and public financing. Further, PCT was interested in pursuing laboratory operations on a global basis, and NeoStem had begun planning to expand its activities into China. Thus, a consolidation of PCT with NeoStem could produce an international stem cell commercial business.

Over the remainder of 2008, however, the strategic visions of the parties led them to explore various transactions and arrangements with other entities. NeoStem decided to pursue the merger with CBH and in January 2009, NeoStem began independently to expand its business into China. In addition, beginning in early 2009, NeoStem turned much of its focus to raising capital, closing in April through July 2009 on a $16 million equity raise. PCT also decided to pursue an acquisition transaction with another stem cell company, which transaction ultimately was not consummated.

Although at the time the parties decided not to pursue acquisition talks with the other, they did recognize the benefits of engaging in other forms of business transactions with each other. In early 2009, NeoStem began implementing a plan to improve its cryopreservation operations and reduce its fixed overhead by modifying the outsourcing of its cryopreservation systems. In connection therewith, on January 9, 2009, NeoStem entered into a Cell Processing and Storage Customer Agreement with PCT pursuant to which PCT agreed to provide to NeoStem autologous adult stem cell processing and storage services utilizing cGMP standards at both PCT’s California and New Jersey facilities. NeoStem agreed to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completed certain preliminary services and was ready and able to start the processing and storage services as required by the agreement. PCT agreed to provide to NeoStem stem cell processing and long term storage services for NeoStem’s business on an exclusive basis. Prior to commencing these services, PCT agreed to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services were cGMP compliant.

In March 2009, NeoStem and PCT expanded PCT’s services to include PCT developing a plan to set up a stem cell processing and manufacturing operation in Beijing, China that NeoStem would pursue in partnership with an off-shore entity. This plan would support research and cell therapy development and manufacturing operations. Over the remainder of 2009 representatives of NeoStem and PCT engaged in various communications which were primarily focused on partnering relating to the establishment of the operation in Beijing. In August 2009 the parties met at NeoStem’s Cambridge, Massachusetts facility to discuss their collaboration regarding the Beijing project, although very preliminary and informal discussion of a closer relationship took place.

As of December 31, 2009, NeoStem, its subsidiary NeoStem (China), Inc., (“NeoStem China”), and PCT entered into an agreement whereby NeoStem and NeoStem China engaged PCT to perform the services necessary to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections, research and development laboratory space, collection and stem cell storage area and offices, all in compliance with cGMP standards and regulatory standards that would be applicable in the United States under cGTP standards, as well as all regulatory requirements applicable to the program under the laws of the PRC. The aggregate cost of the program is expected to be approximately $3 million.

In early 2010, representatives of NeoStem and PCT began to formally explore the possibility of an acquisition transaction. From the perspective of management of both parties, a merger would provide the capability to build the first fully-integrated internal commercial cell therapy company, including the development expertise and facilities to more rapidly and efficiently develop cell therapeutics. Additionally, a merger between the parties would enable both national and international growth of personalized cell collection and storage, as well as facilitating the development of other cell therapy companies by offering an international cGMP manufacturing and distribution capability and provide other accretive benefits. The form of the transaction was not specifically agreed to in the early stages of discussion and negotiation. Discussions ensued over the next months among the parties' principals and professionals, with respect to deal structure issues, including consideration, tax, accounting, securities and regulatory issues. The principal structural issues faced by the parties during this time involved: price, control and equity structure. Although a formal letter of intent was never signed, the terms of the initial transaction proposals were negotiated through a summary term sheet that was sent back and forth between the parties, supplemented by meetings, e-mail correspondence and various telephone calls and telephonic conferences.

With respect to the telephone calls and meetings among the parties that occurred in the spring and summer of 2010 and are described below as the parties sought to finalize the terms and structure of the transaction and to negotiate the definitive documents, the principal negotiating parties for this transaction who participated consisted of the following individuals:

•	For NeoStem, Dr. Smith, Ms. Vaczy and Mr. May
•	For PCT, Dr. Preti, Dr. Pecora, Mr. Goldberger, PCT’s current CFO, John Gandolfo, PCT’s CFO through June 2010, and Mr. Marc Beer, a member of the Board of Managers

In the discussion below, references to meetings attended by representatives of any one of these parties in almost all instances refer to the above individuals.

On April 25, 2010, Dr. Smith outlined in an e-mail format for Dr. Pecora and PCT’s CFO, NeoStem’s vision for the combined company and management-related matters. On April 30, 2010, a conference call was held in which members of NeoStem and PCT management participated to further outline the companies’ synergies from the perspective of each side.

At a NeoStem Board meeting held on May 18, 2010, Dr. Smith reviewed a number of potential acquisitions with the Board, including PCT. The Board discussed possible terms of a PCT transaction and authorized management of NeoStem to move forward with discussions with PCT to see if a business arrangement could be reached on satisfactory terms. NeoStem began internal discussions and review regarding a potential transaction with PCT from a regulatory and structural standpoint.

On May 21, 2010, PCT held an internal management meeting as a result of which a non-binding proposed term sheet was generated and sent to NeoStem with regard to a potential transaction. This term sheet provided for (i) PCT to receive $29 million in NeoStem stock; (ii) NeoStem to pay $3 million of PCT debt; and (iii) PCT shareholders to receive 1 million NeoStem warrants, exercisable over a seven year term at an exercise price of $7.00 per share (a 100% premium to the 52 week high for NeoStem stock), to become vested upon PCT securing a material commercial manufacturing contract or a successful phase 2 clinical trial for a particular PCT product within the next five years.

On May 24, 2010, another conference call was held. As a result, on May 24, 2010 NeoStem instructed its counsel, Lowenstein Sandler PC, to begin drafting a definitive asset purchase agreement and specifically to include a collar around the common stock to be issued in a transaction of $2.50 to $4.50. At this time NeoStem’s common stock was trading in the $3.00 range. On May 28, 2010 Dr. Smith sent an e-mail to the NeoStem Board updating them on various matters, including that the drafting of the PCT definitive documents was underway.

Additional calls were held with Company representatives over the next several weeks relating to the following significant terms: the terms of the consideration, a lock-up of the shares received, governance (particularly, board seats), how management would be structured and accretions resulting from the combination.

During this period of time, NeoStem continued to review other acquisition opportunities and engaged in financing activities.

In June 2010, PCT provided certain diligence materials to NeoStem, including audited financials for 2008, draft financial statements for 2009, its operating agreement, a list of PCT members and other materials. Over the next several weeks the companies engaged in due diligence, financial and otherwise, and further discussions relating to the pricing and structure of the deal given NeoStem’s stock price had declined from when talks had been initiated. At the time, the tax structure of the potential transaction and the PCT shareholder base was given particular focus. On June 28, 2010, representatives of NeoStem and PCT discussed an asset purchase transaction structure in which PCT would receive warrants to make up for a perceived decline in the value of the consideration given a decrease in NeoStem stock price. On July 2, 2010, PCT sent to NeoStem a revised term sheet setting forth the following transaction terms: (i) 11.2 million shares of NeoStem common stock; (ii) one million seven year warrants at an exercise price of $3.00 per share; (iii) an additional one million seven year warrants at an exercise price of $3.50 per share, eliminating the concept of the warrants vesting upon the attainment of operating milestones; and (iv) no change to the terms of the one million seven year warrants vesting as part of PCT securing a commercial manufacturing contract. Other communications ensued between the parties regarding these and additional terms and conditions. On July 14, 2010, representatives of the parties met to consider the various proposals and to outline certain additional key transaction points, including means of financing PCT operations post-transaction, issues of control and voting and continuity of management. At this time, it was also discussed that the additional one million seven year warrants would have an exercise price of $5.00 rather than the $3.50 previously proposed by PCT. Following this meeting, on July 14, 2010 NeoStem sent to PCT a revised term sheet.

Due principally to pricing issues, negotiations were suspended in mid-July. The parties recommenced negotiations after a couple of weeks and a further revised term sheet was generated by NeoStem’s counsel and discussed with the NeoStem Board. On August 5th a revised term sheet was sent to PCT, keeping the integrity of the original deal and, through the use of a warrant structure which would provide for warrant coverage at different prices in the event of a significant increase or decrease in the NeoStem common stock price, protecting both companies for potential NeoStem stock price fluctuations. This revised term sheet included a newly fixed collar of $1.70 to $2.50. The parties continued to communicate via e-mail and telephone, and NeoStem sent additional documentation to PCT, including a first draft of an asset purchase agreement, in preparation for a meeting of both parties and their representatives at NeoStem on August 11, 2010.

On August 11, 2010, a meeting took place among Dr. Smith, Larry May, Catherine Vaczy, Christopher Duignan for NeoStem, and George Goldberger, Andrew Pecora and Robert Preti for NeoStem, and representatives of Lowenstein Sandler, NeoStem's counsel, Epstein Becker, PCT's counsel, Holtz Rubenstein Reminick LLP, NeoStem's auditors for 2009, and EisnerAmper LLP, PCT’s auditors. The accountants discussed the necessary financial statements and disclosures necessary for a transaction. Then, the business parties and counsel reviewed the draft asset purchase agreement and discussed outstanding transaction issues including those related to securities matters, indemnification, employment of PCT executives, cash flow, conditions to the merger, including repayment of PCT’s $3 million obligation to NNJCA and other deal terms. The purchase price as now structured was agreed to, with open issues on the performance condition for vesting of the $7.00 Warrants. The structure of the transaction as a taxable merger transaction in lieu of an asset purchase was tentatively agreed to at that meeting to retain the PCT corporate entity and make the obtaining of third party and regulatory consents easier.

Over the next several weeks, NeoStem and PCT and their respective representatives and professionals continued to meet and communicate via e-mail and telephone in an effort to structure a transaction that would be mutually beneficial for the parties. The merger structure was finalized during these calls, and counsel for NeoStem began to draft a merger agreement.

On August 17, 2010, Dr. Pecora and Mr. Goldberger visited NeoStem’s executive offices. The purpose of the visit was to present to NeoStem statements of PCT’s cash position so NeoStem could view projected expenses and cash flow and consider possible adjustments to the purchase price based on cash flow rather than working capital. On August 18, 2010, the parties communicated further regarding certain adjustments as a result of this review of the statements of cash position and other matters. As a result of these and other communications between the parties, Lowenstein Sandler circulated a draft Agreement and Plan of Merger to the working group on or about August 18, 2010.

On August 24, 2010, Dr. Pecora forwarded to Dr. Smith a list of open transaction issues on the draft merger agreement, and a revised draft, along with a form of voting agreement, was circulated on or about August 27, 2010, reflecting comments of the non-compete provisions, the obligations of NeoStem to satisfy PCT’s $3 million obligation to NNJCA, the vesting conditions of the $7.00 Warrants, PCT’s various representations, and limitations on indemnification. Following a telephone conference call at which the officers of the parties and counsel participated on August 29, 2010, a further revised draft was circulated on or about August 31, 2010, principally dealing with the cash flow adjustments, as well as carve outs from the escrow to permit payment of individual tax liabilities arising from the Merger.

Over the next few weeks, in addition to finalizing transaction issues and details, as well as the various schedules and exhibits to the Agreement and Plan of Merger, matters were also discussed and resolved including the terms of continuity of PCT’s management post-transaction and the related documentation. Term sheets and then draft of the employment agreements for Dr. Preti, Dr. Pecora, Mr. Goldberger and Mr. LeSueur were prepared by NeoStem, circulated and negotiated by the individual officers.

On September 10, 2010, a revised Agreement and Plan of Merger was circulated by Lowenstein to the principals and their professionals, incorporating revisions agreed to by the parties as to the role of the PCT Representative, regulatory representations and other matters. A form of Warrant was also circulated.

On September 14, 2010, a conference call took place among the executives of NeoStem and PCT and their respective counsel to discuss remaining transaction issues, including employment contract issues, warrant redemption rights and working capital adjustments.

On September 16, 2010 at a meeting of NeoStem’s Board of Directors, the Agreement and Plan of Merger was discussed. Representatives of LifeTech discussed the valuation of PCT, including the slides summarizing their oral report which had previously been circulated to the Board. After discussion, the Board unanimously approved the transaction and recommended that issuance of the consideration thereunder be submitted to the NeoStem shareholders for approval.

PCT obtained the unanimous consent of its Board as of September 23, 2010.

On the morning of September 23, 2010, the Agreement and Plan of Merger and related documents, including the Voting Agreement and the four employment agreements, were formally executed, and the transaction was announced.

What Am I Being Asked to Consider and Vote Upon?

NeoStem Stockholders

NeoStem stockholders, in considering NeoStem Proposal No. 1, are being asked to consider and vote upon the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger, as further described below.

PCT Members

PCT Members, in considering PCT Proposal No. 1, are being asked to consider and vote upon the adoption of the Agreement and Plan of Merger and the approval of the Merger. Approval of the proposal to adopt the Agreement and Plan of Merger will constitute approval of all transactions contemplated by the Agreement and Plan of Merger.

The Merger

General

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”) and the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), have unanimously approved the merger (the “Merger”) of NBS Acquisition Company LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, PCT and Subco. PCT, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Pursuant to the terms of the Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock, based on the following:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described below) is accomplished within three (3) years of the closing date of the Merger (the “Closing Date”); and
(ii)	if the volume weighted average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the Closing Date (the “Parent Per Share Value”) is less than $2.50, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and
(iii)	if the Parent Per Share Value is less than $1.70, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least three (3) years and in the reasonable judgment of NeoStem’s Board of Directors, the manufacturing contracts will be profitable each year during the term of such contracts in accordance with generally accepted accounting principles as in effect in the United States (“GAAP”). The Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date. The Warrants are subject to redemption in certain circumstances. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Warrants or the current market price of the NeoStem stock. See “The Agreement and Plan of Merger — Description of the Warrants to be Issued in the Merger.”

The shares of NeoStem Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock, except pursuant to exercise of any Warrants. The shares of NeoStem Common Stock issuable in the Merger (not including any NeoStem Common Stock issuable in the future upon exercise of any Warrants) are sometimes referred to herein as the “Stock Consideration.” The Agreement and Plan of Merger provides that to the extent that PCT’s adjusted working capital (calculated in the manner described in the Agreement and Plan of Merger) on the Closing Date is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration will be decreased by the amount by which such adjusted working capital is less than the Target Working Capital minus the Collar. Any such decrease will reduce the Stock Consideration on a dollar for dollar basis, with each share of Stock Consideration valued at the Parent Per Share Value. The “Target Working Capital” is $105,593, exclusive of at least $353,860 of restricted cash (which restricted cash must also be available to the Surviving Company at the closing of the Merger (the “Closing”)), but inclusive of $392,192 of deferred financing costs.

The Stock Consideration will also be reduced (and not increased) by an amount equal to the product of 250,000 shares of NeoStem Common Stock multiplied by any Net Lost Agreements. “Net Lost Agreements” is defined in the Agreement and Plan of Merger to mean a number (not less than zero) equal to (i) the number of material service agreements of PCT which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date of the Agreement and Plan of Merger and the Closing Date.

The consummation of the Merger is subject to various conditions, including the approval by NeoStem’s stockholders and PCT’s Members; the affirmation by NeoStem that it has $3 million available to it to repay certain indebtedness owed by PCT to an affiliate of PCT’s CEO within seven days of the Closing and that it will in fact make such payment; if requested by NeoStem, the receipt by NeoStem of an updated valuation analysis; the absence of any legal proceeding preventing the consummation of the Merger and other legal and regulatory requirements.

The Agreement and Plan of Merger provides that the Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at the Closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The Escrow Account will continue from the Closing until the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”). Up to 25% of the shares of NeoStem Common Stock issuable to certain members of PCT who hold in the aggregate 36.8% of the membership interests in PCT may be released from the Escrow Account and distributed to those members on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter, for the payment of income taxes by such members. After the date that is one (1) year after the Closing Date, a number of shares of NeoStem Common Stock will be released from the Escrow Account such that 5,600,000 shares of NeoStem Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending indemnification claims by NeoStem, will remain in the Escrow Account. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in escrow will be released and distributed to the former members of PCT; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Pursuant to a voting agreement (the “Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of membership interests of PCT to approve the Agreement and Plan of Merger and the Merger have irrevocably agreed to vote in favor of the Agreement and Plan of Merger and the Merger at any meeting of the Members of PCT called to approve the Agreement and Plan of Merger and Merger (the “PCT Meeting”) and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time. Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date of the NeoStem Special Meeting, have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger.

By approval of the Merger at the PCT Meeting, each member of PCT will be deemed to have irrevocably constituted and appointed Andrew Pecora, currently the Chairman and CEO of PCT, as the “PCT Representative” under the Agreement and Plan of Merger. The PCT Representative will act on behalf of all of the members of PCT in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the Closing.

The NeoStem Common Stock that holders of the membership interests of PCT will be entitled to receive as a result of the Merger, and upon the exercise of the Warrants issued in the Merger, is traded and quoted on the NYSE Amex under the market symbol “NBS.”

Escrow of Stock Consideration

The Warrants to be issued to the members of PCT in the Merger will be delivered as promptly as possible after the Effective Time. With respect to the shares of NeoStem Common Stock to be issued to the members of PCT in the Merger, the Agreement and Plan of Merger provides that promptly following the Effective Time, NeoStem shall deposit in an account (the “Escrow Account”) with an escrow agent (the “Escrow Agent,” who shall initially be NeoStem’s transfer agent), stock certificates representing 11,200,000 shares of NeoStem Common Stock for eventual distribution to the former members of PCT consistent with the terms of an escrow agreement (the “Escrow Agreement”) to be executed by NeoStem, the PCT Representative and the Escrow Agent at the Closing. So long as any shares of NeoStem Common Stock are held in escrow, they will be voted on any matter presented to the stockholders of NeoStem by the Escrow Agent as directed by the Board of Directors of NeoStem.

The shares of NeoStem Common Stock in the Escrow Account will be used to indemnify NeoStem and any of its officers, directors and representatives for any damages payable to NeoStem or such persons in accordance with the provisions of the Agreement and Plan of Merger.

The Escrow Account will commence on the Closing Date and terminate on the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”). PCT has represented to NeoStem that the only members of PCT who will have a material taxable gain as a result of the Merger are Andrew Pecora, Robert Preti and George Goldberger (the “Taxable Members”). Pecora, Preti and Goldberger have membership interests of approximately 17.4%, 16.9%, and 2.5%, respectively, or an aggregate of 36.8% (the “Taxable Percentage”), assuming no exercise of any outstanding PCT options or warrants other than the option held by Dr. Pecora for 29,188.9 membership interests. The Escrow Account will be divided into two sub-accounts, the “Taxable Account,” representing a number of shares (rounded down to the nearest whole share) equal to the Taxable Percentage times the Adjusted Stock Consideration, and the “Balance Account,” equal to a number of shares equal to the Adjusted Stock Consideration less the number of shares in the Taxable Account.

The Agreement and Plan of Merger provides that shares will be released from the escrow account as follows:

•	An aggregate of up to 25% of the shares of NeoStem Common Stock in the Taxable Account may be released from the Escrow Account and distributed to the Taxable Members of PCT in accordance with their proportional interests on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter. Prior to each release of shares from the Taxable Member’s proportionate interest in the Taxable Account, a Taxable Member must certify that (x) the Fair Market Value of the amount being withdrawn, plus the Fair Market Value of all prior withdrawals

(at the time of withdrawal) by such Taxable Member through and including the date of such certification, is less than the Taxable Member’s actual federal and state tax liability arising from his taxable gain with respect to the Merger, (y) the number of shares of NeoStem Common Stock being withdrawn, plus the number of shares previously withdrawn by such Taxable Member through and including the date of the certification, is not more than 25% of the number of shares represented by such Taxable Member’s proportionate interest in the Taxable Account on the Closing Date and (z) there are no impediments under federal or state securities laws, NeoStem’s insider trading policies, or otherwise, that would restrict a current sale of the shares being withdrawn.
•	After the date one (1) year after the Closing Date, a number of shares of NeoStem Common Stock shall be released from the Escrow Account such that 5,600,000 shares of NeoStem Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending indemnification claims by NeoStem, will remain in the Escrow Account. Shares subject to pending claims will be released to the party entitled to such shares when the pending claim is finally resolved and 5,600,000 shares will remain in the Escrow Account until the Termination Date (or later if any claims are pending at such Termination Date, as described below). To effectuate this release, NeoStem and the PCT Representative will take into account all shares previously released to the Taxable Members from the Taxable Account, so that the percentage of shares being released to PCT members other than the Taxable Members from the Balance Account shall be equal to the sum of the percentage of shares being released to the Taxable Members pursuant to this paragraph and the percentage of shares previously released to the Taxable Members as described above, so that all the members of PCT have the same percentage interest in the remaining Escrow Account after the release pursuant to this paragraph as they had when the Escrow Account was initially funded at Closing.
•	As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in the Escrow Account shall be released and distributed to the former members of PCT; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim for indemnification made during the Escrow Period in accordance with the provisions of the Agreement and Plan of Merger shall be withheld and remain in the Escrow Account pending resolution of such claim. In addition, NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied indemnification claims specified in any notice delivered by NeoStem to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved. The Agreement and Plan of Merger provides that NeoStem shall direct the Escrow Agent to promptly distribute to PCT’s former members any portion of the Escrow Account at the Termination Date for which there is no claim for indemnification pending or unsatisfied.

All shares of NeoStem Common Stock in the Escrow Account are being registered on the Registration Statement on Form S-4 of which this prospectus/joint proxy statement is a part.

For purposes of the Agreement and Plan of Merger and the Escrow Agreement, the “Fair Market Value” of one share of NeoStem Common Stock shall equal the average per share closing price on the NYSE-Amex of NeoStem Common Stock for the last three (3) trading days prior to the date of NeoStem’s notice of a claim. If the PCT Representative and NeoStem are unable to resolve any disputes concerning the shares in the escrow account, either NeoStem or the PCT Representative may demand arbitration of such dispute. Any such arbitration will be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to NeoStem and the PCT Representative. The Arbitration Service shall select one (1) arbitrator reasonably acceptable to both NeoStem and the PCT Representative who shall be expert in the area in dispute. The decision by the arbitrator shall be binding and conclusive. The costs of any such arbitration shall be borne one-half by NeoStem and one-half by the former PCT members (out of the Escrow Account to the extent available after all claims have been satisfied and shares released).

Additional Information

For further detail regarding the Merger and the transactions contemplated thereby, see the section “The Agreement and Plan of Merger,” below. Any summary information contained in this joint proxy statement/prospectus may not contain all of the information that is important to the stockholders of NeoStem and PCT and thus any such descriptions are qualified in their entirety by reference to the Agreement and Plan of Merger, attached as Annex A hereto, which you are urged to read carefully and in its entirety.

Reasons for the Merger

General — Board Considerations

The NeoStem Board, at a meeting held on September 16, 2010, approved the Agreement and Plan of Merger, and determined that the Merger is fair, advisable for, and in the best interests of, NeoStem and its stockholders, and unanimously resolved to recommend that the stockholders of NeoStem approve the issuance of the NeoStem Common Stock and Warrants issuable pursuant to the Agreement and Plan of Merger.

The PCT Board of Managers, by unanimous written consent on September 23, 2010, approved the Agreement and Plan of Merger, and determined that the Merger is fair, advisable for, and in the best interests of, PCT and its members, and unanimously resolved to recommend that the members of PCT adopt and approve the Agreement and Plan of Merger and the Merger and all transactions related to the consummation of the Merger.

In reaching its separate decision, each Board consulted with its senior management and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each Board, neither Board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither Board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each Board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each Board may have given weight to different factors. Each Board considered all of those factors as a whole and believed that those factors supported its decision.

The factors considered by one Board were not identical to the factors considered by the other Board. However, both Boards identified certain material benefits, common to both companies and their respective stakeholders, that both Boards expect will result from the Merger, as well as certain risks affecting both companies in connection with the Merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each Board separately considered are described. This section, read as a whole, includes the material factors considered by each Board in approving the Merger.

Joint Reasons for the Merger

The NeoStem Board of Directors and the PCT Board of Managers approved the Merger based on a number of factors, including, among other things, their belief that the combination of NeoStem and PCT will create a stronger, more successful company, with enhanced prospects for continued viability, will be accretive in nature and will provide the stakeholders of both NeoStem and PCT with the potential for more financial success than either company might have on its own.

Both Boards also recognize the risks inherent in the transaction, including:

•	the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the combination;
•	the possibility that even if the Merger is approved by the stakeholders of both companies, it may not be completed;
•	the possibility that potential disruption to existing and prospective relationships could result from the announcement or completion of the Merger;
•	the substantial charges to be incurred in connection with the Merger, including transaction expenses;

•	the risk that the potential benefits of the Merger may not be realized, including that the combined company might not be able to raise additional capital as may be required;
•	the challenge of integrating the businesses and operations of the two companies and the management effort and costs required to complete the integration following the Merger; and
•	the other risks described under “Risks Related to the Merger” beginning on page 40.

Both Boards determined that the potential benefits of the Merger outweigh the potential risks. In the course of their separate deliberations, each Board also considered the following factors:

•	historical information concerning the businesses, operations, financial condition, results of operations, technology, management, competitive positions, and prospects of NeoStem and PCT as stand-alone businesses, including results of operations during their most recent fiscal periods;
•	the current and historical economic and market conditions and industry environment in the business of each company; and
•	the results of their respective due diligence process, including the retention by NeoStem and PCT of LEK Consulting, a consulting firm, to engage in due diligence relating to NeoStem’s China operations.

Each Board also determined that the provisions of the Agreement and Plan of Merger, including the purchase price, the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were the reasonable product of vigorous arms-length negotiations. Each Board concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company’s stakeholders and did not present any significant impediments to proceeding with the Merger considering all of the circumstances.

Reasons of the NeoStem Board

In the course of its deliberations, the NeoStem Board considered the following additional factors:

•	NeoStem’s plans to move toward becoming a “one-stop-shop” for global cell therapy would be advanced.
•	In 2009, PCT generated over $8,000,000 in revenue. Its business will be accretive to NeoStem’s growing adult stem cell operations and PCT has demonstrated that cellular therapy can be a revenue generating business.
•	PCT’s management will remain in place. They bring over 100 years of collective experience in the business and science of cell therapy and its development.
•	Since its inception in 1999, PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities and processed and stored over 18,000 cell therapy products (including umbilical cord blood units, blood and marrow derived stem cells and dendritic cells).
•	PCT has served over 100 clients from around the world and is experienced with more than 20 different cell based therapeutics. Most noteworthy is the fact that over 5,000 patients have been treated with the cell therapy products that have been logistically arranged and transported by PCT.
•	PCT has played an instrumental role in the manufacturing of Provenge throughout the clinical trial process that has contributed to Dendreon Corporation’s successful FDA approval of the first major autologous cellular immunotherapy. We believe PCT’s core competencies in cell therapy development will contribute to moving forward NeoStem’s proprietary VSELTM Technology.
•	Additionally, between NeoStem’s autologous adult stem cell collection capabilities and PCT’s umbilical cord blood collection and long term storage services, the combined company will be the first of its kind to provide families autologous stem cell collection and storage capability which is compliant with current Good Manufacturing Practices (cGMP).

•	The potential to be a larger public company and therefore better leverage the administrative costs of being a public company, including those required to maintain compliance with the provisions of Sarbanes-Oxley regulations.

The NeoStem Board also considered a number of risks and potentially negative factors in its deliberations concerning the Merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk that PCT will not be successful in its efforts to build a vibrant cell therapy company;
•	the risk that the cell therapy industry itself may take an unexpectedly longer period of time to further develop and mature;
•	the risk that certain financial obligations associated with Merger will make it more difficult for the combined company to succeed financially; and
•	other applicable risks described in this joint proxy statement/prospectus statement under “Risk Factors” beginning on page 31.

The NeoStem Board also considered the valuation analysis rendered by LifeTech Capital and the valuation data included in its report to the Board.

Based on its consideration of these factors, the NeoStem Board determined that the Merger is preferable to the other alternatives which might be available to NeoStem, such as pursuing its current business strategy as a small public company with limited revenues and limited resources.

Reasons of the PCT Board

In the course of its deliberations, the PCT Board considered the following additional factors:

PCT views the proposed merger with NeoStem as being in the best interests of PCT and its stakeholders. PCT security holders will receive shares and other securities of NeoStem, a NYSE Amex listed adult stem cell company with market liquidity. With added assets from PCT, the PCT Board believes NeoStem will be greatly strengthened, with additional revenue and net income and will aim to move to the next stage of growth.

Additionally, with this transaction, PCT will be relieved of the burden of servicing approximately $3 million of debt.

The Merger is a transaction in which the PCT Board strongly believes that security holders’ value may be better protected and potentially enhanced and diversified. The alternative to approving this Merger may expose PCT to a significant decrease in value.

After serious consideration, the PCT Board unanimously endorsed this transaction and recommended that its stakeholders approve this transaction.

The PCT Board also considered a number of risks and potentially negative factors in its deliberations concerning the Merger, including the risk factors described elsewhere in this joint proxy statement/prospectus, and in particular:

•	the risk of management and employee disruption associated with the Merger, including the risk that certain technical and other personnel may decide not to continue employment with the combined company;
•	the risk that certain liabilities of NeoStem will make it more difficult for the combined company to succeed financially;
•	other applicable risks described in this joint proxy statement/prospectus statement under “Risk Factors” beginning on page 31.

Based on its consideration of these factors, the PCT Board determined that the Merger is preferable to the other alternatives which might be available to PCT, such as remaining independent and growing internally and through future mergers or financings, or engaging in a capital-raising transaction.

RECOMMENDATIONS OF THE NEOSTEM AND THE PCT BOARDS

Recommendation of the NeoStem Board

The NeoStem Board has unanimously determined that the terms of the Agreement and Plan of Merger and the Merger are fair to, advisable for, and in the best interests of NeoStem and the NeoStem stockholders. The NeoStem Board recommends that NeoStem shareholders vote FOR the proposal to approve the issuance of NeoStem Common Stock and Warrants pursuant to the Agreement and Plan of Merger.

Recommendation of the PCT Board

The PCT Board has unanimously determined that the terms of the Agreement and Plan of Merger and the Merger are fair to, advisable for, and in the best interests of PCT and the PCT members. The PCT Board recommends that PCT members vote FOR the proposal to adopt the Agreement and Plan of Merger and approve the Merger. Approval of the proposal to adopt the Agreement and Plan of Merger will constitute approval of all transactions contemplated by the Agreement and the Plan of Merger.

Vote Required

NeoStem

The affirmative vote of a majority of the total votes cast in person or by proxy will be required to approve the issuance of the NeoStem securities in connection with the Merger pursuant to the Agreement and Plan of Merger. Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date of the NeoStem Special Meeting, have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of quorum. Abstentions and broker “non-votes” for such proposal are not considered to have been voted on the proposal.

PCT

The approval of the proposal to approve and adopt the Agreement and Plan of Merger will require the affirmative vote of the holders of a majority of the outstanding membership interests, including a majority of the outstanding membership interests then held by the Charter Members. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the Merger.

Members of PCT representing a majority of the outstanding membership interests of PCT, and a majority of the membership interests held by the Charter Members (certain members defined in PCT’s operating agreement) have executed a Voting Agreement, under which such members irrevocably agreed to vote in favor of the Merger. Such members’ votes or consents will be sufficient without any other votes or consents to approve the Agreement and Plan of Merger, the Merger and all the transactions contemplated by the Agreement and Plan of Merger.

Existing Business Relationships Between NeoStem and PCT

On January 9, 2009, PCT entered into a Cell Processing and Storage Customer Agreement (the “PCT Agreement”) with NeoStem. Under the PCT Agreement, PCT will provide to NeoStem autologous adult stem cell processing and storage services utilizing cGMP standards. Such services will be provided at both PCT’s California and New Jersey facilities. NeoStem agrees to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completes certain preliminary services and is ready and able to start the processing and storage services as required by the agreement. PCT agreed to provide to NeoStem stem cell processing and long term storage services for NeoStem’s business on an exclusive basis. Prior to commencing these services, PCT agreed to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant. The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services which has been paid. The agreement is for a four year term, subject to earlier termination on 365 days notice as set forth in the agreement. Pursuant to the PCT Agreement, in April 2009, NeoStem’s cryopreservation operations were transferred from NeoStem’s California facility to PCT’s California facility.

As of December 31, 2009, NeoStem, NeoStem (China), Inc., (“NeoStem China”) its subsidiary, and PCT entered into an Agreement whereby NeoStem and NeoStem China engaged PCT to perform the services necessary to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment and the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirement applicable to the program under the laws of the People’s Republic of China. The aggregate cost of the program, including the phase 1 equipment purchases, is expected to be approximately $3 million.

Interests of Certain Persons in the Merger

Interests of Certain PCT Officers in the Merger

The Agreement and Plan of Merger provides that as soon as reasonably practical after the Closing, Andrew Pecora will be invited to join the Board of Directors of NeoStem, and NeoStem will use its reasonable best efforts to cause Dr. Pecora to be appointed to the Board of Directors.

Dr. Pecora, Dr. Preti and Mr. Goldberger beneficially own approximately 17.2%, 17.0% and 2.5%, respectively, of the outstanding membership interests in PCT, assuming that none of the outstanding PCT warrants or options are exercised. Certain of the shares of NeoStem Common Stock issued to these three individuals will be released from escrow earlier than the first release of shares for other members of PCT for the purpose of enabling them to pay taxes that will be due as a result of the Merger.

In addition, NeoStem has agreed to pay off PCT’s credit line with the Northern New Jersey Cancer Associates (“NNJCA”), in an amount up to $3 million, shortly after the closing of the Merger. Dr. Andrew L. Pecora, PCT’s Chairman and CEO, has served as Managing Partner of NNJCA since 1996.

Employment Agreements

All or substantially all employees of PCT, including the executive officers, will remain in the employ of PCT after the Merger at comparable salaries as prior to the Merger. As a condition to the execution of the Agreement and Plan of Merger, NeoStem and PCT entered into employment agreements that become effective upon consummation of the Merger (the “Commencement Date”) with each of Robert Preti, Andrew Pecora, George Goldberger and Daryl LeSueur. The following is a description of such agreements:

Preti Employment Agreement

Upon consummation of the Merger, Robert Preti will serve as President of PCT and as Chairman of the to be formed Quality Assurance and Ethics Committee. The four year employment agreement dated as of September 23, 2010 between Dr. Preti, PCT and NeoStem (the “Preti Employment Agreement”) provides for, among other things, (i) an initial annual base salary of $330,000, which will be increased to $350,000 upon the first annual anniversary of the Commencement Date, (ii) an option to purchase 400,000 shares of NeoStem Common Stock under the NeoStem, Inc. 2009 Equity Compensation Plan (“2009 Plan”) at an exercise price per share equal to closing price of NeoStem Common Stock on the Commencement Date (the “Commencement Price”) which will vest in four equal annual installments beginning on the first annual anniversary of the Commencement Date, and (iii) eligibility for cash bonuses as determined by the compensation committee of NeoStem’s Board of Directors. The Preti Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), Dr. Preti will be entitled to certain post-termination benefits in consideration of executing a release and compliance with certain non-competition restrictive covenants, including (i) continuation of his base salary for up to twelve (12) months in accordance with customary payroll practices, (ii) reimbursement of COBRA healthcare premiums for up to twelve (12) months, and (iii) the accelerated vesting for all unvested option shares that would have vested during the twelve (12) months following termination of employment had Dr. Preti remained in the employ of PCT. The Preti Employment Agreement also gives PCT the option, in its sole discretion, to continue Dr. Preti’s base salary for an additional twelve (12) months (for a total of twenty-four

(24) months) in consideration for a twelve month extension of the non-competition restrictive covenants to which Dr. Preti is subject. The Company intends to secure a key man life insurance policy with respect to Dr. Preti.

Pecora Employment Agreement

In addition to serving on the Board of Directors of NeoStem, Andrew Pecora will serve as Chief Medical Officer of PCT in a part-time capacity upon consummation of the Merger. The four year employment agreement dated as of September 23, 2010 between Dr. Pecora, PCT and NeoStem (the “Pecora Employment Agreement”) provides for, among other things, (i) an annual base salary of $180,000 and (ii) an option to purchase 400,000 shares of NeoStem Common Stock under NeoStem’s 2009 Plan at the Commencement Price which will vest in four equal annual installments beginning on the first annual anniversary of the Commencement Date. The Pecora Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined) Dr. Pecora will be entitled to continuation of his base salary for three (3) months in accordance with customary payroll practices in consideration for executing a release and compliance with certain non-competition restrictive covenants.

Goldberger Employment Agreement

Upon consummation of the Merger, George Goldberger will serve as Vice President — Business Development of PCT. The three year employment agreement dated as of September 23, 2010 between Mr. Goldberger, PCT and NeoStem (the “Goldberger Employment Agreement”) provides for, among other things, (i) an annual base salary of $200,000, (ii) an option to purchase 200,000 shares of NeoStem Common Stock under NeoStem’s 2009 Plan at the Commencement Price which will vest in three equal annual installments beginning on the first annual anniversary of the Commencement Date and (iii) eligibility for an annual cash bonus of up to 30% of his base salary. The Goldberger Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), in consideration for executing a release and compliance with certain non-competition restrictive covenants, Mr. Goldberger will be entitled to (i) continuation of his base salary for three (3) months in accordance with customary payroll practices and (ii) the accelerated vesting for all unvested option shares that would have vested during the twelve (12) months following termination of employment had Mr. Goldberger remained in the employ of PCT.

LeSueur Employment Agreement

Upon consummation of the Merger, Daryl LeSueur will serve as Vice President — Manufacturing Operations of PCT. The three year employment agreement dated as of September 23, 2010 between Mr. LeSueur, PCT and NeoStem (the “LeSueur Employment Agreement”) provides for, among other things, (i) an annual base salary of $250,000 and (ii) an option to purchase 200,000 shares of NeoStem Common Stock under NeoStem’s 2009 Plan at the Commencement Price which will vest in three equal annual installments beginning on the first annual anniversary of the Commencement Date. The LeSueur Employment Agreement further provides that upon Termination without Cause (as defined) or Resignation for Good Reason (as defined), Mr. LeSueur will be entitled to continuation of his base salary for one (1) month in accordance with customary payroll practices in consideration of executing a release and compliance with certain non-competition restrictive covenants. The LeSueur Employment Agreement also gives PCT the option, in its sole discretion, to continue Mr. LeSueur’s base salary for up to twenty-four (24) months in consideration for Mr. LeSueur being subject to certain additional non-competition restrictive covenants for a period of up to twenty-four (24) months.

Board Composition

The Agreement and Plan of Merger provides that as soon as reasonably practical after the Closing, Andrew Pecora will be invited to join the Board of Directors of NeoStem, and NeoStem will use its reasonable best efforts to cause Dr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends, provided however, that in order to comply with the listing standards for the NYSE-Amex, simultaneously with such appointment, and as a condition precedent, NeoStem also must find and appoint to NeoStem’s Board of Directors, one (1) individual who meets all conditions of independence imposed by the Securities and Exchange Commission (the “SEC”) and the NYSE-Amex, so that at all times a majority of the members of NeoStem’s Board of Directors are independent. If such an independent person is not found by NeoStem, and has not agreed to be so designated and appointed, NeoStem and PCT will work together in good faith to find and designate another person acceptable to NeoStem, through the Nominating Committee of its Board of Directors, as an independent director. NeoStem has agreed that it will not delay the appointment of Dr. Pecora by reason of such need to designate another independent director for more than three (3) months after the Closing Date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of PCT membership interests that exchange their PCT membership interests for NeoStem Common Stock and Warrants pursuant to the Merger. This discussion assumes that U.S. Holders hold their PCT membership interests as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, as property held as an investment and not as a dealer or for sale to customers in the ordinary course of the U.S. Holder’s trade or business), and will hold their NeoStem Common Stock and Warrants as capital assets as well. This discussion does not address the receipt of NeoStem Common Stock or Warrants by anyone other than in their capacity as a U.S. Holder, or the receipt of NeoStem Common Stock or Warrants in exchange for services, or property other than PCT membership interests.

This discussion is based upon the Code, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this joint proxy statement/prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, nor does it address any U.S. federal laws other than U.S. federal income tax laws. In addition, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular U.S. holder in light of its personal circumstances. Further, this discussion does not address the tax consequences that may be relevant to a U.S. holder that receives special treatment under some U.S. federal income tax laws. Holders receiving this special treatment include, but are not limited to, the following:

•	partnerships and other pass-through entities;
•	persons who are not “United States persons” (as defined in Section 7701(a)(30) of the Code);
•	financial institutions;
•	tax-exempt organizations;
•	insurance companies;
•	mutual funds;
•	traders in securities that elect mark-to-market;
•	dealers in securities or foreign currencies;
•	persons who are subject to alternative minimum tax;
•	holders of options granted by PCT, or persons who received their PCT membership interests through the exercise of employee stock options or otherwise as compensation;
•	persons who have a functional currency other than the U.S. dollar;
•	persons who hold membership interests of PCT as part of a hedge, constructive sale, straddle, conversion transaction or other integrated transaction; and
•	certain U.S. expatriates.

None of the analysis in this discussion will be binding on the Internal Revenue Service (the “IRS”). NeoStem does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected. There can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this summary.

Holders of PCT membership interests are strongly urged to consult with their own tax advisors as to the tax consequences of the Merger under U.S. federal, state, local, foreign, and other tax laws in light of their particular circumstances.

As used in this summary, the term “U.S. Holder” means a beneficial owner of PCT membership interests that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if either (a) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Tax Consequences of the Merger Generally

The Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the sum of the fair market values of the NeoStem Common Stock and Warrants received in the Merger plus the U.S. Holder’s share of PCT liabilities as of the Effective Time and (b) the U.S. Holder’s tax basis in the PCT membership interests surrendered. Gain or loss generally will be taxable as capital gain or loss. However, certain gain attributable to “unrealized receivables” or “inventory items” will be characterized as ordinary income rather than capital gain. In addition, a portion of the value of the escrowed shares ultimately received may be treated as imputed interest income, which is subject to ordinary income tax rates. Capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the PCT membership interests surrendered is greater than one year as of the Effective Time. In the case of certain non-corporate U.S. Holders, long-term capital gain is currently eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations. U.S. Holders that acquired units at different times are urged to consult their tax advisors regarding the treatment of any gain or loss as long-term or short-term capital gain or loss.

Because escrowed shares of NeoStem Common Stock may be received after the close of the taxable year in which the merger is completed, the installment method of reporting may apply to U.S. Holders that recognize gain with respect to the Merger. The installment method does not apply to U.S. Holders that recognize a loss. U.S. Holders should consult their own tax advisors concerning the applicability and tax consequences of the installment method of reporting (including the advisability of electing out of the installment method) in their individual circumstances.

A U.S. Holder’s aggregate tax basis in the NeoStem Common Stock and Warrants received in the Merger will equal the aggregate fair market value of such NeoStem Common Stock and Warrants as of the Effective Time, and must be allocated between the NeoStem Comon Stock and Warrants based upon the relative fair market values of each. The holding period for such NeoStem Common Stock and Warrants will begin on the day following the date of the merger and will not include the holding period for the PCT membership interests surrendered in exchange therefor.

A holder of PCT membership interests may be subject to backup withholding at a rate of 28% on the consideration received in connection with the Merger (31% for consideration received after December 31, 2010), unless such holder certifies its exemption from backup withholding or provides a correct taxpayer identification number and certain other certifications, and otherwise complies with applicable requirements of the backup withholding rules. A holder of PCT membership interests that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld under the backup withholding rules is not an additional tax and may be refunded or credited against the holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Tax matters are very complicated and the tax consequences of the Merger will depend on the facts of the holder’s particular situation. The preceding discussion does not purport to be a complete analysis or discussion of all potential tax consequences relevant to the Merger. Moreover, the discussion does not address any non-income tax consequences nor any foreign, state or local tax consequences. Again, you are urged to consult your own tax advisor as to the specific consequences of the Merger to you, including tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws, including the effects of any proposed changes in the tax laws, and your obligation to retain information regarding the transaction.

VALUATION ANALYSIS

Overview

LifeTech Capital (“LifeTech” or “LTC”) is an investment banking firm with a multi-disciplinary team of experienced financial professionals specializing in serving the needs of the early to late stage Biotech and Medical industry. LifeTech employs an institutional research team that provides industry insight into the complex analysis of determining the future value of drugs and devices as they relate to the companies developing them. LifeTech was retained by NeoStem as an independent financial advisor to provide an analysis in connection with NeoStem’s proposed acquisition of Progenitor Cell Therapy, LLC (“PCT”), a privately held stem cell services and cell banking company that provides its services to several cell therapy companies.

Pursuant to the terms of the Agreement and Plan of Merger dated September 23, 2010, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger would be exchanged into an aggregate of 11,200,000 shares of NeoStem Common Stock and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock as more particularly described elsewhere in this joint proxy statement/prospectus.

Prior to approving the Merger, the Board reviewed slides summarizing the analysis to be given by LTC orally at a Board meeting held on September 16, 2010. This analysis was prepared with the benefit of LTC’s experience in providing investment banking services to the life science industry. The goal was to provide an overview of the proposed merger and the business of PCT, including an, overview of operations, possible synergies with NeoStem, risks associated with the combined companies, and a valuation analysis of PCT.

Analysis

When looking at the operations of PCT, LTC noted they had developed several key areas of expertise in cell therapy that included cGMP contract manufacturing, the ability to provide cell storage, logistics and distribution, as well as the proven capability to perform new cell therapy development. They noted the depth of their management team and their prior success working with substantial biomedical companies.

With regard to PCT’s cGMP contract manufacturing experience and capabilities, it was noted that the company has manufactured products that have been delivered to over 5,000 patients. They have performed over 14,000 cell therapy procedures and manufactured over 10,000 cellular products. The areas in which the company has seen their cell based products used include hematopoietic replacement, immune modulation, tissue repair and regeneration, and wound healing. The disease and application indications for these areas include cancer, genetic diseases, autoimmunity, infectious diseases, cardiovascular, spinal, neuronal, corneal, orthopedic, ulcers, and burns. The company has also participated in over 50 cell based clinical trials in the US and Europe.

LTC reviewed the physical facilities PCT uses in its business in New Jersey and California. LTC also discussed with the Board PCT’s achievement in cell therapy in manufacturing for over eight years certain products for clinical trials supporting Dendreon Corporation’s development of FDA approved Provenge for use in prostate cancer care.

It was also discussed that PCT is capable of further supporting the clinical use of cell therapies through their cell storage, logistics and distribution operations. They also possess the ability as an American Association of Blood Banks (“AABB”) accredited facility for the process, storage and distribution for cord blood. All of their facilities have state-of-the- art storage capacity and systems which have the ability to store patient derived tissue at temperatures ranging between 85 degrees C – 196 degrees C. Their distribution division, PCT Express, serves the specific, unique transport needs of medical shippers. Overall, this provides them with the ability to handle cellular materials from collection through manufacturing and delivery back to the patient. This is a specialized air and ground carrier service that reaches over 100 cities and provides quality assurances at each transport point.

In the area of new cell therapy development, LifeTech discussed with the Board the process and development services offered by PCT. These are particularly attractive to NeoStem’s operations since they had contracted with PCT in the past for processing of their collected adult stem cells from clients.

When reviewing PCT's operational revenue, LifeTech noted that while PCT had been showing net losses, a marginal operating profit was within range. For instance it was noted looking at 2009 that if PCT could increase pricing 8% and decrease expenses by 10%, PCT could achieve a small operating profit. This scenarios merely was used to illustrate opportunities for cash flow improvement on a post Merger basis. It was also noted that interest expense would be lower post merger.

When evaluating comparables for PCT, LifeTech noted that there were no direct public company comparables. Accordingly, LifeTech performed its analysis as a combination of, or sum of, the parts valuation. Giving consideration to the uniqueness of the company’s business, LifeTech sought to value the combined entity by looking at each side of the business and utilized companies in cell therapy banking to create a model for their cell banking and delivery business (such as Celgene, Perkin Elmer, CBR Systems, Inc. and Cyro-Cell) and for the cell therapy development services aspect of the company, LifeTech looked at Lonza’s acquisition of Camrex’s bioproducts and biopharma division in February 2007. Applying this model, LifeTech advised NeoStem of the potential for growth in their view of each area for PCT. They cited the Cell Therapy Banking side as having potential of reaching $10 – $15 million in annual revenues over a reasonable period of time if it were to be operated as a stand alone business. This was based on cell banking companies that have proven revenue streams operating in the U.S. and Europe. The primary comparable which represented a reasonable and achievable revenue model in LTC's view was CryoCell with a $16M annual revenue run rate with a net income of $774K. At that time CryoCell traded at a $12M valuation. Other cited names were Cord Blood Registry, ViaCell, and LifeBank. These companies have a substantially higher valuation or were acquired at a premium value that is not in line with current market valuations. The Cell Therapy business was the basis for valuing PCT’s operations going forward and the growth of the cell banking business was considered a “caveat revenue” value that was achievable. LifeTech then approached PCT from the aspect of a revenue model that was in line with Camrex. On a blended basis, LTC concluded that a current reasonable valuation of PCT would be in the range of 2.0 – 2.5 times annual revenues of all operations at PCT. It was also noted that revenues from the economic recession had yet to fully recover and that with time the multiples could rise to reflect a valuation potential of 2.5 – 3.5 of revenues, although LifeTech did not see these multiples as being achievable within the next 12 months.

Given the applied model and 2009 revenues of $8.2 million, LifeTech provided a valuation range of between $16.4M – $20.5M taking into consideration current and near term financial condition and other relevant factors. Taking into consideration 2009 earned and unearned revenues of $10.9M (which includes an increase in PCT's deferred revenue) LifeTech provided a valuation range of between $21.8M – $27.3M. LifeTech further noted that additional revenue is possible as a result of synergies between the two companies post merger. LTC viewed the cell banking division as having unrecognized upside potential and the revenue growth from the cell therapy process division as a continued revenue stream that should enhance NeoStem’s earnings in the not so distant future.

LifeTech applied the total consideration to be provided in the Merger of 11.2 million shares of NeoStem common stock and up to 3,000,000 warrants to purchase shares of common stock to the valuation analysis and concluded that the consideration falls in line with the valuation range derived from their model of 2.0 – 2.5 times earnings which provides an enterprise value of $19.5M for PCT at 2.4 times earnings.

LifeTech also noted the synergies between the two companies apparent given the operating history between them. They noted that together PCT and NeoStem are building a turn key facility in Beijing, China in addition to PCT serving as the provider of NeoStem’s processing services. They also noted the ability for NeoStem to provide financing as needed to help to further grow and exploit PCT’s services as a positive given the constraints PCT was experiencing in seeking capital as a private company. This access to necessary capital could provide PCT with the stability to operate and function to their fullest capacity. Furthermore, LTC noted that NeoStem will be receiving services at cost which will reduce NeoStem's cash burn.

LifeTech also noted that it believed that the risks associated with this merger are minimal above the risks inherent in each individual business. There may be concern over contracts that could result in perceived conflicts because of the association with NeoStem. This could be easily resolved by requiring Confidentiality obligations on all future business to keep PCT’s business independent and confidential from NeoStem. The other area of concern noted related to NeoStem’s relationship with the Vatican’s Pontifical Council for Culture which could be problematic were NeoStem to expand into work with embryonic stem cells. This too could be separated legally to keep NeoStem from being involved in any such research and development using these cells. Furthermore, NeoStem has no current plans to be involved with embryonic stem cells.

Finally, LTC concluded that the Merger is consistent with NeoStem’s vision of becoming a multiplatform world class cell therapy company with the ability to operate internationally.

Anticipated Accounting Treatment of the Merger

For accounting purposes, NeoStem will be the “accounting acquirer” of PCT. The Merger will be accounted for under the “purchase” method of accounting. Under the purchase method of accounting, the assets and liabilities of PCT, as of the completion of the Merger, will be recorded at their fair values and the excess of purchase price over the fair value of net assets will be allocated to goodwill and any other applicable intangible assets.

Governmental Approval of the Merger

NeoStem and PCT have determined that filing of a notification under the HSR Act is not required in connection with the Merger.

THE AGREEMENT AND PLAN OF MERGER

The following is a summary of the material provisions of the Agreement and Plan of Merger. This summary may not contain all of the information that is important to the stockholders of NeoStem and PCT and thus this description is qualified in its entirety by reference to the Agreement and Plan of Merger, attached as Annex A hereto, which you are urged to read carefully and in its entirety.

The Merger

The Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”) and the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), have unanimously approved the merger (the “Merger”) of NBS Acquisition Company LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, PCT and Subco. PCT, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Pursuant to the terms of the Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock”) and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock, based on the following:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone (described below) is accomplished within three (3) years of the closing date of the Merger (the “Closing Date”); and
(ii)	if the volume weighted average of the closing prices of sales of NeoStem Common Stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the Closing Date (the “Parent Per Share Value”) is less than $2.50, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”); and
(iii)	if the Parent Per Share Value is less than $1.70, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”).

The $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least three (3) years and in the reasonable judgment of NeoStem’s Board of Directors, the manufacturing contracts will be profitable each year during the term of such contracts in accordance with generally accepted accounting principles as in effect in the United States (“GAAP”). The Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Warrants or the current market price of the NeoStem Common Stock. See “The Agreement and Plan of Merger — Description of the Warrants to be Issued in the Merger.”

The shares of NeoStem Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock, except pursuant to exercise of any Warrants. The shares of NeoStem Common Stock issuable in the Merger (not including any NeoStem Common Stock issuable in the future upon exercise of any Warrants) are sometimes referred to herein as the “Stock Consideration.” The Agreement and Plan of Merger provides that to the extent that PCT’s adjusted working capital (calculated in the manner described in the Agreement and Plan of Merger) on the Closing Date is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration will be decreased by the amount by which such adjusted working capital is less than the Target Working Capital minus the Collar. Any such decrease will reduce the Stock Consideration on a dollar for dollar basis, with each share of Stock Consideration valued at the Parent Per Share Value. The “Target Working Capital” is $105,593, exclusive of at least $353,860 of restricted cash (which restricted cash must also be available to the Surviving Company at the closing of the Merger (the “Closing”)), but inclusive of $392,192 of deferred financing costs.

The Stock Consideration will also be reduced (and not increased) by an amount equal to the product of 250,000 shares of NeoStem Common Stock multiplied by any Net Lost Agreements. “Net Lost Agreements” is defined in the Agreement and Plan of Merger to mean a number (not less than zero) equal to (i) the number of material service agreements of PCT which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date of the Agreement and Plan of Merger and the Closing Date.

The consummation of the Merger is subject to various conditions, including the approval by NeoStem’s stockholders and PCT’s Members; the affirmation by NeoStem that it has $3 million available to it to repay certain indebtedness owed by PCT to an affiliate of PCT’s CEO within seven days of the Closing and that it will in fact make such payment; if requested by NeoStem, the receipt by NeoStem of an updated valuation analysis; the absence of any legal proceeding preventing the consummation of the Merger and other legal and regulatory requirements.

The Agreement and Plan of Merger provides that the Stock Consideration will be placed in escrow (the “Escrow Account”) pursuant to an escrow agreement to be executed at the Closing, for the purpose of paying any damages payable to NeoStem in accordance with the indemnification provisions contained in the Agreement and Plan of Merger. The Escrow Account will continue from the Closing until the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”). Up to 25% of the shares of NeoStem Common Stock issuable to certain members of PCT who hold in the aggregate 36.8% of the membership interests in PCT may be released from the Escrow Account and distributed to those members on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter, for the payment of income taxes by such members. After the date that is one (1) year after the Closing Date, a number of shares of NeoStem Common Stock will be released from the Escrow Account such that 5,600,000 shares of NeoStem Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending indemnification claims by NeoStem, will remain in the Escrow Account. As soon as practical after the Termination Date, all shares of NeoStem Common Stock then remaining in escrow will be released and distributed to the former members of PCT; provided that NeoStem Common Stock representing 120% of the maximum amount of any claim made pursuant to the indemnification provisions of the Agreement and Plan of Merger during the Escrow Period will be withheld and remain in the

Escrow Account pending resolution of such claim. In addition, a number of shares of NeoStem Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any indemnification claim previously delivered by NeoStem prior to the Termination Date with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved.

Pursuant to a voting agreement (the “Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of membership interests of PCT to approve the Agreement and Plan of Merger and the Merger have irrevocably agreed to vote in favor of the Agreement and Plan of Merger and the Merger at the PCT Special Meeting and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time. Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date of the NeoStem Special Meeting, have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger.

By approval of the Merger at the PCT Meeting, each member of PCT will be deemed to have irrevocably constituted and appointed Andrew Pecora, currently the Chairman and CEO of PCT, as the “PCT Representative” under the Agreement and Plan of Merger. The PCT Representative will act on behalf of all of the members of PCT in executing various closing documents and in reviewing and, if he deems it appropriate, disputing, any indemnification claims made against the Escrow Account after the Closing.

Description of Warrants to be Issued in the Merger

$3.00 Warrants and $5.00 Warrants

General

Each $3.00 Warrant and $5.00 Warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $3.00 and $5.00, respectively. The exercise price per share of each $3.00 Warrant and $5.00 Warrant is subject to adjustment upon the occurrence of certain events as provided in the applicable warrant certificate and summarized below. The $3.00 Warrants and $5.00 Warrants may be exercised at any time during their seven year term, unless redeemed. The $3.00 Warrants and $5.00 Warrants which have not been previously exercised will expire at the expiration date. Holders of the warrants will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until such warrant is exercised. As described below, the Warrants are redeemable in certain circumstances. Transfer of the shares issuable upon exercise of the Warrants is restricted until the one year anniversary of the Closing Date.

Redemption

In the event NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $5.00 with respect to the $3.00 Warrant or $7.00 with respect to the $5.00 Warrant for twenty (20) out of thirty (30) consecutive trading days, NeoStem has the option to call the applicable warrant. If the warrant holders have not exercised the warrants within 14 days of the redemption notice, NeoStem may redeem the warrants at $0.001 per warrant. NeoStem will send the redemption notice by first class mail to warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date. Notwithstanding the foregoing, NeoStem may not redeem the Warrants unless (i) NeoStem waives the lock-up provisions in the applicable Warrant and (ii) the issuance of the shares underlying the Warrants is covered by an effective registration statement or there is an effective resale registration statement available to the holders of the Warrants with respect to the shares underlying the Warrants.

Adjustments of Exercise Price

The exercise price and redemption price of the warrants are subject to adjustment in specified circumstances, including in the event (i) there is a merger or consolidation and NeoStem is not the surviving corporation; (ii) there is subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of NeoStem

Common Stock; or (iii) NeoStem declares any stock dividend to stockholders or effects any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights

Until exercised, the holders of the warrants will have no voting, dividend or other stockholder rights.

Registration Rights

NeoStem and PCT shall enter into a mutually acceptable agreement setting forth NeoStem's obligation to use reasonable commercial efforts to provide the warrant holders with piggyback registration rights (standard for an acquisition transaction) commencing after the later of the date one year after the issuance date of the warrants and the date on which the Form S-4 pursuant to which the warrants are being registered, as amended, is no longer available with respect to the shares underlying the Warrants.

$7.00 Warrants

General

Each $7.00 Warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $7.00. The exercise price per share of each $7.00 Warrant is subject to adjustment upon the occurrence of certain events as provided in the $7.00 Warrant certificate and summarized below. The $7.00 Warrants may be exercised only if the $7.00 Warrant Condition (as defined below) is satisfied and at any time thereafter during their seven year term, unless redeemed. The $7.00 Warrants which have not been previously exercised will expire at the expiration date. A $7.00 Warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the $7.00 Warrant is exercised.

The $7.00 Warrant Condition is a performance condition that provides that the $7.00 Warrants will not vest and will not become exercisable unless PCT secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to PCT in excess of $5 million per year over a period of at least 3 years and in the reasonable judgment of NeoStem's Board of Directors the manufacturing contracts will be profitable each year during the term of such contracts in accordance with GAAP.

Redemption

In the event NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $9.00 for twenty (20) out of thirty (30) consecutive trading days, NeoStem has the option to call the $7.00 Warrants. If the holders of $7.00 Warrants have not exercised the $7.00 Warrants within 14 days of the redemption notice, NeoStem may redeem the $7.00 Warrants at $0.001 per warrant. NeoStem will send the redemption notice by first class mail to $7.00 Warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the $7.00 Warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any $7.00 Warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date. Notwithstanding the foregoing, NeoStem may not redeem the $7.00 Warrants unless (i) NeoStem waives the lock-up provisions in the applicable Warrant, (ii) the issuance of the shares of NeoStem Common Stock underlying the $7.00 Warrants is covered by an effective registration statement or there is an effective resale registration statement available to the holders of the $7.00 Warrants with respect to such shares and (iii) the $7.00 Warrant Condition has been achieved or NeoStem waives the $7.00 Warrant Condition concurrently with its provision of the redemption notice.

Adjustments of Exercise Price

The exercise price and redemption price of the $7.00 Warrants are subject to adjustment in specified circumstances, including in the event (i) there is a merger or consolidation and NeoStem is not the surviving corporation; (ii) there is subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of NeoStem

Common Stock; or (iii) NeoStem declares any stock dividend to stockholders or effect any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. The $7.00 Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the $7.00 Warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights

Until exercised, the $7.00 Warrants will have no voting, dividend or other stockholder rights.

Registration Rights

NeoStem and PCT shall enter into a mutually acceptable agreement setting forth NeoStem's obligation to use reasonable commercial efforts to provide the holders of the $7.00 Warrants with piggyback registration rights (standard for an acquisition transaction) commencing after the later of the date one year after the issuance date of the $7.00 Warrants and the date on which the Form S-4 pursuant to which the $7.00 Warrants are being registered, as amended, is no longer available with respect to the shares underlying the Warrants.

Date of Closing; Record Date

The Agreement and Plan of Merger provides that the Merger will close no later than the third business day following the satisfaction or waiver of each of the conditions to the Merger, including the approval and adoption of the Agreement and Plan of Merger by the stockholders of PCT and the approval of the issuance of NeoStem securities in connection with the Merger by the stockholders of NeoStem. Each of the NeoStem Board of Directors and the PCT Board of Managers has fixed the close of business on November 22, 2010 as the record date for the determination of stockholders and members, as applicable, entitled to notice of and to vote at the applicable Special Meeting, and at any adjournment or postponement thereof.

Management of NeoStem Following the Merger

The Agreement and Plan of Merger provides that as soon as reasonably practical after the Closing, Andrew Pecora will be invited to join the Board of Directors of NeoStem. The management of PCT will remain unchanged. Dr. Pecora, Dr. Preti, Mr. Goldberger and Mr. LeSueur have entered into new employment agreements with PCT which become effective upon the consummation of the Merger. For a description of the terms of those employment agreements, see “Recommendations of the NeoStem and the PCT Boards — Interests of Certain Persons in the Merger — Employment Agreements.”

Exchange for NeoStem Common Stock

After the Merger has been completed, the members of PCT at the Effective Time of the Merger will receive a letter of transmittal describing how they may obtain the NeoStem securities to which they are entitled. As described elsewhere herein, the shares of NeoStem Common Stock issuable in the Merger to the members of PCT will be held in escrow for a specified period and released in accordance with the Escrow Agreement. The Warrants issuable in the Merger will be mailed to the PCT members upon NeoStem’s receipt of a duly executed letter of transmittal. Each member’s signature to the letter of transmittal must be guaranteed by a commercial bank. The executed letter of transmittal must:

•	provide NeoStem and its transfer agent with the member’s address, tax identification number, and any other information NeoStem may have reasonably requested in its letter of transmittal;
•	release NeoStem and PCT from all claims other than claims arising out of the Agreement and Plan of Merger; and
•	acknowledge that the shares of NeoStem Common Stock to which such member will be entitled after the Merger will be held in escrow for a specified period.

If a member does not execute and deliver an acceptable letter of transmittal to NeoStem within two years of the completion of the Merger, the shares of NeoStem Common Stock to which that member was entitled may be cancelled.

After the completion of the Merger, each membership interest in PCT will be deemed, for all purposes, to evidence only the right to receive the shares of NeoStem Common Stock and Warrants which the member of

PCT is entitled to receive. Until an executed letter of transmittal has been received by NeoStem, the PCT member will not be entitled to receive any dividends or other distributions payable by the combined company with respect to NeoStem Common Stock. Subject to applicable laws, any such dividends and distributions will be paid without interest upon receipt of such duly executed letter of transmittal.

Representations and Warranties

NeoStem, Subco and PCT made a number of mutual, customary representations and warranties in the Agreement and Plan of Merger regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the Merger. Such representations and warranties are qualified by confidential disclosure schedules that were exchanged by NeoStem and PCT. The representations of NeoStem and Subco to PCT and of PCT to NeoStem and Subco cover the following topics, among others, as they relate to each company and its subsidiaries:

•	corporate organization, good standing and qualification to do business;
•	capitalization;
•	authority to enter into the Agreement and Plan of Merger;
•	the absence of conflicts under the company’s charter documents, applicable laws or material obligations to third parties;
•	required consents or approvals and violations of any instruments or law;
•	financial statements and filings and reports with the SEC;
•	internal control over financial reporting;
•	the absence of material changes or events in the business between December 31, 2009 and the closing date of the Merger;
•	taxes and tax returns;
•	ownership of real property, personal property and assets;
•	intellectual property owned or used by the company;
•	compliance with laws and governmental permit requirements;
•	the absence of material litigation;
•	absence of brokers, finders, or financial advisors;
•	employee benefit plans and employment agreements;
•	the absence of liens;
•	environmental matters;
•	labor matters;
•	material contracts and commitments;
•	material suppliers and customers;
•	insurance;
•	related party transactions; and
•	information supplied by either party for use in this joint proxy statement/prospectus and the related registration statement filed by NeoStem.

Conduct of Business Before Completion of the Merger

PCT agreed that until the closing of the Merger, it and its subsidiaries will, among other things:

•	carry on its business only in the ordinary and regular course;

•	use commercially reasonable efforts to keep intact its corporate existence and all material rights, franchises, intellectual property rights, and goodwill relating to the businesses;
•	endeavor to retain its employees and compensate employees consistent with past practice and to preserve present relationships with customers and suppliers;
•	maintain intellectual property rights so as not to adversely affect the validity or enforcement thereof; and
•	use commercially reasonable efforts to obtain all necessary consents authorizations and approvals to consummate the Merger, and to make all necessary applications and filings; and
•	to notify NeoStem if, to its knowledge, any of its representations and warranties contained in the Agreement and Plan of Merger cease to be materially accurate and complete and if, to its knowledge, it fails to comply with any material covenant or condition contained in the Agreement and Plan of Merger.

In addition, PCT agreed that until the closing of the Merger, it will not:

•	incur or create any encumbrances, liens, pledges or security interest on assets;
•	grant or otherwise issue any option, warrant or other securities exercisable for or convertible into equity of PCT;
•	merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, limited liability company, corporation or other business organization;
•	make any representation to anyone indicating any intention of NeoStem or its subsidiaries to retain, institute or provide any employee benefit plans;
•	after the registration statement and/or joint proxy statement is filed, issue any shares or membership interests of PCT or its subsidiaries, except for PCT membership interests issuable upon exercise of a stock option or warrant outstanding on the date of the Agreement Plan of Merger;
•	issue or grant any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating PCT or its subsidiaries to issue equity;
•	modify, amend or terminate any material contract other than in the ordinary course of business, consistent with past practices;
•	declare or pay any dividend or make any distribution with respect to, or purchase or redeem, membership interests of PCT;
•	sell or dispose of any assets otherwise than in the ordinary course of business of PCT and its subsidiaries;
•	make any capital expenditure other than in the ordinary course of business, consistent with past practices, and in no event in excess of $50,000 in the aggregate; and
•	incur any indebtedness, except, under certain circumstances, to increase up to $1 million the amount of borrowings under the mortgage loan due to TD Bank and secured by PCT’s real estate in Allendale, New Jersey.

NeoStem agreed that until the closing of the Merger, it and its subsidiaries will, among other things:

•	conduct its business of in the ordinary and regular course of business;
•	Use commercially reasonable efforts to obtain all necessary consents, authorization and approvals to consummate the Merger, and to make all necessary applications and filings; and

•	To notify PCT if to its knowledge, any of its representations and warranties contained in the Agreement and Plan of Merger cease to be materially accurate and complete and if, to its knowledge, it fails to comply with any material covenant or condition contained in the Agreement and Plan of Merger.

In addition, NeoStem agreed that until the closing of the Merger, it will not:

•	Take any action that would likely result it is representations and warranties becoming false or inaccurate; and
•	Except as described in the Agreement and Plan of Merger, take any action or omit to take any action which would materially interfere with PCT’s rights to compel performance of NeoStem’s obligations under the Agreement and Plan of Merger.

Special Meetings

NeoStem and PCT agreed to take all action necessary in accordance with Delaware law and their respective organizational documents to convene meetings of their respective stockholders and members, as applicable, to be held as promptly as practicable after the registration statement of which this joint proxy statement/prospectus is a part is declared effective, for the purpose of voting on a proposal to approve the Merger and Agreement and Plan of Merger, in the case of PCT, and the issuance of NeoStem securities in connection with the Merger, in the case of NeoStem. Subject to the limitations set forth below, NeoStem and PCT agreed to use commercially reasonable efforts to solicit from their respective stockholders and members, as applicable, proxies in favor of their respective Merger proposals and to take all other action necessary or advisable to secure the vote required to approve such proposals.

Conditions

The obligations of PCT, NeoStem and Subco to consummate the Merger shall be subject to the satisfaction (or waiver by each party, to the extent such conditions can be waived) of the following conditions, among others:

•	the Agreement and Plan of Merger, the Merger and the transactions contemplated thereby shall have been approved and adopted by the requisite percentage vote of the members of PCT and the issuance of NeoStem securities in the Merger shall have been approved by the requisite vote of NeoStem stockholders;
•	the SEC shall have declared effective the registration statement of which this joint proxy statement/prospectus is a part, and no stop order or similar restraining order suspending the effectiveness of such registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator;
•	the shares of NeoStem Common Stock required to be issued pursuant to the Merger shall have been approved for listing on the NYSE-Amex or other stock exchange on which the NeoStem Common Stock is listed or quoted, subject to official notice of issuance;
•	all authorizations, consents, orders, approvals, declarations, filings and expiration of waiting periods imposed by applicable law necessary for the consummation of the Merger shall have been obtained or made or shall have occurred; and
•	the Escrow Agreement shall have been executed by the parties.

The obligations of NeoStem and Subco to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by NeoStem) of the following conditions, among others:

•	PCT shall have provided to NeoStem a consent from TD Bank and the New Jersey Economic Development Authority with respect to the mortgage loan due by PCT to TD Bank and secured by PCT’s real estate in Allendale, New Jersey, permitting such loan to remain in full force and effect under the same terms;

•	PCT shall have delivered a consent from Hackensack University Medical Center, StemCells Inc. and ADP;
•	If requested by NeoStem, PCT shall have delivered a consent to the Agreement and Plan of Merger from Nexell/Baxter/BioScience 2002;
•	PCT shall have provided to NeoStem a pay-off letter from the Northern New Jersey Cancer Associates and proof of simultaneous payment by PCT of the greater of $400,000 and the sum that would reduce the balance due to the Northern New Jersey Cancer Associates to $3,000,000;
•	If requested by NeoStem, NeoStem shall have received from its investment banking firm an update to the Valuation Analysis satisfactory to NeoStem;
•	NeoStem shall have received an opinion or opinions of the legal counsel to PCT, in the form and substance satisfactory to NeoStem, regarding the Merger, PCT’s outstanding equity and the absence of any material legal actions against PCT;
•	NeoStem shall have received proof, satisfactory to it, that all rights to acquire equity in PCT have been exercised or terminated;
•	NeoStem shall have received a letter from PCT’s independent auditor permitting NeoStem to include certain of PCT’s financial statements and the opinion of PCT’s independent auditor with respect to those financial statements in NeoStem’s filings with the SEC;
•	Andrew Pecora, George Goldberger, Robert Preti and Daryl LeSueur shall have terminated all existing employment agreements with PCT, but not including the new employment agreements entered into after the execution of the Agreement and Plan of Merger, which agreements are contingent upon the closing of the Merger;
•	Andrew Pecora, George Goldberger, Robert Preti, Daryl LeSueur and any other employee designated by Subco, shall have executed a non-disclosure and confidentiality agreement and assignment of inventions, in a form satisfactory to NeoStem and Subco;
•	PCT shall have provided, in a form previously approved by NeoStem, a notice to customers and suppliers (as such notice may be required by any agreement with such customers and suppliers, or as NeoStem may deem desirable) of the transactions contemplated by the Agreement and Plan of Merger. Evidence that such notices have been delivered shall be provided to NeoStem at least 15 days prior to the scheduled date of the NeoStem Special Meeting; and
•	the result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion; provided, however, that NeoStem’s right to terminate the Agreement and Plan of Merger pursuant to this condition shall terminate upon the mailing of this joint proxy statement/prospectus.

The obligations of PCT to consummate the transactions contemplated by the Agreement and Plan of Merger shall be subject to the fulfillment (or waiver by PCT) of each of the following conditions, among others:

•	all authorizations, consents, waivers and approvals required in connection with the Merger and the execution, delivery and performance by NeoStem and Subco of the Agreement and Plan of Merger were obtained and are in full force and effect;
•	PCT shall have received, in the form and substance satisfactory to PCT, a certificate of the corporate secretary of NeoStem certifying the NeoStem and Subco resolutions approving the Merger and setting forth an incumbency certificate with respect to any of the officers of NeoStem and Subco who will sign the transaction documents;
•	the new employment agreements with Dr. Pecora, Dr. Preti, Mr. Goldberger and Mr. LeSueur shall not have been terminated by NeoStem; and

•	NeoStem shall have delivered a certificate to PCT confirming the availability of funds to make a $3 million payment to NNJCA, and affirming that NeoStem shall make such payment after the closing of the Merger.

Any of the conditions in the Agreement and Plan of Merger may be waived by the party benefited thereby, except those conditions imposed by law.

Termination

The Agreement and Plan of Merger provides that it may be terminated and the Merger may be abandoned at any tine prior to the Effective Time (notwithstanding any approval by NeoStem’s stockholders or PCT’s members):

•	by mutual written consent of PCT and NeoStem;
•	by either PCT or NeoStem if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent governmental authority enjoining PCT or NeoStem from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate the Agreement and Plan of Merger shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;
•	by NeoStem if at the PCT Meeting (including any adjournment or postponement thereof) the requisite vote of PCT’s members to approve the Merger and the transactions contemplated hereby shall not have been obtained;
•	by NeoStem if the investment banking firm engaged to provide the Valuation Analysis, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide NeoStem with an updated Valuation Analysis as of the Closing Date, in form and substance satisfactory to NeoStem, or if in the judgment of the Board of Directors of NeoStem, the valuation of PCT is inconsistent or unfair to NeoStem in relation to the consideration to be paid by NeoStem in the Merger;
•	by either PCT or NeoStem if any representation or warranty made in the Agreement and Plan or Merger for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate is not then in material breach of any material representation or warranty contained in the Agreement and Plan of Merger, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;
•	by either PCT or NeoStem if the other party shall have defaulted in the performance of any material covenant or agreement set forth in the Agreement and Plan of Merger, provided that, in each case, (i) the party seeking to terminate has complied with its covenants and agreements under the Agreement and Plan of Merger in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;
•	by NeoStem if any authorization, consent, waiver or approval required for the consummation of the Merger shall impose any material condition or requirement, which condition or requirement, in the reasonable judgment of NeoStem’s Board of Directors (or a committee thereof), would be reasonably likely to have a “Material Adverse Effect” (as defined in the Agreement and Plan of Merger) after the Effective Time giving effect to consummation of the transactions contemplated by the Agreement and Plan of Merger;
•	by NeoStem, in the event that the conditions to its obligations to close have not been satisfied or waived by the date set for the Closing, provided that NeoStem is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger; or

•	by PCT, in the event that the conditions to its obligations to close have not been satisfied or waived by the date set for the Closing, provided that PCT is not then in material breach of any material representation, warranty, covenant or other agreement contained in the Agreement and Plan of Merger.

If the Agreement and Plan of Merger is terminated by NeoStem or PCT in the event PCT elects to pursue at PCT Acquisition Proposal (which would be deemed a breach of the Agreement and Plan of Merger), then PCT shall within two business days of such termination pay to NeoStem as liquidation damages an amount in cash equal to the sum of (a) all expenses incurred by NeoStem or Subco in any way in connection with investigating, negotiating, drafting or otherwise pursuing the Merger and the Agreement and Plan of Merger, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of NeoStem is also sold to an unrelated third party in a transaction approved by the Board of Directors and stockholders of the NeoStem, or (ii) the NeoStem waives the breach and consummates the Merger, then no such liquidated damages shall be due.

If the Agreement and Plan of Merger is terminated by NeoStem in the event NeoStem elects to pursue an NBS Acquisition Proposal (which would be deemed a breach of the Agreement and Plan of Merger), then NeoStem shall within two business days of such termination pay to PCT as liquidated damages an amount in cash equal to the sum of (a) all expenses incurred by PCT in connection with investigating, negotiating, drafting or otherwise pursuing the Merger and the Agreement and Plan of Merger, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million, ; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of PCT is also sold to an unrelated third party in a transaction approved by the Board of Managers and members of PCT, or (ii) PCT waives the breach and consummates the Merger, then no such liquidated damages shall be due.

The Agreement and Plan of Merger provides that “Material Adverse Effect” means, with respect to any person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations, or financial condition of such party and its subsidiaries taken as a whole, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the person is engaged, provided such person is not disproportionately adversely impacted thereby, (b) the announcement or pendency of the transactions contemplated by the Agreement and Plan of Merger, (c) with respect to PCT, any action taken by PCT at NeoStem’s request or pursuant to the Agreement and Plan of Merger, (d) acts of war or terrorism, and (e) general economic, political or financial market conditions.

Expenses

Unless the Merger is consummated, NeoStem and PCT will each pay its own expenses incident to the Agreement and Plan of Merger and the transactions contemplated thereby. PCT Expenses are included in determining PCT’s Closing Date working capital and, accordingly, any working capital adjustment to the Stock Consideration, as described herein. “PCT Expenses” is defined in the Agreement and Plan of Merger as all costs and expenses incurred by PCT or any subsidiary of PCT in connection with the negotiation, preparation and execution of the Agreement and Plan of Merger and the consummation of the transactions contemplated thereby or obtaining any requisite consents or approvals of the Agreement and Plan of Merger or the transactions contemplated thereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees.

Amendment

The Agreement and Plan of Merger may not be amended except by an instrument in writing signed by the party against whom enforcement of such amendment or modification is sought. After the approval of the Agreement and Plan of Merger by the members of PCT, no amendment shall be made to the Agreement and Plan of Merger, which by law requires the approval or authorization of the members of PCT, without such further approval or authorization.

Any of the terms or conditions of the Agreement and Plan of Merger maybe waived at any time by the party or parties entitled to the benefit thereof. Any agreement on the part of a party or parties to the Agreement and Plan of Merger to a waiver shall be valid only if set forth in a written instrument signed by the party or parties waiving such terms or conditions.

Lock-Up and Voting Agreement

Voting.  Pursuant to a voting agreement (the “Voting Agreement”) dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of membership interests of PCT to approve the Agreement and Plan of Merger and the Merger have irrevocably agreed to vote in favor of the Agreement and Plan of Merger and the Merger at any meeting of the members of PCT called to approve the Agreement and Plan of Merger and Merger (the “PCT Meeting”) and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time. Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date of the NeoStem Special Meeting, have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger.

Proxy.  Each of the members of PCT who executed the Voting Agreement agreed to execute, upon request, a proxy for use at the PCT Special Meeting to approve the Agreement and Plan of Merger.

Restrictions on Transfer of Membership Interests.  Each of the members of PCT who executed the Voting Agreement agreed that until the earlier of the consummation of the Merger or termination of the Agreement and Plan of Merger (the “Termination Date”), such member shall not, directly or indirectly, (i) except for certain permitted transfers described in the Voting Agreement, and except as contemplated by the Agreement and Plan of Merger, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such member’s membership interests in PCT, whether such membership interests were owned as of the date of the Voting Agreement or are acquired by such member after such date, (ii) except as contemplated by the Voting Agreement, grant any proxies or powers of attorney, deposit any membership interests into a voting trust or enter into a voting agreement with respect to such membership interests, or (iii) take any action that would make any representation or warranty of such member contained in the Voting Agreement untrue or incorrect or have the effect of preventing or disabling such member from performing such member's obligations under the Voting Agreement.

Termination.  The voting agreements and the accompanying proxies, and all obligations of the parties thereunder, shall terminate immediately, without any further action being required, upon the earlier of the date which the Agreement and Plan of Merger is terminated or the Merger becomes effective.

COMPARISON OF RIGHTS OF HOLDERS OF NEOSTEM COMMON STOCK AND
SHARES OF PCT LIMITED LIABILITY COMPANY INTERESTS

This section of the joint proxy statement/prospectus describes material differences between the rights of holders of NeoStem Common Stock and the rights of holders of limited liability company interests, or membership interests, of PCT. Upon consummation of the Merger, the members of PCT will become stockholders of NeoStem. The rights of NeoStem stockholders are governed by and subject to the provisions of the Delaware General Corporation Law (the “DGCL”) and NeoStem’s amended and restated certificate of incorporation, as amended, and by-laws. In contrast, the rights of members of PCT are governed by and subject to the provisions of the Delaware Limited Liability Company Act (the “DLLCA”) and PCT’s Limited Liability Company Agreement (the “LLC Agreement”). While NeoStem and PCT believe that these descriptions address the material differences, this summary may not contain all of the information that is important to stockholders of NeoStem and members of PCT. NeoStem stockholders and PCT members should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of NeoStem stockholders, on the one hand, and PCT members, on the other hand.

NeoStem	PCT

GENERAL

•	NeoStem is a Delaware corporation and a public company subject to the provisions of the DGCL.
•	The rights of NeoStem stockholders are governed by NeoStem’s amended and restated certificate of incorporation and bylaws, in addition to the DGCL.
•	NeoStem’s certificate of incorporation and by-laws will not be affected by the Merger.

•	PCT is a Delaware limited liability company and a private company subject to the provisions of the DLLCA.
•	The rights of PCT members are governed by PCT’s LLC Agreement, in addition to the DLLCA.

NeoStem	PCT

AUTHORIZED EQUITY INTERESTS

•	The authorized capital stock of NeoStem consists of 500,000,000 shares of common stock, par value $0.001 per share, (the “NeoStem Common Stock”) and 20,000,000 shares of preferred stock, par value $0.01 per share (the “NeoStem Preferred Stock”), of which 825,000 shares are designated as Series B Convertible Preferred Stock (the “NeoStem Series B Preferred Stock”) and 10,582,011 shares are designated as Series E 7% Senior Convertible Preferred Stock (“NeoStem Series E Preferred Stock”). The NeoStem Board of Directors is authorized, without further action by the stockholders, and subject to any limitations prescribed by law, to designate and issue the NeoStem Preferred Stock in one or more series, and can fix the rights, preferences, and privileges of the shares of each series and any qualifications, limitations or restrictions on these shares. The NeoStem Board of Directors may authorize the issuance of preferred stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of NeoStem Common Stock.
•	As of November 22, 2010, there were outstanding 64,117,256 shares of NeoStem Common Stock, 10,000 shares of NeoStem Series B Preferred Stock and 10,582,011 shares of NeoStem Series E Preferred Stock. As of such date, the outstanding shares of NeoStem Series B Preferred Stock were convertible into 10,000 shares of NeoStem Common Stock, and the outstanding shares of Series E Preferred Stock were convertible into 5,289,947 shares of NeoStem Common Stock.
•	As of November 22, 2010, NeoStem has reserved 21,810,901 shares of NeoStem Common Stock for issuance pursuant to its 2009 Plan, 2009 Non-U.S. Plan and 2003 Equity Participation Plan and 21,843,507 shares of NeoStem Common Stock for issuance pursuant to outstanding warrants (exclusive of Warrants issuable in the Merger).

•	Pursuant to the LLC Agreement, PCT is authorized to issue up to 10,000,000 shares of limited liability company interest (such membership interests referred to in this section of this joint proxy statement/prospectus as the “Shares”) without the approval of the members. Following the approval of PCT’s Board of Managers and members holding at least a majority of the outstanding Shares, PCT may increase or decrease the total number of Shares authorized for issuance. All Shares shall be comprised of the same class, and, as such, shall subject the holder of such Shares to the same rights, restrictions and obligations as holders of outstanding Shares.
•	As of November 22, 2010, there were 7,186,020 Shares of PCT outstanding.
•	As of November 22, 2010, PCT has reserved 206,981 Shares of PCT for issuance pursuant to outstanding warrants and options. Pursuant to the terms and conditions of the Agreement and Plan of Merger, all outstanding options and warrants shall be exercised prior to or cancelled as of the Effective Date.

NeoStem	PCT

AMENDMENT OF GOVERNING DOCUMENTS

•	The DGCL requires a vote of the corporation’s board of directors followed by the affirmative vote of a majority of the outstanding stock entitled to vote, and the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation.
•	NeoStem’s Amended and Restated Certificate of Incorporation may be amended, altered, changed or repealed in the manner now or hereafter prescribed by law and all rights conferred on officers, directors and stockholders therein are granted subject to such reservation.
•	The NeoStem Board of Directors has authority to make, alter or repeal NeoStem’s bylaws by a vote of a majority of the NeoStem Board of Directors. The NeoStem stockholders also may alter, amend or repeal or adopt new bylaws by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock of NeoStem entitled to vote at any regular meeting of stockholders or at any special meeting of stockholders, voting together as a single class; provided notice of such alteration, repeal or adoption of new bylaws shall have been stated in the notice of such meeting.

•	PCT’s LLC Agreement provides that, except for certain technical amendments, approval of the Members holding a majority of the Shares then outstanding, including a majority of the Shares then held by the Charter Members identified in the LLC Agreement, is required to amend any provision of the PCT’s Certificate of Formation and LLC Agreement.

NeoStem	PCT

DIRECTORS or MANAGERS

Size of Board

•	The number of directors which shall constitute the whole NeoStem Board of Directors shall be determined by resolution of the NeoStem Board of Directors, but in no event shall be less than three. Subject to the preceding sentence, the number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation or removal or expiration of the term of one or more directors. Currently, NeoStem has seven directors. Pursuant to the Agreement and Plan of Merger, NeoStem’s Board of Directors will be increased from seven directors to nine directors. As soon as reasonably practical after the Closing, Andrew Pecora shall be invited to join the Board of Directors of NeoStem, and NeoStem shall use its reasonable best efforts to cause Dr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of stockholders when his initial term ends, provided however, that in order to comply with the listing standards for the NYSE-Amex, simultaneously with such appointment, and as a condition precedent, NeoStem also must find and appoint to NeoStem’s Board of Directors, one (1) individual who meets all conditions of independence imposed by the SEC and the NYSE-Amex, so that at all times a majority of the members of NeoStem’s Board of Directors are independent. If such an independent person is not found by NeoStem, and has not agreed to be so designated and appointed, NeoStem and PCT shall work together in good faith to find and designate another person acceptable to the NeoStem, through the Nominating Committee of its Board of Directors, as an independent director. NeoStem agrees that it will not delay the appointment of Dr. Pecora by reason of such need to designate another independent director for more than three (3) months after the Closing Date. See “Board Composition” commencing on page 87.

•	Pursuant to the LLC Agreement, PCT’s Board of Managers shall consist of five to seven individuals unless otherwise determined by the PCT Board of Managers. The PCT Board of Managers currently consists of 7 individuals.

NeoStem	PCT

Classified Board

•	NeoStem’s directors are divided into three classes and are elected to three-year terms. The classes are elected on a rotating or staggered basis, with each class being elected at the annual stockholder meeting coinciding with the expiration of that class’s term.

•	The individuals serving on the PCT Board of Managers are elected annually by members of PCT at PCT’s annual meeting or at any special meeting called for the purpose of electing individuals to serve on the Board of Managers.

Election of Directors or Managers

•	Assuming a quorum is present at the annual or special meeting of stockholders called for the purposes of electing directors to serve on the Board; directors will be elected by a plurality vote. NeoStem stockholders do not have cumulative voting rights.

•	The LLC Agreement provides that (i) for so long as he is a member holding Shares comprising at least ten percent (10%) of the outstanding Shares of PCT, each of Andrew Pecora and Robert Preti is entitled to be elected to the Board of Managers, (ii) for so long as it is a member holding Shares comprising at least ten percent (10%) of the outstanding Shares, HUMC is entitled to designate one person to be elected to the Board of Managers (the “HUMC Manager”) and (iii) for so long as it is a member holding Shares comprising at least three and one-half percent (3.5%) of the outstanding Shares, BioScience is entitled to designate one person to be elected to the Board of Managers (the “BioScience Manager”), provided that, the other members may, by a vote of the members holding at least seventy-five percent (75%) of the remaining Shares, veto the election of the person designated by BioScience to be the BioScience Manager. The LLC Agreement further provides that the members (including HUMC and BioScience) holding a majority of the outstanding Shares voting together shall elect all of the remaining managers (the “Common Managers”).

Removal of Directors and Managers

•	Under NeoStem’s certificate of incorporation, members of the board of directors may be removed by the stockholders before the expiration of their terms only for cause.

•	Pursuant to the LLC Agreement, any Common Manager may be removed during his term of office, whether with or without cause, only by the vote of the members holding of a majority of the Shares then outstanding. Each of the HUMC Manager and the BioScience Manager may be removed during his term of office, with or without cause, by HUMC or BioScience, as applicable.

NeoStem	PCT

Vacancies

•	Unless and until filled by the stockholders, any vacancy on the NeoStem Board of Directors, however occurring, including a vacancy resulting from an enlargement thereof, may be filed only by vote of a majority of the NeoStem directors then in office, although less than a quorum, or by a sole remaining NeoStem director. A NeoStem director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office or until his or her earlier death, resignation or removal. A NeoStem director chosen to fill a position resulting from an increase in the number of NeoStem directors shall hold office until the remainder of the full term of the class of directors in which the new directorship was created, or until his or her earlier death, resignation or removal.

•	A vacancy occurring on the PCT Board of Managers due to the resignation or death of Dr. Pecora or Dr. Preti may be filled by the Members (including HUMC and BioScience) holding a majority of the Shares then outstanding. A vacancy occurring due to the resignation, removal or death of either the HUMC Manager or the BioScience Manager may be filled by the Members (including HUMC and BioScience) holding a majority of the Shares then outstanding. A vacancy occurring due to the resignation, removal or death of any Common Manager may be filled by the members (including HUMC and BioScience) holding a majority of the Shares then outstanding.

Board Quorum and Vote Requirements

•	A majority of the total number of directors then in office shall constitute a quorum.
•	NeoStem’s bylaws provide that the act of a majority of NeoStem’s directors present at any meeting at which there is quorum shall be the act of its board of directors.

•	Except as otherwise provided by the DLLCA and LLC Agreement, the approval of Managers holding a majority of the votes entitled to vote shall be sufficient to pass any measure at any duly constituted meeting of the Board of Managers. A majority of the members of the Board of Managers shall constitute a quorum.
•	The LLC Agreement provides that each of Dr. Pecora, Dr. Preti and the HUMC Manager shall have two votes and each other manager shall be entitled one vote with respect to each matter brought before a vote of Managers.

Limitation of Personal Liability

•	Pursuant to NeoStem’s Amended and Restated Certificate of Incorporation, a NeoStem director shall not be personally liable to NeoStem or its stockholders for monetary damages for breach of fiduciary duty except: (i) for any breach of the director’s duty of loyalty to NeoStem or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) for any unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

•	The LLC Agreement provides that to the fullest extent permissible under applicable Delaware law, no manger or officer shall be personally liability to PCT or any of its members for monetary damages or otherwise for any act or failure to act by such person on behalf of PCT if such person performed in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interest of PCT and within the scope of authority conferred upon such person by the LLC Agreement or otherwise.

NeoStem	PCT

Indemnification

•	Pursuant to NeoStem’s Amended and Restated Certificate of Incorporation, NeoStem has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of NeoStem, or is or was serving at the request of NeoStem as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful. NeoStem has entered into indemnification agreements with certain of its officers and other employees and each of its directors pursuant to which NeoStem has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

•	The LLC Agreement provides that PCT (but not any Member) will indemnify, hold harmless and advance expenses to each person serving as a manager or officer of PCT for any loss, damage, liability, cost or expense (including reasonable attorneys’ fees) arising out of any act or failure to act by such person on behalf of PCT provided that such person performed in good faith and in a manner reasonably believed by such person to be in or not opposed to the interest of PCT and within the scope of authority granted to such person under the LLC Agreement or otherwise provided however that such person will not be indemnified and held harmless if there has been a final judgment or other final adjudication determining that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

NeoStem	PCT

Transactions with Officers and Directors/Conflicts of Interest/Transactions with Members or Managers

•	The DGCL provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall be valid if:
•	the director/officer discloses the material facts to the board of directors and the transaction is approved by a majority of disinterested directors;
•	the director/officer discloses the material facts to the stockholders and the stockholders approve the transaction; or
•	the transaction is fair to the corporation as of the time it is authorized, approved, or ratified by the directors or the stockholders.

•	The LLC Agreement provides that if any member or Manager has an ownership, financial or familial relationship with any person or a person employs or engages an individual with whom any member has a financial or familial relationship and such person desires to enter into a significant or material contract with PCT, then such member or Manager shall:
•	Disclose the nature of his ownership, financial or familial relationship and the relevant material facts; and
•	Excuse himself during the discussion of and abstain from any vote regarding PCT’s participation in or execution of such contract or agreement, provided, that, such member or Manager may be counted for purposes of determining if a quorum is present at the meeting.

NeoStem	PCT

STOCKHOLDERS OR MEMBERS

Special Meeting of Stockholders or Members

•	Special meetings of the NeoStem stockholders may, unless otherwise prescribed by law or by NeoStem’s Amended and Restated Certificate of Incorporation, be called by the NeoStem Chairman of the Board (if any), the NeoStem Board of Directors or the NeoStem Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by the NeoStem Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

•	The PCT LLC Agreement provides that special meetings of the members may be called at any time for any purpose by the Board, by the Chairman, Chief Executive Officer or President, or by the Secretary of PCT upon the written request of members holding a majority of the outstanding Shares.

Inspection of Books and Records

•	Under the DGCL, stockholders of NeoStem may inspect the books and records of NeoStem during normal business hours as long as such inspection is for a proper purpose, and as long as the stockholder has made proper written demand stating the purpose of the inspection. A proper purpose is any purpose reasonably related to the interests of the inspecting person as a stockholder.
•	Pursuant to NeoStem’s bylaws, any stockholder may inspect the complete list of stockholders and the number of share held by each, for any purpose germane to the meeting, during ordinary business hours, during the time of the stockholder meeting and for a period of at least ten (10) days prior to the stockholder meeting.

•	The DLLCA permits, subject to certain restrictions contained therein and to certain restrictions that may be contained in the company’s operating agreement, any member, upon written demand stating the purpose therefore, to inspect the books and records of the company.
•	Pursuant to the LLC Agreement, any member may, upon reasonable prior notice and subject to certain restrictions in the LLC Act and the confidentiality obligations contained in the LLC Agreement, examine the books and records of PCT during regular business hours.

NeoStem	PCT

Notice Requirements for Stockholder or Member Proposals, Including Director Nominations

•	Nominations of persons for election to the NeoStem Board of Directors may be made by any stockholder of NeoStem who was a stockholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complies with the notice procedures. For nominations, the stockholder must have given timely notice thereof in writing to the Secretary of the NeoStem. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of NeoStem not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that if either (i) the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by NeoStem. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such

•	The PCT LLC Agreement does not contain provisions setting forth minimum notice requirements for members who wish to make a proposal for submission at a meeting of the members.

NeoStem	PCT

stockholder, as they appear on NeoStem’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of NeoStem that are owned beneficially and held of record by such stockholder and such beneficial owner. In the event that the number of directors to be elected to the Board of Directors of NeoStem is increased and there is no public announcement by NeoStem naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after such anniversary date, at least 70 days prior to such annual meeting), a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of NeoStem not later than the close of business on the 10th day following the day on which such public announcement is first made by NeoStem.

•	Other business may be properly brought before an annual meeting of stockholders by any stockholder of NeoStem who was a stockholder of record at the time of giving of notice provided for herein, who is entitled to vote at the meeting and who complies with the notice procedures. For other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the NeoStem. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of NeoStem not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that if either

NeoStem	PCT

(i) the date of the annual meeting is more than 30 days before or more than 60 days after such an anniversary date or (ii) no proxy statement was delivered to stockholders in connection with the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made by NeoStem. Such stockholder’s notice shall set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholder, as they appear on NeoStem’s books, and of such beneficial owner and (ii) the class and number of shares of capital stock of NeoStem that are owned beneficially and held of record by such stockholder and such beneficial owner.

Appraisal or Dissenters’ Rights

•	Under the DGCL, NeoStem stockholders do not have appraisal rights in connection with the issuance of the securities of NeoStem in connection with the Merger.

•	Under the DLLCA and the LLC Agreement, PCT members do not have dissenters’ rights or appraisal rights in connection with the Merger, the Agreement and Plan of Merger or any of the transactions contemplated thereby.

•    Stockholder or Member Action Without Meeting

•	The NeoStem bylaws provide that NeoStem stockholders may not take any action by written consent in lieu of a meeting and that the affirmative vote of holders of at least 75% of the votes which all the NeoStem stockholders should be entitled to cast at any annual election of directors or class of directors is required to amend or repeal, or to adopt any provision inconsistent with the foregoing.

•	The PCT LLC Agreement provides that any action required or permitted to be taken at a meeting of the members may be taken without a meeting if a consent in writing, setting forth the action, shall be signed by the members holding at least the requisite number of Shares required to approve the action by a vote on the matter and such written consent is filed with the records of the members’ meetings.

NeoStem	PCT

•    Dividends and Distributions

•	The DGCL allows directors, subject to restrictions in a corporation’s certificate of incorporation, to declare and pay dividends upon the shares of its capital stock, either out of its surplus or, in case there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
•	The NeoStem Amended and Restated Certificate of Incorporation restricts the NeoStem Board of Directors’ ability to declare dividends on the NeoStem Common Stock or series of NeoStem Preferred Stock ranking junior to the NeoStem Series B Preferred Stock, where the NeoStem Board of Directors does not declare a dividend on NeoStem Series B Preferred Stock.
•	In addition, the NeoStem Amended and Restated Certificate of Incorporation provides that the holders of Series E Preferred Stock are entitled to receive dividends payable in cash (or, at NeoStem’s option, in shares of NeoStem Common Stock if certain “Equity Conditions” are satisfied) on the liquidation preference applicable to the Series E Preferred Stock ($1.00 per share plus all accrued but unpaid dividends), at the per share rate of seven percent (7%) per annum, which shall be cumulative.

•	Under the DLLCA, a limited liability company may not make a distribution to a member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their limited liability company interests and liabilities for which the recourse of creditors is limited to specified property of the limited liability company, exceed the fair value of the assets of the limited liability company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds that liability.
•	Pursuant to the LLC Agreement, PCT’s Board of Managers may make distributions in such amounts and at such times as the Board of Managers may determine in their sole discretion. All distributions shall be made to Members in accordance with their respective Percentage Interests. Percentage Interests are defined to reflect a percentage based on the number of Shares held by such Member divided by the total number of Shares outstanding at that time.

BUSINESS OF NEOSTEM

Business Overview

NeoStem, Inc. (“we,” “us,” “NeoStem” or “the Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. and commenced operations in our current line of business in January 2006.

In 2009, through our expansion efforts within the People’s Republic of China (“China” or “PRC”) and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals, primarily antibiotics. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the United States and China.

In the United States we are a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is focused primarily in the Southern California and Northeast markets and during 2010 we have been entering into new agreements for collection centers with the goal of expanding our coverage to ten centers by the end of 2010. In addition to our services, we are conducting research and development activities on our own at our laboratory facility in Cambridge, Massachusetts and through collaborations in pursuit of diagnostic and therapeutic applications using autologous adult stem cells, including applications using our VSELTM Technology, with regard to very small embryonic-like stem cells, which we license from the University of Louisville.

In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we began offering stem cell banking services and certain stem cell therapies to patients in Asia, as well as to foreigners traveling to Asia seeking medical treatments that are either unavailable or cost prohibitive in their home countries. In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in China, approved the pricing for single side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment licensed by us which is being administered at Wendeng Orthopedic Hospital based in Wendeng, Shandong Province, China, and Weihai Municipal Labor Bureau Medical Insurance Office approved Wendeng Hospital's application for reimbursement whereby patients are eligible to receive reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

The cornerstone of our China pharmaceuticals business is the 51% ownership interest we acquired in Erye in October 2009. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the State Food and Drug Administration of China, or SFDA, covering both antibiotic prescription drugs and active pharmaceutical intermediates (APIs). Erye’s revenue for 2009 was approximately $61.4 million and for the nine months ended September 30, 2010 was approximately $51.5 million.

In July 2010, we were named “Best Stem Cell Company, 2010,” in the New Economy’s Biotech Awards.

On November 19, 2010, we issued the following securities upon the consummation of two public offerings: (i) 6,337,980 shares of our common stock and warrants to purchase up to 3,168,993 shares of our common stock in what we refer to as our “Common Stock Offering” and (ii) 10,582,011 shares (the “Preferred Shares”) of our Series E 7% Senior Convertible Preferred Stock (“Series E Preferred Stock”), warrants (the “Preferred Warrants”) to purchase up to 1,322,486 shares of our common stock and 164,418 shares of our common stock in what we refer to as our “Preferred Stock Offering.” We received $19 million in gross proceeds, and approximately $16.7 million in net proceeds, from the concurrent offerings. We currently intend to use these net proceeds in connection with the Merger, including a $3,000,000 repayment of indebtedness owed by PCT (as described herein), associated costs for the growth of the cord blood and adult stem cell banking, manufacturing and therapeutic business, expansion of our business in Asia and completion of the Beijing lab, development and acquisition of proprietary stem cell intellectual property and new technology and expansion of business into other countries. We intend to use the remaining net proceeds for marketing, working capital and other general corporate purposes.

Adult Stem Cell Business in the U.S.

Stem cells are very primitive and undifferentiated cells that have the unique ability to transform into many different cells, such as white blood cells, nerve cells or heart muscle cells. We only work with adult (and not embryonic) stem cells. Adult stem cells are found in the bone marrow, in peripheral blood and in umbilical cord blood. For over 40 years physicians have been using adult stem cells to treat various blood cancers, but only recently has the promise of using adult stem cells to treat a myriad of other diseases begun to be realized.

Within the adult stem cell classification, the use of cells is either autologous, meaning donor and patient are the same, or allogeneic, meaning donor and patient are different. The use of allogeneic stem cells requires the identification of a matching donor, which can result in added costs, critical time delays or may never occur. Even if a matching donor is identified, the use of allogeneic stem cells introduces the risk of “graft vs. host disease” requiring immunosuppression drugs for extended periods following transplantation. Accordingly, our current stem cell programs are based exclusively on adult stem cells for autologous use as we believe that adult stem cells hold the greatest promise for therapeutic innovation.

We are developing our business in the adult stem cell field to capitalize on the increasing importance that adult stem cells may have in regenerative medicine, with an initial focus on the delivery of therapies for cardiac, orthopedic, wound, cosmetic and dermatologic indications.

Collection, Processing and Storage Services

We are a leading provider of adult stem cell collection, processing and storage services in the U.S., enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of autologous stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is focused primarily in the Southern California and Northeast markets and during 2010 we have been entering into new agreements for collection centers with the goal of expanding our coverage to ten centers by the end of 2010. Commercial stem cell processing and storage services are provided to us nationally, on an exclusive basis, by Progenitor Cell Therapy LLC, or PCT, utilizing current good manufacturing practices, or cGMP standards.

Our process for collecting adult stem cells for autologous use involves the administration of a mobilizing agent prior to collection, allowing the migration of stem cells from bone marrow to peripheral blood. Once the stem cells have reached the bloodstream, an individual goes through a safe and minimally-invasive procedure called “apheresis,” similar to donating platelets, at one of the collection centers in our network. Then, the stem cells are processed and stored under cGMP standards. Our proprietary process does not change or alter the underlying cells and does not require expansion technology.

We believe that individuals will view the ability to pre-donate and store autologous adult stem cells for future personal therapeutic use as a valuable part of a “bio-insurance” program. The benefits of pre-donation include: having a known supply of autologous stem cells rather than an uncertain supply of compatible allogeneic stem cells; autologous stem cells may be compromised once a patient becomes sick; and the quantity and quality of stem cells generally diminish with age. This perceived value of pre-donation should increase as additional indications for stem cell-based therapies are developed.

We have initiated a marketing and sales campaign, individually and through collaborations, for the purpose of educating physicians and potential clients on the benefits of adult stem cell collection and storage. Our strategy is to work with our established collection centers to provide assistance to them to market in their communities and to build new alliances and partnerships. Utilizing our laboratory facility in Cambridge, MA, we also have on premises an adult stem cell collection center. We continue to build awareness with Boston-area academic institutions that are researching and treating with adult stem cells.

Our stem cell banking services generate revenue from a combination of fees paid upfront and over time, by both collection centers and individual clients. We plan to grow the client base at each of our centers, and add new centers in other strategic metropolitan areas. Additional initiatives to drive private sector revenue growth include:

•	collaborations with high profile medical centers and academic institutions involved in research and clinical trials relating to adult stem cells;
•	services in the U.S. targeted for “medical tourism” designed to access stem cell therapies available outside the U.S.;
•	partnerships with executive health programs, wellness physicians, concierge medical programs, medical spas and first responder groups;
•	initiatives with cord blood companies, tissue banks and pharmaceutical companies;
•	support for The Stem for Life Foundation, which promotes public awareness, funds research and development and subsidizes stem cell collection and storage programs;
•	storage of excess stem cells collected from bone marrow transplant donors; and
•	processing and isolation of adult stem cells for research and diagnostic use.

While many individuals could potentially benefit from having a supply of their stem cells available for personal therapeutic use, our initial targeted customer niches include:

•	individuals with a family history of serious diseases;
•	individuals at high risk for burns, wounds and other trauma, such as first responders and military personnel;
•	individuals at occupational risk from prolonged radiation or chemical exposure, such as healthcare providers, laboratory personnel and nuclear power plant workers;
•	wellness, cosmetic and anti-aging focused individuals; and
•	athletes and others who could benefit from regenerative therapies.

To further drive our stem cell initiatives, we will continue targeting key governmental agencies, congressional committees and not-for-profit organizations to contribute funds for our research and development programs. We have been awarded a $700,000 contract from the U.S. Army Medical Research and Material Command, Telemedicine and Advanced Technology Research Center (USAMRMC-TATRC) under U.S. Army Medical Research Acquisition Activity contract number: (W81XWH-10-2-0039). This contract is for the purpose of evaluating the use of topically applied bone marrow-derived adult mesenchymal stem cells (MSCs) for rapid wound healing. In September 2009, we were notified of an award of a Grand Opportunities grant in the amount of $108,746 from the National Institutes of Health which will be applied to research in the area of bone defect repair.

VSELTM Technology and Other Therapeutic Technologies

We are engaged in research and development of new therapies based on very small embryonic-like stem cells, or the VSELTM Technology, with the University of Louisville Research Foundation, or ULRF, and have a worldwide exclusive license to the VSELTM Technology. Research by a group headed by Dr. Mariusz Ratajczak, M.D., Ph.D., who is the head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville and co-inventor of the VSELTM Technology, and others, provides compelling evidence that bone marrow contains a heterogeneous population of stem cells that have properties similar to those of an embryonic stem cell. These cells are referred to as very small embryonic-like stem cells. This finding opens the possibility of achieving the positive benefits associated with embryonic stem cells without the ethical or moral dilemmas or certain of the potential negative effects associated with embryonic stem cells. Of even greater potential is the ability to obtain these stem cells for autologous use.

We have a sponsored research agreement, or an SRA, with ULRF, pursuant to which we agree to support further research in the laboratory of Dr. Ratajczak. In return for supporting additional research relating to the VSELTM Technology to be carried out in the laboratory of Dr. Ratajczak as principal investigator, we will receive the exclusive first option to negotiate a license covering the research results.

Recent studies conducted by us in collaboration with the University of Louisville have confirmed that significant quantities of very small embryonic-like stem cells can be obtained from the peripheral blood of humans following stimulation with granulocyte-colony stimulating factor, commonly known as Neupogen®. Dr. Ratajczak’s group at the University of Louisville has published preliminary work that would indicate that these stem cells have a role in cardiac regeneration and may help identify those at risk for cardiovascular disease. In addition, very small embryonic-like stem cells have been shown to increase in numbers in the peripheral circulation following acute myocardial infarction, stroke and other stress inducing events in experimental animals and in humans. Thus, very small embryonic-like stem cells may have significant potential to repair degenerated, damaged or diseased tissue, or the three “Ds” of aging. With our existing banking network, we have the ability to collect and store very small embryonic-like stem cells, along with other stem cell populations, from individual donors, setting the stage for their future use in personalized regenerative medicine.

In addition to the research we are funding in Dr. Ratajczak’s laboratory at the University of Louisville, we are funding research at the University of Michigan in the laboratory of Dr. Russell Taichman to evaluate bone defect repair through the proceeds of a $108,746 Grand Opportunities grant from the National Institutes of Health. We are also funding research at the Schepens Eye Research Institute, a charitable corporation of Massachusetts and an affiliate of Harvard Medical School relating to therapy development for age-related macular degeneration (AMD) and Glaucoma. The principal investigators on the study are Dr. Michael Young, Ph.D., Director of the Institutes Minda de Gunzburg Center for Ocular Regeneration and Kameran Lashkari, M.D. We are also in discussions with other researchers to generate data relating to other clinical applications of very small embryonic-like stem cells, that could include neural and cardiac, to expand our research efforts and maximize the value of this technology.

To facilitate our independent research and development efforts, we opened an 8,000 square foot, state-of-the-art facility at the Riverside Technology Center in Cambridge, Massachusetts, or the Cambridge Laboratory. In the near term, our efforts will focus on expanding the current VSELTM Technology know-how and working with other adult stem cell technologies by performing detailed purification, characterization and expansion of stem cells. Furthermore, at the Cambridge Laboratory we are characterizing and developing various adult stem cells, including VSELTM Technology, for therapeutic and diagnostic purposes. Specifically, the use of stem cells as a diagnostic tool to understand aging has not been sufficiently explored as a means to improve current therapies and to test new therapies. To address this unmet need, we intend to create a stem cell screening panel, known as a biomarker screening panel. This antibody-based test would simultaneously quantify several important stem cell populations that are known to be circulating in peripheral blood, including very small embryonic-like stem cells. This biomarker screening panel would enable researchers to assess the relative wellness of an individual by comparing his or her existing stem cell profile to an age-adjusted reference of expected, or normal, stem cell levels. The Cambridge Laboratory will also support the planned development of a commercial process that we expect will facilitate the separation of very small embryonic-like stem cells from blood, enabling us to create high-throughput, cell-based assays for use in pharmaceutical and nutraceutical research.

We also are engaged in licensing new adult stem cell-based therapies that we plan to use to commercialize innovative therapeutic applications. Several recent examples include:

•	In February 2009, we entered into a License Agreement with Vincent Giampapa, M.D., F.A.C.S. pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic, facial and body procedures and skin rejuvenation.
•	In April 2009, we entered into a License Agreement with Vincent Falanga, M.D., pursuant to which we acquired a world-wide, exclusive license to certain innovative stem cell technology and applications for wound healing.

•	In May 2009, we entered into a License and Referral agreement with Promethean Corporation, or Promethean, through its subsidiary, Ceres Living, Inc., or Ceres, to use certain Company marks and publications in connection with certain sales and marketing activities relating to its nutritional supplement known as AIO Premium Cellular Health, a liquid nutritional supplement based on certain nutraceuticals which have been shown to optimize stem cell functions. Under the agreement, Ceres will pay to the Company or the Stem for Life Foundation specified fees for each unit of the product sold; and Ceres is engaging in a referral service with respect to the Company’s adult stem cell collection and processing activities. Ceres is paid a referral fee by us for adult stem collections generated by Ceres’ referral network.

In May 2010, the Company and the Vatican's Pontifical Council for Culture, announced a joint initiative that includes their charitable organizations to expand research and raise awareness of adult stem cell therapies. NeoStem's Stem for Life Foundation, formed to create awareness about the promise of adult stem cells to treat disease, and the Pontifical Council's Foundation, called STOQ International (Science Theology and the Ontological Quest), will work on a variety of collaborative activities with the goal of advancing scientific research on adult stem cells, exploring their clinical application in the field of regenerative medicine and the cultural relevance of such a fundamental shift in medical treatment options, particularly with regard to the impact on theological and ethical issues.

Adult Stem Cell Business in China

We believe that, in China, we can accelerate research, the development of stem cell-based therapies, and the creation of intellectual property positions in the stem cell field because of China’s regulatory and scientific environment and its culture, which are more readily accepting of stem cell-based therapies. Additionally, China has a large population with a rapidly growing middle and upper class who are interested in regenerative medicine and can afford such services. Accordingly, in 2009, we expanded our operations and markets to include China through the creation of a separate stem cell business unit.

Our China stem cell-based initiatives will be led by U.S. researchers and physicians in collaboration with experts in China for each clinical application to be pursued. We believe that this collaborative approach, and our expansion into China, will create commercial, financial and scientific opportunities that, ultimately, will generate increased revenues for us.

Our current stem cell-based initiatives in China include:

•	developing a pipeline of regenerative medicine therapies, initially focused on orthopedic conditions;
•	developing wellness, cosmetic and anti-aging applications;
•	participating in the medical tourism market for regenerative medical treatments;
•	establishing a network of collection, processing and storage facilities; and
•	engaging in research and development designed to improve and expand our service and product offerings both in the U.S. and in China.

Because certain PRC regulations currently restrict foreign entities from holding certain licenses and controlling certain businesses in China, we have created a wholly foreign-owned entity, or WFOE, NeoStem (China), Inc., or NeoStem (China), to implement our expansion initiatives in China. Additionally, to comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements. See “PRC Corporate Legal Structure” below.

Orthopedic Therapies

In order to advance our regenerative medicine business in China, in March 2009, we acquired an exclusive license for Asia to use an innovative process that expands a patient’s own adult stem cells to treat a variety of musculoskeletal diseases. The licensed procedure, RegenexxTM, has been developed by a Colorado-based company, Regenerative Sciences, Inc., or RSI. The RegenexxTM procedure uses autologous mesenchymal stem cells extracted from bone marrow for the treatment of various orthopedic conditions, including osteoarthritis, meniscus tears of the knee, avascular necrosis and bulging lumbar discs. In addition, our agreement with RSI includes consulting services to be provided by RSI to us in the area of stem cell-based orthopedic therapies for the Asia market. We believe that the integration of our peripheral blood collection process into the RegenexxTM procedure will enhance its marketability.

To provide orthopedic-related stem cell-based services, we intend to establish a network of hospitals to offer these orthopedic treatments in China. We recently established a collaboration with Shandong Wendeng Orthopedic Hospital, or Wendeng Hospital, which will be the first of such hospitals. In June 2009, Qingdao Niao entered into a five-year cooperation agreement with Wendeng Hospital to treat patients and conduct clinical research regarding the application of autologous stem cells for the treatment of a variety of orthopedic conditions. Wendeng Hospital is considered to be one of the leading specialty orthopedic hospitals in China, with close to 90% of its inpatient capacity dedicated to orthopedic cases. Physician and laboratory personnel have completed training at RSI, operations began at Wengdeng Hospital in the first quarter of 2010 and patients began being charged in June 2010.

In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in China, approved the pricing for single side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment licensed by us which is being administered at Wendeng Orthopedic Hospital based in Wendeng, Shandong Province, China, and Weihai Municipal Labor Bureau Medical Insurance Office approved Wendeng Hospital's application for reimbursement whereby patients are eligible to receive reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

Wellness, Cosmetic & Anti-Aging Applications

We are developing a program that includes products and therapies, including stem cell-based therapies and health supplements, that we intend to offer for wellness, cosmetic and anti-aging applications. One of the key initial therapies is anticipated to be the autologous adult stem cell-based skin rejuvenation therapy that we in-licensed from Vincent Giampapa, M.D., in February 2009.

The license agreement with Dr. Giampapa is intended to advance our regenerative medicine business in the U.S. and China by our acquisition of a world-wide, exclusive license to certain innovative stem cell technology and applications for cosmetic facial and body procedures and skin rejuvenation. This supplements a three-year agreement that Dr. Giampapa entered into with us in January 2009 where he agreed to provide us with consulting services in the anti-aging area. In collaboration with Dr. Giampapa, we intend to develop and launch a range of cosmetic and anti-aging applications in China.

Qingdao Niao is in discussions with Qingdao Second Sanatorium of Jinan Military Command, or the Second Sanatorium, regarding providing these therapeutic applications at their facility. Second Sanatorium is a leading comprehensive hospital within the military’s healthcare network and one of the principal healthcare centers in charge of ensuring the well-being of senior and retired military officials in China.

Consulting and Royalty Agreement

In June 2009, we signed an agreement, or the Network Agreement, with Enhance BioMedical Holdings Limited, or Enhance BioMedical, a Shanghai corporation and subsidiary of Enhance Holding Corporation, a multinational conglomerate with businesses in various market sectors including healthcare. Pursuant to the Network Agreement, Enhance Biomedical will help us develop an adult stem cell collection and treatment network using our proprietary stem cell technologies in Shanghai and Taiwan as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi, or the Network Territory. Enhance BioMedical has healthcare provider relationships with numerous hospitals and doctors in the Network Territory. It also operates the Anti-Aging and Prevention Medical Center in Taipei, Taiwan, with facilities focused on stem cell research and development and anti-aging therapies. As of November 22, 2010, Enhance BioMedical was the beneficial owner of approximately 11.7% of our common stock.

The Network Agreement is a ten-year, exclusive, royalty bearing agreement pursuant to which we will provide Enhance BioMedical with the training, technical, and other assistance required for it to offer stem cell-based therapies. Subject to certain terms and conditions, the Network Agreement is renewable for a subsequent ten-year term at the option of Enhance BioMedical. This agreement also gives us the option, until

June 2014, to acquire up to a 20% fully diluted equity interest in Enhance BioMedical. We will receive certain milestone payments as well as be entitled to a stated royalty on Enhance BioMedical’s revenues derived from these stem cell-based therapies. Under the Network Agreement, Enhance BioMedical has the exclusive right to utilize our proprietary adult stem cell technologies identified by us to provide adult stem cell services and therapies in the Network Territory.

In June 2010 Enhance Biomedical launched adult stem cell collection and storage activities and cosmetic and anti-aging therapies in Taiwan under our Network Agreement.

Medical Tourism

“Medical tourism” is defined as the process of travelling from home for treatment abroad or elsewhere domestically. A large segment of the individuals participating in medical tourism seek access to medical therapies not currently available or affordable in their home countries. The World Bank estimates that medical tourism will be a $10 billion industry by 2011. In 2007, approximately 750,000 Americans traveled outside the U.S. to obtain medical treatment, a number which is expected by many to grow significantly over time.

Since our inception, we have been building relationships with physicians in the U.S. and abroad who have developed advanced therapies using autologous stem cells. China, specifically, is fast emerging as a desirable destination for individuals seeking medical care in a wide range of medical specialties, including cardiology, neurology, orthopedics and others. As a result, a number of leading private and government hospitals in major Chinese cities have established medical tourism departments to provide treatment to international patients using advanced Western medical technology and techniques, including stem cell-based therapies. In addition to capitalizing on this trend as a potential driver for our collection and storage business, we plan to work with specialty hospitals and physicians in China and elsewhere to make stem cell-based therapies available for these medical tourism patients.

Research and Development

In May 2009, Qingdao Niao leased space from Beijing Zhongguancum Life Science Park Development Corp., Ltd. to be used for a world-class storage facility in Beijing, China or the Beijing Facility, that will be equipped to provide comprehensive adult stem cell collection, processing and storage capabilities, and a laboratory to support a number of our therapeutic programs, including the orthopedic program at Wengdeng Hospital.

In addition to supporting the processing and storage activities, the laboratory will provide a state-of-the-art venue for expanded adult stem cell-related research and development activities in China. We are collaborating with experts in China to expand our intellectual property positions in the stem cell field and develop adult stem cell-based therapies for the U.S. and broader China markets. These efforts will be dedicated to the research and development of our stem cell technology and its application to a number of therapeutic programs, initially including diabetes, anti-aging and cardiac disease. We are also in discussions with other researchers to generate data relating to other clinical applications of very small embryonic-like stem cells, that could include neural and cardiac, among others, to expand our research efforts and maximize the value of this technology. In this regard, letters of intent have been executed between our Chinese consultant, Shandong Life Science and Technology Research Institute, or SLSI, and Peking University Diabetes Center, Beijing Institute of Geriatrics, the Ministry of Health and Shandong University.

In July 2009, NeoStem (China) entered into a cooperation agreement with our Chinese consultant, SLSI, to assist in the formation of a not-for-profit organization as required under PRC law, to organize and conduct various stem cell-based clinical trials in collaboration with specialty hospitals. This initiative was funded by NeoStem (China) in the amount of approximately $730,000 and an additional $500,000 is anticipated to be funded by NeoStem (China) by year-end.

In order to implement the establishment of the Beijing Facility, as of December 31, 2009, our Company, our WFOE subsidiary NeoStem (China), and Progenitor Cell Therapy, LLC, a Delaware limited liability company, or PCT, entered into an agreement, or the PCT Agreement, whereby NeoStem and NeoStem (China) engaged PCT to perform the services necessary (1) to construct the Beijing Facility, consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment, and (2) to effect the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirements applicable to the program under the laws of the PRC.

Pursuant to the terms of the PCT Agreement, the Beijing Facility is to be located at the Life Science Innovation Center, Life Science Park, Zhongguancum, Beijing. PCT is to complete the project on a “turn-key” basis. Once the project has begun, our Company has the option to terminate the PCT Agreement without cause upon providing no less than 60 days written notice to PCT, subject to our obligation to pay for any services performed up to the date of termination and certain costs and expenses incurred by PCT.

The aggregate cost of the program, including the Phase 1 equipment purchases, is expected to be approximately $3,000,000. The project commenced on April 1, 2010, and it is anticipated that construction will be completed by year-end. PCT has agreed to provide at least 90 days of support services to our Company for an additional fee after completion of the project, which is renewable at the request of our Company for an additional 90 days.

Pharmaceutical Business in China — Erye

We believe that China currently affords a unique opportunity to grow our revenues on an accelerated basis. In order to enter this market, we completed the merger with China Biopharmaceuticals Holdings, Inc., or the Merger, on October 30, 2009, the net effect of which was the acquisition by us of a 51% ownership interest in Erye. Our current senior executive management team at Erye, Mr. Shi, Chairman, and Madame Zhang, General Manager, joined Erye in 1998, who in conjunction with others bought it from the PRC government in 2003 and, in the years that followed, transformed it into a profitable private enterprise. Erye had approximately 712 employees as of September 30, 2010, of which approximately 532 were full-time.

Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business, focused primarily on the manufacturing and sale of antibiotics. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the SFDA covering both antibiotic prescription drugs and active pharmaceutical intermediates, or APIs. Erye’s revenue for 2009 was approximately $61.4 million and for the nine months ended September 30, 2010 was approximately $51.5 million.

Industry

China has a large population with a rapidly growing demand for pharmaceutical drugs and has committed to providing increased governmental insurance to provide a larger segment of the population greater access to pharmaceuticals. The antibiotics market in China was approximately $8.8 billion in 2007, with an annual average growth rate of approximately 24 percent for the previous three years. The overall pharmaceuticals market is forecasted to triple in size by 2013, becoming the third largest drug market in the world behind the U.S. and Japan.

In early 2009, the PRC government announced that improving healthcare for its citizens would be a major priority and China’s State Council approved the spending of $124 billion on its healthcare system between 2009 and 2011. This spending initiative, coupled with a population approaching 1.4 billion, makes China a large market opportunity for pharmaceutical drugs. As part of this initiative, China has created the New Rural and Urban Cooperative Medical Insurance System. More than 60% of the drugs produced by Erye are covered under this new medical insurance system.

Products

Erye offers a broad portfolio of anti-infective drugs, with no single product accounting for more than 10% of total revenues for 2009. In 2008, seven of the top 20 antibiotics used in Chinese hospitals were products offered by Erye. Erye’s top ten products, by revenue, for 2009, are set forth in the following table:

Product Name	Product Type	% of Sales
Acetylspiramycin	API	7.5%
Oxacillin Sodium	API	7.2%
Mezlocillin Sodium	Injectible Finished Product	6.9%
Amoxicillin/Sulbactum Sodium	Injectible Finished Product	6.5%
Cefoperazone/Sulbactum Sodium	Injectible Finished Product	5.2%
Amoxicillin & Potassium Clavulanate	Injectible Finished Product	4.6%
Furbencillin Sodium	Injectible Finished Product	4.0%
Ceftizozime Sodium	Injectible Finished Product	3.9%
Ampivillin Sodium & Sulbactam Sodium	Injectible Finished Product	3.7%
Azlocillin Sodium	Injectible Finished Product	3.1%

Erye is currently focused on bringing more differentiated and higher-margin product offerings to its portfolio.

Distribution/Customers

In China, consumers generally receive prescription drugs through hospitals. Antibiotics are distributed almost exclusively through hospitals. Since pharmaceutical manufacturers in China are not permitted to sell directly to hospitals, it is essential to have an effective and extensive distributor network. Erye’s distributor network covers all of mainland China’s provinces and municipalities and generates sales principally through three channels:

•	exclusive distributors of prescription drugs, referred to as “co-sales teams”: this distribution channel handles the clinical promotion and distribution of differentiated, higher-margin product lines, within exclusive province-based and municipality-based territories;
•	non-exclusive distributors of prescription drugs: this distribution channel is devoted to selling established product lines that require little, if any, clinical promotion; and
•	exclusive distributors of APIs: this distribution channel is devoted to selling APIs to large pharmaceutical manufacturers nationwide.

Erye has an internal sales and marketing team of more than 40 individuals that supervise the distributor network, assist with clinical promotions and manage hospital relationships. Many of Erye’s sales executives have long-term experience in pharmaceutical sales and previously held sales positions with state-owned pharmaceutical companies, where they established long-standing relationships with large distribution centers in several key regions nationwide and, in particular, within the Yangzi River Triangle.

Production Facilities

Erye currently operates a production facility in the City of Suzhou, containing approximately 33,490 square meters of offices, dormitories, a food court, warehouse and production facilities, including eight (cGMP) production lines certified by the SFDA, workshops and laboratory areas.

In 2005, the PRC government issued a mandate requiring the relocation of many of Erye’s existing manufacturing facilities. The government mandate did not require Erye to relocate by any specific date. In order to comply with this mandate and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 12 buildings containing a total of approximately 49,436 square meters of space, for which the external building construction has been completed. Certain elements of the project have been completed and put into service in 2010 and the relocation is expected to be completed in 2011. The land use rights end in January of 2058.

Erye began transferring its operations in January 2010. The relocation will continue as the new production lines are completed and receive cGMP certification through 2011. In January 2010, Erye received notification that the SFDA has approved Erye’s application for cGMP certification to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin at the new facility, which provides 50% and 100% greater manufacturing capacity, respectively, than its existing facility. Historically, these two lines have accounted for approximately 20% of Erye’s sales. In June 2010, Erye passed the government inspection by the SFDA to manufacture penicillin and cephalosporin powder at the new facility. The facility is fully operational with respect to these lines. Coupled with the approval of the lines in January 2010, Erye has relocated 90% of its 2009 sales to the new facility.

Once Erye has completed the transfer of operations to the new facilities, and its new production lines are fully operational, it will have substantially increased capacity from the current plant, with the goal of becoming among the largest antibiotics producers in Eastern China. This dominant market position would allow us to take advantage of the expected growth and spending in this segment of the market. Our U.S. based management team intends to work closely with the management of Erye to identify new pharmaceutical product candidates to further accelerate revenue growth. We believe that our ownership in Erye, and the expansion of our stem cell business into China, will create commercial, financial and scientific opportunities to significantly grow our business.

The total cost of the new facility is estimated to be approximately $36.2 million, of which approximately $28.7 million has been paid for through September 30, 2010. The remaining $7.5 million is expected to be funded from Erye’s operating cash flow. To this end, the owners of Erye have agreed to reinvest a substantial portion of their respective shares of the earnings of Erye to pay the costs associated with the completion of, and Erye’s relocation to, the new production facility.

Research and Development — Product Pipeline

Erye provides a well-established and capable platform and network for the introduction of pharmaceuticals, and other health-related products, to the vast domestic patient and consumer markets in China.

Currently, Erye has seven new drug candidates in its pipeline, at varying stages of the development and commercialization process. Applications for production certificates for four of these drug candidates have been submitted to the SFDA, and two (Omeprazole capsules and Cloxacillin Sodium sterile API) have been approved pending launch. The remaining two (Adefovir capsules and ADI and Clindamycin Phosphate injection) are pending approval by the SFDA. Erye also has three candidates in clinical trials that could be considered “new drugs” in China, including Faropenem sodium API, Faropenem tablets, a broad spectrum antibiotic, and Tiopronin enteric-coated capsules, used to prevent kidney stones.

Erye’s recent track record for obtaining SFDA production certificates includes seven certificates in 2007, four certificates in 2008, four certificates in 2009 (including Omeprazole capsules) and one certificate in 2010.

In addition to research and development regarding new prescription drugs, we plan to expand Erye’s product pipeline with health supplements and nutraceutical products. We believe that the expansive markets in China present opportunities for these products and that Erye already has extensive capabilities to accelerate product distribution.

PRC Corporate Legal Structure

We conduct our operations in the PRC through two distinct business units: (i) our China pharmaceutical business unit which we conduct though our 51% ownership interest in Erye; and (ii) our China adult stem cell business unit which we conduct through contractual arrangements that our wholly foreign-owned entity, or WFOE, NeoStem (China) has with two variable interest entities, or VIEs, Qingdao Niao Bio-Technology Ltd. and Beijing Ruijieao Biotechnology Ltd.

China Pharmaceutical Business

On October 30, 2009, we completed the Merger with China Biopharmaceuticals Holdings, Inc., or CBH, through a wholly-owned subsidiary of ours with our subsidiary as the surviving entity. As a result of the Merger, we acquired a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd., or Erye, a Sino-foreign joint venture with limited liability organized under the laws of the PRC. Suzhou Erye Economy and Trading Co. Ltd., or EET, owns the remaining 49% ownership interest in Erye. An amended joint venture agreement and articles of association of Erye, the effectiveness of which was subject to approval by the requisite PRC government authorities, was prepared and approval obtained in principle on December 28, 2009 from Jiangsu Bureau of Foreign Economic and Trade. Notwithstanding this approval, we cannot be certain that all provisions, especially those provisions relating to the distribution and liquidation preference in the joint venture contract, are in full compliance with or fully enforceable under PRC law.

China Adult Stem Cell Business

Because certain PRC regulations currently restrict or prohibit foreign-invested entities from holding certain licenses and controlling businesses in certain industries in China, we created the WFOE, NeoStem (China), to implement our expansion objectives in China. NeoStem (China) may engage in the research and development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology, excluding the development or application of human stem cell, gene diagnosis and treatment technologies; consultation of economic information; import, export and wholesaling of machinery and equipment (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import and export quota license, export quota bidding, export permit, etc.). To comply with China’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, this business is conducted via two VIEs: Qingdao Niao and Beijing Ruijieao, each a Chinese domestic company controlled by NeoStem (China) through the VIE documents. Under the VIE documents, the shareholders of the VIEs are required to transfer their ownership interests in these entities to NeoStem (China) in China in the event Chinese laws and regulations allow foreign investors to hold ownership interests in the VIEs, or to our designees at any time for the amount of, to the extent permitted by Chinese laws, the outstanding loans to the VIE shareholders. The shareholders of the VIEs have entrusted us to appoint the directors and senior management personnel of the VIEs on their behalf. Through NeoStem (China), we have entered into exclusive technical and management service agreements and other service agreements with the VIEs, under which NeoStem (China) is providing technical and management services to the VIEs in exchange for substantially all net income of the VIEs. In addition, shareholders of the VIEs have pledged their equity interests in the VIEs to NeoStem (China) as collateral for non-payment of loans or for fees on technical and management services due to us.

The capital investment in the VIE’s is funded by us through the WFOE and recorded as interest-free loans to the shareholders of Qingdao Niao and Beijing Ruijieao. We expect that the operation of the WFOE will require substantial additional funding in order for us to continue the current expansion plans in China associated with our stem cell business.

We expect to receive benefits, to the extent permitted by PRC laws, through various VIE contractual agreements in the form of authorized sharing of the ownership of the know-how and other intellectual property rights derived from the clinical trials and research and development, and in the form of financial benefits on a basis of profit sharing mechanisms with participating partner hospitals from the commercialization of regeneration medical treatments developed successfully from the clinical trials.

Pursuant to certain opinions regarding Administration of Not-for-profit Research Institutions (Trial), or the Opinions, which were promulgated and became effective on December 19, 2000, not-for-profit research institutions shall have independent legal person status, and shall operate independently under the guidance and supervision of corresponding government authorities. Not-for-profit research institutions shall conduct science, research, technical consulting and technical service mainly for the purpose of social benefits, and shall not be operated for profit. No person or institution shall obtain any investment return from not-for-profit research institutions in any manner, and all of the income generated by not-for-profit research institutions during their provision of for-profit services to society, and which is permitted to be kept by the not-for-profit research institution pursuant to relevant rules, shall be used for the development of the not-for-profit research institution.

Accordingly, we are cooperating, through NeoStem (China) with our China consultant, SLSI, with regard to the formation of a not-for-profit organization under PRC law, to organize and conduct various clinical trials in China. We have provided funding through a contractual arrangement with SLSI, and SLSI has taken responsibility for establishing and structuring clinical trials with third parties, other research institutes and a number of partner hospitals. Through various VIE or other contractual agreements, we expect to obtain, directly or indirectly, part of the management and operation rights and benefits from SLSI. However, if this contractual arrangement is regarded as breaching any clause in the Opinions, the contractual agreements we have with SLSI will need to be terminated or modified, and we may not obtain or continue to obtain benefits, directly or indirectly, from SLSI as expected.

Further, pursuant to the Interim Measures for the Administration of Human Genetic Resources, or the Measures, which was promulgated and took effect on June 10, 1998, China adopted a reporting and registration system on important pedigrees and genetic resources in specified regions. Whoever is engaged in activities in China such as sampling, collecting, researching, developing, trading or exporting human genetic resources or taking such resources outside China shall abide by the Measures. The term “human genetic resources” in the Measures refers to the genetic materials such as human organs, tissues, cells, blood specimens, preparations of any types or recombinant DNA constructs, which contain human genome, genes or gene products as well as to the information related to such genetic materials. It is possible that the research and development operations conducted by SLSI may be regarded by corresponding government authorities in China as human genetic resources research and development activities, and thus, the Measures may apply. If the Measures apply to the cooperation between the Lab and/or the SLSI, and us, such cooperation is subject to approval of competent government authorities in China. The sharing of patents or other corresponding intellectual property rights derived from such research and development operations is also subject to various restriction and approval requirements established under the Measures. If we are unable to obtain corresponding approvals on a timely basis, or at all, our operation in China will be materially adversely affected.

One VIE will be devoted to adult stem cell related research and development activities and the other will be devoted to the commercialization of stem cell-based therapies in collaboration with hospitals.

Intellectual Property

We are seeking patent protection for our technology. We acquired and are prosecuting one pending U.S. patent application which had been filed by our predecessor, NS California. This patent application is intended to cover the process by which stem cells from the bone marrow are mobilized, isolated from adult peripheral blood and stored. In addition, we have filed a patent application covering low-dose, short course, cytokine induction of stem cell mobilization. The Company also has filed two additional U.S. patent applications claiming methods of isolating adult stem cells using various proprietary techniques.

Pursuant to our license agreement covering the VSELTM Technology, we acquired the exclusive, world-wide license to patent applications and know-how relating to very small embryonic-like stem cells. Patent applications regarding this technology are pending in the U.S., China and Europe. These patent applications relate to certain methods of isolating, collecting and using very small embryonic-like stem cells.

Pursuant to our license agreement with Vincent Giampapa, M.D., F.A.C.S., we have an exclusive, world-wide license to a granted U.S. patent, patent applications and know-how relating to methods and compositions for the restoration of age-related tissue loss.

Pursuant to our license agreement with Vincent Falanga, M.D., F.A.C.P., we have an exclusive, world-wide license to a U.S. provisional patent application and corresponding PCT application and know-how relating to the use of autologous mesenchymal stem cells to treat wounds.

Pursuant to our license agreement with RSI, we have an exclusive license to Asia for patent applications pending in China, Japan, Korea and/or Hong Kong and the right to file certain additional patent applications throughout Asia, as well as an exclusive license to know-how, all relating to the isolation and use of mesenchymal stem cells in orthopedic indications.

There can be no assurance that any of our patent applications will issue as patents or should patents issue that they will not be found invalid. The patent position of biotechnology companies generally is highly uncertain and involves complex legal, scientific and factual questions.

The government approval procedure in China for the filing, consideration and approval of new patent applications is as follows: The applicant prepares documentation and sends the application to State Intellectual Property Office of China, or SIPO, usually through patent application agencies. The application is then examined by SIPO. If the application is approved, SIPO issues and releases a patent illustration book for challenges by competing claimants. Once the illustration book is issued, the patent is protected. Within a three-year period, depending on different categories of the patent, if there are no challenges against the patent, then SIPO will issue a patent license to the applicant.

Competition

Pharmaceutical operations in China are still at an early stage of development due to heavy state involvement in the past. However, competition from China-based drug manufacturing companies is growing rapidly. Our direct competitors are domestic pharmaceutical companies and new drug research and development institutes such as Harbin Pharmaceutical Group Holding Co., Ltd., Shanghai Asia Pioneer Pharmaceutical Co., Ltd, Shandong Lukang Pharmaceutical Co., Ltd., Shandong Luoxin Pharmacy Stock Co. Ltd., China Pharma Holdings, China Biologic Products, China Sky One Medical, Sinovac Biotech and Tianyin Pharma. We also face competition from foreign companies who have strong proprietary pipelines and strong financial resources.

Historically in the U.S., we have faced competition from other established operators of stem cell preservation businesses and providers of stem cell storage services. Today, there is an established and growing market for cord blood stem cell banking. We are also aware of another company with established stem cell banking services that processes and stores stem cells collected from adipose, or fat, tissue. This type of stem cell banking requires harvesting fat by a liposuction procedure. Embryonic stem cells represent yet another alternative to pre-donated and stored adult stem cells. As techniques for expanding stem cells improve, thereby allowing therapeutic doses, the use of embryonic stem cells and other collection techniques of adult stem cells could increase and compete with our services. Finally, we are aware that other technologies are being developed to turn skin cells into cells that behave like embryonic stem cells or to harvest stem cells from the pulp of baby teeth. While these and other approaches remain in early stages of development, they may one day be competitive.

In addition, cord blood banks such as ViaCord or LifebankUSA easily could enter the field of adult stem cell collection because of their processing labs, storage facilities and customer lists. We estimate that there are approximately 53 cord blood banks in the U.S., approximately 33 of which are autologous, meaning that the donor and recipient are the same, and approximately 20 of which are allogeneic, meaning that the donor and recipient are not the same. Hospitals that have transplant centers to serve cancer patients may elect to provide some or all of the services that we provide. We estimate that there are approximately 168 hospitals in the U.S. with stem cell transplant centers. These competitors may have better experience and access to greater financial resources than we do. In addition, other established companies may enter our markets and compete with us.

The provision of stem cell-based therapies and banking services in China is a nascent industry, with most participants engaging through single facilities on a small scale. Many of these treatment centers rely on technology taken from domestic universities, although a few more advanced competitors use technology licensed from overseas. These small facilities are typically focused on delivering stem cell treatments in one specific treatment area, such as central nervous system diseases, ischemia, and cosmetics, with the majority treating central nervous system diseases. Given limited stem cell operations in China, the market remains significantly underserved.

Of the field of stem cell-based therapies and banking services in China, the only competitor of note of which we are aware is Beike Biotechnology Co Ltd., or Beike, headquartered in Shenzhen, Guangzhou province, which provides stem cell-based treatments through collaborations with a network of approximately 20 hospitals. In 2008, Beike established a stem cell storage facility in Jiangsu province, recently broke ground on an expanded facility and has disclosed that it plans to eventually house induced pluripotent stem cells (iPS) extraction on a commercial scale.

Governmental Regulation

As we expand into China, we expect to rely upon the experience of Erye as well as certain of our other PRC advisors and consultants with the Drug Administration Law of China, which governs the licensing, manufacturing, marketing and distribution of pharmaceutical products in China. Additionally, our operations are subject to various PRC regulations and permit systems.

The application and approval procedure in China for a newly-developed drug product is nearly as detailed and lengthy as that for U.S. new drug applicants, requiring the documentation of pharmacological studies, toxicity studies and pharmacokinetics and drug metabolism (PKDM) studies and new drug samples. Documentation and samples are then submitted to a provincial food and drug administration, or the provincial FDA. The provincial FDA sends its officials to the applicant to check the applicant’s research and development facilities and to arrange a new drug examination committee meeting for approval deliberations. This process usually takes three months. After the documentation and samples are approved by the provincial FDA, the provincial FDA will submit the approved documentation and samples to the SFDA. The SFDA examines the documentation and tests the samples and arranges a new drug examination committee meeting for approval deliberations. If the application is approved by the SFDA, the SFDA will issue a clinical trial license to the applicant allowing the applicant to conduct human clinical trials. The clinical trial license approval typically takes one year. The applicant completes the clinical trial process and prepares documentation and files submitted to the SFDA for new drug approval. The clinical trial process usually takes one or two years depending on the category and class of the new drug. The SFDA examines the documentation and gives final approval for the new drug and issues the new drug license to the applicant. This process usually takes 8 months. As a result, the entire process for new drug approval, from start to finish, usually takes three to four years.

The PRC government is in the process of reviewing its industry policies relating to the pharmaceutical industry and, as a part of this review, has been reviewing drug permits and licenses that have been issued. As of now, Erye maintains good standing of its drug permits and licenses. Although the PRC government has published regulations regarding stem cell clinical applications, there is currently not implemented guidance. Without guidance, it is difficult to definitively know how the regulations are to be implemented.

The services that we provide to individuals are relatively new. Our adult stem cell collection, processing and storage service is not a medical treatment, although it involves medical procedures. Our stem cell-related business is not addressed by many of the regulations applicable to our field and as a result, there is often considerable uncertainty as to the applicability of regulatory requirements. Although we have devoted significant resources to ensuring compliance with those laws that we believe to be applicable, it is possible that regulators may disagree with our interpretations, prompting additional compliance requirements or even enforcement actions.

We believe that the adult stem cells collected, processed and stored through our collection services are properly classified under the FDA’s human cells, tissues and cellular- and tissue-based products, or HCT/P, regulatory paradigm and should not be classified as a medical device, biologic or drug.

Relationships with licensed professionals such as physicians may be subject to state and federal laws restricting the referral of business, prohibiting certain payments to physicians, or otherwise limiting such collaborations. If our services become approved for reimbursement by government or private insurers, we could be subject to additional regulation and perhaps additional limitations on our ability to structure relationships with physicians. Additionally, state regulators may impose restrictions on the business activities and relationships of licensed physicians or other licensed professionals. For example, many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.” If we fail to structure our relationships with physicians in accordance with applicable laws or other regulatory requirements it could have a material adverse effect on our business. Even if we do enter into these arrangements, we may not be able to maintain these relationships or establish new ones in the future on acceptable terms.

Some states also impose additional regulation and oversight of clinical laboratories operating within their borders and impose regulatory compliance obligations on out-of-state laboratories providing services to their residents. Many of the states in which we, our strategic partners or members of our collection network engage in collection, processing or storage activities have licensing requirements that must be complied with. Additionally, there may be state regulations impacting the use of blood products that would impact our business. There can be no assurance that we, our strategic partners or members of our collection center network will be able to obtain or maintain any necessary licenses required to conduct business in any states or that the cost of compliance will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. Certain licensing requirements require employment of medical directors and others with certain training and technical backgrounds and there can be no assurance that such individuals can be retained or will remain retained or that the cost of retaining such individuals will not materially and adversely affect our ability to market or perform our services or our ability to do so profitably. The Cambridge laboratory has established a quality program based on Occupational Safety and Health Administration (“OSHA”) laboratory safety standards and American Association of Blood Bank (“AABB”) standards

Since January of 2004, registration with the FDA is required by facilities engaged in the recovery, processing, storage, labeling, packaging or distribution of any HCT/Ps, or the screening or testing of a donor. Any third party retained by us to process our samples must be similarly registered with the FDA and comply with HCT/P regulations. The FDA also adopted rules in May 2005 that regulate current Good Tissues Practices, or cGTP. Additionally, adverse events in the field of stem cell therapy that may occur could result in greater governmental regulation of our business, creating increased expenses and potential delays relating to the approval or licensing of any or all of the processes and facilities involved in our stem cell collection and storage services.

In the U.S., our planned stem cell biomarker screening panels may be subject to regulation as a medical device by the FDA under the Federal Food, Drug and Cosmetic Act. These domestic regulations govern many of the commercial activities we plan to perform, including the purposes for which our proposed immunodiagnostic assays can be used, the development, testing, labeling, storage and use of our proposed assays with other products, and the manufacturing, advertising, promotion, sales and distribution of our proposed assays for the approved purposes. Compliance with these regulations could prove expensive and time-consuming and render such panels commercially impractical.

We are subject to state and federal privacy laws related to the protection of our customers’ personal health information and state and federal laws related to the security of such personal health information and other personal data to which we would have access through the provision of our services. Currently, we are obligated to comply with privacy and security standards adopted under HIPAA. Certain of these regulatory obligations will be changing over the next year as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009. Consequently, our compliance burden will increase, and we will be subject to audit and enforcement by the federal government and, in some cases, enforcement by state authorities. We will also be obligated to publicly disclose wrongful disclosures or losses of personal health information. We may be required to spend substantial amounts of time and money to comply with these requirements, any regulations and licensing requirements, as well as any future legislative and regulatory initiatives. Failure by us or our business partners to comply with these or other applicable regulatory requirements or any delay in compliance may result in, among other things, injunctions, operating restrictions, and civil fines and criminal prosecution, a material adverse effect on the marketing and sales of our services and impair our ability to operate profitably or at all.

We also are subject to state and federal laws regulating the proper disposal of biohazardous materials. Accordingly, we are subject to and seek to comply with, applicable regulations under federal, state and local laws regarding employee safety, environmental protection and hazardous substance control. We have made and will continue to make expenditures for environmental compliance, environmental protection and employee safety. Such expenditures have not had, and in the opinion of management are not expected to have, a material effect on our financial position, results of operation, capital expenditures or competitive position. However, these laws may change, our processes may change, or other facts may emerge which could affect our operations, business or assets and therefore the amount and timing of expenditures in the future may vary substantially from those currently anticipated.

As the stem cell therapy industry is at an early stage of development in China, new laws and regulations may be adopted in the future to address new issues that arise from time to time. As a result, substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to the stem cell therapy industry. There is no way to predict the content or scope of future Chinese stem cell regulation. There can be no assurance that the PRC government authorities will not issue new laws or regulations that impose conditions or requirements with which we cannot comply. Noncompliance could materially and adversely affect our business, results of operations and financial condition.

The Chinese Ministry of Commerce, or MOFCOM, and Ministry of Science and Technology of China, or MOST, jointly publish the Catalogue of Technologies the Export of which from China is Prohibited or Restricted, and the Catalogue of Technologies the Import of which into China Prohibited or Restricted. Stem cell-related technologies are not listed in the current versions of these catalogues, and therefore their import or export should not be forbidden or require the approval of MOFCOM and MOST. However, these catalogues are subject to revision and, as the PRC authorities develop policies concerning stem cell technologies, it is possible that the categories would be amended or updated should the PRC government want to regulate the export or import of stem cell related technologies to protect material state interests or for other reasons. Should the catalogues be updated so as to bring any activities of the planned stem cell processing, storage and manufacturing operation in Beijing and related research and development activities under their purview, any such limitations or restrictions imposed on the operations and related activities could materially and adversely affect our business, financial condition and results of operations.

Employees

As of September 30, 2010, NeoStem had approximately 560 full-time and approximately 180 part-time employees, of which 28 are employees of NeoStem’s stem cell business, and the rest work at Erye. None of our employees is covered by a collective bargaining agreement, and we believe our employee relations are good. All of Erye’s employees are located in Jiangsu Province, China. Although a significant number of Erye’s employees have employment contracts, none of the employees are covered by a collective bargaining agreement, and employee relations are believed to be good. It is anticipated with the relocation of the Erye plant, there will be some attrition of employees though it will not have a significant impact on Erye.

Former Business Operations and Corporate Information

NeoStem was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Under prior management it engaged in various businesses, including the development and sale of medical imaging products, the retail sale and wholesale distribution of stationery and related office products in the United Kingdom, operation of a property and casualty insurance business, and ultimately through June 2002 the sale of extended warranties and service contracts over the Internet covering automotive, home, office, personal electronics, home appliances, computers and garden equipment. In June 2002, management determined, in light of continuing operating losses, to discontinue its warranty and service contract business and to seek new business opportunities for NeoStem. NeoStem entered a new line of business where it provided capital and guidance to companies in multiple sectors of the healthcare and life science industries, in return for a percentage of revenues, royalty fees, licensing fees and other product sales of the target companies. In addition to such activities, since June 2002 NeoStem continued to “run off” the sale of its warranties and service contracts. This run off was completed in March 2007.

We commenced operations in our adult stem cell business in January 2006. On October 30, 2009, we completed a merger with China Biopharmaceuticals Holdings, Inc., or CBH, the former owner of the 51% interest in Erye. Our principal executive offices are located at 420 Lexington Avenue, Suite 450, New York, New York 10170, and our telephone number is (212) 584-4180. We maintain a corporate website at www.neostem.com. The contents of our website are not part of this joint proxy statement/prospectus and should not be relied upon in connection herewith.

Properties

Effective April 1, 2009, we leased executive offices at 420 Lexington Avenue, New York, NY 10170, which serve as our headquarters. The lease has a current term that extends through June 2013 and is believed to be sufficient space for the foreseeable future.

In September 2009, we leased office and laboratory space at 840 Memorial Drive, Cambridge, Massachusetts for approximately three years, or the Cambridge Space. The Cambridge Space serves as our research and development headquarters. The base rent under the Cambridge Lease is $283,850 for the first year, $356,840 for the second year and $369,005 for the third year.

The current operations of Erye are located in Suzhou City. All buildings are fully occupied and used by Erye. The ages of all buildings are over 25 years. The land on which the facilities are situated is located at the heart of city and is restricted by government regulation from any new building development. In 2005, the government issued a mandate requiring the relocation of many of Suzhou’s existing manufacturing facilities. To comply with this mandate, and to meet the growing demands of its business, Erye acquired land use rights to approximately 27 acres in the Xiangcheng District of Suzhou for $1.8 million and, in 2007, commenced the construction of a new, state-of-the-art production facility. This new campus-style facility includes 12 buildings containing a total of approximately 49,436 square meters, for which the external building construction has been completed. Certain elements of the project have been completed and put into service in 2010 and the relocation is expected to be completed in 2011. The land use rights end in January of 2058.

The total cost of the new facility is estimated to be approximately $36.2 million, of which approximately $28.7 million has been incurred through September 30, 2010. Construction has been and will continue to be self-funded by Erye and EET, the holder of the minority joint venture interest in Erye. We have agreed for a period of two years to reinvest in Erye approximately 90% of the net earnings we would be entitled to receive under the Joint Venture Agreement by reason of our 51% interest in Erye.

In 2008, CBH, the then 51% owner of Erye, and EET, as the owner of the remaining 49% of Erye, and RimAsia, entered into a Memorandum of Understanding, or MOU, which established, among other things, certain terms and conditions concerning the operation and relocation of Erye. The MOU calls for all proceeds associated with the relocation of the current facility in which Erye manufactures product to be sold, to the new facilities currently under construction, to be paid to EET. In September 2009, Erye agreed to transfer the land and building for its principal manufacturing facility to a new joint venture beneficially owned by EET. Erye and the new joint venture, which was approved by the Jiangsu Provincial Bureau of Commerce on December 28, 2009, have agreed to Erye’s continued use of the land and buildings for a nominal fee until the construction of the new plant and Erye’s relocation are completed.

Legal Proceedings

We may be subject to litigation in the ordinary course. Currently, we are not a party to any litigation that could have a material adverse effect on our financial condition.

NEOSTEM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section should be read in conjunction with NeoStem’s consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. NeoStem’s actual results could differ materially from the results contemplated by these forward-looking statements as a result of certain factors, including those discussed below and elsewhere in this joint proxy statement/prospectus, particularly under the heading, “Risk Factors.”

Overview

Through our expansion efforts within China and with the acquisition in October 2009 of a controlling interest in Suzhou Erye Pharmaceuticals Ltd., or Erye, we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

•	U.S. adult stem cells — We will continue to focus on growing our stem cell collection, processing and storage business and expanding our research and development activities for diagnostic and therapeutic applications.
•	China adult stem cells — We are in the process of launching several stem cell-focused initiatives which include therapeutic applications, the first of which is orthopedic, as well as related collection, processing and storage.
•	China pharmaceuticals — Our ownership interest in Erye, a leading antibiotics producer in China, positions us to take advantage of China’s growth in healthcare spending through Erye’s existing pharmaceutical product portfolio, as well as from products we may develop or license.

The Merger — Erye

On October 30, 2009, pursuant to the Merger Agreement with CBH, we acquired a 51% ownership interest in Erye through a wholly owned subsidiary. The results of operations for Erye are included in our consolidated results of operations beginning on October 30, 2009. Accordingly the year over year comparisons reflect NeoStem as a stand-alone entity for 2009 and the combined results for Erye and NeoStem for 2010.

Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business, focused primarily on antibiotics. Suzhou Erye Economy and Trading Co. Ltd., or EET, owns the remaining 49% ownership interest in Erye. We and EET have negotiated a revised joint venture agreement (the “Joint Venture Agreement”) which governs our ownership of Erye.

Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and our subsidiary (“Merger Sub”) will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period which commenced on the first day of the first fiscal quarter after the Joint Venture Agreement became effective (currently approximately another two years) distributions will be made as follows: (i) 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with their construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due Merger Sub, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye, and 6% will be distributed to Merger Sub directly. As of September 30, 2010 distributions totaling approximately $7,306,700 had been deferred and EET has received and lent back approximately $7,847,200.

A preliminary allocation of the consideration transferred to the net assets of Erye was made as of the Erye Merger date. During the nine months ended September 30, 2010, the Company continued to review its preliminary allocation of the purchase price associated with the Erye Merger and made retrospective adjustments as of the Erye Merger date. The Company adjusted the preliminary values assigned to certain assets and liabilities in order to reflect additional information obtained since the Erye Merger date. The estimated purchase price allocation is subject to further revision based on additional valuation work that is being conducted. The final allocation will be made pending the receipt of this valuation work and the completion of the Company’s internal review, which is expected in the fourth quarter of 2010. Under business combinations accounting guidance, the Company has up to one year from the date of the Erye Merger to finalize the allocation of the consideration transferred. A preliminary assessment of valuation work currently being completed indicates that Goodwill could be decreased approximately $7 million to $9.5 million with a corresponding increase in long lived and indefinite lived intangible assets, net of an increase in deferred tax liabilities. Increases in amortization of intangible assets is not expected to have a material impact on the net loss reported for 2009 or the net loss reported for the nine months ended September 30, 2010.

A preliminary allocation of the consideration transferred to the net assets of CBH was made as of the Erye Merger date. During the nine months ended September 30, 2010, the Company continued to review its preliminary allocation of the purchase price associated with the Erye Merger and made the following retrospective adjustments as of the Erye Merger date:

•	The Company determined that finished goods inventory acquired in connection with the Erye Merger was incorrectly valued and should have been increased by approximately $1,917,000 to step-up such inventory to fair value at the Erye Merger date. Such finished goods inventory has been sold through December 31, 2009. Therefore, at December 31, 2009, there is no effect on the reported balance of inventories in the consolidated balance sheets.
•	The Company determined that the fair value of the acquired customer list intangible asset was incorrectly valued by approximately $1,700,000 due to the inclusion of future tax benefits that will not be realized for local Chinese tax purposes in the Company’s estimates of future cash flows used to value this intangible asset.
•	The Company determined that it had incorrectly accounted for the book/tax basis differences that arose in recording the fair value of the net assets acquired in connection with the Erye Merger. Such increases to fair value, while deductible for book purposes, are not deductible for local Chinese tax purposes but require recognition of the impact such non-deductibility will have on future tax expense. Specifically, the Company did not establish at the Erye Merger date deferred tax liabilities of approximately $4,720,800 for such book/tax basis differences.

The Company evaluated the materiality of these errors from both a qualitative and quantitative perspective and concluded that these errors were immaterial to the consolidated financial statements taken as a whole for the fiscal year ended December 31, 2009. The following Management’s Discussion and Analysis of Results of Operations for 2009 is based on the retrospectively adjusted results of operations for the 12 months ended December 31, 2009. Please refer to Note 4 of NeoStem’s Form 10Q for the Quarterly Period ended September 30, 2010, filed on November 12, 2010, for additional discussion concerning these adjustments.

NeoStem — Critical Accounting Policies

Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned and partially owned subsidiaries as listed below:

Entity	Percentage of Ownership	Location
NeoStem Inc.	Parent Company	United States of America
NeoStem Therapies, Inc.	100%	United States of America
Stem Cell Technologies, Inc.	100%	United States of America
NeoStem (China) Inc.	100%	People’s Republic of China
Qingdao Niao Bio-Technology Ltd.*	*	People’s Republic of China
Beijing Ruijiao Bio-Technology Ltd.*	*	People’s Republic of China
China Biopharmaceuticals Holdings, Inc. (Merger Sub)	100%	United States of America
Suzhou Erye Pharmaceuticals Company Ltd.	51% owned by Merger Sub	People’s Republic of China

*	Because certain PRC regulations currently restrict foreign entities from holding certain licenses and controlling certain businesses in China, we have created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement our expansion initiatives in China. To comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements and under the principles of consolidation we consolidate 100% of their operations.

Noncontrolling interests:  Effective January 1, 2009, the Company adopted Financial Accounting Standard Board (“FASB”) accounting standard regarding non-controlling interest in consolidated financial statements. Certain provisions of this accounting standard are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of non-controlling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity. Further, as a result of adoption this accounting standard, net income attributable to non-controlling interests is now excluded from the determination of consolidated net income.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentrations of Risk:  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. Cash includes cash on hand and demand deposits in accounts maintained with banks within the People’s Republic of China and the United States. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit. Total cash in these banks at December 31, 2009 and 2008 amounted to $7,159,369 and $430,786 of which $431,717 and $27,740 deposits are federally-insured, respectively of which $296,989 and 28,955 are covered by such insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. At December 31, 2009 the Company had invested approximately $1,031,000 in money market accounts

As of October 31, 2009 the Company was selling pharmaceutical products to pharmacies and hospitals. There is no sales concentration risk for the Company since there are no sales to one customer individually accounting for more than 10% of the total sales revenue for the twelve months ended December 31, 2009 and the two months ended December 31, 2009.

For the two months ended December 31, 2009 as a result of the acquisition of CBH, two major suppliers provided approximately 23.0% of the Company’s purchases of raw materials with each supplier individually accounting for 12% and 11%, respectively. As of December 31, 2009, the total accounts payable to the two major suppliers was $789,000, 10% of the total accounts payable.

For the twelve months ended December 31, 2008 there were no suppliers which supplied more than 10% of the Company’s supplies or raw materials.

Restricted Cash:  Restricted cash represents cash required to be deposited with banks for the balance of bank notes payable but are subject to withdrawal with restrictions according to the agreement with the bank and saving accounts. The required deposit rate is approximately 30 – 50% of the notes payable. Given the nature of the restricted cash, it is reclassified as a financing activity in Statement of Cash Flows.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivables balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. There were allowance for doubtful accounts necessary at December 31, 2009 and 2008 in the amount of $273,600 and $0 respectively.

Inventories:  Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically for possible obsolescence or to determine if any reserves are necessary.

Property and Equipment:  The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 10 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Income Taxes:  The Company, in accordance with ASC 740-10 (formerly SFAS 109, “Accounting for Income Taxes,”) recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns. We continue to evaluate under guidance provided by the ASC, the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. For the twelve months ended December 31, 2009 and 2008, we do not believe we have any material uncertain tax positions that would require us to measure and reflect the potential lack of sustainability of a position on audit in our financial statements. We will continue to evaluate our tax positions in future periods to determine if measurement and recognition in our financial statements.

Goodwill:  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2009 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year, or earlier if circumstances would indicate. Below is a recap of the changes in Goodwill for the twelve months ended 12/31/2009:

Balance 12/31/2008	$558,169
Increase in Goodwill due to Acquisition of CBH	33,867,559
Balance 12/31/2009	$34,425,728

Accounting for Stock Based Compensation:  In December 2004, the FASB issued ASC 718-10, 718-20 and 505-50 formerly, (SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”)). ASC 718-10, 718-20 and 505-50 establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10, 718-20 and 505-50 requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to ASC 718-10, 718-20 and 505-50, only certain pro forma disclosures of fair value were required. The Company has adopted ASC 718-10, 718-20 and 505-50 effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued since January 1, 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option. With regard to stock options and warrants issued to non-employees the Company has adopted ASC 505-50 formerly (EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services.”)

Revenue Recognition:  The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are typically billed upon signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreement based on the terms of the specific agreement. During the quarter ended June 30, 2009, the Company modified its revenue recognition policy relative to these license fees to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these license fees were recognized in full when agreements were signed and the physician had been qualified by the Company’s credentialing committee. This modification of our revenue recognition policy did not have a material impact on our results of operations. The Company also receives licensing fees from a licensee for use of our technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Promethean Corporation (see “Related Party Transactions” below), which royalties are recognized as revenue when they are received.

The Company recognizes revenue from product sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

Revenue was made up of the following product categories.

	For the year ended December 31,
	2009	2008	2007
Revenue
Prescription drugs and intermediary pharmaceutical products	$11,347,949	$—	$—
Stem Cell Revenues	172,078	83,541	231,664
Other Revenues	45,091	—	—
	$11,565,118	$83,541	$231,664

Fair Value Measurements:  We follow the provisions of ASC 820, Fair Value Measurements and Disclosures related to financial assets and liabilities that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). We are required to classify fair value measurements in one of the following categories:

•	Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
•	Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.
•	Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may effect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company determined the fair value of funds invested in short term investments, which are available for sale and included in prepaid and other current assets on the balance sheet at December 31, 2009, to be level 1 inputs measured by quoted prices of the securities in active markets. The Company determined the fair value of funds invested in money market funds to be level 2 inputs, which does not entail material subjectivity because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets. The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009.

	Carrying Value	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Money Market Funds	$1,030,980	$—	1,030,980	—
Short term investments	$287,333	$287,333	—	—

Foreign Currency Translation:  As the Company’s Chinese pharmaceutical business is a self-contained and integrated entity, and the Company’s Chinese stem cell business’ future cash flow is expected to be sufficient to service its additional financing requirements, the Chinese subsidiaries’ functional currency is the Renminbi (“RMB”), and the Company’s reporting currency is the US dollar. Results of foreign operations are translated at the average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of each reporting period. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $67,917 and $0 as of December 31, 2009 and 2008, respectively. Assets and liabilities at December 31, 2009 were translated at 6.826 RMB to 1 US dollar. The average translation rates applied to income statement accounts and the statement of cash flows for the two months ended December 31, 2009 were 6.818 RMB to 1 US dollar.

Economic and Political Risks:  The Company faces a number of risks and challenges since a significant amount of its assets are located in China and its revenues are derived primarily from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Research and Development Costs:  Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D costs are expensed when incurred.

Under the guidance of the FASB’s accounting standard regarding research and development costs, the Company expenses the costs associated with the research and development activities when incurred.

Results of Operations

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Revenue

For the year ended December 31, 2009, total revenues were $11,565,100 compared to $83,500 for the year ended December 31, 2008. Revenues for 2009 were comprised of $11,386,700 of pharmaceutical product sales and $178,400 related to stem cell collections, license fees and royalties. The pharmaceutical product sales of $11,386,700 represents two months’ sales generated by Erye given the Merger closed on October 30, 2009. The stem cell revenues generated in the years ended December 31, 2009 and 2008 were derived from a combination of revenues from the collection of autologous adult stem cells and license fees collected from collection centers in our collection center network. For the year ended December 31, 2009, we earned $143,700 from the collection and storage of autologous adult stem cells and $34,700 of license fees. For the year ended December 31, 2008, we earned $51,900 from the collection and storage of autologous adult stem cells and $31,000 from license fees. The increase in stem cell collection and storage revenue in 2009 compared to 2008 was due primarily to our efforts on recruiting clients into the existing network in the

Northeast and Southern California. Cost of Sales is comprised of Cost of Goods sold of $9,391,300 related to the sale of our pharmaceutical products, and $112,900 of direct costs related to the cost of collecting autologous stem cells from clients.

Gross margin totaled $2,060,900 of which 97% is attributable to the sale of pharmaceutical products and the balance is attributable to our stem cell collection operations.

Operating Expenses

For the year ended December 31, 2009 operating expenses totaled $27,750,000 compared to $9,285,000 for the year ended December 31, 2008, representing an increase of $18,465,000 or 199%.

Historically, to minimize our use of cash, we have used a variety of equity and equity-linked instruments to pay for services and to incentivize employees, consultants and other service providers. The use of these instruments has resulted in significant charges to the results of operations. In general, these equity and equity-linked instruments were used to pay for employee and consultant compensation, director fees, marketing services, investor relations and other activities. For the year ended December 31, 2009 the use of equity and equity-linked instruments to pay for such expenses resulted in charges to selling, general, administrative and research expenses of $12,324,000 representing an increase of $8,434,800 over the year ended December 31, 2008.

The composition of our charges for the use of equity and equity linked instruments are as follows:

•	$6,263,600 relate to nonrecurring expenses associated with the vesting of stock options and issuance of common and restricted stock related to employees, directors and consultants which were tied to the completion of the Merger and related events;
•	$4,230,400 relate to recurring expenses associated with options issued to employees and consultants that vest over time;
•	$102,800 relate to expenses associated with options issued to employees and consultants that vest upon achievement of certain business milestones;
•	$1,458,100 relate to expenses associated with the issuance of common stock and the vesting of restricted stock to consultants for providing services; and
•	$269,100 relate to expenses associated with warrants issued to consultants for the payment of business services.

For the year ended December 31, 2009, our selling, general, administrative were $23,431,200 compared to $8,492,800 for the year ended December 31, 2008, representing an increase of $14,938,400, which was the result of:

•	The activities related to our merger with CBH totaled $1,578,000 and increased our expenses by $771,900 primarily from the legal and professional services utilized to prepare for public filings and stockholder approval of our merger and related matters.
•	Our efforts to establish a stem cell operation in China to provide advanced therapies, related processing and storage, as well as research and development capabilities totaled $5,209,500. Such expenses included expenditures for the rental of laboratory space, legal expenses associated with establishing our subsidiary company and related operations in China, consultants retained to support our implementation and introduction of advanced therapies in China, recruiting fees for identifying senior managers for our operation in China and travel. In addition these operating expenses reflect charges resulting from issuing various equity instruments to incentivize staff members and consultants totaling $2,163,900.
•	Administrative expenses increased by approximately $8,213,600. Approximately $822,000 of this increased operating expense was the result of the Merger with Erye and the attendant operating expenses of this operation and amortization costs associated with amortizing intangible assets that were capitalized as part of accounting for the Merger. The Company’s US administrative operating expenses increased by $7,363,200. The use of equity instruments to incentivize staff, compensate directors and pay for services totaled $7,521,700, an increase of $4,404,200 over 2008. Salaries and wages increased by $1,586,900 as the result of increased staffing levels required to absorb the acquisition of Erye, contractual salary increases and tax payments and tax withholdings we paid on behalf of certain executive and other staff members in connection with common stock grants made during year. Professional fees, including legal and accounting fees increased by $603,500 as the result of our expanded operations in China and related professional services required to evaluate the Company’s internal controls and preparation work for the common stock offering that closed in February 2010. Investor relations services increased by $165,300, fees for preparing documents for various SEC filings and production of reports and materials needed for shareholder meetings in connection with the Merger together increased operating expenses by $212,900. Additionally, travel and entertainment increased by $121,900 primarily as a result of the Company’s expanded operations in China, rent increased by $22,700 as a result of the leasing of office space in New York, franchise taxes increased $155,000 and the majority of the balance of the increase in administrative expense resulted from increases and decreases in office expenses, insurance and other expenses.

Sales and marketing expenses increased by $772,000 over 2008. Approximately $373,300 of this increased operating expense was the result of the Merger with Erye and the attendant sales and marketing expenses of the Erye operation. The use of equity instruments to incentivize staff, and pay for services totaled $897,700 an increase of $360,900 over 2008 and other US sales and marketing costs increased by approximately $37,800.

For the year ended December 31,2009, our research and development expenses totaled $4,318,800 compared to $792,200 for the year ended December 31, 2008, representing an increase of $3,526,600, which was the result of:

The use of equity instruments to incentivize research staff totaled $1,374,300, an increase of $1,138,000 over 2008. Research related to our VSELTM Technology increased operating expenses by $1,376,500. In particular, the operation of our Cambridge research laboratory and related staff increased operating expenses by $859,300, fees paid to consultants to support our research efforts increased VSELTM Technology research expense by $168,000, clinical studies initiated during the period increased our operating expenses by $162,000, patents and other legal expenses increased our research expense by $159,000, and increases in a variety of other areas increased our research expenses by $28,200. During 2009 we initiated efforts to create a research facility in China and incurred fees and expenses totaling $773,000 related to this effort. Our acquisition of Erye added $132,000 of research and development expense to our operating expenses. The balance of the increase in research and development expense is related to costs associated with our wound healing research.

Dividends on Convertible Redeemable Series C Preferred Stock.

In connection with the Merger, the Company issued 8,177,512 shares of Convertible Redeemable Series C Preferred Stock (“Series C Preferred Stock”) which calls for annual dividend of 5% based on the stated value of the preferred stock. For the year 2009 we recorded a dividend of $69,500 as the prorated dividend due at December 31, 2009. In addition in connection with the issuance of the Series C Preferred Stock a dividend of $5,542,500 was recognized as the value of the beneficial conversion feature of the Series C Preferred Stock. The conversion feature does not require any minimum holding period or vesting before the preferred stock is converted. Because the preferred shareholder is not required to hold the preferred stock for any length of time before conversion we have accreted the value of the beneficial conversion feature as a dividend of $5,542,500.

Non-Controlling Interests

When the Company acquired China Biopharmaceutical Holdings, Inc it acquired a 51% interest in Erye Pharmaceutical Co. Ltd. (“Erye”). In preparing our financial statements the full operations of Erye are reflected in these results as of October 30, 2009. We account for the 49% minority shareholder share of Erye’s net income with a charge to Non-Controlling Interests. For the year ended December 31, 2009 Erye’s minority shareholders’ share of net income (for the two months ended December 31, 2009) totaled $300,400.

Other Income and Expense

Interest expense increased $79,600 primarily due accrued interest on dividends paid to Erye’s minority shareholder in 2009 which were loaned back to Erye to provide funds to continue the construction of Erye’s new production facility. This loan calls for interest to accrue at rate of 5% annually and at December 31, 2009 this loan totaled approximately $7,954,443, including accrued interest. Interest accrued on this loan was offset by capitalization of interest on construction of approximately $61,000.

Provision for taxes

The provision for taxes of $64,200 represents income taxes due on income of Erye for the two months ended December 31, 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

For the year ended December 31, 2008, total revenues were $83,500 compared to $232,000 for the year ended December 31, 2007. The revenues generated in the years ended December 31, 2008 and 2007 were derived from a combination of revenues from the collection of autologous adult stem cells, license fees collected from collection centers in our collection center network and additionally, for the year ended December 31, 2007, the recognition of fees received in prior years from the sale of extended warranties and service contracts via the Internet, which were deferred and recognized over the life of such contracts. For the year ended December 31, 2008, we earned $52,500 relating to the collection and storage of autologous adult stem cells and $31,000 of license fees. For the year ended December 31, 2007, we earned $41,000 from the collection and storage of autologous adult stem cells and $189,000 from start-up fees. The reduction in start-up fees from 2007 to 2008 was due primarily to reduced activity in establishing collection centers and a concentration of our efforts on recruiting clients into the existing network in the Greater New York area, Southern California and Coral Gables, Florida. In addition, license fees were reduced because we opted to help support the launch of our new centers by waiving or reducing start-up fees. We recognized revenues from the sale of extended warranties and service contracts via the Internet of $1,700 for the year ended December 31, 2007. Since we had not been in the business of offering extended warranties since 2002, this revenue source declined and the recognition of these revenues ended in March 2007.

Direct costs are comprised of the cost of collecting autologous stem cells from clients and, as it relates to the prior business of offering extended warranties, the pro-rated cost of reinsurance purchased at the time an extended contract was sold to underwrite the potential obligations associated with such warranties. For the year ended December 31, 2008, the direct costs of collecting autologous stem cells were $32,000. For the year ended December 31, 2007, the direct costs of collecting autologous stem cells were $24,000 and $1,000 was associated with the pro-rata cost of reinsurance purchased for associated extended warranties.

Our selling, general and administration expenses for the year ended December 31, 2008 decreased by $2,153,200 or 20% over the year ended December 31, 2007, from $10,646,000 to $8,492,800. The decrease in selling, general and administrative expenses was primarily due to an overall decrease in operating expenses as we made a concerted effort to reduce staff and trim expenses.

In an effort to preserve cash in 2008 and 2007, we continued to utilize our common stock, common stock options and warrants to pay for certain services. In 2008, we incurred $3,654,400 of expense related to the use of various equity and equity-linked instruments compared to 2007 when we incurred $4,619,000 of expense from such use, an overall reduction of $964,400. Equity and equity-linked instruments have been used for compensation purposes for management and other staff, consultants and directors and to pay for investment banking fees, investor relations, marketing expenses as well as other expenses. The compensatory element of the vesting of stock options and common stock granted to staff and directors was reduced by $1,553,400 in 2008 principally because the fair value of the options and common stock vesting in 2008 was significantly lower in comparison to 2007. Our use of equity and equity-linked instruments to pay for investment banking fees, investor relations, marketing expense as well as other expenses increased by $589,000. Other selling, general and administrative expenses decreased $1,191,400, or 11%, when compared to 2007. The decrease in selling, general and administrative expenses funded by cash in 2008 was primarily related to a decrease in legal expense of $646,000, investor relations expense of $312,000, consulting fees of $326,800, salary and benefits of $338,000, travel and entertainment of $108,000, validation expenses required for New York licensing of $60,000, the conclusion of severance payments to a former staff member of $54,000, stock exchange fees, filing fees and other related fees of $42,800, reduced attendance at conferences of $29,500 and laboratory expenses of $14,000. These decreases were offset by increases in expenses and activities associated with the Merger of $806,000 changes in other expenses resulted in an overall reduction of $66,300.

In 2007 we licensed our VSELTM Technology from the University of Louisville. As a result we started a Research and development initiative to develop this technology. Overall for 2008 our research and development expenditures totaled $792,100. There were no similar efforts in 2007. The use of equity instruments to incentivize staff totaled $236,200, salary and benefits were $237,400 and consulting fees totaled $143,400. Expenditures related to fees due the University of Louisville in connection with our VSEL TM Technology license totaled $50,000 and expenses for applying for scientific grants and other activities to support VSELTM Technology research totaled $18,000 and expenses for rent, intangible asset amortization, and laboratory expenses account for the balance of research and development expenses in 2008.

Results of Operations

Revenue

Three Months and Nine Months Ended September 30, 2010 and September 30, 2009

For the three months ended September 30, 2010, total revenues were $16,475,600 compared to $85,100 for the three months ended September 30, 2009. Revenues for the three months ended September 30, 2010 were comprised of $16,384,500 of pharmaceutical product sales, $30,000 from stem cell therapies in China and $61,100 related to stem cell collections, license fees, royalties and other revenue in the United States. The pharmaceutical product sales represent sales generated by Erye. The stem cell revenues generated in the United States for the three months ended September 30, 2010 and 2009 were derived from a combination of revenues from the collection of autologous adult stem cells and license fees collected from collection centers in our network. In the three months ended September 30, 2010, NeoStem realized its first stem cell therapy revenues in China which totaled $30,000. In the United States, for the three months ended September 30, 2010, revenues were primarily made up of $27,800 from the collection and storage of autologous adult stem cells and $14,800 of license fees. For the three months ended September 30, 2009, we earned $79,100 from the collection and storage of autologous adult stem cells and $6,000 from license fees. Cost of revenues for the three months ended September 30, 2010 is comprised of Cost of goods sold of $11,191,400 related to the sale of our pharmaceutical products, $20,300 related to stem cell therapies in China and $21,100 of direct costs related to the cost of collecting autologous stem cells from clients. For the nine months ended September 30, 2010, total revenues were $51,716,300 compared to $157,700 for the nine months ended September 30, 2009. Revenues for the nine months ended September 30, 2010 were comprised of $51,528,700 of pharmaceutical product sales, $30,000 from stem cell therapies in China and $157,600 related to stem cell collections, license fees, royalties and other revenue in the United States. The pharmaceutical product sales represent sales generated by Erye. The stem cell revenues generated in the United States in the nine months ended September 30, 2010 and 2009 were derived from a combination of revenues from the collection of autologous adult stem cells and license fees collected from collection centers in our network. For the nine months ended September 30, 2010, we earned $94,200 from the collection and storage of autologous adult stem cells and $44,800 of license fees. For the nine months ended September 30, 2009, we earned $133,600 from the collection and storage of autologous adult stem cells and $24,100 from license fees. Cost of revenues for the nine months ended September 30, 2010 is comprised of Cost of Goods sold of $34,931,900 related to the sale of our pharmaceutical products, $20,300 related to stem cell therapies in China and $63,300 of direct costs related to the cost of collecting autologous stem cells from clients.

Gross margin for the three and nine months ended September 30, 2010 totaled $5,242,700 and $16,700,700 respectively of which 99% is attributable to the sale of pharmaceutical products and the balance is attributable to our stem cell collection and therapy operations.

Operating Expenses

Three Months Ended September 30, 2010 Compared to the Three Months Ended September 30, 2009

For the three months ended September 30, 2010 operating expenses totaled $10,986,600 compared to $7,263,200 for the three months ended September 30, 2009, representing an increase of $3,723,400 or 51%.

For the three months ended September 30, 2010, our selling, general, and administrative expenses were $9,306,000 compared to $5,433,500 for the three months ended September 30, 2009, representing an increase of $3,872,500, which was the result of:

•	Our efforts to establish a stem cell operation in China to provide advanced therapies, related processing and storage, as well as research and development capabilities totaled $1,614,100, an increase of $802,400. Such expenses included expenditures for the rental of laboratory space, legal expenses associated with establishing our subsidiary company and related operations in China, consultants retained to support our implementation and introduction of advanced therapies in China, recruiting fees for identifying senior managers for our operation in China and travel. In addition these operating expenses reflect charges resulting from issuing various equity instruments to incentivize staff members and consultants totaling $771,000.
•	Administrative expenses increased by approximately $3,071,900. Approximately $1,491,600 of this increase was the result of the Erye Merger and the attendant operating expenses of the Erye operation. The Company’s U.S. administrative operating expenses increased by $1,580,300. The use of equity instruments to incentivize staff, compensate directors and pay for services totaled $2,181,700, an increase of $666,400 over the three months ended September 30, 2009. Staff costs decreased by $47,800. Other staff related cost including travel and entertainment and operating expenses increased by $97,600. Professional fees, including legal and accounting fees increased by $458,000 as the result of costs associated with the pending merger with Progenitor Cell Therapy and our expanded operations in China. In addition, investor relations and other consulting expenses increased $173,400. Insurance expense increased by $62,300. Compensation expenses under the Directors Cash Compensation Plan adopted by the Board of Directors in the first quarter of 2009 increased administrative expense by $94,500. During the three months ended September 30, 2010 the Company contributed $75,000 to Stem for Life, a foundation with a mission of promoting adult stem cell research and in which the Company participated in founding. The balance of the increase in administrative expense was the result of offsetting changes from a variety of activities.
•	As a result of completing the Merger with CBH, our activities associated with the Erye Merger ended thus reducing the use of our attorney, accountant and other professional services and reducing our operating costs by $1,396,800 compared to the three month period in 2009.
•	Sales and marketing expenses increased by $1,395,700 over the three months ended September 30, 2009. Approximately $516,300 of this increased operating expense was related to the sales and marketing efforts of Erye and $386,900 was related to amortization of intangible assets acquired in the Erye Merger. The use of equity instruments to incentivize staff and pay for services totaled $121,400, an increase of $62,400 over three months ended September 30, 2009, and marketing and consulting fees increased approximately $276,900 in connection with developing new strategies and efforts to increase our U.S. collection network and market penetration. U.S. sales and marketing costs also increased by approximately $111,800 due to increases in staff costs and other operating expenses. The balance of the increase in sales and marketing expenses was the result of other activities.

For the three months ended September 30, 2010, our research and development expenses totaled $1,679,900 compared to $1,829,800 for the three months ended September 30, 2009, representing a decrease of $149,900, which was the result of:

•	Research related to our VSELTM Technology increased operating expenses by $798,000. Our acquisition of Erye added $245,600 of research and development expense to our operating expenses. Research and development efforts at NeoStem China added $28,400 to research and development expense for the three months ended September 30, 2010. The revaluation of equities issued to consultants reduced research and development expenses by approximately $500,000. During the three months ended September 30, 2009, the Company provided funding in the total amount of $721,500 in connection with establishing in China a non-profit research institute to promote adult stem cell research. The Company has not made any similar payments in 2010. The combination of these factors resulted in the reduction in research and development expense in 2010 in comparison to 2009. The balance of the change in research and development expense is related to other activities.

Nine Months Ended September 30, 2010 Compared to the Nine Months Ended September 30, 2009

For the nine months ended September 30, 2010 operating expenses totaled $28,555,800 compared to $13,809,400 for the nine months ended September 30, 2009, representing an increase of $14,746,400 or 107%.

For the nine months ended September 30, 2010, our selling, general, and administrative expenses were $23,442,300 compared to $11,209,800 for the nine months ended September 30, 2009, representing an increase of $12,232,500, which was the result of:

•	Our efforts to establish a stem cell operation in China to provide advanced therapies and related processing and storage, as well as research and development capabilities totaled $4,549,000, an increase of $2,598,900. These operating expenses include charges resulting from issuing various equity instruments to incentivize staff members and consultants totaling $2,069,000, an increase of $1,921,400.
•	Administrative expenses increased by approximately $7,007,100. Approximately $3,076,800 of this increased operating expense was the result of the Erye Merger and the attendant operating expenses of the Erye operation. The Company’s U.S. administrative operating expenses increased by $3,930,200. The use of equity instruments to incentivize staff, compensate directors and pay for services totaled $3,771,400, an increase of $984,600 over nine months ended September 30, 2009. Staffing costs increased by $659,800 as the result of increased staffing levels, contractual salary increases, bonus payments and tax payments, and tax withholdings we paid on behalf of certain executive and other staff members. Professional fees, including legal and accounting fees, increased by $987,700 as the result of costs associated with the pending merger with Progenitor Cell Therapy and our expanded operations in China. Investor relations services and other consulting fees increased by $336,800, as a result of increased communications with shareholders and investors. Other staff related cost including travel and entertainment and operating expenses increased by $226,000, rent increased by $65,400 as a result of an increase in the cost of leasing office space in New York, and franchise taxes increased $123,800. Compensation expense under the Directors Cash Compensation Plan adopted by the Board of Directors in the first quarter of 2009 increased administrative expense by $280,800, insurance increased $161,300 and during the nine months ended September 30, 2010 the Company contributed $75,000 to Stem for Life, a foundation in the United States with a mission of promoting adult stem cell research. The balance of the changes in administrative expense resulted from increases and decreases in other operating activities.
•	Included in selling, general and administrative expense is a charge for $734,600 as the result of a judgment on May 13, 2010 against Erye in connection with a patent dispute concerning an antibiotic product that has accounted for less than 2% of Erye sales in the past. (See Note 13 – Commitments and Contingencies to NeoStem’s Unaudited Consolidated Financial Statements contained herein for a more detailed discussion).
•	As a result of completing the Erye Merger with CBH, our activities associated with the Erye Merger ended thus reducing the use of our attorney, accountant and other professional services and reducing our operating costs by $2,232,000 over the same period in 2009.
•	Sales and marketing expenses increased by $4,124,000 over the nine months ended September 30, 2009. Approximately $1,596,500 of this increased operating expense was related to the sales and marketing efforts of Erye and $1,153,600 was related to amortization of intangible assets acquired in the Erye Merger. The use of equity instruments to incentivize staff and pay for services totaled $617,000, an increase of $304,400 over nine months ended September 30, 2009, and marketing and consulting fees increased approximately $831,700 in connection with developing new strategies and efforts to increase our collection network and market penetration. Our U.S. sales and marketing costs also increased by approximately $190,600 due to increases in staff costs and other operating expenses. The balance of the increase in sales and marketing expenses was the result of other activities.

For the nine months ended September 30, 2010, our research and development expenses totaled $5,113,500 compared to $2,599,700 for the nine months ended September 30, 2009, representing an increase of $2,513,800, which was the result of:

•	The use of equity instruments to incentivize research staff totaled $727,300, an increase of $104,000 over the nine months ended September 30, 2009. Research related to our VSELTM Technology increased operating expenses by $2,121,000. In addition, the Company initiated sponsored research with third parties totaling $211,200 related to our VSELTM Technology research. Our acquisition of Erye added $733,000 of research and development expense to our operating expenses. Research and development at NeoStem China was $45,700 for the nine months ended September 30, 2010. In 2009 the Company funded a grant in China, totaling $721,500, to create a research foundation to promote adult stem cell research in China and the Company has not made any similar payments in 2010. The combination of these factors resulted in an increase in research and development expense in 2010 in comparison to 2009. The balance of the change in research and development expense is related to other activities.

Dividends on Convertible Redeemable Series C Preferred Stock.

In connection with the Erye Merger, the Company issued 8,177,512 shares of Convertible Redeemable Series C Preferred Stock (“Series C Preferred Stock”) which called for an annual dividend of 5% based on the stated value of the preferred stock. For the three and nine months ended September 30, 2010 we recorded a dividend of $0 and $153,500, respectively, as the prorated dividend due. On May 17, 2010, RimAsia Capital Partners LP (“RimAsia”), converted its 8,177,512 shares of Series C Preferred Stock into 9,086,124 shares of the Company's common stock. Following this conversion, there are no shares of Series C Preferred Stock outstanding and RimAsia will not be entitled to receive any further dividends on such shares, provided however that RimAsia was entitled to receive a cash payment of $153,500 which was equal to the dividends accrued but unpaid from January 1, 2010 through May 17, 2010. This payment was made on May 25, 2010.

Noncontrolling Interests

When the Company acquired Erye from CBH it acquired a 51% interest in Erye. In preparing our financial statements the full operations of Erye are reflected in our results as of and after October 30, 2009. We account for the 49% minority shareholder share of Erye’s net income with a charge to noncontrolling interests. For the three and nine months ended September 30, 2010, Erye’s minority shareholder’s share of net income totaled $1,145,600 and $4,085,700, respectively.

Other Income and Expense

For the three and nine months ended September 30, 2010 the Company incurred interest expense of approximately $10,700 and $25,400 respectively, net of capitalized interest. In accordance with the Joint Venture Agreement that governs the operation of Erye, the minority shareholder has agreed to loan back to Erye dividends it is entitled to for three years starting in 2008, to help fund the construction of the new manufacturing facility. At September 30, 2010 these loans totaled $7,847,200. The loan calls for interest to accrue at a rate of 5.31% annually.

For the nine months ended September 30, 2010 the Company recognized other income of $31,300 Included in this other income is income of $175,000 recognized in connection with the extinguishment of certain liabilities that Erye determined were no longer payable. This income was offset by expenses related to the modification of the term of certain warrants issued to RimAsia of approximately $188,500.

Provision for taxes

The provision for taxes of $286,000 and $1,191,200 represents income taxes due on income of Erye for the three and nine months ended September 30, 2010, respectively, and is net of utilization of the deferred tax liability associated with amortization of intangible assets acquired in the Erye Merger of $61,200 and $182,400 for the respective periods.

Liquidity and Capital Resources

At September 30, 2010 we had a cash balance of $4,066,700, working capital of $7,687,700 and shareholders’ equity of $45,636,500. During the nine months ended September 30, 2010 we invested approximately $12,510,600 into the business, specifically in property and equipment related to the construction of the new manufacturing plant for Erye in China, while reducing cash used in operating activities by $6,336,200 compared to the first nine months of 2009.

During the nine months ended September 30, 2010, we met our immediate cash requirements through existing cash balances, public offerings of our common stock which raised approximately $13,138,948, the exercise of warrants and options which raised approximately $3,101,900, the issuance of notes payable for our operations in China and the use of equity and equity-linked instruments to pay for services and compensation.

We incurred a net loss of $5,994,600 and $13,040,300 for the three and nine months ended September 30, 2010, respectively. The following chart represents the net funds provided by or used in operating, investing, and financing activities for each period indicated (in thousands):

	The Nine Months Ended
(in $000)	September 30, 2010	September 30, 2009
Cash used in operating activities	$(3,175.7)	$(9,511.9)
Cash used in investing activities	(11,019.1)	(871.3)
Cash provided by financing activities	10,993.3	15,801.2

Operating Activities

Our cash used for operating activities in the nine months ended September 30, 2010 totaled $3,175,700, which is the sum of (i) our net loss, adjusted for non-cash expenses totaling $9,956,800 which includes, principally, common stock, common stock options and common stock purchase warrants issued for services rendered in the amount of $7,399,800 and depreciation and amortization of $2,557,000; (ii) cash retained in the operation as the result of increases in accounts payable and accrued expenses of $1,175,900 and a reduction in accounts receivable of $1,278,600; and (iii) a decrease in cash resulting from a reduction in advance payments and unearned revenue from customers and licensees of $392,000, cash used for prepaids and payments of other assets of $461,743, increases in inventory of $1,405,800 and utilization of a deferred tax liability in the amount of $182,400.

Investing Activities

During the nine months ended September 30, 2010 we spent approximately $12,510,600 for property and equipment. Erye is building a new production facility and during the nine months ended September 30, 2010 $10,821,400 was spent on construction. This plant is expected to be fully operational in 2011. The new production facility, once completed, will increase Erye’s production capacity and should enable Erye to respond to expected increases in demand for pharmaceutical products in China. In March 2010 we initiated construction of our stem cell laboratory in Beijing and through September 30, 2010 we have invested $852,200. The balance of our capital expenditures was spent on equipping our laboratory in Boston and our stem cell operations in China.

Idle cash in our Erye subsidiary of approximately $2,424,132 was invested in short term instruments and proceeds from these investments of approximately $2,452,000 was used for various operating and financing activities in the nine months ended September 30, 2010.

Financing Activities

In December 2009, in order to facilitate working capital requirements in local currency in China, NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch in the amount of $645,500. The note, bore an interest rate of 4.05%, was due on June 21, 2010 and was paid in full in April 2010. On May 25, 2010, NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch for approximately $538,000 due November 25, 2010 and bearing interest at 4.86% per annum. The loan is collateralized by cash in a restricted bank account totaling $775,600.

In December 2009, Erye obtained a loan of approximately $2,200,500 from the Industrial and Commercial Bank with an interest rate of 4.86% and was due in June 2010. In April 2010 this loan was paid in full.

Erye has $5,951,900 of notes payable as of September 30, 2010 and $9,150,000 of notes payable as of December 31, 2009. Notes are payable to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six months period. In order to issue notes payable on behalf of Erye, the banks required collateral, such as cash deposits which were approximately 30% – 50% of the value of notes to be issued, or properties owned by Erye. At September 30, 2010, $2,720,700 of restricted cash was pledged as collateral for the balance of notes payable which was approximately 46% of the notes payable Erye issued, and the remaining notes payable are collateralized by pledging Erye’s land use right. The use of notes payable to pay creditors is a feature of the money and banking system of China and we expect these types of notes to be a continuing feature of Erye’s capital structure.

On February 18, 2010 the Company completed a public offering of its common stock, selling 5,750,000 shares priced at $1.35 per share. The Company received approximately $6,819,500 in net proceeds from the offering, after underwriting discounts, commissions and other expenses, of approximately $943,000.

On March 15, 2010, the Company and RimAsia made certain agreements with respect to outstanding warrants. RimAsia exercised its warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a per share exercise price of $1.75, which was issued to RimAsia in a private placement completed by the Company in September 2008. This exercise resulted in proceeds to the Company totaling $1,750,000. The condition for such exercise was that the Company would modify certain terms of RimAsia’s warrant to purchase 4,000,000 shares of Common Stock, issued to RimAsia in a private placement completed by the Company in April 2009 (the “Series D Warrant”). The Series D Warrant was amended to provide for (i) a three (3) year extension of the Termination Date (as defined in the Series D Warrant) from September 1, 2013 to September 1, 2016 and (ii) an increase in the average closing price that triggers the Company’s redemption option under the Series D Warrant from $3.50 to $5.00.

On May 19, 2010, the Company entered into a Common Stock Purchase Agreement with Commerce Court Small Cap Value Fund, Ltd., which provides that, subject to certain terms and conditions, Commerce Court is committed to purchase up to $20,000,000 of shares of the Company’s common stock over a term of approximately 24 months. The Purchase Agreement provides that at the Company’s discretion, it may present Commerce Court with draw down notices under this $20 million equity line of credit arrangement from time to time, to purchase the Company’s Common Stock, provided certain price requirements are met and limited to 2.5% of the Company’s market capitalization at the time of such draw down. The per share purchase price for these shares will equal the daily volume weighted average price of the Company’s common stock on each date during the draw down period on which shares are purchased, less a discount of 5.0%. The Purchase Agreement also provides that the Company in its sole discretion may grant Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during each draw down period at a price which would be based on a discount calculated in the same manner as it is calculated in the draw down notice. The issuance of shares of common stock to Commerce Court pursuant to the Purchase Agreement, and the sale of those shares from time to time by Commerce Court to the public, are covered by an effective registration statement on Form S-3 filed with the SEC.

On May 27, 2010, the Company presented Commerce Court with a Draw Down Notice. Pursuant to the Purchase Agreement, the shares were offered at a discount price to Commerce Court equal to 95.0% of the daily volume weighted average price of the common stock during the Pricing Period or a 5% discount. Pursuant to the Draw Down Notice, the Company also granted Commerce Court the right to exercise one or more options to purchase additional shares of common stock during the pricing period, based on the trading price of the common stock. The Company settled with Commerce Court on the purchase of 685,226 shares of common stock under the terms of the Draw Down Notice and the Purchase Agreement at an aggregate purchase price of $1,802,100, or approximately $2.63 per share, on June 7, 2010. The Company and Commerce Court agreed to waive the minimum threshold price of $3.00 per share set forth in the Purchase Agreement. The Company received net proceeds from the sale of these shares of approximately $1,746,100 after deducting its offering expenses.

On June 1, 2010, Fullbright exercised a warrant to purchase 400,000 shares of restricted Common Stock. This warrant was issued to Fullbright in a private placement of securities by the Company in November 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $700,000.

On June 25, 2010, the Company entered into definitive securities purchase agreements with investors in a public offering, pursuant to which such investors agreed to purchase, and the Company agreed to sell, an aggregate of 2,325,582 Units, consisting of an aggregate of 2,325,582 shares of Common Stock and warrants to purchase an aggregate of 581,394 shares of Common Stock. The offering closed on June 30, 2010 with gross proceeds of $5,000,000. Each Unit was priced at $2.15 and consisted of one share of common stock and a warrant which will allow the investor to purchase 0.25 shares of common stock at a per share price of $2.75. The warrants may be called by the Company in the event that the common stock trades over $4.50 per share for 10 consecutive trading days. Subject to certain ownership limitations, the warrants were exercisable on the date of the closing and will expire 2 years thereafter. The number of shares of Common Stock issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company) or similar events. The net proceeds to the Company from such offering, after deducting the Placement Agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering were approximately $4,497,900.

Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period which commenced on the first day of the first fiscal quarter after the Joint Venture Agreement became effective (currently approximately another two years) distributions will be made as follows: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with their construction of and relocation to a new facility; and (ii) of the net profit (after tax) of the joint venture due Merger Sub, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye, and 6% will be distributed to Merger Sub directly. At September 30, 2010, these loans totaled $7,847,200 plus accrued interest of $458,687. The loan calls for interest to accrue at a rate of 5.31% annually. In addition, during the first quarter of 2010 Erye made an interest payment of approximately $195,600.

Subsequent to September 30, 2010 and the fliling of our quarterly report for that quarter, we raised additional funds. On November 19, 2010, we issued the following securities upon the consummation of two public offerings: (i) 6,337,980 shares of our common stock and warrants to purchase up to 3,168,993 shares of our common stock in what we refer to as our “Common Stock Offering” and (ii) 10,582,011 shares (the “Preferred Shares”) of our Series E 7% Senior Convertible Preferred Stock (“Series E Preferred Stock”), warrants (the “Preferred Warrants”) to purchase up to 1,322,486 shares of our common stock and 164,418 shares of our common stock in what we refer to as our “Preferred Stock Offering.” We received $19 million in gross proceeds, and approximately $16.7 million in net proceeds, from the concurrent offerings. We currently intend to use these net proceeds in connection with the Merger, including a $3,000,000 repayment of indebtedness owed by PCT (as described herein), associated costs for the growth of the cord blood and adult stem cell banking, manufacturing and therapeutic business, expansion of our business in Asia and completion of the Beijing lab, development and acquisition of proprietary stem cell intellectual property and new technology and expansion of business into other countries. We intend to use the remaining net proceeds for marketing, working capital and other general corporate purposes.

Liquidity and Capital Requirements Outlook

With our acquisition of a controlling interest in Erye and expansion into China, we have transitioned from being a one-dimensional U.S. service provider with nominal revenues to being a multi-dimensional international biopharmaceutical company with current revenues and operations in three distinct business units — U.S. adult stem cells, China adult stem cells and China pharmaceuticals. The following is an overview of our collective liquidity and capital requirements.

Erye is constructing a new pharmaceutical manufacturing facility and began transferring its operations in January 2010. The relocation will continue as the new production lines are completed and receive cGMP certification through 2011. In January 2010, Eyre received notification that the SFDA approved Erye’s application for cGMP certification to manufacture solvent crystallization sterile penicillin and freeze dried raw sterile penicillin at the new facility, which provides for 50% to 100% greater manufacturing capacity, than its existing facility. Historically these lines accounted for 20% of Erye’s sales. In June 2010, Erye passed the government inspection by the SFDA to manufacture penicillin and cephalosporin powder at the new facility. The facility is fully operational with respect to these lines. Erye has now relocated 90% of its 2009 sales capacity to the new facility. The new facility is estimated to cost approximately $36 million, of which approximately $29 million has been incurred through September 30, 2010. Construction has been and will continue to be self-funded by Erye and EET, the holder of the minority joint venture interest in Erye. We have agreed for a period of another two years to reinvest in Erye approximately 90% of the net earnings we would be entitled to receive under the Joint Venture Agreement by reason of our 51% interest in Erye.

We are also engaged in other initiatives to expand our operations into China including with respect to technology licensing, establishment of stem cell processing and storage capabilities and research and clinical development. In June 2009 we established NeoStem (China) as our wholly foreign-owned subsidiary or WFOE. To comply with PRC’s foreign investment regulations regarding stem cell research and development, clinical trials and related activities, we conduct our current stem cell business in the PRC through two domestic variable interest entities. We have incurred and expect to continue to incur substantial expenses in connection with our China activities. In order to implement the establishment of the Beijing Facility, as of December 31, 2009, our Company, our WFOE subsidiary NeoStem (China), and PCT entered into the PCT Agreement, whereby NeoStem and NeoStem (China) engaged PCT to perform the services necessary (1) to construct the Beijing Facility, consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment, and (2) to effect the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirements applicable to the program under the laws of the PRC. The aggregate cost of the program, including the Phase 1 equipment purchases, is expected to be approximately $3,000,000. The project commenced on April 1, 2010, and is anticipated to be completed by the end of 2010. We have the option to terminate the PCT Agreement without cause upon providing no less than 60 days written notice to PCT, subject to our obligation to pay for any services performed up to the date of termination and certain costs and expenses incurred by PCT.

We expect to rely partly on dividends paid to us by the WFOE under the contracts with the VIEs, and under the Joint Venture Agreement, attributable to our 51% ownership interest in Erye, to meet some of our future cash needs. However, there can be no assurance that the WFOE in China will receive payments uninterrupted or at all as arranged under the contracts with the VIEs. In addition, pursuant to the Joint Venture Agreement that governs the ownership and management of Erye, for the next two years: (i) 49% of undistributed profits (after tax) will be distributed to EET and loaned back to Erye for use in connection with its construction of the new Erye facility; (ii) 45% of the net profit after tax will be provided to Erye as part of the new facility construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses.

The payment of dividends by entities organized under PRC law to non-PRC entities is subject to limitations. Regulations in the PRC currently permit payment of dividends by our WFOE and Erye only out of accumulated distributable earnings, if any, as determined in accordance with accounting standards and regulations in China. Moreover, our WFOE and Erye are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of the relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of WFOE and

Erye. In addition, if Erye incurs debt on its own behalf in the future, the instruments governing the debt may restrict Erye’s or the joint venture’s ability to pay dividends or make other distributions to us. This may diminish the cash flow we receive from Erye’s operations, which would have a material adverse effect on our business, operating results and financial condition.

Our interests in China are subject to China’s rules and regulations on currency conversion. In particular, the initial capitalization and operating expenses of the two VIEs are funded by our WFOE. In China, the State Administration for Foreign Exchange, or the SAFE, regulates the conversion of the Chinese Renminbi into foreign currencies. Currently, foreign investment enterprises are required to apply to the SAFE for Foreign Exchange Registration Certificates, or IC Cards of Enterprises with Foreign Investment. Foreign investment enterprises holding such registration certificates, which must be renewed annually, are allowed to open foreign currency accounts including a “basic account” and “capital account.” Currency translation within the scope of the “basic account,” such as remittance of foreign currencies for payment of dividends, can be effected without requiring the approval of the SAFE. However, conversion of currency in the “capital account,” including capital items such as direct investments, loans, and securities, require approval of the SAFE. According to the Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues Concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-invested Enterprises promulgated on August 29, 2008, or the SAFE Notice 142, to apply to a bank for settlement of foreign currency capital, a foreign invested enterprise shall submit the documents certifying the uses of the RMB funds from the settlement of foreign currency capital and a detailed checklist on use of the RMB funds from the last settlement of foreign currency capital. It is stipulated that only if the funds for the settlement of foreign currency capital are of an amount not more than US$50,000 and are to be used for enterprise reserve, the above documents may be exempted by the bank. This SAFE Notice 142, along with the recent practice of Chinese banks of restricting foreign currency conversion for fear of “hot money” going into China, have limited and may continue to limit our ability to channel funds to the two VIE entities for their operation. We are exploring options with our PRC counsels and banking institutions in China as to acceptable methods of funding the operation of the two VIEs, including advances from Erye, but there can be no assurance that acceptable funding alternatives will be identified.

Neither Erye nor our other expansion activities into China are expected to generate sufficient excess cash flow to support our platform business or our initiatives in China in the near term.

NeoStem, Inc. agreed to acquire Progenitor Cell Therapy, LLC (“PCT”), pursuant to a merger (the “PCT Merger”) of a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (the “PCT Agreement and Plan of Merger”). Pursuant to the terms of the PCT Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock of NeoStem and, subject to the satisfaction of certain conditions, warrants to purchase a minimum of 1,000,000 and a maximum of 3,000,000 shares of NeoStem Common Stock. One condition of the PCT Merger is the repayment of a $3 million loan due to an entity affiliated with PCT. On November 19, 2010, we received $19 million in gross proceeds, and approximately $16.7 million in net proceeds, from two concurrent public offerings. We currently intend to use these net proceeds in connection with the Merger, including repayment of such $3,000,000 indebtedness owed by PCT, associated costs for the growth of the cord blood and adult stem cell banking, manufacturing and therapeutic business, expansion of our business in Asia and completion of the Beijing lab, development and acquisition of proprietary stem cell intellectual property and new technology and expansion of business into other countries. We intend to use the remaining net proceeds for marketing, working capital and other general corporate purposes.

We believe that our currently available cash and cash equivalents, together with the net proceeds from our recent Common Stock Offering and Preferred Stock Offering, are sufficient to fund our operations through at least December 31, 2011 and, assuming the Merger is consummated, beyond. In order to fund the development of advanced stem cell technologies and therapies in the U.S. and China, including the VSELTM Technology licensed from the University of Louisville and other regenerative technologies, management believes that we likely will need to raise additional capital. We also will likely require additional cash in connection with expansion of the PCT business and expansion of our stem cell activities in China. We currently expect to fund our operating activities through the use of existing cash balances, the use of a current or other equity line or other capital raising transaction, potential additional warrant and option exercises, the 6% of net profits to which we are entitled from Erye, and, ultimately, the growth of our revenue generating activities in China. In addition, we will continue to seek grants for scientific and clinical studies from the National Institutes of Health and other governmental agencies and foundations, but there can be no assurance that we will be successful in obtaining such grants. We also review acquisition opportunities for revenue generating businesses around which we could consider raising capital and consider from time to time other restructuring activities, including with respect to the potential divestiture of assets.

At September 30, 2010, we had a cash balance of approximately $4,066,700. The trading volume of our common stock, coupled with our history of operating losses and liquidity problems, may make it difficult for us to raise capital on acceptable terms or at all. The demand for the equity and debt of small cap biopharmaceutical companies like ours is dependent upon many factors, including the general state of the financial markets. During times of extreme market volatility, capital may not be available on favorable terms, if at all. Our inability to obtain such additional capital on acceptable terms could materially and adversely affect our business operations and ability to continue as a going concern.

The following table reflects a summary of NeoStem’s contractual cash obligations as of September 30, 2010 (in thousands):

	Total	Less than 1 year	1 – 3 Years	3 – 5 Years	More than 5 Years
Employment Agreements	$3,742.0	$2,277.4	$1,464.6	$—	$—
Facility Leases	2,454.2	960.4	1,493.8	—	—
License Fees	60.0	30.0	30.0	—	—
Sponsored Research Agreements	854.4	579.9	274.5	—	—
Consulting Agreements	2,770.8	1,691.8	1,073.0	6.0	—
Design & Construction of Laboratory	1,387.1	1,387.1	—	—	—
Director Fees	90.0	90.0	—	—	—
	$11,358.5	$7,016.6	$4,335.9	$6.0	$—

Seasonality

NeoStem does not believe that its operations are seasonal in nature.

Off-Balance Sheet Arrangements

NeoStem does not have any off-balance sheet arrangements.

BUSINESS OF PCT

PCT is engaged in a wide range of services in the stem cell therapy market for the treatment of human disease, including but not limited to contract manufacturing, product and process development, consulting, product characterization and comparability, and storage, distribution, manufacturing and transport of cell therapy products.

The Field of Cell Therapy

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to prevent and treat disease, regenerate damaged or aged tissue and provide cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow and blood and immune system cells damaged by chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use worldwide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. The Dendreon Corporation’s Provenge therapy for prostate cancer received Food and Drug Administration (“FDA”) approval in early 2010. Companies are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells to treat diseases of the brain and spinal cord, while others are developing cell therapies for cardiovascular disease, including for the treatment of acute myocardial infarction (heart attack) and chronic ischemia. Cell therapies are also being evaluated for safety and effectiveness to treat autoimmune diseases such as diabetes, inflammatory bowel disease and bone diseases. Finally, the development of cell therapies to supplement or replace damaged or aged tissue and organs is also under development by certain companies. While no assurances can be given regarding future medical developments, management of PCT believes that the field of cell therapy is a subset of biotechnology that holds promise to better the human experience and minimize or ameliorate the pain and suffering from many common diseases and from the process of aging.

Background

Founded in 1997 by Dr. Pecora and Dr. Preti as a New Jersey limited liability company, PCT has become an internationally recognized cell therapy services and development company. The intent was to create a business for “as needed” development and manufacturing services for the emerging cell therapy industry and to prepare for eventual commercialization. With its cell therapy manufacturing facilities and team of professionals, PCT offers a platform that can facilitate the preclinical and clinical development and commercialization of cellular therapies for clients throughout the world. PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage, and distribution services and supporting clinical trial design, process development, logistics, regulatory and quality systems development services. In addition, through its network of contacts throughout the cell therapy industry, PCT has historically targeted and identified early stage development opportunities in the cell therapy field and developed cell therapies to be spun off into independent entities using PCT’s core capabilities for development.

PCT began operations by acquiring the stem cell laboratory of Hackensack University Medical Center (HUMC) on March 1, 1999, and as a part of the acquisition arrangement, HUMC has agreed to use PCT as its exclusive provider of stem cell services for its cancer patients. PCT benefited from HUMC’s national reputation as a leading stem cell transplant center in the United States. Dr. Preti, PCT’s current President and Chief Scientific Officer, was the Scientific Director of HUMC’s stem cell laboratory at the time of the acquisition.

In August 2002, PCT acquired a cell therapy manufacturing facility from the Dendreon Corporation in Mountain View, California, thus establishing a second facility and the capability of offering nationwide processing and distribution for manufactured cell therapy products. Dendreon is a biotechnology company that develops targeted therapies for cancer.

On October 6, 2004, PCT converted from a New Jersey entity into a Delaware entity by merging with and into a newly formed Delaware limited liability company carrying the same name. The Delaware company is the surviving entity of the merger.

In 2007, PCT acquired an office condominium facility in Allendale, New Jersey that has been developed into a cell therapy manufacturing facility. The facility has been qualified to be accredited by the Foundation for Accreditation of Cellular Therapy (FACT) and complies with cGMP guidelines promulgated by the FDA.

PCT Business

PCT serves the developing cell therapy industry that includes biotechnology, pharmaceutical and medical products companies, health care providers, and academic investigators from licensed cell therapy manufacturing facilities in Allendale, New Jersey and Mountain View, California. PCT supports the research of leading academic investigators designed to expedite the broad clinical application of cell therapy. PCT’s core strategy is to provide a global network of cell therapy manufacturing and storage facilities and an integrated and regulatory compliant distribution capacity for the evolving cell therapy industry to meet international commercial demands.

cGMP Cell Therapy Manufacturing Experience
HSC	Animal cell processing
HPC	CD 34 selected cells
MISC	Keratinocytes
Gene Tx	Fibroblasts
DC	DLI
APC	Cytokine cell induction
T Cell (Activated)	Ex-vivo expansion
B Cell	Cellular cultures
NK	CD 34 selection
Macrophages	Adherent neural stem cells
NSC	Porcine islets
Cell Matrix implants	Activated T-cells
Artificial Skin Membranes

PCT has accumulated experience in the service and business of cell therapy manufacturing for clinical use. PCT has served over 100 clients and is experienced with more than 20 different cell based therapeutics, including neuronal and skin based cells for brain and spinal cord repair, myoblast, mesenchymal cells and bone marrow derived cells for heart disease, Tumor, T, B, NK and dendritic cells and monocytes for cancer treatment, cord blood, peripheral blood, bone marrow CD34+ selected cells for transplantation and islet cells for diabetes. PCT has performed over 30,000 cell therapy procedures in its cell therapy manufacturing facilities, processed and stored over 18,000 cell therapy products (including approximately 7,000 umbilical cord blood, 10,000 blood and marrow derived stem cells and 1,000 dendritic cells) and arranged the logistics and transportation for over 14,000 cell therapy products for clinical use by over 5,000 patients nationwide.

PCT’s Contract Manufacturing Experience
Hematopoietic replacement	Cancer, genetic diseases	HSC, HPC, MSC, Gene Tx
Immune modulation	Cancer, autoimmunity, infectious diseases	DC, APC, T cell, B cell, NK, HSC, MSC, Macrophages, Gene Tx
Tissue repair and regeneration	Cardiovascular, spinal, neuronal, corneal, orthopedic	HSC, MSC, NSC, Cell matrix implants
Wound healing	Ulcers, burns	Artificial skin, membranes, MSC

The management team of PCT has over 100 years of collective experience in the business and science of cell therapy. Team members are recognized experts in cell therapy product development and characterization, manufacturing, delivery, and clinical development and use. PCT’s personnel have experience with the design, validation, and operation of cGMP cell therapy manufacturing facilities, participated in regulatory filings in the United States and Europe, and have contributed over 100 peer reviewed cell therapy publications. The team has extensive experience in biologics development, sales, marketing, medical practice, hospital administration, insurance contracting, and regulatory compliance. Collectively, the management team has experience in all aspects of cell therapy product and clinical development and use (other than with the use of embryonic stem cells), covering cancer, autoimmunity, infectious diseases, cardiovascular diseases, and spinal, brain, corneal, orthopedic, hormonal and skin regenerative therapies.

Affiliated Companies

Amorcyte, Inc.

PCT’s strategy has historically included the periodic formation of companies intended to develop specific therapeutic products. From its vantage point in the industry, PCT sought to identify, incubate, and spin off cell therapy-based development companies that could become clients of PCT. To date, PCT has spun off Amorcyte, Inc. (“Amorcyte”). Amorcyte completed its Phase I clinical trial for a cell based product in the cardiovascular area, relying on PCT’s management, scientific know how, and preclinical and clinical manufacturing resources. Amorcyte was initially formed as a wholly owned subsidiary of PCT and was spun off to its members during 2005. It is a therapeutics company pursuing cell-based therapies for cardiovascular diseases. Amorcyte’s primary product, based on certain patents licensed from Baxter Healthcare Corporation and intellectual property granted to Amorcyte, is an autologous stem cell product in clinical trials for the treatment of damaged heart muscle following acute myocardial infarction (AMI).

Amorcyte is a Delaware corporation, originally formed in June 2004 as a subsidiary of PCT. In July 2005, Amorcyte was spun off so that each member of PCT acquired a direct ownership interest in Amorcyte pro rata to such member’s then existing ownership interest in PCT. Certain members of management hold a small percentage of preferred stock in Amorcyte and the remainder of the outstanding preferred stock was issued to outside investors who provided equity financing to Amorcyte beginning in 2006. Amorcyte plans to develop bone marrow derived stem cell therapies to treat a variety of cardiovascular diseases using certain technology licensed from Baxter Healthcare Corporation. PCT has entered into (i) a Cell Processing Agreement with Amorcyte dated as of May 31, 2005, pursuant to which PCT is the exclusive provider of cell processing services to Amorcyte in exchange for a payment to Amorcyte of $200,000 (an “evergreen” arrangement), and (ii) a Line of Credit and Security Agreement with Amorcyte dated as of May 19, 2005, pursuant to which PCT has agreed to make up to $500,000 available to Amorcyte. While members of PCT are also stockholders of Amorcyte from the spin-off, and PCT provides Amorcyte with management services through a management agreement, Amorcyte is an independent company and its value and revenue is not included in those of PCT.

PCT has benefited from its relationship with Amorcyte as its exclusive, evergreen provider of cell processing services. For the nine months ended September 30, 2010 and the year ended December 31, 2009, PCT recognized revenue under the Cell Processing Agreement with Amorcyte of $144,000 and $428,000, respectively.

During June 2010, PCT made an investment in Amorcyte in the purchase of Series A Redeemable Preferred Stock totaling $50,000.

DomaniCell, LLC

PCT formed DomaniCell, LLC (“DomaniCell”) as a Delaware limited liability company in May 2005. DomaniCell is a wholly owned subsidiary of PCT which assists hospitals with providing umbilical cord blood unit collection and long-term storage services to patients for potential future therapeutic use. DomaniCell provides the front-end interface and support services to hospitals and in turn employs PCT’s cell therapy manufacturing facilities network for the processing and long-term storage of umbilical cord blood units.

Market Review and Analysis of the Core Business

PCT believes that an increasing portion of healthcare spending in the United States will be directed to cell and tissue based therapies in the coming years, driven by aging baby boomers accustomed to seeing continual medical advancement within their lifetime. An excerpt from “2020: A New Vision - A Future for Regenerative Medicine” from the U.S. Department of Health and Human Services, dated January, 2005, highlights the potential of cell therapy, given present demand:

•	250,000 patients receive heart valves, at a cost of $27 billion annually; and
•	950,000 people die of heart disease or stroke, at a cost of $351 billion annually.

According to the same report, “Regenerative medicine is the vanguard of 21st century healthcare. We are on the cusp of a worldwide explosion of activity in this rapidly growing field of biomedicine that will revolutionize health care treatment. Regenerative medicine (cell therapies) will lead to the creation of fully biological or bio-hybrid tissues and organs that can replace or regenerate tissues and organs damaged by disease, injury, or congenital anomaly.” Regenerative medicine offers the promise to address many of these conditions by replacing or repairing malfunctioning tissues. The same report also indicated that a large fraction of the costs cited above are attributable to tissue loss or organ failure, with approximately eight million surgical procedures being performed annually in the United States to treat these disorders. If approved and effective, cell therapies may have the effect of cutting health care cost as they may facilitate functional restoration of damaged tissues and not just abatement or moderation of symptoms.

Aside from early tissue-based therapies approved in the 1990s, e.g., therapies developed by Genzyme and Organogenesis, the regenerative medicine industry is yet to mature to the point of having a number of approved therapies available on the market. However, there are a number of companies in late-stage clinical trials and one company, PCT’s former client Dendreon, has received approval from the FDA for the use of a cellular product as a cancer therapy. In addition, the growing interest in storing one’s own stem cells has the potential to further fuel the cell therapy field.

The scope of the evolving field of regenerative medicine entails:

•	Cell Therapy, which is the use of cells (adult or embryonic, donor or patient, stem or differentiated) for the treatment of many debilitating injuries and diseases. Near term, therapeutic applications include heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and spinal cord injuries. This sector also includes the development of growth factors and serums and natural reagents that promote and guide cell development.
•	Tissue Engineering, which is the combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Near term, therapeutic applications include heart patch, bone re-growth, wound repair, replacement bladders, inter-vertebral disc and spinal cord repair.
•	Tools & Devices, i.e., creating cell lines that embody genetic defects or disease characteristics that are used for the discovery and development of new drugs. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells, cell-based diagnostic tools, etc.
•	Aesthetic Medicine, which includes developing cell therapies, tissues and biomaterials for cosmetic applications. This sector comprises hair follicle cells for hair regeneration, and collagen-secreting human dermal fibroblasts for facial wrinkles and other skin disorders.

PCT believes, based on clients it has served, that PCT’s manufacturing service and developmental offerings are strategically aligned to participate in all aspects of the evolving cell therapy (regenerative medicine) industry as defined above. Since its formation, PCT’s goal has been to position itself as the recognized leader of cell therapy manufacturing and development services for this emerging industry.

PCT’s Client Services

PCT provides services to clients who are pursuing the development and commercialization of cell therapies for a broad array of human diseases, disorders and injuries, including:

•	Pre-clinical and clinical process and product development including outsourcing of cell therapy manufacturing for clinical trials by therapeutic companies;
•	Processing or manufacture of cell-based products for cell therapy or tissue engineering companies or academic programs;
•	Development and manufacture of stem cell lines for diagnostic purposes for pharmaceutical companies;
•	Development and validation studies on behalf of tool and device companies;
•	Processing and transporting hematopoietic stem cells, immune system cells and umbilical cord blood cells used for blood and marrow stem cell transplantation by academic clinical stem cell transplantation programs; and
•	Consulting in the areas of FDA guideline compliance, technology evaluations, clinical trials design, process optimization and product development, product characterization, assay development, and facility or system design for therapeutics, device, or investment companies or academic programs.

PCT’s Client Base

PCT’s client portfolio focuses on meeting the existing needs of the cell therapy/regenerative medicine market. Clients include:

•	Academic and Other Hospitals and Clinics — These clients may be conducting cell therapy research and/or treating patients with cell and tissue therapies. This includes the processing for stem cell transplant programs. For over 20 years, blood and marrow stem cell transplants have been used following radiation and/or chemotherapy for certain cancers — particularly leukemia, lymphoma and myeloma. While the number of patients diagnosed with one of these cancers in the United States has not grown significantly from year to year, growth in bone marrow transplants has grown at a faster rate, due in part to the establishment of the National Marrow Donor Program. This program facilitates cell type matching, which was previously a significant limiting factor in the use of blood and bone marrow transplants.
•	Private Sector Customer Base — There are currently about 350 cell and tissue/regenerative medicine therapeutic product companies globally and over 500 companies in the sector when including technology, device, and service companies. PCT believes that a significant percentage of the therapeutic companies outside the United States are viable customer prospects for PCT and, in fact, already represent one of PCT’s fastest growing customer bases. Currently, these companies retain PCT for their expansion into the United States market. If PCT is able to develop operations outside the United States within geographic proximity of such clients, the percentage of these companies that retain PCT in connection with their local markets should increase. Additionally, there is a steady stream of new entrants into the cell therapy and regenerative medicine market both in the United States and globally.
•	Strategic Relationships — These are relationships into which PCT has entered with product and service providers complimentary to PCT’s service offerings and intended to bolster both PCT’s revenue as well as its market position. The relationships currently take the form of subsidiary or affiliated companies as well as independent companies with which PCT has a co-marketing and/or co-development relationship.
•	Investors — Investors use PCT to evaluate the technologies, development capabilities, and development capacities of companies in which they are invested or potentially investing.

Management believes that PCT’s long-term client base will look very similar to its current client base but is expected to also include pharmaceutical companies requiring manufacturing of stem cell lines for use in drug discovery.

For each type of client, the cell therapy sector presents unique challenges, which provide PCT with opportunities to position its expertise and services as potential solutions. For example, in pharmaceutical drug development, after FDA approval, typically, a large quantity (batch) of drug is manufactured, a sample is tested for potency and identity, and then the batch is released by the manufacturer for packaging in multiple doses, distribution and sales. Typically, a dose of a drug can be stored for prolonged periods before it is dispensed to the patient. In contrast, the cells used for cell therapy usually originate from the patient for whom the cell treatment is intended. The biologic shelf life is measured in hours to days as opposed to months to years as is the case with pharmaceutical drugs. PCT believes it has more relevant experience manufacturing and delivering cell-based therapies than most traditional pharmaceutical drug developers. PCT’s facilities and personnel can create value for corporate clients that are developing a cell-based therapy by decreasing development time, optimizing the manufacturing process and saving capital otherwise needed to build and staff cGMP facilities for current and future clinical trials. PCT’s offering generally decreases the time and cost of commercializing these technologies, bringing value to PCT’s client base.

PCT’s Operations

Facilities

PCT presently operates two cell therapy manufacturing facilities, in Allendale, New Jersey and in Mountain View, California. In 2007, PCT acquired the 30,067 square foot facility in Allendale, New Jersey which has been developed into a cell manufacturing facility. Longer-term plans could include the acquisition and development of a number of such buildings throughout the country and outside of the United States, to be developed into replicable and scalable manufacturing facilities, strategically located to best serve clients needs. Inherent in the nature of cell therapy today is the biologic shelf life of the cell therapy product itself. This limits the transit times between the time the cell product is extracted from a patient until it arrives at a PCT facility and the time that a processed product leaves the PCT facility and arrives for re-infusion in the patient. Therefore, it is preferable for cell therapy manufacturing facilities to be located in major population centers and within close proximity of major airport hubs.

PCT’s Allendale facility is a 30,000 square foot facility of which 22,000 square feet have been developed. This facility is comprised of ISO Class 7, Class 10,000, ISO Class 8, Class 100,000 manufacturing suites, in addition to quality control, research and development laboratories and support facilities. It has been designed to meet the accreditation requirements of the Foundation for the Accreditation of Cellular Therapy (FACT) and to comply with the FDA’s requirements, including applicable cGMP regulations, and to meet the standards of the American Association of Blood Banks (AABB). The facility is also in compliance with a range of state and federal regulatory and licensing requirements.

PCT’s Mountain View facility is also a licensed cell therapy manufacturing facility, encompassing 25,024 square feet within a single building, of which 17,425 square feet is developed. The developed space is presently used for manufacturing client products. Mountain View is equipped with ISO Class 7 and Class 10,000 manufacturing suites, quality control, research and development laboratories and support facilities. PCT plans to further develop space for cell therapy manufacturing within the facility on an as needed basis. The Mountain View facility is subject to a lease agreement.

Because of the specialized nature of these cell processing facilities and the time required to conceptualize, design, build, and obtain certification and operating authority, it takes approximately nine months to go from concept to operations once space has been qualified.

	PCT’s Facilities
	Space in Square Feet
	Present
Manufacturing Facilities	Developed	Undeveloped	Total
Mountain View, California	17,425	7,599	25,024
Allendale, New Jersey	22,000	8,067	30,067
Total	39,425	15,666	55,091

Transportation Network

PCT believes that today’s commercially available transportation systems are not set up for shipment of biological or other perishable goods and will not be able to meet the demands of the emerging cell therapy market. To succeed, the large-scale commercialization of cell therapy products will need to overcome the present weaknesses of the major air carriers, including the lack of a true point-to-point chain of control, non-controlled X-ray and inspection, no guarantee of package orientation, handling or storage conditions and in many cases no standard, documented and tracked operating procedures.

A successful transportation network for cell therapy will require a completely secure point-to-point chain of control and custody; cGMP standard operating procedures in all phases of transit; a highly specialized and trained air and ground courier network; quality assurance at each transfer point; and real-time package tracking.

PCT strives to maintain high standards in transportation and handling of client cell products. Shipments of products are tracked as PCT and its clients develop confidence in the abilities of PCT’s transportation partners. PCT is laying the groundwork for such a network as part of its business development process.

While reliable ground carriers with experience in the transport of blood products already exist in major metropolitan areas of the country, air carriers meeting such needs are limited. PCT evaluated the major domestic express carriers, including Federal Express and UPS, and concluded that even their highest-level services are inadequate to meet the sector’s needs. However, PCT identified and validated AirNet Systems, Inc., a specialty air carrier with a fleet of over 100 aircraft serving over 100 cities nationwide, as a transportation partner. AirNet has built its business on check delivery and other services to banks, and it now specializes in shipping medical products, including whole blood and blood products, tissue for transplantation, and diagnostic specimens. AirNet also handles cryopreserved specimens and biologics. PCT currently use the services of AirNet for its transportation needs and has a co-marketing agreement with AirNet centered on combining their logistical expertise and transportation infrastructure with PCT’s point-to-point logistics and handling protocols to provide a non-integrated but complimentary and comprehensive transportation network for the shipment of cell therapy products.

Employees

At November 22, 2010, PCT had 47 employees, comprised of 43 full-time employees, two part-time employees and two per diems.

Current Good Manufacturing Practices (cGMP) Standards

FDA current Good Manufacturing Practices (cGMP) requirements, set forth in Title 21, Parts 210 and 211, of the Code of Federal Regulations (21 CFR Parts 210 and 211) are federal regulations that govern the manufacture, processing, packaging and holding of drug and cell therapy products. The objective of compliance with cGMP standards is to protect the public health and safety by ensuring that:

•	Products have the identity, strength, quality and purity that they purport or are represented to possess;
•	Products meet their specifications; and
•	Products are free of objectionable microorganisms and contamination.

A central focus of the cGMP requirements is to design and build quality into the manufacturing processes and the facilities in which products are produced. This is done by implementing quality systems and processes, such as:

•	Identifying critical points that need to be controlled, monitored and tested.
•	Preparing a set of written instructions or procedures, including product specifications, to ensure consistency and reproducibility of results and product characteristics.
•	Designing systems and procedures to prevent contamination and ensure product integrity.
•	Documentation of product testing results and procedures.
•	Validating the process and test methods to ensure reliability of results and consistency in processing.
•	Protecting the product from introduction of contamination or objectionable microorganisms by manufacturing in a clean room environment, which includes control of particulates and microorganisms while ensuring adequate space and proper facility controls.

PCT’s processing typically occurs in class 10,000, Controlled Environment Rooms (CER) in a class 100 Biologic Safety Cabinet (BSC). Environmental monitoring, done weekly, includes air sampling, contact plates for surface monitoring, and Met One particle counts. PCT’s cleaning and sanitizing program involves daily, weekly, monthly, and quarterly cleaning protocols for the equipment and the rooms with bactericidal and sporicidal agents to control introduction of microorganisms and insect and pest control procedures. PCT has ongoing equipment validation, calibration and preventive maintenance programs to ensure reproducibility and consistency of results.

PCT employs an inspection and testing program for incoming materials, and for in-process and final products, as required. PCT employs scientifically sound procedures approved by a quality assurance function, and performs product sterility testing and release assays reviewed by the quality assurance department. PCT has labeling controls to prevent product mix-ups, employs a materials management program to ensure that only approved materials are used in manufacturing and to provide forward and backward traceability; a supplier approval program to ensure that the raw materials used are made under acceptable conditions and to provide a high degree of confidence in their efficacy. A separate quality unit is charged with the responsibility for review and approval of anything that affects the identity, strength, quality, and purity of the cell therapy product.

Sales & Marketing Strategy

PCT targeted what it believes to be the most promising companies for aggressive sales and business development efforts. Among early stage regenerative medicine companies, PCT’s strategy is to aggressively market the advantages of outsourcing cell and tissue manufacturing for clinical trials, testing and processing. Among later stage companies, the strategy is to explore opportunities for collaboration without compromising the ability to remain independent. PCT believes that the expertise of its founders and senior management team, combined with PCT’s practical experience, provides a competitive advantage over potential competitors in marketing to our customer prospects in the private sector.

PCT’s Potential to Develop Cell Therapy Products

PCT believes that it is qualified and experienced to reduce the risk of development of cell therapy products because:

•	PCT has the expertise to cost efficiently and rapidly analyze the potential for product development through commercialization.
•	PCT has the structure in place to develop new cell therapy products and to enable the commencement of Phase I clinical trials for such products.
•	PCT has the personnel and facilities in place to offer cost effective development and manufacturing services.

•	PCT has the technical, scientific, clinical, and business expertise to make timely go/no go development decisions for potential cell therapy products.
•	PCT has the fiscal discipline and low incremental capital investment to cut project development early if chances for success are low thus preserving resources for future product development.

PCT’s initial effort to incubate a cell therapy product development company resulted in the development, spin-off, and subsequent infusion of capital from outside investors into Amorcyte. Experience with Amorcyte has provided the management team with guidelines for key factors for future development of cell therapy products. PCT’s new product development opportunities include therapies for cancer, diabetes, cardiovascular disease, neurological disorders, and skin repair.

In summary, historically the key elements of PCT’s business strategy were to:

•	Establish a nationwide and then international infrastructure, capacity and expertise to meet clients needs;
•	Maximize penetration of startup companies in the sector;
•	Optimize use of PCT’s physical plants;
•	Evaluate international opportunities and enter markets as necessary;
•	Develop information systems, logistics and create proprietary intellectual property (e.g., process patents);
•	Collaborate closely with the FDA (and other regulatory authorities as appropriate); and
•	Invest in research to diversify PCT’s portfolio of services.

In light of the above, PCT’s business development has focused on all stages of regenerative medicine, cell and tissue therapeutic product companies, academic stem cell and other cell therapy clinical trials, device companies serving the regenerative medicine sector, investors and pharmaceutical companies with an interest in a cell or tissue therapeutic or research product, and any other client with needs in the manufacturing and development of a cell or tissue-based product. Serving such clients PCT aimed to:

•	Be the global leader in services for the development, regulatory approval and commercialization of cell and tissue therapies around the world;
•	Be the leader in the development and manufacture of cells and tissues as therapeutic agents in cGTP/cGMP (current Good Manufacturing Practices and current Good Tissue Practices) compliant facilities;
•	Continue to expand PCT’s facilities, capacity, expertise, and experience to meet the demand for quality and value-driven services for companies in the regenerative medicine sector; and
•	Leverage PCT’s domain experience to create product-based companies which would exclusively use PCT’s services for manufacturing, delivery and commercialization.

Competition

With its core business, PCT has identified a number of direct competitors with substantially greater resources than PCT and a number of potential competitors, classified as follows:

•	Medical and Research Centers — Medical and research centers with interest or expertise in regenerative medicine and the handling and manipulating of cell products offer competitive services. This group includes the major blood and bone marrow transplant centers around the country, the American Red Cross and major medical research institutions. Such research institutions include the Johns Hopkins Medical Center in Baltimore, Maryland, Baylor College of Medicine in Houston, Texas, the National Institutes of Heath-funded, multi-center Production Assistance for Cellular Therapies Network, and the Fred Hutchinson Cancer Research Center in Seattle, Washington.
•	Other For-Profit Corporations — Other for profit corporations who are our direct competitors include: the Lonza Group Ltd, with the acquisition of the bioservices division of Cambrex

Corporation with cell therapy manufacturing facilities in the United States and continental Europe; Cognate Bioservices, owned by Toucan Capital and which services its own internal sister-portfolio companies, as well as offering its services to external customers, with facilities in Maryland and California; Euffets, part of the Fresenius Medical Care group, with a facility in Germany and which has an existing network of apheresis centers; Angel Biotechnology in the United Kingdom, currently restructuring to focus exclusively in cell therapies; Cell Therapies Pty Ltd in Melbourne, Australia. In addition, there are other providers of support services with a peripheral offering or interest in cell or tissue therapy development or manufacturing.
•	Divisions of Biotechnology Companies — The development and manufacturing divisions of selected major biotechnology companies (e.g., Genzyme and Cell Genesys) which provide services using their existing spare infrastructure to offset costs also present competition to PCT. Moreover, they may be able to offer such unused capacity as a loss leader and at lower rates than those offered by PCT.
•	Early Stage Companies. Some early stage companies, which constitute a portion of our target market, have their own development and manufacturing facilities. These companies are competitive not only in that they may leverage their capacity by making it available to others but also in that, their decision to “build” precludes them — at least for the interim — from deciding to “buy” from PCT.

However, the decision by therapeutic companies to develop and / or manufacture their own product remains PCT’s most significant competition in the early stages of this sector, other than specialized contract manufacturing organizations (CMOs). This competition is analogous to the evolution of earlier therapeutic biotechnology sectors and is expected to decrease as the sector matures. In terms of capability, efficiency and price, PCT’s management believes that PCT is positioned and perceived in the marketplace to be positioned as the leading company among its direct competitors. The Lonza Group Ltd., based in Basel, Switzerland, is PCT’s primary corporate competitor.

The leading bone marrow transplant centers are experienced in handling stem cells and other blood products. However, PCT believes generally that many of these centers do not operate profitably and may not be capable of doing so unless and until they gain independence from the institutions in which they currently operate. PCT is not aware of any transplant center that is planning to attain such independence. Similarly, while the larger not-for-profit research institutions are well financed, such institutions may be hampered by geographical limitations and political considerations. Finally, it is not within the mission of the organizations owning these facilities to provide large-scale manufacturing for the private sector.

Certain divisions of biotechnology companies are well financed and have existing capacity with related experience. However, most of these biotechnology product companies may not be in the manufacturing service business for the long-term despite short-term forays into the service business to offset infrastructure costs for extra capacity. In addition, because many of the larger public companies have much larger and more pressing business issues (e.g., patent expirations and pipeline management), PCT believes that they will not commit significant capital or management resources to regenerative medicines in the near term. Finally, in PCT’s view, the cell and tissue manufacturing and delivery system could represent a new and challenging distribution model for these companies. PCT believes that a number of pharmaceutical and biotechnology product companies, having seen the merits of outsourced manufacturing in their traditional business, will perceive the benefits of PCT’s business model as they prepare to commercialize regenerative medicines themselves.

The smaller biotech companies, which are a significant part of PCT’s target market, may also decide to expand their laboratory facilities and offer their services to others. However, we expect that it is unlikely, given the relatively limited resources of such companies and the risk that such a change in strategy would detract from their core research and development efforts. It is likely that these companies, like their larger and more established peers, will very quickly be confronted with a “build versus buy” decision, and the case for outsourcing cell manufacturing will appeal to these companies.

Business of DomaniCell

Overview

DomaniCell is a wholly owned subsidiary of PCT, which assists hospitals with providing umbilical cord blood unit collection, and long-term storage services to patients for potential future therapeutic use. DomaniCell provides the front-end interface and support services to hospitals and in turn employs PCT’s cell therapy manufacturing facilities network for the processing and long-term storage of umbilical cord blood units. PCT intends to leverage its position in the market place as an industry leader in cell therapy manufacturing, storage, and distribution for clinical use to expand the umbilical cord blood collection and storage business of DomaniCell.

Background and Market

Stem cells are the building blocks of the immune system and scientific evidence indicates that they may be effective in treating a variety of life-threatening diseases including leukemia, cancers, and many blood and immune disorders. Research indicates that billions of dollars are currently being spent on research that is solely focused on cellular therapy to treat the diseases of age. Medical science has shown that the body will respond best to such treatments arising from its own cells. Only your own cells are a perfect genetic match to your body – thus minimizing the toxicity associated with allogeneic (someone else’s cells) cellular therapy and improving the chances of success.

As these therapies advance, a limiting factor as to their use may eventually be the availability of each individual’s healthy cells. Umbilical cord blood has been shown to be a plenteous and rich source of stem cells. Each day, our stem cells get older and have been shown to become less effective with age. Our stem cells have something called “telomeres” that get shorter and shorter every day until there are no more telomeres left on the cells and then the cells die. Studies have shown that the decline in telomere length is even faster in people with disease than in people without disease. For example, people with diseases like diabetes will show a rapid decline in the quality of their stem cells. There may even be evidence that stem cells of people affected by cardiovascular disease are less healthy and decreased in quantity than in people without this disease.

PCT believes that just as people plan for their own financial future, they can plan towards their health future by storing their own stem cells for their own use. The banking of cord blood is marketed and sold to expecting parents as “biological insurance.” PCT’s own research showed that while this practice is gaining in acceptance, the market is still in its infancy with cord blood banking occurring for only 3.5% of total births in the United States. Patients regardless of age can choose stem cell and immune system cell collection and storage as personal insurance that their stem cells will be available for their own use if needed in the future. Based on current science, the preferable time for collection is when one is healthy and unlikely to have stem cells already programmed for disease or before the immune system is damaged by disease or toxins (drugs including chemotherapy or radiation).

However, there remains skepticism in the marketplace with recently published articles pointing out how certain doctors believe it is a waste of money to store the cord blood privately, since it gives a false sense of security to the parent at a substantial cost at times. An important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood. Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances. Further, PCT believes that the medical community is currently supportive of public cord blood donation and of the national cord blood registry that is administered by the National Marrow Donor Program.

DomaniCell’s Approach

Management of PCT believes that central to increasing market share for umbilical cord blood collection and storage is compliance with cGMP and documented experience in the clinical distribution and usage of cells as therapies. These are both advantages that PCT can offer DomaniCell. PCT intends to leverage PCT’s position in the market place for cell therapy manufacturing, storage, and distribution for clinical use to expand the umbilical cord blood collection and storage business of DomaniCell.

GOVERNMENT REGULATION

The health care industry is one of the most highly regulated industries in the United States. The federal government, individual state and local governments, as well as private accreditation organizations, oversee and monitor the activities of individuals and businesses engaged in the development, manufacture and delivery of health care products and services. Federal laws and regulations seek to protect the health, safety, and welfare of the citizens of the United States, as well as to prevent fraud and abuse associated with the purchase of health care products and services with federal monies. The relevant state and local laws and regulations similarly seek to protect the health, safety, and welfare of the states’ citizens and prevent fraud and abuse. Accreditation organizations help to establish and support industry standards and monitor new developments. The following is a general description of the current material laws and regulations.

FDA Regulation of Cell Therapy Facilities

Manufacturing facilities that produce cellular therapies are subject to extensive regulation by the FDA. In particular, FDA regulations set forth requirements pertaining to establishments that manufacture human cells, tissues, and cellular and tissue-based products (“HCT/Ps”). Title 21, Code of Federal Regulations, Part 1271 (21 CFR Part 1271) provides for a unified registration and listing system, donor-suitability, current good tissue practices, and other requirements that are intended to prevent the introduction, transmission, and spread of communicable diseases by HCT/Ps. More specifically, key elements of Part 1271 include:

•	Registration and listing requirements for establishments that manufacture HCT/Ps;
•	Requirements for determining donor eligibility, including donor screening and testing;
•	Current good tissue practice requirements, which include requirements pertaining to the manufacturer’s quality program, personnel, procedures, manufacturing facilities, environmental controls, equipment, supplies and reagents, recovery, processing and process controls, labeling, storage, record-keeping, tracking, complaint files, receipt, pre-distribution shipment, distribution, and donor eligibility determinations, donor screening, and donor testing;
•	Adverse reaction reporting;
•	Labeling of HCT/Ps; and
•	FDA inspection, retention, recall, destruction, and cessation of manufacturing operations.

Additional FDA laws and regulations apply to cellular therapies comprised of HCT/Ps that are regulated as a drug, biological product, or medical device. (See 21 CFR 1271.10(a)). These laws and regulations include requirements for current Good Manufacturing Practices (“cGMP”). In summary, FDA’s cGMP requirements embody a set of principles that govern a facility’s laboratory and manufacturing operations. These requirements are designed to ensure that a facility’s processes — and products resulting from those processes —  meet defined safety requirements and have the identity, strength, quality and purity characteristics that they are represented to have.

PCT currently collects, processes, stores and manufactures HCT/Ps, as well as manufactures cellular therapy products that are regulated as biological products. DomaniCell also collects, processes, and stores HCT/Ps. Therefore, both PCT and DomaniCell must comply with Part 1271 and with the cGMP guidelines that apply to biological products. PCT’s management believes that other requirements pertaining to biological products, such as requirements pertaining to premarket approval, do not currently apply to PCT because PCT does not intend to market and sell cellular therapy products. However, these additional requirements may apply to companies that PCT incubates and spins off, such as Amorcyte, if these companies pursue marketing of cellular therapy products. Additionally, if either PCT or DomaniCell changes its business operations in the future, the FDA requirements that apply to PCT or DomaniCell may also change.

Compliance with FDA requirements can be time consuming, costly and can result in delays in product approval or product sales. Further, failure to comply with applicable FDA requirements can result in regulatory inspections and associated observations, warning letters, other requirements of remedial action, and, in the case of failures that are more serious, suspension of manufacturing operations, seizure, injunctions, product recalls, fines, and other penalties. PCT believes that its facilities are in material compliance with applicable existing FDA requirements, and intends to continue to comply with new requirements that may apply in the future.

Additionally, FDA, other regulatory agencies, or the United States Congress may be considering, and may enact laws or regulations regarding the use and marketing of stem cells, cell therapy products, or products derived from human cells or tissue. These laws and regulations can affect PCT directly or the business of some of PCT’s clients and therefore the amount of business PCT receives from these clients.

State Regulation of Cell Therapy

Certain state and local governments regulate cell-processing facilities by requiring them to obtain other specific licenses. As required under applicable state law, PCT’s New Jersey and California facilities are licensed, respectively, as a blood bank in New Jersey and as a drug manufacturing facility in California. PCT also maintains licenses with respect to states that require licensure of out-of-state facilities that process cell, tissue and/or blood samples of residents of such states (e.g., New York and Maryland). PCT has the relevant state licenses needed for processing and is AABB (American Association of Blood Banks) accredited for this purpose. PCT’s management believes that it is in material compliance with currently applicable federal, state, and local laboratory licensure requirements, and intends to continue to comply with new licensing requirements that may become applicable in the future.

Certain states may also have enacted laws and regulations, or may be considering laws and regulations, regarding the use and marketing of stem cells or cell therapy products, such as those derived from human embryos. While these laws and regulations should not directly affect PCT’s business, they could affect the business of some of PCT’s clients and therefore the amount of business PCT receives from these clients.

Federal Regulation of Clinical Laboratories

The Clinical Laboratory Improvement Act Amendments of 1988 (“CLIA”) extends federal oversight to clinical laboratories that examine or conduct testing on materials derived from the human body for the purpose of providing information for the diagnosis, prevention, or treatment of disease or for the assessment of the health of human beings. CLIA requirements therefore include those laboratories that handle biological matter. CLIA requires that these laboratories be certified by the government, satisfy governmental quality and personnel standards, undergo proficiency testing, be subject to biennial inspections, and remit fees. The sanctions for failure to comply with CLIA include suspension, revocation, or limitation of a laboratory’s CLIA certificate necessary to conduct business, fines, or criminal penalties. Additionally, CLIA certification may sometimes be needed when an entity, such as PCT or DomaniCell, desire to obtain accreditation, certification, or license from non-government entities for cord blood collection, storage, and processing. PCT has obtained CLIA certification for its facilities in New Jersey. PCT has been advised that, currently, CLIA certification is not required for its PCT facilities in California. However, to the extent that any of the activities of PCT or DomaniCell (for example, with regard to processing or testing blood and blood products) require CLIA certification, PCT intends to obtain and maintain such certification and/or licensure.

Health Insurance Portability and Accountability Act — Protection of Patient Health Information

The Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) require health care plans, health care providers and health care clearinghouses, collectively defined under HIPAA as “Covered Entities,” to comply with standards for the use and disclosure of health information within such organizations and with third parties. These include standards for:

•	Common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures;
•	Unique identifiers for providers, employers, health plans and individuals; and
•	Security and privacy of health information.

Although the obligations of HIPAA only apply directly to Covered Entities, any Covered Entity that uses third parties (referred to in HIPAA as “Business Associates”) to perform functions on its behalf involving the creation or use of certain patient health information is required to have a contract with the Business Associate that limits the use and disclosure of such information by the Business Associate.

While PCT’s management believes that the current business operations of PCT or DomaniCell would not cause either of them to be considered a Covered Entity, there is a risk that due to conflicting interpretations of the regulations, DomaniCell may be a Covered Entity. If DomaniCell is a Covered Entity, there is a risk of liability that DomaniCell may not be complying fully with all HIPAA requirements. PCT has signed Business Associate Agreements where requested by PCT’s customers who are Covered Entities, which would require compliance with certain privacy and security requirements relating to individually identifiable health information created or used in connection with such relationships. PCT is in substantial compliance with such Business Associate Agreements. However, given its complexity and the possibility that the regulations may change and may be subject to changing and even conflicting interpretation, PCT’s ability to comply fully with all of the HIPAA requirements and requirements of its Business Associate Agreements is uncertain. Further, as a result of amendments to HIPAA under the American Recovery and Reinvestment Act of 2009, PCT’s and DomaniCell’s compliance burden has increased and they will be subject to audit and enforcement by the federal government and, in come cases, by state authorities. Further, they are obligated to publicly disclose wrongful disclosures or losses of personal health information.

Stem Cell Therapeutic and Research Act of 2005

The Stem Cell Therapeutic and Research Act of 2005 established a national donor bank of cord blood and created a national network for matching cord blood to patients. The National Marrow Donor Program (NMDP) carries out this legislation, which entails acting as the nation’s Cord Blood Coordinating Center and actively recruiting parents for cord blood donations. The NMDP also administers the National Cord Blood Inventory (NCBI), which has a goal of collecting 150,000 cord blood units that could be used to treat patients all over the United States. Importantly, the legislation also authorized federal funding to support the legislation’s goals for collecting cord blood units.

The existence and proliferation of this public cord blood bank may adversely affect PCT and/or the business of DomaniCell, because parents may opt to donate their newborn’s cord blood to the public registry and to use the public registry if stem cells from cord blood are needed for treatment purposes. In this regard, an important advantage of the national, public cord blood collection system is that it costs nothing for patients to donate their cord blood. Additionally, major medical organizations, including the American Academy of Pediatrics (AAP), the American Medical Association (AMA), the American College of Obstetricians and Gynecologists (ACOG), and the American Society of Blood and Marrow Transplantation (ASBMT) do not recommend private storage, except in very limited instances. Further, this national, public cord blood registry is widely accepted by the medical community, and therefore physicians and others in the health care community may be less willing to use or recommend a private cord blood facility.

Other Applicable Laws

In addition to those described above, other federal and state laws and regulations that could directly or indirectly affect PCT’s ability to operate the business and/or financial performance of PCT and DomaniCell include:

•	State and local licensure, registration and regulation of laboratories, the processing and storage of human cells and tissue, and the development and manufacture of pharmaceuticals and biologics;
•	Other laws and regulations administered by the United States Food and Drug Administration, including the Federal Food Drug and Cosmetic Act and related laws and regulations and the Public Health Service Act and related laws and regulations;
•	Laws and regulations administered by the United States Department of Health and Human Services, including the Office for Human Research Protections;
•	State laws and regulations governing human subject research;
•	Federal and state coverage and reimbursement laws and regulations, including laws and regulations administered by the Centers for Medicare & Medicaid Services and state Medicaid agencies;
•	The federal Medicare and Medicaid Anti-Kickback Law and similar state laws and regulations;
•	The federal physician self-referral prohibition commonly known as the Stark Law, and state equivalents of the Stark Law;

•	Occupational Safety and Health (“OSHA”) requirements;
•	State and local laws and regulations dealing with the handling and disposal of medical waste; and
•	The Intermediate Sanctions rules of the IRS providing for potential financial sanctions with respect to “Excess Benefit Transactions” with HUMC or other tax-exempt organizations.

Enactment of Comprehensive Health Care Reform

In late March 2010, the Federal government enacted a comprehensive health care reform package which consists of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (“Health Reform”). Among other provisions, the Health Reform imposes individual and employer health insurance requirements, provides certain insurance subsidies (e.g., premiums and cost sharing), mandates extensive insurance market reforms, creates new health insurance access points (e.g., State-based health insurance exchanges), expands the Medicaid program, promotes research on comparative clinical effectiveness of different technologies and procedures, and makes a number of changes to how products and services will be reimbursed by the Medicare program. Amendments to the Federal False Claims Act under Health Reform have made it easier for private parties to bring “qui tam” (whistleblower) lawsuits against companies, under which the whistleblower may be entitled to receive a percentage of any money paid to the government.

There are a number of provisions in the Health Reform that may directly impact our customers and, therefore, indirectly affect us. For example, the Health Reform expands the number of individuals that will be covered by either private or public health insurance, which may, in turn, increase the pool of potential purchasers for our customers’ products to the extent they are reimbursable by private or public health insurance. The Health Reform also requires health insurance issuers in the individual and small group markets to cover certain “essential health benefits,” which include prescription drugs and which may increase coverage for our customers’ products. In addition, the Health Reform reduces income and raises costs for our customers through, for instance, the imposition of drug price discounts for Medicare Part D enrollees in the “donut hole” and the imposition of an annual fee on prescription drug and biologic manufacturers. Such provisions may cause our customers to seek to restrain costs in other areas, including the services which we provide.

The Health Reform also authorizes the FDA to approve biosimilar products (sometimes referred to as “generic” biologic products). The new law established a period of 12 years of data exclusivity for the original, reference products in order to preserve incentives for future innovation. The statute also sets forth approval standards for biosimilars, which require a demonstration of biosimilarity via analytical and clinical studies, as well as similarities in the products’ conditions for use, route of administration, and other factors. With the introduction of a pathway for the approval of biosimilars in the United States, demand for our services may increase.

The effective dates of the various provisions within the Health Reform are staggered over the next several years, with some changes occurring immediately. Much of the interpretation of the Health Reform will be subject to administrative rulemaking, the development of agency guidance, and court interpretation. Therefore, the consequences of the Health Reform on PCT’s services are unknown and speculative at this point.

OTHER RELATIONSHIPS BETWEEN THE PARTIES

On January 9, 2009, PCT entered into a Cell Processing and Storage Customer Agreement (the “PCT Agreement”) with NeoStem. Under the PCT Agreement, PCT will provide to NeoStem autologous adult stem cell processing and storage services utilizing cGMP standards. Such services will be provided at both PCT’s California and New Jersey facilities. NeoStem agrees to use PCT for processing and storage services for commercial purposes on an exclusive basis commencing with such time as PCT completes certain preliminary services and is ready and able to start the processing and storage services as required by the agreement. PCT agreed to provide to NeoStem stem cell processing and long term storage services for NeoStem’s business on an exclusive basis. Prior to commencing these services, PCT agreed to provide certain preliminary services consisting of technology transfer and protocol review and revision to ensure that the processing and storage services are cGMP compliant. The agreement sets forth agreed upon fees for the delivery of the services as well as providing for a one-time payment of $35,000 for the preliminary services which has been paid. The agreement is for a four year term, subject to earlier termination on 365 days notice as set forth in the agreement. Pursuant to the PCT Agreement, in April 2009, NeoStem’s cryopreservation operations were transferred from NeoStem’s California facility to PCT’s California facility.

As of December 31, 2009, NeoStem, NeoStem (China), Inc., (“NeoStem China”) its subsidiary, and PCT entered into an Agreement whereby NeoStem and NeoStem China engaged PCT to perform the services necessary to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment and the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirement applicable to the program under the laws of the People’s Republic of China. The aggregate cost of the program, including the phase 1 equipment purchases, is expected to be approximately $3 million.

PCT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following section should be read in conjunction with the Progenitor Cell Therapy, LLC (“PCT”) consolidated financial statements and related notes and other financial information included elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus, including this section, contains forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act that involve substantial risks and uncertainties. Such statements include, without limitation, all statements as to expectation or belief and statements as to PCT’s future results of operations; the progress of PCT’s research, product development and clinical programs; the need for, and timing of, additional capital and capital expenditures; partnering prospects; costs of manufacture of products; the protection of, and the need for, additional intellectual property rights; effects of regulations; the need for additional facilities; and potential market opportunities. PCT’s actual results may vary materially from those contained in such forward-looking statements because of risks to which PCT is subject, including those discussed in this section and elsewhere in this joint proxy statement/prospectus, particularly under the heading, “Risk Factors.” Among those risks is the fact that there is uncertainty as to the continuation of the current agreements PCT has with PCT’s customers relating to cell processing services and other consulting services; uncertainties in PCT’s ability to obtain the capital resources needed to continue PCT’s current cell processing research and development operations and to conduct the cell processing services currently rendered to PCT’s customers; the uncertainty regarding PCT’s ability to obtain a corporate partner or partners, if needed, to support the development and commercialization of PCT’s cell processing services; the risk that we may not be able to manufacture additional master and working cell banks when needed; the uncertainty whether we will achieve significant revenue from product and service sales or become profitable; obsolescence of PCT’s technologies; competition from third parties; intellectual property rights of third parties; litigation risks; and other risks to which PCT is subject. All forward-looking statements attributable to us or to persons acting on PCT’s behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth herein and elsewhere in this joint proxy statement/prospectus, particularly under the heading “Risk Factors”.

Major Events Affecting PCT and Financing and Equity-Related Activities

Mortgage

On October 31, 2007, Progenitor Cell Therapy, LLC (“PCT”) through its wholly owned subsidiary PCT Allendale LLC, (“Allendale” or “PCT Allendale”) executed and delivered a mortgage (the “Mortgage”) and a note to borrow $3,120,000 (the “Note”) in connection with its $3,818,500 purchase of condominium units of an existing building in Allendale, New Jersey that PCT uses as a laboratory and stem cell processing facility. The Allendale facility is hereinafter referred to as the “Property” or the “Allendale Property”. The Note is payable in equal monthly installments of principal and interest, based on a 20 year amortization schedule.

The current monthly installment is $20,766, which includes interest at an initial rate of 5.00%, subject to adjustment on October 1, 2017. On that date, upon prior written notice, the lender has the option to declare the entire outstanding principal balance, together with all outstanding interest, due and payable in full. The Note is secured by a first mortgage on the Property and assignment of an amount approximately equal to eighteen months debt service held in escrow. The Note matures on October 1, 2027 if not called by the lender on October 1, 2017. The Note is subject to certain debt service coverage and total debt to tangible net worth financial covenant ratios semi-annually. Historically PCT has not been able to meet the debt to tangible net worth covenant and PCT does not anticipate that it will meet it at December 31, 2010, the next measurement period. In the past the bank has been willing to waive compliance. PCT was not in compliance with such covenants through June 30, 2010, and has obtained a covenant waiver letter from the lender for all periods through June 30, 2010. The outstanding balance was approximately $2,844,000 at September 30, 2010 and $2,921,000, $3,019,000 and $3,105,000 at December 31, 2009, 2008 and 2007, respectively.

During October 2010 PCT Allendale applied for a second mortgage in the amount of $1 million on the Allendale Property and November 3, 2010 executed a Commitment Letter from TD Bank, N.A. This loan would be guaranteed by PCT, DomaniCell, NNJCA and certain partners of NNJCA and is subject to a financial covenant starting December 31, 2011. The loan is for 124 months at a fixed rate of 6% for the first 64 months. The loan is callable for a certain period prior to the interest reset date. The initial four months is interest only. It is expected that we will close on the loan by the beginning of December 2010.

Equity Offering

On April 30, 2009, with the receipt of $229,444, PCT closed out Private Placement #4 (the “Offering”). In connection with private placement offerings of its member interests in 2008 and 2009, PCT sold a total of 365,177 member interests (approximately 5% of the membership interests outstanding with the close of the Offering) in exchange for gross proceeds of $2,354,444, of which $2,125,000 was received during the fourth quarter of 2008 and $229,444 in the second quarter of 2009.

NNJCA Line of Credit

On March 14, 2008 PCT arranged for a $2,000,000 line of credit (the “NNJCA Line”) with Northern New Jersey Cancer Associates (“NNJCA”). Dr. Andrew Precora, PCT’s Chief Executive Officer is also Co-Managing Partner of NNJCA. The term of the NNJCA Line was one year. Interest on amounts drawn on the NNJCA Line accrued at the prime rate plus 2% and were payable monthly. NNJCA had the right to receive payment of the outstanding balance in cash or in membership interests of PCT. For purposes of calculating the membership interests that NNJCA was to receive at its option, PCT was to be valued at the valuation offered to investors with PCT’s next round of equity financing. A one-time origination fee of $20,000 was paid in April 2008 for the NNJCA Line.

On March 26, 2008, PCT borrowed $1,500,000 against the NNJCA Line and used $1,000,000 of the proceeds to repay in full a term loan borrowed in December 2007. The balance remaining on the NNJCA Line at fiscal year-end December 31, 2008 was $500,000. As of April 14, 2009, the entire amount outstanding on the NNJCA Line was re-paid.

On September 14, 2009, PCT entered into a new line of credit and security agreement with NNJCA for $3,000,000 (the “New Line”). The New Line has an interest rate of 5.5% accruing on the first $2,000,000 and 6% on amounts drawn above $2 million and was due and payable on June 30, 2010. By June 30, 2010 PCT drew down the full amount of the New Line. Prior to amendment, the New Line, was due and payable on June 30, 2010. The New Line was subsequently amended on June 30, 2010, as described below. The amounts outstanding under the New Line are secured by substantially all of the assets of PCT. In conjunction the New Line, a seven year warrant to purchase 73,052 Shares of PCT member interests (approximately 1%) at an exercise price of $6.16 per Share was issued by PCT to NNJCA (the “Warrant”). The Warrant expires September 14, 2016. This transaction resulted in deferred financing cost of approximately $326,000, which is being amortized to interest expense over the term of the New Line.

On June 30, 2010, the New Line was amended to provide for a credit line of $3,400,000; the entire principal amount outstanding together with accrued interest is due and payable on June 30, 2011. On that date, PCT drew the remaining $400,000 under the New Line as amended. Of the $3,400,000 outstanding under the New Line, the first $2,000,000 is subject to a 5.5% interest rate and $1,400,000, is subject to an interest rate of 6%. The amended agreement entitles the holder to purchase at its option, up to an additional 85,000 Shares of PCT member interests (approximately 1%) at an exercise price of $4.00 per Unit. This amended transaction resulted in deferred financing cost of approximately $392,000, which will be amortized to interest expense over the term of the New Line. At September 30, 2010, the unamortized portion of deferred financing costs was approximately $294,000.

PCT — Critical Accounting Policies and the Use of Estimates

The accompanying discussion and analysis of PCT’s financial condition and results of operations are based on PCT’s Consolidated Financial Statements and the related disclosures, which have been prepared in accordance with accounting principles generally accepted in the United States (GAAP). The preparation of these Consolidated Financial Statements requires management to make estimates, assumptions, and judgments that affect the reported amounts in PCT’s Consolidated Financial Statements and accompanying notes. These estimates form the basis for making judgments about the carrying values of assets and liabilities. We base PCT’s estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, and PCT has established internal controls related to the preparation of these estimates. Actual results and the timing of the results could differ materially from these estimates.

Revenue Recognition

PCT enters into contracts with corporations, hospitals, private physicians, physicians’ practices and medical centers for the processing of human cells in patient specimens. The cell processing involves multiple related sequential procedures. PCT recognizes revenue from cell processing of patient specimens as a multiple element arrangement in accordance with Codification Topic 605: “Revenue Recognition.” In accordance with Topic 605, the Company recognizes revenue when there is persuasive evidence of an arrangement, title and risk of loss have passed, product is shipped or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

Thus, revenue resulting from the processing of a patient’s specimen is recognized upon completion of the processing. If revenue is deferred because such processing is not complete, the associated costs, if material, are also deferred and are classified as deferred costs on the accompanying Consolidated Balance Sheets. Milestone contract billings in excess of revenue recognized are included in deferred revenue on the balance sheet. Because of the duration of many of PCT’s customer projects, and the required time to complete the earnings process under such customer projects, a significant amount of PCT’s billings are not recognized at the time of billing. As a result the amount of revenue recognized in any particular period is dependent on timing of when the contract commences, and the period in which the earnings process is complete. Further, PCT must continually refill its pipeline with new projects, therefore the amount of billings in any period (whether recognized or deferred) is dependent upon the utilization of resources in the fulfillment of customer contracts.

PCT also provides a cell storage service, for which a separate defined fee is charged. Revenue for cell storage services is deferred and recognized ratably over the storage period. In certain instances, PCT will charge a customer a single fee, which will include cell processing and storage. In these situations, the fair value fee of the storage is separated from the total fee, and is deferred and recognized pro rata over the cell storage period.

PCT has adopted the requirements of ASC Codification Topic 605: “Revenue Recognition,” for recognizing revenue on reimbursed program costs. This pronouncement allows PCT to record its contractual expense reimbursements as a component of its revenue on a gross basis, since it is the primary obligor of the reimbursable costs, has discretion over the supplier choice and bears the underlying credit risk. PCT will reflect the expense reimbursements received as revenue and the related expenses as a contra revenue account.

Income Taxes

PCT, Allendale and DomaniCell are organized as limited liability companies, which are treated as partnerships for income tax purposes. Accordingly, there is no provision for income taxes in the accompanying financial statements. Individual owners have the responsibility to include their share of taxable income or to deduct their share of PCT’s losses in their own income tax return.

Results of Operations

Nine Months Ended September 30, 2010 and 2009

Total revenues from Clinical services for the nine months ended September 30, 2010 and 2009 were $6,807,000 and $6,373,000 respectively. PCT bills clients upon the attainment of milestones or other contractual terms. On an “as billed basis” billings for the nine months ended September 30, 2010 were approximately $8,409,000 compared to $7,653,000 for the same period for 2009, therefore, billings actually increased by approximately 10% or $756,000. The increase in billings over recognized revenue resulted in an increase in deferred revenue and deferred project costs. Billings to NeoStem for services rendered for the nine months ended September 30, 2010 and 2009 were approximately $373,000 and $251,000 respectively. The chart below approximates the Company’s billings by category and related changes in deferred revenue:

	Nine months ended
	September 30, 2010			September 30, 2009
	Billings	Change in Deferred Revenue	Revenue	Billings	Change in Deferred Revenue	Revenue
Stem cell processing	$2,102	$—	$2,102	$2,013	$—	$2,013
Umbilical cord processing	252	—	252	755	—	755
Cell therapy development	5,438	(2,172)	3,266	4,625	(1,280)	3,345
Consulting projects	599	570	1,169	254	—	254
Other	18	—	18	6	—	6
Total billings	$8,409	$(1,602)	$6,807	$7,653	$(1,280)	$6,373

Stem cell processing revenue is generated primarily from a contract with the bone marrow transplant center at Hackensack University Medical Center (HUMC), an investor in PCT and therefore a related party. Revenue derived from this contract was approximately $1,601,000 and $1,508,000 for the nine months ended September 30, 2010 and 2009 respectively. In January 2009, PCT and NeoStem entered into a stem cell processing agreement and revenues derived from this contract were approximately $30,000 and $76,000 for the nine months ended September 30, 2010 and 2009 respectively. Overall stem cell processing revenue increased approximately 4% due to additional processing for two clients.

Umbilical cord revenue is generated from a combination of marketing efforts of DomaniCell to expectant parents and cryopreservation contracts with other cord blood banks. Umbilical cord revenue dropped by approximately 67% as the result of a significant drop in revenue from one client who established it own umbilical cord banking operation.

In December, 2009 PCT and NeoStem entered into a consulting agreement to manage the construction of a stem cell processing lab in Beijing, China. PCT has billed NeoStem approximately $343,000 and approximately $251,000 during the nine months ended September 30, 2010 and 2009 respectively. During the nine months ended September 30, 2010 PCT recognized approximately $570,000 of previously deferred revenue related to this contract. The contract with NeoStem accounted for a substantial portion of the increase in revenue related to consulting projects. The balance of the increase in consulting project revenues was due to a foreign client for whom PCT is acting as its representative to the FDA as well as advising on advancing its protocol.

Billings for Cell Therapy Development increased approximately 18% however revenue recognized from this service area decreased by approximately 2%. The increase in billings for Cell Therapy Development was due to billings to a new client. The smaller increase in cell therapy development revenue was due to the duration of the contracts resulting in increased deferred revenue and delay recognition until the contact is completed.

Clinical services expenses consists of: lab operating expenses, client reimbursable supplies, including lab staff, specialized lab cleaning services, environmental monitoring, and use of specialized clean room appropriate gowning and expenses associated with maintaining a the lab in accordance with cGMP — compliance standards. PCT’s Clinical services operating expenses for the nine months ended September 30, 2010 and 2009 were $4,428,000 and $3,984,000 respectively, reflecting an increase of $443,000 or 11%. This increase is mainly attributed to an increase of labor expense, including employee benefits, and payroll taxes for the nine months September 30, 2010 compared to the nine months ended September 30, 2009. These costs were $2,709,000 and $2,118,000 respectively, for a $592,000 increase or 28%. This increase is a result of PCT hiring of additional operating personnel for anticipated new business and its move to the new facility in Allendale. The cost of setting-up and validating the new Allendale facility was approximately $199,000 for the nine months ended September 30, 2010 and $0 for the same period in 2009. The impact of these non-client specific cost increases was partially offset by an increase in the cost associated with volume of customer projects in process during the nine months ended September 30, 2010 which were capitalized as deferred project costs. Overall costs vary as a result of the different services provided to each client. Each contract is tailored to meet PCT’s clients’ specific requirements, in part driven by the stage of development of PCT’s clients’ cell therapy products, and thus each contract is unique, and costs related to each contract vary.

Selling, general and administrative expenses were $4,483,000 for the nine months ended September 30, 2010 as compared to $3,396,000 for the comparative period in 2009 for an approximate $1,087,000 increase or 32%. During the nine months end September 30, 2010 PCT pursued several strategic business opportunities which increased PCT’s legal fees and other professional fees by approximately $720,000, including approximately $200,000 transaction costs relating to the Merger with NeoStem. In addition, selling, general and administrative expenses increased as a result of the move to the new Allendale facility and expansion in anticipation of new business. Increases related to the anticipated growth and move to the new facilities for the comparative periods were seen in, depreciation $720,000 from $642,000, a $78,000 increase or 12%, and utilities $132,000 from $28,000 for an increase of $104,000 or 371%, building maintenance $52,000 from $7,000, a $45,000 increase or 642%. Another increase for the comparative periods was seen in travel and entertainment of approximately $135,000 due to exploring new business opportunities.

Interest expense for the nine months ended September 30, 2010 was $520,000 and $131,000 for the nine months ended September 30, 2009. Interest expense for the nine months ended September 30, 2010 is mainly comprised of: $304,000 relating to the amortization of Deferred Financing Costs (non-cash) arising from the issuance of warrants for the provider of the line of credit facility; $100,000 for interest on the mortgage for the Allendale Property (the “mortgage”) (see Note 4 — Long term Debt to the Notes to PCT’s consolidated financial statements, included elsewhere in this joint proxy statement / prospectus) and $115,000 interest relating to the New Line. The $131,000 for the nine months ended September 30, 2009 is comprised of $113,000 mortgage interest and $17,000 relating to the amortization of Deferred Financing Costs (non-cash).

Years Ended December 31, 2009, 2008, and 2007

Total revenues from Clinical services for the years ended December 31, 2009, 2008, and 2007 were $8,238,000, $9,742,000 and $6,990,000 respectively. On an “as billed basis” billings for the years ended December 31, 2009, 2008, and 2007 were $11,233,000, $8,682,000, and $8,190,000 respectively. Thus, on an “as billed basis” billings actually increased in each of the years, billings in the year 2009 increased approximately $2,551,000 or 29% from 2008, and billings in 2008 increased approximately $492,000 or 6% from 2007. While each contract is unique, the chart below approximates the Company’s billings by category and changes in related deferred revenue:

	Twelve months ended
	December 31, 2009			December 31, 2008			December 31, 2007
	Billings	Change in Deferred Revenue	Revenue	Billings	Change in Deferred Revenue	Revenue	Billings	Change in Deferred Revenue	Revenue
Stem cell processing	$2,653	$—	$2,653	$2,743	$—	$2,743	$2,485	$—	$2,485
Umbilical cord processing	1,146	—	1,146	957	—	957	374	—	374
Cell therapy development	6,480	(2,425)	4,055	4,802	1,060	5,862	5,237	(1,200)	4,037
Consulting projects	946	(570)	376	104	—	104	87	—	87
Other	8	—	8	76	—	76	7	—	7
Total billings	$11,233	$(2,995)	$8,238	$8,682	$1,060	$9,742	$8,190	$(1,200)	$6,990

Stem cell processing revenue is generated primarily from a contract with the bone marrow transplant center at Hackensack University Medical Center (HUMC), an investor in PCT and therefore a related party. Revenues derived from this contract were approximately $2,004,000, $2,238,000 and $2,259,000 for the years ended December 31, 2009, 2008, and 2007 respectively. In January 2009, PCT and NeoStem entered into a stem cell processing agreement and revenues derived from this contract were approximately $86,000 for the year-ended December 31, 2009. In 2009 stem cell processing revenue decreased by approximately 3% due to the reduction in revenue from HUMC partially offset by increases in revenue from NeoStem and another client. In 2008 stem cell processing revenue increased by approximately 10% due to an increase in revenue from HUMC and one other client.

Umbilical cord revenue is generated from a combination of marketing efforts, by PCT’s DomaniCell umbilical cord banking operation to expectant parents and cryopreservation service agreements with other umbilical cord blood banks. In 2009 Umbilical cord revenue increased by approximately 20% as the result of the service agreement with the umbilical cord blood bank that started in 2008. In 2008, Umbilical cord revenue increased by approximately 156% as the result of entering into a service agreement with umbilical cord blood bank.

In December 2009, PCT and NeoStem entered into a consulting agreement to manage the construction of a stem cell processing lab in Beijing, China. In 2009, PCT billed NeoStem approximately $746,000 in connection with this contract but only recognized approximately $176,000 of revenue in 2009. In 2009, consulting revenue increased by 262% due to, in addition to NeoStem, one other client. In 2008, consulting revenue increased by 20% due to the addition of two clients.

In 2009, billings for Cell Therapy Development increased approximately 35% however revenue recognized from this service area decreased 31%. The increase in billings for Cell Therapy Development was due to increases in billings to several clients partially offset by a significant reduction in one client. The length of contracts started in 2009 resulted in approximately 37% of the revenue billed in 2009 to be deferred at December 31, 2009 and a 31% decrease in revenue being recognized.

In 2008, billings for Cell Therapy Development decreased approximately 8% however revenue recognized from this service area increased by 45%. In 2008, PCT completed a number of contracts that were started in 2007 which resulted in an increase in recognized revenue. However the timing between the completion of contracts and the start of new contracts resulted in the 8% decrease in billings in 2008.

PCT’s Clinical services operating expenses for the years ended December 31, 2009, 2008, and 2007 were $5,480,000, $6,618,000 and $4,979,000 respectively, which reflects a decrease of approximately $1,138,000 or 17% in the calendar year 2009 as compared to the same period for 2008 and an increase of $1,639,000 or 33% when comparing the years 2008 to 2007. These variances move in proportion to the variances in the revenue accounts, which are affected primarily by the timing of the completion of the earnings process under the customer contracts. Overall costs vary as a result of the different services provided to each client. Each contract is tailored to meet PCT’s clients’ specific requirements, in part driven by the stage of development of PCT’s clients’ cell therapy products, and thus each contract is unique, therefore, costs related to each contract vary.

Selling, general and administrative expenses were $4,370,000, $3,689,000 and $5,051,000 for the years ended December 31, 2009, 2008, and 2007 respectively. The approximate $681,000 increase or 18%, for the year 2009 as compared to the year 2008 was a result of PCT’s expansion for anticipated new business and PCT’s move to Allendale, which resulted in increases in labor and related expenses in the amount of approximately $733,000. This increase in labor costs was partial offset by a reduction of selling expenses of about $88,000. The decrease in the year ended December 31, 2008 as compared to 2007 of $1,362,000 or 27% was attributed to significant reductions in labor and related costs of approximately $431,000, selling and marketing expenses of approximately $217,000, and professional fees of about $696,000. The reductions were a combination of headcount reduction, a scale back of management bonuses, a decision to scale back marketing not renewing consulting arrangements and reducing legal costs.

Interest expense for the years ended December 31, 2009, 2008, and 2007 were $280,000, $248,000, and $56,000 respectively. Interest expense for the year ended December 31, 2009 included approximately $151,000 of mortgage interest, $120,000 of amortization (non-cash) of Deferred Financing Cost (non-cash) arising from the issuance of the warrants for the provider of the line of credit facility and $17,000 interest relating to the NNJCA credit line. Interest expense for the year ended December 31, 2008 included approximately $153,000 for mortgage interest and $77,000 for the NNJCA Line. Interest for the year ended December 31, 2007 included approximately $49,000 for mortgage interest. No warrants were issued for debt incurred prior to 2009.

Liquidity and Capital Resources

PCT had cash and cash equivalents at September 30, 2010 of $193,000. PCT had cash and cash equivalents of $1,127,000, $1,582,000 and $1,214,000 at December 31, 2009, 2008, and 2007 respectively. The nine months ended September 30, 2010 reflects $308,000 net cash used in operating activities and

$2,303,000 net cash provided by financing activities, offset by $2,930,000 net cash used in investing activities. The aforementioned $2,930,000 was principally used for the purchase of property and equipment for PCT’s Allendale facility which PCT started to build-out in the second half of 2009. Cash flows from financing activities for the nine months ended September 30, 2010 reflected $2,320,000 proceeds from the NNJCA (a related party) credit line (“New Line”) as compared to $0 for the same period in 2009. Proceeds from short term loans from NNJCA and others for the years ended December 31, 2009, 2008 and 2007 were $1,080,000, $1,500,000, and $4,120,000 respectively. In addition, funds were provided by contributions by members of $0 for the nine months ended September 30, 2010 compared to approximately $229,000 for the same period in 2009. Contributions by members were approximately $229,000, $2,125,000, and $0 for the years ended December 31, 2009, 2008, and 2007 respectively.

As of September 30, 2010 PCT had a negative working capital of $6,977,000. Without the effect of deferred revenue and deferred cost, PCT’s working capital as September 30, 2010 is a negative $4,696,000, of which approximately 83% is comprised of the $3,400,000 loan drawn under the NNJCA New Line and the $500,000 funding obligation to Amorcyte.

On May 19, 2006, the PCT entered into a line of credit agreement with Amorcyte Inc. (“Amorcyte”), an entity which was spun out of the PCT in 2005, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%. The line of credit agreement was a condition to Amorcyte closing the Series A Preferred Stock Financing rounds completed during 2006, and therefore could be required to be funded by PCT at the discretion of Amorcyte. PCT did not loan any amount to Amorcyte under this agreement through September 30, 2010; however, the maximum obligation of $500,000 was recorded as a liability. The Amorcyte line of credit agreement expires on the earlier of (i) the date on which PCT declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date.

Since its inception PCT has financed its operations through the sale of PCT membership interests, incurring a mortgage on PCT’s Allendale property, short term loans, and credit-lines, revenue from cell processing arrangements and research grants. Reference is made to the NNJCA New Line as amended and Warrant as described above pursuant to which PCT has drawn $3,400,000 and credited deferrals and amortization amounts as set forth above. Reference is also made to the Note and Mortgage relating to the Allendale property referred to above.

During October 2010 PCT Allendale LLC applied for a second mortgage on the Allendale Property in the amount of $1 million and was issued a Commitment Letter from TD Bank, N.A. This loan would be guaranteed by PCT, DomaniCell, NNJCA and certain partners of NNJCA. The loan is for 124 months at a fixed rate of 6% for the first 64 months. The loan is subject to call by the bank during a set period prior to the interest reset date. The initial four months is interest only. PCT expects to close on the loan by the beginning of December 2010. PCT intends to use $400,000 of the proceeds of the loan to pay down the obligation to NNJCA of $3,400,000.

Future maturities of long-term debt, including the borrowings under the NNJCA facility, and PCT’s operating lease obligations at September 30, 2010 are:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Long-Term Debt Obligations – Mortgage	$2,843,640	$107,527	$356,808	$378,486	$2,000,819
Short-Term Loan Obligation – related party	3,400,000	3,400,000
Funding Obligation – Amorcyte	500,000	500,000
Short-Term Loan Obligation – other	59,942	59,942
Operating Lease Obligations	734,815	595,933	138,882
Totals	$7,538,397	$4,663,402	$495,690	$378,486	$2,000,819

PCT has had a history of net losses and may continue to incur such losses in the near future. PCT has limited capital resources to fund its operations. NNJCA, an affiliate company of PCT’s Chief Executive Officer has provided the New Line short-term financing, in the amount of $3,400,000, as of September 30, 2010. The loan is due and payable June 30, 2011. The economic down-turn and the current business environment have affected PCT’s ability to raise capital and expand PCT’s business. Positive and negative movements in the capital markets and cell therapy services will continue to pose opportunities and challenges to us. In addition, PCT operates in a competitive industry and is subject to the timing of receiving and fulfilling of requirements under customer contracts. Should projected future operations be negatively impacted for any reason, and if PCT cannot obtain external financing, future operations would need to be scaled back or discontinued.

PCT has entered into an agreement of merger with NeoStem, Inc., a public company, which is subject to approval of both companies’ shareholders and members. Although there can be no assurance that the transaction will be approved and all closing conditions met, the transaction is expected to formally close by the end of 2010 or in January 2011. PCT believes there is adequate liquidity at September 30, 2010 from future projected operating results, cost containment opportunities, and financing opportunities (including from NeoStem), and the proposed second mortgage to fund future operations through the summer of 2011. There can be no assurance that any such financing will be available and if available may be dilutive to members and subject to restrictive conditions and terms.

MANAGEMENT OF THE COMBINED COMPANY AFTER THE MERGER

The following table provides information about the intended directors and executive officers* of the combined company assuming completion of the Merger during 2010.

Name	Age	Position	Expiration of Director Term
Robin L. Smith, M.D.	45	Chief Executive Officer and Chairman of the Board	2012
Larry May	61	Vice President and Chief Financial Officer	—
Catherine Vaczy	49	Vice President and General Counsel	—
Alan G. Harris, M.D., Ph.D.	60	Vice President of Regenerative Medicine, Drug Development and Regulatory Affairs	—
Anthony Salerno	57	Vice President of Operations and Academic Affairs
Christopher Duignan	35	Vice President of Finance
Madam Zhang Jian	49	Vice President of Pharmaceutical Operations, NeoStem and General Manager, Erye	—
Edward C. Geehr, M.D.	61	Director	2011
Richard Berman	68	Director	2012
Steven S. Myers	64	Director	2011
Drew Bernstein	54	Director	2013
Shi Mingsheng	58	Chairman of the Board, Eyre and Director	2013
Eric H.C. Wei	54	Director	2013
Ian Zhang	46	President and Managing Director of NeoStem (China), Inc.	—
Andrew L. Pecora(1)	53	Director	(3)
Robert A. Preti(2)	53	President of PCT	—

(1)	The Agreement and Plan of Merger provides that as soon as reasonably practical after the Closing, Andrew Pecora will be invited to join the Board of Directors of NeoStem, and NeoStem will use its reasonable best efforts to cause Dr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends.
(2)	Upon consummation of the Merger, Robert Preti will serve as President of PCT and as Chairman of the to be formed Quality Assurance and Ethics Committee.
(3)	NeoStem will determine in which class Dr. Pecora will be placed.

Robin L. Smith

Dr. Robin L. Smith joined NeoStem as Chairman of its Advisory Board in September 2005 and, effective June 2, 2006, became the Chief Executive Officer and Chairman of the Board. Dr. Smith, who received a medical degree from Yale University in 1992 and a master’s degree in business administration from the Wharton School in 1997, brings to NeoStem extensive experience in medical enterprises and business development. From 2000 to 2003, Dr. Smith served as President & Chief Executive Officer of IP2M, a multi-platform media company specializing in healthcare. During her term, the company was selected as being one of the ten fastest growing technology companies in Houston. IP2M was sold to a publicly-traded company in February 2003. Previously, from 1998 to 2000, she was Executive Vice President and Chief Medical Officer for HealthHelp, Inc., a National Radiology Management company that managed 14 percent of the healthcare dollars spent by large insurance companies.

Dr. Smith has acted as a senior advisor to, and investor in, both publicly-traded and privately-held companies including but not limited to CBH, Phase III Medical (NeoStem’s predecessor), the Madelin Fund, HC Innovations Inc., Navstar Media Holdings, Strike Force, Health Quest, Red Lion Partners and All American Pet, where she has played a significant role in restructuring and or growing the companies. Dr. Smith served on the Board of Directors of two privately held companies, Talon Air and Biomega, and also served on the Chemotherapy Foundation Board of Trustees and The New York Theatre Ballet. She currently serves on the Board of Trustees of the NYU Medical Center Board, is a member of of the Board of Directors for the New York University Hospital for Joint Diseases and serves on the Board of Choose Living. Dr. Smith is the President and serves on the Board of Directors of The Stem for Life Foundation.

Larry A. May

Mr. May, the former Treasurer of Amgen (NASDAQ GS: AMGN), one of the world’s largest biotechnology companies, initially joined NeoStem to assist with licensing activities in September 2003. He became an officer of NeoStem upon NeoStem’s acquisition of the business of NS California in January 2006. For the last 25 years, Mr. May has worked in the areas of life science and biotechnology. From 1983 to 1998, Mr. May worked for Amgen as Corporate Controller (1983 to 1988), Vice President/Corporate Controller/Chief Accounting Officer (1988 to 1997), and Vice President/Treasurer (1997 to 1998). At Amgen, Mr. May helped build Amgen’s accounting, finance and IT organizations. From 1998 to 2000, Mr. May served as the Senior Vice President, Finance & Chief Financial Officer of Biosource International, Inc., a provider of biologic research reagents and assays. From 2000 to May 2003, Mr. May served as the Chief Financial Officer of Saronyx, Inc., a company focused on developing productivity tools and secure communication systems for research scientists. From August 2003 to January 2005, Mr. May served as the Chief Financial Officer of NS California. In March 2005, Mr. May was appointed CEO of NS California and in May 2005 he was elected to the Board of Directors of NS California. He received a Bachelor of Science degree in Business Administration & Accounting in 1971 from the University of Missouri.

Catherine M. Vaczy

Ms. Vaczy joined NeoStem in April 2005 as Vice President and General Counsel. Ms. Vaczy is responsible for overseeing NeoStem’s legal affairs. From 1997 through 2003, Ms. Vaczy held various senior positions at ImClone Systems Incorporated, a then publicly-traded company developing a portfolio of targeted biologic treatments to address the medical needs of patients with a variety of cancers, most recently as its Vice President, Legal and Associate General Counsel. While at ImClone, Ms. Vaczy served as a key advisor in the day-to-day operation of the company and helped forge a number of important strategic alliances, including a $1 billion co-development agreement for Erbitux®, the company’s targeted therapy approved for the treatment of metastatic colorectal and head and neck cancers. From 1988 through 1996, Ms. Vaczy served as a corporate attorney advising clients in the life science industry at the New York City law firm of Ross & Hardies. Ms. Vaczy is Secretary and serves on the Board of Directors of The Stem for Life Foundation. Ms. Vaczy received a Bachelor of Arts degree in 1983 from Boston College and a Juris Doctor from St. John’s University School of Law in 1988.

Alan G. Harris

Dr. Harris has been NeoStem’s Vice President of Regenerative Medicine, Drug Development and Regulatory Affairs since July 2009. In June 2009, Dr. Harris was a consultant to NeoStem, providing strategic advice in connection with its research and development initiatives. Prior to joining us, he was a Senior Vice President and Chief Medical Officer of NPS Pharmaceuticals Inc., a biotechnology company focused on the development of therapeutics for rare gastrointestinal and endocrine disorders with high-unmet medical needs. From February 2006 to December 2007 he was Chief Medical Officer of Manhattan Pharmaceuticals, Inc., a specialty healthcare product company focused on developing products for obesity and psoriasis. Prior to this, from January 2004, Dr. Harris was head of the Worldwide Medical Endocrine Care group at Pfizer, Inc. (NYSE: PFE) in New York City, where he oversaw the Medical Affairs clinical development of the growth hormone Genotropin® for the treatment of pediatric short stature conditions and of GH deficiency in adults, Pegylated GH antagonist Somavert®, for the treatment of GH producing tumors. Prior to Pfizer he served in a number of capacities at Schering-Plough Corporation (Kenilworth, NJ) from 1995 to 2003, most recently as vice president, Global Healthcare Research & Outcomes, where he represented the Medical Affairs Department at Schering-Plough in the joint venture with Merck in the clinical development of the novel cholesterol absorption inhibitor medication, ezetimibe (Zetia®). Other responsibilities at Schering-Plough included Medical Affairs research in products (Claritin® Nasonex®, Asmanex®) for the treatment of allergic conditions and asthma, Hepatitis C (Peg-Intron®) and Cardiovascular and Metabolic diseases. During his tenure at Sandoz (Novartis) Pharmaceuticals in Basel, Switzerland (1984-1991), Dr. Harris headed the clinical development of the first long-acting somatosatatin analog, octreotide (Sandostatin®), approved worldwide for the treatment of hormone producing gastrointestinal endocrine tumors (carcinoids, VIPomas) and growth hormone producing tumors (acromegaly). Dr. Harris received an M.D. degree cum laude from the Louis Pasteur Faculty of Medicine, University of Strasbourg, France and a Ph.D. in Endocrinology from Erasmus University, Rotterdam, The Netherlands. He is currently an adjunct professor of medicine at New York

University Medical School and visiting professor of medicine in the Department of Endocrinology at Liege University Medical School, Belgium and in the Department of Pharmacology and Clinical Toxicology at the University Hospital of Lausanne, Switzerland. Dr. Harris is a Fellow of the American College of Physicians, the Royal College of Physicians (UK). Dr. Harris was Associate Professor of Medicine of UCLA School of Medicine, Director of the Division of Clinical Pharmacology in the Department of Medicine with a joint appointment as Medical Director of the Department of Technology Development and Transfer and Clinical Trials at Cedars-Sinai Medical Center/UCLA School of Medicine, Los Angeles (1992-1994). He was co-chairman of the R&D Sub Committee of the Biotechnology Industry Organization (BIO) (1992-1998) and has served on the NIH Center for Scientific Review Special Emphasis Panel for Clinical Cardiovascular Sciences Study Section from 1998-2002. Dr. Harris served on the editorial boards of several international peer reviewed medical journals and has authored 120 peer reviewed scientific papers.

Anthony Salerno

Mr. Salerno joined NeoStem in August, 2009 as its Vice President of Strategic Development and Adademic Affairs and effective June 2010 became its Vice President of Operations and Academic Affairs and has more than 25 years of experience as an executive and entrepreneur in the life sciences industry. From 2008 to 2009, he served as Vice President Strategic Business Development with GenomeQuest, Inc., where he was responsible for guiding their entry into the next-generation DNA sequencing bioinformatics market. From 2002 through 2007, Mr. Salerno was Director, Market and Business Intelligence with Agilent Technologies, Inc. (NYSE: A) where he built and managed a global team charged with providing strategic insights to their $2 billion Life Science and Chemical Analysis division. Before joining Agilent, he was a successful entrepreneur with notable accomplishments in technology planning, market development and strategy. Mr. Salerno was Founder and President of VectorObjects LLC, the earliest commercial entrant in the emerging field of synthetic biology, and was Managing Director of BioDynamics Associates, a life sciences marketing and strategy consulting firm. In addition, he was Senior Marketing Consultant at Vysis, Inc., now part of Abbott Diagnostics (NYSE: ABT), and also the founding Vice President, Sales and Marketing at Tropix, Inc. now part of Life Technologies, Inc. (NYSE: LIFE). He began his career in the clinical diagnostics industry, and managed several product lines for Diagnostic Products Corporation, recently acquired by Siemens AG (NYSE: SI). Mr. Salerno obtained his Bachelor of Arts degree from the College of the Holy Cross, and studied biochemistry and molecular biology in the Graduate School of Arts and Sciences, Harvard University.

Christopher Duignan

Mr. Duignan was the Senior Vice President of Finance at Advaxis, Inc. (OTCBB: ADXS) from September 2009 until he joined NeoStem as its Vice President of Finance in November 2009. Prior to Advaxis, Mr. Duignan was the Chief Financial Officer of Enliven Marketing Technologies Corporation (NASDAQ: ENLV) from 2006 until the company was sold in 2008. Mr. Duignan worked for Enliven from 2002 to 2008, during which time he served as Assistant Controller, Controller, Chief Accounting Officer, and Chief Financial Officer. Prior to Enliven, Mr. Duignan worked at PricewaterhouseCoopers LLP from 1997 to 2001 in their technology group within the audit practice. Mr. Duignan received a B.S. in Accounting from Fairfield University in 1997 and is a Certified Public Accountant.

Madam Zhang Jian

Ms. Zhang Jian has been NeoStem’s Vice President — Pharmaceutical Operations since June 2010 and General Manager of Erye since 2003. She was elected to be the Chairwoman and a director of CBH on April 30, 2007. From the end of 2007 until the consummation of the CBH merger, Ms. Zhang Jian was the Chief Financial Officer (CFO) of CBH. Prior to being the General Manager for Erye, she served for more than 5 years as the deputy general manager of Suzhou Number 2 Pharmaceutical Company and more than a year as the deputy general manager of Suzhou Number 4 Pharmaceutical Company after working in various positions in charge of human resources and quality control. Ms. Zhang graduated from Central Television University majoring in electronics and later graduated with a certificate in accounting from Suzhou Adult Education University and a graduate degree in finance and accounting from the School of Finance and Economics of Suzhou University. Ms. Zhang has extensive background and experience in the pharmaceuticals industry having worked in various managerial positions and various aspects of the industry. She is an expert in managing a growth company, having turned Erye into a successful operation after taking it over from the PRC government with Mr. Shi Mingsheng and others in 2003.

Edward C. Geehr, M.D.

Dr. Geehr was appointed to our Board of Directors upon the consummation of the Merger in October 2009, at which time Dr. Geehr also was appointed to the Board’s Nominating and Governance Committee. Until 2009, Dr. Geehr served as Executive Vice President of Operations for Abraxis BioScience, a fully integrated biotechnology company developing progressive therapeutics and core technologies for cancer and other clinical illnesses, where he was responsible for global commercial operations. Prior to joining Abraxis in 2008, Dr. Geehr served as President of Allez Spine, LLC in 2004, a developer, manufacturer and distributor of medical devices. Dr. Geehr was a co-founder and executive chairman of IPC — The Hospitalist Company (NasdaqGM: IPCM) through 2001, which became a publicly-traded company in 2008. Dr. Geehr received his undergraduate degree from Yale University and his medical degree from Duke University. He trained in Emergency Medicine at UCLA and subsequently obtained Board certification. Dr. Geehr is the author of many scientific articles and books and held a faculty appointment at the University of California, San Francisco School of Medicine.

Richard Berman

Richard Berman joined NeoStem’s Board of Directors in November 2006, serves as Chairman of the Compensation Committee and until March 2009 and June 2009, respectively, served as Chairman of the Nominating and Governance Committee and Chairman of the Audit Committee. Mr. Berman continues to serve as a member of the Audit Committee and the Nominating and Governance Committee. Mr. Berman’s business career spans over thirty-five years of venture capital, management and merger & acquisitions experience. Mr. Berman is on the board of directors of five additional public companies: Broadcaster, Inc. (OTC: BCSR.OB), NexMed, Inc. (Nasdaq: NEXM), National Investment Managers, Inc. (Chairman) (OTC: NIVM.OB), Advaxis, Inc. (OTC: ADXS.OB) and Easylink Services International, Inc. (Nasdaq: ESIC). Previously, Mr. Berman worked at Goldman Sachs, and was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments. Mr. Berman helped create the largest battery company in the world by merging Prestolite, General Battery and Exide to form Exide Technologies (Nasdaq: XIDE), helped create what is now Soho (NYC) by developing five buildings, and advised on over $4 billion of M&A transactions. Mr. Berman is a past director of the Stern School of Business of NYU, where he received B.S. and M.B.A. degrees. Mr. Berman also has United States and foreign law degrees from Boston College and The Hague Academy of International Law, respectively.

Steven S. Myers

Steven S. Myers joined the Board of Directors of NeoStem in November 2006 and serves on the Compensation Committee, Audit Committee and Nominating and Governance Committee. In March 2009, Mr. Myers became Chairman of the Nominating and Governance Committee. Mr. Myers is the founder, and until his retirement in March 2007 was the Chairman and CEO, of SM&A (Nasdaq:WINS), the world’s leading provider of Competition Management Services. SM&A helps businesses win structured competitive procurements and design successful transitions from proposals to programs. Since 1982, SM&A has managed over 1,000 proposals worth more than $340 billion for its clients. SM&A routinely supports clients such as Boeing, Lockheed Martin, Accenture, Raytheon, Northrop Grumman, Motorola, and other Fortune 500 companies.

Mr. Myers graduated from Stanford University with a B.S. in Mathematics and had a successful career in the aerospace and defense sector supporting DoD and NASA programs before founding SM&A. He has a strong technical background in systems engineering and program management. Mr. Myers is also founder, President and CEO of Dolphin Capital Holdings, Inc, which owns, operates and leases business jet aircraft and does private equity investing in innovative enterprises. A serial entrepreneur, Mr. Myers has spearheaded a number of business innovations in aerospace & defense and in business aviation. He is a highly accomplished aviator.

Drew Bernstein

Mr. Bernstein was appointed to the Board of Directors of NeoStem on June 9, 2009 and serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bernstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules. Mr. Bernstein also serves as a member of NeoStem’s Compensation Committee. Mr. Bernstein co-founded Bernstein & Pinchuk LLP (B&P) in 1983, a fast growing accounting firm headquartered in New York. His early recognition of the global marketplace and his extensive travel in China resulted in the aggressive expansion of the firm’s services to the PRC where he has established associate offices to better serve client needs. In addition, his diverse experience in retail, manufacturing, hospitality, professional practices and real estate contributed to the expansion of the firm’s client base abroad. He is a frequent speaker at industry, investment banking and university conferences. Mr. Bernstein provides business advisory and specialized auditing services to clients throughout Europe including the Czech Republic, France, Germany, Switzerland and in Israel.

He serves as an accountant and advisor to numerous entities across the U.S., China and Europe and has been responsible for more than 200 real estate transactions with an aggregate value in excess of US$3 billion. He is qualified to perform accounting and auditing services for public companies and has qualified as an expert witness. He is an active member of the board of directors and an officer of a prestigious foundation that was honored with the President’s Voluntary Action Award by the late President Ronald Reagan.

Mr. Bernstein received his BS degree from the University of Maryland Business School, is licensed in the State of New York, Connecticut, California, Texas and Maryland and is a member of the AICPA, the NYSSCPA and the NSA. Mr. Bernstein is the chairman of the audit committee for China Wind Systems, Inc. (OTC BB: CWSI.OB), a leading supplier of forged products and industrial equipment to the windpower and other industries in China.

Shi Mingsheng

Pursuant to the terms of the CBH merger agreement, Shi Mingsheng was appointed to the NeoStem Board of Directors on March 11, 2010. Shi Mingsheng has been serving as chairman of the board of directors of Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”) (of which entity NeoStem has acquired a 51% interest), since 2003. Currently, Mr. Shi is also the chairman of Suzhou Erye Economy and Trading Co. Ltd. (“EET”), which entity owns the remaining 49% ownership interest in Erye. Prior to these affiliations, Mr. Shi served for five years as the assistant director of Suzhou No. 4 Pharmaceutical Limited Company, and for seven years as the deputy director of Suzhou No. 4 Pharmaceutical Limited Company, and for five years as the factory director of Suzhou No. 2 Pharmaceutical Limited Company, the predecessor company of Erye. Mr. Shi has a bachelor’s degree in Economics & Management from the Party School of the CPC. Mr. Shi holds a professional title which is Senior Economist.

Eric H.C. Wei

Pursuant to the terms of the CBH merger agreement, Eric H.C. Wei was appointed to the NeoStem Board of Directors upon the consummation of the CBH merger in October 2009. Eric H.C. Wei is one of the founders and the Managing Partner of RimAsia Capital Partners, L.P. a private equity firm focused on the pan-Asian mid-market sector and a greater-than-5% stockholder of NeoStem. Prior to establishing RimAsia in January of 2005, Mr. Wei was a managing director of Gilbert Global Equity Partners, a US$1.2 billion global private equity fund; a founding partner of Crimson Asia Capital Partners, a US$435 million Asian private equity program; a founder and investment committee member of the US$800 million Asian Infrastructure Fund, and an investor and director of The Asian MBO Fund. Mr. Wei has also previously been an investment banker with over 10 years of experience at Peregrine Capital, Prudential Securities, Lazard Freres and Citibank. Mr. Wei received a Bachelor of Science degree in Math and Economics from Amherst College and a Master of Business Administration degree from the Wharton Graduate School of Management at the University of Pennsylvania.

Ian Zhang

In September 2010, NeoStem appointed Ian Zhang, Ph.D., MBA, as the new president and managing director of NeoStem (China), Inc. Dr. Zhang is the former Head of Asia Pacific Integration at Life Technologies, where he served on the steering committee managing the acquisition and integration of Applied BioSystems. He is also the former Head of Corporate Development (Asia Pacific) for Invitrogen responsible for growth strategy and acquisitions and integrations, where he had also managed the acquisition and integration of BioAsia, Dynal, Zymed, and Caltech by Invitrogen. Dr. Zhang also served as the President and General Manager for Dynal Biotech (Beijing) Ltd. (a wholly owned subsidiary of Invitrogen Corporation).

Dr. Zhang received his MBA at the University of Chicago, Graduate School of Business and holds a Ph.D. in biotechnology from Simon Fraser University. He continued his education as a postdoctoral fellow at Yale University School of Medicine. His professional focus is on growth strategy and acquisitions/integrations in the biotech field particularly related to biotech growth in Asia.

Management of PCT

The current officers of PCT are:

Andrew L. Pecora

Currently, Dr. Pecora is Chairman, Chief Executive Officer and Chief Medical Officer of PCT, and is a member of the Board of Managers. He has held these positions with PCT since 1999. Upon consummation of the Merger, Dr. Pecora will serve as PCT’s Chief Medical Officer.

Dr. Pecora has served as the Chairman and Director of the Cancer Center at Hackensack University Medical Center (HUMC) since 2001, and Managing Partner of the Northern New Jersey Cancer Associates, which is a private physicians practice group affiliated with HUMC, since 1996. He has also been a Professor of Medicine at the University of Medicine and Dentistry of New Jersey since 2004. Additionally, Dr. Pecora is a scientific advisor for numerous state, national, and international organizations. He is a Diplomate of the American Board of Internal Medicine, subspecialty of hematology and subspecialty of oncology, a member of the National Blue Cross and Blue Shield Quality Centers for Transplant Experts Panel, a fellow of the Academy of Medicine of New Jersey, a fellow of the American College of Physicians, and a member of the American Society of Bone Marrow Transplantation, American Society of Clinical Oncology and American Society of Hematology. Dr. Pecora co-founded and serves as Chairman of Amorcyte, Inc., a biotechnology company developing cell therapies for cardiovascular disease. He serves on the board of Cancer Genetics and is chairman of the board of Tetralogics, Inc., a company developing small molecules to treat cancer. He has served on the Board of Directors of the American Society of Bone Marrow Transplant and Cytotherapy and was a member of Accreditation Committee of the Foundation for Accreditation of Hematopoietic Cell Therapy. He has been a member of several National Heart, Lung and Blood Institute/National Cancer Institute state of the science meetings in transplantation and stem cell therapies. Dr. Pecora is actively involved as principal investigator and coinvestigator in many national research studies. He has been invited to present his work at various scientific meetings and continues to contribute to the published literature. Dr. Pecora received his medical degree from the University of Medicine and Dentistry of New Jersey, graduating with honors. He went on to complete his medical education in internal medicine at New York Hospital and in hematology and oncology at Memorial Sloan-Kettering Cancer Center, both in New York City. He is board certified in internal medicine, hematology, and oncology.

Robert A. Preti

Currently, Dr. Preti is President and Chief Scientific Officer for PCT, and is a member of PCT’s Board of Managers. He has held these positions with PCT since March 1999. Upon consummation of the Merger, Dr. Preti will serve as PCT’s President.

Dr. Preti was Scientific Director of Hackensack University Medical Center’s stem cell laboratory from 1996-1999. Prior to that, he served as director at the Clinical Services Division of the New York Blood Center from 1989 to 1996. He is one of the country’s leading authorities on cell engineering and the principal investigator for a number of clinical trials relating to stem cell transplantation. He was a founding member and Treasurer of the International Society for Hematotherapy and Graft Engineering and served for 10 years on its Executive Committee and Board of Directors. He is now representing Cellular Therapy as a Director of the American Association of Blood Banks. Dr. Preti has authored numerous papers in the field and has been invited to speak at national and international meetings relating to the manufacturing, regulatory and quality aspects of cell therapy and regenerative medicine. In addition to having served as an inspector for the Foundation for Accreditation of Cellular Therapy, Dr. Preti also serves on professional and state committees charged with the development of regulations for cellular therapy. Dr. Preti received his Doctor of Philosophy degree from New York University, graduating with distinction. During his tenure at NYU, Dr. Preti studied and received his degrees in Cellular Biology, with a specialty in hematology, studying erythropoiesis under the mentorship of Albert S. Gordon, PhD. Immediately following his graduate work, Dr. Preti joined Marrow

Tech, Inc. (which later became Advanced Tissue Sciences) where he served as Group Leader in the development Marrow Tech’s proprietary three-dimensional, matrix-based hematopoietic culture system for ex vivo expansion of bone marrow stem cells.

Daryl LeSueur

Mr. LeSueur, age 48, has served as PCT’s Vice President, Manufacturing Operations since June 2009. As head of Manufacturing Operations, Mr. LeSueur is responsible for managing and supervising the day-to-day conduct of the manufacturing and packaging functions and the operational aspects of PCT’s operating facilities. Mr. LeSueur will continue to serve as Vice President, Manufacturing Operations upon completion of the Merger.

Prior to joining PCT, Mr. LeSueur served as Vice President, Operations, Pomona, East Hanover, Northvale, Cincinnati, New York and New Jersey for Barr Laboratories at varying times during the period from 2004 to 2009. Mr. LeSueur brings over 25 years of experience in manufacturing operations in a regulated industry. His experience includes proven leadership and success in developing and implementating operational initiatives to reduce production costs, increase profitability and operational efficiencies. Prior to joining Barr, Mr. LeSueur served as Vice President of Pharmaceutical Production at Novartis Pharmaceutical Corporation, from 1997 to 2004. At Novartis, he was responsible for managing all North American production operations, specializing in solid dosage, raw material and transdermal systems and oversaw a $70 million budget. Prior to Novartis, Mr LeSueur was Associate Director of Pharmaceutical Production with Sandoz Pharmaceutical Company.

Mr. LeSueur has a BS in Chemistry from the State University of New York at Plattsburgh and has completed the Leadership Program, Finance Program, and Management Program at Harvard Business School.

George S. Goldberger

Mr. Goldberger, age 63, is PCT’s Chief Business and Financial Officer. He has held these positions since March 1999. He will serve as PCT’s Vice President, Business Development upon consummation of the Merger.

Before joining PCT, Mr. Goldberger served as President and Chief Executive Officer of Goldberger & Associates Inc., an international management consulting firm with offices in New York, Budapest, Bucharest and Kiev, assisting multinational companies in developing their business in Eastern Europe with a focus on providing a variety of health care services. Through Goldberger & Associates, Mr. Goldberger assisted National Medical Care (now part of Fresenius Medical Care) in establishing and developing dialysis center operations in Europe. Prior to that, Mr. Goldberger was in charge of mergers and acquisitions at Figgie International Inc. (now Scott Technologies Inc.), a diversified conglomerate. Before working at Figgie, Mr. Goldberger was Assistant to J. Peter Grace, then Chairman and Chief Executive Officer of W. R. Grace & Co., with corporate development and financial management responsibilities in the United States and the Far East. While at Grace, Mr. Goldberger served as project director on the Reagan Administration’s President’s Private Sector Survey on Cost Control, also known as the Grace Commission, and subsequently as president of Citizens Against Government Waste, a nonprofit foundation established to eliminate waste, mismanagement, and inefficiency in the federal government. He continues as the foundation’s chairman of the board. Mr. Goldberger began his career as a management consultant with Booz, Allen & Hamilton.

Mr. Goldberger holds an MBA in Finance from the Wharton School of the University of Pennsylvania and a BS in Systems Engineering from the Polytechnic Institute of New York University.

SIGNIFICANT ADVISORS:

CHAIRMAN, SCIENTIFIC ADVISORY BOARD

Wayne Marasco, M.D., Ph.D.

Dr. Marasco, 56, is an Associate Professor in the Department of Cancer Immunology & AIDS at the Dana-Farber Cancer Institute and Associate Professor of Medicine at Harvard Medical School. A former founding Director and long time Senior Scientific Advisor to NeoStem, in November 2006 he relinquished his position as Director to focus his time with NeoStem on heading and expanding NeoStem’s new Scientific Advisory Board effective as of January 29, 2007. In addition, Dr. Marasco will assist in NeoStem’s initiatives of establishing partnerships with leading academic institutions focused on stem cell therapies and translational research and will help source intellectual property that will keep NeoStem in the forefront of the adult stem cell field.

Dr. Marasco will continue to advise NeoStem on identifying and engaging leading physicians and scientists who are increasingly revolutionizing adult stem cell treatments in the fields of cardiology, radiation exposure, diabetes, blood cancer and other cancers, wound and burn healing, skeletal repair, and autoimmune disorders such as lupus, multiple sclerosis and rheumatoid arthritis.

Dr. Marasco is a licensed physician-scientist with training in Internal Medicine and specialty training in infectious diseases. His clinical practice sub-specialty is in the treatment of immunocompromised (cancer, bone marrow and solid organ transplant) patients.

Dr. Marasco’s research laboratory is primarily focused on the areas of antibody engineering and gene therapy. New immuno- and genetic-therapies for HIV-1 infection / AIDS, HTLV-1, the etiologic agent in Adult T-cell Leukemia, and other emerging infectious diseases such as SARS and Avian Influenza are being studied. Dr. Marasco’s laboratory is recognized internationally for its pioneering development of intracellular antibodies (sFv) or “intrabodies” as a new class of molecules for research and gene therapy applications. He is the author of more than 70 peer reviewed research publications, numerous chapters, books and monographs and has been an invited speaker at many national and international conferences in the areas of antibody engineering, gene therapy and AIDS. Dr. Marasco is also the Scientific Director of the National Foundation for Cancer Research Center for Therapeutic Antibody Engineering (the “Center”). The Center is located at the Dana-Faber Cancer Institute and will work with investigators globally to develop new human monoclonal antibody drugs for the treatment of human cancers.

In 1995, Dr. Marasco founded IntraImmune Therapies, Inc., a gene therapy and antibody engineering company. He served as the Chairman of the Scientific Advisory Board until the company was acquired by Abgenix in 2000. He has also served as a scientific advisor to several biotechnology companies working in the field of antibody engineering, gene discovery and gene therapy. He is an inventor on numerous issued and pending patent applications.

PRC SCIENTIFIC ADVISOR

Cai Jianqian

Cai Jianqian, 66, serves as the PRC Scientific Advisor to NeoStem pursuant to an April 23, 2009 Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai is President. Ms. Cai Jianqian graduated from the Shandong University of Traditional Chinese Medicine and has held the positions of Chief of the Administration of Chinese Medicine of Shandong Province, standing Council Member of the China Association of Chinese Medicine, Chairman of the Medicated Diet Association, Member of the lecturer team on Chinese acupuncture and moxibustion, and Corporate Representative of the Shandong Provincial Association of Chinese Medicine. Ms. Cai held the governmental office responsible for the administration of the medical industry in the PRC for many years, was responsible for creating the development strategies and long-term and middle-term planning of the industry, and is considered by many to be instrumental in the continual improvement of the standards of medicine, education and research in the Chinese medicine industry. She was appointed in 1983 to head Chinese Medical Affairs of Shandong province, and during her tenure the number of Chinese medicine hospitals in Shandong province increased from eight to 150. In addition to being responsible for having established the Shandong

Academy of Chinese Medicine and the Shandong Academy of Acupuncture and Moxibustion, she has been consistently praised by the Ministry of Health and the State Administration of Traditional Chinese Medicine for having made Shandong province one of the top ranked provinces in the PRC for Chinese medicine advancement.

Ms. Cai Jianqian is a Council member of the American General Medical Association as well as an editorial member of The Journal of American General Medicine. She is responsible for having established The Chinese Traditional Medicine Center in Chicago, two Chinese medicine hospitals in South Africa, twelve Chinese medicine outpatient clinics in Switzerland and the Chinese medicine rehabilitation centers in Poland and Russia.

Ms. Cai Jianqian has been extensively published in her field and is well regarded for her work in the research and development of new drugs, including the clinical study of complex diseases and acute illness, including cancer. She has been awarded an International MD and is certified by the International Open Traditional Medicine University & Institute of Medical Science of the United Nations, and the International Association of Traditional Medicine in Colombo in 1999.

CAPITALIZATION

The following table sets forth the capitalization of NeoStem as of September 30, 2010:

•	on an actual basis;
•	on a pro forma basis giving effect to our November 2010 capital raise; and
•	on a pro forma basis giving effect to the capital raise and the consummation of the Merger.

The share information in this table is based on shares of NeoStem Common Stock outstanding as of September 30, 2010.

	Actual Basis, as of September 30, 2010:	Pro Forma Basis, giving effect to our November 2010 capital raise:	Pro Forma Basis, giving effect to the capital raise and the consummation of the Merger:
		(000's)
Cash and cash equivalents	4,066.7	20,795.5	20,988.4
Long Term Debt:
Amounts due related party	8,074.0	8,074.0	8,074.0
Long Term Debt	—	—	2,736.1
Warrants to purchase common stock	—	946.6	946.6
Series E 7% senior convertible preferred stock 0 shares issued and outstanding actual and 10,582,011 shares issued and outstanding pro forma basis, giving effect to the capital raise and the consummation of the merger	—	7,574.3	7,574.3
Shareholders’ equity:
Preferred stock, par value $0.01, 20,000,000 shares authorized, 10,000 shares of Series B convertible redeemable preferred stock issued and outstanding, actual and pro forma basis, giving effect to the capital raise and the consummation of the merger	0.1	0.1	0.1
Common stock, par value $0.001, 500,000,000 shares authorized, 57,613,794 shares issued and outstanding, actual and 64,116,192 shares issued and outstanding, pro forma basis, giving effect to the capital raise, and 75,316,192 pro forma basis, giving effect to the capital raise and the consummation of the merger	57.6	64.1	75.3
Additional paid in capital	132,974.3	141,175.7	163,627.2
Accumulated other comprehensive loss, net	1,583.2	1,583.2	1,583.2
Accumulated defecit	(88,978.7)	(88,978.7)	(88,978.7)
Total shareholders’ equity	45,636.5	53,844.4	76,307.1
Total capitalization	53,710.5	70,439.3	95,638.1

NEOSTEM PROPOSAL NO. 2

TO APPROVE AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 4,000,000 SHARES

General

At the NeoStem Special Meeting, you are being asked to approve an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) in order to increase the number of shares of Common Stock available for issuance thereunder by 4,000,000 shares, from 13,750,000 shares to 17,750,000 shares. As of November 22, 2010, options to purchase 8,534,914 shares of NeoStem Common Stock were outstanding under the 2009 Plan, and 3,848,836 shares of NeoStem Common Stock were available for issuance under the 2009 Plan. Approval of the amendment to the 2009 Plan is intended to ensure that our Company can continue to provide an incentive to our U.S.-based employees, directors and consultants, including those employees who join us if the Merger with PCT is consummated, by enabling them to share in our future growth. If approved by the stockholders, all of the additional shares will be available for grant as either non-qualified stock options or incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or as restricted stock awards, unrestricted shares or other kinds of equity based compensation.

Background of the 2009 Plan; The Necessity of Additional Shares Authorized for Issuance Thereunder

In April 2009, the NeoStem Board of Directors adopted the 2009 Plan, subject to stockholder approval, which approval was obtained in May 2009. On July 12, 2009, NeoStem’s Board of Directors adopted an amendment to the 2009 Plan to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder from 3,800,000 shares to 9,750,000 shares, and stockholder approval for the increase was obtained on October 29, 2009 at a special meeting of the Company’s stockholders. Subsequently, the Board of Directors adopted an amendment to the 2009 Plan to increase the number of shares from 9,750,000 to 13,750,000 shares, and stockholder approval for the increase was obtained an the annual meeting held on June 2, 1010. The Board approved the increase in authorized shares from 9,750,000 to 13,750,000 shares on September 17, 2010, subject to stockholder approval at the NeoStem Special Meeting.

The general purpose of the 2009 Plan is to provide an incentive to our Company’s U.S.-based employees, directors and consultants by enabling them to share in the future growth of our business. Our Board of Directors believes that the granting of stock options, restricted stock awards and similar kinds of equity-based compensation promotes continuity of management and increases incentive and personal interest in the welfare of our Company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success. Our Board of Directors believes that the 2009 Plan advances NeoStem’s interests by enhancing our ability to (a) attract and retain employees, consultants and directors who are in a position to make significant contributions to our success; (b) reward our employees, consultants and directors for these contributions; and (c) encourage employees, consultants and directors to take into account our long-term interests through ownership of shares.

The 2009 Plan as amended currently authorizes for issuance a maximum of only 13,750,000 shares. However, assuming the consummation of the Merger, NeoStem will be a larger company with additional employees, consultants and directors. An increased number of eligible plan participants requires that the number of shares authorized for issuance under the 2009 Plan be increased. In particular, pursuant to employment agreements entered into with four key executives of PCT, NeoStem is committed to issuing 1,200,000 options on the Closing Date to those four executives. In the viewpoint of the NeoStem Board of Directors, the likely size of the post-Merger company renders it advisable that the number of shares authorized for issuance under the 2009 Plan be increased from 13,750,000 shares to 17,750,000 shares. With a larger pool of issuable shares to draw upon, the plan administrator will be in a better position to adequately incentivize and reward the employees, consultants and directors of the combined company, and the ultimate objectives of the 2009 Plan will be better served.

Effect of Amendment to 2009 Plan

The 13,750,000 shares currently authorized for issuance under the 2009 Plan represent approximately 26% of our outstanding shares as of the date the 2009 Plan was last approved by the stockholders. If the 2009 Plan is amended pursuant to this NeoStem Proposal No. 2, the 17,750,000 shares authorized for issuance under the 2009 Plan would represent approximately 24% of our outstanding shares following the Merger with PCT.

Description of the 2009 Equity Compensation Plan

The following description of the principal terms of the 2009 Plan is a summary and is qualified in its entirety by reference to the full text of the 2009 Plan, as filed with the SEC as Annex F to our Pre-Effective Amendment No. 4 to Registration Statement on Form S-4/A, File No. 333-160578. The copy of the 2009 Plan attached to such Registration Statement as Annex F is the version of the 2009 Plan as initially adopted, and as such, it does not give effect to (i) the October 29, 2009 increase in shares authorized for issuance under the 2009 Plan, (ii) the June 2, 2010 increase in shares authorized for issuance under the 2009 Plan or (iii) the amendment to the 2009 Plan that is presented for stockholder consideration by this Proposal No. 2 and set forth in Annex B to this prospectus/joint proxy statement.

Administration.  The 2009 Plan is administered by the Compensation Committee of our Board of Directors. The Compensation Committee may grant options to purchase shares of Common Stock, stock appreciation rights and restricted stock units payable in shares of Common Stock, as well as restricted or unrestricted shares of Common Stock. The Compensation Committee also has broad authority to determine the terms and conditions of each option or other kind of equity award, to adopt, amend and rescind rules and regulations for the administration of the 2009 Plan and to amend or modify outstanding awards of options, restricted stock, stock purchase rights or other equity awards authorized under the 2009 Plan (including the repricing of either individual awards or all of the awards outstanding under the 2009 Plan). Our Board of Directors may delegate authority to the chief executive officer and/or other executive officers to grant options to employees (other than themselves), subject to guidelines established by our Board of Directors and consistent with the 2009 Plan. No options, stock purchase rights or awards may be made under the 2009 Plan on or after April 9, 2019, but the 2009 Plan will continue thereafter while previously granted options, stock appreciation rights or awards remain subject to the 2009 Plan.

Eligibility.  Persons eligible to receive options, stock appreciation rights or other awards under the 2009 Plan are those employees, consultants and directors of our Company and our subsidiaries who, in the opinion of the Compensation Committee, are in a position to contribute to our Company’s success.

Shares Subject to the 2009 Plan.  The aggregate number of shares of Common Stock available for issuance in connection with options and awards granted under the 2009 Plan is currently 13,750,000 (or 17,750,000 shares, in the event this NeoStem Proposal No. 2 to amend the 2009 Plan is approved by the stockholders), subject to customary adjustments for stock splits, stock dividends or similar transactions. Incentive Stock Options may be granted under the 2009 Plan with respect to all of those shares. If any option or stock appreciation right granted under the 2009 Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of Common Stock as to which such option or award was forfeited will be available for future grants under the 2009 Plan. No employee, consultant or director may receive options or stock appreciation rights relating to more than 1,900,000 shares of Common Stock in the aggregate in any calendar year.

Terms and Conditions of Options.  Options granted under the 2009 Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or “nonstatutory stock options” that do not meet the requirements of Section 422 of the Code. The Compensation Committee will determine the exercise price of options granted under the 2009 Plan. The exercise price of options may not be less than the fair market value, on the date of grant, per share of Common Stock issuable upon exercise of the option (or 110% of fair market value in the case of incentive options granted to a ten-percent stockholder).

If on the date of grant Common Stock is listed on a stock exchange or is quoted on the automated quotation system of Nasdaq, the fair market value shall generally be the closing sale price on the date of grant (or, if no trades were made on the date of grant, for the last trading day before the date of grant). If no such prices are available, the fair market value shall be determined in good faith by the Compensation Committee based on the reasonable application of a reasonable valuation method. On November [__], 2010, the closing sale price of a share of Common Stock on the NYSE Amex was $[__].

No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent stockholder) from the date of grant. Options granted under the 2009 Plan will be exercisable at such time or times as the Compensation Committee prescribes at the time of grant. No employee may receive incentive stock options that first become exercisable in any calendar year in an amount exceeding $100,000.

Generally, the option price may be paid (a) in cash or by certified check, bank draft or money order, (b) through delivery of shares of Common Stock having a fair market value equal to the purchase price, or (c) a combination of these methods. The Compensation Committee is also authorized to establish a cashless exercise program and to permit the exercise price to be satisfied by reducing from the shares otherwise issuable upon exercise a number of shares having a fair market value equal to the exercise price.

Options granted under the 2009 Plan may be granted with a “reload” feature under which an optionee will be granted a new option for a number of shares that is equal to the number of shares applied by the optionee to satisfy the exercise price or tax withholdings of a previous option grant.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient. However, the Compensation Committee may permit the holder of an option or stock appreciation right to transfer the option or right to immediate family members or a family trust for estate planning purposes. Unless otherwise provided by the Compensation Committee, options that are exercisable at the time of a recipient’s termination of service with us will continue to be exercisable for 90 days, unless the optionee terminates employment or service with us due to death or disability, in which case the option will continue to be exercisable for one year, or for cause, in which case the option will cease to be exercisable upon termination.

Stock Appreciation Rights.  A stock appreciation right may be granted by the Compensation Committee either alone, or in tandem with, other options or awards under the 2009 Plan. A stock appreciation right will relate to a number of shares of Common Stock as the Compensation Committee determines at the time of grant. Each stock appreciation right will have an exercise period determined by the Compensation Committee not to exceed ten years from the date of grant. Upon exercise of a stock appreciation right, the holder will receive a number of shares of Common Stock equal to (i) the number of shares for which the stock appreciation right is exercised times the appreciation in the fair market value of a share of Common Stock between the date the stock appreciation right was granted and its date of exercise; divided by (ii) the fair market value of a share of Common Stock on the date that the stock appreciation right is exercised. The Compensation Committee will determine the extent to which a holder of a stock appreciation right may exercise the right following termination of service with NeoStem.

Terms and Conditions of Stock Awards.  The Compensation Committee may also grant a restricted or unrestricted stock award and/or a restricted stock unit award to any eligible employee, consultant or director. Under a restricted stock award, shares of Common Stock that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. Shares of Common Stock subject to a restricted stock award cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award unless and until the applicable restrictions lapse. Unless otherwise determined by the Compensation Committee, holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will be subject to the same restrictions as the underlying shares of restricted stock.

Under a restricted stock unit award, restricted stock units that are the subject of the award are generally subject to forfeiture to the extent that the recipient terminates service with us prior to the award having vested or if the performance goals established by the Compensation Committee as a condition of vesting are not achieved. To the extent that the award of restricted stock units vests, the recipient shall become entitled to receive a number of shares of Common Stock equal to the number of restricted stock units that became vested. Restricted stock units cannot be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the recipient of the award and during a recipient’s lifetime may be exercised only by the recipient. Prior to the delivery of shares of Common Stock with respect to an award of restricted stock units, the recipient shall have no rights as a shareholder of NeoStem.

Unrestricted stock awards are grants of shares of Common Stock that are not subject to forfeiture.

To the extent that the Compensation Committee grants stock awards that are subject to the satisfaction of performance goals specified by the Compensation Committee (“performance awards”), the Compensation Committee shall establish the specified levels of performance goals. Performance goals may be weighted for different factors and measures. The Compensation Committee will have discretion to make adjustments to a performance award in certain circumstances, such as when a person is promoted into a position of eligibility for a performance award, is transferred between eligible positions with different performance goals, terminates employment and is subsequently rehired, takes a leave of absence, or other similar circumstances deemed appropriate by the Compensation Committee. The Compensation Committee may also increase or decrease a stock award to any individual, except that, an award intended to be “qualified performance-based compensation” for purposes of Section 162(m) of the Code, may not be increased. The Compensation Committee will certify the degree of attainment of performance goals after the end of each year.

If stock awards are intended to satisfy the conditions for deductibility under Section 162(m) of the Code as “performance-based compensation,” the performance criteria will be selected from among the following, which may be applied to NeoStem as a whole, or to an individual recipient, or to a department, unit, division or function within the company or an affiliate, and they may apply on a pre- or post-tax basis, either alone or relative to the performance of other businesses or individuals (including industry or general market indices): (a) earnings (either in the aggregate or on a per-share basis, reflecting dilution of shares as the Compensation Committee deems appropriate and, if the Compensation Committee so determines, net of or including dividends) before or after interest and taxes (“EBIT”) or before or after interest, taxes, depreciation, and amortization (“EBITDA”); (b) gross or net revenue or changes in annual revenues; (c) cash flow(s) (including either operating or net cash flows); (d) financial return ratios; (e) total stockholder return, stockholder return based on growth measures or the attainment by the shares of a specified value for a specified period of time, share price, or share price appreciation; (f) earnings growth or growth in earnings per share; (g) return measures, including return or net return on assets, net assets, equity, capital, investment, or gross sales; (h) adjusted pre-tax margin; (i) pre-tax profits; (j) operating margins; (k) operating profits; (l) operating expenses; (m) dividends; (n) net income or net operating income; (o) growth in operating earnings or growth in earnings per share; (p) value of assets; (q) market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas; (r) aggregate product price and other product measures; (s) expense or cost levels, in each case, where applicable, determined either on a company-wide basis or in respect of any one or more specified divisions; (t) reduction of losses, loss ratios or expense ratios; (u) reduction in fixed costs; (v) operating cost management; (w) cost of capital; (x) debt reduction; (y) productivity improvements; (z) average inventory turnover; or (aa) satisfaction of specified business expansion goals or goals relating to acquisitions or divestitures.

Effect of Certain Corporate Transactions.  In the event that our Company merges or consolidates with another corporation, or if our Company liquidates or sells substantially all of its assets, or if a person or entity or a group of persons and/or entities acting in concert becomes the beneficial owner of more than 50% of our outstanding securities, then each holder of an option or stock appreciation right will be entitled, upon exercise of the option or stock appreciation right, to receive, in lieu of shares of Common Stock, the securities or other property to which the holder would have been entitled if the option or stock appreciation right had been exercised immediately prior to such event. However, the board may waive any restrictions applicable to options or stock appreciation rights so that they may be exercised prior to such an event. In connection with such an event, the successor corporation may assume other awards granted under the 2009 Plan. However, if the successor corporation does not assume the awards, then all vesting periods and other conditions applicable to the awards will be deemed to have been satisfied as a result of such an event. Our Board of Directors may also treat all vesting periods and other conditions applicable to the awards as having been satisfied as a result of such an event regardless of whether or not the awards would have been assumed or continued by the successor corporation.

Amendment, Termination.  Our Board of Directors may at any time amend the 2009 Plan for the purpose of satisfying the requirements of the Code, or other applicable law or regulation or for any other legal purpose, provided that, without the consent of our stockholders, our Board of Directors may not (a) increase the number of shares of Common Stock available under the 2009 Plan, (b) change the group of individuals eligible to receive options, stock appreciation rights and/or other plan awards, or (c) extend the term of the 2009 Plan.

Federal Income Tax Consequences

Following is a summary of the federal income tax consequences of option and other grants under the 2009 Plan. Optionees and recipients of other rights and awards granted under the 2009 Plan are advised to consult their personal tax advisors before exercising an option, stock appreciation right or award or disposing of any stock received pursuant to the exercise of an option or stock appreciation right or vesting of a stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and nonstatutory stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the 2009 Plan, nor will our Company be entitled to a tax deduction at that time.

Generally, upon exercise of a nonstatutory stock option (including an option intended to be an incentive stock option but which has not continued to so qualify at the time of exercise), an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. Our Company will be entitled to a tax deduction for the year of exercise in an amount equal to the ordinary income recognized by the optionee. Our Company will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a nonstatutory stock option, tenders shares of Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years from the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, our Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of Common Stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of Common Stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Stock Appreciation Rights

Generally, the recipient of a stock appreciation right will not recognize any income upon grant of the stock appreciation right, nor will our Company be entitled to a deduction at that time. Upon exercise of a stock appreciation right, the holder will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of the shares of Common Stock or cash received upon exercise of the right.

Treatment of Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a “Section 83(b) Election”), there will be no federal income tax consequences to either the recipient or our Company upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and our Company generally will be entitled to a corresponding deduction equal to the fair market value of Common Stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

The recipient of an unrestricted stock award will recognize ordinary income, and our Company generally will be entitled to a corresponding deduction, equal to the fair market value of Common Stock that is the subject of the award when the Award is made.

The recipient of restricted stock units will recognize ordinary income as and when the units vest. The amount of the income will be equal to the fair market value of the shares of Common Stock issued at that time, and our Company will be entitled to a corresponding deduction. The recipient of a restricted stock unit will not be permitted to make a Section 83(b) Election with respect to such award.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to options granted in the future under the 2009 Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to options will qualify as performance-based compensation, provided that (among other things): (i) the stock award plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a Compensation Committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, our Company shall have the right to require each optionee purchasing shares of Common Stock and each grantee receiving an award of shares of Common Stock under the 2009 Plan to pay any federal, state or local taxes required by law to be withheld.

Future Grants

The grant of options, stock appreciation rights and stock awards under the 2009 Plan is discretionary, and except to the extent indicated above with respect to the four key executives of PCT, our Company cannot determine now the number or type of options, stock appreciation rights or stock awards to be granted in the future to any particular person or group.

Aggregate Past Grants

As of November 22, 2010, awards covering 10,029,524 shares of our Common Stock had been granted under the 2009 Plan. This amount includes 8,663,274 shares subject to stock option awards and 1,366,524 shares granted as stock awards. The following table shows information regarding the distribution of these awards among the persons and groups identified below:

Name or Category	Number of Shares Subject to Stock Option Awards	Number of Shares Granted as Stock Awards
Named Executive Officers:
Robin L. Smith, M.D. Chief Executive Officer	1,779,678	700,000
Mark Weinreb President through October 2, 2009	100,000	—
Catherine M. Vaczy Vice President and General Counsel	878,955	175,000
Larry A. May Vice President and Chief Financial Officer	191,476	—
All current Executive Officers as a group	4,390,109	881,250
Non-Executive Directors as a Group	1,326,774	205,000
All employees, including all current officers who are not executive officers, as a group	1,367,474	105,000

Securities Issuable Pursuant to NeoStem’s Equity Compensation Plans

The following table gives information relevant to securities issuable pursuant to NeoStem’s equity compensation plans as of November 22, 2010:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Stockholders	13,588,214	$1.92	8,222,687
Equity Compensation Plans Not Approved by Stockholders	0	0	0
TOTAL	13,588,214	$1.92	8,222,687

In the above table, the equity compensation plans approved by stockholders include the NeoStem, Inc. 2003 Equity Participation Plan (the “2003 Plan”), the 2009 Plan and the NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan (the “2009 Non-U.S. Plan”). These plans were NeoStem’s only equity compensation plans in existence as of November 22, 2010. The above table does not give effect to the plan amendment proposed by this NeoStem Proposal No. 2.

Vote Required

The affirmative vote of a majority of the votes cast in person or by proxy is required to approve NeoStem Proposal No. 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” PROPOSAL NO. 2.

NEOSTEM PROPOSAL NO. 3

TO AUTHORIZE AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF NEOSTEM COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1:2 TO 1:5, AS DETERMINED BY THE NEOSTEM BOARD OF DIRECTORS, IN THE EVENT IT IS DEEMED BY THE NEOSTEM BOARD OF DIRECTORS ADVISABLE IN CONNECTION WITH PERMITTING NEOSTEM TO MAINTAIN ITS LISTING WITH THE NYSE AMEX OR TO LIST NEOSTEM COMMON STOCK ON ANY OTHER EXCHANGE.

At the NeoStem Special Meeting, you are being asked to approve an amendment to NeoStem’s Amended and Restated Certificate of Incorporation authorizing a reverse stock split of the issued shares of NeoStem Common Stock, at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors (the “Reverse Split Amendment Authorization”). A similar proposal was approved by NeoStem’s shareholders at its October 29, 2009 special meeting, but no action has been taken with respect to such proposal. The Board is seeking stockholder approval of the Reverse Split Amendment Authorization at this time just to maintain flexibility to effect a reverse split if it should determine that a reverse split is advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange. It has no immediate plans to effect a reverse stock split.

The Board will file a reverse stock split amendment to the Amended and Restated Certificate of Incorporation only in the event the NeoStem Board of Directors deems if advisable in connection with permitting NeoStem Common Stock to maintain its listing with the NYSE Amex or to list NeoStem Common Stock with any other exchange. Should the reverse split be effected, upon the effectiveness of the amendment to NeoStem’s Amended and Restated Certificate of Incorporation, referred to as the Split Effective Time, the issued shares of NeoStem Common Stock immediately prior to the Split Effective Time will be reclassified into a smaller number of shares such that a NeoStem stockholder will own one new share of NeoStem Common Stock for each two to five shares of issued NeoStem Common Stock held by that stockholder immediately prior to the Split Effective Time. If the Board of Directors deems a split to be advisable, the exact split ratio within the 1:2 to 1:5 range will be determined by the Board prior to the Split Effective Time and will be publicly announced by NeoStem. The par value of each share of Common Stock shall be maintained at $0.001 per share for the reduced number of shares after any such reverse split. Even if the stockholders approve the reverse stock split, NeoStem may only effect the reverse stock split if such reverse stock split is effected on or before the date on which NeoStem’s 2012 annual meeting of stockholders is held.

The statements made in this joint proxy statement/prospectus with respect to the Reverse Split Amendment Authorization should be read in conjunction with and are qualified in their entirety by reference to the text of the proposed certificate of amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., annexed hereto as Annex C (“Certificate of Amendment”). The proposed Certificate of Amendment would be filed, and would become effective, as determined by the Board of Directors, in the event the reverse split is deemed by the Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange. The Board of Directors, in its sole discretion, would determine the ratio of the reverse split, but such ratio would be within a range of 1:2 to 1:5.

PLEASE NOTE THAT UNLESS SPECIFICALLY INDICATED TO THE CONTRARY, THE DATA CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING BUT NOT LIMITED TO SHARE NUMBERS, CONVERSION PRICES AND EXERCISE PRICES OF WARRANTS AND OPTIONS, DOES NOT REFLECT THE IMPACT OF ANY REVERSE STOCK SPLIT THAT MAY BE EFFECTED PURSUANT TO THE TERMS OF THIS NEOSTEM PROPOSAL NO. 3.

Purpose

If the Board chooses to effect the reverse stock split, it will be based upon the following considerations:

•	Maintaining a Listing on the NYSE Amex. NeoStem believes it is in the company’s best interests to maintain the listing of the NeoStem Common Stock on the NYSE Amex. NYSE Amex rules currently require a listed company to have a minimum price per share of $1.00.

•	Future Listing Applications. NeoStem may in the future apply for listing on another stock exchange or market which includes in its listing standards a minimum price per share greater than the then current price per share of NeoStem’s common stock.

Additionally, a higher stock price resulting from a reverse stock split could otherwise help generate investor interest in NeoStem, increase trading volume in NeoStem Common Stock, help facilitate future financings or increase NeoStem’s ability to use its capital stock in acquisitions, although there can be no assurance that a reverse stock split would result in any of the foregoing.

NYSE Amex Requirements for Continued Listing

NeoStem Common Stock is currently traded on the NYSE Amex. The Board of Directors believes that maintaining a listing on the NYSE Amex may provide a broader market for NeoStem Common Stock, increase stockholder value and facilitate the use of NeoStem Common Stock in financings, acquisitions and other transactions. The standards for maintaining a listing on the NYSE Amex require NeoStem to have, among other things, a minimum price per share currently set at $1.00. Authorization to effect a reverse split would be helpful in maintaining, but would by no means guarantee, continued compliance with the minimum price per share requirements.

Requirements for Listing on Other Exchanges or Markets

NeoStem may also consider application for listing of the NeoStem Common Stock on other exchanges or markets in or outside the United States. Any such listing may require the market price of NeoStem Common Stock to be increased above its then current level. While authorization to effect a reverse stock split may be helpful in achieving any such relevant minimum share price, a reverse stock split could not guarantee that the NeoStem Common Stock would achieve any such relevant minimum price.

Potential Increased Investor Interest

In approving the proposal approving the Certificate of Amendment, the NeoStem Board of Directors noted that a low share price can reduce the effective marketability of stocks because of the reluctance of some brokerage firms to recommend low-priced stocks to their clients and because many institutional investors generally do not invest in low priced stocks. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low-priced stocks because the brokerage commission on a sale of low-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue. The Board of Directors believes that the reverse stock split may result in a higher trading range for the NeoStem Common Stock and may encourage institutional investors to invest in, and brokerage houses to recommend, NeoStem Common Stock. If the reverse stock split is effected, the market price of NeoStem Common Stock will also be based on NeoStem’s performance and other factors unrelated to the number of shares outstanding.

Principal Effects of the Reverse Stock Split

In the event the NeoStem Board of Directors determines to effect the reverse stock split, the form of amendment to NeoStem’s Amended and Restated Certificate of Incorporation effecting the reverse stock split would be as set forth in Annex C to this joint proxy statement/prospectus. The Certificate of Amendment, as more fully described below, would effect the reverse stock split but would not change the number of authorized shares of NeoStem Common Stock or preferred stock, or the par value of the NeoStem Common Stock or preferred stock.

In the event the reverse stock split is effected, it will be effected simultaneously for all outstanding shares of NeoStem Common Stock. The reverse stock split will affect all of NeoStem’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in NeoStem, except to the extent that the reverse stock split results in any of NeoStem’s stockholders owning a fractional share, in which case such fractional share will be rounded up to the next whole share. NeoStem Common Stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect NeoStem’s continuing to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

As shown in the table below, in the event the reverse stock split is effected, one of its effects will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in NeoStem’s management being able to issue more shares without further stockholder approval. The NeoStem Board of Directors believes that the continued availability of sufficient shares of NeoStem Common Stock is necessary and desirable to permit NeoStem the flexibility of engaging in future equity financings or acquisitions utilizing NeoStem Common Stock.

The following table provides estimates of the number of shares of NeoStem Common Stock authorized, issued and outstanding, reserved for issuance and authorized but neither issued nor reserved for issuance at the following times: (i) prior to any reverse stock split, (ii) in the event a reverse stock split is effected and it is at a 1:2 ratio and (iii) in the event a reverse stock split is effected and it is at a 1:5 ratio:

	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding(1)(3)	Number of Shares Reserved for Issuance(2)(3)	Number of Shares Authorized but Neither Issued nor Reserved for Future Issuance(1)(2)(3)
Prior to any Reverse Stock Split	500,000,000	75,317,256	50,608,600	374,074,144
After Assumed 1:2 Reverse Stock Split	500,000,000	37,658,628	25,304,300	437,307,072
After Assumed 1:5 Reverse Stock Split	500,000,000	15,063,451	10,121,720	474,814,829

(1)	These estimates assume a total of 75,317,256 shares of NeoStem Common Stock issued and outstanding immediately prior to the reverse stock split, which includes (i) 64,117,256 shares issued and outstanding as of November 22, 2010, plus (ii) a total of 11,200,000 shares of NeoStem Common Stock to be issued in connection with the Merger.
(2)	The following 58,831,287 shares of NeoStem Common Stock are included in the Number of Shares Reserved for Issuance: (i) 21,843,507 shares issuable upon the exercise of NeoStem warrants (including Class A Warrants) outstanding as of November 22, 2010; (ii) a maximum of 3,000,000 shares issuable upon the exercise of warrants that may be issued to PCT Members in connection with the Merger; (iii) 10,000 shares issuable upon conversion of 10,000 shares of NeoStem Series B Preferred Stock outstanding as of November 22, 2010; (iv) 13,588,214 shares issuable upon the exercise of options outstanding as of November 22, 2010; (v) 12,166,879 shares which represents 200% of the shares issuable upon the conversion of the Series E 7% Senior Convertible Preferred Stock (“Series E Preferred Stock”) pursuant to the contractual provisions related to the Series E Preferred Stock; and (vi) an additional aggregate of 8,222,687 shares reserved for issuance under NeoStem’s 2003 Equity Participation Plan, 2009 Plan and the 2009 Non-U.S. Equity Compensation Plan (excluding shares and options already issued and therefore included in the numbers in footnotes (1) and (2)(iv) above. All shares reserved for issuance would be proportionately reduced by the same ratio at which outstanding shares are adjusted, in the event a reverse stock split is effected. These estimates do not reflect the effect of additional shares of NeoStem Common Stock which would be reserved for issuance pursuant to the 2009 Plan if the stockholders approve NeoStem Proposal No. 2 to increase the number of shares of NeoStem Common Stock authorized for issuance under the 2009 Plan by 4,000,000 shares.
(3)	These estimates also do not reflect the potential effect of rounding up for fractional shares that may result from the reverse stock split.

Other than as described in this joint prospectus/proxy statement relating to securities to be issued in connection with the Merger and pursuant to the 2009 Plan (each as proposed to be amended or adopted, respectively), there are at present no plans, agreements, undertakings or arrangements on the part of NeoStem concerning the issuance of shares of NeoStem Common Stock, other than upon exercise of options and warrants from time to time, and other than shares that could be issued to certain service providers, employees and consultants and in connection with potential acquisitions of intellectual property and capital raising activities conducted by NeoStem from time to time. If any plans, understandings, agreements or arrangements are made concerning the issuance of any such shares, holders of then outstanding shares of NeoStem Common Stock may or may not be given the opportunity to vote thereon, depending on the nature of any such transactions, the law applicable thereto and the judgment of the NeoStem Board of Directors regarding the submission thereof to NeoStem’s stockholders.

Board Discretion to Effect Reverse Stock Split

The NeoStem Board of Directors may effect only one reverse stock split in connection with this proposal and such reverse stock split must be effected on or before the date on which the 2012 annual meeting of stockholders is held, irrespective of whether additional stockholder meetings are held in the intervening period. If the NeoStem Board of Directors desires to delay the reverse stock split until after the date on which the 2012 annual meeting of stockholders is held, NeoStem shall resolicit stockholder approval. The NeoStem Board of Directors’ decision to effect the reverse split, if at all, will be based primarily on maintaining the listing criteria of the NYSE Amex or to list NeoStem Common Stock with another exchange, as well as existing and expected trading prices for NeoStem Common Stock based on milestone achievements in NeoStem’s development. In the event the stockholders approve this NeoStem Proposal No. 3 and the Board of Directors decides to effect a reverse split, the Board of Directors may nonetheless abandon the proposed reverse split, without further action by the stockholders, at any time prior to the effectiveness of the filing of the amendment with the Secretary of State of the State of Delaware.

Par Value

In the event the reverse stock split is effected, the par value of NeoStem Common Stock will remain at $0.001 per share, the same pre-reverse split as post-reverse split. If the reverse stock split is effected, the total stated capital will be reduced and additional paid-in-capital will be increased in the same amount, as discussed below.

Accounting Matters

In the event the reverse stock split is effected, it will not affect the total amount of stockholders’ equity on NeoStem’s balance sheet. However, because the par value of NeoStem Common Stock will remain unchanged on the effective date of the split, the components that make up the NeoStem Common Stock capital account will change by offsetting amounts. In the event the reverse stock split is effected, depending on the size of the reverse stock split the NeoStem Board of Directors decides to implement, the stated capital component will be reduced by an amount between $32,059 (in the event of a ratio of 1:2) and $51,294 (in the event of a ratio of 1:5) from the amount of the stated capital as of November 22, 2010, and the additional paid-in capital component will be increased by the same amount by which the stated capital is reduced. The per share net income or loss and per share net book value of NeoStem will be increased because there will be fewer shares of NeoStem Common Stock outstanding. Prior periods’ per share amounts on future financial statement reports will be restated to reflect the reverse stock split for comparative purposes.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the NeoStem Board of Directors or contemplating a tender offer or other transaction for the combination of NeoStem with another company, the reverse stock split proposal is not being proposed in response to any effort of which NeoStem is aware to accumulate shares of NeoStem Common Stock or obtain control of NeoStem, nor is it part of a plan by management to recommend a series of similar amendments to the NeoStem Board of Directors and stockholders. The NeoStem Board of Directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of NeoStem.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, NeoStem’s stockholders are not entitled to appraisal rights with respect to the reverse stock split, and NeoStem will not independently provide stockholders with any such right.

Fractional Shares

NeoStem will not issue fractional shares of stock in connection with any reverse stock split. In lieu thereof, stockholders who would otherwise be entitled to receive a factional share as a consequence of the reverse stock split will be rounded up to the next whole share of NeoStem Common Stock. As a result, stockholders will not receive cash for fractional shares.

Miscellaneous

In the event the reverse stock split is effected, it will result in an increased number of stockholders owning “odd lots” of fewer than 100 shares of NeoStem Common Stock after the reverse split. The per share costs, including brokerage commissions, of transactions in odd lots, are generally higher than the costs of transactions in “round lots” of multiples of 100 shares.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If NeoStem’s stockholders approve the Certificate of Amendment effecting the reverse stock split, and if the NeoStem Board of Directors believes that effecting a reverse stock split is in the best interests of NeoStem and its stockholders, the NeoStem Board of Directors will determine the ratio of the reverse stock split to be implemented and publicly announce such ratio.

NeoStem will file a certificate of amendment with the Secretary of State of the State of Delaware at such time as the NeoStem Board of Directors has determined to be the appropriate Split Effective Time. The NeoStem Board of Directors may delay effecting the reverse stock split until the date on which the 2012 annual meeting of stockholders is held without resoliciting stockholder approval. However, NeoStem must resolicit stockholder approval if the NeoStem Board of Directors delays effecting the reverse stock split until after the date on which the 2012 annual meeting of stockholders is held. Beginning at the Split Effective Time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

In the event the reverse stock split is effected, as soon as practicable after the Split Effective Time, stockholders will be notified that the reverse stock split has been effected. NeoStem’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares may surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by NeoStem. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent and the applicable transfer fee payable by the stockholder. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO.

Impact of Potential Reverse Stock Split Upon Other Data Contained in this Joint Proxy Statement/Prospectus

Unless indicated to the contrary, the data contained in this joint proxy statement/prospectus does not reflect the impact of any reverse stock split that may be effected pursuant to the terms of this NeoStem Proposal No. 3.

Vote Required to Approve the Certificate of Amendment to the Amended and Restated Certificate of Incorporation

The affirmative vote of a majority of the voting power outstanding as of the Record Date is required to approve the Certificate of Amendment to the Amended and Restated Certificate of Incorporation authorizing a reverse stock split. If you abstain or do not instruct your broker how to vote with respect to this proposal, your abstention or broker non-vote will have the same effect as a vote against this proposal. By approving the Certificate of Amendment to NeoStem’s Amended and Restated Certificate of Incorporation authorizing a reverse stock split, stockholders will be approving the potential combination of any whole number of issued shares of NeoStem Common Stock between and including two and five shares into one share. Irrespective of whether any of the other NeoStem proposals are approved by the stockholders, the Board may, in its sole discretion, effect a reverse stock split if this proposal is approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” PROPOSAL NO. 3.

NEOSTEM PROPOSAL NO. 4

TO APPROVE THE ISSUANCE OF NEOSTEM COMMON STOCK UPON THE CONVERSION OR REDEMPTION OF OUR SERIES E 7% SENIOR CONVERTIBLE PREFERRED STOCK AND UPON EXERCISE OF THE WARRANTS ISSUED WITH SUCH SHARES OF PREFERRED STOCK

Introduction

On November 19, 2010, we issued the following securities upon the consummation of two public offerings: (i) 6,337,980 shares of our common stock and warrants to purchase up to 3,168,993 shares of our common stock in what we refer to as our “Common Stock Offering” and (ii) 10,582,011 shares (the “Preferred Shares”) of our Series E 7% Senior Convertible Preferred Stock (“Series E Preferred Stock”), warrants (the “Preferred Warrants”) to purchase up to 1,322,486 shares of our common stock and 164,418 shares of our common stock in what we refer to as our “Preferred Stock Offering.”

Reason for Seeking Stockholder Approval

As a NYSE Amex-listed company, we are subject to Section 713 of the NYSE Amex Company Guide (the “Company Guide”) which requires stockholder approval for the issuance of additional shares of a listed company’s common stock under certain circumstances. Section 713 of the Company Guide provides that an issuer is required to seek stockholder approval:

(a)	when the additional shares will be issued in connection with a transaction involving (i) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) at a price less than the greater of book or market value which together with sales by officers, directors or principal shareholders of the issuer equals 20% or more of presently outstanding common stock; or (ii) the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock; or
(b)	when the issuance or potential issuance of additional shares will result in a change of control of the issuer, including, but not limited to, those issuances that constitute a reverse merger.

The Preferred Shares are convertible at an initial conversion price of $2.0004, which is above the per share market price and book value of our common stock on the date the Preferred Stock Offering was priced. Similarly, the Preferred Warrants are initially exercisable (beginning six months after the closing of the Preferred Stock Offering) at a price of $2.0874 per share, which is above the per share market price and book value of our common stock on the date the Preferred Stock Offering was priced. Both the initial conversion price of the Preferred Shares and the initial exercise price of the Preferred Warrants are subject to “weighted average” anti-dilution protection in specified circumstances. As a result, we cannot now determine the maximum number of shares of our common stock that could be issuable in the future upon the conversion of the Preferred Shares or exercise of the Preferred Warrants or the market price or book value of our common stock at the times such shares of common stock may be issued. Accordingly, Section 713(a) of the Company Guide is applicable in the future to issuances of common stock underlying the Preferred Shares and the Preferred Warrants.

In addition, under the certificate of designations which describes the terms of our Series E Preferred Stock, we are required to redeem shares of Series E Preferred Stock, plus accrued dividends, at a formula price each month in cash or, at our option, in shares of our common stock if certain conditions are satisfied. We may also pre-pay the outstanding balance of the Preferred Shares in cash, or, at our option if certain conditions are satisfied and up to a specified limit, in shares of our common stock. All payments made in stock will be at the VWAP Price (defined below). The price of the shares will be calculated based on 92% of the average of the lowest five VWAPs (volume weighted average prices) of the 20 trading days prior to the payment date (the “VWAP Price”). We cannot now determine the maximum number of shares of our common stock that we may elect to issue in the future as a result of these provisions or the market price or book value of our common stock at the times such shares of common stock may be issued. Accordingly, Section 713(a) is applicable in connection with any such future issuances.

The terms of the Series E Preferred Stock and the Preferred Warrants provide that the total number of shares of our common stock issued or issuable to the holders of any Preferred Shares and Preferred Warrants shall not (when aggregated with any shares of common stock already issued upon conversion or redemption of the Preferred Shares or upon exercise of the Preferred Warrants) exceed the maximum number of shares of common stock which we can issue pursuant to any rule or regulation of the NYSE Amex (or any other national securities exchange on which our common stock trades), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to shares of our common stock occurring after the closing of the Preferred Stock Offering. In accordance with these contractual provisions, no shares of our common stock in excess of 4,962,000 shares will be issued by us under the Preferred Shares and under the Preferred Warrants, whether by reason of conversion, redemption, exercise or otherwise, and no voting rights may be exercised, until after stockholder approval of such issuances is obtained. This NeoStem Proposal No. 4 seeks such approval. For a more complete descripton of the terms of the Preferred Shares and the Preferred Warrants, see “Description of Securities--Series E 7% Senior Convertible Preferred Stock” on page 224 and “Description of Securities--Warrants Issued in NeoStem’s Preferred Stock Offering” on page 238.

If our stockholders fail to approve this NeoStem Proposal No. 4, we could be required to repurchase the Preferred Shares for $10 million in cash, plus interest and prepayment penalty. No assurance can be given that we would have the cash or financial resources available to us to make such a payment, and such an acceleration would have a material adverse effect on our business and financial condition and may impair our ability to continue in business as a going concern.

By voting “FOR” this NeoStem Proposal No. 4, you are voting to approve, in the aggregate, any issuance of NeoStem common stock, including issuances in excess of 4,962,000 shares, (i) upon the conversion or redemption of the Preferred Shares and otherwise as described above and in the certificate of designations pertaining to the Series E Preferred Stock and (ii) upon the exercise of the Preferred Warrants as described above and in such Preferred Warrants.

Vote Required

The affirmative vote of a majority of the total votes cast in person or by proxy at the NeoStem Special Meeting will be required for the approval of this proposal. Directors, executive officers and their affiliates, who own approximately 45% of the voting power of the outstanding NeoStem Common Stock on the record date, have agreed to vote their shares in favor of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE “FOR” PROPOSAL NO. 4.

NEOSTEM PROPOSAL NO. 5

We propose that the NeoStem stockholders approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve any of the NeoStem Proposals described above.

Vote Required

The affirmative vote of the holders of a majority of the shares present at the NeoStem Special Meeting and entitled to vote will be required to approve an adjournment of the NeoStem Special Meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the NeoStem Special Meeting to approve the proposals submitted at the NeoStem Special Meeting (NeoStem Proposal No. 5).

Recommendation of NeoStem’s Board of Directors

The NeoStem board of directors recommends that the NeoStem stockholders vote “FOR” NeoStem Proposal No. 5, the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve Proposal No. 1 at the time of the NeoStem meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE STOCKHOLDERS OF NEOSTEM VOTE
“FOR” PROPOSAL NO. 5.

NEOSTEM EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the three other most highly compensated executive officers, for services as executive officers for the last two fiscal years.*

NeoStem Summary Compensation Table

Name and Principal Function	Year	Salary		Bonus		Stock Awards(1)		Option Awards(1)		All Other Compensation		Total Compensation
Robin Smith, Chief Executive Officer	2009	$302,500		$275,000	(2)	$1,236,250	(3)	$3,322,252	(4)	$30,378	(5)	$5,166,380
	2008	$261,893	(6)	$250,000	(7)	$—		$192,315	(8)	$23,528	(9)	$727,736
Mark Weinreb, former President*	2009	$209,000		$40,000		$—		$499,154	(10)	$26,804	(11)	$744,958
	2008	$210,000		$30,000		$—		$192,315	(12)	$32,167	(13)	$464,482
Catherine Vaczy, Vice President and General Counsel	2009	$177,722		$55,000		$327,750	(14)	$954,610	(15)	$18,921	(16)	$1,534,003
	2008	$167,722	(17)	$10,000	(18)	$—		$61,636	(19)	$11,500	(20)	$250,858
Larry May, Vice President and Chief Financial Officer	2009	$165,000		$12,500		$—		$381,330	(21)	$9,000	(22)	$567,830
	2008	$165,000	(22)	$—		$—		$61,636	(24)	$9,000	(22)	$235,636

*	Mr. Weinreb resigned as our President effective October 2, 2009. For a description of the Separation Agreement and General Release entered into between NeoStem and Mr. Weinreb, please see the discussion under the heading “Mark Weinreb — President through October 2, 2009,” below.
(1)	Amounts shown under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with new SEC rules. In prior years, the applicable rules required disclosure of the dollar amount recognized for financial statement purposes. Accordingly, the amounts in the Option Awards column for 2008 have been revised to conform to the new disclosure requirements. No stock awards were granted in 2008. All stock awards, option awards and other shares discussed in this table were issued under the Company’s 2003 Equity Participation Plan or 2009 Equity Compensation Plan with a per share price generally equal to the fair market value of a share of common stock on the date of grant.
(2)	On October 1, 2009, Dr. Smith earned a bonus of $275,000. To help conserve cash, she elected to defer receiving a total payment of the bonus. In November 2009, we paid Dr. Smith $50,000 of this bonus, in February 2010, $125,000 was paid and as of June 17, 2010 the remainder was paid. We recognized this bonus as compensation in 2009 and $225,000 is reflected on our balance sheet at December 31, 2009 as an accrued liability.
(3)	In 2009, Dr. Smith was granted the following stock awards which were fully vested upon grant unless otherwise stated: 25,000 shares of our common stock with a per share price of $1.95 on May 21, 2009, 500,000 shares of our common stock with a per share price of $1.71 (for which we agreed to pay total withholding taxes) on July 8, 2009 which were vested as to 300,000 shares on grant and were scheduled to vest as to the remaining 200,000 shares upon achievement of a specific business milestone (vesting schedule revised resulting in accelerated vesting, as ratified by the Compensation Committee on July 7, 2010) and 175,000 of common stock with a per share price of $1.90 (for which we agreed to pay total withholding taxes) on October 30, 2009 upon closing of the Merger.
(4)	In 2009, Dr. Smith was granted the following options: On May 21, 2009, options to purchase 100,000 shares of our common stock at an exercise price of $1.95 per share which was vested in its entirety on the date of grant; on July 8, 2009 options to purchase 500,000 shares of our common stock at an exercise price of $1.71 per share which vested as to 250,000 shares on the date of grant and 250,000 upon the achievement of a business milestone which was achieved upon consummation of the Merger; on October 29, 2009 options to purchase 750,000 shares of our common stock at an exercise price of $2.04 per share and scheduled to vest as to 250,000 upon the achievement of a specific business milestone, 250,000 on July 8, 2010 and 250,000 on July 8, 2011 (as to which on July 7, 2010, the Compensation Committee accelerated the vesting of the 250,000 options scheduled to vest upon the achievement of a business milestone and the 250,000 options scheduled to vest on July 8, 2011); on October 30, 2009 options to purchase 229,678 shares of our common stock at an exercise price of $1.90 per share which vested in its entirety on the date of grant; on November 4, 2009 options to purchase 200,000 shares of common stock at an exercise price of $1.66 per share granted under the Director Compensation Plan, which vests as to one-third on each one year anniversary of the date of grant. Includes $17,140 attributable to a total of 374,000 options that were subject to the Repricing (as hereinafter defined).
(5)	Consisted of (i) a car allowance of $12,000 and (ii) approximately $12,500 paid by us on behalf of Dr. Smith for life insurance.
(6)	To conserve cash, Dr. Smith agreed to accept shares of our common stock in lieu of salary. Of the amount shown for salary in 2008, $50,000 was paid to Dr. Smith through the issuance of 16,574 shares of our common stock with a per share price equal to $1.70 (net of shares in payment of applicable withholding taxes), and $24,437.50 was paid through the issuance of 33,941 shares of our common stock with a per share price equal to $0.72 (for which we agreed to pay total withholding taxes).
(7)	On October 1, 2008, Dr. Smith earned a bonus of $250,000. To help conserve cash, she elected to defer receiving payment of the bonus. We recognized this bonus as compensation in 2008 and it is reflected on the balance sheet as an accrued liability. In April 2009, Dr. Smith distributed $25,000 of this bonus to Ms. Vaczy and by June 30, 2009, Dr. Smith had been paid the balance of $225,000.
(8)	In 2008, Dr. Smith was awarded the following options: on February 27, 2008, options to purchase 120,000 shares of our common stock at an exercise price of $1.63 per share, 90,000 of which vested during 2008 and 30,000 of which are scheduled to vest upon the achievement of a business milestone which was achieved upon consummation of the Merger; on October 31, 2008 options to purchase 5,000 shares of our common stock at an exercise price of $1.13 per share, all of which vested during 2008.
(9)	Consisted of (i) a car allowance of $11,000 and (ii) approximately $12,500 paid by us on behalf of Dr. Smith for life insurance.
(10)	On May 21, 2009, Mr. Weinreb was granted options to purchase 100,000 shares of our common stock at an exercise price of $1.95 which vested in their entirety on the date of grant. Pursuant to Mr. Weinreb’s Separation Agreement and General Release, Mr. Weinreb’s outstanding options were repriced (based on the terms of the Repricing) and the term was modified and this includes $304, 254 attributable to such actions.
(11)	Consisted of (i) a car allowance of $13,000 and (ii) approximately $13,800 paid by us on behalf of Mr. Weinreb for disability, life and long-term care insurance.
(12)	In 2008, Mr. Weinreb was awarded the following options: on February 27, 2008, options to purchase 120,000 shares of our common stock at an exercise price of $1.63 per share, 70,000 of which vested during 2008 and 50,000 of which were scheduled to vest upon the achievement of business milestones; on October 31, 2008 options to purchase 5,000 shares of our common stock at an exercise price of $1.13, all of which were scheduled to vest upon the achievement of a business milestone.
(13)	Consisted of (i) a car allowance of $12,000 and (ii) approximately $20,100 paid by us on behalf of Mr. Weinreb for disability, life and long-term care insurance.
(14)	In 2009, Ms. Vaczy was awarded the following stock awards: on July 8, 2009, 25,000 shares of our common stock with a per share price of $1.71 (for which we agreed to pay total withholding taxes) and on October 30, 2009 150,000 shares of common stock with a per share price of $1.90 (for which we agreed to pay total withholding taxes) upon consummation of the Merger.
(15)	In 2009, Ms. Vaczy was awarded the following options: on May 21, 2009, options to purchase 75,000 shares of common stock at an exercise price of $1.95 per share which vested in their entirety on the date of grant; on July 8, 2009 options to purchase 200,000 shares of common stock at an exercise price of $1.71 per share which vested as to 100,000 on the date of grant and 100,000 upon shareholder approval of the Merger; on October 29, 2009 upon shareholder approval of Merger options to purchase 100,000 shares of common stock at an exercise price of $2.04 per share and which vest in their entirety on the first anniversary of signing of her employment extension agreement; on October 30, 2009 options to purchase 53,955 shares of our common stock at an exercise price of $1.90 per share which vested in their entirety on the date of grant; on November 4, 2009 options to purchase 100,000 shares of our common stock at an exercise price of $1.66 per share which vest as to one-third of the shares on each one year anniversary of the date of grant. Includes $3,444 attributable to a total of 71,000 options that were subject to the Repricing.
(16)	Consisted of (i) a car allowance per Ms. Vaczy’s employment agreement with us of approximately $13,000 and (ii) approximately $5,900 for club membership dues.

(17)	To conserve cash, Ms. Vaczy agreed to accept shares of common stock in lieu of salary. Of the amount shown for salary in 2008, $11,250 was paid to Ms. Vaczy through the issuance of 3,729 shares of our common stock with a per share price equal to $1.70 per share (net of shares in payment of applicable withholding taxes), and $10,578.50 was paid through the issuance of 14,692 shares of common stock with a per share price equal to $0.72 per share (for which we agreed to pay total withholding taxes).
(18)	See Note 7.
(19)	In 2008, Ms. Vaczy was granted the following options: on February 27, 2008, options to purchase 36,000 shares of common stock at an exercise price of $1.63 per share, 10,000 of which vested during 2008 and 26,000 of vested upon the achievement of a business milestone; on October 31, 2008 options to purchase 5,000 shares of common stock at an exercise price of $1.13 per share, all of which vested during 2008.
(20)	Consisted of a car allowance per Ms. Vaczy’s employment agreement with us.
(21)	In 2009, Mr. May was awarded the following options: on October 29, 2009 options to purchase 150,000 shares of common stock at an exercise price of $2.04 per share which vested in their entirety on the date of grant; on October 30, 2009 options to purchase 41,476 shares of our common stock at an exercise price of $1.90 per share, of which 34,804 vested in their entirety on the date of grant and 7,392 vest upon the achievement of a specific business milestone. Includes $3,645 attributable to a total of 55,500 options that were subject to the Repricing.
(22)	Consisted of a car allowance per Mr. May’s employment agreement with us.
(23)	To conserve cash Mr. May agreed to accept shares of common stock in lieu of salary. Of the amount shown for salary in 2008, $10,687.50 was paid to Mr. May through the issuance of 14,844 shares of our common stock with a per share price equal to $.72 per share (for which we agreed to pay total withholding taxes).
(24)	On February 27, 2008, Mr. May was granted options to purchase 36,000 shares of our common stock at an exercise price of $1.63 per share, 10,000 of which vested during 2008 and 26,000 of which were scheduled to vest upon the achievement of a business milestone. On October 31, 2008 he was granted options to purchase 5,000 shares of our common stock at an exercise price of $1.13 per share, all of which vested during 2008.

EMPLOYMENT AGREEMENTS AND EQUITY GRANTS

Employment Agreements

This section contains a description of the employment agreements we have (or had during the years ended December 31, 2008 and 2009) with the officers named in the Summary Compensation Table. The descriptions to follow provide further information about the compensation that is shown in the Summary Compensation Table for these officers. They also give you information about payments that could be received by these officers under certain circumstances at such time as their employment ends with us, for example, certain severance arrangements. All numbers in the descriptions have been adjusted (as appropriate) to reflect both the one-for-ten reverse stock split which was effective as of August 31, 2006 and the one-for-ten reverse stock split which was effective as of August 9, 2007.

The employment agreements for members of our management (including Messrs. May and Weinreb and Ms. Vaczy but excluding the Chief Executive Officer) expired between December 31, 2008 and January 19, 2009. However, we have continued to compensate these individuals based on their base salary, stated bonus and employee benefits that would otherwise be due to such individuals under such agreements and effective July 8, 2009, Ms. Vaczy’s employment agreement was extended subject to certain different and additional terms and she further received a salary increase to $191,000 by action of the Compensation Committee on October 29, 2009. In addition, effective as of July 7, 2010, we entered into a letter agreement (the “2010 Extension”) with Ms. Vaczy pursuant to which her Original Agreement, as amended, was further extended until December 31, 2011, subject to certain different and additional terms. The 2010 Extension provides that Ms. Vaczy shall receive (i) a base salary of $211,000 per annum which will be increased by ten percent (10%) effective July 7, 2011; (ii) a bonus of $50,000, half of which was payable on July 7, 2010 and half of which is payable upon achievement of a business milestone; (iii) a minimum bonus of $60,000 during the second year of the term; (iv) an option granted on July 7, 2010 under the 2009 Plan to purchase 350,000 shares of NeoStem Common Stock, which shall vest and become exercisable as to 100,000 shares on the one year anniversary of the grant date, 50,000 shares on December 31, 2011, and as to the remaining 200,000 shares upon the achievement of business milestones; and (v) business club dues not to exceed $5,000 annually. Mr. Weinreb resigned as our President effective October 2, 2009. For a description of the Separation Agreement and General Release entered into between us and Mr. Weinreb, please see the discussion under the heading “Mark Weinreb — President through October 2, 2009,” below.

Robin L. Smith — Chief Executive Officer and Chairman of the Board

On May 26, 2006, we entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as our Chief Executive Officer. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or us. The effective date of Dr. Smith’s employment agreement was June 2, 2006. Under this agreement, Dr. Smith was entitled to receive a base salary of $180,000 per year, to be increased to $236,000 after the first year anniversary of the effective date of her employment agreement. Dr. Smith was also eligible for an annual bonus determined by the Board, a car allowance of $1,000 per month and variable life insurance with payments not to exceed $1,200 per month.

On January 26, 2007, in connection with the January 2007 private placement, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010 and (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect. As consideration for her agreement to substantially extend her employment term, among other agreements contained in this amendment, on January 18, 2007 Dr. Smith was also granted an option under our 2003 Equity Participation Plan to purchase 55,000 shares of our common stock at a per share exercise price equal to $5.00 vesting as to (i) 25,000 shares upon the first closings in the January 2007 private placement; (ii) 15,000 shares on June 30, 2007; and (iii) 15,000 shares on December 31, 2007.

Effective as of September 27, 2007, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement was further amended to provide that: (a) Dr. Smith’s base salary would be increased to $275,000; (b) her base salary would be increased by 10% on each one-year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith’s bonus for 2008 was set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; and (e) we agreed to pay membership and annual fees for a club in New York of Dr. Smith’s choice for business entertaining and meetings.

On January 9, 2008, we entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement was further amended to provide that, in response to our efforts to conserve cash, Dr. Smith would be paid $50,000 of her 2008 salary in shares of our common stock, net of shares in payment of applicable withholding taxes valued at the closing price of our common stock on the date of issuance. Accordingly, Dr. Smith was issued 16,574 shares of our common stock pursuant to our 2003 Equity Participation Plan which was based on a price per share of $1.70, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors. The cash component of her salary for 2008 was $225,000.

On August 29, 2008, we entered into a letter agreement with Dr. Smith, pursuant to which, in response to our efforts to conserve cash, Dr. Smith agreed to accept shares of our common stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of our common stock. The number of shares so issued was based on $0.72, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors, for which we agreed to pay total withholding taxes. All such shares were issued under our 2003 Equity Participation Plan. In connection therewith, the vesting of 15,000 shares of our common stock granted to Dr. Smith under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

Effective July 1, 2009, the cash component of Dr. Smith’s annual salary was increased to $302,500. On July 29, 2009, we amended the terms of our employment agreement with Dr. Smith by means of a letter agreement to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to consummation of the Merger, awarded to Dr Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011. Dr. Smith has been paid all of the bonus for 2009 and a $300,000 bonus authorized by the Compensation Committee for 2010 is expected to be paid by year-end 2010.

We maintain key-man life insurance on Dr. Smith in the amount of $3,000,000. As of October 29, 2009, The Compensation Committee of the Board approved the reimbursement to Dr. Smith of premiums, up to $4,000 annually, for disability insurance covering Dr. Smith.

Per Dr. Smith’s January 26, 2007 letter agreement with us, upon our termination of Dr. Smith’s employment without cause or by Dr. Smith with good reason, we were to pay to Dr. Smith her base salary at the time of termination for the two-year period following such termination. Dr. Smith’s September 27, 2007 letter agreement provides that such payment of severance can be made instead in 12 equal monthly installments beginning the date of termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon our termination of Dr. Smith’s employment without cause or by Dr. Smith for good reason, Dr. Smith shall be entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a two year period (as modified); and (iii) have all options which would have vested during the 12-month period following the date of termination, become fully vested, and together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise). Upon our termination of Dr. Smith’s employment for cause or by Dr. Smith without good reason, Dr. Smith shall be entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited). Upon termination for death or disability, Dr. Smith (or her estate) shall be entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (iii) have all vested options remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Per Dr. Smith’s May 26, 2006 employment agreement, upon a change in control of our Company, options held by Dr. Smith shall be governed by the terms of applicable agreements and equity compensation plans, but in any event at least 75% of Dr. Smith’s then unvested options shall become immediately vested and exercisable upon a change in control. Further, in the event Dr. Smith voluntarily terminates her employment without good reason following a change in control, Dr. Smith shall be entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all options which would have vested during the 12-month period following the date of termination, become fully vested, and together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Mark Weinreb — President through October 2, 2009

On February 6, 2003, Mr. Weinreb was appointed President and Chief Executive Officer of our Company and we entered into an employment agreement with Mr. Weinreb. On June 2, 2006, Mr. Weinreb resigned as Chief Executive Officer and Chairman of the Board, but continued as President and a director. Mr. Weinreb’s original employment agreement was amended a number of times over the years.

Effective as of September 28, 2007, our employment agreement with Mr. Weinreb, as amended, provided for: (a) a base salary of $210,000; (b) a quarterly bonus of $7,500 payable at the end of each quarterly period during the term commencing as of September 30, 2007; and (c) severance payments such that in the event of termination of employment, any severance to which Mr. Weinreb would be entitled under the Agreement shall equal the lesser of one year of his base salary or his base salary payable for the remainder of the term, in each case paid out over a 12 month period in accordance with the payroll policies and practices of our Company. In addition, on February 27, 2008 the Compensation Committee authorized a cash bonus of $20,000 to be paid to Mr. Weinreb for every 200 paid adult stem cell collections at collection centers.

Effective October 2, 2009 (the “Termination Date”), Mark Weinreb resigned as our President. In connection with Mr. Weinreb’s resignation, we and Mr. Weinreb entered into a Separation Agreement and General Release (the “Separation Agreement”). Under the terms of the Separation Agreement, we (i) continued to pay Mr. Weinreb’s regular salary of $17,500 per month through December 31, 2009; (ii) paid Mr. Weinreb a bonus of $32,500 ($7,500 of which was his standard quarterly bonus); and (iii) agreed to make COBRA payments for a period of one year on Mr. Weinreb’s behalf for himself and his family. All unvested options to purchase our common stock were forfeited as of the Termination Date, except that options to purchase an aggregate of 20,000 shares of our common stock (half at an exercise price of $4.95 and the balance at $1.63) were not to be forfeited and were vested in accordance with their terms upon the completion of the Merger. The Separation Agreement contains other customary terms and provisions, including mutual releases and non-disparagement provisions, as well as remedies for breaches of the Agreement and the Covenant Agreement.

Mr. Weinreb’s outstanding options issued under our 2003 Equity Participation Plan (the “2003 Plan”) were re-priced on October 30, 2009 to an exercise price of $1.90, which was the fair market value on the date of the Repricing, to the extent that the exercise prices of such options exceeded fair market value on the date of the Repricing. All of Mr. Weinreb’s outstanding options were amended so that the period during which he may exercise a vested option ends on the earlier of: (i) the original expiration date of each such option; (ii) the second anniversary of the Termination Date; and (iii) the date on which we determine in good faith that Mr. Weinreb has violated the terms of a previously-executed Employee Confidentiality, Invention Assignment and Non-Compete Agreement (the “Covenant Agreement”); provided that we agreed that an option to purchase 100,000 shares at $1.95 issued under the our 2009 Equity Compensation Plan (the “2009 Plan”) will remain exercisable for its original ten year term unless clause (iii), above, is applicable.

Catherine M. Vaczy — Vice President and General Counsel

On April 20, 2005, we entered into a letter agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy served as our Vice President and General Counsel. The term of this original agreement was three years.

On January 26, 2007, we entered into another letter agreement with Ms. Vaczy pursuant to which Ms. Vaczy continues to serve as our Vice President and General Counsel. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity would continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy was entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008.

Ms. Vaczy was eligible for additional cash bonuses as follows, in each case as may be approved by the Compensation Committee of the Board of Directors: (a) for other tasks and responsibilities as mutually agreed, such as foundation legal counsel; (b) pursuant to milestones for 2008 as set no later than December 31, 2007 by Ms. Vaczy and our Chief Executive Officer, which the Chief Executive Officer shall recommend to the Compensation Committee of the Board of Directors for their vote thereon; and (c) as may be approved from time to time.

Ms. Vaczy was also entitled to payment or reimbursement of certain expenses (including a car allowance equal to $1,000 per month) incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by us and in all other plans in which us executives participate.

On January 9, 2008, we entered into a letter agreement with Ms. Vaczy, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to our efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of our common stock. Accordingly, Ms. Vaczy was issued 3,729 shares of our common stock pursuant to our 2003 Equity Participation Plan which was based on a price per share of $1.70, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors. The cash component of her salary for 2008 will be $161,250.

On August 29, 2008, we entered into a letter agreement with Ms. Vaczy, pursuant to which, in response to our efforts to conserve cash, Ms. Vaczy agreed to accept shares of our common stock in lieu of unpaid accrued salary. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of our common stock. The number of shares so issued was based on $0.72, the closing price of our common stock on the date of approval by the Compensation Committee of the Board of Directors, for which we agreed to pay total withholding taxes. All such shares were issued under our 2003 Equity Participation Plan. In connection therewith, the vesting of 22,500 shares of Common Stock granted to Ms. Vaczy under the 2003 Equity Participation Plan on September 27, 2007 was accelerated from September 27, 2008 to August 28, 2008.

Ms. Vaczy’s January 26, 2007 employment agreement, as amended (the “Original Agreement”), expired by its terms on December 31, 2008. However, effective July 8, 2009, we entered into another letter agreement (the “2009 Extension”) with Ms. Vaczy pursuant to which the Original Agreement was extended for an additional one year term, subject to certain different and additional terms. The 2009 Extension provides that Ms. Vaczy’s base salary during the one-year term will be $182,500. The 2009 Extension additionally provides for (i) a 25,000 share stock award upon execution under the 2009 Plan where we also pay the associated payroll taxes; (ii) a $5,000 cash bonus upon each of two milestone objectives established by the Board of Directors; (iii) an option granted on the effective date of the 2009 Extension under the 2009 Plan to purchase 200,000 shares of our common stock which shall vest and become exercisable as to 100,000 shares on July 8, 2009 and as to the remaining 100,000 shares upon stockholder approval of the Merger; and (iv) an option to purchase 100,000 shares of our common stock to be granted on the date the stockholders approve the Merger and the expansion of the 2009 Plan option pool, such option to vest and become exercisable on July 8, 2010. The 2009 Extension provided that the options granted in connection with the 2009 Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment. The per share exercise prices of the options to be granted pursuant to the 2009 Extension shall equal the closing price of our common stock on the date of grant. The 2009 Extension provides that Ms. Vaczy must give us 60 days notice in the event she resigns. Any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period.

As of October 29, 2009, the Compensation Committee of our Board (i) awarded Ms. Vaczy a $50,000 cash bonus, 50% of which is payable currently and the remaining 50% is payable upon the achievement of a business milestone, (ii) increased Ms. Vaczy’s salary from $182,500 to $191,000 effective as of November 1, 2009, and (iii) approved the payment of dues to a private club of Ms. Vaczy’s choosing (not to exceed $6,000 annually).

As of November 4, 2009, the Board of Directors approved a grant to Ms. Vaczy, as the Secretary of the Board of Directors, for each year that she serves as Secretary, options to purchase 100,000 shares of our common stock. These options shall vest as to 33,333 shares on each of the first and second anniversary of the date of grant and as to the remaining 33,334 shares on the third anniversary of the date of grant. The exercise price of options shall be equal to the closing price of a share of our common stock on the date of grant.

Effective as of July 7, 2010, we entered into a letter agreement (the “2010 Extension”) with Ms. Vaczy pursuant to which her Original Agreement, as amended, was further extended until December 31, 2011, subject to certain different and additional terms. The 2010 Extension provides that Ms. Vaczy shall receive (i) a base salary of $211,000 per annum which will be increased by ten percent (10%) effective July 7, 2011; (ii) a bonus of $50,000, half of which is payable on July 7, 2010 and half of which is payable upon achievement of a business milestone; (iii) a minimum bonus of $60,000 during the second year of the term; (iv) an option granted on July 7, 2010 under the 2009 Plan to purchase 350,000 shares of NeoStem Common Stock, which shall vest and become exercisable as to 100,000 shares on the one year anniversary of the grant date, 50,000 shares on December 31, 2011, and as to the remaining 200,000 shares upon the achievement of business milestones; and (v) business club dues not to exceed $5,000 annually.

Pursuant to Ms. Vaczy’s January 26, 2007 letter agreement, and the 2009 Extension, effective July 2009, upon our termination of Ms. Vaczy’s employment prior to the end of the term without cause or by Ms. Vaczy with good reason, any severance payments in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three-month and not an annual period. In addition, the 2009 Extension provides that the options provided for in the 2009 Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment. The per share exercise prices of the options to be granted pursuant to the 2009 Extension equaled the closing price of our common stock on the date of grant.

Larry A. May — Vice President and Chief Financial Officer

On January 19, 2006 (the “Commencement Date”), we entered into an employment agreement with Larry A. May pursuant to which Mr. May served as our Chief Financial Officer. The term of this agreement was three years. The agreement acknowledged that Mr. May was to be based in or around Los Angeles, California, but provided that Mr. May would undertake reasonable travel approximately two times per month to our Company’s headquarters in New York.

Under the agreement, Mr. May was entitled to receive a base salary of $165,000. Mr. May was also entitled to (a) reimbursement for reasonable costs of health insurance that he obtained and (b) payment or reimbursement of all reasonable travel or other reasonable expenses that he incurred in connection with the performance of his duties and obligations under the agreement, including a monthly car allowance of $750. Additionally, pursuant to the terms of the agreement, on the Commencement Date Mr. May was granted under our 2003 Equity Participation Plan an option to purchase 1,500 shares of our common stock at a per share exercise price equal to $5.00 vesting as to 500 shares on each of the first, second and third anniversaries of the Commencement Date. Upon our termination of Mr. May’s employment for any reason except for cause, we were to pay to Mr. May his base salary at the time of termination for the one-year period following such termination.

On June 2, 2006, in connection with the June 2006 private placement, we entered into a letter agreement with Mr. May, pursuant to which Mr. May agreed to accept a 25% reduction in salary until certain business milestones were achieved. In consideration therefor, our Company (a) granted to Mr. May an option under our 2003 Equity Participation Plan to purchase 10,000 shares of our common stock at an exercise price of $5.30 per share, vesting in three equal installments upon the achievement of certain cumulative revenue milestones, and (b) accelerated the vesting of certain options already held by Mr. May. Also pursuant to the June 2, 2006 letter agreement, it was agreed that Mr. May would be paid accrued salary in the amount of $12,692.30 in shares of our common stock.

On January 18, 2007, in connection with the January 2007 private placement, we entered into another letter agreement with Mr. May, pursuant to which: (a) Mr. May’s base salary would be paid at an annual rate 20% less than the annual salary to which Mr. May would have been entitled pursuant to the January 19, 2006 employment agreement, (b) unused vacation time would be forfeited at the end of each calendar year, (c) any bonus above base salary would only be paid upon approval by our Compensation Committee, and (d) expense reimbursement would be governed by our Company’s standard policies and procedures applicable to all employees as in effect from time to time. The January 18, 2007 letter agreement was to terminate upon the first to occur of certain business milestones, or upon a decision of the Compensation Committee to terminate the letter agreement.

Mr. May’s January 19, 2006 employment agreement, as amended, expired, by its terms on January 18, 2009. However, Mr. May continues to serve as our Vice President and Chief Financial Officer, receiving the same compensation and employee benefits that would have otherwise be due prior to the expiration of his employment agreement.

Indemnification Agreements

As of October 2, 2009, we entered into indemnification agreements with our Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of its directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is our director, officer, employee, agent or fiduciary.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table* sets forth information on option and stock awards outstanding at December 31, 2009 for NeoStem’s Named Executive Officers.

	Option Awards**								Stock Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price***	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Robin L. Smith	54,000	(1)(51)	—				$1.90	6/1/2016
	15,000	(2)	—				$1.90	12/4/2016
	55,000	(3)	—				$1.90	1/17/2017
	250,000	(4)	—				$1.90	9/26/2017
	120,000	(5)	—				$1.63	2/26/2018
	5,000	(6)	—				$1.13	10/30/2018
	100,000	(7)	—				$1.95	5/20/2019
	500,000	(8)	—				$1.71	7/6/2019
	—		500,000	(9)	250,000	(9)	$2.04	10/28/2019
									200,000	(10)	310,000	(10)
	229,678	(11)	—				$1.90	10/29/2016
	—		200,000	(12)			$1.66	11/3/2019

	Option Awards**							Stock Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price***	Option Expiration Date		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Mark Weinreb	25,000	(13)(51)	—		$1.90	10/2/2011	(23)
	500	(14)	—		$1.90	10/2/2011	(23)
	40,000	(15)(51)	—		$1.90	10/2/2011	(23)
	15,000	(16)	—		$1.90	10/2/2011	(23)
	5,000	(17)	—		$1.90	10/2/2011	(23)
	10,000	(18)	—		$1.90	10/2/2011	(23)
	50,000	(19)	—		$1.90	10/2/2011	(23)
	55,000	(20)	—		$1.63	10/2/2011	(23)
	25,000	(21)	—		$1.63	10/2/2011	(23)
	100,000	(22)	—		$1.95	5/20/2019

	Option Awards**							Stock Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price***	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Catherine M. Vaczy	1,500	(24)	—			$1.90	4/19/2015
	7,500	(25)(51)	—			$1.90	7/19/2015
	2,000	(26)(51)	—			$1.90	12/21/2015
	10,000	(27)	—			$1.90	6/1/2016
	15,000	(28)	—			$1.90	12/4/2016
	35,000	(29)	—			$1.90	9/26/2017
	12,000	(30)	—			$1.70	12/18/2017
	36,000	(31)	—			$1.63	2/27/2018
	5,000	(32)	—			$1.13	10/30/2018
	75,000	(33)	—			$1.95	5/20/2019
	200,000	(34)	—			$1.71	7/7/2019
	—		100,000	(35)		$2.04	10/28/2019
	53,955	(36)	—			$1.90	10/29/2016
	—		100,000	(37)		$1.66	11/3/2019

	Option Awards**							Stock Awards**
Name	Number of Securities Underlying Unexercised Options # Exercisable		Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price***	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Larry A. May	3,000	(38)	—			$1.90	9/10/2013
	1,000	(39)	—			$1.90	11/14/2014
	1,500	(40)(51)	—			$1.90	1/18/2016
	10,000	(41)	—			$1.90	6/1/2016
	5,000	(42)	—			$1.90	12/4/2016
	—		—	15,000	(43)	$1.90	12/4/2016
	15,000	(44)	—			$1.90	9/26/2017
	—		—	5,000	(45)	$1.90	9/26/2017
	36,000	(46)	—			$1.63	2/26/2018
	5,000	(47)	—			$1.13	10/30/2018
	150,000	(48)	—			$2.04	10/28/2019
	34,084 (49)		—			$1.90	10/29/2016
	—		—	7,392 (50)		$1.90	10/29/2016

*	All numbers in this table and footnotes thereto have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.
**	All option and stock awards were made under and are governed by the terms of our 2003 Equity Participation Plan or 2009 Equity Compensation Plan.
***	On October 30, 2009, in connection with the consummation of the CBH Merger and upon shareholder approval, NeoStem amended its 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to effect a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock (the “Repricing”) and giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing. Accordingly, on October 30, 2009, NeoStem repriced an aggregate of 754,250 outstanding options (of which 500,500 were held by Dr. Smith, Ms. Vaczy and Mr. May and an additional 145,500 (not included in the 754,250 outstanding options) were held by Mr. Weinreb and agreed to by the Company pursuant to Mr. Weinreb’s Separation Agreement to be modified in accordance with the Repricing and to remain exercisable for an additional two years). Under the Repricing, options with a range of exercise prices from $2.39 to $25.00 were repriced to an exercise price of $1.90 (the closing price of a share of NeoStem common stock on the NYSE Amex on the date of the Repricing). Also on October 30, 2009, NeoStem effected discretionary option awards pursuant and subject to the Company’s 2009 Equity Compensation Plan. Options (“Discretionary Options”) were awarded to officers, directors, employees, consultants and advisors to purchase an aggregate of 562,274 shares of common stock (of which 325,109 were awarded to the Named Executive Officers) at an exercise price of $1.90 (the closing price of a share of NeoStem common stock on the date of grant), and an aggregate of approximately $201,000 in cash awards were approved upon the Company’s closing on an equity financing transaction with net proceeds of at least $5,000,000 which were paid in the first quarter of 2010. All options included in this table with an exercise price of $1.90 were subject to the Repricing, except that the option to purchase 229,678 shares held by Dr. Smith, the option to purchase 53,955 held by Ms. Vaczy and the options to purchase 34,084 and 7,392 shares held by Mr. May were issued as Discretionary Options.
(1)	Consists of options granted to Dr. Smith pursuant to the terms of her employment agreement dated as of May 26, 2006, which vested as to an aggregate of 30,000 options on June 2, 2006, and as to 12,000 options on each of June 2, 2007 and June 2, 2008.

(2)	Consists of options granted to Dr. Smith by the Compensation Committee on December 5, 2006, which vested as to 10,000 options upon grant and as to 5,000 options on August 9, 2007 upon our Common Stock being listed for trading on the American Stock Exchange (now known as the NYSE Amex).
(3)	This option was granted to Dr. Smith in connection with her entering into an amendment to her employment agreement on January 26, 2007, and vested as to (i) 25,000 options upon the first closings in NeoStem’s January 2007 private placement, (ii) 15,000 options on June 30, 2007 and (iii) 15,000 options on December 31, 2007.
(4)	Consists of options granted to Dr. Smith by the Compensation Committee September 27, 2007, which vested as to 150,000 options on the date of grant and as to 100,000 options upon consummation of the CBH Merger on October 30, 2009.
(5)	Consists of options granted to Dr. Smith by the Compensation Committee on February 27, 2008, which vested (i) as to 40,000 options on the date of grant, (ii) as to 30,000 options upon consummation of the CBH Merger on October 30, 2009, (iii) as to 30,000 options on September 2, 2008 upon the achievement of a business milestone, and (iv) as to 20,000 options on October 31, 2008 upon the achievement of a business milestone.
(6)	This option was granted to Dr. Smith by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.
(7)	This option was granted to Dr. Smith by the Compensation Committee on May 8, 2009 and was vested in its entirety on the date of grant.
(8)	This option was granted to Dr. Smith by the Compensation Committee on July 8, 2009 and vested as to 250,000 options on the date of grant and as to an additional 250,000 options upon consummation of the CBH Merger on October 30, 2009.
(9)	An option was granted to Dr. Smith by the Compensation Committee upon approval of the CBH Merger and the increase in shares under the 2009 Equity Compensation Plan consisting of an aggregate of 750,000 option shares, and was scheduled to vest as to 250,000 upon the upon the achievement of a specific business milestone, 250,000 on July 8, 2010 and 250,000 on July 8, 2011. On July 7, 2010, the Compensation Committee accelerated the vesting of the 250,000 options originally scheduled to vest upon achievement of a business milestone and the 250,000 options originally scheduled to vest on July 8, 2011. As a result, as of July 8, 2010, this option is fully vested.
(10)	This stock award was granted to Dr. Smith by the Compensation Committee upon consummation of the CBH Merger, and was scheduled to vest when the redemption provision was triggered under certain of the Company’s warrants as a result of the Company attaining a stock price of $3.50 for 20 out of 30 consecutive trading days. On July 7, 2010, the Compensation Committee ratified revising the vesting schedule and the accelerated vesting of this stock award. As a result, this stock award was fully vested. The market value is determined by the number of shares times the closing price of $1.55 at the end of the last completed fiscal year, December 31, 2009.
(11)	This option was granted to Dr. Smith by the Compensation Committee as Discretionary Options on October 30, 2009 and was vested in its entirety on the date of grant.
(12)	Consists of options granted to Dr. Smith by the Compensation Committee on November 4, 2009 and vests as to one-third of option shares on each one year anniversary of the date of grant.
(13)	This option was granted to Mr. Weinreb pursuant to the terms of his former employment agreement dated as of February 6, 2003 and vested in its entirety on the date of grant.
(14)	This option was granted to Mr. Weinreb by the Board of Directors on September 14, 2004 and vested in its entirety on the date of grant.
(15)	This option was granted to Mr. Weinreb by the Board of Directors and approved by the stockholders on July 20, 2005. The option originally was scheduled to vest as to 20,000 options on July 20, 2005; as to an additional 10,000 options on July 20, 2006 and as to the remaining 10,000 options on July 20, 2007. As a condition of the closing of the June 2006 private placement, Mr. Weinreb entered into a letter agreement with us pursuant to which he agreed to convert $121,532 in accrued salary into shares of our common stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by us of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.

(16)	This option was granted to Mr. Weinreb pursuant to the letter agreement described in footnote (15), above, and was scheduled to vest as to 33% of the shares upon our reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon our reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon our reaching $3,000,000 in cumulative revenues. On October 31, 2008, this business milestone was modified pursuant to an action of the Compensation Committee, which milestone was met on November 20, 2008 and the option vested on that date.
(17)	These options were granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and vested in their entirety on December 15, 2006, the date we entered into a collection agreement with Hemacare Corporation.
(18)	This option was granted to Mr. Weinreb by the Compensation Committee on December 5, 2006 and was originally scheduled to vest based upon stem cell collections commencing by a New York or California Company owned facility. In connection with the January 2007 private placement, we were informed by the placement agent that it was advisable for our executive officers to make continued salary concessions and/or agree to an extension of their employment term. On January 26, 2007, Mr. Weinreb therefore entered into a letter agreement with us pursuant to which, among other things, he agreed to a reduction in his salary by 20% from that to which he would otherwise be entitled under his employment agreement. In consideration for this salary concession, the Compensation Committee agreed, among other things, to the acceleration of the vesting of this option.
(19)	Consists of options granted to Mr. Weinreb by the Compensation Committee on September 27, 2007, which vested (i) as to 10,000 options on the date of grant, (ii) as to 15,000 options on October 2, 2007 upon the achievement of a certain business milestone, (iii) as to 15,000 options on October 12, 2007 upon the achievement of a certain business milestone, and (iv) pursuant to the terms of Mr. Weinreb’s Separation Agreement, as to 10,000 options upon consummation of the CBH Merger on October 30, 2009.
(20)	Consists of options granted to Mr. Weinreb by the Compensation Committee on February 27, 2008, which vested (i) as to 25,000 options on the date of grant, (ii) pursuant to the terms of Mr. Weinreb’s Separation Agreement, as to 10,000 options upon consummation of the CBH Merger on October 30, 2009, (iii) as to 10,000 options on September 2, 2008 upon the achievement of a business milestone, (iv) as to 5,000 options on October 13, 2008 upon the achievement of a business milestone, and (v) as to 5,000 options on September 17, 2008 upon the achievement of a business milestone.
(21)	Consists of options granted to Mr. Weinreb by the Compensation Committee on February 27, 2008, which vested (i) as to 20,000 options on October 31, 2008 upon the achievement of a business milestone and (ii) as to 5,000 options on November 20, 2008 upon the achievement of a business milestone.
(22)	This option was granted to Mr. Weinreb by the Compensation Committee on May 8, 2009 and was vested in its entirety on the date of grant.
(23)	Mr. Weinreb resigned as our President effective October 2, 2009 pursuant to the September 29, 2009 Separation Agreement. Pursuant to Mr. Weinreb’s Separation Agreement, the period in which Mr. Weinreb may exercise these vested options following his termination date was extended to the earlier of: (i) the original expiration date of each option grant; (ii) the second anniversary of his termination date; and (iii) the date on which the Company determines, in good faith, that Mr. Weinreb has violated the Restrictive Covenant Agreement. For description of the Separation Agreement entered into between NeoStem and Mr. Weinreb, please see the discussion under the heading “Mark Weinreb — President through October 3, 2009,” above.
(24)	This option was granted to Ms. Vaczy pursuant to the terms of her employment agreement dated April 20, 2005 and was originally scheduled to vest as to 500 shares on April 20, 2006; as to an additional 500 shares on April 20, 2007 and as to the remaining 500 shares on April 20, 2008. As a condition of the closing of the June 2006 private placement, Ms. Vaczy entered into a letter agreement with us pursuant to which she agreed to convert $44,711 in accrued salary into shares of our common stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in her base salary by 25% until the achievement by us of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.
(25)	This option was granted to Ms. Vaczy by the Board of Directors and approved by the stockholders on July 20, 2005. The option originally was scheduled to vest as to 3,750 shares on July 20, 2006 and as to the remaining 3,750 shares on July 20, 2007. In partial consideration for Ms. Vaczy entering into the letter agreement described in footnote 24, above, the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.
(26)	This option was granted to Ms. Vaczy by the Board of Directors on December 22, 2005 and was vested in its entirety on the date of grant.
(27)	This option was granted to Ms. Vaczy pursuant to the letter agreement described in footnote 24, above, and was scheduled to vest as to 33% of the shares upon NeoStem reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon NeoStem reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon NeoStem reaching $3,000,000 in cumulative revenues. On October 31, 2008, this business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors and the option vested immediately.
(28)	Consists of options granted to Ms. Vaczy by the Compensation Committee on December 5, 2006, which vested (i) as to 5,000 options upon the closing of our August 2007 public offering and (ii) as to 10,000 options on April 25, 2007 upon a registration statement filed with the SEC being declared effective.
(29)	Consists of options granted to Ms. Vaczy by the Compensation Committee on September 27, 2009, which vested (i) as to 15,000 options on the date of grant, (ii) as to 10,000 options on November 13, 2007 upon the achievement of a specific business milestone, and (iii) as to 10,000 options upon consummation of the CBH Merger on October 30, 2009.
(30)	This option was granted to Ms. Vaczy by the Compensation Committee on December 19, 2007 and vested in its entirety on January 1, 2008.
(31)	Consists of options granted to Ms. Vaczy by the Compensation Committee on February 27, 2008, which vested (i) as to 10,000 options on the date of grant, (ii) as to 10,000 options upon consummation of the CBH Merger on October 30, 2009, and (iii) as to 16,000 options on September 2, 2008 upon the achievement of a business milestone.
(32)	This option was granted to Ms. Vaczy by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.
(33)	This option was granted to Ms. Vaczy by the Compensation Committee on May 8, 2009 and was vested in its entirety on the date of grant.
(34)	This option was granted to Ms. Vaczy upon signing of her 2009 employment extension agreement on July 8, 2009, and vested as to 100,000 on the date of grant and 100,000 upon shareholder approval of the CBH Merger and the increase in shares under the 2009 Equity Compensation Plan.
(35)	This option was granted to Ms. Vaczy upon shareholder approval of the CBH Merger and vested in its entirety on July 8, 2010.
(36)	This option was granted to Ms. Vaczy by the Compensation Committee as Discretionary Options on October 30, 2009 and was vested in its entirety on the date of grant.
(37)	This option was granted to Ms. Vaczy by the Compensation Committee on November 4, 2009 and vests as to one-third of the shares on each one year anniversary of the date of grant.
(38)	This option was granted to Mr. May pursuant to a consulting arrangement on September 11, 2003 and vested in its entirety on the date of grant.
(39)	This option was granted to Mr. May pursuant to a consulting arrangement and granted as of November 15, 2004 and vested in its entirety on the date of grant.
(40)	This option was granted to Mr. May pursuant to the terms of his employment agreement dated as of January 19, 2006 and vested as to one-third of the shares on each one year anniversary of the date of grant. As a condition of the closing of the June 2006 private placement, Mr. May entered into a letter agreement with us pursuant to which he agreed to convert $12,692 in accrued salary into shares of our common stock at a per share price equal to $4.40 (the price of the shares being sold in the June 2006 private placement) and further agreed to a reduction in his base salary by 25% until the achievement by us of certain milestones, in partial consideration for which the vesting of this option was accelerated such that it became fully vested as of June 2, 2006, the date of the closing of the June 2006 private placement.
(41)	This option was granted to Mr. May pursuant to the letter agreement described in footnote 40, above, and was scheduled to vest as to 33% of the shares upon NeoStem reaching $1,000,000 in cumulative revenues; as to an additional 33% of the shares upon NeoStem reaching $2,000,000 in cumulative revenues; and as to the remaining 34% upon NeoStem reaching $3,000,000 in cumulative revenues. On October 31, 2008, this business milestone was modified pursuant to an action of the Compensation Committee of the Board of Directors and the option vested immediately.

(42)	This option was granted to Mr. May by the Compensation Committee on December 5, 2006, and vested in its entirety upon the closing of our August 2007 public offering.
(43)	Consists of options granted to Mr. May by the Compensation Committee on December 5, 2006, and is scheduled to vest (i) as to 5,000 options upon the achievement of a specific business milestone and (ii) as to 10,000 options upon the achievement of a specific business milestone.
(44)	Consists of options granted to Mr. May by the Compensation Committee on September 27, 2007, which vested (i) as to 5,000 options on the date of grant, (ii) as to 5,000 options on March 28, 2008 upon the achievement of a specific business milestone, and (iii) as to 5,000 options upon the consummation of the CBH Merger on October 30, 2009.
(45)	This option was granted to Mr. May by the Compensation Committee on September 27, 2007 and vests upon the achievement of a specific business milestone.
(46)	Consists of options granted to Mr. May by the Compensation Committee on February 27, 2008, which vested (i) as to 10,000 options on the date of grant, (ii) as to 15,000 options upon the consummation of the CBH Merger on October 30, 2009, (iii) as to 5,000 options on September 2, 2008 upon the achievement of a business milestone, and (iv) as to 6,000 options on August 14, 2008 upon the achievement of a business milestone.
(47)	This option was granted to Mr. May by the Compensation Committee on October 31, 2008 and vested on November 2, 2008 upon the achievement of a business milestone.
(48)	This option was granted to Mr. May by the Compensation Committee upon shareholder approval of the CBH Merger and the increase in shares under the 2009 Equity Compensation Plan, and was vested in its entirety on the date of grant.
(49)	This option was granted to Mr. May by the Compensation Committee as Discretionary Options on October 30, 2009 and was vested in its entirety on the date of grant.
(50)	This option was granted to Mr. May by the Compensation Committee as Discretionary Options on October 30, 2009 and vests upon the achievement of a specific business milestone.
(51)	This option provides for the grant of an additional option upon exercise of the original option when the exercise price is paid with shares in the individual’s possession or to which they are entitled.

The Repricing

On October 30, 2009, NeoStem amended its 2003 Equity Participation Plan (the “2003 Plan”) to grant NeoStem’s Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain options and warrants to purchase shares of NeoStem Common Stock (the “Repricing”), and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing.

On October 30, 2009, NeoStem implemented the Repricing. NeoStem repriced an aggregate of 754,250 outstanding options (of which 500,500 were held by Dr. Smith, Ms. Vaczy and Mr. May and an additional 145,500 (not included in the 754,250 outstanding options) were held by Mr. Weinreb and agreed to by NeoStem pursuant to Mr. Weinreb’s Separation Agreement to be modified in accordance with the Repricing and to remain exercisable for an additional two years). Under the Repricing, options with a range of exercise prices from $2.39 to $25.00 were repriced to a strike price of $1.90 (the closing price of a share of our common stock on the NYSE Amex on the date of the Repricing). The following outstanding stock options held by NeoStem’s principal executive officer, principal financial officer and named executive officers were amended to reduce the strike price to $1.90: (i) for Robin L. Smith, an aggregate of 374,000 options with exercise prices ranging from $4.95 to $25.00; (ii) for Catherine M. Vaczy, an aggregate of 71,000 options with exercise prices ranging from $4.95 to $10.00; (iii) for Mark Weinreb, pursuant to a Separation Agreement, an aggregate of 145,500 options with exercise prices ranging from $3.00 to $10.00; and (iv) for Larry A. May, an aggregate of 55,500 options with exercise prices ranging from $4.95 to $18.00. We also repriced privately issued warrants (warrants issued other than to the public or the underwriters in our August 2007 public offering) to purchase approximately 1,203,890 shares of Common Stock with exercise prices ranging from $4.00 to $8.00, to a range of approximately $3.82 to $6.81. Certain of NeoStem’s named executive officers were holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share for which their exercise prices were reduced to approximately $6.18 per share. An aggregate of 27,427 of such warrants are held by named executive officers in the following quantities: Robin L. Smith (25,427) and Catherine M. Vaczy (2,000); and an aggregate of 34,092 of such warrants are held by two non-employee directors.

NEOSTEM DIRECTOR COMPENSATION

General Information

Directors who are employees of NeoStem or its wholly-owned subsidiaries do not receive additional cash compensation for serving as directors. Non-employee directors of ours are reimbursed for out-of-pocket travel expenses incurred in their capacity as our directors. Pursuant to our 2003 Equity Participation Plan, our 2009 Equity Compensation Plan and our 2009 Non-U.S. Based Equity Compensation Plan, all directors (including independent directors) are eligible to receive equity awards. Stock awards and option awards granted (or vesting) during 2009 to our independent directors are reflected in the table and accompanying footnotes below.

The following table* sets forth information on all compensation to our non-employee directors for the year ended December 31, 2009.

Name	Year	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation	Total Compensation
Richard Berman	2009	$70,000	$132,800 (2)	$546,765 (3)	$—	$749,565
Steven S. Myers	2009	$—	$65,350 (4)	$546,765 (5)	$—	$612,115
Joseph Zuckerman, M.D.	2009	$—	$—	$238,689 (6)	$—	$238,689
Drew Bernstein	2009	$—	$—	$668,880 (7)	$—	$668,880
Edward C. Geehr, M.D.	2009	$—	$—	$281,235 (8)	$—	$281,235
Eric H.C. Wei	2009	$—	$255,000 (9)	$245,565 (10)	$—	$500,565

*	All numbers in these footnotes have been adjusted (as appropriate) to reflect the one-for-ten reverse stock split effective as of August 31, 2006 and the one-for-ten reverse stock split effective as of August 9, 2007.
(1)	Amounts shown under “Stock Awards” and “Option Awards” represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, in accordance with new SEC rules. All stock awards and option awards discussed in this table were issued under the Company’s 2003 Equity Purchase Plan, 2009 Equity Compensation Plan or 2009 Non-US Equity Compensation Plan with a per share price generally equal to the fair market value of a share of common stock on the date of grant.
(2)	On November 4, 2009, Mr. Berman was granted 80,000 shares of common stock with a per share price of $1.66 which were vested in their entirety upon grant.
(3)	On May 21, 2009, Mr. Berman was granted options to purchase 100,000 shares of common stock at an exercise price of $1.95 per share which were vested in their entirety on the date of grant. On October 30, 2009 he was granted options to purchase 13,387 shares of common stock at an exercise price of $1.90 per share which were vested in their entirety on the date of grant. On November 4, 2009 he was granted options to purchase 200,000 shares of common stock at an exercise price of $1.66 per share which vest as to one-third on each one year anniversary of the date of grant.
(4)	On May 21, 2009, Mr. Myers was granted 25,000 shares of common stock with a per share price of $1.95, and on November 4, 2009, he was granted 10,000 shares of common stock with a per share price of $1.66. These shares were fully vested upon grant.
(5)	On May 21, 2009, Mr. Myers was granted options to purchase 100,000 shares of common stock at an exercise price of $1.95 per share which were vested in their entirety on the date of grant. On October 30, 2009 he was granted options to purchase 13,387 shares of common stock at an exercise price of $1.90 per share which were vested in their entirety on the date of grant. On November 4, 2009 he was granted options to purchase 200,000 shares of common stock at an exercise price of $1.66 per share which vest as to one-third on each one year anniversary of the date of grant.
(6)	On May 21, 2009, Dr. Zuckerman was granted options to purchase 100,000 shares of common stock at an exercise price of $1.95 per share which were vested in their entirety on the date of grant. On October 30, 2009 he was granted options to purchase 23,981 shares of common stock at an exercise price of $1.90 per share which were vested in their entirety on the date of grant. Dr. Zuckerman retired from the Board on October 30, 2009, upon the closing of the CBH merger.
(7)	On July 8, 2009, Mr. Bernstein was granted options to purchase 200,000 shares of common stock at an exercise price of $1.71 per share which vest as to one-third on each one year anniversary of the date of grant. Vesting of this grant was accelerated in February 2010. On November 4, 2009 he was granted options to purchase 200,000 shares of our common stock at an exercise price of $1.66 per share and vest as to one-third on each one year anniversary of the date of grant.
(8)	On October 30, 2009, Dr. Geehr was granted options to purchase 150,000 shares of common stock at an exercise price of $1.90 per share which vest as to one-third on each one year anniversary of the date of grant. Dr. Geehr joined the Board on October 30, 2009, upon the closing of the CBH merger.
(9)	On October 29, 2009, Mr. Wei was granted 125,000 shares of common stock with a per share price of $2.04 in consideration for his acting as legal representative of NeoStem (China), Inc. These shares were transferred to RimAsia Capital Partners in February 2010.
(10)	On November 4, 2009 Mr. Wei was granted options to purchase 150,000 shares of common stock at an exercise price of $1.66 per share which vest as to one-third on each one year anniversary of the date of grant.

On November 4, 2009, the Compensation Committee of NeoStem’s Board of Directors approved a compensation plan for the Board of Directors (the “Board of Directors Compensation Plan”). The Board of Directors Compensation Plan provides that each Board member shall be authorized to receive options to purchase 150,000 shares of our common stock for his or her service as a Board member. These options shall vest as to 50,000 shares on each of the first, second and third anniversaries of the date of grant. The Board of Directors Compensation Plan further provides that Chairs of the Board, Chairs of a Board Committee and members of the Board of Directors of any of NeoStem’s subsidiaries shall be authorized to receive options to purchase 50,000 shares of NeoStem Common Stock for his or her service as a Chair of the Board or a Committee of the Board or as a member of the Board of any of our subsidiaries. These options shall vest as to 16,667 shares of our common stock on each of the first and second anniversary of the date of grant and as to the remaining 16,666 shares of our common stock on the third anniversary of the date of grant. In each case, the exercise price of options authorized pursuant to the Board of Directors Compensation Plan shall be equal to the closing price of a share of our common stock on the date of grant. Under the Board of Directors Compensation Plan, commencing January 1, 2010, directors who are not employees of NeoStem, Inc. or its wholly owned subsidiaries are also entitled to cash fees equal to $15,000, which fees shall be payable quarterly in arrears.

NEOSTEM’S DIRECTOR INDEPENDENCE

Director Independence

NeoStem’s current Board members consist of Dr. Smith, Mr. Berman, Mr. Myers, Mr. Bernstein, Mr. Shi, Mr. Wei and Dr. Geehr. The Board of Directors has determined that Messrs. Myers, Berman, and Bernstein and Dr. Geehr are independent applying the definition of independence under the listing standards of the NYSE-Amex and SEC regulations. The Board has determined that Dr. Smith and Messrs. Wei and Shi are not independent. As described elsewhere herein, it is anticipated that Dr. Pecora will be invited to join the Board upon consummation of the Merger.

PCT EXECUTIVE COMPENSATION

PCT Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation of (i) PCT’s Chief Executive Officer, (ii) the two other most highly compensated executive officers of PCT for 2009 who continue to serve as executive officers and (iii) the former Chief Financial Officer, for services as executive officers of PCT for the year ended December 31, 2009. These executive officers are referred to below as the “PCT Named Executive Officers”.

Name and Principal Function	Year	Salary(1)	Bonus(2)	All Other Compensation(5)	Total Compensation
Dr. Andrew L. Pecora, Chairman, Chief Executive Officer and Chief Medical Officer	2009	$176,100	$52,500	0	$228,600
Robert A. Preti, Ph.D., President and Chief Scientific Officer	2009	$295,297	$30,000	$10,339	$335,636
John P. Gandolfo, Chief Financial Officer(3)	2009	$250,962	0	0	$250,962
George S. Goldberger, Chief Business and Financial Officer, Treasurer and Secretary(4)	2009	$137,386	$47,614	$4,923	$189,923

(1)	Consists of draws under PCT’s limited liability company agreement.
(2)	The bonuses set forth in the above chart were paid in the first quarter of 2010 but relate to services rendered in 2009.
(3)	Mr. Gandolfo served as Chief Financial Officer through June 2010.
(4)	Mr. Goldberger commenced serving as Chief Financial Officer in July 2010.
(5)	“All Other Compensation” consists of, for Dr. Preti and Mr. Goldberger, a contribution of $10,339 and $4,923, respectively, to the PCT 401(k) plan on behalf of such persons to match pre-tax deferral contributions (included under “Salary”) made by such persons to that plan.

Employment Arrangements

During 2009, Dr. Pecora, Dr. Preti and Mr. Goldberger were parties to employment agreements with PCT. The following is a brief description of those agreements:

Preti Employment Agreement

Dr. Preti entered into an employment agreement effective March 1, 1999 pursuant to which he served as President and Chief Scientific Officer of PCT. The employment agreement provides for, among other thing, (i) an initial annual base salary of $169,000, which annual base salary is currently $295,297 and (ii) eligibility to receive additional compensation as determined by the Board of Managers in their sole discretion from time to time.

Pecora Employment Agreement

Dr. Pecora entered into an employment agreement dated June 1, 2000 and effective as of March 1, 1999 with PCT pursuant to which Dr. Pecora served as Chief Executive Officer of PCT. The employment agreement provided for, among other things, (i) an initial annual base salary of $225,000 payable from Net Operational Revenues (as defined in the employment agreement), if any, which base salary is currently $176,100 and (ii) eligibility to receive additional compensation as determined by the Board of Managers in their sole discretion from time to time.

Goldberger Employment Agreement

Mr. Goldberger entered into an employment agreement dated June 1, 2000 and effective as of March 1, 1999 with PCT pursuant to which Mr. Goldberger served as Chief Financial Officer of PCT. The employment agreement provided for, among other things, (i) an initial annual base salary of $150,000, which annual base salary was changed to $125,000 as of June 1, 2000 and is currently set at $137,386 and (ii) eligibility to receive additional compensation as determined by the Board of Managers in their sole discretion from time to time. The employment agreement further provides that either party can terminate the employment agreement at any time upon thirty (30) days prior written notice.

For the months of November and December 2010, Dr. Pecora has waived his right to draw any salary and Dr. Preti and Mr. Goldberger have waived the right to receive 50% of their respective salaries.

As disclosed elsewhere in this joint proxy statement/prospectus, Dr. Pecora, Dr. Preti, Mr. Goldberger and Mr. LeSueur (who joined PCT in June 2009) have entered into new employment agreements with PCT that will become effective upon the closing of the Merger. For a description of those employment agreements, see “Recommendations of the NeoStem and the PCT Boards — Interests of Certain Persons in the Merger — Employment Agreements.”

None of the non-employee members of PCT’s Board of Managers will be members of the Board of Managers of PCT or the Board of Directors of NeoStem following the Merger.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information on option and stock awards outstanding at December 31, 2009 for PCT’s Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dr. Andrew L. Pecora	20,664*	—	—	$.0000484	None	—	—
Robert A. Preti, Ph.D.	—	—	—	—	—	—	—
John P. Gandolfo	—	—	—	—	—	—	—
George S. Goldberger	—	—	—	—	—	—	—

*	Dr. Pecora intends to exercise the option in full prior to the closing of the Merger.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION

NeoStem

NeoStem Common Stock trades on the NYSE-Amex under the symbol “NBS.” The following table sets forth the high and low sales prices of NeoStem Common Stock for each quarterly period presented, as reported by the NYSE-Amex.

	NeoStem Common Stock
2010	High	Low
First Quarter	$2.15	$1.26
Second Quarter	$3.50	$1.58
Third Quarter	$2.15	$1.52
Fourth Quarter (through November 22, 2010)	$2.15	$1.10

2009	High	Low
First Quarter	$1.08	$0.43
Second Quarter	$2.72	$0.80
Third Quarter	$2.33	$1.40
Fourth Quarter	$2.50	$1.28

2008	High	Low
First Quarter	$2.24	$1.18
Second Quarter	$1.48	$0.41
Third Quarter	$1.80	$0.70
Fourth Quarter	$2.15	$0.41

Holders. As of November 22, 2010, there were 1,394 stockholders of record of the NeoStem Common Stock (which does not include beneficial owners for whom Cede & Co. or others act as nominees).

Dividends. NeoStem has not paid cash dividends on its common stock during the period indicated in the stock price table set forth above. The holders of NeoStem common stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor, subject to the terms of any outstanding series of preferred stock.

Dividends of Combined Company. Following the consummation of the Merger, other than payments that may be required pursuant to the terms of the NeoStem Series E 7% Senior Convertible Preferred Stock, the combined company intends to retain any future earnings to fund the development and growth of the business, and therefore does not anticipate paying any cash dividends on the NeoStem Common Stock in the foreseeable future.

PCT

The membership interests of PCT are not publicly traded.

DESCRIPTION OF SECURITIES

The following is a summary of all material characteristics of NeoStem’s capital stock as set forth in NeoStem’s certificate of incorporation and bylaws, and its outstanding warrants. The summary does not purport to be complete and is qualified in its entirety by reference to NeoStem’s certificate of incorporation and bylaws and the Class A warrants, the Class D warrants, the warrants issued in NeoStem’s Common Stock Offering and Preferred Stock Offering, and the Certificate of Designations relating to NeoStem’s Series E 7% Senior Convertible Preferred Stock themselves, all of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the provisions of Delaware corporate law.

Common Stock

NeoStem is authorized to issue 500,000,000 shares of NeoStem Common Stock, par value $0.001 per share. As of November 22, 2010, NeoStem had 64,117,256 shares of NeoStem Common Stock issued and outstanding.

Holders of NeoStem Common Stock are entitled to one vote per share in the election of directors and on all other matter on which stockholders are entitled or permitted to vote. Holders of NeoStem Common Stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. Subject to the terms of any outstanding series of preferred stock, the holders of NeoStem Common Stock are entitled to dividends in the amounts and at times as may be declared by the Board of Directors out of funds legally available. Upon liquidation or dissolution, holders of NeoStem Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of NeoStem’s preferred stock. Holders of NeoStem Common Stock have no redemption, conversion or preemptive rights.

Preferred Stock

NeoStem is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, with such designations, rights, and preferences as may be determined from time to time by the NeoStem Board of Directors. Accordingly, the NeoStem Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of NeoStem Common Stock. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of NeoStem, all without further action by NeoStem’s stockholders.

As of November 22, 2010, 10,000 shares of NeoStem Series B Convertible Redeemable Preferred Stock, $0.01 par value per share, are authorized and outstanding, and 10,582,011 shares of NeoStem Series E 7% Senior Convertible Preferred Stock, $0.01 par value per share, are issued and outstanding.

Series B Preferred Stock

The Series B Convertible Redeemable Preferred Stock ranks pari passu with the NeoStem Common Stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

So long as any shares of the Series B Convertible Redeemable Preferred Stock are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the NeoStem Common Stock or upon any other stock ranking junior to, or on a parity with, the Series B Convertible Redeemable Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless, in the case of NeoStem Preferred Stock, the same dividend is declared, paid or set aside for payment on all outstanding shares of the Series B Convertible Redeemable Preferred Stock or in the case of NeoStem Common Stock, ten times such dividend per share is declared, paid or set aside for payment on each outstanding share of the NeoStem Series B Preferred Stock.

Except as otherwise provided by law, each share of the Series B Convertible Redeemable Preferred Stock has the same voting rights as ten shares of NeoStem Common Stock and the holders of the Series B Convertible Redeemable Preferred Stock and the Common Stock shall vote together as one class on all matters.

The holder of any share of Series B Convertible Redeemable Preferred Stock has the right, at such holder’s option, to convert such share into one fully paid and non-assessable shares of NeoStem Common Stock, subject to adjustment.

In the event of any voluntary or involuntary dissolution, liquidation or winding up of NeoStem, after any distribution of assets is made to the holders of any other class or series of stock that ranks prior to the Series B Convertible Redeemable Preferred Stock in respect of distributions upon the liquidation of NeoStem, the holder of each share of Series B Convertible Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets of NeoStem available for distribution to its stockholders, an amount on a pari passu basis equal to ten times the amount per share distributed to the holders of the NeoStem Common Stock. After payment of the full amount of the distribution to which they are entitled, the holders of shares of the Series B Convertible Redeemable Preferred Stock will not be entitled to any further participation in any distribution of assets by the corporation.

Shares of Series B Convertible Redeemable Preferred Stock issued and reacquired by the corporation shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Holders of shares of Series B Convertible Redeemable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the corporation.

Series E 7% Senior Convertible Preferred Stock

General.  NeoStem is authorized to issue up to 20,000,000 shares of preferred stock, par value $0.01 per share, with such designations, rights and preferences as may be determined from time to time by its Board of Directors, without further stockholder approval. Accordingly, NeoStem’s Board of Directors has created out of the authorized and unissued shares of NeoStem’s preferred stock a series of preferred stock designated as the Series E 7% Senior Convertible Preferred Stock. As of November 22, 2010, NeoStem had 10,582,011 shares of Series E 7% Senior Convertible Preferred Stock, par value $0.01 per share (the “Series E Preferred Stock,” or the “Series E Preferred Shares”) issued and outstanding.

The following is a brief description of the terms of the Series E Preferred Stock. The description of the Series E Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designations for the Series E Preferred Stock.

Stockholder Approval.  NeoStem is required to hold a special meeting of its stockholders as soon as practicable after the closing of its senior convertible preferred stock offering for the purpose of approving the issuance in full of all “conversion shares” and “redemption shares,” as such terms are defined in the certificate of designations pertaining to the Series E Preferred Shares, and all shares of common stock issuable pursuant to the warrants sold in such senior convertible preferred stock offering. The purchasers of the Series E Preferred Shares have acknowledged that they cannot convert their preferred stock to common stock or exercise their warrants for more than 19.9% of the outstanding shares of common stock, minus the shares of common stock issued in connection with NeoStem’s offering of the Series E Preferred Stock, or exercise any voting rights, until after shareholder approval of such issuance is obtained at the NeoStem Special Meeting. See the discussion set forth in NeoStem Proposal No. 4, above.

Dividends.  Holders of Series E Preferred Stock shall be entitled to receive dividends payable in cash (or, at NeoStem’s option, in shares of NeoStem Common Stock if the Equity Conditions are satisfied) on the Liquidation Preference (as defined below) of such Series E Preferred Share at the per share rate of seven percent (7%) per annum, which shall be cumulative. Dividends on the Series E Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends shall be payable in arrears on each Mandatory Redemption Date. “Mandatory Redemption Date” is defined in the certificate of designations as March 19, 2011, and the 19th day of each calendar month thereafter (or the next trading day thereafter) and ending on and including May 20, 2013 (the “Maturity Date”). The Maturity Date will be deemed to be a Mandatory Redemption Date.

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of NeoStem, either voluntary or involuntary (a “Liquidation Event”), the holders of the Series E Preferred Shares shall be entitled to receive, out of the assets of NeoStem available for distribution to stockholders (“Liquidation Funds”), prior and in preference to any distribution of any assets of NeoStem to the holders of any other class or series of equity securities, the amount of one dollar ($1.00) per share plus all accrued but unpaid dividends (the “Liquidation Preference”). After payment of the full amount of the Liquidation Preference, in the case of a Liquidation Event, the holders will not be entitled to any further participation in any distribution of assets of NeoStem; provided that the foregoing shall not affect any rights which Holders may have with respect to any requirement that NeoStem repurchase the Series E Preferred Shares or for any right to monetary damages. All the preferential amounts to be paid to the holders of the Series E Preferred Shares shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of NeoStem to the holders of shares of other classes or series of preferred stock of NeoStem junior in rank to the Series E Preferred Shares in connection with a Liquidation Event.

Mandatory Monthly Redemption.

The certificate of designations provides that “Mandatory Redemption Shares” means, with respect to (a) any Mandatory Redemption Date (other than the Maturity Date) an amount equal to 1/27th of the Series E Preferred Shares initially issued pursuant to the stock purchase agreement (regardless of whether any holder has converted any Series E Preferred Shares or NeoStem has optionally redeemed any Series E Preferred Shares) and (b) the Maturity Date, all outstanding Series E Preferred Shares. On each applicable Mandatory Redemption Date, NeoStem shall redeem the Mandatory Redemption Shares at an aggregate redemption price equal to the sum of (x) the product of (A) the Liquidation Preference and (B) the number of Mandatory Redemption Shares required to be redeemed on such Mandatory Redemption Date plus (y) any and all accrued but unpaid dividends on all of the outstanding Series E Preferred Shares (the “Mandatory Redemption Price”). The Mandatory Redemption Price shall be payable, at NeoStem’s option, in cash or shares of common stock or any combination of cash and shares of common stock, provided, however, that no portion of the Mandatory Redemption Price may be paid in shares of common stock unless the Equity Conditions are satisfied or waived by the holders of a majority of the Series E Preferred Shares (the “Required Holders”) in writing prior to delivery of the applicable Mandatory Redemption Notice (as defined below); provided, further, however, that the portion of the applicable Mandatory Redemption Price that NeoStem elects to pay in shares of common stock (if any) shall not exceed the Dollar Volume Limitation (unless waived by the Required Holders in writing).

On a date not less than twenty-two (22) trading days, but in no event more than twenty-five (25) trading days, prior to each Mandatory Redemption Date (the “Mandatory Redemption Notice Date”), NeoStem shall deliver a written notice (a “Mandatory Redemption Notice”) to the holders, which shall either: (i) confirm that the entire applicable Mandatory Redemption Price shall be paid in cash; or (ii) (A) state that NeoStem elects to pay all or a portion of the Mandatory Redemption Price in shares of common stock, (B) specify the portion that NeoStem elects to pay in cash (expressed in dollars) (such amount, the “Cash Payment Amount”) and the portion that NeoStem elects to pay in shares of common stock (expressed in dollars) (such portion a “Stock Payment Amount”), which amounts when added together must equal the applicable Mandatory Redemption Price, (C) certify that the Equity Conditions (as defined below) are then satisfied (or waived by the Required Holders), (D) state the Dollar Volume Limitation (expressed in dollars) and certify that the Stock Payment Amount does not exceed such Dollar Volume Limitation and (E) certify that the Maximum Share Amount (as defined below) has not been exceeded. If (x) NeoStem does not timely deliver a Mandatory Redemption Notice or (y) the Equity Conditions are not satisfied (unless waived by the Required Holders), then NeoStem shall be deemed to have delivered, a Mandatory Redemption Notice electing to pay the entire Mandatory Redemption Price in cash. The certificate of designations provides that “Dollar Volume Limitation” means fifteen percent (15%) of the aggregate dollar trading volume of NeoStem Common Stock on the NYSE Amex Equities (or other applicable trading market) over the twenty-two (22) consecutive trading day period ending on the trading day immediately preceding the date of the Mandatory Redemption Notice or Optional Redemption Notice, as applicable. The term “dollar trading volume” for any trading day shall be determined by multiplying the Daily VWAP by the volume as reported on Bloomberg for such trading day.

The term “Equity Conditions” means each of the following: (i) on each day during the Equity Conditions Measuring Period, all shares of shares of common stock to be issued on the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) shall be eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws, and NeoStem shall have no knowledge of any fact that would cause any shares of common stock not to be so eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the shares of NeoStem Common Stock are designated for listing on a trading market and shall not have been suspended from trading on such trading market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such exchange nor shall there be any Securities and Exchange Commission or judicial stop trade order or trading suspension stop order; (iii) any shares of NeoStem Common Stock to be issued in connection with the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) may be issued in full without violating the rules or regulations of the trading market or any applicable laws; (iv) on each day during the Equity Conditions Measuring Period, there shall not have occurred and be continuing, unless waived by the holder, either (A) a Trigger Event (as defined below) or (B) an event that with the passage of time or giving of notice would constitute a Trigger Event; (v) on each day during the Equity Conditions Measuring Period, NeoStem has not provided any holder with any non-public information; (vi) on each day during the Equity Conditions Measuring Period, neither the registration statement of which the prospectus supplement pertaining to NeoStem’s senior convertible preferred stock offering is a part nor the prospectus nor such prospectus supplement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such registration statement, prospectus and such prospectus supplement comply with all applicable securities laws as to form and substance (unless the issuable shares of common stock may be sold without restriction); (vii) our transfer agent for the shares of NeoStem Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program; and (viii) all shares of NeoStem Common Stock to be issued in connection with the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance thereof will not require any further approvals of NeoStem’s board of directors or stockholders. “Equity Conditions Measuring Period” means the period beginning twenty (20) trading days prior to the applicable Mandatory Redemption Date (or such other date on or event for which the Equity Conditions are required to be satisfied) and ending on and including such Mandatory Redemption Date.

To the extent that NeoStem elects (or is required) to pay all or any portion of the applicable Mandatory Redemption Price in shares of NeoStem Common Stock, the applicable Stock Payment Amount will be paid as follows:

(A)	twenty-one (21) trading days prior to the applicable Mandatory Redemption Date (the “First Advance Date”), NeoStem shall deliver to the holders a number of shares of NeoStem Common Stock determined by dividing (x) the Stock Payment Amount for such Mandatory Redemption Date by (y) ninety-two percent (92%) of the Daily VWAP on the trading day immediately preceding such Advance Date (the “First Advance Shares”);
(B)	eleven (11) trading days prior to the applicable Mandatory Redemption Date (the “Second Advance Date” and together with the First Advance Date, the “Advance Dates” and each, an “Advance Date”), NeoStem shall deliver to the holders a number of shares of NeoStem Common Stock equal to the positive difference (if any) between (x) the quotient of (1) the Stock Payment Amount and (2) the average of the five lowest Daily VWAPs during the first (10) ten trading days of the applicable Stock Payment Pricing Period and (y) the number of First Advance Shares delivered to the holders in connection with such Mandatory Redemption Date (the “Second Advance Shares” and together with the First Advance Shares, the “Advance Shares”); and

(C)	not later than three (3) trading days after the applicable Mandatory Redemption Date, NeoStem shall deliver an additional number of shares of NeoStem Common Stock (the “True-Up Shares”), if any, to the holders equal to the positive difference between (a) the Stock Payment Amount divided by the Stock Payment Price for such Mandatory Redemption Date and (b) the Advance Shares; provided; however, that if clause (b) exceeds clause (a), then each holder shall return its pro rata portion of such excess number of shares of NeoStem Common Stock to NeoStem, and such excess shares shall immediately be deemed cancelled effective as of the True Up.

“Daily VWAP” means, for any date, (i) the daily volume weighted average price of NeoStem Common Stock for such date on the NYSE Amex Equities as reported by Bloomberg; (ii) if NeoStem Common Stock is not then listed on the NYSE Amex Equities, the daily volume weighted average price of NeoStem Common Stock for such date on such other trading market where the NeoStem Common Stock is then listed as reported by Bloomberg; (iii) if the foregoing do not apply, the volume weighted average price of NeoStem Common Stock in the over-the-counter market on the electronic bulletin board for NeoStem Common Stock as reported by Bloomberg, or, if no volume weighted average price is reported for such security by Bloomberg, the highest bid as reported on the “pink sheets” at the close of trading; or (iv) in all other cases, the fair market value of a share of NeoStem Common Stock as determined by an independent appraiser selected in good faith by the Required Holders and reasonably acceptable to NeoStem.

To the extent that NeoStem elects to pay all or any portion of the applicable Mandatory Redemption Price in shares of NeoStem Common Stock:

(A)	to the extent that the aggregate number of Advance Shares or True-Up Shares to be delivered to a holder in respect of any individual Stock Payment Amount would cause such holder to exceed the Beneficial Ownership Limitation (as defined below under “Ownership Cap”), then, (I) the holder shall provide written notice to NeoStem that such delivery of all or a portion of the Advance Shares or True-Up Shares would cause such holder to exceed the Beneficial Ownership Limitation, and (II) in addition to delivery of the number of Advance Shares or True-Up Shares that would not cause such holder to exceed the Beneficial Ownership Limitation, NeoStem shall pay to such holder in lieu of such number of Advance Shares or True-Up Shares that would cause such holder to exceed the Beneficial Ownership Limitation (such excess number of shares, the “Excess Shares”), not more than the later of three (3) trading days after the Mandatory Redemption Date or ten (10) trading days after the date of such holder’s written notice, an amount in cash equal to the portion of the Stock Payment Amount that would otherwise be payable in respect of the Excess Shares;
(B)	to the extent that such Stock Payment Amount, when aggregated with any shares of NeoStem Common Stock already issued in respect of all of the Series E Preferred Shares, would cause the Maximum Share Amount to be exceeded, then that portion of such Stock Payment Amount that would not exceed the Maximum Share Amount shall be delivered to the holders hereunder in shares of NeoStem Common Stock as provided above, ratably based on the holders’ relative ownership of the outstanding Series E Preferred Shares, and NeoStem shall pay to the holders, not more than three (3) trading days after the Mandatory Redemption Date, an amount in cash equal to the Stock Replacement Payment in lieu of any portion of such Stock Payment Amount that would cause the Maximum Share Amount to be exceeded;
(C)	if the Equity Conditions are neither (x) satisfied nor (y) waived, on the trading day immediately preceding the First Advance Date and/or on the First Advance Date, or if the Daily VWAP cannot be determined on the trading day immediately preceding the First Advance Date, or if NeoStem fails to deliver the First Advance Shares to the holders on the First Advance Date, then the holder may, at its options upon written notice NeoStem, require NeoStem to pay to such holder, not later than three (3) trading days after the Mandatory Redemption Date, an amount of cash equal to the Stock Replacement Payment in lieu of such Stock Payment Amount; or
(D)	if subsequent to the delivery of the First Advance Shares (A) the Equity Conditions are neither (x) satisfied nor (y) waived in accordance with the terms hereof, as applicable, on any day of the Stock Payment Pricing Period or (B) if the Daily VWAP cannot be determined on any day of the Stock Payment Pricing Period, then each holder may, at its option, elect in a written notice to

NeoStem to redeliver all or any portion of the Advance Shares to NeoStem and NeoStem will pay to such holder, not later than three (3) trading days after the Mandatory Redemption Date, an amount of cash equal to the Stock Replacement Payment in lieu of such portion of the Stock Payment Amount for which such holder has elected in writing to redeliver Advance Shares to NeoStem.

The “Stock Replacement Payment” shall be determined according to the following formula:

SRP = (X/Y) * S

For the purposes of the foregoing formula:

SRP = Stock Replacement Payment

X = the average Daily VWAP of the shares of NeoStem Common Stock for the applicable Stock Payment Pricing Period

Y = the Stock Payment Price for the applicable Stock Payment Pricing Period

S = the Stock Payment Amount (or, (A) in the case that either or both of Maximum Share Amount and/or Beneficial Ownership Limitation is exceeded as provided above, only that portion of such Stock Payment Amount that would exceed the Maximum Share Amount and/or Beneficial Ownership Limitation, as applicable, and/or (B) that portion of the Stock Payment Amount for which the holder has elected in its written notice to redeliver Advance Shares to NeoStem).

Any shares of NeoStem Common Stock required to be delivered by NeoStem to a holder shall be credited to such holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (“DWAC”).

Each mandatory redemption (and the related payment of the Mandatory Redemption Price) shall be made pro rata among the holders based on each holder’s relative percentage ownership of the outstanding Series E Preferred Shares.

Notwithstanding the delivery of a Mandatory Redemption Notice, the holder may deliver a Conversion Notice with respect to all or any portion of the specific Mandatory Redemption Shares to be redeemed on the applicable Mandatory Redemption Date at any time prior to such Mandatory Redemption Date. Any Advance Shares delivered to such holder in connection with such Mandatory Redemption Date shall count towards the number of shares of NeoStem Common Stock that NeoStem will be obligated to deliver on the applicable Share Delivery Date (as defined below), and to the extent that the Advance Shares exceeds the number of shares of NeoStem Common Stock that NeoStem would be required to deliver on the applicable Share Delivery Date, the holder shall return such excess to NeoStem.

Each and every time that NeoStem sells any shares of NeoStem Common Stock pursuant to any Equity Line, NeoStem shall immediately deliver a written notice to each holder (an “Equity Line Draw Notice”), which Equity Line Draw Notice shall state the aggregate purchase price for such shares of NeoStem Common Stock (the “Equity Line Aggregate Purchase Price”). Each holder may, at its option, by delivering a written notice to NeoStem, require NeoStem to pay the Mandatory Redemption Price (or the appropriate portion thereof) on the next succeeding Mandatory Redemption Date (or to the extent that the date of such Equity Line Draw notice is subsequent to the date of the Mandatory Redemption Notice for such Mandatory Redemption Date, then the next succeeding Mandatory Redemption Date) in shares of NeoStem Common Stock in an amount equal to its pro rata portion of the Equity Line Aggregate Purchase Price. To the extent that the Equity Line Aggregate Purchase Price exceeds the aggregate amount of the entire Mandatory Redemption Price for such Mandatory Redemption Date, then on each succeeding Mandatory Redemption Date the holder may, at its option, by delivering a written notice to NeoStem, require NeoStem to pay its pro rata portion of the applicable Mandatory Redemption Price in shares of NeoStem Common Stock until NeoStem has made aggregate payments in shares of NeoStem Common Stock equal to its pro rata portion of the entire Equity Line Aggregate Purchase Price. Notwithstanding anything to the contrary, all payments of Mandatory Redemption Price made in shares of NeoStem Common Stock shall be subject the requirement to make the appropriate Stock Replacement Payment if applicable. Pro rata portion for a holder is the number of Series E Preferred Shares then held by such holder divided by the aggregate number of outstanding Series E Preferred Shares.

Optional Redemption.  NeoStem may, at its option, redeem the Series E Preferred Shares, at any time and from time to time, in whole or in part (but not less than 1,000,000 Series E Preferred Shares at any one time) for an amount equal to (a) the liquidation preference per Series E Preferred Share plus any accrued and unpaid dividends through the optional redemption date (the “Base Redemption Price”) plus (b) (i) if such prepayment occurs on or before the twelve month anniversary of the closing, an amount equal to 15% of the Base Redemption Price or (ii) if such prepayment occurs at any time after the twelve month anniversary of the closing date, an amount equal to 10% of the Base Redemption Price (the additional amount under clause (b) being referred to as the “Additional Redemption Price”). The Base Redemption Price will be paid in cash and the Additional Redemption Price will be paid in cash or, at NeoStem’s option and provided (w) the Equity Conditions are satisfied (unless waived by the Required Holders), (x) the portion of the Additional Redemption Price to be paid in shares NeoStem Common Stock does not exceed the Dollar Volume Limitation (unless waived by the Required Holders), (y) the Maximum Share Amount is not exceeded and (z) the Daily VWAP is available on the trading day immediately preceding the First Optional Redemption Advance Date and on each day of the Stock Payment Pricing Period, in shares of NeoStem Common Stock.

NeoStem will deliver written notice of optional redemption to the holders 30 trading days prior to the date we set for such optional redemption, which may not be a Mandatory Redemption Date or any day of a Stock Payment Pricing Period with respect to any mandatory redemption date. Each holder may submit a conversion notice for the specific Series E Preferred Shares to be redeemed at any time prior to the optional redemption date. The optional redemption notice will specify the number of Series E Preferred Shares to be redeemed and what portion of the Additional Redemption Price will be paid in shares of NeoStem Common Stock (expressed in dollars), what portion of the Additional Redemption Price will be paid in cash (expressed in dollars) and (A) certify that the Equity Conditions are satisfied, (B) state the Dollar Volume Limitation (expressed in dollars) and certify that the portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock does not exceeded such Dollar Volume Limitation and (C) certify that the Maximum Share Amount has not been exceeded. The optional redemption notice will be irrevocable.

To the extent that any portion of the Additional Redemption Price will be paid in shares of NeoStem Common Stock, 21 trading days prior to the optional redemption date (the “First Optional Redemption Advance Date”), NeoStem will advance to the holders a number of shares of NeoStem Common Stock determined by dividing (x) that portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock by (y) 92% of the Daily VWAP on the trading day immediately preceding the First Optional Redemption Advance Date (the “First Optional Redemption Advance Shares”). In addition, 11 trading days prior to the applicable optional redemption date (the “Second Optional Redemption Advance Date” and together with the First Optional Redemption Advance Date, the “Optional Redemption Advance Dates” and each, an “Optional Redemption Advance Date”), will advance to the holders an additional number of shares of NeoStem Common Stock equal to the positive difference (if any) between (x) the quotient of (1) the portion of the Additional Redemption Price to be paid in shares of NeoStem Common Stock and (2) the average of the five lowest Daily VWAPs during the first 10 trading days of the applicable Stock Payment Pricing Period and (y) the number of First Optional Redemption Advance Shares delivered to the holders in connection with such optional redemption date (the “Second Optional Redemption Advance Shares” and together with the First Optional Redemption Advance Shares, the “Optional Redemption Advance Shares”). Not later than three trading days after the optional redemption date, NeoStem will deliver an additional number of shares of NeoStem Common Stock, if any, to the holder equal to the positive difference between (1) that portion of the Additional Redemption Price to be paid in shares of common stock divided by the Stock Payment Price and (2) the Optional Redemption Advance Shares. If clause (2) of the immediately preceding sentence exceeds clause (1) of the immediately preceding sentence, then each holder shall return to NeoStem its pro rata portion of such excess number of shares of NeoStem Common Stock. No holder shall have any liability to NeoStem to the extent that any Optional Redemption Advance Shares that are returned to NeoStem pursuant to the immediately preceding sentence decrease in value following the applicable Optional Redemption Advance Date.

Optional Conversion by the Holders.  Each holder of the Series E Preferred Shares shall have the right at any time and from time to time, at the option of such holder, to convert all or any portion of the Series E Preferred Shares held by such holder, for such number shares of NeoStem Common Stock, free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the Liquidation Preference times the number of Series E Preferred Shares being converted, by (ii) the Conversion Price (as defined below) in effect on the Conversion Date (as defined below). Immediately following such conversion, the persons entitled to receive the shares of NeoStem Common Stock upon the conversion of Series E Preferred Shares shall be treated for all purposes as having become the owners of such shares of NeoStem Common Stock, subject to the rights provided herein to holders. The “Conversion Price” means $2.0004, subject to adjustment as provided in the certificate of designations.

The Conversion Price is subject to adjustment under the following circumstances:

(i)	in the event NeoStem effects a stock split or combination of its outstanding common stock, then the conversion price then in effect will be proportionately decreased or increased, as applicable.
(ii)	in the event NeoStem makes, issues or sets a record date for the determination of holders of NeoStem Common Stock entitled to receive a dividend or other distribution payable in shares of NeoStem common stock, then conversion price shall be decreased by multiplying the conversion price then in effect by a fraction equal to: (a) the total number of shares of NeoStem Common Stock issued and outstanding immediately prior to such issuance or the close of business on such record date divided by (b) the total number of shares NeoStem Common Stock issued and outstanding immediately prior to such issuance or the close of business on such record date plus the number of shares of NeoStem Common Stock issuable in payment of such dividend or distribution.
(iii)	in the event NeoStem makes, issues or sets a record date for the determination of holders of NeoStem Common Stock entitled to receive a dividend or other distribution payable in securities or property other than shares of NeoStem Common Stock, then an appropriate revision shall be made to conversion price then in effect such that the holders of the Series E Preferred Shares shall receive upon conversion thereof, in addition to the shares of NeoStem Common Stock to which the holders would be entitled, the number of securities or other property that they would have received had such holders converted their Series E Preferred Shares into shares of NeoStem Common Stock on the date of such event.
(iv)	in the event NeoStem issues or sells shares of NeoStem Common Stock (other than as provided above in connection with a stock split or combination or the payment of certain dividends and distributions) at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted by multiplying the Conversion Price by a fraction equal to: (a) the total number of shares of NeoStem Common Stock issued and outstanding immediately prior to such issuance plus the number of shares of NeoStem Common Stock which the aggregate consideration for the total number of such additional shares of NeoStem Common Stock so issued would purchase at a price per share equal to the Conversion Price then in effect divided by (b) the number of shares of NeoStem Common Stock outstanding immediately after the issuance of such additional shares.
(v)	in the event NeoStem shall issue or sell any rights, warrants or options to purchase or other securities convertible into or exchangeable or exercisable for, directly or indirectly, any shares of NeoStem Common Stock or securities convertible into or exchangeable or exercisable for, directly or indirectly, shares of NeoStem Common Stock or common stock equivalents and the price per share at for which such additional shares of NeoStem Common Stock may be issued pursuant to any such common stock equivalent shall be less than the Conversion Price then in effect, or if after the issuance of any common stock equivalents, the price per share at for which such additional shares of NeoStem Common Stock may be issued pursuant to any such common stock equivalent is thereafter amended or adjusted such that the price as so amended or adjusted shall be less than the Conversion Price then in effect, then the conversion price then in effect upon each such issuance or adjustment shall be adjusted by multiplying the conversion price by a fraction equal to: (a) the total number of shares of NeoStem Common Stock issued and outstanding immediately prior to such issuance plus the number of shares of NeoStem Common Stock which the aggregate consideration for the total number of such additional shares of NeoStem Common Stock so issued would purchase at a price per share equal to the conversion price then in effect divided by (b) the number of shares of NeoStem Common Stock outstanding immediately after the issuance of such additional shares.

Notwithstanding the foregoing, the Conversion Price will not be adjusted for the sale or issuance of “Excluded Securities,” which are defined in the certificate of designations as the following: (a) shares of NeoStem Common Stock or common stock equivalents issued pursuant to a stock option plan that has been approved by NeoStem’s Board of Directors and NeoStem’s stockholders, pursuant to which NeoStem’s securities may be issued only to a person eligible for award under such plan, (b) shares of NeoStem Common Stock or common stock equivalents issued to employees or consultants (including in connection with investor relations activities) for compensatory purposes, (c) shares of NeoStem Common Stock or common stock equivalents issued upon the exercise or conversion of common stock equivalents outstanding on the closing date for the offering of the Series E Preferred Stock, (d) shares of NeoStem Common Stock or common stock equivalents issued to investors in NeoStem’s common stock offering conducted concurrently with the offering of Series E Preferred Stock, (e) shares of NeoStem Common Stock or common stock equivalents issued in the Merger, (f) shares of NeoStem Common Stock or common stock equivalents issued in the offering of the Series E Preferred Stock, including pursuant to the certificate of designations or upon exercise of the warrants offered in connection with the Series E Preferred Stock, and (g) shares of NeoStem Common Stock or common stock equivalents issued or deemed to be issued in connection with any acquisition by NeoStem, whether through a merger, an acquisition of stock or an acquisition of assets, or a license, of any business, product, assets or technologies, or any strategic partnership, strategic investment or joint venture involving any technology or product, or any other transaction the primary purpose of which is not to raise capital; provided however, that the number of shares of NeoStem Common Stock which may be issued pursuant to this clause (g) in any transaction or series of related transactions shall not exceed 33% of the number of shares of NeoStem Common Stock outstanding immediately prior to any such transaction.

In case of any reorganization or any reclassification of NeoStem’s capital stock or any consolidation or merger of NeoStem with or into any other corporation or corporations or a sale or transfer of all or substantially all of NeoStem’s assets to any other person or a “going private” transaction under Rule 13e-3 promulgated pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, then, as part of such reorganization, consolidation, merger, or transfer if the holders of shares of NeoStem Common Stock receive any publicly traded securities as part or all of the consideration for such reorganization, reclassification, consolidation, merger or sale, then it shall be a condition precedent of any such event or transaction that provision shall be made such that each Series E Preferred Share shall thereafter be convertible into such new securities at a conversion price and pricing formula which places the holders of Series E Preferred Shares in an economically equivalent position as they would have been if not for such event. The foregoing does not limit the right that holders of the Series E Preferred Shares have to require NeoStem to repurchase the Series E Preferred Shares. See “Mandatory Repurchase By NeoStem” below.

Reservation of Shares Issuable Upon Conversion.  NeoStem shall at all times reserve and keep available out of its authorized but unissued shares of NeoStem Common Stock, solely for the purposes of effecting the conversion and/or redemption of the Series E Preferred Shares, an number of shares of NeoStem Common Stock equal to 200% of the number of shares issuable upon conversion of the Series E Preferred Shares at the conversion price then in effect. If at any time while any of the Series E Preferred Shares remain outstanding NeoStem does not have a sufficient number of authorized and unreserved shares of NeoStem Common Stock to satisfy such obligation to reserve for issuance upon conversion and/or redemption of the Series E Preferred Shares, then NeoStem shall promptly take all action necessary to increase the number of authorized shares of NeoStem Common Stock to an amount sufficient to allow NeoStem to satisfy such obligation to reserve for issuance upon conversion and/or redemption of the Series E Preferred Shares. Without limiting the generality of the foregoing sentence, as soon as practicable after the date on which NeoStem fails to have a sufficient number of authorized but unissued shares of NeoStem Common Stock available to satisfy such obligation, but in no event later than sixty (60) days (or the lesser of (i) ninety (90) days if the proxy statement is reviewed by the staff of the Securities and Exchange Commission or (ii) ten (10) days after the staff of the SEC indicated that it has no further comments to such proxy statement) after the occurrence of such failure,

NeoStem shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of NeoStem Common Stock. In connection with such meeting, NeoStem shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of NeoStem Common Stock and to cause NeoStem’s board of directors to recommend to the stockholders that they approve such proposal.

Fractional Shares.  No fractional shares shall be issued upon the conversion of any Series E Preferred Shares. All shares of NeoStem Common Stock (including fractions thereof) issuable upon conversion of more than one Series E Preferred Share by a holder thereof and all Series E Preferred Shares issuable upon the purchase thereof shall be aggregated for purposes of determining whether the conversion and/or purchase would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion and/or purchase would result in the issuance of a fraction of a share of NeoStem Common Stock, NeoStem shall, in lieu of issuing any fractional share, either round up the number of shares to the next highest whole number or, at NeoStem’s option, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the conversion date (as determined in good faith by NeoStem’s Board of Directors).

Failure to Redeliver.  If any holder fails to re-deliver shares of NeoStem Common Stock to NeoStem within ten (10) trading days of being required to do so in connection with a Mandatory Redemption or an optional redemption by NeoStem, then, unless such shares of common stock have been called by NeoStem, NeoStem may, at its option, redeem a number of Series E Preferred Shares having a Liquidation Preference equal in value to the product of (x) such number of shares of NeoStem Common Stock and (y) the Stock Payment Price for such Mandatory Redemption Date or Optional Redemption Date, the case may be, in lieu of requiring such holder to return such shares of common stock.

Mandatory Repurchase by NeoStem.  Each holder of Series E Preferred Shares shall have the unilateral option and right to compel NeoStem to repurchase for cash any or all of such holder’s Series E Preferred Shares within three days of a written notice requiring such repurchase (provided that no written notice shall be required for if any of the events described in clauses (v) and (vi) below occur and demand for repurchase shall be deemed automatically made upon the occurrence of any of those events), at a price per Series E Preferred Share equal to the sum of (a) the liquidation preference plus (b) any and all accrued and unpaid dividends on the Series E Preferred Shares (the sum of (a) and (b), the “Base Mandatory Repurchase Price”) plus (c) (i) if such demand for repurchase occurs on or before the twelve month anniversary of the closing date, an amount equal to 15% of the Base Mandatory Repurchase Price, or (ii) if such demand for repurchase occurs at any time after the twelve month anniversary of the closing date, an amount equal to 10% of the Base Mandatory Repurchase Price, if any of the following events shall have occurred or are continuing:

(i)	A Change in Control Transaction (as defined below);
(ii)	A “going private” transaction under SEC rules;
(iii)	A tender offer by NeoStem under SEC Rule 13e-4;
(iv)	the suspension from trading or the failure of NeoStem Common Stock to be listed on a trading market for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;
(v)	the entry by a competent court of (i) a decree or order for relief pertaining to NeoStem or any of its subsidiaries under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging NeoStem or any of its subsidiaries as bankrupt or insolvent or (iii) appointing a custodian, receiver, trustee or other similar official for NeoStem or any or its subsidiaries or of any substantial part of its property, or ordering the liquidation of NeoStem’s affairs, and the continuance of any such decree or order for a period of 60 consecutive days;
(vi)	the commencement by NeoStem or any of its subsidiaries of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by NeoStem to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against NeoStem, or the consent by NeoStem to the appointment of or taking possession by a custodian, receiver, trustee or other similar official of NeoStem or of any substantial part of its property, or the making by NeoStem of an assignment for the benefit of creditors, or the admission by NeoStem in writing of its inability to pay its debts generally as they become due;
(vii)	following an Authorized Share Failure (as defined), NeoStem’s failure to receive stockholder approval to approve the required increase in the number of shares of NeoStem Common Stock within five days after the Meeting Outside Date (as defined); or
(viii)	NeoStem’s failure to deliver shares of NeoStem Common Stock on any Share Delivery Date, Advance Date, mandatory redemption date or optional redemption date, if such failure continues for two (2) trading days after the date that delivery of shares of common stock is due;
(ix)	NeoStem’s failure to pay any amounts when and as due pursuant to the certificate of designations or any other document relating to the issuance of the Series E Preferred Shares, if such failure continues for two (2) trading days after the date that such payment is due;
(x)	NeoStem’s breach of certain covenants contained in the certificate of designations and the stock purchase agreement;
(xi)	NeoStem or any of its subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest on any indebtedness the aggregate principal amount of which indebtedness is in excess of $1,000,000 or (B) default in the observance or performance of any other agreement or condition relating to any such indebtedness, or any other event shall occur or condition exist, as a result of which the holder or holders or beneficiary or beneficiaries of such indebtedness or a trustee on their behalf have declared such indebtedness to be due prior to its stated maturity;
(xii)	the effectiveness of the registration statement pertaining to the Series E Preferred Shares or the ability to use the applicable prospectus supplement and the prospectus lapses for any reason and continues for a period of 10 consecutive days or for more than an aggregate of 20 days in any 365-day period;
(xiii)	NeoStem breaches any representation, warranty, covenant or other term or condition of the certificate of designations, the stock purchase agreement or the warrant to be issued with the Series E Preferred Shares, except to the extent that such breach would not have a material adverse effect (as defined in the stock purchase agreement), and except in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least 10 calendar days (the events described in clauses (v), (vi), (viii), (ix), (x), (xi), (xii) and (xiii) are collectively referred to as the “Trigger Events” and each, as a “Trigger Event”).

A “Change in Control Transaction” will be deemed to exist if (i) there occurs any consolidation or merger of NeoStem with or into any other corporation or other entity or person (whether or not NeoStem is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of NeoStem’s voting power is transferred through a merger, consolidation, tender offer or similar transaction, (ii) any person, together with its affiliates and associates, beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of NeoStem’s voting power (provided, however, that if any person is immediately prior to the closing date a beneficial owner of 40% or more of NeoStem Common Stock, it shall not be deemed to be a Change of Control Transaction if such person increases its beneficial ownership percentage by not more than 10 percentage points), (iii) there is a replacement of more than one-half of the members of NeoStem’s board of directors which is not approved by those individuals who are members of NeoStem’s board on the date thereof, in one or a series of related transactions or (iv) a sale or transfer of all or substantially all of NeoStem’s assets, determined on a consolidated basis; provided, however, that a Change in Control Transaction will not be deemed to have occurred pursuant to clause (iv) if such sale or transfer is the sale or transfer of not more than one business segment during the period from the closing of the offering through the Maturity Date and NeoStem remains a publicly traded corporation and if, on the effective date of the sale or transfer described therein, NeoStem deposits funds in the escrow account (as defined in the stock purchase agreement) such that the balance in the escrow account after such deposit is the lesser of $5 million or 100% of the aggregate liquidation preference of the outstanding Series E Preferred Shares.

Issuance Limitation.  The total number of shares of NeoStem Common Stock issued or issuable to the holders of any Series E Preferred Shares shall not (when aggregated with any shares of NeoStem Common Stock already issued in respect of all of the Series E Preferred Shares) exceed the maximum number of shares of NeoStem Common Stock which NeoStem can so issue pursuant to any rule or regulation of the NYSE Amex Equities (or any other national securities exchange on which shares of NeoStem Common Stock trade), subject to equitable adjustments from time to time for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to shares of NeoStem Common Stock occurring after the closing of the offering. Notwithstanding any other provision, no shares of NeoStem Common Stock in excess of 4,962,000 shares shall be issued by NeoStem (x) under the warrants offered in NeoStem’s senior convertible preferred stock offering and (y) under the Series E Preferred Shares, whether by reason of conversion, redemption or otherwise, and no voting rights may be exercised, until after approval of our stockholders. See “Stockholder Approval” on page 224 of this joint proxy statement/prospectus, and the discussion set forth under NeoStem Proposal No. 4.

Ownership Cap.  Notwithstanding anything to the contrary set forth herein, at no time may NeoStem issue to a holder, shares of NeoStem Common Stock if the number of shares of NeoStem Common Stock to be issued pursuant to such issuance would exceed, when aggregated with all other shares of NeoStem Common Stock beneficially owned by such holder at such time (as determined in accordance with relevant Exchange Act rules), the number of shares of NeoStem Common Stock that would result in the holder beneficially owning (as determined in accordance with relevant Exchange Act rules) more than 4.9% (the “Beneficial Ownership Limitation”) of the then issued and outstanding NeoStem Common Stock. Each holder shall have the right (with respect to itself only) to waive such ownership cap upon not less than sixty-five (65) days’ prior notice to us. Notwithstanding the foregoing, the holder shall have the right to: (A) at any time and from time to time immediately reduce the Beneficial Ownership Limitation and (B) (subject to waiver) at any time and from time to time, increase the Beneficial Ownership Limitation immediately in the event of the announcement as pending or planned of a Change in Control Transaction.

Participation.  The holders of the Series E Preferred Shares shall be entitled to such dividends paid and distributions made to the holders of shares of NeoStem Common Stock to the same extent as if such holders of the Series E Preferred Shares had converted the Series E Preferred Shares into shares of NeoStem Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of NeoStem Common Stock on the record date for such dividends and distributions.

Voting Rights.  Except as expressly provided in the certificate of designations, holders of the Series E Preferred Shares shall not have any voting rights. So long as any Series E Preferred Shares are outstanding, in addition to any other vote or consent of our stockholders required by law or NeoStem’s amended and restated certificate of incorporation and except where the vote or written consent of holders of a greater than number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote, at a meeting duly called for such purpose or the written consent without a meeting, of the holders of at least a majority of the Series E Preferred Shares then outstanding, voting together as a single class, shall be required before NeoStem may: (a) amend or repeal any provision of, or add any provision to, this certificate of designations, the amended and restated certificate of incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if any such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series E Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of Series E Preferred Shares (NeoStem may increase or decrease our number of authorized shares of undesignated “blank check” preferred stock); (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Series E Preferred Shares with respect to dividends or the distribution of assets on a Liquidation Event; (c) purchase, repurchase or redeem any shares of NeoStem Common Stock or other shares of NeoStem’s capital stock; (e) pay dividends or make any other distribution on NeoStem Common Stock or other capital stock; (f) whether or not prohibited by the terms of the Series E Preferred Shares, circumvent a right of the Series E Preferred Shares.

Ranking.  The Series E Preferred Shares shall rank senior to NeoStem Common Stock and any other class or series of NeoStem’s stock now existing or hereinafter authorized over which the Series E Preferred Shares has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary dissolution or winding up of NeoStem’s affairs. Without the prior written consent of the Required Holders, NeoStem may not authorize or issue addition or other capital stock that is of senior or pari-passu rank to the Series E Preferred Shares in respect of preferences as to dividends and other distributions, amortization and redemption payments and payments upon a liquidation event without the prior express written consent of the holders of a majority of the Series E Preferred Shares. NeoStem may issue preferred stock that is junior in rank to the Series E Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon a liquidation event, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including without limitation, dividends) of any such junior preferred shares is not on or before ninety-one (91) days after the maturity date for the Series E Preferred Shares.

Options

As of November 22, 2010, NeoStem had outstanding options to purchase an aggregate of 13,588,214 shares of NeoStem Common Stock with exercise prices ranging from $0.71 to $15.00 per share, with an approximate weighted average exercise price of $1.92 per share. The shares of NeoStem Common Stock underlying all such options are or will be registered for sale with the SEC prior to exercises.

Warrants

As of November 22, 2010, NeoStem had outstanding warrants to purchase an aggregate of 21,843,507 shares of NeoStem Common Stock with exercise prices ranging from $0.50 to $6.50, consisting of warrants to purchase an aggregate of 8,180,745 shares of NeoStem Common Stock at an approximate weighted average exercise price of $2.50 per share and warrants to purchase an aggregate of 95,250 shares of NeoStem Common Stock at an exercise price of $6.50 per share, certain of which are redeemable if the NeoStem Common Stock trades at specified prices starting at a minimum of $2.40, Class A Warrants to purchase an aggregate of 635,000 shares of NeoStem Common Stock at an exercise price of $6.00 per share (redemption threshold of $8.00) and Series D Warrants to purchase 12,932,512 shares of NeoStem Common Stock at an exercise price of $2.50 per share (redemption threshold of $3.50, except for the warrant held by RimAsia, which has a $5.00 redemption threshold). The holders of a vast majority of such warrants have registration rights for the shares underlying the warrants.

Class A Warrants

General

Each Class A warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $6.00. The exercise price per share of each Class A warrant is subject to adjustment upon the occurrence of certain events as provided in the Class A warrant certificate and summarized below. The Class A warrants may be exercised at any time until July 16, 2012, which is the expiration date, unless redeemed. The Class A warrants which have not previously been exercised will expire on the expiration date. A Class A warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Class A warrant has been properly exercised.

Redemption

In the event NeoStem Common Stock is trading at a price equal to or exceeding the redemption threshold of $8.00 per share for 20 consecutive trading days, NeoStem has the option to call the Class A warrants. If the holders of the Class A warrants have not exercised the Class A warrants within 30 days of the written notice to call, NeoStem may redeem the Class A warrants at $0.001 per warrant. NeoStem will send the written notice of call by first class mail to Class A warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for the Class A warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any Class A warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

Exercise

A Class A warrant holder may exercise our Class A warrants only if an appropriate registration statement is then in effect with the SEC and if the shares of NeoStem Common Stock underlying the Class A warrants are qualified for sale under the securities laws of the state in which the holder resides.

During the term of the Class A warrants, the holders thereof are given the opportunity to profit from a rise in the market of the NeoStem Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Class A warrants are outstanding, the terms on which NeoStem could obtain additional capital may be adversely affected. The holders of the Class A warrants might be expected to exercise them at a time when NeoStem would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided by the Class A warrants.

Adjustments of Exercise Price

The exercise price and redemption price of the Class A warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effect any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class A warrant or, if NeoStem elects, an adjustment of the number of Class A warrants outstanding. The Class A warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Class A warrants or the current market price of the NeoStem Common Stock.

No Voting and Dividend Rights

Until exercised, the Class A warrants will have no voting, dividend or other stockholder rights.

Class D Warrants

Each Class D warrant entitles the holder to purchase one share of NeoStem Common Stock at an exercise price per share of $2.50. The exercise price per share of each Class D warrant is subject to adjustment upon the occurrence of certain events as provided in the Class D warrant certificate and summarized below. The Class D warrants may be exercised at any time during their five year term, or eight year term in the case of a Class D warrant to purchase an aggregate of 4,000,000 shares held by RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership and an affiliate of NeoStem (“RimAsia”), unless redeemed. The Class D warrants which have not been previously exercised will expire at the expiration date. A Class D warrant holder will not be deemed to be a holder of the underlying NeoStem Common Stock for any purpose until the Class D warrant is exercised.

In the event the NeoStem Common Stock is trading at a per share price equal to or exceeding the redemption threshold of $3.50, or $5.00 in the case of the Class D warrant held by RimAsia, for twenty consecutive trading days, NeoStem has the option to call the Class D warrants. If the holders of Class D warrants have not exercised the Class D Warrants within 30 days of the written notice to call, NeoStem may redeem the Class D warrants at $0.001 per warrant. NeoStem will send the written notice of call by first class mail to Class D warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent of the Class D warrants. No other form of notice by publication or otherwise will be required. If NeoStem calls any Class D Warrants for redemption, they will be exercisable until close of business on the business day next preceding the specified redemption date.

The exercise price and redemption price of the Class D warrants are subject to adjustment in specified circumstances, including in the event NeoStem declares any stock dividend to stockholders or effects any split or reverse split with respect to the NeoStem Common Stock after the issuance thereof. Therefore, if NeoStem effects any stock split or reverse split with respect to the NeoStem Common Stock, the exercise price in effect immediately prior to such stock split or reverse split will be proportionately reduced or increased, respectively. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a Class D warrant or, if NeoStem elects, an adjustment of the number of Class D warrants outstanding. The Class D warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of NeoStem Common Stock for less than the exercise price of the Class D warrants or the current market price of NeoStem Common Stock.

Until exercised, the Class D warrants will have no voting, dividend or other stockholder rights.

Warrants Issued in NeoStem’s Common Stock Offering

The material terms and provisions of the warrants issued in connection with NeoStem’s Common Stock Offering (which closed on November 19, 2010) are summarized below.

Term; Exercise Price and Exercisability.  The warrants represent the rights to purchase up to an aggregate of 3,168,993 shares of NeoStem Common Stock. Each warrant will have an exercise price of $1.85 per share, will be exercisable six months after issuance and will expire five years from the date of issuance. The number of warrant shares that may be acquired by any holder upon any exercise of the warrant will be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of NeoStem Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.99% of the total number of issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise), or beneficial ownership limitation. The holder may elect to change this beneficial ownership limitation from 4.99% to 9.99% of the total number of issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise) upon providing NeoStem with not less than 61 days’ prior written notice.

Call Provision.  Subject to certain exceptions, while the warrants are outstanding, if the volume weighted average price of a share of NeoStem Common Stock for each of 20 consecutive Trading Days (the “Measurement Period,” which 20 consecutive Trading Day period shall not have commenced until after the Initial Exercise Date) exceeds $3.70 (subject to adjustment), (i) the average daily volume for such Measurement Period exceeds $100,000 per Trading Day (subject to adjustment) and (ii) the holder is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by NeoStem, then NeoStem may, within 1 Trading Day of the end of such Measurement Period, upon notice, call for cancellation of all or any portion of the warrants (a “Call”) for consideration equal to $0.001 per share. NeoStem’s right to Call the warrants shall be exercised ratably among the holders based on each holder’s initial purchase of warrants from NeoStem.

Fundamental Transaction.  If, at any time while the warrants are outstanding, (1) NeoStem consolidates or merges with or into another corporation, (2) NeoStem sells, leases, licenses, assigns, transfers, conveys or otherwise disposes of all or substantially all of NeoStem’s assets, (3) any purchase offer, tender offer or exchange offer (whether by NeoStem or another individual or entity) is completed pursuant to which holders of NeoStem Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of outstanding NeoStem Common Stock or (4) NeoStem effects any reclassification or recapitalization of NeoStem Common Stock or any compulsory share exchange pursuant to which NeoStem Common Stock is converted into or exchanged for other securities, cash or property (or the occurrence of any analogous proceeding) affecting NeoStem (each, a “Fundamental Transaction”), then upon any subsequent exercise of the warrants, each holder thereof will have the right to receive the same amount and kind of securities, as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction; provided, however, that in the event of a change of control transaction (as defined in the warrant) other than one in which the successor entity is a publicly traded corporation whose stock is listed or quoted for trading on the New York Stock Exchange, NASDAQ markets or the NYSE Amex and results in the warrants being exercisable for publicly traded common stock of such successor entity, at the request of a holder of a warrant delivered before the 90th calendar day after consummation of such change of control transaction, NeoStem (or the successor entity) will purchase the warrant by paying to the holder, cash in an amount equal to the Black Scholes value, as described in the warrant, of the remaining unexercised portion of the warrant on the date of consummation of such change of control transaction.

Certain Adjustments.  The exercise price and the number of shares of NeoStem Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of NeoStem Common Stock. Additionally, the exercise price of the warrants issued to the investors is subject to certain adjustments if NeoStem (i) issues rights, options or warrants to all holders of NeoStem Common Stock (and not to the warrant holder) entitling them to subscribe for or purchase shares of NeoStem Common Stock at a price per share less than the volume weighted average price (the “VWAP”) of the NeoStem Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants, or (ii) distribute to all holders of NeoStem Common Stock (and not to the warrant holder) evidences of NeoStem’s indebtedness or assets (including cash and cash dividends) or rights or warrants to purchase any security.

Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, NeoStem will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exchange Listing.  NeoStem does not plan on making an application to list the warrants on the NYSE Amex or any other national securities exchange or recognized trading system. The NeoStem Common Stock underlying the warrants is listed on the NYSE Amex.

The description of the warrants contained herein does not purport to be complete and is qualified in its entirety by reference to the form of warrant, which was filed as an exhibit to the Current Report on Form 8-K filed with the SEC by NeoStem on November 16, 2010 in connection with the Common Stock Offering.

Warrants Issued in NeoStem’s Preferred Stock Offering

The material terms and provisions of the warrants issued with the Preferred Shares in NeoStem’s Preferred Stock Offering (which closed on November 19, 2010) are summarized below.

Term; Exercise Price and Exercisability.  The warrants issued in the Preferred Stock Offering represent the rights to purchase up to an aggregate of 1,322,486 shares of NeoStem Common Stock. Each warrant will have an exercise price of $2.0874 per share, will be exercisable six months after issuance and will expire three years from the date of issuance. The number of warrant shares that may be acquired by any holder upon any exercise of the warrant will be limited to the extent necessary to insure that, following such exercise, the total number of shares of NeoStem Common Stock then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of NeoStem Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, does not exceed 4.9% of the then issued and outstanding shares of NeoStem Common Stock (including for such purpose the shares of NeoStem Common Stock issuable upon such exercise), which is referred to as the “beneficial ownership limitation.” However, in the event of the announcement of a Change in Control Transaction (as defined in the certificate of designations with respect to the Series E Preferred Stock), the holder will have the right to (A) at any time and from time to time immediately reduce the beneficial ownership limitation and (B) (subject to waiver) at any time and from time to time, increase the beneficial ownership limitation immediately.

Exercise Elected by NeoStem.  Subject to certain exceptions, while the warrants are outstanding, if the daily volume weighted average price (the “Daily VWAP”) of a share of NeoStem Common Stock for each of 20 trading days out of 30 consecutive trading days (the “Trigger Period”) has remained at least $4.1748, 100% above the exercise price, then NeoStem may, subject to certain conditions, require the holder to exercise the warrant in full upon not less than 10 business days prior written notice (the “Mandatory Notice Period”). Notwithstanding such a notice, the holder may exercise the warrant at any time during the Mandatory Notice Period. NeoStem’s right to require the exercise of the warrants is subject to the following additional conditions: (i) during each trading day of the Trigger Period and during each trading day of the Mandatory Notice Period, the Equity Conditions (as defined below) shall be satisfied; and (ii) the Daily VWAP of the NeoStem Common Stock has remained at or above $4.1748 during all trading days in the Mandatory Notice Period.

“Equity Conditions” means each of the following: (i) on each day of the Trigger Period and on each day of the Mandatory Notice Period, all warrants shares shall be eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws and NeoStem shall have no knowledge of any fact that would cause any warrant shares not to be so eligible for resale by the holder without restriction and without the need for additional registration under any applicable federal or state securities laws; (ii) on each day during the Trigger Period and the Mandatory Notice Period, NeoStem Common Stock is designated for listing on a Trading Market (as defined in the certificate of designations) and shall not have been suspended from trading on such Trading Market nor shall delisting or suspension by such exchange or market have been threatened or pending in writing by such Trading Market nor shall there be any Securities and Exchange Commission or judicial stop trade order or trading suspension stop order; (iii) any warrant shares may be issued in full without violating the rules or regulations of the Trading Market or any applicable laws; (iv) on each day during the Trigger Period and the Mandatory Notice Period, there shall not have occurred and be continuing, unless waived by the holder, either (A) a Trigger Event (as defined in the certificate of designations with respect to the Series E Preferred Stock) or (B) an event that with the passage of time or giving of notice would constitute a Trigger Event; (v) on each day during the Trigger Period and the Mandatory Notice Period, NeoStem has not provided the holder with any non-public information; (vi) on each day during the Trigger Period and the Mandatory Notice Period, neither the registration statement, the prospectus supplement nor the prospectus applicable to the Preferred Stock Offering contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made not misleading, and the prospectus supplement and the prospectus comply with all applicable securities laws as to form and substance, NeoStem’s transfer agent for the NeoStem Common Stock is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program; and (vii) all warrants shares are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance of the warrant shares will not require any further approvals of NeoStem’s Board of Directors or stockholders.

Certain Adjustments.  The exercise price and the number of shares of NeoStem Common Stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of NeoStem Common Stock. Additionally, the exercise price of the warrants is subject to certain weighted average adjustments if NeoStem issues or sells any additional shares of NeoStem Common Stock or common stock equivalents at a price per share less than the exercise price then in effect, or without consideration, the exercise price then in effect will be adjusted. Notwithstanding the foregoing, there will be no adjustment to the exercise price with respect to the sale or issuance of certain Excluded Securities, as defined in the certificate of designations with respect to the Series E Preferred Stock. See “Series E 7% Senior Convertible Preferred Stock — Optional Conversion by the Holders.”

Fractional Shares.  No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the warrants. As to any fraction of a share which the holder would otherwise be entitled to purchase upon such exercise, NeoStem will, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Exchange Listing.  NeoStem does not plan on making an application to list the warrants on the NYSE Amex or any other national securities exchange or recognized trading system. The NeoStem Common Stock underlying the warrants is listed on the NYSE Amex.

The description of the warrants contained herein does not purport to be complete and is qualified in its entirety by reference to the form of warrant, which was filed as an exhibit to the Current Report on Form 8-K filed with the SEC by NeoStem on November 16, 2010 in connection with the Preferred Stock Offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law and NeoStem’s Certificate of Incorporation and Bylaws

NeoStem’s Amended and Restated Certificate of Incorporation and bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult. These provisions are summarized below.

Classified Board.  Pursuant to Article ELEVENTH of our Amended and Restated Certificate of Incorporation, the directors constituting our Board of Directors are classified, with respect to the time for which they severally hold office, into three classes as nearly equal in number as possible. In implementing the classified Board, our Board of Directors assigned members of the Board of Directors already in office into three classes, with one class assigned a term expiring at the annual meeting of stockholders to be held in 2010, a second class assigned a term expiring at the annual meeting of stockholders to be held in 2011, and a third class assigned a term expiring at the annual meeting of stockholders to be held in 2012, with each class to hold office until its successor is elected and qualified. At each annual meeting of stockholders commencing with the election in 2010, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Pursuant to the Delaware General Corporation Law, if a board of directors is classified, unless the certificate of incorporation otherwise provides, members of the board of directors may be removed by the stockholders before the expiration of their respective terms only for cause.

Special Meetings.  NeoStem’s Bylaws provide that special meetings of the NeoStem stockholders may, unless otherwise prescribed by law, be called by the NeoStem Chairman of the Board (if any), the NeoStem Board of Directors or the NeoStem Chief Executive Officer and shall be held at such place, on such date and at such time as shall be fixed by the NeoStem Board of Directors or the person calling the meeting. Business transacted at any special meeting shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. The ability to issue preferred stock may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Delaware Anti-Takeover Statute.  We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging under certain circumstances in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.
•	Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.
•	On or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. NeoStem’s expects the existence of this provision to have an anti-takeover effect with respect to transactions the NeoStem Board of Directors does not approve in advance. NeoStem also anticipates that Section 203 may also discourage attempted acquisitions that might result in a premium over the market price for the shares of NeoStem Common Stock held by stockholders.

The provisions of Delaware law, NeoStem’s Amended and Restated Certificate of Incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of NeoStem Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in NeoStem’s management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF NEOSTEM

The following table sets forth information regarding the number of shares of our Common Stock beneficially owned as of November 22, 2010 by:

•	each of our named executive officers who is currently serving;
•	each of our current directors;
•	all of our current directors and executive officers as a group; and
•	each person who is known by us to beneficially own 5% or more of our Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person possesses sole or shared voting or investment power. Shares of our Common Stock that may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days after the date indicated in the table are deemed beneficially owned by the optionees or warrant holders. Unless otherwise indicated, and subject to any applicable community property laws, to our knowledge the persons or entities named in the table below have sole voting and investment power with respect to all shares indicated as beneficially owned by them.

Unless otherwise indicated, the address of the beneficial owner is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170.

As of November 22, 2010, there were 64,117,256 shares of Common Stock outstanding. As of such date, the directors and executive officers of the Company collectively owned beneficially 37,963,483 shares, or approximately 51.6% of the outstanding shares.

Number and Percentage of Shares of NeoStem Common Stock Owned

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Robin L. Smith, MD Chief Executive Officer and Chairman of the Board	3,247,000	(1)	4.9%
Catherine M. Vaczy Vice President and General Counsel	930,481	(2)	1.4%
Larry A. May Vice President and Chief Financial Officer	302,253	(3)	0.5%
Richard Berman Director	227,418	(4)	0.4%
Steven S. Myers Director	932,770	(5)	1.4%
Drew Bernstein Director	266,667	(6)	0.4%
Edward C. Geehr, MD Director	50,000	(7)	0.1%
Eric H.C. Wei Director	26,459,874	(8)(9)	38.8%
RimAsia Capital Partners, L.P. RimAsia Capital Partners GP, L.P. RimAsia Capital Partners GP, Ltd. 1807 Harbour Centre 25 Harbour Road Wanchai Hong Kong	26,409,874	(9)	38.8%
Shi Mingsheng Director of the Company and Chairman of the Board, Erye	4,665,770	(10)(12)	7.2%
Madam Zhang Jian, General Manager, Erye	4,615,770	(11)(12)	7.1%
Fullbright Finance Limited (“Fullbright”) Suite 1307, Tongmei Center 43 East Queen’s Road Wanchai Hong Kong	4,290,770	(12)	6.6%
Enhance BioMedical Holdings Limited (“Enhance”) 6555 Bo Yuan Road Shanghai, 201804 PRC	8,000,000	(13)	11.7%
All Directors and Executive Officers as a group (fifteen persons)	37,963,483	(14)(15)	51.6%

The address for each officer and director is c/o NeoStem, Inc., 420 Lexington Avenue, Suite 450, New York, NY 10170.

(1)	Includes (i) options to purchase up to 2,145,345 shares of or common stock which are exercisable within 60 days of November 22, 2010 and (ii) warrants to purchase up to 128,972 shares of our common stock which are exercisable within 60 days of November 22, 2010.
(2)	Includes (i) options to purchase up to 586,288 shares of our common stock which are exercisable within 60 days of November 22, 2010 and (ii) warrants to purchase up to 9,500 shares of our common stock which are exercisable within 60 days of November 22, 2010.
(3)	Includes (i) options to purchase up to 260,584 shares of our common stock which are exercisable within 60 days of November 22, 2010 and (ii) 51 shares of our common stock owned by Mr. May’s wife.

(4)	Includes (i) options to purchase up to 216,054 shares of our common stock which are exercisable within 60 days of November 22, 2010 and (ii) warrants to purchase up to 11,364 shares of our common stock which are exercisable within 60 days of November 22, 2010.
(5)	Includes (i) options to purchase up to 216,054 shares of common stock which are exercisable within 60 days of November 22, 2010 and (ii) warrants to purchase up to 22,728 shares of common stock which are exercisable within 60 days of November 22, 2010.
(6)	Includes options to purchase up to 266,667 shares of common stock which are exercisable within 60 days of November 22, 2010.
(7)	Includes options to purchase up to 50,000 shares of common stock which are exercisable within 60 days of November 22, 2010.
(8)	Includes options to purchase up to 50,000 shares of common stock which are exercisable within 60 days of November 22, 2010.
(9)	Includes (i) 22,409,874 shares of our common stock, 9,086,124 of which were issued upon the conversion of 8,177,512 shares of Series C Convertible Preferred Stock held by RimAsia Capital Partners, L.P. and (ii) warrants to purchase up to 4,000,000 shares of our common stock which are exercisable within 60 days of November 22, 2010. These shares are held by RimAsia Capital Partners, L.P., a Cayman Islands exempted limited partnership (“RimAsia”). RimAsia Capital Partners GP, L.P., a Cayman Islands exempted limited partnership (“RimAsia GP”), is the general partner of RimAsia. RimAsia Capital Partners GP, Ltd., a Cayman Islands exempted company (“RimAsia Ltd.”), is the general partner of RimAsia GP. Mr. Wei, one of our directors, is the sole director of RimAsia Ltd. RimAsia, RimAsia GP, RimAsia Ltd. and Mr. Wei has the sole power to vote and dispose of our common stock held by RimAsia.
(10)	Mr. Shi is the Chairman of the Board of Erye, a principal shareholder of EET and Fullbright and a director of the Company. Includes options to purchase up to 200,000 shares of our common stock which are exercisable within 60 days of November 22, 2010.
(11)	Madam Zhang is the General Manager of Erye and a principal shareholder of EET and Fullbright and our Vice President of Pharmaceutical Operations. Includes options to purchase up to 150,000 shares of common stock which are exercisable within 60 days of November 22, 2010.
(12)	Includes (i) 3,650,770 shares of our common stock and (ii) warrants to purchase up to 640,000 shares of common stock which are exercisable within 60 days of November 22, 2010, held by Fullbright Finance Limited. Fullbright is a corporation organized under the laws of the British Virgin Islands and is majority owned by Mr. Shi and Madam Zhang who have shared power to vote and dispose of the shares of our common stock held by Fullbright and, as a result, may be deemed to beneficially own the shares of our common stock held by Fullbright. The table reflects 2,080,000 shares of our common stock that were pledged to us in connection with the CBH merger.
(13)	Enhance is a Shanghai corporation and a subsidiary of Enhance Holding Corporation. This number includes warrants to purchase up to 4,000,000 shares of our common stock which are exercisable within 60 days of November 22, 2010.
(14)	See footnotes 1 – 8, 10 and 11. Includes shares and exercisable rights owned by Fullbright Finance Limited and RimAsia Capital Partners set forth in footnotes 8 and 12.
(15)	Includes options to purchase up to 540,000 shares of common stock which are exercisable within 60 days of November 22, 2010 held by executive officers not individually listed in this table of the Company and its subsidiaries.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PCT

The following table sets forth information as to the number of membership interests of PCT beneficially owned, as of November 22, 2010, by (i) each person known to PCT to be the beneficial owner of more than five percent of the outstanding PCT membership interests, (ii) each current executive officer and member of the Board of Managers of PCT and (iii) all current executive officers and members of the Board of Managers of PCT as a group. All membership interests are owned both beneficially and of record unless otherwise indicated. Unless otherwise indicated, the address of each beneficial owner is c/o PCT, 4 Pearl Court, Allendale, New Jersey.

PCT’s Board of Managers currently consists of the following six persons: Andrew L. Pecora, William J. Murray, Robert A. Preti, Paul Estrem, Dempsey L. Gable and Robert A. Hamm. Mr. Gable and Mr. Hamm would be deemed to be independent under SEC and NYSE-Amex regulations. After the Merger, it is anticipated that none of these persons will be members of the Board of Managers of the surviving company.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares (or membership interests) over which a person possesses sole or shared voting or investment power. Except as otherwise indicated by footnote, to our knowledge, the persons named in the table have sole voting and investment power with respect to all membership interests of PCT beneficially owned by them. In calculating the number of membership interests beneficially owned by a person and the percentage ownership of that person, membership interests of PCT subject to options or warrants held by that person that are exercisable as of November 22, 2010 or will become exercisable within 60 days thereafter (collectively, “currently exercisable” options), are deemed outstanding, while such shares are not deemed outstanding for purposes of calculating percentage ownership of any other person. As of the record date, there were 7,186,020 membership interests of PCT outstanding.

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of PCT Common Stock Beneficially Owned
Andrew L. Pecora, CEO and Member of Board of Managers (Chairman of the Board)	1,255,532	(1)	17.40%
Hackensack University Medical Center 920 Cherokee Lane Franklin Lakes, NJ 07417	1,222,634.2		17.01%
William J. Murray, Member of Board of Managers	0		—%
Robert A. Preti, President and Chief Scientific Officer and Member of Board of Managers	1,219,697	(2)	16.97%
BioScience 2002 LLC One Baxter Parkway Deerfield, IL 60015	616,497.9		8.58%
Paul Estrem, Member of Board of Managers	0		—%
George S. Goldberger, Chief Business and Financial Officer, Treasurer and Secretary	177,054.5		2.46%
Dempsey L. Gable, Member of Board of Managers	21,049		0.29%
Marc D. Beer, Member of Board of Managers(4)	0		—%
Robert A. Hamm, Member of Board of Managers	0		—%

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percentage of PCT Common Stock Beneficially Owned
Daryl LeSueur, Vice President, Manufacturing Operations	0		—%
All Members of Board of Managers and Executive Officers as a group (nine persons)	2,673,332.5	(3)	37.12%

(1)	Consists of (i) 1,234,871.6 membership interests held by Dr. Pecora and his wife and (ii) 20,660.4 membership interests issuable upon the exercise of options.
(2)	The membership interests are owned by Dr. Preti and his wife.
(3)	Includes membership interests owned by Dr. Pecora’s wife and Dr. Preti’s wife and 20,660 membership interests issuable upon the exercise of options.
(4)	Marc D. Beer resigned from the Board of Managers effective November 15, 2010.

The Agreement and Plan of Merger requires that all outstanding PCT warrants and options must be exercised or cancelled prior to the closing of the Merger.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NeoStem

On July 27, 2010, consistent with NeoStem’s previously disclosed intention to provide support for The Stem for Life Foundation (the “Foundation”), which promotes public awareness, funds research and development and subsidizes stem cell collection and storage programs, NeoStem issued to the Foundation 150,000 shares of restricted common stock with a fair value of $298,500. The issuance of such securities was subject to the approval of the Audit Committee, the Compensation Committee and the NYSE Amex. On July 2, 2010, NeoStem also contributed $75,000 to the Foundation. The Foundation is a 501(c)(3) charitable organization of which NeoStem’s CEO, and Vice President and General Counsel, are directors and the President and Secretary, respectively, and of which NeoStem participated in the founding.

Pursuant to the terms and subject to the conditions set forth in the merger agreement with CBH, which closed in October 2009, all of the shares of common stock, par value $.01 per share, of CBH (“CBH Common Stock”), issued and outstanding immediately prior to the effective time of that merger (the “Effective Time”), were converted into the right to receive, in the aggregate, 7,150,000 shares of NeoStem Common Stock. Additionally, subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia (a beneficial holder of more than 5% of our voting securities), and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH (“CBH Series B Preferred Stock”), all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the effective time of the merger with CBH were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock (having an approximate value of $12,270,217 as of the effective time of the CBH merger) and (ii) 8,177,512 shares of NeoStem Series C Preferred Stock (having an approximate value of $17,263,600 as of the effective time of the CBH merger), each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of NeoStem Common Stock at an initial exercise price of $0.90.

For assistance in effecting the merger with CBH, 125,000 shares of NeoStem Common Stock (having an approximate value of $237,500) were issued to EET, the holder of a 49% interest in Erye. In addition, an aggregate of 203,338 shares of NeoStem Common Stock (having an approximate value of $386,350) were issued to Shi Mingsheng (an officer and director of Erye and the majority shareholder of EET and now a director of NeoStem) and Madam Zhang Jian (an officer and director of CBH, an officer of Erye, a significant shareholder of EET and currently an executive officer of NeoStem).

As a result of the merger with CBH, we own 51% of Erye, and EET owns the remaining 49% ownership interest. In connection with the merger with CBH, NeoStem and EET negotiated a revised joint venture agreement which will govern our respective rights and obligations with respect to Erye. Pursuant to the terms and conditions of the revised joint venture agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period which commenced on the first day of the first fiscal quarter after the joint venture agreement became effective (currently approximately another two years), (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of its new facility; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) only 6% of the net profit will be distributed to us directly for our operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, we will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), we will be entitled to receive the return of such additional paid-in capital. As of September 30, 2010, distributions totaling approximately $7,306,700 had been deferred and EET has received and lent back approximately $7,847,200.

At September 30, 2010, Erye owed EET, the 49% shareholder of Erye, $8,074,100. Included in the amounts owed to EET are:

•	Dividends paid and loaned back to Erye amounting to $7,847,200 and accrued interest of $458,700, the interest rate on this loan is 5.31%. Erye received an interest payment of approximately $195,600 in February 2010.
•	Advances to EET of $626,600; and
•	A non interest bearing loan from EET of $394,800 due 2011.

In connection with the merger with CBH, the exercise price of certain of our outstanding warrants was reduced. Certain of our executive officers and directors held warrants to purchase our common stock at $8.00 per share, and following the merger with CBH, the exercise price of such warrants was reduced to approximately $6.18 per share. These warrants are held by our Chairman and CEO — Robin L. Smith (25,427), our Vice President and General Counsel — Catherine M. Vaczy (2,000), and our directors —  Richard Berman (11,364) and Steven Myers (22,728). Certain stock options were also re-priced. For a description of the repricing of certain employee stock options, please see the discussion under the caption “Outstanding Equity Awards at Fiscal Year-End — The Repricing,” below.

Robin L. Smith, our Chairman and Chief Executive Officer, and Steven Myers, a member of our Board of Directors and a member of each of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee (of which Nominating and Governance Committee Mr. Myers became Chairman in March 2009), were holders of CBH Common Stock at the time of the merger with CBH. Dr. Smith was the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers was the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Accordingly, a special committee of NeoStem’s Board of Directors (comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman) approved on behalf of NeoStem the execution of the merger agreement and the transactions contemplated thereby. Based on the $1.90 closing price of our common stock on October 30, 2009 and the conversion of CBH Common Stock into our Common Stock in the merger with CBH, the approximate transaction value of the holdings in CBH of each of Dr. Smith and Mr. Myers was $142,384 and $104,320, respectively.

In our private placement of units in November 2008, Fullbright (then a beneficial holder of more than 5% of our voting securities), a corporation organized in the British Virgin Islands, and the principal shareholders of which are Madam Zhang Jian, then an officer and director of CBH and an officer of Erye, Shi Mingsheng, then an officer and director of CBH, a director of Erye and Chairman of Fullbright purchased 400,000 units for an aggregate consideration of $500,000. The per unit price was $1.25 and each unit was comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share. In connection with Fullbright’s purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia. NeoStem understands that in connection with Fullbright’s borrowing from RimAsia, the units acquired by Fullbright were pledged to RimAsia as collateral and subsequently, to NeoStem. Further, in NeoStem’s June/July 2009 private placement, Fullbright acquired, for a purchase price of $800,000, 64,000 shares of NeoStem’s Series D Stock, together with warrants to purchase 640,000 shares of NeoStem Common Stock; NeoStem understands that all securities purchased by Fullbright in the June/July 2009 Private Placement were pledged to RimAsia and subsequently, to NeoStem.

On February 25, 2009 and March 6, 2009, respectively, we issued promissory notes (the “Notes”) to RimAsia (then a beneficial holder of more than 5% of our voting securities) in the principal amounts of $400,000 and $750,000, respectively. The Notes had an interest rate of 10% per annum and were due and payable on October 31, 2009 or earlier, in the event we raised over $10 million through an equity financing.

In April 2009, RimAsia (then a beneficial holder of more than 5% of our voting securities) purchased our Series D Convertible Redeemable Preferred Stock and warrants for aggregate consideration of $5,000,000. A portion of the proceeds were used to repay the principal and interest on the Notes issued to RimAsia in February and March 2009 and certain other costs advanced by RimAsia in connection with NeoStem’s expansion activities in China. Mr. Wei, now a director of NeoStem, is managing partner of RimAsia.

On April 23, 2009, NeoStem entered into a Consulting Agreement with Shandong Life Science and Technology Research Institute (“SLSI”), of which Ms. Cai Jianqian is President. Ms. Cai is the mother of then CBH Chief Executive Officer Chris Peng Mao. Ms. Cai also was CBH stockholder at the time we entered into the Consulting Agreement. Pursuant to the Consulting Agreement, Ms. Cai agrees to provide consulting services to us in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC. In return for the consulting services, NeoStem agreed to pay SLSI an annual fee of $100,000 and we issued SLSI 250,000 warrants under NeoStem’s 2009 Non-U.S. Plan, to become exercisable over approximately a two year period. In addition, in connection with expanding NeoStem’s relationship with SLSI in July 2009, NeoStem agreed to grant to SLSI an additional 100,000 shares under the 2009 Non-U.S. Plan (having an approximate value of $204,000). Grants under the 2009 Non-U.S. Plan are subject to, among other things, applicable law including any required registration in the PRC.

On April 30, 2009, NeoStem entered into a License and Referral Agreement with Promethean Corporation, now Ceregenex Corporation (“Ceregenex”), through its subsidiary Ceres Living, Inc. (“Ceres”) to use certain Company marks and publications in connection with certain sales and marketing activities relating to its nutritional supplement known as AIO Premium Cellular (the “Product”); and in connection with the license, Ceres will pay to NeoStem or the Stem for Life Foundation specified fees for each unit of the Product sold; and Ceres shall engage in a referral service with respect to NeoStem’s adult stem cell collection and storage activities. Ceres will receive a specified fee from NeoStem for each client referred who completes and pays for a stem cell collection. The term of the agreement is three years with each party having the right to renew annually, thereafter. The Stem for Life Foundation is a 501(c)(3) charitable organization of which NeoStem’s CEO, and Vice President and General Counsel, are directors and the President and Secretary, respectively, and of which NeoStem participated in the founding. The CEO of Ceregenex is in an exclusive relationship with the CEO of NeoStem. NeoStem has earned $4,446 and $13,196 in royalties in connection with this agreement during the three and nine months ended September 30, 2010, respectively. The royalty payments were not material in 2009. Additionally Ceregenex has been responsible for referral of certain clients for NeoStem’s stem cell collection business and receives a commission of 10% for such referrals. Through September 30, 2010 these commissions were not significant.

In June 2009, NeoStem signed an agreement (the “Network Agreement”) with Enhance BioMedical Holdings Limited (“Enhance BioMedical”), a Shanghai corporation and beneficial owner of approximately 11.7% of our common stock, to develop a stem cell collection and treatment network using our proprietary stem cell technologies in Shanghai and Taiwan, as well as the Chinese provinces of Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. Enhance BioMedical is a subsidiary of Enhance Holding Corporation, a multinational conglomerate with successful businesses in various market sectors including healthcare. Enhance BioMedical invested $5 million in our April 2009 private placement. Under the Network Agreement, Enhance BioMedical has the exclusive rights to utilize our proprietary adult stem cell technologies identified by us from time to time to provide adult stem cell services and therapies in the Asian territory. NeoStem agreed to provide training to Enhance BioMedical staff in the proprietary knowledge, technology and operating procedures needed to provide Enhance BioMedical clients with these services. In return, we will receive a technical assistance fee. NeoStem will be entitled to a stated royalty on gross revenues generated by Enhance BioMedical from providing the NeoStem stem cell services for the duration of the renewable 10-year Network Agreement and also may receive other fees in connection with assisting in the launching of the network that we estimate will have a value in excess of $120,000.

On July 1, 2009, NeoStem, CBH, CBC and RimAsia, which, at the time was a significant stockholder of ours and CBH, entered into a Funding Agreement pursuant to which RimAsia agreed to supply additional funding to both us and CBH in an amount up to $1.6 million. Pursuant to the terms of the Funding Agreement such amount would be deemed settled upon the receipt by RimAsia of certain Merger consideration. RimAsia received a total of 6,458,009 shares of NeoStem Common Stock and 8,177,512 shares of our Series C Convertible Preferred Stock in the merger with CBT, each with a liquidation preference of $1.125 and convertible into shares of NeoStem Common Stock at an initial conversion price of $.90, which satisfied our obligations under the Funding Agreement.

In NeoStem’s January 2007 private placement, Dr. Smith purchased 11,000 units for an aggregate consideration of $110,000, each unit comprised of two shares of NeoStem Common Stock, one redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share and one non-redeemable seven-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $8.00 per share.

In July and August 2007, NeoStem borrowed an aggregate of $200,000 through the issuance of short term bridge notes to support operations pending the closing of NeoStem’s August 2007 public offering. These bridge notes provided that they matured in six months from the date of issuance, subject to NeoStem’s right to prepay, and bore interest at a rate of 15% per annum. Of the $200,000 so borrowed and notes issued by NeoStem, Dr. Smith was issued a bridge note for $125,000 and Mr. Berman was issued a bridge note for $50,000. On August 10, 2007, the Board authorized the repayment in full of the bridge notes and all outstanding bridge notes were repaid in full plus an aggregate of accrued interest of $976 on the total $200,000 of bridge notes issued.

PCT

Dr. Pecora, currently the CEO of PCT, has served as the Chairman and Director of the Cancer Center at Hackensack University Medical Center (“HUMC”) since 2001, and Managing Partner of the Northern New Jersey Cancer Associates (“NNJCA”), which is a private physicians practice group affiliated with HUMC, since 1996.

PCT is a party to two services agreements with HUMC, which is the owner of approximately 16.5% of PCT’s outstanding membership units and which, in connection with PCT’s operating agreement, is entitled to a seat on PCT’s Board of Managers as long as it remains a member. On February 27, 1999, PCT and HUMC entered into the two services agreements. The first is a Stem Cell Services Agreement, under which HUMC agreed to use PCT as the sole provider of stem cell services as long as HUMC remains a member. During the term of the Stem Cell Services Agreement, PCT will provide such services, and related supply and testing expenses, at its cost, which will be paid monthly by HUMC. In the event HUMC is able to obtain stem cell services below PCT’s cost, PCT will have the right to meet the lower price. Either party may terminate the Stem Cell Services Agreement upon written notice of breach by the other party that is not cured within 30 days. For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the Stem Cell Services Agreement amounted to approximately $1,601,000, $2,003,000, $2,220,000 and $1,970,000, respectively. At September 30, 2010 and December 31, 2009, approximately $84,000 and $94,000, respectively, related to the Stem Cell Services Agreement were recorded as accounts receivable.

The second service agreement between PCT and HUMC is a Support Services Agreement, under which HUMC is the exclusive provider of support services, as defined, for PCT’s stem cell laboratory at HUMC as long as HUMC remains a member. During the term of the Support Services Agreement, HUMC will provide services to PCT, payable monthly. Either party may terminate the Support Services Agreement without cause upon 90 days’ written notice or upon written notice of breach by the other party that is not cured within 30 days. For the nine months ended September 30, 2010, and the years ended December 31, 2009, 2008 and 2007, expense recognized under the Support Services Agreement amounted to approximately $20,600, $76,900, $93,500 and $48,100, respectively. At September 30, 2010 and December 31, 2009, approximately $4,100 and $17,400, respectively, related to the Support Services Agreement were recorded as accounts payable.

On March 14, 2008 PCT arranged for a $2,000,000 line of credit with NNJCA. The term of the agreement is one year and interest on amounts drawn down from the line of credit will accrue at the prime rate plus 2% and will be payable monthly. NNJCA may elect to receive payment of the outstanding balance in cash or in membership interest of PCT. For calculating the membership interest that NNJCA will receive if it so chooses, PCT will be valued at the valuation offered to investors with PCT’s next round of equity financing. A one-time origination fee of $20,000 was paid in April 2008 for the line-of-credit. On March 26, 2008, PCT borrowed $1,500,000 against the NNJCA line of credit and used $1,000,000 of the proceeds to repay in full a term loan borrowed in December 2007. The balance remaining at December 31, 2008 was $500,000. As of April 14, 2009, the entire amount of the NNJCA loan was re-paid.

On September 14, 2009, PCT entered into a line of credit and security agreement with NNJCA for $3,000,000. The credit line has an interest rate of 5.5% accruing on the first $2,000,000 and 6% thereafter. The advance and accrued interest is due and payable on June 30, 2010. In conjunction with this credit line, a warrant to purchase shares of PCT was issued by PCT to NNJCA. The holder is entitled to purchase, at its option, up to 73,052 shares of PCT membership interests at an exercise price of $6.16 per share. The warrant is for seven years and expires September 14, 2016. In accordance with the terms of the Agreement and Plan of Merger, these warrants will be cancelled and not replaced with equity instruments issued by NeoStem. On June 30, 2010, the above agreement with NNJCA was amended. The revised credit line is $3,400,000; the entire amount with accrued interest is due and payable on June 30, 2011. The remaining $400,000 of availability under the credit line, which was drawn on June 30, 2010, is subject to an interest rate of 6%. The amended agreement entitled the holder to purchase at its option, up to 85,000 units of Limited Liability Company interest at an exercise price of $4.00 per Unit. As part of the Agreement and Plan of Merger, NeoStem has agreed to pay off this credit line shortly after the Closing Date.

Dr. Pecora co-founded and serves as Chairman of Amorcyte, Inc., a biotechnology company developing cell therapies for cardiovascular disease. Amorcyte, Inc. is a Delaware corporation, initially formed in 2004 as a wholly owned subsidiary of PCT and spun off to its members during 2005. It is a therapeutics company pursuing cell-based therapies for cardiovascular diseases. Amorcyte’s primary product, based on certain patents licensed from Baxter Healthcare Corporation and intellectual property granted to Amorcyte, is an autologous stem cell product in clinical trials for the treatment of damaged heart muscle following acute myocardial infarction (AMI).

In July 2005, Amorcyte was spun off so that each member of PCT acquired a direct ownership interest in Amorcyte pro rata to such member’s then existing ownership interest in PCT. Certain members of PCT management hold a small percentage of preferred stock in Amorcyte (but receive no compensation) and the remainder of the outstanding preferred stock was issued to outside investors who provided equity financing to Amorcyte beginning in 2006. Amorcyte plans to develop bone marrow derived stem cell therapies to treat a variety of cardiovascular diseases using certain technology licensed from Baxter Healthcare Corporation. PCT has entered into (i) a Cell Processing Agreement with Amorcyte dated as of May 31, 2005, pursuant to which PCT is the exclusive provider of cell processing services to Amorcyte in exchange for a payment to Amorcyte of $200,000 (an “evergreen” arrangement), and (ii) a Line of Credit and Security Agreement with Amorcyte dated as of May 19, 2005, pursuant to which PCT has agreed to make up to $500,000 available to Amorcyte. While members of PCT are also stockholders of Amorcyte from the spin-off, and PCT provides Amorcyte with management services through a management agreement, no executives or employees of PCT are employed or paid by Amorcyte and Amorcyte is an independent company whose value and revenue is not included in those of PCT.

PCT has benefited from its relationship with Amorcyte as its exclusive, evergreen provider of cell processing services. For the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007, PCT recognized revenue under the Cell Processing Agreement with Amorcyte of $144,000 and $428,000, $327,000 and $415,000, respectively.

During June 2010, PCT made an investment in Amorcyte in the purchase of Series A Redeemable Preferred Stock totaling $50,000, representing approximately a 1% interest.

On August 4, 1999, PCT and Nexell of California, Inc. (“Nexell”) entered into a Supply Agreement (the “Nexell Supply Agreement”) with PCT, under which PCT will purchase, exclusively from Nexell, all supplies, as defined, required by PCT for use in its stem cell processing and storage business, subject to certain exceptions, as defined. During 2002, the parties agreed that Nexell’s obligations under this agreement will be fulfilled by Baxter International, Inc., which assumed the obligations of Nexell. BioScience 2002 LLC (“BioScience”) is a wholly-owned unit of Baxter, and a member of PCT holding approximately 8.3% of PCT’s membership interests. Baxter has a representative on PCT’s Board of Managers. The current representative is Paul Estrem.

The Nexell Supply Agreement will continue as long as BioScience remains a member of PCT and may be extended upon mutual written agreement of the parties. Either party may terminate the Nexell Supply Agreement upon written notice of breach by the other party that is not cured within ten days. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, expense recognized under the Nexell Supply Agreement amounted to approximately $107,100, $60,300, $153,000, $5,100 and $12,200, respectively. At September 30, 2010 and December 31, 2009, approximately $0 and $33,100, respectively, related to the Nexell Supply Agreement were recorded as accounts payable.

Baxter Healthcare Corporation and PCT entered into an agreement, dated August 24, 2010, pursuant to which PCT will provide services in connection with Phase III trials of stem cells for the treatment of chronic myocardial ischemia. The agreement is for a term of two years, unless terminated earlier as described therein, and provides that PCT will receive fees not to exceed $300,000.

To the extent that any of the above contracts are terminable upon the counterparty ceasing to be a member of PCT, NeoStem has the right to request a consent of such counterparty as a condition of closing the Merger.

PCT PROPOSAL NO. 2

We propose that the PCT members approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve any of the PCT Proposals described above.

Vote Required

If approval of the proposal to adjourn the PCT Special Meeting for the purpose of soliciting additional proxies is submitted to PCT members for approval, such approval requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting unless there is less than a quorum present, in which case the affirmative vote of the holders of a majority of the shares present and entitled to vote at the PCT Special Meeting is required for approval of PCT Proposal No. 2.

Recommendation of PCT’s Board of Directors

The PCT board of directors recommends that the PCT members vote “FOR” PCT Proposal No. 2, the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to constitute a quorum or to approve PCT Proposal No. 1 at the time of the PCT special meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE MEMBERS OF PCT
VOTE “FOR” THIS PROPOSAL.

EXPERTS

The audited consolidated financial statements of NeoStem as of December 31, 2009 and for each of the three years in the three-year period ended December 31, 2009 included in this joint proxy statement/prospectus have been audited by Holtz Rubenstein Reminick LLP, independent registered public accounting firm, for the period and to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus. Such financial statements have been so included in reliance upon the firm’s authority as an expert in auditing and accounting.

The audited consolidated financial statements of PCT as of December 31, 2009, 2008 and 2007 and for each of the years then ended included in this joint proxy statement/prospectus have been audited by EisnerAmper LLP, independent registered public accounting firm, for the period and to the extent set forth in their report appearing elsewhere in this joint proxy statement/prospectus. Such financial statements have been so included in reliance upon the firm’s authority as an expert in auditing and accounting.

LEGAL MATTERS

The validity of the securities of NeoStem to be issued in connection with the Merger will be passed upon for NeoStem by Lowenstein Sandler PC, Roseland, New Jersey.

WHERE YOU CAN FIND MORE INFORMATION

NeoStem files electronically with the SEC its annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. NeoStem makes available on or through its website at www.neostem.com, free of charge, copies of these reports as soon as reasonably practicable after NeoStem electronically files or furnishes such reports to the SEC. A copy of any document NeoStem files with the SEC may be inspected without charge, or copies may be obtained, at the SEC’s Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. The SEC maintains a website that contains the documents that NeoStem files electronically with the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, NeoStem will provide to each person to whom a joint proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that NeoStem files with the SEC. Requests should be directed to:

Catherine M. Vaczy, Esq.
Vice President and General Counsel
NeoStem, Inc.
420 Lexington Avenue, Suite 450
New York, NY 10170
(212) 584-4180

NeoStem has filed a registration statement under the Securities Act with the SEC with respect to the securities of NeoStem to be issued pursuant to the Agreement and Plan of Merger. This joint proxy statement/prospectus constitutes the prospectus of NeoStem filed as part of the registration statement. This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

PCT does not have a class of equity securities registered under the Securities Exchange Act of 1934 and does not file reports or other information with the SEC.

STOCKHOLDER PROPOSALS

Any proposal intended to be presented by a stockholder at the next annual meeting of NeoStem stockholders must be received by NeoStem at NeoStem’s principal executive offices, 420 Lexington Avenue, Suite 450, New York, New York 10170 no later than the close of business on December 31, 2010 to be considered for inclusion in the proxy statement for the annual meeting and by March 16, 2011 in order for the proposal to be considered timely for consideration at next year’s annual meeting (but not included in the proxy statement for such meeting).

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

NeoStem delivers its proxy materials and annual reports to each stockholder of record. If any stockholders sharing an address wish to receive only one copy of each such document, they should send a letter with this request to NeoStem’s principal executive offices, c/o Corporate Secretary, 420 Lexington Avenue, Suite 450, New York, New York 10170.

TRANSACTION OF OTHER BUSINESS

At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors of NeoStem, Inc.
By: Robin L. Smith, M.D. Chief Executive Officer

By Order of the Board of Managers of Progenitor Cell Therapy, LLC
By: Andrew L. Pecora, M.D. Chairman and CEO

NEOSTEM AND PCT

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Unaudited Pro Forma Condensed Consolidated Balance Sheet
September 30, 2010
($ 000)

	NeoStem		Progenitor Cell Therapy		Proforma Adjustments			Pro Forma
ASSETS
Current assets:
Cash and cash equivalents		$4,066.7	$192.9	(e)		$—		$4,259.6
Short term investments		257.4	—			—		257.4
Restricted Cash		3,321.5	353.9	(e)		—		3,675.4
Accounts receivable trade, less allowances for doubtful accounts		4,522.3	656.6	(e)		—		5,178.9
Inventories		14,670.6	—			—		14,670.6
Deferred project costs		—	3,616.9			2,411.2	(d)	6,028.1
Prepaid expenses and other current assets		1,419.3	521.1			(294.2	)(k)	1,646.1
Total current assets		28,257.8	5,341.4			2,117.0		35,716.1
Property, plant and equipment, net		33,208.0	9,679.8	(e)		—		42,887.9
Prepaid Land use rights, net		4,718.2	—			—		4,718.2
Goodwill		35,116.0	—			14,293.1	(b)	49,409.1
Intangible assets, net								—
Lease rights		381.7	—			—		381.7
Customer list, net		14,213.3	—			—		14,213.3
Other intangible assets, net		708.2	—			11,000.0	(c)	11,708.2
Total intangible assets		15,303.2	—			11,000.0		26,303.3
Other assets		367.3	196.1	(e)				563.4
		$116,970.5	$15,217.3			$27,410.1		$159,597.9
LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIT)
Current liabilities:
Current maturities of long-term debt	$		$167.5	(e)	$			$167.5
Notes payable and related party credit line		6,544.7	3,400.0	(e)		—		9,944.7
Due Amorcyte, Inc.		—	500.0	(e)				500.0
Accounts payable		7,622.2	1,704.9	(e)				9,327.1
Accrued liabilities		4,709.1	294.0	(e)				5,003.1
Unearned revenues		1,694.1	5,898.5	(e)		—		7,592.6
Total current liabilities		20,570.1	11,964.9			—		32,535.0
Long-term liabilities
Long term debt		—	2,736.1	(e)		—		2,736.1
Deferred tax liability		4,345.9	—			5,364.4	(f)	9,710.3
Unearned revenues		217.5	—			—		217.5
Deferred lease liability		49.6	99.3	(e)		—		148.9
Amount due related party		8,074.1	—			—		8,074.1
COMMITMENTS AND CONTINGENCIES EQUITY
Shareholders’ equity:
Series B convertible redeemable preferred stock		0.1	—			—		0.1
Common stock		57.6	—			11.2	(a)	68.8
Members’ contributions and other, net		—	13,084.1			(13,084.1	)(l)	0.0
Additional paid-in capital		132,974.3	—			22,451.5	(a)	155,425.8
Accumulated deficit		(88,978.7)	(12,667.1)			12,667.1	(l)	(88,978.7)
Accumulated other comprehensive loss		1,583.2	—			—		1,583.2
Total shareholders’ equity		45,636.5	417.0			22,045.7		68,099.2
Non controlling interests		38,076.8	—			—		38,076.8
Total equity		83,713.3	417.0			22,045.7		106,176.0
		$116,970.5	$15,217.3			$27,410.1		$159,597.9

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Nine Months Ended September 30, 2010
($ 000)

	NeoStem	Progenitor Cell Therapy	Proforma Adjustments		Pro Forma
Revenues	$51,716.3	$6,806.7	$(958.7)(h),(i)		$57,564.3
Cost of Revenues	35,015.5	4,427.5	787.5	(g)	39,882.6
			(61.7	)(i)
			(286.2	)(h)
Research and Development	5,113.5	—	(2.7	)(i)	5,110.9
Selling, general and administrative	23,442.3	4,483.2	112.5	(g)	28,400.5
			362.5	(j)
Operating loss	(11,855.0)	(2,104.0)	(1,870.7)		(15,829.7)
Other income (expense)	5.9	(518.1)	304.1	(k)	(208.1)
Loss from operations before provision for income taxes and non-controlling interests	(11,849.1)	(2,622.1)	(1,566.6)		(16,037.8)
Provision for taxes	1,191.2	—	(360.0	)(g)	831.2
Net Loss	(13,040.3)	(2,622.1)	(1,206.6)		(16,869.0)
Less – Net income attributable to non-controlling interests	4,085.7	—	—		4,085.7
Net Loss attributable to controlling interests	(17,126.0)	(2,622.1)	(1,206.6)		(20,954.7)
Preferred Dividends	153.5	—	—		153.5
Net Loss attributable to common shareholders	$(17,279.5)	$(2,622.1)	$(1,206.6)		$(21,108.2)
Basic and diluted loss per share
Weighted average common shares outstanding	48,599,359				59,799,359 (m)
Net Loss attributable to common shareholders	$(0.36)				$(0.35)

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Twelve Months Ended December 31, 2009
($ 000)

	NeoStem	Progenitor Cell Therapy	Proforma Adjustments		Pro Forma
Revenues	$11,565.1	$8,238.2	(270.0	)(i)	19,533.3
Cost of Revenues	9,504.2	5,479.9	1,050.0	(g)	15,902.9
			(131.2	)(i)
Research and Development	4,318.8	—	(8.1	)(i)	4,310.7
Selling, general and administrative	23,431.2	4,369.8	150.0	(g)	28,303.7
			(130.7	)(i)
			483.4	(j)
Operating loss	(25,689.1)	(1,611.5)	(1,683.4)		(28,984.0)
Other income (expense):
Other income (expense)	—	—	—		—
Interest expense	(39.2)	(196.1)	120.2	(k)	(115.1)
Loss from operations before provision for income taxes and non-controlling interests	(25,728.3)	(1,807.6)	(1,563.2)		(29,099.1)
Provision for taxes	64.2	—	(480.0	)(g)	(415.8)
Net Loss	(25,792.5)	(1,807.6)	(1,083.2)		(28,683.3)
Less – Net income attributable to non-controlling interests	300.5	—	—		300.5
Net Loss attributable to controlling interests	(26,093.0)	(1,807.6)	(1,083.2)		(28,983.8)
Preferred Dividends	5,612.0	—	—		5,612.0
Net Loss attributable to common shareholders	$(31,705.0)	$(1,807.6)	$(1,083.2)		$(34,595.8)
Basic and diluted loss per share
Weighted average common shares outstanding	13,019,518				24,219,518 (m)
Net Loss attributable to common shareholders	$(2.44)				$(1.43)

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

On September 16, 2010, the Board of Directors of NeoStem, Inc., a Delaware corporation (“NeoStem”) and on September 22, 2010 the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), unanimously approved the merger (the “Merger”) of NBS Acquisition Sub Co., LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “Agreement and Plan of Merger”), among NeoStem, PCT and Subco.

Pursuant to the terms of the Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock” or the “Parent Common Stock”) and, subject to the satisfaction of certain conditions, warrants to purchase up to an aggregate of 3,000,000 shares of NeoStem Common Stock, as follows:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone is accomplished within three (3) years of the closing date of the Merger; and
(ii)	common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”), if the volume weighted average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for thethree (3) trading days ending on the trading day that is two (2) days prior to the closing date of the Merger (the “Parent Per Share Value”) is less than $2.50; and
(iii)	common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants” and, collectively with the $7.00 Warrants and the $3.00 Warrants, the “Warrants”), if the Parent Per Share Value is less than $1.70.

The shares of Parent Common Stock issuable in the Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock.

Pursuant to a consent and voting agreement dated the same date as the Agreement and Plan of Merger, holders of a sufficient number of membership interests of PCT to approve the Agreement and Plan of Merger and the Merger have irrevocably consented to the Agreement and Plan of Merger and the Merger and agreed to certain transfer restrictions with respect to their membership interests prior to the Effective Time. Stockholders of NeoStem owning greater than 50% of NeoStem Common Stock on the date of the Agreement and Plan of Merger have agreed to vote their shares in favor of the issuance of the NeoStem Common Stock and Warrants in the Merger at a special meeting of stockholders which will be held for such purpose.

The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Such statements are intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by the words “believe,” “expect, “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. NeoStem, Inc. does not undertake any obligation to update publicly or revise any forward-looking statements.

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

Basis of Presentation

The unaudited pro forma condensed combined financial statements set forth above have been prepared by NeoStem and give effect to the following transactions:

1)	The acquisition of the membership interests of PCT for aggregate consideration of approximately $22.5 million, and;
2)	The issuance of 11.2 million shares of common stock and 3 million common stock purchase warrants.

The unaudited condensed combined proforma results of operations for the nine months ended September 30, 2010 and the year ended December 31, 2009 are presented to give effect to the acquisition of PCT as if it had occurred on January 1, 2010 and January 1, 2009, respectively. The unaudited condensed combined proforma balance sheet is presented to give effect to the acquisition of PCT as if it had occurred on September 30, 2010. This proforma information is based on, derived from, and should be read in conjunction with, the historical consolidated financial statements of NeoStem for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed on March 31, 2010 and for the quarter ended September 30, 2010 included in our Quarterly Report on Form 10-Q filed on November 12, 2010 and the historical financial statements of PCT for the year ended December 31, 2009, and as of and for the unaudited nine months ended September 30, 2010, which are included elsewhere in this document. We have not adjusted the historical financial statements of either entity for any costs recognized during the year that may be considered to be nonrecurring.

All unaudited interim financial statements incorporated by reference or furnished herein reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods presented. All such adjustments are of a normal and recurring nature.

The unaudited proforma condensed combined financial statements were prepared using the assumptions described below and in the related notes.

The unaudited proforma condensed combined financial statements are provided for illustrative purposes only. They do not purport to represent what NeoStem’s consolidated results of operations and financial position would have been had the transaction actually occurred as of the dates indicated, and they do not purport to project NeoStem’ future consolidated results of operations or financial position.

The actual adjustments to our consolidated financial statements upon the closing of the acquisition of PCT will depend on a number of factors, including additional information that becomes available. Therefore, the actual adjustments will differ from the unaudited pro forma adjustments, and the differences may be material.

The acquisition of PCT will be accounted for under the acquisition method of accounting. For the purposes of determining the unaudited pro forma adjustments, the assets and liabilities of PCT have been measured based on various preliminary estimates using assumptions that NeoStem management believes are reasonable utilizing information currently available. The process for estimating the fair values of in-process research and development, identifiable intangible assets, and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, and estimating the costs, timing and probability of success to complete in-process projects. Transaction costs are not included as a component of consideration transferred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of PCT as of the effective date of the acquisition will be allocated to goodwill. The purchase price allocation is subject to finalization of NeoStem’s analysis of the fair value of the assets and liabilities of PCT as of the effective date of the acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements presented above is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the acquisition.

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, NeoStem may be required to value assets at fair value measures that do not reflect NeoStem’s intended use of those assets. Use of different estimates and judgments could yield different results.

In connection with the Merger, four PCT executives have entered into employment agreements with PCT that will become effective on the closing date of the Merger. These employment agreements are specific to each executive and specify the employment term (3 to 4 years), salary levels and in certain circumstances performance bonuses. Each employment agreement contains non-compete provisions and each individual will be granted a NeoStem stock option vesting over term of the agreement. A total of 1,200,000 stock options will be granted to these individuals.

When these transactions are completed, NeoStem will account for these transactions in accordance with Accounting Standards Codification 805-10 (“ASC 805-10”). ASC 805-10 provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. ASC 805-10 also requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value if fair value can be reasonably estimated. If the fair value of an asset or liability cannot be determined, the asset or liability that arises from a contingency, the asset or liability would be recognized in accordance with Accounting Standards Codification 30-1 (“ASC 30-1”) and if the fair value is not determinable no asset or liability would be recognized. At the present time, we are not in possession of all of the information to apply ASC 805-10 or ASC 30-1 to these unaudited proforma condensed combined financial statements and will not be in possession of such information until the Effective Date. Therefore, for the purposes of preparing these unaudited proforma condensed combined financial statements we have established an estimated fair value of the equities being offered in this transaction as of November 5, 2010. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, has been allocated to goodwill. We expect that the fair value of current assets and remaining machinery and equipment will approximate the book value of these assets and that the excess of purchase price over net deficit will be assigned to Goodwill and intangible assets including, customer lists, in process research and development, specialized manufacturing knowledge and any non-compete agreements. The useful lives of these intangible assets are expected to range between 5 years and 10 years based on the useful lives of the various assets.

Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration Transferred to Net Assets Acquired

The fair value of equity securities issued as consideration transferred will be measured using the market price of NeoStem common stock on the closing date. As of November 5, 2010 the estimated fair value of the various equities being issued is as follows:

Calculation of Estimated Consideration Transferred (in $000’s)

	Number of Shares	Fair Value Per Share at November 5, 2010	Fair Value at November 5, 2010
Common Stock	11,200,000	$1.85	$20,720.0
Common Stock Purchase Warrants	3,000,000		1,742.6
			$22,462.6

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

Based on the terms and conditions of each of the warrants to be issued, we have determined that all warrants are to be accounted for as an equity instrument and included in the purchase price based on the probability that each warrant will be issued or vested.

Assuming a $0.50 change in NeoStem’s closing common stock price, the estimated consideration transferred would increase or decrease by approximately $5.6 million which would have a corresponding offset to estimated goodwill.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired
(in $000’s)

Identifiable intangible assets	$11,000.0
Property, plant and equipment	9,679.7
Deferred costs	6,028.0
Other non-current assets	196.1
Current assets, excluding deferred costs	1,430.4
Current liabilities	(11,964.8)
Deferred income taxes	(5,364.5)
Long-term debt, net of current maturities	(2,736.1)
Deferred lease liability	(99.3)
Goodwill	14,293.1
Estimated purchase price to be allocated	$22,462.6

Proforma Adjustments for the Unaudited Proforma Condensed Combined Financial Statements (Dollar amounts in $000’s):

(a)	This entry records the acquisition of the membership interests of PCT for aggregate consideration of approximately $22,462.6, through the issuance of 11,200,000 shares of NeoStem common stock and 3,000,000 common stock purchase warrants.
(b)	This entry records the estimated goodwill that will be recorded in connection with the Merger.
(c)	This entry records the intangible assets management expects to acquire in the Merger. The preliminary purchase price allocation is based on management’s estimate of acquired tangible and intangible assets and will be adjusted based on the final valuation to be completed within one year from the acquisition date. The excess of the total purchase price over the fair value of the net assets acquired, including the estimated fair value of the identifiable intangible assets, has been allocated to goodwill. Below is a preliminary summary of the significant intangible assets that NeoStem expects to acquire in the Merger:

Preliminary Summary of Intangible Assets (in $000’s)

	Estimated Value	Useful Life	Estimated Annual Amortization
Customer list and other related intangibles	$1,500.0	10	$150.0
In process R&D	500.0	*	—
Non-compete agreements	1,500.0	5	300.0
Knowledge related to manufacturing clinical and patient specific therapeutics	7,500.0	10	750.0
	$11,000.0		$1,200.0

*	This amount will be capitalized and accounted for as an indefinite-life intangible asset, subject to impairment testing. NeoStem will evaluate this intangible asset at least annually to determine if any impairment has occurred.

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

(d)	This entry records the capitalization of estimated gross profit associated with PCT projects in process at September 30, 2010 based on the total estimated gross profit to be earned and the estimated percentage of completion for each project at September 30, 2010.
(e)	For the purposes of these proforma combined financial statements it is assumed that the carrying value of this asset or liability approximates its fair value.
(f)	This entry records the estimated tax liability to be paid in the future due to the non-deductibility of the identifiable intangible assets and increase in deferred project costs expected to be acquired in the Merger.
(g)	This entry reflects the impact of amortizing the estimated value of the intangible assets that will be acquired in the Merger and realization of the related deferred tax liability. The amortization is based on the estimated useful lives of these intangibles ranging between 5 and 10 years.
(h)	On December 31, 2009, NeoStem and PCT entered into a construction management agreement for the construction of NeoStem’s stem cell laboratory in Beijing, China. This transaction has been reflected on NeoStem’s balance sheet at September 30, 2010 in property, plant and equipment, and PCT reflected this transaction in revenue and cost of revenue in its statement of operations for the nine months ended September 30, 2010. This entry eliminates the intercompany revenue and intercompany profit that exists on these transactions.
(i)	On January 9, 2009, NeoStem and PCT entered into an agreement which calls for PCT to provide stem cell cryopreservation services and stem cell storage services, and on March 6, 2009, NeoStem and PCT entered into a consulting agreement in connection with the design of a stem cell laboratory in Beijing, China. This entry eliminates the intercompany sales and intercompany profit that exists on these transactions for the year ended December 31, 2009 and the nine months ended September 30, 2010.
(j)	In connection with the Merger, four PCT executives have entered into employment agreements with PCT that will become effective on the closing date of the Merger. These employment agreements are specific to each executive and specify the employment term (3 to 4 years), salary levels and in certain circumstances performance bonuses. Each employment agreement contains non-compete provisions and each individual will be granted NeoStem stock options vesting over term of the agreement. A total of 1,200,000 stock options will be granted to these individuals. This entry records the stock option compensation associated with these collective grants, assuming they were issued January 1, 2009.
(k)	On September 14, 2009, PCT entered into a line of credit for $3.0 million. The credit line has an interest rate of 5.5% accruing on the first $2.0 million and 6% thereafter. The advance and accrued interest was due and payable on June 30, 2010. In conjunction with the original credit line a warrant to purchase shares were issued by PCT to the lender. The holder is entitled to purchase, at its option, up to 73,052 Shares of Limited Liability Company Interests (PCT’s ownership interests are expressed as shares of ownership with a maximum of 10,000,000 ownership shares authorized to be issued) at an exercise price of $6.16 per Share. NeoStem has agreed to payoff this credit line shortly after the Closing Date. The warrant is for seven years and expires September 14, 2016. The warrant was accounted for as deferred financing costs and valued using the Black-Scholes pricing model. This resulted in deferred financing cost of approximately $326 thousand which was amortized as interest expense over the term of the loan ($120.2 thousand in 2009 and $206.1 thousand in 2010). On June 30, 2010, PCT increased the maximum amount of the line of credit from $3.0 million to $3.4 million and the line of credit now has a revised maturity date of June 30, 2011. In connection with the revision of the credit line PCT issued an additional warrant for 85,000 Shares of Limited Liability Company Interests that had a fair value of $392.2 thousand and has been reflected on PCT’s balance sheet as deferred financing costs categorized within prepaids and other current assets. This entry reverses the expense charges associated with the warrant issued in June 2009, that were recognized in 2009 and 2010, since the charges will not continue after the close of the Merger. In

Notes to the NeoStem Unaudited Proforma Condensed Combined Financial Statements

addition, this entry also eliminates the value of the warrant issued in June 2010 for the extension of the credit line. In accordance with the terms of the Merger Agreement these warrants will be cancelled and not replaced with equity instruments issued by NeoStem.
(l)	This entry eliminates the equity accounts of PCT.
(m)	At the conclusion of this transaction, an additional 11,200,000 common shares will have been issued and for the purposes of calculating the unaudited proforma earnings/(loss) per share it has been assumed that these shares were outstanding as of January 1, 2009.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NeoStem, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of NeoStem, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NeoStem, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the results of their operations and cash flows for each of the years in the three year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Holtz Rubenstein Reminick LLP

Melville, New York
March 31, 2010

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$7,159,369	$430,786
Restricted Cash	4,714,610	—
Accounts receivable trade, less allowances for doubtful accounts of $273,600 and $0, respectively	5,725,241	7,193
Inventories	12,979,008	—
Prepaid expenses and other current assets	1,220,990	92,444
Total current assets	31,799,218	530,423
Property, plant and equipment, net	21,299,381	99,490
Intangible assets, net
Goodwill	29,862,123	558,169
Land use rights, net	4,698,567	—
Lease rights	633,136	—
Customer list, net	16,756,147	—
Other intangible assets, net	747,288	636,234
Total intangible assets	52,697,261	1,194,403
Other assets	238,941	—
	$106,034,801	$1,824,316
LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities:
Bank loans	$2,197,500	$—
Notes payable	9,793,712	—
Accounts payable	8,263,719	508,798
Accrued liabilities	2,965,525	427,767
Unearned revenues	2,273,105	9,849
Current portion of capitalized lease obligation	—	14,725
Total current liabilities	25,493,560	961,139
Long-term liabilities
Amount due related party	7,234,291	—
COMMITMENTS AND CONTINGENCIES
Convertible Redeemable Series C Preferred stock; 8,177,512 shares designated, liquidation value $12.50 per share; 8,177,512 shares issued and outstanding at December 31, 2009 and 0 shares issued and outstanding at December 31, 2008	13,720,048	—
EQUITY
Shareholders' equity:
Preferred stock; authorized, 20,000,000 shares
Series B convertible redeemable preferred stock, liquidation value, 1 share of common stock, $.01 par value; 825,000 shares designated; issued and outstanding, 10,000 shares at December 31, 2009 and 2008	100	100
Common stock, $.001 par value; authorized, 500,000,000 shares; issued and outstanding, 37,193,491 December 31, 2009 and 7,715,006 shares at December 31, 2008	37,193	7,715
Additional paid-in capital	95,709,491	40,849,670
Accumulated deficit	(70,878,816)	(39,994,309)
Accumulated other comprehensive loss	(67,917)	—
Total shareholders' equity	24,800,051	863,176
Non controlling interests	34,786,851	—
Total equity	59,586,902	863,176
	$106,034,801	$1,824,316

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Years ended December 31,
	2009	2008	2007
Revenues	$11,565,118	$83,541	$231,664
Direct Costs	7,587,175	31,979	24,847
Gross Profit	3,977,943	51,562	206,817
Research and Development (Including non-cash share-based payment charges totaling $1,374,272 in 2009, $219,982 in 2008, and $0 in 2007)	4,318,805	792,182	—
Selling, general and administrative (Including non-cash share-based payment charges totaling $10,949,725 in 2009, $3,670,437 in 2008, and $4,590,256 in 2007)	23,459,600	8,492,833	10,645,653
Operating loss	(23,800,462)	(9,233,453)	(10,438,836)
Other income (expense):
Other income	52,073	3,044	15,331
Interest expense	(91,261)	(11,662)	(21,968)
	(39,188)	(8,618)	(6,637)
Loss from operations before provision for income taxes and non-controlling interests	(23,839,650)	(9,242,071)	(10,445,473)
Provision for taxes	344,200	—	—
Net Loss	(24,183,850)	(9,242,071)	(10,445,473)
Less – Net income attributable to non-controlling interests	1,088,667	—	—
Net Loss attributable to controlling interests	(25,272,517)	(9,242,071)	(10,445,473)
Preferred Dividends	5,611,989	—	—
Net Loss attributable to common shareholders	$(30,884,506)	$(9,242,071)	$(10,445,473)
Basic and diluted loss per share	$(2.37)	$(1.53)	$(3.18)
Weighted average common shares outstanding	13,019,518	6,056,886	3,284,116

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity/(Deficit)

	Series B Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-Controlling Interest in Subsidiary	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2007	10,000	$100	4,826,055	$4,826	$34,063,506	$—	$(30,752,238)	—	$3,316,194
Issuance of common stock for cash net of offering costs	—	—	2,359,152	2,359	2,894,401			—	$2,896,760
Issuance of common stock to officers and directors	—	—	83,780	84	86,499	—	—	—	$86,583
Issuance of restricted common stock for services	—	—	40,000	40	(40)	—	—	—	$—
Vesting of unearned compensation related to restricted common stock issued for services	—	—	—	—	173,331	—	—	—	$173,331
Issuance of common stock to staff for compensation	—	—	42,014	42	52,909	—	—	—	$52,951
Vesting of unearned compensation related to restricted common stock issued to officers and directors	—	—	—	—	573,146	—	—	—	$573,146
Issuance of common stock for services	—	—	384,157	384	499,900	—	—	—	$500,284
Issuance of common stock purchase warrants for services	—	—	—	—	613,766	—	—	—	$613,766
Compensatory element of stock options issued to staff	—	—	—	—	1,986,103	—	—	—	$1,986,103
Exercise of common stock options	—	—	2,500	2	1,873	—	—	—	$1,875
Issuance of common stock to pay debt	—	—	3,529	4	5,643	—	—	—	$5,647
Forfeiture of restricted common stock	—	—	(26,250)	(26)	(125,336)	—	—	—	$(125,362)
Vesting of unearned compensation related to restricted common stock issued to employees	—	—	—	—	23,969	—	—	—	$23,969
Other adjustments	—	—	69	—	—	—	—	—	$—
Net loss						—	(9,242,071)	—	$(9,242,071)
Balance at December 31, 2008	10,000	$100	7,715,006	$7,715	$40,849,670	$—	$(39,994,309)	$—	$863,176

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity/(Deficit) – (Con’t.)

	Series B Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Non-Controlling Interest in Subsidiary	Total
	Shares	Amount	Shares	Amount
Issuance of common stock to officers and directors	—	—	650,000	650	1,172,600	—	—	—	1,173,250
Vesting of unearned compensation related to restricted common stock issued for services	—	—	—	—	174,250	—	—	—	174,250
Issuance of common stock to staff for compensation	—	—	105,000	105	200,095	—	—	—	200,200
Issuance of restricted common stock for compensation	—	—	200,000	200	(200)	—	—	—	—
Vesting of unearned compensation related to restricted common stock issued to officers and directors	—	—	—	—	342,000	—	—	—	342,000
Issuance of common stock for services	—	—	1,658,392	1,658	2,783,396	—	—	—	2,785,054
Issuance of restricted common stock for services	—	—	182,416	182	(182)	—	—	—	—
Issuance of common stock purchase warrants for services	—	—	—	—	202,710	—	—	—	202,710
Compensatory element of stock options issued to staff	—	—	—	—	7,098,220	—	—	—	7,098,220
Option expense due to extension of term options	—	—	—	—	245,152	—	—	—	245,152
Option expense due to repricing of options	—	—	—	—	36,836	—	—	—	36,836
Warrant expense due to repricing of Warrants	—	—	—	—	66,325	—	—	—	66,325
Value assigned warrants issued in Series D Preferred stock	—	—	—	—	7,931,772	—	—	—	7,931,772
Foreign exchange gain or loss on Assets/Liabilities	—	—	—	—	—	(67,917)	—	—	(67,917)
Conversions of Series D Preferred	—	—	12,932,510	12,933	7,724,515	—	—	—	7,737,448
Acquisition of CBH with non-controlling interest	—	—	—	—	—	—	—	33,698,184	33,698,184
Beneficial Conversion Feature of Series C Convertible Preferred stock	—	—	—	—	5,542,536	—	(5,542,536)	—	—
Exchange of existing CBH Warrants for Series E Warrants	—	—	—	—	590,790	—	—	—	590,790
Common stock issued in CBH Merger	—	—	13,750,167	13,750	20,749,006	—	—	—	20,762,756
Non-controlling interest	—	—	—	—	—	—	—	1,088,667	1,088,667
Dividends on Series C Preferred							(69,454)	—	(69,454)
Net loss attributable to controlling interests	—	—	—	—	—	—	(25,272,517)	—	(25,272,517)
Balance at December 31, 2009	10,000	$100	37,193,491	$37,193	$95,709,491	$(67,917)	$(70,878,816)	$34,786,851	$59,586,902

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years ended December 31,
Cash flows from operating activities:	2009	2008	2007
Net Loss	(24,183,850)	(9,242,071)	(10,445,473)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock, stock options and warrants issued as payment for compensation, services rendered and interest expense	12,323,997	3,890,419	4,590,256
Depreciation and amortization	577,043	115,961	53,778
Bad debt expense / (recovery)	(90,216)	21,500	19,500
Unearned revenues	—	6,947	482
Deferred acquisition costs	—	—	1,254
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,796,691	(46,197)	34,810
Accounts receivable	571,689	(4,088)	(35,055)
Inventory	(2,427,095)	—	—
Other assets	(238,941)	—	—
Unearned revenues	1,991,816	—	—
Payments to related party	(243,777)	—	—
Accounts payable, accrued expenses and other current liabilities	1,274,621	525,364	(351,976)
Net cash used in operating activities	(8,648,022)	(4,732,165)	(6,132,424)
Cash flows from investing activities:
Cash received in connection with acquisition of technology	—	—	271,000
Cash associated with Merger	696,456	—	—
Acquisition of property and equipment	(2,387,555)	(9,785)	(117,893)
Net cash provided by/(used) in investing activities	(1,691,099)	(9,785)	153,107
Cash flows from financing activities:
Net proceeds from issuance of Series D Preferred Stock	15,669,220	—	—
Net proceeds from issuance of capital stock	—	2,898,635	7,939,306
Proceeds from bank loan	2,197,500	—	—
Restricted cash pledged as collateral for bank loan	(959,890)	—	—
Proceeds from notes payable	2,918,269	131,617	337,120
Repayment of notes payable	—	(136,337)	(408,712)
Payment of capitalized lease obligations	(14,726)	(25,406)	(20,829)
Proceeds from sale of convertible debentures	(2,742,669)	—	—
Net cash provided by financing activities	17,067,704	2,868,509	7,846,885
Net increase/(decrease) in cash and cash equivalents	6,728,583	(1,873,441)	1,867,568
Cash and cash equivalents at beginning of year	430,786	2,304,227	436,659
Cash and cash equivalents at end of year	$7,159,369	$430,786	$2,304,227

The accompanying notes are an integral part of these consolidated financial statements

NEOSTEM, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows – continued

	Years ended December 31,
	2009	2008	2007
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$23,137	$11,662	$21,968
Supplemental schedule of non-cash investing and financing activities
Issuance of Common Stock for services rendered	2,785,054	500,284	386,514
Compensatory element of stock options	7,321,106	1,986,103	2,207,816
Issuance of non-vested restricted Common Stock for compensation	—	—	1,446,957
Shares issued to Officers and Directors for Compensation	1,173,250	—	—
Issuance of Common Stock for compensation	200,200	139,534	55,410
Expense related to restricted shares vesting	516,250	770,447	1,561,730
Forfeiture of restricted stock grant		(125,362)	—
Issuance of Common Stock purchase warrants for services	269,035	613,767	213,786
Issuance of non-vested restricted Common Stock for services	—	72,800	481,910
Issuance of Common Stock for purchase of Stem Cell Technologies, Inc.	—	—	940,000
Issuance of Common Stock for capital commitment	—	—	165,000
Issuance of Common Stock for debt	—	5,646	—
Issuance of common stock for CBH acquisition	20,762,753	—	—
Issuance of warrants for CBH acquisition	590,790	—	—
Issuance of common stock for the conversion of the Series D preferred stock	15,669,220	—	—
Issuance of Series C preferred stock for CBH acquisition	8,177,512
Modification of the terms of options and warrants outstanding	59,102	—	—
Preferred Stock Dividend	5,611,989	—	—

The accompanying notes are an integral part of these consolidated financial statements

Note 1 — The Company

NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. Our corporate headquarters is located at 420 Lexington Avenue, Suite 450, New York, NY 10170, our telephone number is (212) 584-4180 and our website address is www.neostem.com.

In 2009, through our expansion efforts within China and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), we transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals, primarily including antibiotics. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

In the U.S. we are a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. Our current network of U.S. adult stem cell collection centers is focused primarily on the Southern California and Northeast markets. During 2010 we have begun to enter into new agreements for collection centers with the goal of expanding our coverage to ten centers by the end of 2010. Each collection center agreement is effectively a license that grants a physician practice the right to participate in our stem cell collection network and access to our stem cell banking technology, which includes our know-how, trade secrets, copy rights and other intellectual property rights owned by us and utilized in connection with the delivery of stem cell collection services. Our stem cell banking technology is proprietary and the subject of pending patent applications. The terms of NeoStem’s collection center agreements are substantially similar. NeoStem grants to each physician practice serving as a collection center a non-exclusive license to use its trademarks and intellectual property but otherwise retains all rights thereto, and each collection center is bound by confidentiality obligations to NeoStem and non-competition provisions. NeoStem provides adult stem cell processing and storage services, as well as expertise and certain business, management and administrative services of a non-clinical nature in support of each physician practice serving as a collection center. In each case, the physician practice agrees that NeoStem will be its exclusive provider of adult stem cell processing and storage, management and other specified services. The agreements also make clear that since NeoStem is not licensed to practice medicine, NeoStem cannot and does not participate in clinical care or clinical decision making, both of which are exclusively the responsibility of the collection center (i.e., the responsibility of the physician or the medical practice). The agreements provide for the payment to NeoStem by the collection center of specified fees that typically include upfront licensing fees and license maintenance fees. As part of the licensing program, NeoStem also provides marketing and administrative support services. NeoStem does not have any equity or other ownership interest in any of the physician medical practices that serve as collection centers. Each of the agreements is for a multi-year period, depending on the particular center, and typically has an automatic renewal provision for consecutive one year periods at the end of the initial term that also permits either party to terminate prior to renewal. The agreements may also relate to a territory from which patients seek collection services. The agreements contain insurance obligations and indemnification provisions, limitations on liability, non-compete provisions and other standard provisions. Generally, the agreements may be terminated by either party with prior written notice in the event of an uncured material breach by the other party and may be terminated by either party in the event of the other party’s bankruptcy, insolvency, receivership or other similar circumstances, or, depending on the agreement, certain other specified occurrences.

In 2009, we began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, we expect to begin offering stem cell banking services and certain stem cell therapies to patients in China, as well as to foreigners traveling to China seeking medical treatments that are either unavailable or cost prohibitive in their home countries.

The cornerstone of our China pharmaceuticals business is the 51% ownership interest we acquired in Erye in October 2009. On October 30, 2009, China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with and into CBH Acquisition LLC (“Merger Sub”), a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity (the “Merger”). As a result of the Merger, NeoStem acquired CBH’s 51% ownership interest in Erye, a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the State Food and Drug Administration of China (“SFDA”), covering both antibiotic prescription drugs and active pharmaceutical intermediates.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. (a Delaware corporation) and its wholly-owned and partially owned subsidiaries as listed below:

Entity	Percentage of Ownership	Location
NeoStem Inc.	Parent Company	United States of America
NeoStem Technologies, Inc.	100%	United States of America
Stem Cell Technologies, Inc.	100%	United States of America
NeoStem (China) Inc.	100%	People’s Republic of China
Qingdao Niao Bio-Technology Ltd.*	*	People’s Republic of China
Beijing Ruijiao Bio-Technology Ltd.*	*	People’s Republic of China
China Biopharmaceuticals Holdings, Inc. (Merger Sub)	100%	United States of America
Suzhou Erye Pharmaceuticals Company Ltd.	51% owned by Merger Sub	People’s Republic of China

*	Because certain PRC regulations currently restrict foreign entities from holding certain licenses and controlling certain businesses in China, we have created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement our expansion initiatives in China. To comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements and under the principles of consolidation we consolidate 100% of their operations.

Noncontrolling interests:  Effective January 1, 2009, the Company adopted Financial Accounting Standard Board (“FASB”) accounting standard regarding non-controlling interest in consolidated financial statements. Certain provisions of this accounting standard are required to be adopted retrospectively for all periods presented. Such provisions include a requirement that the carrying value of non-controlling interests (previously referred to as minority interests) be removed from the mezzanine section of the balance sheet and reclassified as equity. Further, as a result of adoption this accounting standard, net income attributable to non-controlling interests is now excluded from the determination of consolidated net income.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash Equivalents:  Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents.

Concentrations of Risk:  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash. Cash includes cash on hand and demand deposits in accounts maintained with banks within the People’s Republic of China and the United States. The Company places its cash accounts with high credit quality financial institutions, which at times may be in excess of the FDIC insurance limit. Total cash in these banks at December 31, 2009 and 2008 amounted to $7,159,369 and

$430,786 of which $431,717 and $27,740 deposits are federally-insured, respectively of which $296,989 and 28,955 are covered by such insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts. At December 31, 2009 the Company had invested approximately $1,031,000 in money market accounts.

As of October 31, 2009 the Company was selling pharmaceutical products to pharmacies and hospitals. There is no sales concentration risk for the Company since there are no sales to one customer individually accounting for more than 10% of the total sales revenue for the twelve months ended December 31, 2009 and the two months ended December 31, 2009.

For the two months ended December 31, 2009 as a result of the acquisition of CBH, two major suppliers provided approximately 23.0% of the Company’s purchases of raw materials with each supplier individually accounting for 12% and 11%, respectively. As of December 31, 2009, the total accounts payable to the two major suppliers was $789,000, 10% of the total accounts payable.

For the twelve months ended December 31, 2008 there were no suppliers which supplied more than 10% of the Company’s supplies or raw materials.

Restricted Cash:  Restricted cash represents cash required to be deposited with banks for the balance of bank notes payable but are subject to withdrawal with restrictions according to the agreement with the bank and saving accounts. The required deposit rate is approximately 30 – 50% of the notes payable. Given the nature of the restricted cash, it is reclassified as a financing activity in Statement of Cash Flows.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables. Management’s judgment and estimates are made in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivables balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. Management regularly reviews aging of receivables and changes in payment trends by its customers, and records a reserve when they believe collection of amounts due are at risk. There were allowance for doubtful accounts necessary at December 31, 2009 and 2008 in the amount of $273,600 and $0 respectively.

Inventories:  Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically for possible obsolescence or to determine if any reserves are necessary.

Inventories consisted of the following:

	December 31, 2009	December 31, 2008
Raw materials and supplies	$6,338,826	$—
Work in process	666,720	—
Finished goods	5,973,462	—
Total inventory	$12,979,008	$—

Property and Equipment:  The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 10 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Property and equipment consisted of the following:

	December 31, 2009	December 31, 2008
Machinery and Equipment	$3,317,309	$—
Lab Equipment	704,154	102,295
Furniture and Fixtures	273,171	72,288
Vehicles	75,317	—
Software	81,704	77,244
Leasehold Improvements	58,425	—
Construction in Progress	17,075,057	—
	21,585,137	251,827
Accumulated Depreciation	(285,756)	(152,337)
	$21,299,381	$99,490

Construction-In-Progress:  Construction-in-progress represents the costs incurred in connection with the construction of buildings or new additions to the Company’s plant facilities. Interest incurred during the period of construction, if material, is capitalized. Construction-in-progress is not depreciated until the assets are completed and placed into service.

Erye is constructing a new factory and will relocate to the new place after the entire project is completed. Construction in progress is related this production facility and is being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. The Company expects that the construction will be completed in 2011 however certain elements of the project will be completed and put into service in 2010, the estimated additional cost to be completed will be approximately $13.0 million. No depreciation is provided for construction-in-progress until such time the assets are completed and placed into service.

As of December 31, 2009, the Company had construction-in-progress amounted to $17,075,057 and. For the two months ended December 31, 2009 the Company capitalized interest as part of construction-in-progress amounted to $61,700.

Income Taxes:  The Company, in accordance with ASC 740-10 (formerly SFAS 109, “Accounting for Income Taxes,”) recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an enterprise’s financial statement or tax returns. We continue to evaluate under guidance provided by the ASC, the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. For the twelve months ended December 31, 2009 and 2008, we do not believe we have any material uncertain tax positions that would require us to measure and reflect the potential lack of sustainability of a position on audit in our financial statements. We will continue to evaluate our tax positions in future periods to determine if measurement and recognition in our financial statements.

Comprehensive Income (Loss):  Refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity. At December 31, 2009 a $67,917 exchange rate loss was recognized which has been reflected on the balance sheet as accumulated other comprehensive loss as a separate component of stockholder’s equity, in accordance with the consolidation of a foreign operation. At December 31, 2008 there were no such adjustments required.

Goodwill:  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performed its annual impairment tests as of December 31, 2009 and determined no impairment exists. The Company will perform its future annual impairment as of the end of each fiscal year, or earlier if circumstances would indicate. Below is a recap of the changes in Goodwill for the twelve months ended 12/31/2009:

Balance 12/31/2008	$558,169
Increase in Goodwill due to Acquisition of CBH	29,303,954
Balance 12/31/2009	$29,862,123

Intangible Asset — patent rights:  ASC 350-10 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, which consist of patents and rights associated primarily with the VSELTM Technology which constitutes the principal assets acquired in the acquisition of Stem Cell Technologies, Inc., have been assigned a useful life and are amortized on a straight-line basis over a period of twenty years.

Intangible asset — Land Use Rights:  According to Chinese law, the government owns all the land in China. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 to 50 years.

Intangible asset — product rights — approved Drugs:  The Company obtained various official registration certificates or official approvals for clinical trials representing patented pharmaceutical formulas. No amortization is recorded when the Company intends to and has the ability to sell the patent or formulas within two months; otherwise the patent costs will be subject to amortization over its estimated useful life period, generally fifteen years. Such costs comprise purchase costs of patented pharmaceutical formulas and costs incurred for patent application. Product rights are accounted for on an individual basis.

Impairment of Long-lived Assets:  We review long-lived assets and certain identifiable intangibles to be held and used for impairment on an annual basis and whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that we expect to hold and use may not be recoverable, we will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Accounting for Stock Based Compensation:  In December 2004, the FASB issued ASC 718-10, 718-20 and 505-50 formerly, (SFAS No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”)). ASC 718-10, 718-20 and 505-50 establish standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10, 718-20 and 505-50 requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to ASC 718-10, 718-20 and 505-50, only certain pro forma disclosures of fair value were required. The Company has adopted ASC 718-10, 718-20 and 505-50 effective January 1, 2006. The Company determines value of stock options by the Black-Scholes option pricing model. The value of options issued since January 1, 2006 or that were unvested at January 1, 2006 are being recognized as an operating expense ratably on a monthly basis over the vesting period of each option. With regard to stock options and warrants issued to non-employees the Company has adopted ASC 505-50 formerly (EITF 96-18 “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services.”)

Earnings Per Share:  Basic (loss)/earnings per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net (loss)/income available to common stockholders by the weighted average shares outstanding during the period. Diluted (loss)/earnings per share, which is calculated by dividing net (loss)/income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as it is anti-dilutive in all periods presented. For the twelve months ended December 31, 2009 and 2008 the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share. At December 31, 2009 and 2008 the Company had common stock equivalents outstanding as follows:

	December 31, 2009	December 31, 2008
Stock Options	9,990,574	1,725,300
Warrants	19,838,802	5,322,333
Series C Preferred Stock, Common stock equivalents	9,086,124	—

Advertising Policy:  All expenditures for advertising are charged against operations as incurred. Advertising costs for the twelve months ended December 31, 2009 and 2008 amounted to $180,758 and $264,148, respectively.

Revenue Recognition:  The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are typically billed upon signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreement based on the terms of the specific agreement. During the quarter ended June 30, 2009, the Company modified its revenue recognition policy relative to these license fees to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these license fees were recognized in full when agreements were signed and the physician had been qualified by the Company’s credentialing committee. This modification of our revenue recognition policy did not have a material impact on our results of operations. The Company also receives licensing fees from a licensee for use of our technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Promethean Corporation (see “Related Party Transactions” below), which royalties are recognized as revenue when they are received.

The Company recognizes revenue from product sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of shipment.

Revenue was made up of the following product categories.

	For the year ended December 31,
	2009	2008	2007
Revenue
Prescription drugs and intermediary pharmaceutical products	$11,347,949	$—	$—
Stem Cell Revenues	172,078	83,541	231,664
Other Revenues	45,091	—	—
	$11,565,118	$83,541	$231,664

Fair Value Measurements:  We follow the provisions of ASC 820, Fair Value Measurements and Disclosures related to financial assets and liabilities that are being measured and reported on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). We are required to classify fair value measurements in one of the following categories:

Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may effect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company determined the fair value of funds invested in short term investments, which are available for sale and included in prepaid and other current assets on the balance sheet at December 31, 2009, to be level 1 inputs measured by quoted prices of the securities in active markets. The Company determined the fair value of funds invested in money market funds to be level 2 inputs, which does not entail material subjectivity because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets. The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009.

	Carrying Value	Fair Value Measurements Using Fair Value Hierarchy
		Level 1	Level 2	Level 3
Money Market Funds	$1,030,980	$—	1,030,980	—
Short term investments	$287,333	$287,333	—	—

Foreign Currency Translation:  As the Company’s Chinese pharmaceutical business is a self-contained and integrated entity, and the Company’s Chinese stem cell business’ future cash flow is expected to be sufficient to service its additional financing requirements, the Chinese subsidiaries’ functional currency is the Renminbi (“RMB”), and the Company’s reporting currency is the US dollar. Results of foreign operations are translated at the average exchange rates during the period, assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of each reporting period. Cash flows are also translated at average translation rates for the period, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.

Translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders’ equity and amounted to $67,917 and $0 as of December 31, 2009 and 2008, respectively. Assets and liabilities at December 31, 2009 were translated at 6.826 RMB to 1 US dollar. The average translation rates applied to income statement accounts and the statement of cash flows for the two months ended December 31, 2009 were 6.818 RMB to 1 US dollar.

Economic and Political Risks:  The Company faces a number of risks and challenges since a significant amount of its assets are located in China and its revenues are derived primarily from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Research and Development Costs:  Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs. R&D costs are expensed when incurred.

Under the guidance of the FASB’s accounting standard regarding research and development costs, the Company expenses the costs associated with the research and development activities when incurred.

Shipping and Handling Costs:  Shipping and handling costs related to costs of goods sold are included in cost of goods and were $83,217 and $0 for the twelve months ended December 31, 2009 and 2008, respectively.

Note 3 — Recent Accounting Pronouncements

In April 2009, the FASB issued ASC 805-10,805-20 and 805-30 (formerly FASB Staff Position No. 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies) (“ASC 805”). ASC 805 amends and clarifies ASC 805 (formerly SFAS No. 141(R)). ASC 805 requires an acquirer to recognize at fair value, at the acquisition date, an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the fair value cannot be determined during the measurement period, an asset or a liability shall be recognized at the acquisition date if the asset or liability can be reasonably estimated and if information available before the end of the measurement period indicates that it is probable that an asset existed or that a liability had been incurred at the acquisition date ASC 805 amends the disclosure requirements of ASC 805 to include business combinations that occur either during the current reporting period or after the reporting period but before the financial statements are issued. ASC 805 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years. The adoption of ASC 805 has resulted in NeoStem expensing currently pre-merger costs associated with the proposed merger with China Biopharmaceuticals Holdings, Inc., which amounted to $2,778,000 for the year ended December 31, 2009.

In April 2009, the FASB issued ASC 820-10 (formerly FASB Staff Position No. 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly) (“ASC 820”). ASC 820 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have significantly decreased. ASC 820 also includes guidance on identifying circumstances that indicate a transaction is not orderly. ASC 820 requires the disclosure of the inputs and valuation technique used to measure fair value and a discussion of changes in valuation techniques and related inputs, if any, during the period. ASC 820 also requires that the entity define major categories for equity securities and debt securities to be major security types. ASC 820 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 820 did not have a material impact on our financial position or results of operations.

In April 2009, the FASB issued ASC 320-10 (formerly FASB Staff Position No. 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments) (“ASC 320”). This FSP amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. ASC 320 requires the entity to assess whether the impairment is other-than-temporary if the fair value of a debt security is less than its amortized cost basis at the balance sheet date. This statement also provides guidance to assessing whether or not the impairment is other-than-temporary and guidance on determining the amount of the other-than-temporary impairment that should be recognized in earnings and other comprehensive income. ASC 320 also requires an entity to disclose information that enables users to understand the types of securities held, including those investments in an unrealized loss position for which the other-than-temporary impairment has or has not been recognized. ASC 320 is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 320 did not have a material impact on our financial position or results of operations.

In May 2009, the FASB issued ASC 855-10 (formerly Statement No. 165, Subsequent Events) (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The adoption of ASC 855 did not have a material impact on our financial position or results of operations.

In June 2009, the FASB issued Statement No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140. Statement 166 eliminates the concept of a “qualifying special-purpose entity” from Statement 140 and changes the requirements for derecognizing financial assets. We will adopt Statement 166 in 2010 and are currently evaluating the impact of its pending adoption on our consolidated financial statements.

In June 2009, the FASB issued Statement No. 167, Amendments to FASB Interpretation No. 46(R). Statement 167 amends the evaluation criteria to identify the primary beneficiary of a variable interest entity provided by FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51. Additionally, Statement 167 requires ongoing reassessments of whether an enterprise is the primary beneficiary of the variable interest entity. We will adopt Statement 167 in 2010 and are currently evaluating the impact of its pending adoption on our consolidated financial statements.

In June 2009, the FASB approved the “FASB Accounting Standards Codification” (“ASC”) as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The ASC does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the ASC will be considered nonauthoritative. The Codification is effective for interim and annual periods ending after September 15, 2009. The ASC was effective for us during our interim period ending September 30, 2009 and did not have an impact on our financial condition or results of operations.

Note 4 — Acquisitions

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common Stock of SCTI in a stock-for-stock exchange. Pursuant to a license agreement (the “License Agreement”) between SCTI and the University of Louisville Research Foundation (“ULRF”), SCTI owns an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called VSELs (very small embryonic like) stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (the “SRA”) with ULRF, which has been amended from time to time, under which NeoStem is supporting further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D., a co-inventor of the VSEL technology and head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville. SCTI was funded with $271,000, in cash, by UTEK. In consideration for the acquisition, the Company issued to UTEK 400,000 unregistered shares of its Common Stock, par value $0.001 per share for all the issued and outstanding common stock of SCTI. The total value of the transaction was $940,000 and $669,000 was capitalized as an intangible asset. SCTI was founded in November 2007 for the express purpose of acquiring this technology and there were no other significant operations conducted by SCTI before NeoStem acquired the company from its shareholder.

On October 30, 2009, China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with and into CBH Acquisition LLC (“Merger Sub”), a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity (the “Merger”) in accordance with the terms of the Agreement and Plan of Merger, dated November 2, 2008, as amended (“Merger Agreement”) by and between NeoStem, Merger Sub, CBH and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”). As a result of the Merger, NeoStem acquired CBH’s 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which was founded more than 50 years ago, currently manufactures and has received more than 160 production certifications from the SFDA covering both antibiotic prescription drugs and active pharmaceutical intermediaries. Suzhou Erye Economy and Trading Co. Ltd. (“EET”) owns the remaining 49% ownership interest in Erye. Merger Sub and EET have negotiated a revised joint venture agreement, which, has been approved by the requisite PRC governmental authorities.

Pursuant to the terms of the Merger Agreement, NeoStem issued an aggregate of 13,608,009 shares of Common Stock and 8,177,512 shares of Series C Convertible Preferred Stock in exchange for outstanding CBH securities. All of the shares of common stock of CBH issued and outstanding immediately prior to the effective time of the Merger were converted into the right to receive, in the aggregate, 7,150,000 shares of common stock of NeoStem, or an exchange ratio of 0.1921665, the fair value of these shares were $10,796,500.

All of the shares of CBH Series B Convertible Preferred Stock issued and outstanding immediately prior to the merger (which shares were held by Rim Asia Capital Partners L.P. (“RimAsia”)) were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of Series C Convertible Preferred Stock of NeoStem, each with a liquidation preference of $1.125 per share and initially convertible into 9,086,124 shares of NeoStem Common Stock at an initial conversion price of $0.90 per share (the 6,458,009 shares of Common Stock and the 8,177,512 shares of Series C Convertible Preferred Stock being included in the aggregate numbers set forth in the prior paragraph). In connection therewith, all outstanding warrants to purchase shares of CBH Common Stock held by RimAsia immediately prior to the Effective Time were cancelled. Warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) were replaced with new NeoStem Class E warrants or were otherwise cancelled in accordance with the terms of such holder’s existing warrant. Class E warrants to purchase an aggregate of 192,308 shares of NeoStem common stock at an exercise price of $6.50 per share and an aggregate of 1,410,883 shares of NeoStem common stock at an exercise price of $6.56 per share, are effectively outstanding as of October 30, 2009 were scheduled to expire no later than March 10, 2010, with a fair value of $590,800 The fair value of the common stock issued to RimAsia was $9,751,600 and the fair value of the Series C Preferred Stock was $13,720,012. The fair value of the Series C Convertible Preferred Stock has been allocated to the two economic elements of the Series C Convertible Preferred stock; the fair value of the beneficial conversion feature of the preferred stock to NeoStem Common Stock is $5,542,500 and the fair value of the preferred stock is $8,177,512.

The fair value of the identifiable net assets acquired in the merger was $39,467,800. The equities issued as consideration by NeoStem was $35,073,600, the fair value of the non-controlling interests of Erye was $33,698,200 and the Company recorded goodwill in the amount of $29,303,900. The goodwill that has been created by this acquisition is reflective of values and opportunities of expanded access to healthcare in the Peoples Republic of China, the designation of certain antibiotics as essential medicines in China, and that a majority of Erye’s antibiotics are on the central or provincial governments’ drug formularies. Due to the structure of the transaction none of the Goodwill is expected to be tax deductible.

The summary of assets acquired and liabilities assumed on October 30, 2009 are as follows:

Cash & Restricted Cash	$4,451,200
Accounts Receivable	6,199,500
Inventory	10,551,900
Other Current Asset	2,925,805
Property, Plant & Equipment	18,946,200
Intangibles	22,642,095
Goodwill	29,304,000
Accounts Payable	$6,256,800
Other Liabilities	2,895,900
Notes Payable	9,618,100
Amounts due Related Party	7,478,100

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. The estimated purchase price allocation is subject to revision based on additional valuation work that is being conducted. The final allocation is pending the receipt of this valuation work and the completion of the Company’s internal review, which is expected during fiscal 2010.

Presented below is the unaudited proforma information as if the acquisition had occurred at the beginning of the years ended December 31, 2009, 2008 and 2007, respectively:

	2009	2008	2007
Revenue	$61,627,969	$49,811,084	$31,724,661
Net Loss	(26,434,988)	(6,720,254)	(10,418,121)
Net loss per share	$(1.07)	$(0.34)	$(0.60)

Note 5 — Intangible Asset

At December 31, 2009 our intangible assets consisted of patent applications and rights associated with the VSEL Technology which constitutes the principal assets acquired in the acquisition of Stem Cells Technologies, Inc.; patent rights owned by Erye, land use rights associated with the Eyre’s new manufacturing plant currently under construction, a lease right between Erye and Erye Economic Trade (the 49% shareholder of Erye) for the use of Erye’s current manufacturing plant in Suzhou and Erye’s customer list. In connection with determining the fair value of the assets of CBH and Erye the fair value of certain assets, not previously recorded on the balance sheet of Erye, was determined and include the lease right between Eyre and Erye Economic Trading for the use of the current production facility and Erye’s customer list.

As of December 31, 2009 and 2008, the Company’s intangible assets and related accumulated amortization consisted of the following:

	Useful Life	December 31, 2009			December 31, 2008
Intangible assets obtained in the CBH acquisition
Land use rights	49	$4,753,004	$(54,437)	$4,698,567	$—	$—	$—
Lease rights	2	690,694	(57,558)	633,136	—	—	—
Customer list	10	17,040,149	(284,002)	16,756,147	—	—	—
Patents	9	150,332	(2,733)	147,599	—	—	—
Intangible assets obtained in the Stem Cell Technologies, Inc.
VSEL patent rights	15	672,777	(73,088)	599,689	672,777	(36,544)	636,233
Total Intangible Assets		$23,306,956	$(471,818)	$22,835,138	$672,777	$(36,544)	$636,233

Estimated amortization expense for the five years subsequent to December 31, 2009 is as follows:

Years Ending December 31,
2010	$2,198,848
2011	2,141,273
2012	1,852,389
2013	1,852,389
2014	1,852,389
Thereafter	$12,937,850

The remaining weighted-average amortization period as of December 31, 2009 is 11 years.

Note 6 — Accrued Liabilities

Accrued liabilities are as follows:

	December 31,
	2009	2008
Professional fees	$116,787	$136,843
Salaries and related taxes	531,655	250,000
Taxes payable	1,842,007	—
Franchise Taxes	138,982	—
Dividends Payable	69,453	—
Rent Expense	69,111	—
Warrant liability	35,995	—
Collection Cost	85,163	—
Other	76,372	40,924
	$2,965,525	$427,767

Note 7 — Notes Payable

In order to move forward certain research and development activities, strategic relationships in various clinical and therapeutic areas as well as to support activities related to the Company’s proposed merger (the “Merger”) with China Biopharmaceuticals Holdings, Inc., other initiatives in China as well as other ongoing obligations of the Company, on February 25, 2009 and March 6, 2009, respectively, the Company issued promissory notes to RimAsia Capital Partners L.P. (“RimAsia”), a principal stockholder of the Company, in the principal amounts of $400,000 and $750,000, respectively. The notes bore interest at the rate of 10% per annum and were due and payable on October 31, 2009, except that all principal and accrued interest on the Notes was immediately due and payable in the event the Company raised over $10 million in equity financing prior to October 31, 2009. The notes contained standard events of default and in the event of a default that was not subsequently cured or waived, the interest rate would increase to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon would be immediately due and payable. The notes or any portion thereof could be prepaid at any time and from time to time at the discretion of the Company without premium or penalty. On April 9, 2009 these notes and the related accrued interest were repaid from the proceeds of an $11 million offering of units consisting of shares of the Company’s Series D Convertible Redeemable Preferred Stock and warrants to purchase shares of Common Stock.

In December, 2009, in order to facilitate working capital requirements in China, NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch in the amount of RMB 4,400,000 ($643,700). The note is due on June 21, 2010 and bears an interest rate of 4.05%. The loan is collateralized by cash in a restricted bank account totaling 5,189,400 RMB (approximately $759,200). In addition, in January, 2010 NeoStem (China) entered into a pledge agreement with the bank pledging all of its interest in its VIE’s as additional collateral for the loan.

The Company’s subsidiary Erye has 62,457,000 RMB ($9,150,000) of notes payables as of December 31, 2009. Notes are payables to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six months period. In order to issue notes payable on behalf of the Company, the banks required collateral, such as cash deposit which was approximately 30% – 50% of notes to be issued, or properties owned by companies. As December 31, 2009, 26,999,300 RMB (approximately $3,955,400) of restricted cash were put up for collateral for the balance of notes payable which was approximately 40.4% of the notes payable the Company issued, and the remaining of the notes payable is collateralized by pledging the land use right the Company owned amounted to approximately $1,840,000 as of December 31, 2009.

Note 8 — Convertible Redeemable Series C Preferred Stock

On October 30, 2009 pursuant to the terms of the Merger Agreement, the Company issued 8,177,512 shares of Series C Convertible Preferred Stock in exchange for certain outstanding CBH securities. The terms and conditions of the Series C Preferred Stock are as follows:

The holders of shares of Convertible Redeemable Series C Preferred Stock (“Series C Preferred Stock”) are entitled to receive an annual dividend of 5% of the Agreed Stated Value, payable annually on the first day of January. Payment of the annual dividend may be either in cash or in kind as determined by the NeoStem Board of Directors. The annual dividend shall be cumulative and shall begin to accrue on outstanding shares of Series C Preferred Stock from and after the date of issuance. In the event of a liquidation of NeoStem, after payment or provision for payment of debts and other liabilities of NeoStem, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of NeoStem available for distribution to its stockholders, before and in preference to any payment or declaration and setting apart for payment of any amount shall be made in respect of any junior stock, an amount equal to $1.125 per share plus an amount equal to all accrued dividends unpaid thereon, whether or not declared. All shares of Series C Preferred Stock shall rank as to payment upon the occurrence of any liquidation event senior to the NeoStem Common Stock and, unless the terms of such other series shall provide otherwise, senior to all other series of the NeoStem Preferred Stock. Each share of the Series C Preferred Stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration, into such number of fully paid and non-assessable shares of the NeoStem Common Stock equal to the quotient obtained by dividing $1.00 per share plus all accrued dividends unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon, by $0.90, subject to adjustment. Beginning any time after the date of issuance of the Series C Preferred Stock, if the closing price of the sale of shares of NeoStem Common Stock on the NYSE

Amex (or NeoStem’s principal securities exchange, if other than the NYSE Amex) exceed $2.50 per share, subject to adjustment, for a period of 20 out of 30 consecutive trading days, and if the dollar value of the trading volume of the NeoStem Common Stock for each day during such 20 out of 30 consecutive trading days equals or exceeds $250,000, NeoStem may require the holders of Series C Preferred Stock to convert such stock to NeoStem Common Stock, on ten days notice, based on the conversion price. Prior to the seventh anniversary of issuance of the Series C Preferred Stock, NeoStem may at the option of the NeoStem Board of Directors and after giving the holders of shares Series C Preferred Stock an opportunity to convert all their shares of Series C Preferred Stock into shares of NeoStem Common Stock, redeem in whole, but not in part, all the shares of Series C Preferred Stock then outstanding by paying in cash, for each share, an amount equal to the sum of the original issue price and all accrued but unpaid annual dividends. At any time following the seventh anniversary of the issuance of the Series C Preferred Stock, following the written request of the holders of not less than a majority of the shares of Series C Preferred Stock then outstanding, NeoStem shall redeem all of the shares of Series C Preferred Stock (or, if less, the maximum amount it may lawfully redeem) by paying in cash, for each share, an amount equal to the sum of the original issue price and all accrued but unpaid annual dividends on such share. Based on these terms the Company has classified the Series C Preferred Stock as temporary equity on its balance sheet. The total fair value of the Series C Preferred Stock was approximately $13,720,000. The value of the Series C Convertible Preferred Stock has been allocated to the two economic elements of the Series C Convertible Preferred stock; the value of the beneficial conversion feature of the preferred stock to NeoStem Common Stock is $5,542,500 and the value of the preferred stock is $8,177,500. The Series C Convertible Preferred shareholders are not required to hold the preferred stock for any minimum period of time before exercising the conversion feature therefore the value of the beneficial conversion feature has been recognized immediately as a dividend of $5,542,500.

Note 9 — Series D Mandatorily Redeemable Convertible Preferred Stock

In April 2009, the Company completed a private placement financing totaling $11 million (the “April 2009 Private Placement”). This financing consisted of the issuance of 880,000 units priced at $12.50 per unit, with each unit (the “Series D Units”) consisting of one share of the Company’s Series D Convertible Redeemable Preferred Stock (the “Series D Stock”) and ten warrants with each warrant to purchase one share of Common Stock (the “Series D Warrants”). A total of 880,000 shares of Series D Stock and 8,800,000 Series D Warrants were issued. RimAsia, a principal stockholder in the Company, purchased $5,000,000 in Series D Units in the April 2009 Private Placement and thus acquired 400,000 shares of Series

D Stock and 4,000,000 Series D Warrants. In June 2009, with a final closing on July 6, 2009, the Company completed an additional private placement financing totaling approximately $5 million with net proceeds of $4,679,220 (the “June 2009 Private Placement”). This financing consisted of the issuance of 400,280 Series D Units priced at $12.50 per unit, and a total of 400,280 shares of Series D Stock and 4,002,800 Series D Warrants were issued. The Company paid $324,280 in fees and issued 12,971 Series D Units to agents that facilitated the June 2009 Private Placement. The Series D Units issued to the selling agents were comprised of 12,971 shares of the Series D Stock and 129,712 Series D Warrants. Fullbright Finance Limited, a beneficial holder of more than 5% of the Company’s stock, purchased an aggregate of $800,000 in Series D Units in the June 2009 Private Placement and thus acquired 64,000 shares of Series D Stock and 640,000 Series D Warrants; the Company understands that all securities purchased by Fullbright in the June 2009 Private Placement were pledged to RimAsia and subsequently, to the Company. In total, in the April 2009 and June 2009 Private Placements, the number of shares of Series D Stock issued was 1,293,251 (converted into 12,932,510 shares of Common Stock upon stockholder approval on October 29, 2009) and the number of Series D Warrants issued was 12,932,512.

Note 10 — Stockholders’ Equity

Common Stock:

The authorized Common Stock of the Company is 500 million shares, par value $0.001 per share.

In June and July 2007, the Company issued, under the 2003 EPP, 3,000 shares of its Common Stock, in each month, with a total fair value of $16,410, to a consultant for certain management services rendered to the Company, resulting in a charge to operations of $1,410 and $15,000 respectively. In August 2007, this consultant was hired as an executive officer of the Company and in connection with this hiring was issued by the Company, under the 2003 EPP, 10,000 shares of its Common Stock as a hiring incentive. One half of these shares vested immediately and the remainder was scheduled to vest in one year on the anniversary date of the hiring date. The issuance of these shares thus resulted in a charge to operations of $28,896 and $4,375 in 2007 and 2008, respectively. In 2008 this executive officer left the Company and forfeited 5,000 of such shares, and as a result the Company credited operations for $8,020 of compensation expense previously recognized relating to these forfeited shares.

In August 2007, the Company issued, under the 2003 EPP, 24,000 shares of its Common Stock, with a fair value of $120,000, to a consultant for certain management services rendered to the Company, 18,000 of which shares vested monthly over the next twelve months and the remainder vest ratably for three years on the anniversary date of the agreement and resulted in a charge to operations of $41,667 in 2007, $62,500 in 2008 and $10,000 in 2009. In December 2007 an additional 12,353 shares with a fair value of $21,000 were issued to this consultant in lieu of a $3,500 monthly fee due from December 2007 thru May 2008.

In September 2007, the Company issued, under the 2003 EPP, an aggregate of 154,500 shares of its Common Stock to certain employees, including an aggregate of 125,000 shares to certain of its executive officers. In general, one half of these shares issued vested immediately and the remainder vest in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $499,346 and $225,833 in 2007 and 2008, respectively. In November 2007, an employee that was a recipient of 7,000 shares of this award left the Company and forfeited 3,500 shares (one-half of this award). In December 2007, the Company cancelled 10,000 shares issued to an employee who did not satisfy the condition precedent to receipt of paying the tax withholding obligation. In 2008, two employees (including an executive officer) that were recipients of 12,500 shares of this award left the Company and forfeited 6,250 shares (one-half of the awards). In addition, an executive officer that was a recipient of 40,000 shares of this award declined to accept the portion that vested to him in September 2008 because of the tax obligations associated with the award and returned 20,000 shares to the Company.

In September 2007, the Company issued, under the 2003 EPP, an aggregate of 135,000 shares of its Common Stock, with a fair value of $671,338, to the independent members of its Board of Directors. One half of these shares vested immediately and the remainder vested in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $445,505 and $225,833 in 2007 and 2008, respectively.

In September 2007, the Company issued, under the 2003 EPP, 10,000 shares of its Common Stock, with a fair value of $49,800, to a consultant to the Company. One half of these shares issued vested immediately and the remainder vested in one year on the anniversary date of the stock issuance. The issuance of these shares resulted in a charge to operations of $33,002 and $16,498 in 2007 and 2008, respectively.

Effective January 1, 2008, the Company entered into a one year consulting agreement with a financial services firm, pursuant to which this firm was to provide consulting services during the term to the Company consisting of (i) reviewing the Company's financial requirements; (ii) analyzing and assessing alternatives for the Company's financial requirements; (iii) providing introductions to professional analysts and money managers; (iv) assisting the Company in financing arrangements to be determined and governed by separate and distinct financing agreements; (v) providing analysis of the Company's industry and competitors in the form of general industry reports provided directly to the Company; and (vi) assisting the Company in developing corporate partnering relationships. As consideration for these services, in February 2008, the Company issued to the consultant, (i) 50,000 shares of Common Stock, with a fair value of $80,000; and (ii) two warrants to purchase an aggregate of 120,000 shares of Common Stock, with a fair value of $141,304, (see “Warrants below”). This issuance of this stock resulted in a charge to operations of $80,000 in 2008. The issuance of these securities was subject to the approval of the American Stock Exchange, which approval was obtained in February 2008.

In January 2008, the Company entered into a letter agreement with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007 and September 27, 2007 was further amended to provide that, in response to the Company’s efforts to conserve cash, $50,000 of her 2008 salary would be paid in shares of the Company’s Common Stock, the number of shares to be issued reduced by the amount of cash required to pay the withholding taxes associated with this amount of salary. Accordingly, Dr. Smith was issued 16,574 shares of the Company’s Common Stock, with a fair value of $28,176, pursuant to the Company’s 2003 EPP resulting in a charge to operations of $28,176.

In January 2008, the Company entered into a letter agreement with Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which Ms. Vaczy’s employment agreement dated as of January 26, 2007 was amended to provide that, in response to the Company’s efforts to conserve cash, Ms. Vaczy would be paid $11,250 of her 2008 salary in shares of the Company’s Common Stock, the number of shares to be issued reduced by the amount of cash required to pay the withholding taxes associated with this amount of salary. Accordingly, Ms. Vaczy was issued 3,729 shares of the Company’s Common Stock, with a fair value of $6,339, pursuant to the 2003 EPP resulting in a charge to operations of $6,339.

In February 2008, the Company entered into a one year consulting agreement with a law firm to assist in funding efforts from the State and Federal Governments as well as other assignments from time to time, in consideration for which it issued to the firm 40,000 restricted shares of Common Stock that vest ratably on a monthly basis during 2008. The issuance of the shares was subject to the approval of the American Stock Exchange, such approval was obtained in March 2008, and following this approval the shares were issued. The shares issued in connection with this agreement had a value of $72,800 which is being recognized as an operating expense over the term of the agreement, and has resulted in a charge to operations of $6,067 and $66,733 for 2009 and 2008, respectively.

In February 2008, the Company entered into a six month engagement agreement with a financial advisor pursuant to which they were acting as the Company’s exclusive financial advisor for the term in connection with a potential acquisition of a revenue generating business, in the United States or abroad, or similar transaction. As partial consideration, the Company issued restricted shares of its Common Stock with a $45,000 value based on the five day average of the closing prices of the Common Stock preceding the date of issuance which was to be paid on a pro rata basis during the term of the agreement. The issuance of such securities was subject to the approval of the American Stock Exchange. Such approval was obtained in March 2008, and following that approval the Company issued to the financial advisor in 2008 payments in Common Stock under the agreement totaling 38,861 shares, resulting in a charge to operations of $45,650.

In February 2008, the Company issued 20,000 shares of the Company’s Common Stock, with a fair value of $32,000, to the Company’s Director of Government Affairs pursuant to the 2003 EPP resulting in a charge to operations of $32,000. The issuance of the shares was in lieu of salary payable in connection with such individual serving as the vice president of the Stem for Life Foundation (“SFLF”), a not for profit corporation which the Company participated in founding and is considered by the Company as a defacto contribution to the foundation. In April 2008, this individual resigned from her position as Director, Government Affairs with the Company and VP of SFLF.

In February 2008, the Company entered into a six month advisory services agreement with a financial securities firm whereby this firm was providing financial consulting services and advice to the Company pertaining to its business affairs. In consideration for such services, the Company agreed to issue 150,000 restricted shares of its Common Stock, with a fair value of $139,200, to be issued over the term of the advisory services agreement, provided that the advisory services agreement continued to be in effect. The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained on March 20, 2008, and on that date the Company issued under the advisory services agreement the initial payments in Common Stock totaling 50,000 shares. A total of 90,000 shares were issued in 2008, resulting in a charge to operations of $139,200. The Company has terminated this Agreement and the remaining 60,000 shares will not be issued.

In February 2008, the Company entered into a six month consulting agreement with an investor relations advisor who has provided investor relations and media services to the Company since 2005. In consideration for providing services under the consulting agreement, the Company agreed to issue to the advisor an aggregate of 50,000 restricted shares of its Common Stock, with a fair value of $85,000. The issuance of such securities was subject to the approval of the American Stock Exchange. Such approval was obtained on March 20, 2008 and on that date these shares were issued, resulting in a charge to operations of $85,000.

In April 2008, the Company entered into a one month non-exclusive investment banking agreement in connection with the possible issuances by the Company of equity, debt and/or convertible securities. In partial consideration for such services, the Company agreed to issue 9,146 restricted shares of its Common Stock, with a fair value of $7,408, as a retainer. The term of this agreement was extended. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained and on May 21, 2008 the 9,146 retainer shares were issued. This bank participated in the May 2008 private placement (as described below). The value of this Common Stock was $7,408.

In May 2008, the Company completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (the “May 2008 private placement”). On May 20 and May 21, 2008, the Company entered into Subscription Agreements (the “Subscription Agreements”) with 16 accredited investors (the “Investors”). Pursuant to the Subscription Agreements, the Company issued to each Investor units (the “Units”) comprised of one share of its Common Stock, par value $.001 per share (the “Common Stock”) and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”), at a per-Unit price of $1.20. The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time (see “Warrants” below). In the May 2008 private placement, the Company issued an aggregate of 750,006 Units to Investors consisting of 750,006 shares of Common Stock and 750,006 redeemable Warrants, with a value of $404,817, for an aggregate purchase price of $900,000. Dr. Robin L. Smith, the Company’s Chairman and Chief Executive Officer, purchased 16,667 Units for a purchase price of $20,000 and Catherine M. Vaczy, the Company’s Vice President and General Counsel, purchased 7,500 Units for a purchase price of $9,000. New England Cryogenic Center, Inc. (“NECC”), one of the largest full-service cryogenic laboratories in the world, also participated in the offering. In connection with the May 2008 private placement, the Company paid as finders’ fees to accredited investors, cash in the amount of $3,240 and issued five year warrants to purchase an aggregate of 35,703 shares of Common Stock with a value of $23,671 (see “Warrants,” below). Cash in the amount of 4% of the proceeds received by the Company from the future exercise of 30,000 of the Investor Warrants is also payable to one of the finders.

In May 2008, the Company entered into a two month agreement with a sales and marketing consultant pursuant to which the consultant was to provide consultation services to the Company relating to business development, operations and staffing matters. In consideration for such services, the Company agreed to issue to the Consultant pursuant to the 2003 EPP: (i) 20,000 shares of Common Stock, with a fair value of $27,600, to vest as to 10,000 shares on the last day of each 30 day period during the term of the consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock, with a fair value of $22,870, at a per share purchase price equal to the closing price of the Common Stock on the date of grant to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the term of the consulting agreement, subject in each case to the continued effectiveness of the agreement. All of such shares were subject to a six month period during which Consultant agreed none of these shares would be sold. The issuance of these shares resulted in a charge to operations of $27,600 and the issuance of the options resulted in a charge to operations of $ 22,870. In July 2008, the Company entered into a two month extension of this agreement pursuant to which the consultant was to continue to provide consultation services to the Company relating to business development, operations and staffing matters. In consideration for such services, the Company has agreed to issue to the Consultant pursuant to the 2003 EPP (i) 20,000 shares of Common Stock, with a fair value of $16,400, to vest as to 10,000 shares on the last day of each 30 day period during the term of the extended consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock, with a fair value of $13,926, at a per share purchase price equal to the closing price of the Common Stock on the date of execution of the extended agreement to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the extended term of the consulting agreement, subject in each case to the continued effectiveness of the extended agreement. In the event of full time employment of the consultant this vesting would be accelerated. All of such shares were subject to a six month period during which Consultant agreed none of these shares would be sold. The issuance of these shares has resulted in a charge to operations of $16,400 and the issuance of the options resulted in a charge to operations of $13,926.

In May 2008, the Company entered into a two month agreement with a consultant pursuant to which the consultant was to provide services to the Company relating to government affairs and related areas. In consideration for such services, the Company agreed to issue to the Consultant pursuant to the 2003 EPP: (i) 20,000 shares of Common Stock, with a fair value of $26,000, to vest as to 10,000 shares on the last day of each 30 day period during the term of the consulting agreement; and (ii) an option to purchase 20,000 shares of Common Stock, with a fair value of $23,620, at a per share purchase price equal to the closing price of the Common Stock on the date of grant to vest and become exercisable as to 10,000 shares of Common Stock on the last day of each 30 day period during the term of the consulting agreement, subject in each case to the continued effectiveness of the agreement. All of such shares were subject to a six month period during which Consultant agreed none of the shares would be sold. The issuance of these shares resulted in a charge to operations of $26,000 and the issuance of the options resulted in a charge to operations of $23,620.

In May 2008, the Company issued to a business development consultant for services previously rendered, 1,000 shares of Common Stock, with a fair value of $960, under the 2003 EPP which vested immediately. The issuance of these shares resulted in a charge to operations of $960.

In May 2008, the Company entered into a three month consulting agreement with a public relations and communications consultant focusing on specific consumer demographics. As partial consideration for these services, the Company agreed to issue: (i) 20,000 restricted shares of its Common Stock on each of (a) the date of execution of the agreement (the “Execution Date”), (b) thirty days after the Execution Date, and (c) sixty days after the Execution Date; and (ii) a five year warrant to purchase up to 30,000 shares of Common Stock (as described under “Warrants,” below), exercisable as to 10,000 shares each at $3.00, $4.00 and $5.00, respectively. These warrants have a value of $19,828. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained on September 20, 2008 and the initial payments in Common Stock and the Warrant were issued. In 2008 the Company issued a total of 40,000 restricted shares of its Common Stock pursuant to this agreement resulting in a charge to operations of $36,800. In July 2008, the Company terminated this Agreement and the final 20,000 shares were not issued.

In June 2008, the Company entered into a six month consulting agreement with an investor relations advisor. As consideration for these services, the Company issued (i) 50,000 restricted shares of its Common Stock, vesting as to 25,000 shares on the date of execution of the consulting agreement and 25,000 shares 91 days thereafter, which resulted in a charge to operations of $42,500 and (ii) a five year warrant to purchase an aggregate of 250,000 shares of Common Stock, with a value of $179,485 (as described under “Warrants” below). The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained on June 20, 2008 and the initial payment in Common Stock and the Warrant were issued.

In August 2008, the Company entered into letter agreements with Dr. Robin L. Smith, its Chairman of the Board and Chief Executive Officer, Larry A. May, its Chief Financial Officer and Catherine M. Vaczy, its Vice President and General Counsel, pursuant to which, in response to the Company’s efforts to conserve cash, each of these officers agreed to accept shares of the Company’s Common Stock in lieu of unpaid accrued salary. Dr. Smith agreed to accept in lieu of $24,437.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 33,941 shares of the Company's Common Stock with a value of $27,848. Mr. May agreed to accept in lieu of $10,687.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,844 shares of the Company's Common Stock with a value of $12,172. Ms. Vaczy agreed to accept in lieu of $10,578.50 in unpaid salary accrued during the period July 15, 2008 through August 31, 2008, 14,692 shares of the Company's Common Stock with a value of $12,047. In addition certain other senior members of the staff agreed to accept Common Stock in lieu of cash compensation resulting in the issuance of 17,014 shares of Common Stock with a value of $13,951. The number of shares so issued to each officer and senior staff member was based on the closing price of the Common Stock on August 27, 2008, $.72, for which the Company agreed to pay total withholding taxes. All such shares were issued under the Company's 2003 EPP, as amended. In addition, the vesting of an aggregate of 52,500 shares of the Company’s Common Stock granted to such persons under the 2003 EPP on September 27, 2007 was authorized to be accelerated from September 27, 2008 to August 28, 2008. All such arrangements were approved by the Compensation Committee of the Board of Directors.

In September 2008, the Company completed a private placement of securities pursuant to which $1,250,000 in gross proceeds was raised (the “September 2008 private placement”). On September 2, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with RimAsia Capital Partners, L.P., a pan-Asia private equity firm (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor one million units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the Common Stock for each day during a specified period of time equals or exceeds $100,000 (see “Note 10, Stockholders’ Equity — Warrants” below). In the September 2008 private placement, the Company thus issued 1,000,000 Units to the Investor consisting of 1,000,000 shares of Common Stock and 1,000,000 redeemable Warrants, with a value of $583,031, for an aggregate purchase price of $1,250,000. The Warrants also provide that in no event may they be net cash settled.

In October 2008, the Company issued, under the 2003 EPP, 5,000 shares of its Common Stock to an employee, its new Director of Stem Cell Research and Laboratory Operations. The issuance of these shares resulted in a charge to operations of $----- 7,000.

In October 2008, the Company completed a private placement of securities pursuant to which $250,000 in gross proceeds was raised (the “October 2008 private placement”). On October 15, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an accredited investor listed therein (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor 200,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $121,157 (the “Warrants”). The Warrants are not exercisable for a period of six months (see “Note 10, Stockholders’ Equity — Warrants” below). In the October 2008 private placement, the Company thus issued 200,000 Units to the Investor consisting of 200,000 shares of Common Stock and

200,000 Warrants, for an aggregate purchase price of $250,000. The issuance of the Units was subject to the prior approval of the American Stock Exchange (now known as the NYSE Alternext US LLC), which approval was obtained on October 23, 2008, and on that date the Units were issued. The Warrants also provide that in no event may they be net cash settled.

In November 2008, the Company completed a private placement of securities pursuant to which $500,000 in gross proceeds was raised (the “November 2008 private placement”). On November 7, 2008, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with an accredited investor listed therein (the “Investor”). Pursuant to the Subscription Agreement, the Company issued to the Investor 400,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock “Common Stock” and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $243,063 (the “Warrants”). The Warrants are not exercisable for a period of six months and are redeemable by the Company if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time (see “Note 10, Stockholders’ Equity — Warrants” below). In the November 2008 private placement, the Company thus issued 400,000 Units to the Investor consisting of 400,000 shares of Common Stock and 400,000 redeemable Warrants, for an aggregate purchase price of $500,000. The issuance of the Units was subject to the prior approval of the NYSE Alternext US LLC. The Warrants also provide that in no event may they be net cash settled.

In January 2009, the Company entered into an agreement with a physician who was retained as a consultant. The term of this agreement is January 2009 through December 31, 2011. As part of the consideration for providing services, the physician is to receive $24,000 annually, by the issuance of shares of the Company’s Common Stock under the Company’s 2003 Equity Participation Plan, as amended (the “2003 Equity Plan”) in equal monthly installments of $2,000 on the last day of each month during the term of the agreement at a per share purchase price equal to the closing price of the Common Stock on the last day of each month, which payment shall be made in cash in the event shares under the 2003 Equity Plan or any successor plan are unavailable. During the year ended December 31, 2009, 18,804 shares of Common Stock were issued to the physician pursuant to this agreement. The fair value of the common shares issued was $24,000 and resulted in charges to operations for the year ended December 31, 2009 of $24,000.

In January 2009, the Company entered into an agreement with a consultant which has been providing investor relations services to the Company since 2005, pursuant to which this consultant was retained to provide additional investor relations/media relations services from January 1, 2009 to May 31, 2009. In consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 40,000 shares of restricted Common Stock, to vest as to 8,000 shares on the last day of each month of January through May 2009. The issuance of such securities was subject to the approval of the NYSE Amex, which approval was obtained in May 2009. The stock issued to this consultant had a value of $27,600 of which $27,600 was charged to operations during the year ended December 31, 2009 based on the vesting of the Common Stock.

In January 2009, the Company issued to its grant consultant, 20,000 shares of restricted Common Stock, with a value of $13,800 as a bonus under the consultant’s Consulting Agreement with the Company dated February 8, 2008, in consideration for such consultant being instrumental in the Company receiving a Congressionally Directed Grant which was included in the Department of Defense Fiscal Year 2009 Appropriations Bill. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in January 2009. The Company has entered into a new consulting agreement with this grant consultant for a one-year term commencing as of January 1, 2009. In consideration for services, the consultant was issued shares of the Company’s restricted Common Stock equal to a value of $60,000 based on the closing price of the Company’s Common Stock on the date of execution of the agreement, which has been determined to be 67,416 shares, to vest as to one-half of such shares on September 30, 2009 and the remaining one-half of such shares on December 31, 2009. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. For the year ended December 31, 2009 the Company has recognized a total of $73,800 as an operating expense relating to these shares.

In January 2009, the Company issued to a marketing consultant 12,000 shares of restricted Common Stock, with a fair value of $8,280, pursuant to the terms of a three month consulting agreement entered into in October 2008, scheduled to vest pursuant to the agreement as to 4,000 shares at the end of each 30 day period during the term. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in January 2009. The issuance of Common Stock resulted in a charge to operations for the year ended December 31, 2009 of $8,280.

In January 2009, the Company issued to a member of its Scientific Advisory Board 20,000 shares of Common Stock under the 2003 Equity Plan, with a fair value of $15,000, in consideration of this individual’s contribution to a special project related to the design of a cardiac stem cell clinical trial for end stage cardiomiopathy anticipated to be conducted in the People’s Republic of China. The issuance of Common Stock resulted in a charge to operations for the year ended December 31, 2009 of $15,000.

In February 2009, the Company entered into a consulting agreement with a one year term commencing March 1, 2009, with a physician to provide services to the Company including providing medical expertise in the areas of apheresis and laboratory medicine and to serve (as needed) as medical director for centers in the Company’s stem cell collection center network as well as other related activities, in partial consideration for which the physician is to receive a one-time payment of 10,000 shares of Common Stock under the 2003 EPP, which shares were issued as of February 2009. These shares had a fair value of $8,000. The issuance of Common Stock a charge to operations for the year ended December 31, 2009 of $8,000.

In March 2009, the Company entered into an agreement with a consultant, pursuant to which this consultant was retained to provide additional financial market related services for a three month period. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of restricted Common Stock, with a fair value of $17,250, to vest as to one-third of the shares at the end of each monthly period during the term. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. Based on these vesting terms, the Company has recognized $17,250 as an operating expense during the year ended December 31, 2009. This consultant was also issued a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, with a fair value of $16,867. (See Warrants below).

In April 2009, the Company entered into an agreement with a consultant to provide financial market related services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 20,000 shares of Common Stock, with a fair value of $19,800. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. The Company has recognized $19,800 as an operating expense in during the year ended December 31, 2009.

In April 2009, the Company entered into an agreement with a consultant to provide support services in connection with the Merger to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 10,000 shares of Common Stock, with a fair value of $11,800. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. The Company has recognized $11,800 as an operating expense during the year ended December 31, 2009.

In May 2009, the Compensation Committee of the Board of Directors approved awards under a Board of Directors Compensation Plan to members of the Board acting in their capacity as Board members and to the Board Secretary, which included the issuance of options under the Company’s newly adopted 2009 Equity Compensation Plan (the “2009 Equity Plan”) and the authorization for the Chairs of the Board and Board Committees to be issued for each Chair they hold, either $25,000 or 25,000 shares of fully vested Common Stock under the 2009 Equity Plan. As a result, an aggregate of $50,000 was paid and 50,000 shares of Common Stock were awarded with a fair value of $97,500. In November 2009, 180,000 common shares were issued to members of the board in connection with Board of Directors Compensation plan with a fair value of $298,800. A total of $396,300 was charged to operations during the year ended December 31, 2009 in connection with the issuance of these shares.

In May 2009, the Company entered into a one month agreement with a consultant to provide consulting services in the area of pharmaceutical research and the development of strategic transactions. In partial consideration for providing services under this agreement, the Company issued to the consultant 6,250 shares of Common Stock. The Common Stock issued had a fair value of $11,876; $11,876 was charged to during the year ended December 31, 2009. The consultant joined the Company as its Vice President, Drug Development and Regulatory Affairs in July 2009.

In July 2009, the Company granted under its 2009 Equity Plan, to the Company’s Chief Executive Officer 500,000 shares of Common Stock. The common stock had a fair value of $855,000; 300,000 shares vested immediately and 200,000 will vest upon achievement of a business milestone; the business milestone was achieved on October 30, 2009. In November 2009, in connection with the successful completion of the Merger 175,000 shares of Common Stock were issued to the Company’s Chief Executive Office with a fair value of $332,500. A total of $1,187,500 was charged to operations during the year ended December 31, 2009 in connection with the issuance of these shares.

In July 2009, The Company’s Vice President and General Counsel received 25,000 shares of Common Stock with a fair value of $42,750, which vested immediately, in connection with an extension of her employment agreement. In October 2009, in connection with the successful completion of the Merger 150,000 shares of Common Stock were issued to the Company’s General Counsel with a fair value of $285,000. A total of $327,750 was charged to operations during the year ended December 31, 2009 in connection with the issuance of these shares.

In August 2009, the Company entered into a two year Consulting Agreement with the Chairman of its Scientific Advisory Board. In partial consideration for providing services under this Agreement, the Company issued to this advisor 50,000 shares of Common Stock under the 2009 Equity Plan with a fair value of $94,500. In addition, in November 2009, the Company issued 100,000 shares of Common Stock was issued with a fair value of $190,000. A total of $284,500 was charged to operations during the year ended December 31, 2009 in connection with the issuance of these shares.

In August 2009, the Company entered into a two and one-half month agreement with a consultant to provide web-based and other corporate promotional services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 8,000 restricted shares of Common Stock, with a fair value of $14,960. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in September 2009. The Company has recognized $14,960 as an operating expense during the year ended December 31, 2009.

On October 30, 2009, NeoStem acquired China Biopharmaceuticals Holdings, Inc. (“CBH”) in accordance with the terms of the Agreement and Plan of Merger, dated November 2, 2008, as amended (“Merger Agreement”). Pursuant to the terms of the Merger Agreement, NeoStem issued an aggregate of 13,953,505 shares of Common Stock and 8,177,512 shares of Series C Convertible Preferred Stock in exchange for outstanding CBH securities. The Common Stock issued pursuant to the merger agreements consisted of the following:

1)	All of the shares of common stock of CBH issued and outstanding immediately prior to the effective time of the Merger were converted into the right to receive, in the aggregate, 7,150,000 shares of common stock of NeoStem with the fair value of $10,796,500.
2)	All of the shares of CBH Series B Convertible Preferred Stock issued and outstanding immediately prior to the merger (which shares were held by Rim Asia Capital Partners L.P. (“RimAsia”)) were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of NeoStem Common Stock and (ii) 8,177,512 shares of Series C Convertible Preferred Stock of NeoStem, The fair value of the Common Stock issued was $9,751,594.
3)	NeoStem also issued 9,532 shares of NeoStem Common Stock to Stephen Globus, a director of CBH, and 7,626 shares of NeoStem Common Stock to Chris Peng Mao, the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of certain indebtedness, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. The fair value of these shares is $25,909.

4)	For assistance in effecting the merger, 125,000 shares of NeoStem Common Stock were issued to Fullbright Finance Limited (“Fullbright”) as the designee of EET, of which Fullbright is a wholly-owned subsidiary, the fair value of these shares was $188,750.
5)	An aggregate of 203,338 shares of NeoStem Common Stock were issued to Fullbright as the designee of Shi Mingsheng (the Chairman of the Board of Directors of Erye and a owner of approximately two-thirds of EET) and Madam Zhang Jian (General Manager of Erye and a holder of approximately 10% of EET) in connection with the transactions contemplated by the Merger to assist in obtaining the receipt of all applicable approvals of the People’s Republic of China. The fair value of these shares was $307,040 which was charged to operations as compensation expense.

In October 2009 in connection with the hiring of a staff member the Company granted under its 2009 Equity Plan a total of 5,000 shares of Common Stock with a fair value of $10,200 and the Company has recognized $10,200 as an operating expense during the year ended December 31, 2009.

In October 2009 in connection with the hiring of a staff member the Company granted under the Non-US Plan a total of 300,000 shares of Common Stock with a fair value of $612,000 and the Company has recognized $612,000 as an operating expense during the year ended December 31, 2009.

In October 2009, the Company issued 12,932,510 shares of Common Stock, upon the approval by the shareholders on October 29, 2009, for the conversion of 1,293,251 Series D Mandatorily Redeemable Convertible Preferred Stock to common stock. (See Note 9 — Series D Mandatorily Redeemable Convertible Preferred Stock).

In December, 2009 the Company issued 175,000 shares of Common Stock with a fair value of $497,000 upon receipt of PRC approval of the Merger to each of Mr. Shi Mingsheng and Madame Zhang Jian under the Non-US Plan. The Company has recognized $497,000 as an operating expense during the year ended December 31, 2009.

In December 2009, the Company entered into an agreement with a consultant to provide financial advisory services and other corporate services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 50,000 shares of Common Stock, with a fair value of $80,000. The issuance of such securities was approved by the NYSE Amex. The Company has recognized $80,000 as an operating expense during the year ended December 31, 2009.

In December 2009, the Company entered into an agreement with a consultant to provide investor relations and other corporate services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 25,000 shares of Common Stock, with a fair value of $40,000. The issuance of such securities was approved by the NYSE Amex. The Company has recognized $40,000 as an operating expense during the year ended December 31, 2009.

In December 2009, the Company entered into an agreement with a consultant to provide corporate services to the Company. In partial consideration for providing services under this agreement, the Company agreed to issue to the consultant an aggregate of 50,000 shares of Common Stock, with a fair value of $80,000. The issuance of such securities was approved by the NYSE Amex. The Company has recognized $80,000 as an operating expense during the year ended December 31, 2009.

Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements, certain, vendors, underwriters, and directors and officers of the Company. A total of 19,838,802 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants as of December 31, 2009 at prices ranging from $0.50 to $6.56 and expiring through June 2014.

In January 2008, the Company entered into a one year consulting agreement with a financial services firm (as described under “Common Stock” above). As consideration for these services, in February 2008, the Company issued to the consultant, (i) 50,000 shares of Common Stock; and (ii) two warrants to purchase an aggregate of 120,000 shares of Common Stock. The first warrant grants the consultant the right to purchase up to 20,000 shares of Common Stock at a per share purchase price equal to $2.00; and the second Warrant grants the consultant the right to purchase up to 100,000 shares of Common Stock at a per share purchase price equal to $5.00, all as set forth in the warrants. The total combined fair value of these warrants was $141,304. The warrants shall vest on a pro rata basis so long as services continue to be provided under the agreement and are exercisable until January 1, 2013. The issuance of these Warrants resulted in a charge to operations of $105,855 for the year ended December 31, 2008 and $35,449 for the year ended December 31, 2009. The issuance of such securities was subject to the approval of the American Stock Exchange, which approval was obtained in February 2008.

In May 2008, the Company completed a private placement of securities pursuant to which $900,000 in gross proceeds was raised (as described under “Common Stock,” above). Pursuant to the May 2008 private placement, the Company issued to each Investor Units comprised of one share of Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”), at a per-Unit price of $1.20. The Warrants to purchase an aggregate of 750,006 shares of Common Stock issued in the May 2008 private placement are not exercisable for a period of six months and thereafter are exercisable through May 19, 2013, and are redeemable by the Company at its option, at a redemption price of $.0001 per share, if the Common Stock trades at a price equal to or in excess of $2.40 for a specified period of time. The value of these warrants is $403,817. As also described, the Company issued warrants to purchase an aggregate of 35,703 shares of Common Stock, with a value of $23,671, in partial payment of finder’s fees (the “Finder’s Warrants”), which Finder’s Warrants contain generally the same terms as the Warrants except they contain a cashless exercise feature and have piggyback registration rights for the resale of the shares underlying the Finder’s Warrants.

In May 2008, the Company entered into a three month consulting agreement with a public relations and communications consultant focusing on specific consumer demographics (as described under “Common Stock,” above). As partial consideration for these services, the Company issued a five year warrant to purchase up to 30,000 shares of Common Stock, exercisable as to 10,000 shares each at $3.00, $4.00 and $5.00, respectively, all as set forth in the Warrant with a fair value of $19,828. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained on June 20, 2008 and the initial payments in Common Stock and the Warrant were issued. The Warrant is exercisable through June 19, 2013. The issuance of the Warrant resulted in a charge to operations of $19,828 during the twelve months ended December 31, 2008.

In June 2008, the Company entered into a six month consulting agreement with an investor relations advisor (as described under “Common Stock,” above). As partial consideration for these services, the Company issued to the advisor a five year warrant (the “Warrant”) to purchase up to 250,000 shares of Common Stock, with a fair value of $179,485, vesting as to 41,667 shares on the date of execution of the consulting agreement (the “Execution Date”) and each of the first, second, third, fourth and fifth monthly anniversaries of the Execution Date (each, a “Vesting Date”) (except it shall vest as to 41,666 shares on the fourth and fifth anniversaries); provided, that on each Vesting Date the consulting agreement shall continue to be in effect, at an exercise price per share as follows: (a) as to 50,000 shares at an exercise price of $1.00 per share, (b) as to an additional 50,000 shares at an exercise price of $1.30 per share, (c) as to an additional 50,000 shares at an exercise price of $1.75 per share; (d) as to an additional 50,000 shares at an exercise price of $2.00 per share, and (e) as to an additional 50,000 shares at an exercise price of $3.00 per share, all as set forth in the Warrant. The issuance of the securities under this agreement was subject to the approval of the American Stock Exchange, which approval was obtained in June 2008 and the initial payments in Common Stock and the Warrant were issued. The Warrant is exercisable until June 19, 2013. Pursuant to the terms of the agreement, and as described under “Common Stock,” above, the Company was required to prepare and file (and did so on a timely basis) no later than July 3, 2008, a Registration Statement with the SEC to register the resale of the shares of Common Stock issued to the consultant and the shares of Common Stock underlying the Warrant. The issuance of the Warrant resulted in a charge to operations of $179,485 in 2008.

In July, 2008, in furtherance of the Company’s desire to increase its presence in the health and wellness industry, the Company entered into a two year consulting agreement with Margula Company LLC (“Margula”), pursuant to which Margula will provide various promotional services to the Company, including various speaking engagements (the “Margula Consulting Agreement”). These services will be primarily provided through Suzanne Somers. In consideration therefor, the Company issued to Margula a five year warrant (the “Warrant”) to purchase up to an aggregate of 600,000 shares of Common Stock at $0.78 per share (the closing price of the Common Stock on the American Stock Exchange on the commencement date of the agreement) (the “Commencement Date”), to vest and become exercisable as to: (i) 200,000 shares upon the completion of a stated milestone; (ii) 100,000 shares upon the earlier of the completion of a stated milestone and December 31, 2008; (iii) 100,000 shares upon the earlier of the completion of an additional stated milestone and December 31, 2008; (iv) 100,000 shares upon the earlier of the completion of a stated milestone and September 30, 2009; and (v) 4,167 shares on each monthly anniversary of the Commencement Date through July 28, 2010 (with the final monthly vesting being 4,159), so long as on the respective vesting date the Margula Consulting Agreement shall not have been terminated. By the close of the year ended December 31, 2008, 400,000 shares had vested based on the achievement of certain milestones or reaching December 31, 2008 and a total of 16,668 shares had vested on the monthly anniversaries of the Commencement Date. The effectiveness of the Warrant was subject to the prior approval of the American Stock Exchange, which was obtained in September 2008. The value of this Warrant is $387,204 and the vested portion of this Warrant resulted in a charge to operations of $66,610 and $283,539 in 2009 and 2008, respectively.

In September 2008, the Company completed the September 2008 private placement (as described under “Common Stock” above) pursuant to which $1,250,000 in gross proceeds was raised (the “September 2008 private placement”). Pursuant to the September 2008 private placement, the Company issued to the Investor, RimAsia Capital Partners, L.P., one million units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share (the “Warrants”). The Warrants to purchase 1,000,000 shares of the Company’s Common Stock issued in the September 2008 private placement are not exercisable for a period of six months and are redeemable by the Company at its option, at a redemption price of $.0001 per share, if the Common Stock trades at a price equal to or in excess of $3.50 for a specified period of time or the dollar value of the trading volume of the Common Stock for each day during a specified period of time equals or exceeds $100,000.The value of these Warrants is $583,031. The Warrant also provides that in no event may they be net cash settled.

In October 2008, the Company completed the October 2008 private placement pursuant to which $250,000 in gross proceeds was raised. Pursuant to the October 2008 private placement, the Company issued to the Investor 200,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $121,157 (the “Warrants”). The Warrants to purchase 200,000 shares of the Company’s Common Stock issued in the October 2008 private placement are not exercisable for a period of six months. The Warrants also provide that in no event may they be net cash settled.

In November 2008, Company completed the November 2008 private placement of securities pursuant to which $500,000 in gross proceeds was raised. Pursuant to the November 2008 private placement, the Company issued to the Investor 400,000 units (the “Units”) at a per-unit price of $1.25, each Unit comprised of one share of its Common Stock and one redeemable five-year warrant to purchase one share of Common Stock at a purchase price of $1.75 per share, with a value of $243,063 (the “Warrants”). The Warrants to purchase an aggregate of 400,000 shares of Common Stock issued in the November 2008 private placement are not exercisable for a period of six months and the warrants are redeemable by the Company at its option, at a redemption price of $.0001 per share, if the underlying Common Stock reaches a trading value of $3.50 for at specified period of time. The Warrants also provide that in no event may they be net cash settled.

In February 2009, the Company issued to a consultant a five year warrant to purchase 5,000 shares of Common Stock at a purchase price of $1.40 per share, with a value of $3,338. This warrant was issued in consideration of services rendered after the expiration of an October 2007 consulting agreement with the Company pursuant to which this consultant was engaged to create marketing materials for our sales and marketing staff. The issuance of this warrant was approved by the NYSE Amex and vested on issuance. The issuance of this warrant the Company recognized $3,338 as an operating expense during the year ended December 31, 2009.

In March 2009, the Company entered into an agreement with a consultant to provide financial market related services for a three month period beginning March 2009. As partial consideration for providing services under this agreement, the Company agreed to issue to the consultant a five year warrant to purchase 25,000 shares of restricted Common Stock at a per share exercise price of $1.00, with a value of $16,867, vesting in its entirety at the end of the term. The issuance of such securities was approved by the NYSE Amex, which approval was obtained in May 2009. The Company recognized $16,867 as an operating expense for during the year ended December 31, 2009.

In the April and June 2009 Private Placements (described in Note 9 — Redeemable Preferred Stock, above), as part of the Series D Units issued at $12.50 per unit, the Company issued 8,800,000 Series D Warrants, and 4,002,800 Series D Warrants, respectively, to investors, each to purchase one share of Common Stock. The Company also issued 129,712 Series D Warrants to selling agents that facilitated the June 2009 Private Placement. The Series D Warrants have a per share exercise price equal to $2.50 and are callable by the Company if the Common Stock trades at a price equal to not less than $3.50 for a specified period of time. Subject to the affirmative vote of the Company’s shareholders and the rules of the NYSE Amex, the Series D Warrants are exercisable for a period of five years. The exercisability of all 12,932,512 Series D Warrants was submitted for stockholder approval at the NeoStem Special Meeting of Stockholders held on October 29, 2009, was approved and the Series D Warrants became exercisable through October 2014. The combined net proceeds from the two private placements were $15,679,220. Since the April and June 2009 Private Placements represent a combination of equities we are required to account for the value of all equity securities associated with these private placements and assign a portion of the net proceeds received to each equity instrument. We apportioned and assigned the net proceeds of the two private placements as follows: the value assigned to the Series D Stock was $7,685,768, which includes the contingent value of the beneficial conversion to common stock of $6,618,000, and the value assigned to the Series D Warrants was $7,983,452.

On May 2009, the Company entered into a three year consulting agreement effective March 3, 2009 (the “Effective Date”) whereby the consultant would provide to the Company consulting services in the area of stem cell therapy in orthopedics for the development of business in Asia. Pursuant to this agreement, as partial compensation for such services, the Company agreed to issue to this consultant a warrant to purchase up to an aggregate of 24,000 shares of Common Stock at an exercise price of $0.50 (the closing price of the Common Stock on the Effective Date) which shall vest and become exercisable as to one-third of such shares on each of the first, second and third anniversaries of the Effective Date. The value of such warrants is approximately $27,163. The issuance of such securities was approved by the NYSE Amex. The Company has recognized $6,036 as an operating expense during the year ended December 31, 2009.

In October 2009, in connection with the Merger, warrants to purchase shares of CBH Common Stock (other than warrants held by RimAsia) were replaced with new NeoStem Class E warrants or were otherwise cancelled in accordance with the terms of such holder’s existing warrant. Class E warrants to purchase an aggregate of 192,308 shares of NeoStem common stock at an exercise price of $6.50 per share and an aggregate of 1,410,883 shares of NeoStem common stock at an exercise price of $6.56 per share, are effectively outstanding as of October 30, 2009. The fair value of these warrants was $590,790.

On October 30, 2009, NeoStem repriced privately issued warrants (warrants issued other than to the public or the underwriters in NeoStem’s August 2007 public offering) to purchase approximately 1,203,890 shares of Common Stock with exercise prices ranging from $4.00 to $8.00, to a range of approximately $3.82 to $6.18. Certain named executive officers of NeoStem are holders of warrants to purchase shares of NeoStem Common Stock at $8.00 per share for which their exercise prices were reduced to approximately $6.18 per share. An aggregate of 27,427 of such warrants are held by named executive officers in the following quantities: NeoStem’s Chief Executive Officer 25,427 warrants and NeoStem’s General Counsel 2,000 warrants; and an aggregate of 34,092 of such warrants are held by two non-employee directors. This repricing of warrants resulted in a charge of $66,325 to operations for the year ended December 31, 2009.

Warrant activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance December 31, 2008	5,322,333	$3.31
Granted	14,639,703	2.94
Exercised	—
Expired	(123,234)	7.86
Cancelled	—
Balance December 31, 2009	19,838,802	$3.00	3.73	$541,700

At December 31, 2009 the outstanding warrants by range of exercise prices are as follows:

Exercise Price	Number Outstanding December 31, 2009	Weighted Average Remaining Contractual Life (years)	Number Exercisable December 31, 2009
$0.50 to $2.80	16,242,221	4.20	16,189,060
$2.80 to $5.10	311,511	2.85	311,511
$5.10 to $6.56	3,285,070	1.49	3,285,070
	19,838,802	3.00	19,785,641

Options:

The Company’s 2003 Equity Participation Plan (the “2003 EPP”) permits the grant of share options and shares to its employees, Directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock compensation. All stock options under the 2003 EPP are generally granted at the fair market value of the Common Stock at the grant date. Employee stock options vest ratably over a period determined at time of grant and generally expire 10 years from the grant date.

On May 8, 2009, the stockholders of the Company at its annual meeting of stockholders adopted the 2009 Equity Plan, which previously had been approved by the Board of Directors subject to stockholder approval on April 9, 2009. The 2009 Equity Plan makes up to 3,800,000 shares of Common Stock of the Company available for issuance to employees, consultants, advisors and directors of the Company and its subsidiaries pursuant to incentive or non-statutory stock options, restricted and unrestricted stock awards and stock appreciation rights.

On October 29, 2009, the stockholders of NeoStem approved and the Company amended its 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of common stock available for issuance under the 2009 Plan from 3,800,000, to 9,750,000.

The 2003 Equity Plan and the 2009 Equity Plan are sometimes collectively referred to as the Company’s “U.S. Equity Plan.”

On October 29, 2009, the stockholders of NeoStem adopted the Non-US Based Equity Compensation Plan (“Non-US Plan”) at the special meeting of NeoStem stockholders and authorized that 4,700,000 shares be reserved for this plan. Persons eligible to receive restricted and unrestricted stock awards, warrants, stock appreciation rights or other awards under the Non-U.S. Plan are those service providers to NeoStem and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants of NeoStem and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to NeoStem’s success. On October 29, 2009, upon the adoption of the Non-US Plan, NeoStem issued 100,000 shares of common stock and warrants (option-like equity grants) to purchase an aggregate of 1,350,000 shares of common stock.

Effective January 1, 2006, the Company’s option plans have been accounted for in accordance with the recognition and measurement provisions of ASC 718-10, 718-20 and 505-50. ASC 718-10, 718-20 and 505-50 require compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff's views regarding the interaction between ASC 718-10, 718-20 and 505-50 and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

The twelve month periods ended December 31, 2009, 2008 and 2007 include share-based compensation expense totaling $7,380,208, $1,986,103 and $2,207,816, respectively. Stock option compensation expense in 2008, 2007 and 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for entire portion of the award and those options that vested upon the accomplishment of business milestones. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are accomplished. At December 31, 2009 there were options to purchase 973,575 shares outstanding that will vest on the accomplishment of certain business milestones.

The weighted average estimated fair value of stock options granted in the years ended December 31, 2009, 2008 and 2007 were $1.96, $1.45 and $2.27. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees. Previously such assumptions were determined based on historical data.

The range of assumptions made in calculating the fair values of options are as follows (the same assumptions were used for warrants):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Expected term (in years)	10	10	10
Expected volatility	149% – 217%	100% – 181%	118% – 346%
Expected dividend yield	0%	0%	0%
Risk-free interest rate	2.98% – 3.81%	3.64% – 4.19%	4.06% – 4.95%

Stock option activity under the U.S. Equity Plan is as follows:

	Number of Shares(1)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2007	1,113,800	$5.66
Granted	928,000	$1.52
Exercised	(2,500)	$0.75
Expired	—
Cancelled	(314,000)	$2.82
Balance at December 31, 2008	1,725,300	$3.96
Granted	6,727,274	$1.85
Exercised	—
Expired	(2,000)
Cancelled	(110,000)
Balance at December 31, 2009	8,340,574	$1.93	8.91	$66,210
Vested and Exercisable at December 31, 2009	4,087,944			$60,285

Exercise Price	Number Outstanding 12/31/2009	Weighted Average Remaining	Number Exercisable 12/31/2009
$0.71 to $3.57	8,168,524	9.0	3,919,894
$3.57 to $6.43	146,700	2.5	144,700
$6.43 to $9.28	6,750	6.9	4,750
$9.28 to $12.14	7,500	4.4	7,500
$12.14 to $15.00	11,100	4.1	11,100
	8,340,574		4,087,944

Stock option activity under the Non U.S. Equity Plan is as follows

	Number of Shares(1)	Range of Exercise Price	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2008	—	$—
Granted	1,650,000	2.04	2.04
Exercised	—	—
Expired	—	—
Cancelled	—	—
Balance at December 31, 2009	—	—	—
	1,650,000	$2.04	$2.04	9.8	$—

Exercise Price	Number Outstanding December 31, 2009	Weighted Average Remaining Contractual Life(years)	Number Exercisable December 31, 2009
2.04	1,650,000	9.8	50,000
	1,650,000	9.8	50,000

The summary of options vesting during 2009 is as follows:

	U.S. Equity Plan		Non U.S. Equity Plan
	Options	Weighted Average Grant Date Fair Value	Options	Weighted Average Grant Date Fair Value
Non-Vested at December 31, 2008	435,250	$2.93	—	$—
Issued	6,727,271	1.83	1,650,000	$2.01
Canceled	(112,000)	1.73	—	$—
Vested	(2,797,894)	1.98	(50,000)	$2.01
Exercised	—	—	—	$—
Non-Vested at December 31, 2009	4,252,627	$1.85	1,600,000	$2.01

(1) — All options are exercisable for a period of ten years.

Options exercisable at December 31, 2008 — 1,290,050 at a weighted average exercise price of $4.29.

Options exercisable at December 31, 2009 — 4,137,944 at a weighted average exercise price of $2.01.

The total value of shares vested during the year ended December 31, 2009 was $7,380,208.

The number of remaining shares authorized to be issued under the various equity plans are as follows:

	US Equity Plan	Non US Equity Plan
Shares Authorized for Issuance under 2003 Equity Plan	2,500,000
Shares Authorized for Issuance under 2009 Equity Plan	9,750,000
Shares Authorized for Issuance under Non US Equity Plan		4,700,000
	12,250,000	4,700,000
Outstanding Options – US Equity Plan	(8,343,074)
Outstanding Options – Non US Equity Plan		(1,650,000)
Common shares issued under the option plans	(2,125,956)	(875,000)
Total Common Shares remaining to be issued under the Option Plans	1,780,970	2,175,000

Options are usually granted at an exercise price at least equal to the fair value of the Common Stock at the grant date and may be granted to employees, Directors, consultants and advisors of the Company. As of December 31, 2009, there was approximately $9,520,000 of total unrecognized compensation costs related to unvested stock option awards of which $7,609,000 of unrecognized compensation expense is related to stock options that vest over a weighted average life of 1.6 years. The balance of unrecognized compensation costs, $1,911,000, is related to stock options that vest based on the accomplishment of business milestones.

On October 30, 2009, NeoStem amended its 2003 Equity Participation Plan (the “2003 Plan”) to grant the NeoStem Board of Directors or an appropriate committee thereof the authority to reprice options, (ii) a one-time repricing of the exercise price of certain NeoStem options and warrants to purchase shares of NeoStem Common Stock (the “Repricing”) and (iii) giving the Board of Directors or an appropriate committee thereof discretion to issue certain cash or equity awards in connection with the Repricing. On October 30, 2009, NeoStem implemented the Repricing. NeoStem repriced an aggregate of 754,250 outstanding options (of which 500,500 were held by executive officers and none were held by non-employee directors) with an original range of exercise prices from $2.39 to $25.00 to an exercise price of $1.90. As a result of this repricing the Company recognized an additional expense of $36,836.

Note 11 — Income Taxes

Net deferred tax assets consisted of the following as of December 31:

	2009	2008
Deferred tax assets:
Net operating loss carryforwards	$11,760,000	$12,582,000
Stock option compensation	5,388,000	2,059,000
Other equity compensation	894,000	649,000
Provision for doubtful accounts	13,000	18,000
Deferred revenue	121,000	4,000
Deferred legal and other fees	38,000	37,000
Deferred tax assets	18,214,000	15,349,000
Deferred tax liabilities:
Amortization of Goodwill	(65,000)	(47,000)
Depreciation and amortization	(29,000)	(5,000)
Non-employee equity compensation	(913,000)	(611,000)
Deferred tax liability	(1,007,000)	(663,000)
Net deferred tax assets before valuation allowance	17,207,000	14,686,000
Net deferred tax asset valuation allowance	(17,207,000)	(14,686,000)
	—	—

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate with the difference for each year summarized below:

	2009	2008	2007
Federal tax benefit at statutory rate	(34.0%)	(34.0%)	(34.0%)
State and local tax benefit at statutory rate	(10.2%)	(9.5%)	(9.5%)
Permanent non deductible expenses	12.7%
Foreign tax differential	1.1%
Writedown due of NOL's due section 382 limitations	23.4%
Change in valuation allowance	8.4%	43.5%	43.5%
Provision for income taxes	1.4%	0.00%	0.00%

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Since the year 2000 the Company has had several changes in ownership which has resulted in a limitation on the Company’s ability to apply net operating losses to future taxable income as of December 31 2009 approximately $7,000,000 of net operating losses had expired due these limitations. At December 31, 2009, the Company had net operating loss carryforwards of approximately $26,450,000 applicable to future Federal income taxes. The tax loss carryforwards are subject to annual limitations and expire at various dates through 2029. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss and deferred revenue and fees will be realized. The change in valuation allowance for 2009 is $2,521,000.

Note 12 — Segment Information

Historically, the Company’s operations have been conducted in only one geographical segment and since March 31, 2007 the Company has realized revenue only from the banking of adult autologous stem cells. In September, 2009 the Company established NeoStem (China), Inc. (“NeoStem China” or the “WFOE”) as a wholly foreign owned subsidiary of NeoStem. The WFOE is domiciled in Qingdao and under its scope of business approved by the Chinese regulatory authorities, the WFOE may engage in the research & development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology (excluding the development or application of human stem cell, gene diagnosis and treatment technologies); consultation of economic information; import, export and wholesaling of machinery and equipments (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import & export quota license, export quota bidding, export permit, etc.). In furtherance of complying with PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, we conduct our current business in the PRC via two domestic variable interest entities. To date these operations in China have been limited. On October 30, 2009, the Company acquired China Biopharmaceuticals Holdings, Inc. CBH’s principal asset is a 51% ownership interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products.

Our segment data is as follows:

	For the twelve months ended December 31
	2009	2008	2007
United States
Stem Cell Revenues	$172,078	$83,541	$231,664
Other Revenues	6,320	—	—
China
Prescription drugs and intermediary pharmaceutical products	11,347,949	—	—
Other Revenues	38,771	—	—
	$11,565,118	$83,541	$231,664
Income/(loss) from operations:
United States	$(18,089,802)	$(9,233,453)	$(10,438,836)
China	(5,710,660)	—	—
	$(23,800,462)	$(9,233,453)	$(10,438,836)
Total Assets
United States	$43,998,687	$1,824,316	$3,775,149
China	62,036,114

Note 13 — Modification of Revenue Recognition Policy

During the quarter ended June 30, 2009, the Company modified its revenue recognition policy relative to the license fees it recognizes from physicians seeking to establish autologous adult stem cell collection centers, to recognize such fees as revenues ratably over the appropriate period of time to which the revenue element relates. Previously these license fees were recognized in full when agreements were signed and the physician had been qualified by the Company’s credentialing committee. In previous reports we have described these fees as “start-up” fees. Effective with the filing of the Form 10-Q for the quarterly period ended June 30, 2009, we have re-characterized these fees as license fees in order to better describe the nature of the relationship between NeoStem and these physicians and physician practices and the nature of the fees received. If this modified revenue recognition policy had been in place during the year ended December 31, 2006 and in each subsequent reporting period, the impact of accounting for revenues and its corresponding impact on net loss for each of the years ended December 31, 2009, 2008 and 2007 would have been as follows, reflecting for each such period the relevant amounts as reported and as if adjusted:

	2009	2008	2007
Total Stem Cell Revenue and other license revenue as reported	$178,398	$83,541	$231,664
Total Stem Cell Revenue and other license revenue if adjusted	200,662	145,924	57,148
Bad Debt Expense as Reported	—	21,500	19,500
Bad Debt Expense if Adjusted	—	9,450	4,500
Net Loss as Reported	(24,183,850)	(9,242,071)	(10,445,473)
Net Loss if Adjusted	(24,161,586)	(9,167,638)	(10,604,989)
Change	$22,264	$74,433	$(159,516)
% of Net Loss	.09%	0.81%	1.53%

The Company has determined that this modification of our revenue recognition policy does not require a retroactive application to our previously issued financial statements for the periods set forth above because the impact on the financial statements taken as a whole during such periods is not material.

Note 14 — Related Party Transactions

In October 2007, the Company entered into a three month consulting agreement with Matthew Henninger pursuant to which he agreed to provide services as a business consultant in areas requested by the Company, including financial analysis projects and acquisition target analysis. As compensation for these services, pursuant to the agreement he was entitled to receive a cash fee of $8,333 payable each month during the term of the agreement as well as a fee in the event a transaction was effected during the term as a result of the performance of the consultant’s services. In January 2008, the Company and the consultant entered into an agreement whereby the consultant agreed to accept in satisfaction of his final payment under the agreement, 4,902 shares of the Company’s Common Stock issued under and pursuant to the terms of the Company’s 2003 EPP based on the fair market value of the Common Stock on the date of approval by the Compensation Committee of the Company’s Board of Directors. The fair value of these shares was $8,333 and charged to consulting expense in 2008. No other fee was paid. The consultant is currently in an exclusive relationship with the Company’s Chief Executive Officer.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, all of the shares of common stock, par value $.01 per share, of CBH, or CBH Common Stock, issued and outstanding immediately prior to the effective time of the Merger, or the Effective Time, were converted into the right to receive, in the aggregate, 7,150,000 shares of our Common Stock. Additionally, subject to the cancellation of outstanding warrants to purchase shares of CBH Common Stock held by RimAsia (a beneficial holder of more than 5% of our voting securities), and the sole holder of shares of Series B Convertible Preferred Stock, par value $0.01 per share, of CBH, or the CBH Series B Preferred Stock, all of the shares of CBH Series B Preferred Stock issued and outstanding immediately prior to the Effective Time were converted into the right to receive, in the aggregate, (i) 6,458,009 shares of our common stock (having an approximate value of $12,270,217 as of the Effective Time) and (ii) 8,177,512 shares of our Series C Preferred Stock (having an approximate value of $17,263,600 as of the Effective Time), each with a liquidation preference of $1.125 per share and convertible into 9,086,124 shares of our common stock at an initial exercise price of $0.90.

At the Effective Time, we issued 9,532 shares of our common stock (having an approximate value of $18,110) to Stephen Globus, a director of CBH, and 7,626 shares of our common stock (having an approximate value of $14,489) to Chris Peng Mao, then the Chief Executive Officer of CBH, in exchange for the cancellation and the satisfaction in full of indebtedness in the aggregate principal amount of $90,000, plus any and all accrued but unpaid interest thereon, and other obligations of CBH to Messrs. Globus and Mao. Additionally, we agreed to bear 50% of up to $450,000 of CBH’s expenses post-Merger, and satisfaction of the liabilities of Messrs. Globus and Mao will count toward that obligation.

For assistance in effecting the Merger, 125,000 shares of our common stock (having an approximate value of $237,500) were issued to EET, the holder of a 49% interest in Erye. In addition, an aggregate of 203,338 shares of our common stock (having an approximate value of $386,350) is being issued to Shi Mingsheng (an officer and director of Erye and the majority shareholder of EET and nominated as our director) and Madam Zhang Jian (an officer and director of CBH, an officer of Erye and a significant shareholder of EET).

As a result of the Merger, we own 51% of Erye, and EET owns the remaining 49% ownership interest. In connection with the Merger, we and EET negotiated a revised joint venture agreement which, subject to finalization and approval by the requisite PRC governmental authorities, will govern our respective rights and obligations with respect to Erye. Pursuant to the terms and conditions of the revised joint venture agreement, dividend distributions to EET and NeoStem will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the joint venture agreement becomes effective, (i) 49% of undistributed profits (after tax) will be distributed to EET and lent back to Erye by EET for use by Erye in connection with the construction of a new plant for Erye; (ii) 45% of the net profit (after tax) will be provided to Erye as part of the new plant construction fund, which will be characterized as paid-in capital for our 51% interest in Erye; and (iii) 6% of the net profit will be distributed to us directly for our operating expenses. In the event of the sale of all of the assets of Erye or liquidation of Erye, we will be entitled to receive the return of such additional paid-in capital before distribution of Eyre’s assets is made based upon the ownership percentages of NeoStem and

EET, and upon an initial public offering of Erye which raises at least 50,000,000 RMB (or approximately U.S. $7,300,000), we will be entitled to receive the return of such additional paid-in capital.

In connection with the Merger, the exercise price of certain of our outstanding warrants was reduced. Certain of our executive officers and directors held warrants to purchase our common stock at $8.00 per share, and following the Merger, the exercise price of such warrants was reduced to approximately $6.18 per share. These warrants are held by our Chairman and CEO — Robin L. Smith (25,427), our Vice President and General Counsel — Catherine M. Vaczy (2,000), and our directors — Richard Berman (11,364) and Steven Myers (22,728).

In connection with the Merger, each of the then officers and directors of CBH, and each of RimAsia (then a beneficial holder of more than 5% of our voting securities), Erye and EET, as well as certain holders of CBH Common Stock at the Effective Time, entered into a lock-up and voting agreement, pursuant to which they agreed to vote their shares of CBH Common Stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and agreed not to sell their CBH Common Stock and/or our common stock from November 2, 2008 through the expiration of the six-month period immediately following the consummation of the Merger. Similarly, our officers and directors entered into a lock-up and voting agreement, pursuant to which they agreed to vote their shares of our common stock in favor of the Merger and to the other transactions contemplated by the Merger Agreement and agreed not to sell their shares of our common stock during the same period.

Robin L. Smith, our Chairman and Chief Executive Officer, and Steven Myers, a member of our Board of Directors and Audit, Compensation and Nominating Committees (of which Nominating Committee Mr. Myers became Chairman in March 2009), were holders of CBH Common Stock at the time. Dr. Smith was the beneficial owner of 389,966 shares of CBH Common Stock that were acquired commencing in 2005. Mr. Myers was the beneficial owner of 285,714 shares of CBH Common Stock that were acquired in 2005. Based on the $2.03 closing price of our common stock on September 18, 2009 and the conversion of CBH Common Stock into our Common Stock in the Merger, the approximate transaction value of the holdings in CBH of each of Dr. Smith and Mr. Myers was $152,126 and $111,457, respectively.

In our private placement of units in November 2008, Fullbright (then a beneficial holder of more than 5% of our voting securities), a corporation organized in the British Virgin Islands, and the principal shareholders of which are Madam Zhang Jian, then an officer and director of CBH and an officer of Erye, Shi Mingsheng, then an officer and director of CBH, a director of Erye and Chairman of Fullbright, and Ding Weihua, then a director of CBH, purchased 400,000 units for an aggregate consideration of $500,000. The per unit price was $1.25 and each unit was comprised of one share of our common stock and one redeemable five-year warrant to purchase one share of our common stock at a purchase price of $1.75 per share. In connection with Fullbright’s purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia, and the units acquired by Fullbright were pledged to RimAsia as collateral therefor. Further, in our June/July 2009 private placement, Fullbright acquired, for a purchase price of $800,000, 64,000 shares of our Series D Stock, together with warrants to purchase 640,000 shares of our common stock.

In the November 2008 private placement (see Note 10, Common Stock, above), Fullbright Finance Limited, a corporation organized in the British Virgin Islands, the principal shareholders of which are Liu Xiaohao, former Senior Vice President of CBH, Shi Mingsheng, former Chief Operating Officer of CBH and a director of the Company commencing in March 2010 and Ding Weihua, a former director of CBH, purchased 400,000 units for an aggregate consideration of $500,000, each unit comprised of one share of NeoStem Common Stock and one redeemable five-year warrant to purchase one share of NeoStem Common Stock at a purchase price of $1.75 per share, at a per-unit price of $1.25. In connection with Fullbright's purchase of the units, EET, the principal shareholders of which are also the principal shareholders of Fullbright, borrowed $500,000 from RimAsia Capital Partners, L.P. (a principal stockholder of the Company), and the units acquired by Fullbright were pledged to RimAsia as collateral therefor.

On February 25, 2009 and March 6, 2009, respectively, we issued promissory notes, or the Notes, to RimAsia (then a beneficial holder of more than 5% of our voting securities) in the principal amounts of $400,000 and $750,000, respectively. The Notes had an interest rate of 10% per annum and were due and payable on October 31, 2009 or earlier, in the event we raised over $10 million through an equity financing. The Notes contained standard events of default and in the event of a default that is not subsequently cured or waived, the interest rate would have increased to a rate of 15% per annum and, at the option of RimAsia and upon notice, the entire unpaid principal balance together with all accrued interest thereon would have been immediately due and payable. The Notes or any portion thereof could have been prepaid at any time and from time to time at our discretion without premium or penalty.

In April 2009, RimAsia (then a beneficial holder of more than 5% of our voting securities) purchased our Series D Convertible Redeemable Preferred Stock and warrants for aggregate consideration of $5,000,000. A portion of the proceeds were used to repay the principal and interest on the Notes issued to RimAsia in February and March 2009 and certain other costs advanced by RimAsia in connection with our expansion activities in China. Mr. Wei, now our director, is managing partner of RimAsia.

On April 23, 2009, we entered into a Consulting Agreement with Shandong Life Science and Technology Research Institute, or SLSI, of which Ms. Cai Jianqian is President. Ms. Cai is the mother of former CBH Chief Executive Officer Chris Peng Mao who is currently the Company’s Director, Asian Expansion and Strategic Development. Ms. Cai also was CBH stockholder at the time we entered into the Consulting Agreement. Pursuant to the Consulting Agreement, Ms. Cai will provide consulting services to us in the area of business development, strategic planning and government affairs in the healthcare industry in the PRC. In return for the consulting services, we have agreed to pay SLSI an annual fee of $100,000 and we issued SLSI 250,000 warrants under our 2009 Non-U.S. Plan, to become exercisable over approximately a two year period. In addition, in connection with expanding our relationship with SLSI in July 2009, we agreed to grant to SLSI an additional 100,000 shares under the 2009 Non-U.S. Plan (having an approximate value of $204,000). Grants under the 2009 Non-U.S. Plan will be subject to, among other things, applicable law including any required registration in the PRC.

Robin Smith, the Company’s Chairman and Chief Executive Officer, and Steven Myers, a member of the Company’s Board of Directors and Audit, Compensation and Nominating Committees, are holders of CBH Common Stock. Accordingly, a special committee of the Company’s Board of Directors (comprised of Mark Weinreb, Richard Berman and Joseph Zuckerman) approved on behalf of the Company the execution of the Merger Agreement and the transactions contemplated thereby.

On April 30, 2009 the Company entered into a License and Referral Agreement with Promethean Corporation (“Promethean”) through its subsidiary Ceres Living, Inc. (“Ceres”) to use certain Company marks and publications in connection with certain sales and marketing activities relating to its nutritional supplement known as AIO Premium Cellular (the “Product”); and in connection with the license, Ceres will pay to the Company or the Stem for Life Foundation specified fees for each unit of the Product sold; and Ceres shall engage in a referral service with respect to the Company’s adult stem cell collection and storage activities. Ceres will receive a specified fee from the Company for each client referred who completes and pays for a stem cell collection. The term of the agreement is three years with each party having the right to renew annually, thereafter. The CEO of Promethean is in an exclusive relationship with the CEO of the Company. The Company has earned $6,320 in royalties in connection with this agreement.

As part of the stem cell initiatives undertaken by NeoStem, on June 15, 2009, NeoStem signed a ten-year, exclusive, royalty bearing agreement with Enhance BioMedical Holdings Limited (“Enhance”) to provide Enhance with the training, technical, and other assistance required for Enhance to offer stem cell based therapies in Taiwan, Shanghai, and five other provinces in eastern China including Jiangsu, Zhejiang, Fujian, Anhui and Jiangxi. This agreement also gives NeoStem the option to acquire up to a 20% fully diluted equity interest in Enhance for a period of five years. NeoStem will receive certain milestone payments as well as be entitled to a stated royalty on the revenues derived from Enhance’s offering these stem cell based therapies. Enhance was an investor in the April 2009 Private Placement, pursuant to which it purchased $5 million of Series D Units, and thus acquired 400,000 shares of Series D Stock (convertible into 4,000,000 shares of Common Stock upon stockholder approval) and 4,000,000 Series D Warrants, each to purchase one share of Common Stock at an exercise price of $2.50 per share (to become exercisable upon stockholder approval).

Pursuant to the terms and conditions of the Joint Venture Agreement, dividend distributions to EET and Merger Sub will be made in proportion to their respective ownership interests in Erye; provided, however, that for the three-year period commencing on the first day of the first fiscal quarter after the Joint Venture Agreement becomes effective distributions will be made as follows: (i) the 49% of undistributed profits (after tax) of the joint venture due EET will be distributed to EET and lent back to Erye to help finance costs in connection with their construction of and relocation to a new facility and; (ii) of the net profit (after tax) of the joint venture due Merger Sub, 45% will be provided to Erye as part of the new facility construction fund and will be characterized as paid-in capital for Merger Sub’s 51% interest in Erye, and 6% will be distributed to Merger Sub directly.

At December 31, 2009, Erye owed EET $7,234,293. Included in the amount owed to EET are:

•	Dividends paid and loaned back to Erye amounting to $7,692,265 and accrued interest of $334,988, the interest rate on this loan is 5.31%.
•	A second note related to a 2008 loan in the amount of $409,997,
•	Advances to EET of $1,026,965, and
•	A receivable due from EET of $175,992.

The 2008 note is a non-interest bearing note. Total interest for the two months that the Company owned Erye amounted to $68,077.

Note 15 — Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which Dr. Smith serves as the Chief Executive Officer of the Company. This agreement was for a period of two years, which term could be renewed for successive one-year terms unless otherwise terminated by Dr. Smith or the Company. The effective date of Dr. Smith’s employment agreement was June 2, 2006, the date of the initial closing under the securities purchase agreement for the June 2006 private placement.

On January 26, 2007, in connection with the January 2007 private placement, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith’s employment agreement dated as of May 26, 2006 was amended to provide that: (a) the term of her employment would be extended to December 31, 2010; (b) upon the first closings in the January 2007 private placement, Dr. Smith’s base salary would be increased to $250,000; (c) her base salary would be increased by 10% on each one year anniversary of the agreement; (d) no cash bonus would be paid to Dr. Smith for 2007; and (e) cash bonuses and stock awards under the Company’s 2003 EPP would be fixed at the end of 2007 for 2008, in an amount to be determined. Other than as set forth therein, Dr. Smith’s original employment agreement and all amendments thereto remain in full force and effect.

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) medical insurance for a one year period; and (iii) have certain options vest. Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have certain options vest. Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family medical insurance for the applicable term; and (ii) have certain options vest.

Upon a change in control of the Company, per Dr. Smith’s May 26, 2006 employment agreement, Dr. Smith is entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) medical insurance for a one year period; and (iv) have certain options vest.

Effective as of September 27, 2007, the Company entered into a letter agreement with Dr. Smith, pursuant to which Dr. Smith's employment agreement dated as of May 26, 2006 and amended as of January 26, 2007, was further amended to provide that: (a) Dr. Smith's base salary would be increased to $275,000 (the amount to which Dr. Smith would have been entitled under her original employment agreement prior to her agreement on January 26, 2007 to accept a reduced salary of $250,000); (b) her base salary would be increased by 10% on each one year anniversary of the agreement; (c) a cash bonus of $187,500 (an amount equal to 75% of her base salary) would be paid October 1, 2007; (d) Dr. Smith's bonus for 2008 is set in the amount of $250,000 (an amount equal to 100% of her base salary) to be paid October 1, 2008; (e) the Company will pay membership and annual fees for a club in New York of Dr. Smith's choice for business entertaining and meetings and (f) any severance payments will be paid out over 12 months. Other than as set forth therein, Dr. Smith's original employment agreement and all amendments thereto remain in full force and effect. Dr. Smith elected to defer the payment of her 2008 bonus, which was earned on October 1, 2008, in an effort to help conserve the Company’s cash. The bonus was fully paid in 2009. The Company recognized this bonus as compensation in 2008.

Pursuant to Dr. Smith’s September 27, 2007 letter agreement, Dr. Smith’s salary was increased annually on the one year anniversary of the letter agreement to an annual salary of $302,500 effective as of September 27, 2008 and to an annual salary of $332,750 effective as of September 27, 2009.

On July 29, 2009, we amended the terms of our employment agreement with Dr. Smith by means of a letter agreement to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to the consummation of the Merger with CBH, award Dr. Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011. As of December 31, 2009, $225,000 of the bonus for 2009 was due Dr. Smith. We maintain key-man life insurance on Dr. Smith in the amount of $3,000,000. As of October 30, 3009, the Compensation Committee approved the reimbursement to Dr. Smith of premiums, up to $4000 annually, for disability insurance covering Dr. Smith.

On January 26, 2007, the Company entered into an employment agreement with Catherine M. Vaczy pursuant to which Ms. Vaczy would continue to serve as the Company’s Vice President and General Counsel. This agreement superseded Ms. Vaczy’s original employment agreement dated as of April 20, 2005 and all amendments thereto. Subject to the terms and conditions of the letter agreement, the term of Ms. Vaczy’s employment in such capacity would continue through December 31, 2008. In consideration for her services under the letter agreement, Ms. Vaczy would be entitled to receive a minimum annual salary of $150,000 during 2007 (such amount being 20% less than the annual salary to which Ms. Vaczy would have been entitled commencing April 20, 2007 pursuant to the terms of her original employment agreement) and a minimum annual salary of $172,500 during 2008. In consideration for such salary concessions and agreement to extension of her employment term, Ms. Vaczy was also entitled to receive a cash bonus upon the occurrence of certain milestones and was also be eligible for additional cash bonuses in certain circumstances, in each case as may be approved by the Compensation Committee of the Board of Directors.

Ms. Vaczy was also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement, and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

Pursuant to Ms. Vaczy’s employment agreement dated January 26, 2007, in the event Ms. Vaczy’s employment is terminated prior to the end of the term, for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination would be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, would be entitled to receive certain specified severance payments, paid in accordance with the Company’s standard payroll practices for executives. In no event would such payments exceed the remaining salary payments in the term. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms.

Ms. Vaczy’s January 26, 2007 employment agreement, as amended on January 9, 2008 and August 29, 2008, or the Original Agreement, expired by its terms on December 31, 2008. However, effective July 8, 2009, we entered into another letter agreement, or the Extension, with Ms. Vaczy pursuant to which the Original Agreement was extended, subject to certain different and additional terms. The Extension provides that Ms. Vaczy’s base salary during the one-year term will be $182,500. The Extension additionally provides for (i) a 25,000 share stock award upon execution under the 2009 Plan where we also pay the associated payroll taxes; and (ii) a $5,000 cash bonus upon each of two milestone objectives established by the Board of Directors (one of which was met as of December 31, 2009). Any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period.

As of October 29, 2009, the Compensation Committee of our Board (i) awarded Ms. Vaczy a $50,000 cash bonus, 50% of which was payable currently and the remaining 50% payable upon the achievement of a business milestone (which was achieved in February 2010), (ii) increased Ms. Vaczy’s salary from $182,500 to $191,000 effective as of November 1, 2009, and (iii) approved the payment of dues to a private club of Ms. Vaczy’s choosing for business entertaining and meetings (not to exceed $6,000 annually).

On October 29, 2009, the Compensation Committee adopted that certain Additional Compensation Plan providing that contingent cash bonuses, in the total amount of $200,806, would be payable upon the occurrence of a “Cash Flow Event”. Of such amounts, two members of the Company’s Board of Directors, one former member of the Company’s Board of Directors, the Company’s CEO, CFO and General Counsel participated in a total of $134,232 of such amount.

Pursuant to the terms of the Director Compensation Plan adopted on November 4, 2009, as amended, each non-employee director of the Company, including employees of partially owned joint ventures, are entitled to quarterly cash compensation equal to $15,000, payable in arrears. Based on the current Board structure, this will equal approximately $360,000 annually.

The Company has entered into an agreement for the lease of executive office space from SLG Graybar Sublease LLC (the “Landlord”) at Suite 450, 420 Lexington Avenue, New York, NY 10170 with a lease term effective April 1, 2009 through June 30, 2013 (the “Lease”). Rental and utility payments are currently in the aggregate approximate monthly amount of $20,100. To help defray the cost of the Lease, the Company licensed to third parties the right to occupy certain of the offices in Suite 450 and use certain business services. Such license payments currently total approximately $5,000 per month and the license agreements are for periods of less than one year. The Lease was entered into pursuant to an assignment and assumption of the original lease from the original lessor thereof, DCI Master LDC (the lead investor in a private placement by the Company in June 2006) and affiliates of DCI Master LDC and Duncan Capital Group LLC (a former financial advisor to and an investor in the Company), for which original lease a principal of such entities acted as guarantor (the “Guarantor”), a consent to such assignment from the Landlord and a lease modification agreement between the Company and the Landlord, such documents being dated April 13, 2009 with effective delivery April 17, 2009. The Company was credited with an amount remaining as a security deposit with the Landlord from such original lessor (the “Security Deposit Credit”), was required to deposit an additional amount with the Landlord to replenish the original amount of security for the Lease and pay an amount equal to the Security Deposit Credit to the Guarantor of the original lease. The total payments made by the Company for such security deposit and payment of the Security Deposit Credit to the Guarantor were in the approximate aggregate amount of $157,100. Pursuant to the Lease, the Company is obligated to pay on a monthly basis fixed annual rent and certain items as additional rent including utility payments. The Lease requires the Company to maintain insurance in specified types and amounts, contains certain other standard commercial terms such as tenant’s assumption of its pro-rata share of certain Landlord costs, tenant’s reimbursement obligations for certain other Landlord costs including insurance, provision for certain additional charges and maintenance of certain systems within the premises, contains restrictions on subletting and provisions for costs and payments relating thereto and notice, recapture and Landlord leaseback provisions relating to subletting, permits licensing by tenant of up to five offices or workstations with notice to Landlord, requires the tenant to maintain and repair certain systems, contains default and liquidated and other damage provisions (including acceleration of all rent and additional rent due for the remainder of the term upon a Landlord termination due to a tenant default and double payments on a holdover after expiration or termination), interest on late payments, tenant waivers and indemnity of Landlord, Landlord right of relocating tenant within the building, Landlord right of termination provisions including on five days’ notice if rent is not timely paid, on 15 days’ notice if other defaults are uncured and also in certain insolvency related instances, and requires consent of the Landlord in certain circumstances and provides for tenant to pay the costs associated therewith. In January 2005, NS California began leasing space at Good Samaritan Hospital in Los Angeles, California at an annual rental of approximately $26,000 for use as its stem cell processing and storage facility. The lease expired on December 31, 2005, but the Company continued to occupy the space on a month-to-month until it closed the facility in April 2009 and transferred its processing and storage operations to state of the art facilities operated by leaders in cell processing. The Company utilizes Progenitor Cell Therapy LLC, with whom the Company entered into a Cell Processing and Storage Customer Agreement in January 2009, to process and store for commercial purposes at the cGMP level at its California and New Jersey facilities. In September 2009, NeoStem, Inc. entered into an agreement for the lease of space from Rivertech Associates II, LLC, c/o The Abbey Group (the “Landlord”) at 840 Memorial Drive, Cambridge, Massachusetts with a lease term effective September 1, 2009 through August 31, 2012 (the “Lease”). The space is being used for general office, research and development, and laboratory space (inclusive of an adult stem cell collection center). The base rent under the Lease is $283,848 for the first year, $356,840 for the second year and $369,005 for the third year. In addition, the Company is responsible for certain costs and charges specified in the Lease, including utilities, operating expenses and real estate taxes. The security deposit is $84,141, which may be reduced to $56,094 if Company has not defaulted in the performance of its obligations under the lease prior to the second lease year.

In May 2009, Qingdao Niao, the Chinese domestic company controlled by NeoStem (China), Inc. through various business arrangements, entered into leases with Beijing Zhong-guan-cun Life Science Park Development Corp., Ltd. pursuant to which Qingdao Niao is leasing laboratory, office and storage space in Beijing for the aggregate monthly amount of approximately $23,000. Lease payments are due quarterly in advance, and upon entering into the lease a three month security deposit was required in addition to the first quarterly payment. The term of the leases is for approximately three years.

Rent for these facilities for the twelve months ended December 31, 2009, 2008 and 2007, was approximately $538,600, $202,000 and $215,000, respectively.

In November, 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly-owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. SCTI contains an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called very small embryonic like stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (“SRA”) with the University of Louisville under which NeoStem has been supporting further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D. a co-inventor of the VSELTM technology and head of the Stem Cell Biology Program at the James Brown Cancer Center at the University of Louisville. The SRA, which has been periodically amended, called for payments in 2008 of $50,000 and 2009 of $65,337.

Under the License Agreement, SCTI agreed to engage in a diligent program to develop the VSEL technology. Certain license fees and royalties are to be paid to University of Louisville Research Foundation (“ULRF”) from SCTI, and SCTI is responsible for all payments for patent filings and related applications. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSELTM technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. The License Agreement, which has an initial term of 20 years, calls for the following specific payments: (i) reimbursement of $29,000 for all expenses related to patent filing and prosecution incurred before the effective date (“Effective Date”) of the license agreement; (ii) a non-refundable prepayment of $20,000 creditable against the first $20,000 of patent expenses incurred after the Effective Date; (iii) a non-refundable license issue fee of $46,000; (iv) a non-refundable annual license maintenance fee of $10,000 upon issuance of the licensed patent in the United States; (v) a royalty of 4% on net sales; (vi) specified milestone payments; and (vii) specified payments in the event of sublicensing. Pursuant to a February 2009 amendment to the License Agreement the payments under (ii) and (iii) became due and were paid in March 2009. The License Agreement also contains certain provisions relating to “stacking,” permitting SCTI to pay royalties to ULRF at a reduced rate in the event it is required to also pay royalties to third parties exceeding a specified threshold for other technology in furtherance of the exercise of its patent rights or the manufacture of products using the VSEL technology.

As of December 31, 2009, NeoStem, Inc. (the “Company”), NeoStem (China), Inc., its subsidiary and Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), entered into an Agreement (the “Agreement”) whereby NeoStem and NeoStem China engaged PCT to perform the services necessary to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment and (2) the installation of quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirement applicable to the program under the laws of the People's Republic of China. The aggregate cost of the program, including the phase 1 equipment purchases, is expected to be approximately $3 million. The project is anticipated to take approximately 7 months to complete. PCT has agreed to provide at least 90 days of support services to NeoStem for an additional fee after completion of the project, which is renewable at NeoStem's request for an additional 90 days.

In connection with the issuance to investors and service providers of many of the shares of the Company’s Common Stock and Warrants to purchase Common Stock described herein, the Company granted the holders registration rights providing for the registration of such shares of Common Stock and shares of Common Stock underlying warrants on a registration statement to be filed with the Securities and Exchange Commission so as to permit the resale of those shares. Certain of the registration rights agreements provided for penalties for failure to file or failure to obtain an effective registration statement. With respect to satisfying our obligations to the holders of these registration rights, we are in various positions. We filed a registration statement as required for some of the holders, but to date, we have not had such registration statement declared effective. As to some holders we have not yet satisfied our obligation to file. Certain holders with outstanding registration rights have waived their registration rights. No holder has yet asserted any claim against us with respect to a failure to satisfy any registration obligations. Were someone to assert a claim against us for breach of registration obligations, we believe we have several defenses that would result in relieving us from any liability, although no assurances can be given. We also note that damage claims may be limited, as (i) all shares of Common Stock as to which registration rights attached are currently salable under Rule 144 of the Securities Act and (ii) during the relevant periods the warrants with registration rights generally have been out of the money. Accordingly, were holders to assert claims against us based on breach of our obligations to register, we believe that our maximum exposure from non-related parties would not be material.

At October 31, 2009 Erye had a statutory reserve of $1,126,300. The laws and regulations of the PRC require that before foreign invested enterprise can legally distribute profits, it must first satisfy all tax liabilities, provide for losses in previous years, and make allocations, in proportions determined at the discretion of the board of directors, after the statutory reserves. To fund its statutory reserve requirement Erye is required to set aside a certain percentage of their accumulated after-tax profit each year, if any, to fund certain mandated reserve funds of at least 10% each year until its reserves have reached at least 50% of its registered capital, The statutory reserves include the surplus reserve fund and the common welfare fund. The amount of statutory reserve at December 31, 2009 was determined to be $1,126,300 and no further allocations were required.

The minimum future lease payments under our lease and license commitments are as follows:

	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Facility Leases	2,370,788	883,287	1,487,501	—	—
License Fees	285,000	105,000	60,000	60,000	60,000
	$2,655,788	$988,287	$1,547,501	$60,000	$60,000

Note 16 — Subsequent Events

Effective as of January 4, 2010 the Company entered into a one-year agreement with a consultant to provide investor relations services to the Company. In consideration for providing services under this agreement, the Company agreed to pay a retainer of $8,000 per month, at the beginning of the month and each month thereafter during the primary term of the agreement and issue to the consultant a five year warrant to purchase 200,000 shares of restricted common stock at a per share exercise price of $2.00 to vest 50,000 each of the last day of each of the fiscal quarters. The issuance of such securities is subject to the approval of the NYSE Amex, which approval was obtained in January 2010.

On February 18, 2010, the Company completed a public offering of 5,750,000 shares of the Company's common stock, par value $0.001 per share, (the “Common Stock”), at a price of $1.35 per share for aggregate proceeds of approximately $7,089,125 (net of underwriting discounts, commissions, fees and expenses). Roth Capital Partners, LLC served as sole book-running manager and Maxim Group and Gilford Securities acted as co-managers for the offering. This offering was made pursuant to the Company's effective registration statement (the “Registration Statement”) on Form S-1, as amended, (File No. 333-163741) filed with the Securities and Exchange Commission.

Effective as of February 23, 2010, we entered into Amendment No. 3 to our SRA with the University of Louisville which amends the research plan and currently provides for additional payments during 2010 of up to $72,342 of which $68,725 was paid upon execution of Amendment No. 3. No later than April 30, 2010, the parties shall agree on any desired revisions to the research or research period under Amendment No. 3.

Effective as of February 26, 2010, the Company entered into an agreement with a consultant to provide to the Company necessary information for designing a successful marketing plan and product list for the penetration (Phase II) of Federal, State and local government markets. In consideration for providing the services, the Company agreed to pay a retainer of $20,000 each month and a five year warrant in the Company's standard form to purchase 275,000 shares of Common Stock which shall have a per share exercise price $1.42 and shall vest and become exercisable in its entirety on such date after the Effective Date that certain milestones in performance are achieved; provided that if such date is prior to May 14, 2010 then the warrant shall vest on May 14, 2010. The issuance of such securities is subject to the approval of the NYSE Amex.

Effective as of March 11, 2010, the Company entered into an agreement with a law firm which has been providing legal services to the Company since 2006, pursuant to which this firm was retained to provide additional legal services with regard to negotiation, drafting and finalization of contracts; in the development of strategic plans; with regard to funding from various agencies of the State of New Jersey and the Federal government. In consideration for providing the services, the Company agreed to issue a five year warrant to purchase 52,000 shares of restricted Common Stock at a per share exercise price of $1.42, vesting as to one-half of the shares on June 30, 2010 and one-half of the shares on December 31, 2010. The issuance of such securities is subject to the approval of the NYSE Amex.

On March 15, 2010, the Company and RimAsia agreed that in consideration for RimAsia currently exercising its warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a per share exercise price of $1.75 and issued to RimAsia in a private placement completed by the Company in September 2008 (the “September 2008 Warrant”) the Company would extend the term of, and increase the price at which the Company may redeem at its option (as further described below), RimAsia’s warrant to purchase 4,000,000 shares of Common Stock, issued to RimAsia in a private placement completed by the Company in April 2009 (the “Series D Warrant”). Gross proceeds to be received by the Company from the exercise are $1,750,000. The expiration date of the September 2008 Warrant was September 1, 2013. RimAsia

is subject to the terms of a lock-up agreement through August 2010. The agreement was discussed and approved by the Company’s Board of Directors and Audit Committee at meetings held on March 11, 2010. The closing price of the Common Stock on March 11, 2010 was $1.42. The Company intends to put the proceeds from the exercise of the warrant towards the funding of the Company’s various initiatives, including assisting in the funding of the relocation of the manufacturing facility of Suzhou Erye Pharmaceutical Co. Ltd., the Company’s 51% owned subsidiary. The Series D Warrant is being amended solely to provide for (i) a three (3) year extension of the Termination Date (as defined in the Series D Warrant) and (ii) an increase in the average closing price that triggers the Company’s redemption option under the Series D Warrant from $3.50 to $5.00 (the Series D Warrant so amended and restated, the “Amended and Restated Warrant”).

On October 29, 2009, the Compensation Committee adopted that certain Additional Compensation Plan providing that contingent cash bonuses, in the total amount of $200,806, would be payable upon the occurrence of a “Cash Flow Event” and on March 31, 2010 such contingent bonuses were paid. Of such amounts, two members of the Company’s Board of Directors, one former member of the Company’s Board of Directors, the Company’s CEO, CFO and General Counsel participated in a total of $134,232 of such amount.

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets
Cash and cash equivalents	$4,066,693	$7,159,369
Short term investments	257,415	287,333
Restricted cash	3,321,610	4,714,610
Accounts receivable trade, less allowance for doubtful accounts of $295,215 and $273,600, respectively	4,522,304	5,725,241
Inventories	14,670,611	12,979,008
Prepaids and other current assets	1,419,234	933,657
Total current assets	28,257,867	31,799,218
Property, plant and equipment, net	33,208,054	21,271,405
Land use rights, net	4,718,154	4,698,567
Goodwill	35,115,954	34,425,728
Intangible assets, net
Lease rights, net	381,751	633,136
Customer list, net	14,213,311	15,079,567
Other intangible assets, net	708,171	747,288
Total intangible assets, net	15,303,233	16,459,991
Other assets	367,266	238,941
	$116,970,528	$108,893,850
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$7,622,209	$8,263,718
Accrued liabilities	4,709,170	2,965,525
Bank loans	—	2,197,500
Notes payable	6,544,682	9,793,712
Unearned revenues	1,694,081	2,048,400
Total current liabilities	20,570,142	25,268,855
Long-term liabilities
Deferred tax liability	4,345,940	4,440,748
Deferred rent liability	49,513	—
Unearned revenues	217,510	224,705
Amount due related party	8,074,049	7,234,291
COMMITMENTS AND CONTINGENCIES
Convertible Redeemable Series C Preferred stock; 8,177,512 shares designated, liquidation value $12.50 per share; 8,177,512 shares issued and outstanding at December 31, 2009	—	13,720,048
EQUITY
Shareholders' Equity
Preferred stock; authorized, 20,000,000 shares	—	—
Series B convertible redeemable preferred stock liquidation value, 1 share of common stock, $.01 par value; 825,000 shares designated; issued and outstanding, 10,000 shares at September 30, 2010 and December 31, 2009	100	100
Common stock, $.001 par value, authorized 500,000,000 shares; issued and outstanding, 57,613,794 at September 30, 2010 and 37,193,491 shares at December 31, 2009	57,613	37,193
Additional paid-in capital	132,974,293	95,709,491
Accumulated deficit	(88,978,685)	(71,699,191)
Accumulated other comprehensive income (loss)	1,583,208	(67,917)
Total shareholders' equity	45,636,529	23,979,676
Noncontrolling interests	38,076,845	34,025,527
Total equity	83,713,374	58,005,203
	$116,970,528	$108,893,850

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$16,475,558	$85,067	$51,716,260	$157,709
Cost of revenues	11,232,819	53,121	35,015,540	92,940
Gross profit	5,242,739	31,946	16,700,720	64,769
Research and development	1,679,945	1,829,775	5,113,487	2,599,667
Selling, general, and administrative	9,306,622	5,433,468	23,442,282	11,209,772
Operating loss	(5,743,828)	(7,231,297)	(11,855,049)	(13,744,670)
Other income (expense):
Other income (expense), net	45,829	13,123	31,326	25,816
Interest expense	(10,663)	(1,038)	(25,380)	(58,966)
	35,166	12,085	5,946	(33,150)
Loss from operations before provision for income taxes and noncontrolling interests	(5,708,662)	(7,219,212)	(11,849,103)	(13,777,820)
Provision for income taxes	285,976	—	1,191,179	—
Net loss	(5,994,638)	(7,219,212)	(13,040,282)	(13,777,820)
Less – net income attributable to noncontrolling interests	1,145,588	—	4,085,743	—
Net loss attributable to controlling interests	(7,140,226)	(7,219,212)	(17,126,025)	(13,777,820)
Preferred dividends	—	404,141	153,469	655,868
Net loss attributable to common shareholders	$(7,140,226)	$(7,623,353)	$(17,279,494)	$(14,433,688)
Basic and diluted loss per share	$(0.13)	$(0.90)	$(0.36)	$(1.78)
Weighted average common shares outstanding	56,777,430	8,511,150	48,599,359	8,096,469

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net Loss	$(13,040,282)	$(13,777,820)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock, stock options and warrants issued as payment for compensation, and services rendered	7,399,842	3,832,116
Depreciation and amortization	2,556,994	96,506
Loss on short-term investments	7,215	—
Bad debt expense	16,311	—
Deferred tax liability	(182,417)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(461,743)	(436,831)
Accounts receivable	1,278,573	(156,464)
Inventory	(1,405,838)	—
Unearned revenues	(392,040)	189,179
Other assets	(128,225)	—
Accounts payable, accrued expenses and other current liabilities	1,175,902	741,443
Net cash used in operating activities	(3,175,708)	(9,511,871)
Cash flows from investing activities:
Investment in short-term investments	(2,424,132)	—
Proceeds from short-term investments	2,452,015	—
Cash restricted as collateral for bank loans	1,463,710	(180,327)
Acquisition of property and equipment	(12,510,648)	(690,981)
Net cash used in investing activities	(11,019,055)	(871,308)
Cash flows from financing activities:
Net proceeds from the issuance of convertible redeemable preferred stock and warrants	—	15,669,220
Net proceeds from the exercise of warrants and options	3,101,850	—
Net proceeds from issuance of capital stock	13,138,948	—
Proceeds from related party	566,775	—
Repayment of bank loans	(2,203,650)	—
Proceeds from notes payable	13,256,799	1,431,453
Repayment of notes payable	(16,644,465)	(1,284,753)
Payment of dividend	(222,924)	—
Payment of capitalized lease obligations	—	(14,726)
Net cash provided by financing activities	10,993,333	15,801,194
Effect of currency exchange rate change	108,754	—
Net increase (decrease) in cash and cash equivalents	(3,092,676)	5,418,015
Cash and cash equivalents at beginning of period	7,159,369	430,786
Cash and cash equivalents at end of period	$4,066,693	$5,848,801
Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$219,376	$17,823
Taxes	1,784,325	—
Supplemental Schedule of non-cash investing activities
Acquisition of property and equipment	348,488	—
Capitalized interest	307,200	—
Supplemental Schedule of non-cash financing activities
Financing costs for capital stock raises	75,466	—
Conversion of Convertible Redeemable Series C Preferred stock	13,720,048	—

See accompanying notes to consolidated financial statements.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

NeoStem, Inc. (“NeoStem” or the “Company”) was incorporated under the laws of the State of Delaware in September 1980 under the name Fidelity Medical Services, Inc. The Company’s corporate headquarters are located at 420 Lexington Avenue, Suite 450, New York, NY 10170, its telephone number is (212) 584-4180 and its website address is www.neostem.com.

In 2009, through the Company’s expansion efforts within China and with the acquisition of a controlling interest in Suzhou Erye Pharmaceuticals Company Ltd. (“Erye”), the Company transitioned into a multi-dimensional international biopharmaceutical company with product and service revenues, global research and development capabilities and operations in three distinct business units: (i) U.S. adult stem cells, (ii) China adult stem cells, and (iii) China pharmaceuticals, primarily antibiotics. These business units are expected to provide platforms for the accelerated development and commercialization of innovative technologies and products in both the U.S. and China.

In the U.S., the Company is a leading provider of adult stem cell collection, processing and storage services enabling healthy individuals to donate and store their stem cells for personal therapeutic use. Similar to the banking of cord blood, pre-donating cells at a younger age helps to ensure a supply of one’s own stem cells should they be needed for future medical treatment. The Company’s current network of U.S. adult stem cell collection centers is focused primarily in the Southern California and Northeast markets and during 2010 we have been entering into new agreements for collection centers with the goal of expanding our coverage to ten centers by the end of 2010. Each collection center agreement is effectively a license that grants a physician practice the right to participate in the Company’s stem cell collection network and access to its stem cell banking technology, which includes its know-how, trade secrets, copyrights and other intellectual property rights owned by the Company and utilized in connection with the delivery of stem cell collection services. The Company’s stem cell banking technology is proprietary and the subject of pending patent applications. The terms of NeoStem’s collection center agreements are substantially similar. NeoStem grants to each physician practice serving as a collection center a non-exclusive license to use its trademarks and intellectual property but otherwise retains all rights thereto, and each collection center is bound by confidentiality obligations to NeoStem and non-competition provisions. NeoStem provides adult stem cell processing and storage services, as well as expertise and certain business, management and administrative services of a non-clinical nature in support of each physician practice serving as a collection center. In each case, the physician practice agrees that NeoStem will be its exclusive provider of adult stem cell processing and storage, management and other specified services. The agreements also make clear that since NeoStem is not licensed to practice medicine, NeoStem cannot and does not participate in clinical care or clinical decision making, both of which are exclusively the responsibility of the collection center (i.e., the responsibility of the physician or the medical practice). The agreements provide for the payment to NeoStem by the collection center of specified fees that typically include upfront licensing fees and license maintenance fees. As part of the licensing program, NeoStem also provides marketing and administrative support services. NeoStem does not have any equity or other ownership interest in any of the physician medical practices that serve as collection centers. Each of the agreements is for a multi-year period, depending on the particular center, and typically has an automatic renewal provision for consecutive one year periods at the end of the initial term that also permits either party to terminate prior to renewal. The agreements may also relate to a territory from which patients seek collection services. The agreements contain insurance obligations and indemnification provisions, limitations on liability, non-compete provisions and other standard provisions. Generally, the agreements may be terminated by either party with prior written notice in the event of an uncured material breach by the other party and may be terminated by either party in the event of the other party’s bankruptcy, insolvency, receivership or other similar circumstances, or, depending on the agreement, certain other specified occurrences.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company  – (continued)

In addition to the Company’s services, the Company is conducting research and development activities on its own at its laboratory facility in Cambridge, Massachusetts and through collaborations in pursuit of diagnostic and therapeutic applications using autologous adult stem cells, including applications using its VSELTM Technology, with regard to very small embryonic-like stem cells, which it licenses from the University of Louisville.

In 2009, the Company began several China-based, adult stem cell initiatives including: (i) creating a separate China-based stem cell operation, (ii) constructing a stem cell research and development laboratory and processing facility in Beijing, (iii) establishing relationships with hospitals to provide stem cell-based therapies, and (iv) obtaining product licenses covering several adult stem cell therapeutics focused on regenerative medicine. In 2010, the Company began offering stem cell banking services and certain stem cell therapies to patients in Asia, as well as to foreigners traveling to Asia seeking medical treatments that are either unavailable or cost prohibitive in their home countries. In the third quarter of 2010, Weihai Municipal Price Bureau, the local authority in charge of pricing for public medical services in China, approved the pricing for single side and bilateral arthroscopic orthopedic autologous adult stem cell based treatment licensed by the Company which is being administered at Wendeng Orthopedic Hospital based in Wendeng, Shandong Province, China, and Weihai Municipal Labor Bureau Medical Insurance Office approved Wendeng Hospital's application for reimbursement whereby patients are eligible to receive reimbursement for up to 80% of the cost of the orthopedic procedure under the new technology category.

The cornerstone of the Company’s China pharmaceuticals business is the 51% ownership interest it acquired in Erye in October 2009. On October 30, 2009, China Biopharmaceuticals Holdings, Inc. (“CBH”) merged with and into CBH Acquisition LLC (“CBH Merger Sub”), a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity (the “Erye Merger”). As a result of the Erye Merger, NeoStem acquired CBH’s 51% ownership interest in Erye, a Sino-foreign joint venture with limited liability organized under the laws of the People’s Republic of China. Erye was founded more than 50 years ago and represents an established, vertically-integrated pharmaceutical business. Historically, Erye has concentrated its efforts on the manufacturing and distribution of generic antibiotic products and has received more than 160 production certificates from the State Food and Drug Administration of China (“SFDA”), covering both antibiotic prescription drugs and active pharmaceutical intermediates.

The results of operations for Erye are included in our consolidated results of operations beginning on October 30, 2009. The results of operations for periods prior to October 30, 2009 reflect NeoStem as a stand-alone entity.

On September 16, 2010, the Board of Directors of NeoStem and on September 22, 2010 the Board of Managers of Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), unanimously approved the merger (the “PCT Merger”) of NBS Acquisition Company, LLC, a newly formed wholly-owned subsidiary of NeoStem (“Subco”), with and into PCT pursuant to an Agreement and Plan of Merger, dated September 23, 2010 (as such agreement may be amended from time to time, the “PCT Agreement and Plan of Merger”), among NeoStem, PCT and Subco. PCT is an internationally recognized cell therapy services and development company that, through its cell therapy manufacturing facilities and team of professionals, facilitates the preclinical and clinical development and eventual commercialization of cellular therapies for clients in the United States and internationally. To its clients, PCT offers current Good Manufacturing Practices (cGMP)-compliant cell transportation, manufacturing, storage and distribution services and supporting clinical trial design, process development, logistics, and regulatory and quality systems development services. PCT serves the developing cell therapy industry, including biotechnology, pharmaceutical and medical products companies, health care providers, and academic investigators, from licensed, state-of-the-art cell therapy manufacturing facilities in Allendale, New Jersey and Mountain View, California. PCT supports the research of leading academic investigators designed to expedite the broad clinical application of cell therapy.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company  – (continued)

Pursuant to the terms of the PCT Agreement and Plan of Merger, all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of the common stock, par value $0.001 per share, of NeoStem (the “NeoStem Common Stock” or the “Parent Common Stock”) and, subject to the satisfaction of certain conditions, warrants to purchase a minimum of 1,000,000 shares and a maximum of 3,000,000 shares of NeoStem Common Stock, as follows:

(i)	common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which will vest only if a specified business milestone is accomplished within three (3) years of the closing date of the PCT Merger; and
(ii)	common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year term at an exercise price of $3.00 per share (the “$3.00 Warrants”), if the volume weighted average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the closing date of the PCT Merger (the “Parent Per Share Value”) is less than $2.50; and
(iii)	common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock exercisable over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants”) and, collectively with the $7.00 Warrants and the $3.00 Warrants (the “Warrants”), if the Parent Per Share Value is less than $1.70.

The shares of Parent Common Stock issuable in the PCT Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem Common Stock.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation:  The consolidated financial statements include the accounts of NeoStem, Inc. and its wholly owned and partially owned subsidiaries and affiliates as listed below:

Entity	Percentage of Ownership	Location
NeoStem, Inc.	Parent Company	United States of America
NeoStem Therapies, Inc.	100%	United States of America
Stem Cell Technologies, Inc.	100%	United States of America
NeoStem (China) Inc.	100%	People’s Republic of China
Qingdao Niao Bio-Technology Ltd.*	*	People’s Republic of China
Beijing Ruijiao Bio-Technology Ltd.*	*	People’s Republic of China
China Biopharmaceuticals Holdings, Inc. (CBH)	100%	United States of America
Suzhou Erye Pharmaceuticals Company Ltd.	51% owned by CBH	People’s Republic of China

*	Because certain regulations in the People’s Republic of China (“PRC”) currently restrict or prohibit foreign entities from holding certain licenses and controlling certain businesses in China, the Company created a wholly foreign-owned entity, or WFOE, NeoStem (China), to implement its expansion initiatives in China. To comply with China’s foreign investment regulations with respect to stem cell-related activities, these business initiatives in China are conducted via two Chinese domestic entities, Qingdao Niao Bio-Technology Ltd., or Qingdao Niao, and Beijing Ruijieao Bio-Technology Ltd., or Beijing Ruijieao, that are controlled by the WFOE through various contractual arrangements and under the principles of consolidation the Company consolidates 100% of their operations.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Basis of Presentation:  The consolidated balance sheet as of September 30, 2010, the consolidated statements of operations for the three and nine months ended September 30, 2010 and 2009, and the consolidated statements of cash flows for the nine months ended September 30, 2010 and 2009 and related disclosures contained in the accompanying notes are unaudited. The consolidated balance sheet as of December 31, 2009 is derived from the audited consolidated financial statements included in the annual report filed on Form 10-K with the U.S. Securities and Exchange Commission (the “SEC”) as adjusted — see Note 4. The consolidated financial statements are presented on the basis of accounting principles that are generally accepted in the United States of America for interim financial information and in accordance with the instructions of the SEC on Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and notes required by accounting principles generally accepted in the United States for a complete set of financial statements. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the consolidated balance sheet as of September 30, 2010 and the results of operations and cash flows for the periods ended September 30, 2010 and 2009 have been made. The results for the three and nine months ended September 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other period. The consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. In particular, at December 31, 2009, the Company reclassified short term investments of $287,300 from Prepaid and other current assets to Short term investments, unearned revenues in excess of one year of $224,700 from Current liabilities to Long-term liabilities. In addition, for the Statement of Cash Flows for the nine months ended September 30, 2009 the Company revised its presentation of the reconciliation of cash flows from operating activities to reconcile such cash flows from Net loss attributable to common shareholders to Net Loss. Lastly, the company reclassed the 2009 amount related to Cash restricted as collateral for bank loans from financing activities to investing activities.

In reviewing share-based payment expense to both employees and non-employees, the Company recorded an adjustment in the three months ended September 30, 2010 of approximately $920,000 to reduce share-based payment expense for amounts previously recognized in the prior quarters of 2010 and in the year ended December 31, 2009.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Cash Equivalents:  Short-term cash investments, which have a maturity of ninety days or less when purchased, are considered cash equivalents.

Concentration of Risks:  For the three and nine months ended September 30, 2010, two major suppliers provided approximately 16.5% and 19.7%, respectively, of Erye’s purchases of raw materials with each supplier individually accounting for approximately 8.8% and 7.7%, and 11.7% and 8.0%, respectively. As of September 30, 2010, the total accounts payable to the two major suppliers was 19.6% of the total accounts payable balance.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Foreign Exchange Risk:  Since 2005, the PRC government has followed a policy of establishing the value of the Renminbi on a basket of certain foreign currencies and as a result the value of the Renminbi has fluctuated within a narrow and managed band. However, the Chinese government has come under increasing U.S. and international pressure to revalue the Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the Renminbi against the U.S. dollar and other major currencies. On June 19, 2010, the central bank of China announced that it will gradually modify its monetary policy and make the Renminbi’s exchange rate more flexible and allow the Renminbi to appreciate in value in line with its economic strength. There can be no assurance that the Renminbi will be stable against the U.S. dollar.

Economic and Political Risks:  The Company faces a number of risks and challenges since a significant amount of its assets are located in China and its revenues are derived primarily from its operations in China. China is a developing country with a young economic market system overshadowed by the state. Its political and economic systems are very different from the more developed countries and are still in the stage of change. China also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and its relationship with other countries, including but not limited to the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Approximately 70% of Erye’s sales are derived from products that use penicillin or cephalosporin as the key active ingredient. These products are manufactured on two of the eight production lines in Erye’s manufacturing facility. Any issues or incidents that might disrupt the manufacturing of products requiring penicillin or cephalosporin could have a material impact on the operating results of Erye. Any interruption or cessation in production could impact market sales.

Restricted Cash:  Restricted cash represents cash required to be deposited with banks in China as collateral for the balance of bank notes payable and are subject to withdrawal restrictions according to the agreement with the bank. The required deposit rate is approximately 30-50% of the notes payable balance.

Accounts Receivable:  Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts. The Company applies judgment in connection with establishing the allowance for doubtful accounts. Specifically, the Company analyzes the aging of accounts receivable balances, historical bad debts, customer concentration and credit-worthiness, current economic trends and changes in the Company’s customer payment terms. Significant changes in customer concentrations or payment terms, deterioration of customer credit-worthiness or weakening economic trends could have a significant impact on the collectability of the receivables and the Company’s operating results. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Management regularly reviews the aging of receivables and changes in payment trends by its customers, and records a reserve when it believes collection of amounts due are at risk.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Inventories:  Inventories are stated at the lower of cost or market using the first-in, first-out basis. The Company reviews its inventory periodically and will reduce inventory to its net realizable value depending on certain factors, such as product demand, remaining shelf life, future marketing plans, obsolescence and slow-moving inventories.

Inventories consisted of the following (in thousands):

	September 30, 2010	December 31, 2009
Raw materials	$5,178.8	$6,338.8
Work in process	2,844.7	666.7
Finished goods	6,647.1	5,973.5
Total inventory	$14,670.6	$12,979.0

Property, Plant, and Equipment:  The cost of property and equipment is depreciated over the estimated useful lives of the related assets of 3 to 30 years. The cost of computer software programs are amortized over their estimated useful lives of five years. Depreciation is computed on the straight-line method. Repairs and maintenance expenditures that do not extend original asset lives are charged to expense as incurred.

Property, plant, and equipment consisted of the following (in thousands):

	September 30, 2010	December 31, 2009
Building and improvements	$1,644.0	$—
Machinery and equipment	23,890.7	3,289.3
Lab equipment	699.8	704.2
Furniture and fixtures	301.1	273.2
Vehicles	269.8	75.3
Software	91.9	81.7
Leasehold improvements	64.9	58.4
Construction in progress	7,640.5	17,075.1
	34,602.7	21,557.2
Accumulated depreciation	(1,394.6)	(285.8)
Total property, plant, and equipment	$33,208.1	$21,271.4

The Company’s results included depreciation expense of approximately $581,818 and $27,692 for the three months ended September 30, 2010 and 2009, respectively, and $1,058,718 and $70,099 for the nine months ended September 30, 2010 and 2009, respectively.

Erye is constructing a new factory and is in the process of relocating to the new facility as the project is completed. Construction in progress is related to this production facility which is being built in accordance with the PRC’s Good Manufacturing Practices (“GMP”) Standard. The Company expects that the construction will be completed in 2011; however, certain elements of the project have been completed and put into service in 2010. The estimated additional cost to complete construction will be approximately $7.5 million. No depreciation is provided for construction-in-progress until such time the assets are completed and placed into service. Interest incurred during the period of construction, if material, is capitalized.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Income Taxes:  The Company recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The Company continues to evaluate the accounting for uncertainty in tax positions. The guidance requires companies to recognize in their financial statements the impact of a tax position if the position is more likely than not of being sustained on audit. The position ascertained inherently requires judgment and estimates by management. For the three and nine months ended September 30, 2010 and 2009, management does not believe the Company has any material uncertain tax positions that would require it to measure and reflect the potential lack of sustainability of a position on audit in its financial statements. The Company will continue to evaluate its uncertain tax positions in future periods to determine if measurement and recognition in its financial statements is necessary. The Company does not believe there will be any material changes in its unrecognized tax positions over the next 12 months.

Comprehensive Income (Loss):  The accumulated other comprehensive income (loss) balance at September 30, 2010 and December 31, 2009 in the amount of $1,583,200 and $(67,900), respectively, is comprised entirely of cumulative gains and losses resulting from foreign currency translation. Comprehensive loss for the three and nine months ended September 30, 2010 and 2009 was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net loss	$(5,994.6)	$(7,219.2)	$(13,040.3)	$(13,777.8)
Other comprehensive income (loss)
Foreign currency translation	1,483.4	(7.5)	1,651.1	(7.6)
Total other comprehensive income (loss)	1,483.4	(7.5)	1,651.1	(7.6)
Comprehensive loss	(4,511.2)	(7,226.7)	(11,389.2)	(13,785.4)
Comprehensive income attributable to non controlling interests	1,864.0	—	4,877.8	—
Comprehensive loss attributable to common shareholders	$(6,375.3)	$(7,226.7)	$(16,267.0)	$(13,785.4)

Goodwill:  Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. The Company reviews recorded goodwill for potential impairment annually or upon the occurrence of an impairment indicator. The Company performs its annual impairment test as of December 31 each year. See Note 4.

Intangible Assets:  Accounting standards require purchased intangible assets other than goodwill to be amortized over their useful lives unless those lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Definite-lived intangible assets, consist of patents and rights associated primarily with the VSEL TM Technology, patent rights owned by Erye, a lease right between Erye and its 49% shareholder, and Eyre’s customer list. These intangible assets are amortized on a straight line basis over their respective lives. See Note 5.

Impairment of Long-lived Assets:  The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset exceeds the fair value of the asset. If other events or changes in circumstances indicate that the carrying amount of an asset that the Company expects to hold and use may not be recoverable, the Company will estimate the undiscounted future cash flows expected to result from the use of the asset or its eventual disposition, and recognize an impairment loss. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Accounting for Share-Based Compensation Expense:  The Company records share-based payment expense at fair value. The Company utilizes the Black-Scholes valuation method for determination of share-based compensation expense. The Company accounts for share-based compensation transactions with non-employees in which services are received in exchange for the equity instruments based upon the fair value of the equity instruments issued. Generally, the Company recognizes the fair value of share-based compensation expense in net income on a straight-line basis over the requisite service period. See Note 9. For those awards that contain performance conditions, expense is generally recognized when the performance condition is deemed probable of occurring.

Earnings Per Share:  Basic loss per share is based on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net loss attributable to common shareholders by the weighted average shares outstanding during the period. Diluted loss per share, which is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented as such potentially dilutive securities are anti-dilutive in all periods presented. For the three and nine months ended September 30, 2010 and 2009, the Company incurred net losses and therefore no common stock equivalents were utilized in the calculation of earnings per share. At September 30, 2010 and 2009, the Company excluded the following potentially dilutive securities:

	September 30, 2010	September 30, 2009
Stock Options	13,558,214	4,633,300
Warrants	17,352,028	18,196,780
Series D Convertible Redeemable Preferred Stock	—	12,932,510

Revenue Recognition:  The Company recognizes revenue from pharmaceutical and pharmaceutical intermediary products sales when title has passed, the risks and rewards of ownership have been transferred to the customer, the fee is fixed and determinable, and the collection of the related receivable is probable which is generally at the time of delivery. The Company initiated the collection and banking of autologous adult stem cells in the fourth quarter of 2006. The Company recognizes revenue related to the collection and cryopreservation of autologous adult stem cells when the cryopreservation process is completed which is generally twenty four hours after cells have been collected. Revenue related to advance payments of storage fees is recognized ratably over the period covered by the advanced payments. The Company earns revenue, in the form of license fees, from physicians seeking to establish autologous adult stem cell collection centers. These license fees are typically billed upon signing of the collection center agreement and qualification of the physician by the Company’s credentialing committee and at various times during the term of license agreement based on the terms of the specific agreement. The Company also receives licensing fees from a licensee for use of its technology and knowledge to operate an adult stem cell banking operation in China, which licensing fees are recognized as revenues ratably over the appropriate period of time to which the revenue element relates. In addition, the Company earns royalties for the use of its name and scientific information in connection with its License and Referral Agreement with Ceregenex Corporation (see Note 12), which royalties are recognized as revenue when they are received.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Revenues for the three and nine months ended September 30, 2010 and 2009 were comprised of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Prescription drugs and intermediary pharmaceutical products	$16,378.1	$—	$51,500.6	$—
Stem cell revenues	62.0	82.6	128.4	141.2
Other revenues	35.5	2.5	87.3	16.5
	$16,475.6	$85.1	$51,716.3	$157.7

Fair Value Measurements:  Fair value of financial assets and liabilities that are being measured and reported are defined as the exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market at the measurement date (exit price). The Company is required to classify fair value measurements in one of the following categories:

Level 1 inputs which are defined as quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

Level 2 inputs which are defined as inputs other than quoted prices included within Level 1 that are observable for the assets or liabilities, either directly or indirectly.

Level 3 inputs are defined as unobservable inputs for the assets or liabilities. Financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The Company determined the fair value of funds invested in short term investments, which are considered trading securities, to be level 1 inputs measured by quoted prices of the securities in active markets. The Company determined the fair value of funds invested in money market funds to be level 2 inputs, which does not entail material subjectivity because the methodology employed does not necessitate significant judgment, and the pricing inputs are observed from actively quoted markets. The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2010, and December 31, 2009 (in thousands):

	September 30, 2010
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money Market Funds	—	$1.0	—
Short term investments	$257.4	—	—

	December 31, 2009
	Fair Value Measurements Using Fair Value Hierarchy
	Level 1	Level 2	Level 3
Money Market Funds	—	$1,031.0	—
Short term investments	$287.3	—	—

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

Some of the Company’s financial instruments are not measured at fair value on a recurring basis but are recorded at amounts that approximate fair value due to their liquid or short-term nature, such as cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and notes payable.

Foreign Currency Translation:  As the Company’s Chinese pharmaceutical business is a self-contained and integrated entity, and the Company’s Chinese stem cell business’ future cash flow is expected to be sufficient to service its additional financing requirements, the Chinese subsidiaries’ functional currency is the Renminbi (“RMB”), and the Company’s reporting currency is the US dollar. Results of foreign operations are translated at the average exchange rates during the period, and assets and liabilities are translated at the closing rate at the end of each reporting period. Cash flows are also translated at average exchange rates for the period, therefore, amounts reported on the consolidated statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Translation adjustments resulting from this process are included in accumulated other comprehensive income (loss) and amounted to $1,583,200 and $(67,900) as of September 30, 2010 and December 31, 2009 respectively.

Research and Development Costs:  Research and development (“R&D”) expenses include salaries, benefits, and other headcount related costs, clinical trial and related clinical manufacturing costs, contract and other outside service fees including sponsored research agreements, and facilities and overhead costs. The Company expenses the costs associated with research and development activities when incurred.

Statutory Reserves:  Pursuant to laws applicable to entities incorporated in the PRC, the PRC subsidiaries are prohibited from distributing their statutory capital and are required to appropriate from PRC GAAP profit after tax to other non-distributable reserve funds. These reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits (i.e., 50% of the registered capital of the relevant company), the general reserve fund requires annual appropriation at 10% of after tax profit (as determined under accounting principles generally accepted in the PRC at each year-end); the appropriation to the other funds are at the discretion of the subsidiaries.

The general reserve is used to offset extraordinary losses. Subject to approval by the relevant authorities, a subsidiary may, upon a resolution passed by the shareholders, convert the general reserve into registered capital provided that the remaining general reserve after the conversion shall be at least 25% of the registered capital of the subsidiary before the capital increase as a result of the conversion. The staff welfare and bonus reserve is used for the collective welfare of the employees of the subsidiary. The enterprise expansion reserve is for the expansion of the subsidiary’s operations and can also be converted to registered capital upon a resolution passed by the shareholders subject to approval by the relevant authorities. These reserves represent appropriations of the retained earnings determined in accordance with Chinese law, and are not distributable as cash dividends to the parent company, NeoStem. Statutory reserves are $1,204,600 and $1,126,300 as of September 30, 2010 and December 31, 2009, respectively.

Relevant PRC statutory laws and regulations permit payment of dividends by the Company’s PRC subsidiaries only out of their accumulated earnings, if any, as determined in accordance with PRC accounting standards and regulations. As a result of these PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances. The restricted amount was $211,100 at September 30, 2010, and $213,100 at December 31, 2009.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (the “FASB’) issued an amendment to the accounting and disclosure requirements for transfers of financial assets, which was effective January 1, 2010. The amendment eliminates the concept of a qualifying special-purpose entity, changes the requirements for derecognizing financial assets and requires enhanced disclosures to provide financial statement users with greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. The adoption of this standard did not have a material impact on the consolidated financial statements.

In June 2009, the FASB amended the existing accounting and disclosure guidance for the consolidation of variable interest entities, which was effective January 1, 2010. The amended guidance requires enhanced disclosures intended to provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The adoption of this standard did not have a material impact on the consolidated financial statements.

In October 2009, the FASB issued new guidance which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. The ASU significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. The ASU will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Company will not early adopt the guidance and will continue evaluting the impact of this new guidance on its consolidated financial statements.

In January 2010, the FASB amended the existing disclosure guidance on fair value measurements, which was effective January 1, 2010, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which is effective January 1, 2011. Among other things, the updated guidance requires additional disclosure for the amounts of significant transfers in and out of Level 1 and Level 2 measurements and requires certain Level 3 disclosures on a gross basis. Additionally, the updates amend existing guidance to require a greater level of disaggregated information and more robust disclosures about valuation techniques and inputs to fair value measurements. Since the amended guidance requires only additional disclosures, the adoption of the provisions effective January 1, 2010 did not, and for the provisions effective in 2011 will not materially, impact its consolidated financial statements.

In March 2010, the FASB ratified the EITF final consensus on Issue No. 08-9, “Milestone Method of Revenue Recognition.” The guidance in this consensus allows the milestone method as an acceptable revenue recognition methodology when an arrangement includes substantive milestones. The guidance provides a definition of substantive milestone and should be applied regardless of whether the arrangement includes single or multiple deliverables or units of accounting. The scope of this consensus is limited to the transactions involving milestones relating to research and development deliverables. The guidance includes enhanced disclosure requirements about each arrangement, individual milestones and related contingent consideration, information about substantive milestones and factors considered in the determination. The consensus is effective prospectively to milestones achieved in fiscal years, and interim periods within those years, after June 15, 2010. Early application and retrospective application are permitted. The Company will not early adopt this EITF. The Company is evaluating the effect this standard will have upon adoption.

In April 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-13 “Compensation  — Stock Compensation”, which addresses the accounting for stock options when denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity security trades. A share based payment award with an exercise price denominated in the currency of market in which a substantial portion of the entity’s equity securities trades shall not be considered to contain a condition that is not a market, performance, or service condition. Therefore such an award shall not be classified as a liability if it otherwise qualifies for equity classification. This standard is effective in fiscal years beginning on or after December 15, 2010. The Company is evaluating the effect this standard will have upon adoption.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions

On October 30, 2009, NeoStem consummated the Erye Merger pursuant to which CBH was merged with and into Merger Sub, a wholly-owned subsidiary of NeoStem, with Merger Sub as the surviving entity in accordance with the terms of the Agreement and Plan of Merger, dated November 2, 2008, as amended (“Merger Agreement”) by and between NeoStem, Merger Sub, CBH and China Biopharmaceuticals Corp., a wholly-owned subsidiary of CBH (“CBC”). As a result of the Erye Merger, NeoStem acquired CBH’s 51% ownership interest in Erye, a Sino-foreign joint venture with limited liability organized under the laws of the PRC. Erye specializes in the production and sale of pharmaceutical products, as well as chemicals used in pharmaceutical products. Erye, which was founded more than 50 years ago, currently manufactures and has received more than 160 production certifications from the SFDA covering both antibiotic prescription drugs and active pharmaceutical intermediaries. Suzhou Erye Economy and Trading Co. Ltd. (“EET”) owns the remaining 49% ownership interest in Erye. The Company and EET have negotiated a revised joint venture agreement, which has been approved in principle by the PRC governmental authorities.

Pursuant to the terms of the Merger Agreement, NeoStem issued an aggregate of 13,750,167 shares of its common stock, with a fair value of $20,762,800, and 8,177,512 shares of Series C Convertible Preferred Stock, with a fair value of $13,720,000, in exchange for outstanding CBH securities. In addition, the Company issued Class E warrants to purchase 1,603,191 shares of NeoStem Common Stock, with a fair value of $590,800, to replace warrants issued by CBH.

The fair value of the identifiable net assets acquired in the Erye Merger was $34,904,300. The fair value of the equity issued as consideration by NeoStem was $35,073,600 and the fair value of the noncontrolling interests of Erye was $33,698,200. The goodwill that has been created by this acquisition is reflective of the values and opportunities of expanded access to healthcare in the PRC, the designation of certain antibiotics as essential medicines in China, and that a majority of Erye’s antibiotics are on the central or provincial governments’ drug formularies. Due to the structure of the transaction, none of the goodwill is expected to be tax deductible.

The summary of assets acquired and liabilities assumed on October 30, 2009 is as follows (in thousands):

Cash & Restricted Cash	$4,451.2
Accounts Receivable	6,199.5
Inventories	12,469.0
Other Current Asset	2,925.2
Property, Plant & Equipment	18,922.6
Intangibles and land use rights	20,905.9
Goodwill	33,867.6
Accounts Payable	$6,256.8
Other Liabilities	2,895.3
Deferred Tax Liability	4,720.8
Notes Payable	9,618.1
Amounts due Related Party	7,478.1

A preliminary allocation of the consideration transferred to the net assets of Erye was made as of the acquisition date. During the first nine months of 2010, the Company adjusted the preliminary values assigned to certain assets and liabilities in order to reflect additional information obtained since the Erye Merger date. The estimated purchase price allocation is subject to revision based on additional valuation work that is being conducted. The final allocation is pending the receipt of this valuation work and the completion of the Company’s internal review, which is expected in the fourth quarter 2010. Under business combinations accounting guidance, the Company has up to one year from the date of the Erye Merger to finalize the allocation of the consideration transferred. A preliminary assessment of valuation work currently being

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

completed indicates that Goodwill could be decreased approximately $7 million to $9.5 million with a corresponding increase in long lived and indefinite lived intangible assets, net of an increase in deferred tax liabilities. Increases in amortization of intangible assets is not expected to have a material impact on the net loss reported for 2009 or the net loss reported for the nine months ended September 30, 2010.

A preliminary allocation of the consideration transferred to the net assets of CBH was made as of the Erye Merger date. During the nine months ended September 30, 2010, the Company continued to review its preliminary allocation of the purchase price associated with the Erye Merger and made the following retrospective adjustments as of the Erye Merger date:

The Company determined that finished goods inventory acquired in connection with the Erye Merger was incorrectly valued and should have been increased by approximately $1,917,000 to step-up such inventory to fair value at the Erye Merger date. Such finished goods inventory has been sold through December 31, 2009. Therefore, at December 31, 2009, there is no effect on the reported balance of inventories in the consolidated balance sheets.

The Company determined that the fair value of the acquired customer list intangible asset was incorrectly valued by approximately $1,700,000 due to the inclusion of future tax benefits that will not be realized for local Chinese tax purposes in the Company’s estimates of future cash flows used to value this intangible asset.

The Company determined that it had incorrectly accounted for the book/tax basis differences that arose in recording the fair value of the net assets acquired in connection with the Erye Merger. Such increases to fair value, while deductible for book purposes, are not deductible for local Chinese tax purposes but require recognition of the impact such non-deductibility will have on future tax expense. Specifically, the Company did not establish at the Erye Merger date deferred tax liabilities of approximately $4,720,800 for such book/tax basis differences.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

The Company evaluated the materiality of these errors from both a qualitative and quantitative perspective and concluded that these errors were immaterial to the consolidated financial statements taken as a whole for the fiscal year ended December 31, 2009. The effect of these immaterial errors and related retrospective adjustments at December 31, 2009 and for the year then ended are summarized as follows (in thousands, except share and per share amounts):

	As Previously Reported	Adjustment	As Adjusted
Consolidated Balance Sheet
Assets:
Current assets	$31,799.2	$—	$31,799.2
Property, plant and equipment, net	21,299.4	(28.0)	21,271.4
Goodwill	29,862.1	4,563.6	34,425.7
Land use rights, net	4,698.6	—	4,698.6
Lease rights	633.2	—	633.2
Customer list, net	16,756.1	(1,676.5)	15,079.6
Other intanbilbles	747.3	—	747.3
Other assets	238.9	—	238.9
	$106,034.8	$2,859.1	$108,893.9
Liabilities and Equity
Current liabilities	$25,493.6	$—	$25,493.6
Deferred tax liability	—	4,440.7	4,440.7
Amount due related party	7,234.3	—	7,234.3
Convertible redeemable Series C preferred stock	13,720.0	—	13,720.0
Preferred stock Series B convertible, redeemable	0.1	—	0.1
Common stock	37.2	—	37.2
Additional paid in capital	95,709.5	—	95,709.5
Accumulated deficit	(70,878.8)	(820.3)	(71,699.1)
Accumulated other comprehensive loss	(67.9)	—	(67.9)
Non controlling interests	34,786.8	(761.3)	34,025.5
Total equity	59,586.9	(1,581.6)	58,005.3
	$106,034.8	$2,859.0	$108,893.9

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

Consolidated Statement of Operations	As Previously Reported	Adjustment	As Adjusted
Revenues	$11,565.1	$—	$11,565.1
Cost of revenues	7,587.2	1,917.0	9,504.2
Gross Profit	3,977.9	(1,917.0)	2,060.9
Research and Development	4,318.8	—	4,318.8
Selling, general and administrative	23,459.6	(28.4)	23,431.2
Operating Loss	(23,800.5)	(1,888.6)	(25,689.1)
Other income (expense):
Other income (expense), net	(1.4)	—	(1.4)
Interest expense	(37.8)	—	(37.8)
	(39.2)	0.0	(39.2)
Loss from operations before provision for income taxes and non-controlling interests	(23,839.7)	(1,888.6)	(25,728.3)
Provision for taxes	344.2	(280.0)	64.2
Net loss	(24,183.9)	(1,608.6)	(26,092.9)
Less-net income (loss) attributable to non-controlling interests	1,088.6	(788.2)	300.4
Net Loss attributable to controlling Interests	(25,272.5)	(820.4)	(26,092.9)
Preferred Dividends	5,612.0	—	5,612.0
Net Loss attributable to common shareholders	$(30,884.5)	$(820.4)	$(31,704.9)
Basic and diluted loss per share	$(2.37)		$(2.44)
Weighted average common shares outstanding	13,019,518		13,019,518

Consolidated Statement of Equity	As Previously Reported	Adjustment	As Adjusted
Preferred stock Series B convertible, redeemable	$0.1	$—	$0.1
Common stock	37.2	—	37.2
Additional paid in capital	95,709.5	—	95,709.5
Accumulated deficit	(70,878.8)	(820.4)	(71,699.2)
Accumulated other comprehensive loss	(67.9)	—	(67.9)
Non controlling interests	34,786.8	(788.2)	33,998.6
Total equity	$59,586.9	$(1,608.6)	$57,978.3

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

Consolidated Statement of Cash Flow	As Previously Reported	Adjustment	As Adjusted
Cash flows from operating activities:
Net Loss	$(24,183.9)	$(1,608.6)	$(25,792.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Common Stock, stock options and warrants issued as payment for compensation and services rendered	12,324.0	—	12,324.0
Depreciation and amortization	577.0	(28.4)	548.6
Bad debt expense	(90.2)	—	(90.2)
Deferred tax liability	—	(280.0)	(280.0)
Realization of step in basis of inventory received at date of acquisition	—	1,917.0	1,917.0
Unearned revenues
Deferred acquisition costs
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	1,796.7	—	1,796.7
Accounts receivable	571.7	—	571.7
Inventory	(2,427.1)	—	(2,427.1)
Other assets	(238.9)	—	(238.9)
Unearned revenues	1,991.8	—	1,991.8
Payments to related party	(243.8)	—	(243.8)
Accounts payable, accrued expenses	—	—	—
and other current liabilities	1,274.7	—	1,274.7
Net cash used in operating activities	(8,648.0)	—	(8,648.0)
Cash associated with Merger	696.5	—	696.5
Acquisition of property and equipment	(2,387.6)	—	(2,387.6)
Net cash used in investing activities	(1,691.1)	—	(1,691.1)
Net proceeds from issuance of Series D Preferred Stock	15,669.2	—	15,669.2
Proceeds from bank loans	2,197.5	—	2,197.5
Cash restricted as collateral for bank loans	(959.9)	—	(959.9)
Proceeds from notes payable	2,918.3	—	2,918.3
Payment of capitalized lease obligations	(14.7)	—	(14.7)
Proceeds from sale of convertible debentures	(2,742.7)	—	(2,742.7)
Net cash provided by financing activities	17,067.7	—	17,067.7
Net increase in cash	6,728.6	—	6,728.6
Cash and cash equivalents at beginning of year	430.8	—	430.8
Cash and cash equivalents at end of year	$7,159.4	$—	$7,159.4

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Acquisitions  – (continued)

Presented below is the unaudited proforma information as if the acquisition had occurred at the beginning of the three and nine months ended September 30, 2009 along with a comparison to the reported results for the three and nine ended September 30, 2010 (in thousands, except share and per share amounts):

(in $000 except for Per Share Data)	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
	(As Reported)	(Proforma)	(As Reported)	(Proforma)
Revenues	$16,475.6	$17,074.1	$51,716.3	$45,181.6
Cost of revenues	11,232.9	11,273.3	35,015.5	30,139.0
Gross Profit	5,242.7	5,800.8	16,700.8	15,042.6
Research and development	1,679.9	1,898.5	5,113.5	2,941.1
Selling, general and administrative	9,306.6	7,034.0	23,442.3	16,037.0
Operating loss	(5,743.8)	(3,131.7)	(11,855.0)	(3,935.5)
Other income (expense), net	35.2	58.0	5.9	(14.7)
Loss from operations before provision for income taxes and noncontrolling interests	(5,708.6)	(3,073.7)	(11,849.1)	(3,950.2)
Provision for taxes	286.0	493.5	1,191.2	1,295.1
Net loss	(5,994.6)	(3,567.2)	(13,040.3)	(5,245.3)
Less-net income attributable to noncontrolling interests	1,145.6	1,789.3	4,085.7	4,188.2
Preferred dividends	—	404.1	153.5	655.9
Net loss attributable to common shareholders	$(7,140.2)	$(5,760.6)	$(17,279.5)	$(10,089.4)
Basic and diluted loss per share	$(0.13)	$(0.26)	$(0.36)	$(0.46)
Weighted average common shares outstanding	56,777,430	22,464,655	48,599,359	22,049,974

The unaudited supplemental pro forma financial information should not be considered indicative of the results that would have occurred if the Erye Merger had been consummated on January 1, 2009, nor are they indicative of future results.

Note 5 — Intangible Assets

At September 30, 2010, the Company’s intangible assets consisted of patent applications and rights associated with the VSEL TM Technology which constitutes the principal assets acquired in the acquisition of Stem Cells Technologies, Inc., patent rights owned by Erye, a lease right between Erye and EET (the 49% shareholder of Erye) for the use of Erye’s current manufacturing plant in Suzhou and Erye’s customer list.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Intangible Assets  – (continued)

As of September 30, 2010 and December 31, 2009, the Company’s intangible assets and related accumulated amortization consisted of the following (in thousands):

	Useful Life	September 30, 2010			December 31, 2009
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets obtained in the CBH acquisition
Lease rights	2	$704.8	$(323.0)	$381.8	$690.7	$(57.6)	$633.1
Customer list	10	15,647.7	(1,434.4)	14,213.3	15,335.1	(255.6)	15,079.5
Patents	8	153.8	(17.8)	136.0	150.3	(2.7)	147.6
Intangible assets obtained in the Stem Cell Technologies, Inc.
VSEL patent rights	19	669.0	(96.8)	572.2	672.8	(73.1)	599.7
Total Intangible Assets		$17,175.3	$(1,872.0)	$15,303.3	$16,848.9	$(389.0)	$16,459.9

Total intangible amortization expense is classified in each of the operating expense categories for the periods included below as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Cost of revenues	$87.1	$—	$259.8	$—
Selling, general, and administrative	401.2	—	1,185.6	8.8
Research and development	—	8.8	8.8	17.6

Estimated intangible amortization expense on an annual basis for the succeeding five years is as follows (in thousands):

Years Ending December 31,	Amount
2010 (remainder)	$493.0
2011	1,913.1
2012	1,619.4
2013	1,619.4
2014	1,619.4
Thereafter	8,039.0
Total	$15,303.3

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Accrued Liabilities

Accrued liabilities are as follows (in thousands):

	September 30, 2010	December 31, 2009
Income taxes payable	$1,510.8	$1,842.0
Patent infringement	747.3	—
VAT payable	641.8	—
Professional fees	458.1	116.8
Accrued construction costs	348.5	—
Security deposits	268.6	—
Salaries and related taxes	265.1	531.6
Utilities accrual	120.7	—
Collection cost	87.2	85.2
Benefits payable	82.8	—
Franchise taxes	25.4	139.0
Rent expense	24.2	69.1
Dividends payable	—	69.4
Other	128.7	112.4
	$4,709.2	$2,965.5

Note 7 — Notes Payable and Bank Loan

In December 2009, in order to facilitate working capital requirements in China, NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch for approximately $645,500. The note bore an interest rate of 4.05%. The note was repaid in the second quarter of 2010. The loan was collateralized by cash in a restricted bank account totaling approximately $761,300 and these funds were returned when the note was repaid.

On May 25, 2010 NeoStem (China) issued a promissory note to the Bank of Rizhao Qingdao Branch for approximately $538,000 due November 25, 2010 and bearing interest at 4.86% per annum. The loan is collateralized by cash in a restricted bank account totaling approximately $608,900. In addition, in May 2010 NeoStem (China) entered into a pledge agreement with the bank pledging all of its interest in its VIEs as additional collateral for the loan.

In December 2009, Erye obtained a loan of approximately $2,200,500 from the Industrial and Commercial Bank with an interest rate of 4.86% and was due in June 2010. In April 2010 this loan was paid in full.

Erye has approximately $5,951,900 of notes payable outstanding as of September 30, 2010. Notes are payable to the banks who issue bank notes to Erye’s creditors. Notes payable are interest free and usually mature after a three to six month period. In order to issue notes payable on behalf of Erye, the banks required collateral, such as cash deposits which were approximately 30%-50% of notes to be issued, or properties owned by Erye. Restricted cash pledged as collateral for the balance of notes payable at September 30, 2010 and December 31, 2009, amounted to approximately $2,720,700 and $3,955,400, respectively. At September 30, 2010 and December 31, 2009 the restricted cash amounted to 45.7% and 43.2% of the notes payable Erye issued, and the remainder of the notes payable is collateralized by pledging the land use right Erye owns, which amounted to approximately $1,935,100 and $1,896,900 at September 30, 2010 and December 31, 2009, respectively.

The Company has financed certain insurance policies and has notes payable at September 30, 2010 of approximately $54,700 related to these policies. These notes require monthly payments and mature in less than one year.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Convertible Redeemable Series C Preferred Stock

On October 30, 2009, pursuant to the terms of the Merger Agreement, the Company issued 8,177,512 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock”) to RimAsia Capital Partners, L.P. (“RimAsia”) in exchange for certain outstanding CBH securities.

On May 17, 2010, RimAsia at its option converted its 8,177,512 shares of Series C Preferred Stock into 9,086,124 shares of the Company's common stock at a conversion rate of 0.90 shares of Series C Preferred Stock for 1.0 shares of the Company’s common stock. Following this conversion, there are no shares of Series C Preferred Stock outstanding and RimAsia will not be entitled to receive any dividends on such shares, to receive notices or to vote such shares or to exercise or to enjoy any other powers, preferences or rights in respect thereof; provided however that RimAsia was entitled to receive a cash payment of $153,500 which is equal to the dividends accrued but unpaid through from January 1, 2010 to May 17, 2010. This payment was made on May 25, 2010.

Note 9 — Shareholders’ Equity

Common Stock:

The authorized common stock of the Company is 500 million shares, par value $0.001 per share.

On February 18, 2010, the Company completed a public offering of its common stock, selling 5,750,000 shares priced at $1.35 per share. The Company received approximately $6,819,500 in net proceeds from the offering, after underwriting discounts, commissions and expenses, of approximately $943,000 of which approximately $75,400 was unpaid as of September 30, 2010.

Effective March 15, 2010, RimAsia exercised a warrant to purchase 1,000,000 shares of restricted Common Stock. This warrant was issued to RimAsia in a private placement completed by the Company in September 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $1,750,000. In connection therewith, the Company modified certain terms of RimAsia’s Series D Warrant to purchase 4,000,000 shares of Common Stock.

On May 17, 2010, RimAsia, the holder of 8,177,512 shares of Series C Preferred Stock issued by the Company in connection with the Erye Merger, at its option, converted its 8,177,512 shares of Series C Preferred Stock into 9,086,124 shares of the Company's common stock at a conversion rate of 0.90 shares of Series C Preferred Stock for 1.0 shares of the Company’s common stock.

On May 19, 2010, the Company entered into a Common Stock Purchase Agreement with Commerce Court Small Cap Value Fund, Ltd., which provides that, subject to certain terms and conditions, Commerce Court is committed to purchase up to $20,000,000 worth of shares of the Company’s common stock over a term of approximately 24 months. The Purchase Agreement provides that at the Company’s discretion, it may present Commerce Court with draw down notices under this $20 million equity line of credit arrangement from time to time, to purchase the Company’s Common Stock, provided certain price requirements are met and limited to 2.5% of the Company’s market capitalization at the time of such draw down, which may be waived or modified. The per share purchase price for these shares will equal the daily volume weighted average price of the Company’s common stock on each date during the draw down period on which shares are purchased, less a discount of 5.0%. The Purchase Agreement also provides that the Company in its sole discretion may grant Commerce Court the right to exercise one or more options to purchase additional shares of Common Stock during each draw down period at a price which would be based on a discount calculated in the same manner as it is calculated in the draw down notice. The issuance of shares of common stock to Commerce Court pursuant to the Purchase Agreement, and the sale of those shares from time to time by Commerce Court to the public, are covered by an effective registration statement on Form S-3 filed with the SEC.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

On May 27, 2010, the Company presented Commerce Court with a Draw Down Notice. Pursuant to the Purchase Agreement, the shares were offered at a discount price to Commerce Court mutually agreed upon by the parties under the Purchase Agreement equal to 95.0% of the daily volume weighted average price of the common stock during the Pricing Period or a 5% discount. Pursuant to the Draw Down Notice, the Company also granted Commerce Court the right to exercise one or more options to purchase additional shares of common stock during the Pricing Period, based on the trading price of the common stock. The Company settled with Commerce Court on the purchase of 685,226 shares of common stock under the terms of the Draw Down Notice and the Purchase Agreement at an aggregate purchase price of $1,802,100, or approximately $2.63 per share, on June 7, 2010. The Company and Commerce Court agreed to waive the minimum threshold price of $3.00 per share set forth in the Purchase Agreement. The Company received net proceeds from the sale of these shares of approximately $1,746,100 after deducting its offering expenses.

On June 1, 2010, Fullbright Finance Limited exercised a warrant to purchase 400,000 shares of restricted Common Stock. This warrant was issued to Fullbright in a private placement of securities by the Company in November 2008. The exercise price was $1.75 per share, resulting in proceeds to the Company of $700,000.

On June 25, 2010, the Company entered into definitive securities purchase agreements with investors in a registered direct public offering, pursuant to which such investors agreed to purchase, and the Company agreed to sell, an aggregate of 2,325,582 Units, consisting of an aggregate of 2,325,582 shares of common stock and warrants to purchase an aggregate of 581,394 shares of common stock. The offering closed on June 30, 2010 with gross proceeds of $5,000,000. Each Unit was priced at $2.15 and consisted of one share of common stock and a warrant which will allow the investor to purchase 0.25 shares of common stock at a per share price of $2.75. The warrants may be called by the Company in the event that the common stock trades over $4.50 per share for 10 consecutive trading days. Subject to certain ownership limitations, the warrants will be exercisable on the date of the closing and will expire 2 years thereafter. The number of shares of common stock issuable upon exercise of the warrants and the exercise price of the warrants are adjustable in the event of stock dividends, splits, recapitalizations, reclassifications, combinations or exchanges of shares, reorganizations, liquidations, consolidation, acquisition of the Company (whether through merger or acquisition of substantially all the assets or stock of the Company) or similar events. The issuance of the securities in this offering was registered on a registration statement on Form S-3 filed with the SEC. Rodman & Renshaw LLC acted as the Company’s placement agent in this offering and received a total payment of $340,000 in fees and expenses and Placement Agent Warrants to purchase up to 93,023 shares of our Common Stock at an exercise price of $2.6875 per share expiring May 10, 2015. The Placement Agent Warrants are not covered by the Form S-3. The net proceeds to the Company from such offering, after deducting the Placement Agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering were approximately $4,497,900.

On July 7, 2010, the Company entered into a consulting agreement pursuant to which a consultant was retained to assist the Company in providing sponsorship of the Company’s securities in the public markets and to perform investor relations services for a three month term. In consideration for providing services under this agreement, the Company issued to the consultant 150,000 shares of restricted common stock, to vest as to one-third on each of the first, second and third one-month anniversaries of the effective date of the agreement.

On July 27, 2010, consistent with the Company’s previously disclosed intention to provide support for a charitable foundation, The Stem for Life Foundation (the “Foundation”), which promotes public awareness, funds research and development and subsidizes stem cell collection and storage programs, the Company issued to the Foundation 150,000 shares of restricted common stock with a fair value of $298,500. The issuance of such securities was subject to the approval of the Audit Committee, the Compensation Committee and the NYSE Amex. On July 2, 2010, the Company also contributed $75,000 to the Foundation.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

On September 30, 2010 a warrant holder exercised a warrant to purchase 600,000 shares of Common Stock. The exercise price was $.78 per share, resulting in proceeds to the Company of $468,000.

Warrants:

The Company has issued common stock purchase warrants from time to time to investors in private placements and public offerings, and to certain vendors, underwriters, placement agents and consultants of the Company. A total of 17,352,028 shares of common stock are reserved for issuance upon exercise of outstanding warrants as of September 30, 2010 at prices ranging from $0.50 to $6.50 and expiring through April 2017.

During the three and nine months ended September 30, 2010 the Company issued warrants for services as follows ($ in thousands):

	Number of Common Stock Purchase Warrants Issued		Value of Common Stock Purchase Warrants Issued		Common Stock Purchase Warrant Expense Recognized
	Three Months Ended 9/30/2010	Nine Months Ended 9/30/2010	Three Months Ended 9/30/2010	Nine Months Ended 9/30/2010	Three Months Ended 9/30/2010	Nine Months Ended 9/30/2010
Warrants issued for investor relations services	—	200,000	$—	$242.7	$(70.8)	$121.4
Warrants issued for consulting services	25,000	350,000	32.9	425.6	(103.4)	221.5
Warrants issued for legal services	—	77,000	—	104.0	26.9	74.5

On March 15, 2010, the Company and RimAsia, an affiliate of the Company, made certain agreements with respect to outstanding warrants. RimAsia exercised its warrant to purchase 1,000,000 shares of the Company’s common stock, exercisable at a per share exercise price of $1.75, which was issued to RimAsia in a private placement completed by the Company in September 2008 (the “September 2008 Warrant”). This exercise resulted in proceeds to the Company totaling $1,750,000. The condition for such exercise was that the Company would modify certain terms of RimAsia’s warrant to purchase 4,000,000 shares of Common Stock, issued to RimAsia in a private placement completed by the Company in April 2009 (the “Series D Warrant”). The Series D Warrant was amended to provide for (i) a three (3) year extension of the Termination Date from September 1, 2013 to September 1, 2016, and (ii) an increase in the average closing price that triggers the Company’s redemption option under the Series D Warrant from $3.50 to $5.00. The change in terms resulted in a charge to other expense totaling approximately $188,000.

Warrant activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at December 31, 2009	19,838,802	$3.00
Granted	1,301,417	2.25
Exercised	(2,025,000)	1.46
Expired	(1,613,191)	6.54
Cancelled	(150,000)	2.78
Balance at September 30, 2010	17,352,028	$2.80	4.0	$651,689

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

At September 30, 2010 the outstanding warrants by range of exercise prices are as follows:

Exercise Price	Number Outstanding September 30, 2010	Weighted Average Remaining Contractual Life (years)	Number Exercisable September 30, 2010
$0.50 to $1.01	99,000	3.11	83,000
$1.01 to $1.99	1,442,709	3.23	1,241,709
$1.99 to $2.53	13,202,512	4.51	13,169,179
$2.53 to $5.99	929,928	2.29	929,928
$5.99 to $6.50	1,677,879	1.98	1,677,879
	17,352,028	2.80	17,101,695

Options:

The Company’s 2003 Equity Participation Plan (the “2003 Equity Plan”) permits the grant of share options and shares to its employees, directors, consultants and advisors for up to 2,500,000 shares of Common Stock as stock-based compensation. The 2009 Equity Compensation Plan (the “2009 Equity Plan”) makes up to 13,750,000 shares of Common Stock of the Company available for issuance to employees, consultants, advisors and directors of the Company and its subsidiaries pursuant to incentive or non-statutory stock options, restricted and unrestricted stock awards and stock appreciation rights.

All stock options under the 2003 Equity Plan and the 2009 Equity Plan are generally granted at the fair market value of the Common Stock at the grant date. Stock options vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 10 years from the grant date.

The 2009 Equity Plan was originally adopted by the shareholders of the Company on May 8, 2009. On October 29, 2009, the shareholders of the Company approved an amendment to the 2009 Equity Plan to increase the number of shares of common stock available for issuance thereunder from 3,800,000 to 9,750,000. At the 2010 Annual Meeting of Stockholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase this number to 13,750,000. In September 2010, the Board of Directors authorized an amendment subject to shareholder approval to further increase this number by 2,000,000 shares.

The 2003 Equity Plan and the 2009 Equity Plan are sometimes collectively referred to as the Company’s “U.S. Equity Plan.”

The Company’s 2009 Non-U.S. Based Equity Compensation Plan (“Non-U.S. Plan”) makes up to 8,700,000 shares of Common Stock of the Company available for issuance. Persons eligible to receive restricted and unrestricted stock awards, warrants (option-like equity grants), stock appreciation rights or other awards under the Non-U.S. Plan are those service providers to the Company and its subsidiaries and affiliates providing services outside of the United States, including employees and consultants of the Company and its subsidiaries and affiliates, who, in the opinion of the Compensation Committee, are in a position to contribute to the Company’s success. Warrants vest either on the date of grant, ratably over a period determined at time of grant, or upon the accomplishment of specified business milestones, and generally expire 10 years from the grant date.

The Non-U.S. Plan was originally adopted by the shareholders of the Company on October 29, 2009. At the 2010 Annual Meeting of Stockholders of the Company held on June 2, 2010, the shareholders approved an amendment to increase the number of shares of common stock authorized for issuance thereunder from 4,700,000 to 8,700,000.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

The Company’s results include share-based compensation expense of $2,453,100 and $1,368,200 for the three months ended September 30, 2010 and 2009, respectively and $5,982,500 and $2,766,600 for the nine months ended September 30, 2010 and 2009, respectively. Options vesting on the accomplishment of business milestones will not be recognized for compensation purposes until such milestones are deemed probable of accomplishment. At September 30, 2010 there were options to purchase 1,726,075 shares outstanding that will vest upon the accomplishment of business milestones and will be accounted for as an operating expense when such business milestones are deemed probable of accomplishment.

The weighted average estimated fair value of stock options granted in the three and nine months ended September 30, 2010 was $1.34 and $1.61, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model. The expected volatility is based upon historical volatility of the Company’s stock. The expected term is based upon observation of actual time elapsed between date of grant and exercise of options for all employees.

The range of assumptions made in calculating the fair values of options are as follows (the same assumptions were used for warrants, the term for the warrant is based on the life of the warrant):

	Three Months Ended		Nine Months Ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Expected term (in years)	2 to 10	10	2 to 10	10
Expected volatility	91% – 100%	187% to 197%	91% – 122%	187% to 217%
Expected dividend yield	0%	0%	0%	0%
Risk-free interest rate	0.42% – 3.00%	3.33% to 3.66%	0.42% – 3.58%	3.33% to 3.81%

Stock option activity under the U.S. Equity Plan is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2009	8,340,574	$1.93
Granted	1,906,000	1.86
Exercised	(90,000)	1.56
Forfeited	(98,360)	1.61
Balance at September 30, 2010	10,058,214	$1.87	8.5	$2,033,736
Vested and Exercisable at September 30, 2010	5,850,835			$1,030,180

Exercise Price	Number Outstanding September 30, 2010	Weighted Average Remaining Contractual Term	Number Exercisable September 30, 2010
$0.71 to $1.89	4,827,000	8.98	2,144,000
$1.89 to $1.96	3,123,664	7.40	2,437,617
$1.96 to $4.96	2,056,200	9.21	1,217,868
$4.96 to $7.01	27,250	4.84	27,250
$7.01 to $15.00	24,100	4.20	24,100
	10,058,214		5,850,835

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Shareholders’ Equity  – (continued)

Stock option activity under the Non U.S. Equity Plan is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Average Intrinsic Value
Balance at December 31, 2009	1,650,000	$2.04
Granted	1,850,000	2.06
Exercised	—
Expired	—
Cancelled	—
Balance at September 30, 2010	3,500,000	$2.05	9.5	$228,000
Vested and Exercisable at Septmber 30, 2010	766,666			$—

Exercise Price	Number Outstanding September 30, 2010	Weighted Average Remaining Contractual Term	Number Exercisable September 30, 2010
$1.65 to $1.93	600,000	9.93	—
$1.93 to $2.08	1,650,000	9.08	416,666
$2.08 to $2.22	650,000	9.70	150,000
$2.22 to $2.36	600,000	9.72	200,000
	3,500,000		766,666

The total fair value of shares vested during the three and nine months ended September 30, 2010 was $3,334,677 and $4,781,806, respectively.

The number of remaining shares authorized to be issued under the various equity plans are as follows:

	US Equity Plan	Non US Equity Plan
Shares Authorized for Issuance under 2003 Equity Plan	2,500,000	—
Shares Authorized for Issuance under 2009 Equity Plan	13,750,000	—
Shares Authorized for Issuance under Non US Equity Plan	—	8,700,000
	16,250,000	8,700,000
Outstanding Options – US Equity Plan	(10,058,214)
Exercised Options	(92,500)	—
Outstanding Options – Non US Equity Plan		(3,500,000)
Common shares issued under the option plans	(2,160,535)	(885,000)
Total common shares remaining to be issued under the Option Plans	3,938,751	4,315,000

As of September 30, 2010, there was approximately $9,037,725 of total unrecognized compensation costs related to unvested stock option awards of which $5,876,909 of unrecognized compensation expense is related to stock options that vest over a weighted average life of 2.2 years. The balance of unrecognized compensation costs, $3,160,817, is related to stock options that vest based on the accomplishment of business milestones as to which expense is generally recognized when such milestones become probable of being achieved.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes

The Tax Reform Act of 1986 enacted a complex set of rules limiting the utilization of net operating loss carryforwards to offset future taxable income following a corporate ownership change. The Company’s ability to utilize its NOL carryforwards is limited following a change in ownership in excess of fifty percentage points during any three-year period.

Since the year 2000, the Company has had several changes in ownership which has resulted in a limitation on the Company’s ability to apply net operating losses to future taxable income. Approximately $7,000,000 of net operating losses had expired due to these limitations. At December 31, 2009, the Company had net operating loss carryforwards of approximately $26,450,000 applicable to future Federal income taxes. The tax loss carryforwards are subject to annual limitations and expire at various dates through 2029. The Company has recorded a full valuation allowance against its net deferred tax asset because of the uncertainty that the utilization of the net operating loss will be realized.

The Company determined that a book/tax basis difference exists in recording the fair value of the intangible assets acquired in connection with the Erye Merger. Increasing the value of the acquired assets to fair value, while deductible for book purposes, is not deductible for local Chinese tax purposes but requires recognition of the impact such non-deductibility will have on future tax expense. Specifically, the Company established as of the Erye Merger date deferred tax liabilities of approximately $4,720,800 for such book/tax basis difference. This deferred tax liability will be recognized ratably as amortization of certain intangible assets occurs.

Note 11 — Segment Information

Historically, the Company’s operations have been conducted in only one geographical segment and since March 31, 2007 the Company had realized revenue only from one industry segment, the banking of adult autologous stem cells. In June 2009, the Company established NeoStem (China), Inc. (“NeoStem China” or the “WFOE”) as a wholly foreign owned subsidiary of the Company. The WFOE is domiciled in Qingdao and under its scope of business approved by the PRC regulatory authorities, the WFOE may engage in the research and development, transfer and technological consultation service of bio-technology, regenerative medical technology and anti-aging technology (excluding the development or application of human stem cell, gene diagnosis and treatment technologies); consultation of economic information; import, export and wholesaling of machinery and equipment (the import and export do not involve the goods specifically stipulated in/by state-operated trade, import and export quota license, export quota bidding, export permit, etc.). In furtherance of complying with PRC’s foreign investment prohibition on stem cell research and development, clinical trials and related activities, the Company conducts its current business in the PRC via two domestic variable interest entities. On October 30, 2009, in connection with the Erye Merger, the Company acquired CBH’s 51% ownership interest in Erye which specializes in research and development, production and sales of pharmaceutical products, as well as chemicals used in pharmaceutical products. As a result, the Company now operates in the United States and China.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Segment Information  – (continued)

The Company’s segment data is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
United States
Stem Cell Revenues	$32.0	$82.6	$98.4	$141.2
Other Revenues	29.1	2.5	59.2	16.5
China
Prescription drugs and intermediary pharmaceutical products	16,378.1	—	51,500.6	—
Stem Cell Revenues	30.0	—	30.0	—
Other Revenues	6.4	—	28.1	—
	$16,475.6	$85.1	$51,716.3	$157.7
Income/(loss) from operations:
United States	$(6,658.7)	$(5,693.1)	$(16,547.0)	$(11,068.1)
China	914.9	(1,538.2)	4,691.9	(2,676.6)
	$(5,743.8)	$(7,231.3)	$(11,855.1)	$(13,744.7)

	September 30, 2010	December 31, 2009
Total Assets
United States	$4,723.5	$3,895.5
China	112,247.0	104,998.4
	$116,970.5	$108,893.9

Note 12 — Related Party Transactions

On April 30, 2009, the Company entered into a License and Referral Agreement with Promethean Corporation, now Ceregenex Corporation (“Ceregenex”), through its subsidiary Ceres Living, Inc. (“Ceres”) to use certain Company marks and publications in connection with certain sales and marketing activities relating to its nutritional supplement known as AIO Premium Cellular (the “Product”); and in connection with the license, Ceres will pay to the Company or the Stem for Life Foundation specified fees for each unit of the Product sold; and Ceres shall engage in a referral service with respect to the Company’s adult stem cell collection and storage activities. Ceres will receive a specified fee from the Company for each client referred who completes and pays for a stem cell collection. The term of the agreement is three years with each party having the right to renew annually, thereafter. The Stem for Life Foundation is a 501(c)(3) charitable organization of which the Company’s CEO, and Vice President and General Counsel, are directors and the President and Secretary, respectively, and of which the Company participated in the founding. The CEO of Ceregenex is in an exclusive relationship with the CEO of the Company. The Company has earned $4,446 and $13,196 in royalties in connection with this agreement during the three and nine months ended September 30, 2010, respectively. The royalty payments were not material in 2009. Additionally Ceregenex has been responsible for referral of certain clients for the Company’s stem cell collection business and receives a commission of 10% for such referrals. Through September 30, 2010 these commissions were not significant.

At September 30, 2010, Erye owed EET, the 49% shareholder of Erye, $8,074,100. Included in the amounts owed to EET are:

•	Dividends paid and loaned back to Erye amounting to $7,847,200 and accrued interest of $458,700, the interest rate on this loan is 5.31%. Erye made an interest payment of approximately $195,600 in February 2010.
•	Advances to EET of $626,600; and
•	A non interest bearing loan from EET of $394,800 due 2011.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies

On May 26, 2006, the Company entered into an employment agreement with Dr. Robin L. Smith, pursuant to which agreement, as amended to date, Dr. Smith serves as the Chief Executive Officer of the Company.

Effective as of September 27, 2009, Dr. Smith’s annual base salary is $332,750, increased by 10% annually on that date. On July 29, 2009, the Company amended the terms of its employment agreement with Dr. Smith by means of a letter agreement to extend the term of Dr. Smith’s employment to December 31, 2011 and subject to the consummation of the Erye Merger with CBH (which Erye Merger was consummated on October 30, 2009), award Dr. Smith a $275,000 cash bonus for 2009 and comparable minimum annual bonuses for 2010 and 2011. The Company maintains key-man life insurance on Dr. Smith in the amount of $3,000,000. As of October 29, 2009, the Compensation Committee approved the reimbursement to Dr. Smith of premiums, up to $4,000 annually, for disability insurance covering Dr. Smith. The Company has also agreed to pay membership and annual fees for a club in New York of Dr. Smith’s choice for business entertaining and meetings, and a car allowance equal to $1,000 per month.

Per Dr. Smith’s January 26, 2007 letter agreement with the Company, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith with good reason, the Company shall pay to Dr. Smith her base salary at the time of termination for the two year period following such termination. Dr. Smith’s September 27, 2007 letter agreement provides that such payment of severance can be made instead in 12 equal monthly installments beginning the date of termination. In addition, per Dr. Smith’s May 26, 2006 employment agreement, upon termination of Dr. Smith’s employment by the Company without cause or by Dr. Smith for good reason, Dr. Smith is entitled to: (i) a pro-rata bonus based on the annual bonus received for the prior year; (ii) COBRA payments for a one year period; and (iii) have all options that would have vested during the 12-month period following the date of termination, become fully vested and, together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise.) Upon termination of Dr. Smith’s employment by the Company for cause or by Dr. Smith without good reason, Dr. Smith is entitled to: (i) the payment of all amounts due for services rendered under the agreement up until the termination date; and (ii) have all vested options remain exercisable for a period of ninety days (all stock options which have not vested shall be forfeited.) Upon termination for death or disability, Dr. Smith (or her estate) is entitled to: (i) the payment of all amounts due for services rendered under the agreement until the termination date; (ii) family COBRA payments for the applicable term; and (iii) have all vested options remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

Per Dr. Smith’s May 26, 2006 employment agreement, upon a change in control of the Company, options held by Dr. Smith shall be governed by the terms of applicable agreements and equity compensation plans, but in any event at least 75% of Dr. Smith’s then unvested options shall become immediately vested and exercisable upon a change in control. Further, in the event Dr. Smith voluntarily terminates her employment without good reason following a change in control, Dr. Smith shall be entitled to: (i) the payment of base salary for one year; (ii) a pro-rata bonus based on the annual bonus received for the prior year; (iii) COBRA payments for a one year period; and (iv) have all options which would have vested during the 12-month period following the date of termination, become fully vested and, together with all other fully vested options, remain exercisable for a maximum of 48 months (but in no event longer than the original term of exercise).

On January 26, 2007, the Company entered into an employment agreement with Catherine M. Vaczy pursuant to which agreement, as amended to date, Ms. Vaczy continues to serve as the Company’s Vice President and General Counsel.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

Ms. Vaczy’s January 26, 2007 employment agreement, as amended on January 9, 2008 and August 29, 2008, or the Original Agreement, expired by its terms on December 31, 2008. However, effective July 8, 2009, the Company entered into another letter agreement, or the Extension, with Ms. Vaczy pursuant to which the Original Agreement was extended, subject to certain different and additional terms. The Extension provides that Ms. Vaczy’s base salary during the one-year term will be $182,500. The Extension additionally provides for (i) a 25,000 share stock award upon execution under the 2009 Plan where the Company also pays the associated payroll taxes; and (ii) a $5,000 cash bonus upon each of two milestone objectives established by the Board of Directors (one of which was met in the fourth quarter of 2009 and the other in the first quarter of 2010). Pursuant to the Original Agreement, as extended and otherwise amended to date, Ms. Vaczy was also entitled to payment of certain perquisites and/or reimbursement of certain expenses incurred by her in connection with the performance of her duties and obligations under the letter agreement (including a car allowance equal to $1,000 per month), and to participate in any incentive and employee benefit plans or programs which may be offered by the Company and in all other plans in which the Company executives participate.

As of October 29, 2009, the Compensation Committee of the Board (i) awarded Ms. Vaczy a $50,000 cash bonus, 50% of which was payable in 2009 and the remaining 50% payable upon the achievement of a business milestone (which was achieved in February 2010), (ii) increased Ms. Vaczy’s salary from $182,500 to $191,000 effective as of November 1, 2009, and (iii) approved the payment of dues to a private club of Ms. Vaczy’s choosing for business entertaining and meetings (not to exceed $6,000 annually).

In the event Ms. Vaczy’s employment is terminated prior to the end of the term, for any reason, earned but unpaid cash compensation and unreimbursed expenses due as of the date of such termination would be payable in full. In addition, in the event Ms. Vaczy’s employment is terminated prior to the end of the term for any reason other than by the Company with cause or Ms. Vaczy without good reason, Ms. Vaczy or her executor of her last will or the duly authorized administrator of her estate, as applicable, would be entitled to receive certain specified severance payments, paid in accordance with the Company’s standard payroll practices for executives. In no event would such payments exceed the remaining salary payments in the term. Any severance payments set forth in the Original Agreement to which Ms. Vaczy may become entitled shall be based on Ms. Vaczy’s then salary for a three month and not an annual period. In the event her employment is terminated prior to the end of the term by the Company without cause or by Ms. Vaczy for good reason, all options granted by the Company will immediately vest and become exercisable in accordance with their terms. Any options provided for in the Extension, as well as other options granted or to be granted to Ms. Vaczy, shall remain exercisable despite any termination of employment for a period of not less than two years from the date of termination of employment.

On July 7, 2010, pursuant to a letter agreement (the “Employment Agreement Extension”) entered into with Catherine M. Vaczy, Esq., the Company’s Vice President and General Counsel, the Company extended Ms. Vaczy’s employment agreement dated January 26, 2007, as amended on January 9, 2008 and August 29, 2008 and reinstated and extended on July 8, 2009 for a one year term (as so amended and extended, the “Original Employment Agreement”). The Employment Agreement Extension was effective as of July 7, 2010 (the “Effective Date”) and continues through December 31, 2011 (as extended, the “Term”). The Employment Agreement Extension provides that during the Term, Ms. Vaczy shall receive (i) a base salary of $211,000 per annum which will be increased by ten percent (10%) on the one year anniversary of the Effective Date; (ii) a bonus of $50,000, half of which was payable upon the Effective Date and half of which is payable upon achievement of a business milestone; (iii) a minimum bonus of $60,000 during the second year of the Term; (iv) an option (the “Option”) on the Effective Date under the Company’s 2009 Plan to purchase 350,000 shares of the Company’s common stock, which shall vest and become exercisable as to 100,000 shares on the one year anniversary of the Effective Date, 50,000 shares on December 31, 2011, and as to the remaining 200,000 shares upon the achievement of specified business milestones, the per share exercise price of the Option is equal to the closing price of the common stock on the Effective Date and the

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

Option is subject to all the terms and conditions of the 2009 Plan; (v) the costs of personal stem cell collection; and (vi) business club dues not to exceed $5,000 annually. Except as set forth in the Employment Agreement Extension, the terms of the Original Employment Agreement remain unchanged.

On October 29, 2009, the Compensation Committee adopted that certain Additional Compensation Plan providing that contingent cash bonuses, in the total amount of $200,806, would be payable upon the occurrence of a “Cash Flow Event” which occurred in the first quarter of 2010. Two members of the Company’s Board of Directors, one former member of the Company’s Board of Directors, the Company’s CEO, CFO and General Counsel participated in a total of $134,232 of such amount.

Pursuant to the terms of the Director Compensation Plan adopted on November 4, 2009, as amended, each non-employee director of the Company, including directors who are employees of partially owned joint ventures, are entitled to quarterly cash compensation equal to $15,000, payable in arrears. Based on the current Board structure, this will equal approximately $360,000 annually.

As of October 2, 2009, the Company entered into indemnification agreements with its Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of its directors pursuant to which the Company has agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is the Company’s director, officer, employee, agent or fiduciary.

In November 2007, the Company entered into an acquisition agreement with UTEK Corporation (“UTEK”) and Stem Cell Technologies, Inc., a wholly owned subsidiary of UTEK (“SCTI”), pursuant to which the Company acquired all the issued and outstanding common stock of SCTI in a stock-for-stock exchange. SCTI contains an exclusive, worldwide license to a technology developed by researchers at the University of Louisville to identify and isolate rare stem cells from adult human bone marrow, called very small embryonic like stem cells. Concurrent with the SCTI acquisition, NeoStem entered into a sponsored research agreement (“SRA”) with the University of Louisville under which NeoStem has been supporting further research in the laboratory of Mariusz Ratajczak, M.D., Ph.D. a co-inventor of the VSELTM Technology and head of the Stem Cell Biology Program at the James Brown Cancer Center at the University of Louisville. The SRA, which has been periodically amended, called for payments in 2008 of $50,000, 2009 of $65,337, and 2010 of $86,068, of which $158,371 has been paid. An additional $95,128 is payable in 2011 until December 31, 2011, the end of the term.

Under a License Agreement entered into with the University of Louisville Research Foundation (“ULRF”) in November 2007, SCTI agreed to engage in a diligent program to develop the VSEL technology. Certain license fees and royalties are to be paid to ULRF from SCTI, and SCTI is responsible for all payments for patent filings and related applications. Portions of the license may be converted to a non-exclusive license if SCTI does not diligently develop the VSELTM Technology or terminated entirely if SCTI chooses to not pay for the filing and maintenance of any patents thereunder. Under the License Agreement, which has an initial term of 20 years, the Company has paid to date approximately $117,000 consisting of various up-front fees, including $22,000 in connection with its May 2010 amendment, and is required to pay under the license certain other future fees including: (i) a specified non-refundable annual license maintenance fee upon issuance of the licensed patent in the United States; (ii) a specified royalty on net sales; (iii) specified milestone payments; and (iv) specified payments in the event of sublicensing. The License Agreement also contains certain provisions relating to “stacking,” permitting SCTI to pay royalties to ULRF at a reduced rate in the event it is required to also pay royalties to third parties exceeding a specified threshold for other technology in furtherance of the exercise of its patent rights or the manufacture of products using the VSELTM Technology.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

As of December 31, 2009, the Company, NeoStem (China), Inc., and Progenitor Cell Therapy, LLC, a Delaware limited liability company (“PCT”), entered into an Agreement (the “Agreement”) whereby NeoStem and NeoStem China engaged PCT to perform the services necessary (1) to construct in Beijing, China a facility consisting of a clean room for adult stem cell clinical trial processing and other stem cell collections which will have the processing capacity on an annual basis sufficient for at least 10,000 samples, research and development laboratory space, collection and stem cell storage area and offices, together with the furnishings and equipment and (2) install quality control systems consisting of materials management, equipment maintenance and calibration, environmental monitoring and compliance and adult stem cell processing and preservation which comply with cGMP standards and regulatory standards that would be applicable in the United States under GTP standards, as well as all regulatory requirement applicable to the program under the laws of the PRC. The aggregate cost of the program, including the phase 1 equipment purchases, is expected to be approximately $3 million. The project is anticipated to take until the end of 2010 to complete. PCT has agreed to provide at least 90 days of support services to NeoStem for an additional fee after completion of the project, which is renewable at NeoStem's request for an additional 90 days. See Note 1, The Company, for information on the proposed Merger of PCT with and into a wholly-owned subsidiary of the Company.

In connection with the issuance to investors and service providers of many of the shares of the Company’s common stock and warrants to purchase common stock previously disclosed and described herein, the Company granted the holders registration rights providing for the registration of such shares of common stock and shares of common stock underlying warrants on a registration statement to be filed with the Securities and Exchange Commission so as to permit the resale of those shares. Certain of the registration rights agreements provided for penalties for failure to file or failure to obtain an effective registration statement. With respect to satisfying its obligations to the holders of these registration rights, the Company is in various positions. The Company filed a registration statement as required for some of the holders, but to date, the Company has not had such registration statement declared effective. As to some holders, the Company has not yet satisfied its obligation to file. Certain holders with outstanding registration rights have previously waived their registration rights. No holder has yet asserted any claim against the Company with respect to a failure to satisfy any registration obligations. Were someone to assert a claim against the Company for breach of registration obligations, the Company believes it has several defenses that would result in relieving it from some or any liability, although no assurances can be given. The Company also notes that damage claims may be limited, as (i) all shares of Common Stock as to which registration rights attached are currently salable under Rule 144 of the Securities Act or are currently subject to lock-up agreements and (ii) during much of the relevant periods the warrants with registration rights generally have been out of the money or are currently subject to lock-up agreements. Accordingly, were holders to assert claims against the Company based on breach of the Company’s obligation to register, the Company believes that the Company’s maximum exposure from non-related parties would not be material.

Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd. involves a patent infringement dispute with respect to a particular antibiotics complex manufactured by Erye (the “Product”). The Changsha Intermediate People’s Court in Hunan Province, PRC in the foregoing case rendered a judgment on May 13, 2010 against Erye as follows: (i) awarding plaintiff Xiangbei Welman damages and costs of approximately 5 million RMB (approximately $750,000) against Erye which was fully accrued for at September 30, 2010; and (ii) enjoining Erye from manufacturing, marketing and selling the Product. The Product represented less than 2% of Erye’s sales in 2009. Erye has appealed the court judgment, and is also engaged in settlement negotiations.

NEOSTEM, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Commitments and Contingencies  – (continued)

A related but separate lawsuit entitled Xiangbei Welman Pharmaceutical Co., Ltd. v Suzhou Erye Pharmaceutical Co., Ltd. and Hunan Weichu Pharmacy Co., Ltd., involves a copyright infringement dispute with respect to package inserts of the same Product. The Changsha Intermediate People’s Court in Hunan Province, PRC rendered a decision on August 3, 2010 against Erye, dismissing its appeal from a lower court’s judgment made by the People’s Court of Yuelu District, Changsha City, which (i) enjoins Erye from copying and using the package inserts for the Product and selling the drugs with the aforesaid package inserts; and (ii) awarding Welman economic losses of approximately 50,000 RMB (approximately $7,500) against Erye. This decision is final.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Progenitor Cell Therapy, LLC and Subsidiaries
Allendale, New Jersey

We have audited the accompanying consolidated balance sheet of Progenitor Cell Therapy, LLC and Subsidiaries as of December 31, 2009, 2008 and 2007 and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Progenitor Cell Therapy, LLC and Subsidiaries as of December 31, 2009, 2008 and 2007 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

EisnerAmper LLP
Hackensack, New Jersey
September 17, 2010

PROGENITOR CELL THERAPY, LLC

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$192,885	$1,127,138	$1,582,026	$1,214,035
Accounts receivable, less allowance for doubtful accounts of $67,255, $67,255, $67,255 and $67,255, at September 30, 2010 and December 31, 2009, 2008 and 2007, respectively	656,647	1,534,447	1,051,436	814,374
Prepaid expenses and other current assets	521,131	446,824	235,248	213,045
Deferred project costs	3,616,773	2,116,118	450,329	953,434
Total Current Assets	4,987,436	5,224,527	3,319,039	3,194,888
Property and equipment, net of accumulated depreciation	9,679,666	7,519,638	6,686,212	7,317,976
Other Assets
Restricted cash and cash equivalents	353,860	353,860	353,860	353,860
Other assets	196,090	146,090	99,646	200,449
	$15,217,052	$13,244,115	$10,458,757	$11,067,173
LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Current maturities of long term debt	$167,470	$103,521	$98,413	$1,093,128
Borrowings under line of credit – related party	3,400,000	1,080,000	500,000	—
Accounts payable	1,704,921	1,032,974	559,106	480,562
Accrued expenses and other current liabilities	293,911	672,497	309,456	302,859
Due to Amorcyte, Inc.	500,000	500,000	500,000	500,000
Deferred revenues	5,898,457	4,295,965	1,606,923	3,118,433
Total Current Liabilities	11,964,759	7,684,957	3,573,898	5,494,982
Long-term debt, net of current maturities	2,736,113	2,817,172	2,920,704	3,011,747
Deferred lease liability	99,261	108,642	96,838	49,628
Total Liabilities	14,800,133	10,610,771	6,591,440	8,556,357
Commitments and Contingencies
Members’ Equity
Members’ contributions and other, net	13,084,046	12,678,399	12,104,722	9,961,784
Accumulated deficit	(12,667,127)	(10,045,055)	(8,237,405)	(7,456,365)
Total Members’ Equity	416,919	2,633,344	3,867,317	2,505,419
	$15,217,052	$13,244,115	$10,458,757	$11,061,776

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)
AND THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
Revenues
Clinical services	$6,806,654	$6,373,098	$8,238,159	$9,741,581	$6,990,443
Operating expenses
Clinical services	4,427,503	3,984,320	5,479,897	6,618,197	4,978,891
Selling, general and administrative expenses	4,483,161	3,396,367	4,369,808	3,688,919	5,050,646
Total operating expenses	8,910,664	7,380,687	9,849,705	10,307,116	10,029,537
Loss from operations	(2,104,010)	(1,007,589)	(1,611,546)	(565,535)	(3,039,094)
Other income (expense)
Interest income	1,547	4,254	5,502	16,487	142,987
Interest expense	(519,609)	(131,221)	(280,220)	(247,663)	(56,426)
Other income (expense)	—	(460)	(460)	15,671	(2,690)
Gain on asset disposal	—	—	79,074	—	—
Net loss	$(2,622,072)	$(1,135,016)	$(1,807,650)	$(781,040)	$(2,955,223)

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007
AND NINE MONTHS ENDED SEPTEMBER 30, 2010 (UNAUDITED)

	Number of Units	Contributions and other, net	Accumulated Deficit	Total
Balance at January 1, 2007	6,820,843	$10,211,968	$(4,501,142)	$5,710,826
Distributions to Members	—	(257,424)	—	(257,424)
Stock-based compensation	—	7,240	—	7,240
Net loss for the year ended December 31, 2007	—	—	(2,955,223)	(2,955,223)
Balance at December 31, 2007	6,820,843	9,961,784	(7,456,365)	2,505,419
Contributions from members	322,458	2,125,000	—	2,125,000
Stock-based Compensation	—	17,938	—	17,938
Net loss for the year ended December 31, 2008	—	—	(781,040)	(781,040)
Balance at December 31, 2008	7,143,301	12,104,722	(8,237,405)	3,867,317
Contributions from members	42,719	229,444	—	229,444
Stock-based Compensation	—	17,938	—	17,938
Warrants issued in connection with line of credit	—	326,295	—	326,295
Net loss for the year ended December 31, 2009	—	—	(1,807,650)	(1,807,650)
Balance at December 31, 2009	7,186,020	12,678,399	(10,045,055)	2,633,344
Stock-based Compensation (unaudited)	—	13,455	—	13,455
Warrants issued in connection with line of credit (unaudited)	—	392,192	—	392,192
Net loss for the nine months ended September 30, 2010 (unaudited)	—	—	(2,622,072)	(2,622,072)
Balance at September 30, 2010 (unaudited)	7,186,020	$13,084,046	$(12,667,127)	$416,919

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007 AND
THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net loss	$(2,622,072)	$(1,135,016)	$(1,807,650)	$(781,040)	$(2,955,223)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	719,530	641,523	848,979	882,832	730,989
Provision for doubtful accounts	—	125,000	—	—	—
Non-cash compensation for services	13,455	13,453	17,938	17,938	7,240
Amortization of deferred financing costs	304,129	17,174	120,214	—	—
Deferred lease liability	(9,381)	12,430	11,805	47,210	42,528
Net gain from sale of fixed assets	—	—	(79,074)	—	—
(Increase) decrease in:
Accounts receivable	877,800	265,659	(483,011)	(237,062)	80,105
Prepaid expenses and other current assets	13,756	10,784	(5,495)	(22,203)	94,297
Deferred project costs	(1,500,655)	(1,100,470)	(1,665,789)	503,105	(533,088)
Other assets	—	(52,111)	—	—	—
Increase (decrease) in:
Accounts payable	671,947	606,018	473,867	78,544	(288,692)
Accrued expenses and other current liabilities	(378,586)	205,959	363,041	6,597	(207,437)
Deferred revenue	1,602,492	1,279,992	2,689,042	(1,511,510)	1,113,482
Net Cash Provided by (Used in) Operating Activities	(307,585)	890,395	483,867	(1,015,589)	(1,915,799)
Cash Flows from Investing Activities
Payments for purchases of property and equipment	(2,879,558)	(748,125)	(1,753,331)	(251,068)	(5,457,998)
Restricted cash and cash equivalents	—	—	—	—	120,775
Proceeds from sale of equipment	—	—	150,000	—	—
Change in other assets	(50,000)	—	(46,444)	100,803	(69,991)
Net Cash Used in Investing Activities	(2,929,558)	(748,125)	(1,649,775)	(150,265)	(5,407,214)
Cash Flows from Financing Activities
Proceeds from line of credit – related party	2,320,000	—	1,080,000	1,500,000	4,120,000
Proceeds from other short term loan	74,928	—	—	—	—
Principal payments of notes payable	(92,038)	(565,206)	(598,424)	(2,085,758)	(15,128)
Principal payments on capital lease obligations	—	—	—	(5,397)	(8,968)
Distributions to members	—	—	—	—	(257,424)
Contributions from members	—	229,444	229,444	2,125,000	—
Net Cash Provided by (Used in) Financing Activities	2,302,890	(335,762)	711,020	1,533,845	3,838,480
Net change in cash and cash equivalents	(934,253)	(193,492)	(454,888)	367,991	(3,484,533)
Cash and cash equivalents – beginning of period	1,127,138	1,582,026	1,582,026	1,214,035	4,698,568
Cash and cash equivalents – ending of period	$192,885	$1,388,534	$1,127,138	$1,582,026	$1,214,035
Supplementary Disclosures of Cash Flow Information
Cash paid during the period for interest	$215,480	$131,221	$160,006	$246,849	$52,000
Fair value of warrant issued in connection with line of credit	$392,192	$326,295	$326,295	$—	$—

See accompanying notes to consolidated financial statements.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND LIQUIDITY

Nature of Operations

Progenitor Cell Therapy, LLC (“PCT” or the “Company”) was originally organized as a New Jersey limited liability company. The Company was formed on December 16, 1997 and began operations on February 27, 1999 pursuant to an operating agreement (the “Operating Agreement”) entered into by the members (the “Members”). Effective August 31, 2004, PCT was merged into Progenitor Cell Therapy, LLC, a Delaware limited liability company. Members are not personally liable for any debts or losses of PCT in excess of the Members’ capital contributions. PCT is engaged in a wide range of services in the stem cell therapy market for the treatment of human disease. Substantially all of the Company’s operations are in New Jersey and California.

DomaniCell, LLC (“DomaniCell”) is a Delaware limited liability company and is wholly owned by its sole member, PCT. DomaniCell was formed on May 10, 2005 and began its operations thereafter. DomaniCell is engaged in the collection and storage of stem cells derived from umbilical cord blood units for the treatment of human disease.

PCT Allendale, LLC (“Allendale”) is a New Jersey limited liability company and is wholly owned by its sole member, PCT. Allendale was formed on August 22, 2007 and is the owner of the Company’s building in Allendale, New Jersey.

Liquidity

The Company has experienced net losses in the past and has limited capital resources to fund its operations. An affiliated company of our CEO (See Note 4) has provided short term financing as needed. The Company believes there is adequate liquidity at September 30, 2010 combined with projected operating results and the proceeds from the proposed second mortgage to fund future operations through the summer of 2011. However, the Company operates in a competitive industry and should projected future operations be negatively impacted for any reason, or the pending Merger (See Note 12) is not consummated the Company will need to raise external financing and/or future operations would need to be scaled back or discontinued. See Note 12 for discussion of recent merger announcement and pending financing.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying interim consolidated financial statements of the Company as of September 30, 2010 and for the nine months ended September 30, 2010 and 2009 are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal, recurring adjustments, necessary for a fair presentation of the results for the interim period. Accordingly, they do not include all information and notes required by generally accepted accounting principles for complete financial statements. The results of operations for interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of PCT, DomaniCell, Allendale; all intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company enters into contracts with corporations, hospitals, private physicians, physicians’ practices and medical centers for the processing of human cells in patient specimens. The cell processing involves multiple related sequential procedures. The Company recognizes revenue from cell processing of patient specimens as a multiple element arrangement in accordance with Codification Topic 605: “Revenue Recognition.” In accordance with Topic 605, the Company recognizes revenue when there is persuasive evidence of an arrangement, title and risk of loss have passed, product is shipped or the services have been rendered, the sales price is fixed or determinable and collection of the related receivable is reasonably assured.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Thus, revenue resulting from the processing of a patient’s specimen is recognized upon completion of the processing. If revenue is deferred because such processing is not complete, the associated costs, if material, are also deferred and are classified as deferred costs on the accompanying Consolidated Balance Sheets. Milestone contract billings in excess of revenue recognized are included in deferred revenue on the balance sheet.

The Company also provides a cell storage service, for which a separate defined fee is charged. Revenue for cell storage services is deferred and recognized ratably over the storage period. In certain instances, the Company will charge a customer a single fee, which will include cell processing and storage. In these situations, the fair value fee of the storage is separated from the total fee, and is deferred and recognized pro rata over the cell storage period.

The Company has adopted the requirements of ASC Codification Topic 605: “Revenue Recognition,” for recognizing revenue on reimbursed program costs. This pronouncement allows the Company to record its contractual expense reimbursements as a component of its revenue on a gross basis, since it is the primary obligor of the reimbursable costs, has discretion over the supplier choice and bears the underlying credit risk. The Company will reflect the expense reimbursements received as revenue and the related expenses as a contra revenue account.

Interest income is recognized as earned.

Accounts Receivable and Allowance for Doubtful Accounts

The Company extends credit to certain customers, primarily with terms up to 30 days. Bad debts are provided on the allowance method based on management’s evaluation of outstanding accounts receivable based on the length of time the receivables are outstanding, the current business environment and historical experience. Accounts are written off when they are deemed uncollectible. The Company does not require collateral from its customers.

Property and Equipment

Laboratory and office equipment, computers, building and improvements, and furniture and fixtures are stated at cost and are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are stated at cost and are amortized on a straight-line basis over the life of the lease or of the improvement, whichever is shorter.

Expenditures for maintenance and repairs that do not materially extend the useful lives of the assets are charged to expense as incurred. The cost and accumulated depreciation of assets retired or sold are removed from the respective accounts and any gain or loss is recognized in operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments that have maturities of three months or less, when acquired, to be cash equivalents.

Restricted Cash and Cash Equivalents

Restricted cash and cash equivalents of $353,860 at September 30, 2010, and December 31, 2009, 2008 and 2007 is related to amounts held in escrow as required under the mortgage agreement which is described in Note 4.

Deferred Rent

The Company recognizes rental expense for leases with scheduled rent increases on a straight-line basis over the life of the lease. The Company records a deferred rent liability to account for the difference between the actual payments and the straight-line expense, which will reverse in future years when the actual payments will exceed the straight-line expense.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Income Taxes

PCT, Allendale and DomaniCell are organized as limited liability companies, which are treated as partnerships for income tax purposes. Accordingly, there is no provision for income taxes in the accompanying financial statements. Individual owners have the responsibility to include their share of taxable income or to deduct their share of the Company’s losses in their own income tax return.

On July 1, 2007, the Financial Accounting Standards Board (“FASB”) issued ASC 740-10, “Income Taxes” (“ASC 740-10”). ASC 740-10 provides recognition criteria and a related measurement model for uncertain tax positions taken or expected to be taken in income tax returns. ASC 740-10 requires that a position taken or expected to be taken in a tax return be recognized in the financial statements when it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. It also provides guidance on derecognition, measurement, and classification of amounts relating to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim periods, disclosures and transition relating to the adoption of the new accounting standard. The Company adopted Topic 740-10 on January 1, 2009, and it did not have a material impact on the Company’s financial position and results of operation.

Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates include useful lives of fixed assets, estimates used to test asset impairments, deferred project costs, collectability of accounts receivable and valuation of the Company’s equity-based instruments. Actual results could differ from those estimates.

Equity-Based Compensation

The Company follows ASC Codification Topic 718: “Compensation — Stock Compensation,” which requires that compensation cost relating to share based payment awards made to employees and directors be recognized in the financial statements. The cost for awards issued is measured at the grant date based on the calculated fair value of the award. The value of the portion of the award that is ultimately expected to vest is recognized over the requisite service periods (generally the vesting period of the equity award) in the accompanying Consolidated Statements of Operations.

Advertising

The Company expenses advertising costs as they are incurred. Advertising expenses for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 were approximately $78,000, $85,000, $86,000, $152,000 and $284,000, respectively.

Fair Value Measurement

The Company’s financial instruments include cash and cash equivalents, accounts receivable from customers, accounts payable, and accruals which are short-term in nature. The Company believes the carrying amounts of these financial instruments reasonably approximate their fair value. We believe the carrying value of our notes payable approximates their fair value given the interest rates charged and other terms of the instruments.

The Company adopted ASC 820 Fair Value Measurements (“ASC 820”) in January 2009. ASC 820 defines fair value, establishes a common framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements for assets and liabilities. ASC 820 does not require additional assets or liabilities to be accounted for at fair value beyond that already required under other U.S. GAAP accounting standards.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

New Accounting Pronouncements

In April 2010, the FASB issued ACS Topic 605, Milestone Method of Revenue Recognition. FASB Topic 605 provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research or development transactions. Consideration that is contingent on achievement of a milestone in its entirety may be recognized as revenue in the period in which the milestone is achieved only if the milestone is judged to meet certain criteria to be considered substantive. Milestones should be considered substantive in their entirety and may not be bifurcated. An arrangement may contain both substantive and nonsubstantive milestones, and each milestone should be evaluated individually to determine if it is substantive. FASB Topic 605 is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of FASB Topic 605 did not have a material impact on the Company’s financial position and results of operations.

In June 2009, the FASB issued FASB ASC Topic 105, Generally Accepted Accounting Principles, which establishes the FASB Accounting Standards Codification as the sole source of authoritative generally accepted accounting principles. Pursuant to the provisions of FASB ASC 105, the Company has updated references to GAAP in its financial statements issued for the period ended December 31, 2009. The adoption of FASB ASC Topic did not impact the Company’s financial position or results of operations.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment consists of the following at:

	Estimated Useful Lives	September 30, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Computer equipment	3 years	$353,838	$292,661	$259,034	$244,559
Laboratory and office equipment*	7 years	3,271,437	2,938,007	2,667,467	2,497,311
Furniture and fixtures	12 years	182,503	179,311	174,279	173,007
Leasehold improvements	Life of lease	2,647,055	2,632,526	2,450,180	2,429,230
Building and improvements	25 years	7,966,448	5,503,038	4,332,585	4,298,280
		14,421,281	11,545,543	9,883,545	9,642,387
Less, Accumulated depreciation and amortization		(4,741,615)	(4,025,905)	(3,197,333)	(2,324,411)

		$9,679,666	$7,519,638	$6,686,212	$7,317,976

Depreciation and amortization expense for the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007 was approximately $720,000, $641,000, $849,000, $883,000, and $731,000, respectively.

*Net of approximately $823,000 as of September 30, 2010, December 31, 2009 and 2008, and $813,000 as of December 31, 2007, with respect of grant received (see Note 10 — Grant Agreement).

NOTE 4 – LONG-TERM DEBT

Mortgage

On October 31, 2007, the Company entered into a note to borrow $3,120,000 (the “Note”) in connection with its $3,818,500 purchase of condominium units of an existing building in Allendale, New Jersey (the “Property”) that the Company intends to use as a laboratory and stem cell processing facility.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LONG-TERM DEBT  – (continued)

The Note is payable in 239 consecutive monthly payments of principal and interest, based on a 20 year amortization schedule; and one final payment of all outstanding principal plus accrued interest then due. The current monthly installment is $20,766, which includes interest at an initial rate of 5.00%; the interest rate and monthly installments payments are subject to adjustment on October 1, 2017. On that date, upon prior written notice, the lender shall have the option to declare the entire outstanding principal balance, together with all outstanding interest, due and payable in full. The Note is secured by substantially all of the assets of the Company, including a first mortgage on the Property and assignment of an amount approximately equal to eighteen months debt service held in escrow (see Note 2 — Restricted Cash and Cash Equivalents). The Note matures on October 1, 2027 if not called by the lender on October 1, 2017. The Note is subject to certain debt service coverage and total debt to tangible net worth financial covenant ratios semi-annually. The next measurement period for financial covenants is December 31, 2010. The Company was not in compliance with such covenants through June 30, 2010, and has obtained a covenant waiver letter from the lender for all periods through June 30, 2010. The outstanding balance was approximately $2,844,000 at September 30, 2010 and $2,921,000, $3,019,000 and $3,105,000 at December 31, 2009, 2008 and 2007, respectively.

Northern New Jersey Cancer Associates

On March 14, 2008 the Company arranged for a $2,000,000 line of credit with Northern New Jersey Cancer Associates (“NNJCA”). The Company’s Chief Executive Officer is also Co-Managing Partner of NNJCA. The term of the agreement is one year and interest on amounts drawn down from the line of credit will accrue at the prime rate plus 2% and will be payable monthly. NNJCA may elect to receive payment of the outstanding balance in cash or in membership interest of PCT. For calculating the membership interest that NNJCA will receive if it so chooses, the Company will be valued at the valuation offered to investors with the Company’s next round of equity financing. A one-time origination fee of $20,000 was paid in April 2008 for the line-of-credit.

On March 26, 2008, the Company borrowed $1,500,000 against the NNJCA line of credit and used $1,000,000 of the proceeds to repay in full the StemCells, Inc. loan borrowed in December 2007. The balance remaining at December 31, 2008 was $500,000. As of April 14, 2009, the entire amount of the loan was re-paid.

On September 14, 2009, the Company entered into a line of credit and security agreement with NNJCA for $3,000,000. The credit line has an interest rate of 5.5% accruing on the first $2,000,000 and 6% thereafter. The advance and accrued interest is due and payable on June 30, 2010. The borrowings under the line of credit are secured by substantially all of the assets of the Company. In conjunction with this credit line warrant to purchase shares were issued by the company to NNJCA. The holder is entitled to purchase, at its option, up to 73,052 Shares of Limited Liability Company Interests at an exercise price of $6.16 per Share. The warrant is for seven years and expires September 14, 2016. The fair value of the warrant is determined under the Black-Scholes pricing model using assumptions outlined in Note 9. This resulted in deferred financing cost of approximately $326,000, which will be amortized to interest expense over the term of the line credit of credit. During 2009, approximately $120,000 was amortized to interest expense; in the nine months ended September 30, 2010.

On June 30, 2010, the above agreement with NNJCA was amended. The revised credit line is $3,400,000; the entire amount with accrued interest is due and payable on June 30, 2011. The remaining $400,000 of availability under the credit line, which was drawn on June 30, 2010, is subject to an interest rate of 6%. The amended agreement entitled the holder to purchase at its option, up to an additional 85,000 units of Limited Liability Company interest at an exercise price of $4.00 per Unit. The fair value of the warrant is determined under the Black-Scholes pricing model using assumptions outlined in Note 9. This resulted in additional deferred financing cost of approximately $392,000, which will be amortized to interest expense over the term of the line of credit . At September 30, 2010, the unamortized portion of deferred financing cost included in prepaid expenses and other current assets, was approximately $294,000. The fair value warrants issued in connection with line of credit is considered deferred financing costs since the issuances of the

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – LONG-TERM DEBT  – (continued)

warrants is in connection with the line of credit rather than a specified borrowing under a note payable. Approximately $304,000 was amortized to interest expense for both warrant issuances for the nine months ended September 30, 2010.

Interest expense related to the stated interest rate of NNJCA loan for the nine months ended September 30, 2010 and 2009, and the year ended December 31, 2009 and 2008 was approximately $115,500, $ 4,900, $13,200, and $76,900, respectively.

Other Loans

On December 3, 2007, the Company borrowed $1,000,000 from StemCells, Inc, one of its customers. The note carries an interest rate of 5.00% and was due in full by the maturity date of July 30, 2008. The Company repaid the entire amount of the loan on April 7, 2008.

Future maturities of long-term debt, including the borrowings under the NNJCA facility and a short-term insurance premium note of approximately $60,000, at September 30, 2010 are:

12 Months Ended September 30,	September 30, 2010
2011	$3,567,470
2012	112,724
2013	118,956
2014	125,128
2015	131,621
Thereafter	2,247,684
6,303,583

Less: current maturities	3,567,470
Long-term portion	$2,736,113

NOTE 5 – MEMBERS’ EQUITY

In October, 1998, the founding Members entered into a Formation Agreement and contributed a total of $82,564. Pursuant to the Operating Agreement (see Note 1), as amended on August 4, 1999, each Member is required to make an initial capital contribution in exchange for a percentage ownership interest in the Company (“Membership Interest”) and to make future contributions as determined by the Members. New Members may be admitted to the Company, subject to approval of the Company’s Board of Managers, upon execution of the Operating Agreement and payment of a contribution determined by the Board of Managers. Membership interests entitle each Member to the Member’s share of the Company’s net profits, net losses and the right to receive distributions of the Company’s assets in the event of liquidation and to vote, as defined. There are 10,000,000 units authorized, and 7,186,020, 7,186,020, 7,143,301, and 6,820,843 are issued and outstanding at September 30, 2010 and December 31, 2009, 2008 and 2007, respectively.

On April 30, 2009, with the receipt of $229,444, the Company closed out Private Placement #4 (the “Offering”). In connection with the offering, the Company sold a total of 365,177 units for gross proceeds of $2,354,444 from 2008 to 2009. The Company received $2,125,000 during the fourth quarter of 2008.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Operating Leases

On April 1, 1999, the Company entered into an operating lease with Hackensack University Medical Center (“HUMC”), a member — see Note 7 , for stem cell laboratory and office space at HUMC (the “HUMC Lease”). The HUMC Lease has a term of 10 years with an option, by the Company, for renewal for an additional five-year period. The HUMC Lease provides for an escalation of base rent on the fifth

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENCIES  – (continued)

anniversary date and for additional charges for operating expenses and real estate taxes (the “Additional Charges”). Upon expiration of the 10 year term, the Company began renewing the lease on a month-to-month basis. Rent expense for the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007 was approximately $87,000,$85,000, $110,000, $110,000 and $50,000, respectively.

In October 2004, PCT entered into a two-year lease for laboratory space in the Jurist Institute in Hackensack, New Jersey (the “Jurist Lease”). The lease provides for monthly base rent which includes a provision for certain utilities. The lease has been extended several times, most recently through December 2010 at a monthly base rent of $3,174.

In September 2005, PCT entered into a one-year lease directly with Vanni Business Park, LLC, the landlord for the Mountain View, California laboratory space (the “Vanni Lease”), leasing the entire building. A portion of this space was previously occupied by PCT under the “Jurist Lease”, which is described above. This new lease commenced July 1, 2006, with a monthly base rent of $26,275. In July 2006, PCT entered into an agreement to amend this lease and extended the term through June 30, 2012, for an initial monthly base rent of $33,782, with yearly escalations thereafter.

In February 2006, PCT entered into a five-year lease agreement for its new office headquarters location in Hackensack, New Jersey (the “Court Plaza Lease”). The Court Plaza Lease term commenced April 1, 2006 with a base rent of $77,500 per annum, subject to a real estate tax and operating expense escalation adjustment to be determined annually. The lease included two months of free rent that is being expensed ratably over the life of the lease.

In June 2010, PCT sublet the above mentioned headquarters office space in Hackensack, New Jersey to Springstead & Maurice, LLC for the remaining term of the Court Plaza lease. The sublease is for approximately $3,500 per month.

For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, rent expense under all operating leases was approximately $727,000, $699,271, $715,000, $728,000 and $696,000, respectively. As of September 30, 2010 and December 31, 2009, 2008 and 2007 the cumulative rent expense recognized in excess of scheduled rent payments, referred to as “deferred lease liability”, totaled approximately $99,000, $109,000, $97,000 and $49,000, respectively.

Future minimum rental payments under the operating leases noted above are approximately:

12 months Ended September 30,	Amount
2011	$595,933
2012	138,882
$734,815

Capital Leases

The Company leased certain equipment under various non-cancelable capital lease agreements (the “Capital Leases”). The Capital Leases are for periods ranging from two to four years, after which the Company: (i) either has the option or is required to purchase the equipment at defined monthly amounts, (ii) may extend the lease upon agreed-upon terms at defined monthly amounts, or (iii) is required to return the equipment as per the respective lease agreement. Leased equipment included as a component of fixed assets at September 30, 2010 and December 31, 2009, 2008 and 2007 was $88,000 at all dates. Related accumulated depreciation was $88,000, $88,000, $87,000 and $82,000 for the same dates. The capital leases were paid in full in 2009.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – COMMITMENTS AND CONTINGENCIES  – (continued)

Funding Obligation - Amorcyte

On May 19, 2006, the Company entered into a line of credit agreement with Amorcyte Inc. (“Amorcyte”), an entity which was spun out of the Company in 2006, whereby PCT agreed to loan Amorcyte up to $500,000 at an annual interest rate of 5%. The line of credit agreement was a condition to Amorcyte closing the Series A Preferred Stock Financing rounds completed during 2006, and therefore could be required to be funded by the Company at the discretion of Amorcyte. The Company did not loan any amount to Amorcyte under this agreement through September 30, 2010; however, the maximum obligation of $500,000 was recorded as a liability.

The line of credit agreement expires on the earlier of (i) the date on which the Company declares the outstanding principal and accrued interest due and payable based on an event of default as defined within the agreement, or (ii) the date of closing of the first debt or equity financing of Amorcyte following the initial borrowing of the principal. These events have not occurred to date.

Litigation

The Company may be subject to legal proceedings, claims and litigation arising in the ordinary course of business, including one case of alleged breach of employment contract with a former employee. Management does not believe any provision is required for such matters as of December 31, 2009 or September 30, 2010. In 2007, the Company paid approximately $70,000 of severance pay plus interest in connection with this case; this amount was recorded as an accrued expense in the Company’s 2006 financial statements and was paid during 2007. In February 2009, the parties have reached a settlement to resolve all claims under which the former employee paid the Company $54,000 to purchase 0.23% of PCT’s fully diluted equity.

NOTE 7 – RELATED PARTY TRANSACTIONS

Hackensack University Medical Center — Services Agreements

In connection with the Company’s LLC agreement, HUMC is entitled to a seat on the Company’s Board of Managers as long as it remains a member. On February 27, 1999, the Company and HUMC, a Member, entered into two services agreements

(i)	A Stem Cell Services Agreement, under which HUMC agreed to use the Company as the sole provider of stem cell services as long as HUMC remains a Member. During the term of the Stem Cell Services Agreement, the Company will provide such services, and related supply and testing expenses, at its cost, which will be paid monthly by HUMC. In the event HUMC is able to obtain stem cell services below the Company’s cost, the Company will have the right to meet the lower price. Either party may terminate the Stem Cell Services Agreement upon written notice of breach by the other party that is not cured within 30 days. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the Stem Cell Services Agreement amounted to approximately $1,601,000, $1,508,000, $2,003,000, $2,220,000 and $1,970,000, respectively. At September 30, 2010 and December 31, 2009, 2008 and 2007 approximately $84,000, $94,000, $156,000 and $267,000 respectively, related to the Stem Cell Services Agreement were recorded as accounts receivable.
(ii)	A Support Services Agreement, under which HUMC will be the exclusive provider of support services, as defined, for the Company’s stem cell laboratory at HUMC as long as HUMC remains a Member. During the term of the Support Services Agreement, HUMC will provide services to the Company at its cost, payable monthly. Either party may terminate the Support Services Agreement without cause upon 90 days’ written notice or upon written notice of breach by the other party that is not cured within 30 days. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, expense recognized under the Support Services Agreement amounted to approximately $20,600, $60,200, $76,900, $93,500 and $48,100,

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – RELATED PARTY TRANSACTIONS  – (continued)

respectively. At September 30, 2010 and December 31, 2009, 2008 and 2007, approximately $ 4,100, $17,400, $6,900 and $8,800, respectively, related to the Support Services Agreement were recorded as accounts payable.

Nexell of California, Inc.

On August 4, 1999, the Company and Nexell, a Member, entered into a Supply Agreement (the “Nexell Supply Agreement”) under which the Company will purchase, exclusively from Nexell, all supplies, as defined, required by the Company for use in its stem cell processing and storage business, subject to certain exceptions, as defined. The Nexell Supply Agreement will continue as long as Nexell remains a Member and may be extended upon mutual written agreement of the parties. Either party may terminate the Nexell Supply Agreement upon written notice of breach by the other party that is not cured within ten days. During 2002, the parties agreed that Nexell’s obligations under this agreement will be fulfilled by Baxter International, Inc., which assumed the obligations of Nexell. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, expense recognized under the Nexell Supply Agreement amounted to approximately $107,100, $60,300, $153,000, $5,100 and $12,200, respectively.

At September 30, 2010 and December 31, 2009, 2008 and 2007, approximately $0, $33,100, $300 and $700, respectively, related to the Nexell Supply Agreement were recorded as accounts payable.

Amorcyte, Inc.

On May 31, 2005, the Company entered into a Cell Processing Agreement with Amorcyte (the “Amorcyte Agreement”) whereby Amorcyte engaged PCT to be its exclusive provider of cell processing procedures and related services at rates specified within the agreement that include a monthly fee during the clinical trial period for oversight services. The term of the Amorcyte Agreement extends beyond the initial clinical period (defined within the agreement as of one year from initiation of clinical trials), after which time the service rates can be renegotiated.

In the event of commercialization of any product of Amorcyte, PCT and Amorcyte shall mutually agree upon charges for services related to such commercialization. In the event that the parties are unable to agree on such charges, then Amorcyte shall pay to PCT an amount equal to 125% of PCT’s direct and indirect costs in connection with the services provided. Also pursuant to the Amorcyte Agreement, PCT paid $200,000 to Amorcyte in 2006 as consideration for exclusivity granted to PCT under the Amorcyte Agreement. This amount is being amortized over the minimum estimated benefit period of the exclusivity, which is the completion of Amorcyte’s Phase I clinical trials. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, $0, $0, $0, $50,000 and $95,000, respectively, of the consideration was recorded as expense. The intangible asset was fully amortized as of December 31, 2008.

For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the Amorcyte Agreement amounted to approximately $144,000, $383,000, $428,000, $327,000 and $415,000, respectively. At September 30, 2010 and December 31, 2009, 2008 and 2007, approximately $700, $300, $500 and $47,200, respectively, due from Amorcyte were recorded as accounts receivable.

During June 2010, PCT made an investment in Amorcyte in the purchase of Series A Redeemable Preferred Stock totaling $50,000, which is included in other assets on the accompanying consolidated balance sheet.

Becton, Dickinson and Company

On August 25, 2006, the Company and Becton, Dickinson and Company (“BD”), a Member, entered into a one year Consulting and Product Development Services Agreement (the “BD Agreement”), whereby the Company will provide consulting and product development services and advice to BD for fees not to exceed $480,000, plus reimbursement for approved out-of-pocket expenses. On February 20, 2008, the parties

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – RELATED PARTY TRANSACTIONS  – (continued)

entered into a subsequent agreement whereby PCT agrees to provide a laboratory investigational study service to BD. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized under the BD Agreement, amounted to approximately $38,000, $35,000 $35,000, $25,000 and $230,000, respectively. Amounts recorded as revenue for reimbursement for approved out-of-pocket expenses under the BD Agreement for the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, totaled approximately $0, $0, $0, $0 and $141,000. At September 30, 2010 and December 31, 2009, 2008 and 2007, approximately $28,000, $0, $2,500 and $29,500, respectively, due from BD were recorded as accounts receivable.

StemCells, Inc.

On March 2, 2006, the Company entered into a Cell Processing Agreement with StemCells Inc. whereby Stem Cells engaged PCT to be its exclusive provider of cell processing procedures and related services at rates specified within the agreement that include a monthly fee during the clinical trial period for oversight services. For the nine months ended September 30, 2010 and 2009, and the years ended December 31, 2009, 2008 and 2007, revenue recognized from Stem Cells amounted to approximately $1,090,000, $1,304,000, $1,724,000, $1,460,000 and $1,303,000, respectively. As further explained in Note 4, the Company borrowed $1,000,000 from StemCells, Inc. on December 3, 2007 and repaid the entire amount of the loan on April 7, 2008.

All of the Company’s related parties, with the exception of StemCells, Inc., are also unit holders.

NOTE 8 – OPTIONS TO ACQUIRE MEMBER’S UNITS (“STOCK OPTIONS”)

In August 2007 the Company entered into agreements with five individuals to serve on the Wellness Advisory Board (the “WAB”) of Domani, all of whom are non-employees of the Company. The WAB members agree to serve as advisors on the development of Domani’s stem cell banking program and related business activities. The term of the WAB Agreement is three years and can be terminated by either party by written notice at any time and for any reason. The Company paid four of the WAB members an initiation fee of $10,000 upon execution of the WAB Agreement; one member received an option to acquire 961 member units of PCT (“Shares”) at an exercise price of $10.41 per share in lieu of the $10,000 cash payment. These 961 share options vested immediately.

As consideration of their service on the WAB, the Company has issued options to purchase 3,756 member units of PCT to each of the five members of the WAB at an exercise price of $10.41 per share. Options vest in tranches of 313 shares, with the first tranche vesting on the last day of the fiscal quarter following the fiscal quarter in which the options were granted and an additional tranche vesting on the last day of each subsequent consecutive fiscal quarter. Options are fully vested three years after the date of grant and are exercisable within ten years after the date of grant. The weighted average fair value of the options on the date of grant was $2.87, which was calculated using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rate	4.61%
Expected life	6.00 years
Expected volatility	82.47%
Expected dividends	None

The Company had no historical data to use in determining its expected life assumption and therefore used the simplified method for determining expected life that is described in SEC Staff Accounting Bulletin No. 107. The simplified method is used when companies have difficulty making an estimate of the expected term and under this method the expected term would equal the vesting term plus the contractual term divided by two. Additionally, the Company had no historical data to determine expected volatility and therefore estimated

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – OPTIONS TO ACQUIRE MEMBER’S UNITS (“STOCK OPTIONS”)  – (continued)

its volatility assumptions based on the volatility of comparable companies. The Company did not calculate the forfeiture rate for the stock options since there were only five grants issued to WAB members and no forfeiture is forecasted.

Stock based compensation recognized in the financial statements during for the nine months ended September 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 amounted to approximately $13,000, $13,000, $18,000, $18,000 and $7,200, respectively. At September 30, 2010 total unrecognized stock based compensation amounted to approximately $0. The intrinsic value of stock options outstanding at December 31, 2009 is minimal.

There are no changes in the stock options outstanding for the three years ended December 31, 2009 and the nine months ended September 30, 2010.

Summarized information about stock options outstanding as of September 30, 2010 is as follows:

	Options Outstanding		Options Exercisable
Exercise Price	Number of Options	Weighted Average Remaining Life (in Years)	Number of Options
$1.00	20,660	No expiry date	20,660
$10.00	8,529	3.41	8,529
$10.41	19,741	7.87	8,786
Total	48,930		37,975

NOTE 9 – PHANTOM EQUITY PLAN

On April 13, 2000 the Company adopted a Phantom Equity Plan (the “Plan”), under which a committee of the Board of Managers (the “Committee”) may grant to officers, full-time employees and independent contractors of the Company (the “Grantee”) a right to receive in cash, or property of equal value, the difference in the (a) fair value of the award on the date of grant and (b) the fair value of the award on the date the award is exercised by the Grantee (the “Award”). The fair value of an Award shall be equal to the product of: (a) either the total value of the Company’s equity as most recently determined by the Committee prior to the date of grant or payout, or an amount determined by a triggering event, as defined, and (b) the percentage interest represented by the Award. Awards vest on a straight-line basis over five years, unless specified otherwise by the Committee, and may only be exercised in the last two months of a fiscal year. Upon the occurrence of a triggering event, all Awards will become immediately vested. Upon termination of service by a Grantee, the Company, at the discretion of the Committee, may choose to pay out the fair value of the terminated Grantee’s vested balance. Cash payments made under the Plan are subject to limitation clauses, whereby the amount payable at any time will be limited to defined thresholds. The Plan may be terminated at any time by the Committee, in which case the terms of all outstanding Awards will continue until exercised or forfeited. As of December 31, 2009, 2008 and 2007 and September 30, 2010 there are no outstanding awards under this plan.

NOTE 10 – GRANT AGREEMENT

On August 26, 2005, the Company entered into a $900,000 grant agreement (the “Grant”) with the New Jersey Economic Development Authority (the “EDA”), a department of the State of New Jersey, to design and develop a software system dealing with cell product testing and storage (the “Project”). $810,000 of the Grant was advanced to the Company in 2005, and the remaining final disbursement of $90,000 was received by the Company in April 2007. All costs for the Project in excess of $900,000 are the sole responsibility of the Company. For financial reporting purposes, the Grant proceeds reduced the amount capitalized as internally developed software.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – GRANT AGREEMENT  – (continued)

All Grant funds advanced to PCT are included in current liabilities until actual Project costs are incurred. Project costs are capitalized as assets when incurred and are offset by the amount remaining in the Grant liability. Through December 31, 2009, costs of approximately $ 823,000, were incurred with respect to the Project, and at September 30, 2010 and December 31, 2009 was $77,000 of unexpended Grant funds are included in deferred revenue.

NOTE 11 – CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. At September 30, 2010, the Company held its cash and cash equivalents principally in two financial institutions, respectively. The Company cash balances may exceed federally insured limits at times during the year.

Major Customers

The Company enters into contracts for the processing and storing of human cells. In 2010 and 2009, the Company’s revenue is mainly derived from agreements with Hackensack University Medical Center (“HUMC”), StemCells, Inc., and Sangamo Biosciences, Inc. These three customers make up 19%, 13% and 15% of revenue (total of 47% for all three customers) for the nine months ended September 30, 2010, and 19%, 17%and 13% of revenue (total of 49% for all three customers) for the nine months ended September 30, 2009, respectively. These three customers make up 18%, 15% and 12% of revenue (total of 45% for all three customers) for the year ended December 31, 2009. In 2008, the Company’s revenue is mainly derived from HUMC, StemCells, Inc., and Microislet, Inc. These three customers make up 23%, 12% and 11% of revenue (total of 46% for all three customers) for the year ended December 31, 2008. In 2007, the Company’s revenue is mainly derived from agreements with HUMC and Dendreon Corporation. These two customers make up 28% and 23% (total of 51% for both customers) for the year ended December 31, 2007. The only major customer that is also currently a related party is HUMC.

Three customers, one of which is a related party, made up approximately 21%, 19%, and 13% of total accounts receivable (a total of approximately 53%) at September 30, 2010. The significant customer base may change from year to year as projects are completed and new contracts are entered into.

Major customers are considered to be those who accounted for more than 10% of total sales.

NOTE 12 – MERGER and SUBSEQUENT EVENTS

MERGER AGREEMENT

On September 23, 2010, the Company entered into an Agreement and Plan of Merger (the “PCT Merger Agreement”) with NeoStem, Inc. (“NeoStem”) and NBS Acquisition Company LLC, a wholly-owned subsidiary of NeoStem (“Subco”) pursuant to which Subco will merge (the “PCT Merger”) with and into PCT, with PCT as the surviving entity and a wholly-owned subsidiary of NeoStem. NeoStem, Inc. is a publicly traded international biopharmaceutical company. The PCT Merger Agreement provides that all of the membership interests of PCT outstanding immediately prior to the effective time of the PCT Merger (the “Effective Time”) will be converted into the right to receive, in the aggregate, 11,200,000 shares of NeoStem common stock, par value $0.001 per share, subject to downward adjustment as described below, and warrants to purchase an aggregate of no less than 1,000,000 and a maximum of 3,000,000 shares of NeoStem common stock, based on the following:

(i) common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem common stock exercisable over a seven year period at an exercise price of $7.00 per share, and which will vest only if a specified business milestone is accomplished within three (3) years of the closing date of the PCT Merger (the “Closing Date”); and

(ii) if the volume weighted average of the closing prices of sales of NeoStem common stock on the NYSE-Amex for the three (3) trading days ending on the trading day that is two (2) days prior to the Closing

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – MERGER and SUBSEQUENT EVENTS  – (continued)

Date (the “Parent Per Share Value”) is less than $2.50, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem common stock exercisable over a seven year term at an exercise price of $3.00 per share; and

(iii) if the NeoStem Per Share Value is less than $1.70, common stock purchase warrants to purchase one million (1,000,000) shares of NeoStem common stock exercisable over a seven year period at an exercise price of $5.00 per share.

The shares of NeoStem common stock issuable in the PCT Merger are subject to adjustment, provided that in no event will NeoStem be required to issue more than 11,200,000 shares of NeoStem’s common stock, except pursuant to exercise of any warrants. The shares of NeoStem’s common stock issuable in the PCT Merger (not including any of NeoStem common stock issuable in the future upon exercise of any warrants) are sometimes referred to herein as the “Stock Consideration.” The PCT Merger Agreement provides that to the extent that PCT’s adjusted working capital (calculated in the manner described in the PCT Merger Agreement) on the Closing Date is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration will be decreased by the amount by which such adjusted working capital is less than the Target Working Capital minus the Collar. Any such decrease will reduce the Stock Consideration on a dollar for dollar basis, with each share of Stock Consideration valued at the Parent Per Share Value. The “Target Working Capital” is $105,593, exclusive of at least $353,860 of restricted cash (which restricted cash must also be available to the PCT, as the surviving company, at the closing of the PCT Merger (the “Closing”), but inclusive of $392,192 of deferred financing costs.

The Stock Consideration will also be reduced (and not increased) by an amount equal to the product of 250,000 shares of NeoStem common stock multiplied by any Net Lost Agreements. “Net Lost Agreements” is defined in the PCT Merger Agreement to mean a number (not less than zero) equal to (i) the number of material service agreements of PCT which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date of the PCT Merger Agreement and the Closing Date.

The consummation of the PCT Merger is subject to various conditions, including the approval by NeoStem stockholders and PCT’s Members; the affirmation by NeoStem that they have $3 million available to PCT to repay the indebtedness owed by PCT to NNJCA within seven days of the Closing and that NeoStem will in fact make such payment, and the absence of any legal proceeding preventing the consummation of the PCT Merger and other legal and regulatory requirements.

The Company has recorded expenses of approximately $200,000 related to the Merger in the nine months ended September 30, 2010, included in selling, general and administrative expenses.

MORTGAGE

During October 2010 the Company applied for a second mortgage in the amount of $1 Million on the Allendale property and was issued a Commitment Letter from TD Bank. The Commitment Letter outlines a number of affirmative and negative covenants including financial covenants that would apply to PCT, requires the loan guarantees of PCT, DomaniCell, NNJCA as well as certain of the individual partners of NNJCA and provides for the the right of the lender to call the loan during a certain period prior to the interest reset date. The Commitment Letter sets forth an interest rate of 6% for the first 64 months of the 124 month term. If the PCT Merger is not consummated within 120 days of the closing date of the proposed second mortgage, the loan will be immediately due and payable . It is anticipated that the closing would occur in November 2010.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – MERGER and SUBSEQUENT EVENTS  – (continued)

SUBSEQUENT EVENTS

The Company has evaluated events after September 30, 2010 and through November 10, 2010, which is the date the financial statements were available to be issued, and determined that any events or transactions occurring during this period that would require recognition or disclosure are appropriately addressed in these financial statements.

PROGENITOR CELL THERAPY, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – MERGER and SUBSEQUENT EVENTS  – (continued)

Annex A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 23, 2010, is by and among NEOSTEM, INC., a Delaware corporation (the “Parent” or “NeoStem”), NBS ACQUISITION COMPANY LLC, a Delaware limited liability company (“Subco”) and PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company (“PCT”).

RECITALS

WHEREAS, PCT and its subsidiaries are engaged in a wide range of services in the stem cell therapy market for the treatment of human disease, including but not limited to contract manufacturing, product and process development, consulting, product characterization and comparability, and storage, distribution, manufacturing and transport of Cell Therapy Products (as heretofore practiced by PCT, the “PCT Business”);

WHEREAS, NeoStem desires to acquire the PCT Business through the merger of Subco with and into PCT, with PCT as the surviving entity (the “Merger”). Each of the parties has determined that the Merger is consistent with and in furtherance of its respective long-term business strategies and desires to combine their respective businesses and for the Members to have a continuing equity interest in the combined NeoStem/PCT businesses through the ownership of NeoStem securities;

WHEREAS, pursuant to the terms and subject to the conditions set forth in this Agreement, as consideration in the Merger, NeoStem shall issue to the Members (inclusive of Members holding any membership interests issued upon exercise of any PCT Options or PCT Warrants prior to the Closing) the following:

1.  11,200,000 shares of Parent Common Stock; and

2.  Subject to certain conditions, certain Warrants to purchase an aggregate of up to 3,000,000 shares of Parent Common Stock on terms described herein; and

WHEREAS, the respective Boards of Directors or Managers of NeoStem, Subco and PCT have determined that the Merger, in the manner contemplated herein, is advisable and in the best interests of their respective equity holders and, by resolutions duly adopted, have approved and adopted this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions; Interpretations

Section 1.1  Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliated Members” means Andrew Pecora, Robert Preti, Hackensack University Medical Center, BioScience 2002 LLC, George Goldberger, Marc Beer and Dempsey Gable.

“Agreement” means this Agreement and Plan of Merger.

“Balance Sheet Date” means June 30, 2010.

“Benefit Arrangement” means each (i) employee benefit plan, as defined in Section 3(3) of ERISA, (ii) employment contract and (iii) bonus, deferred compensation, incentive compensation, performance compensation, stock purchase, stock option, stock appreciation, restricted stock, phantom stock, savings, profit sharing, severance, termination pay (other than statutory or common law requirements for reasonable notice), health or other medical, salary continuation, cafeteria, dependent care, vacation, sick leave, overtime, holiday pay, fringe benefit, reimbursement, life insurance, disability or other (whether insured or self-insured) insurance, supplementary unemployment, pension retirement, supplementary retirement, welfare or other plan, program, policy or arrangement, whether written or unwritten, formal or informal, to which any employee or consultant of the PCT Business participates in or is covered under, or is otherwise a party.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cell Therapy Product” means each of (i) human cells, tissues, and cellular- and tissue- based products as defined under 21 C.F.R. § 1271, specifically, articles, containing or consisting of human cells or tissues that are intended for implantation, transplantation, infusion, or transfer into a human recipient, including but not limited to hematopoietic stem/progenitor cells derived from peripheral and cord blood; (ii) human cellular- and tissue-based products PCT produces that are more than minimally manipulated for non-homologous use combined with at least one other article that raises new clinical safety concerns and/or has systemic effect on the metabolic activity of living cells for its primary function and are applicable to the prevention, treatment, or cure of a disease or condition of human beings; (iii) somatic cell-based products that are procured from a donor and intended for manipulation and/or administration as it is defined by the America Association of Blood Banks; and (iv) any definition proscribed by applicable state, local, or other Non-governmental Regulatory Body.

“Charter Members” means Andrew L. Pecora; Robert A. Preti; Hackensack University Medical Center; BioScience 2002 LLC; George S. Goldberger; Harry D. Harper; Andrew A. Jennis; Mark S. Pascal; Richard J. Rosenbluth; and Stanley E. Waintraub.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code requirement or agreement with any Governmental Authority (x) relating to pollution (or the cleanup thereof or the filing of information with respect thereto), human health or the protection of air, surface water, ground water, drinking water supply, land (including land surface or subsurface), plant and animal life or damages for injury or loss of natural resources, or (y) concerning exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of Regulated Substances, in each case as amended and as now or hereafter in effect. The term “Environmental Laws” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Regulated Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, the PCT Group and any other Person that, together with PCT, would be treated as a single employer under Section 414 of the Code.

“Escrow Account” means the escrow account established with the Escrow Agent in accordance with the Escrow Agreement to hold the Stock Consideration for up to two (2) years after Closing, as further described in Section 8.4.

“Escrow Agent” means Continental Stock Transfer, or any successor thereto acting as escrow agent under the Escrow Agreement.

“Excluded Liabilities” means the following liabilities or obligations of the PCT Group (whether or not relating to the PCT Business, and whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events or transactions or facts occurring on or prior to, the Closing Date):

(i)  all liabilities and obligations of any kind existing as of the Closing Date owed or owing by PCT or its Subsidiaries to any Member or any Affiliate of a Member;

(ii)  all liabilities and obligations of any kind existing as of the Closing Date of a nature properly characterized under GAAP as a long-term liability, including all Indebtedness properly characterized under GAAP as a long-term liability, other than the Real Estate Mortgage Loan and the NNJCA Obligation in the amount of up to $3 million;

(iii)  all liabilities and obligations, whether absolute, accrued, contingent or otherwise, for Taxes, including, without limitation, any such liability or obligation for any income, sales, use or similar Taxes resulting from the transactions contemplated by this Agreement with respect to any period, other than currently due sales taxes for the second quarter reflected on the June 30, 2010 balance sheet or related to sales after June 30, 2010;

(iv)  all damages, losses, liabilities, actions, claims, costs and expenses (including, without limitation, closure costs, fines, penalties, expenses of investigation and remediation and ongoing monitoring and reasonable attorneys’ fees) directly or indirectly based upon, arising out of, resulting from or relating to (a) any violation of any Environmental Law by the PCT Group or any Person or entity acting on behalf of the PCT Group or any Person from or through which the PCT Group acquired title on or prior to the Closing Date (including, without limitation, any failure to obtain or comply with any permit, license or other operating authorization under provisions of any Environmental Law), (b) any violation of any rule, regulation or promulgation of the FDA by the PCT Group or any Person or entity acting on behalf of the PCT Group or any Person from or through which PCT Group acquired title on or prior to the Closing Date, (c) any act, omission, event, condition or circumstance occurring or existing, in connection with the PCT Business or otherwise, as of or prior to the consummation of the Closing relating to (X) removal, remediation, containment, cleanup or abatement of the presence of any Regulated Substance, whether on-site or off-site, or (Y) any claim by any third party, including without limitation, tort suits for personal or bodily injury, property damage or injunctive relief or (d) any failure to comply with any escheat law;

(v)  all liabilities and obligations arising out of any lawsuit, action, proceeding, inquiry, claim, order or investigation by or before any Governmental Authority arising out of events, transactions, facts, circumstances, acts or omissions which occurred prior to or on the Closing Date, including, without limitation, personal injury or property damage, product liability or strict liability;

(vi)  all liabilities or obligations of the PCT Group, related to the PCT Business or otherwise, not disclosed in the GAAP Financial Statements (or not arising in the Ordinary Course of PCT's Business after the Balance Sheet Date), of any kind or nature, whether known or unknown, absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of events, transactions, facts, acts or omissions which occurred prior to or on the Closing Date; and

(vii)  all liabilities that PCT, any Subsidiary of PCT and any Member may have with respect to PCT Expenses in excess of $200,000.

“FDA” means the United States Food and Drug Administration or any successor agency performing similar functions.

“FDA Package” means the FDA and state regulatory filings, approvals, correspondence and audit reports previously sent by PCT to Parent and its counsel.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including, without limitation, all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, and (vi) any indebtedness secured by a Lien on a Person’s assets.

“Intellectual Property” any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, corporate names, trade dress rights, logos, rights to use Internet domain names, and other general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, technical data, procedures, designs, drawings, specifications, databases, and other proprietary and confidential information, including, without limitation, lists and databases of attendees, speakers, exhibitors and sponsors, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, “ Trade Secrets”), (v) all Software and Technology and (vi) all rights to any of the foregoing pursuant to any Intellectual Property License.

“Intellectual Property License” means (i) any grant to a third Person of any right to use any of the PCT Group Intellectual Property, and (ii) any grant to the PCT Group of a right to use a third-person’s Intellectual Property.

“Knowledge” means the actual knowledge, after due inquiry, of each of the managers and executive officers of PCT, including but not limited to the following individuals (the “Knowledge Group”): Andrew Pecora, Robert Preti, Daryl LaSueur, George Goldberger, Marc Beer, and Dempsey Gable; except when Knowledge refers to the knowledge of NeoStem, the Knowledge Group means Robin Smith, Larry May and Catherine Vaczy.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, investigations, proceedings or claims by or before a Governmental Authority.

“Lien” or “Liens” means any mortgage, pledge, security interest, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against PCT or any of its Subsidiaries, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute (other than to reflect ownership by a third party of property leased to PCT or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement), any subordination arrangement in favor of another Person, or voting trusts, proxies or restrictions (other than restrictions imposed by federal or state securities laws) of any kind.

“Material Adverse Effect” means, with respect to any Person, any change, occurrence or development that individually or in the aggregate has or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities, operations, or financial condition of such party and its subsidiaries taken as a whole, but does not include any event, circumstance, change or effect that individually or in the aggregate results from (a) any event, condition or circumstance affecting the industry in which the Person is engaged, provided such Person is not disproportionately adversely impacted thereby, (b) the announcement or pendency of the transactions contemplated by this Agreement, (c) with respect to PCT, any action taken by PCT at NeoStem’s request or pursuant to this Agreement, (d) acts of war or terrorism, and (e) general economic, political or financial market conditions.

“Member” means an equity holder of PCT.

“NNJCA Obligation” means the working capital loan due to Northern New Jersey Cancer Associates (“NNJCA”) from PCT with a current principal balance of $3,400,000 and which shall have been reduced to a total claim (whether for principal, interest or otherwise) of $3,000,000 immediately prior to Closing.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of PCT’s Business” means the ordinary and usual course of day-to-day operations of the PCT Business through the date hereof consistent with past practice.

“Parent Common Stock” shall mean shares of common stock, par value $0.001 per share, of NeoStem, Inc.

“Parent Per Share Value” shall mean, with respect to Parent Common Stock, the volume weighted average of the closing prices of sales of Parent Common Stock on the NYSE-Amex for the three trading days ending on the trading day that is two days prior to the Closing Date.

“PCT Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by PCT or any of the Subsidiaries or Members in connection with the consummation of the transactions contemplated hereby.

“PCT Expenses” means all costs and expenses incurred by PCT or any Subsidiary in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby or obtaining any requisite consents or approvals of the Agreement or the transactions contemplated hereby, including any brokerage, investment bankers or similar fees and any attorneys’ or accounting fees.

“PCT Group” means PCT, each of its Subsidiaries and any other entity that is controlled by PCT or any of its Subsidiaries or under common control (but not Amorcyte, Inc.). Unless the context expressly indicates to the contrary, each reference herein to the PCT Group constitutes a reference to PCT and each other Person that is part of the PCT Group both conjunctively and disjunctively. Any reference herein to a “Person in the PCT Group” shall be broadly interpreted, and refers to PCT, each of its Subsidiaries and any other entity that is a Person in the PCT Group.

“PCT Group Intellectual Property” means all rights, including but not limited to, rights of ownership and rights under license from any Person, of the PCT Group with respect to any Intellectual Property. Notwithstanding the foregoing, PCT Group Intellectual Property does not include patents owned by Amorcyte, Inc. or one patent owned by Robert Preti, each as described on Schedule 4.15(a).

“PCT Options and PCT Warrants” shall mean (a) all options to acquire equity of PCT issued to former or current employees or consultants of PCT and (b) all other options, warrants or rights or agreements to acquire or commitments to issue the equity of PCT.

“PCT Product” means any product or service offering of the PCT Group or product or service marketed, sold, licensed or distributed by the PCT Group.

“PCT Representative” shall mean Andrew Pecora.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority and any non-governmental regulatory body licenses, certifications or accreditations, such as those from the American Association of Blood Banks (AABB) and the Foundation for the Accreditation of Cellular Therapy (FACT).

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a governmental agency or political subdivision thereof.

“Purchaser Documents” means this Agreement and each other agreement, document, instrument or certificate to be executed by the Parent or Subco in connection with the consummation of the transactions contemplated hereby.

“Real Estate Mortgage Loan” means the mortgage loan secured by PCT’s real estate in Allendale, New Jersey with a principal balance of approximately $2.9 million as of July 31, 2010 due to TD Bank.

“Regulated Substances” means pollutants, contaminants, hazardous or toxic substances, compounds or related materials or chemicals, hazardous materials, hazardous waste, flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including, but not limited to, waste petroleum and petroleum products) as regulated under applicable Environmental Laws.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means any entity (a) the accounts of which are required as of the date hereof or as of the Closing Date to be consolidated with those of PCT in PCT’s consolidated financial statements pursuant to GAAP; or (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses are, as of the date hereof or as of the Closing Date, owned, controlled or held by PCT or one or more Subsidiaries of PCT, and shall include, but not be limited to PCT Allendale LLC, DomaniCell LLC and Athelos Corporation.

“Tax,” “tax,” “Taxes” or “taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum or add-on minimum tax, gross income, gross receipts, capital, paid-up capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, environmental, windfall profits, customs duties, fees, or other like assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, in each case whether or not disputed.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” or “tax return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Person within the PCT Group or any Affiliate of any Person within the PCT Group.

“Technology” means, collectively, (i) all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, (ii) all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein, and (iii) all related technology that is used in, incorporated in, embodied in, displayed by or relate to any of the foregoing or is otherwise owned or used by the PCT Group (except that it is understood that the PCT Group does not own customer-owned Technology used by it in the PCT Business).

“Transaction Documents” means Purchaser Documents and PCT Documents.

“Warrants” means collectively any of the following common stock purchase warrants of Parent which may be issued to the Members at the Closing: the $3.00 Warrants, the $5.00 Warrants and the $7.00 Warrants.

Section 1.2  Other Definitions.  The following table identifies the sections in this Agreement where certain other definitions are set forth:

Defined Term	Section
$3.00 Warrants	Section 3.1(b)
$3.00 Warrant Condition	Section 3.1(d)
$5.00 Warrants	Section 3.1(b)
$5.00 Warrant Condition	Section 3.1(e)
$7.00 Warrants	Section 3.1(b)
$7.00 Warrant Condition	Section 3.1(c)
Adjusted Stock Consideration	Section 3.3(b)
Adjusted Closing Working Capital	Section 3.3(c)
Adjusted Closing Working Capital Statement	Section 3.3(c)
Balance Sheet	Section 4.9(a)
Bankruptcy/Equity Exception	Section 4.2
Business Consultant	Section 4.18(b)
Business Employees	Section 4.18(a)
Business Property	Section 4.7(b)
Certificate of Merger	Section 2.2
Closing	Section 2.2
Closing Balance Sheet	Section 3.3(c)
Closing Date	Section 2.2
Collar	Section 3.3(b)
Company Benefit Plan	Section 4.17
Company Disclosure Letter	Article IV — First Paragraph
Company Employees	Section 4.17
Competitive Business	Section 6.6(a)
Confidential Information	Section 6.6(b)
Control	Section 1.1, Definition of “Affiliate”
Copyrights	Section 1.1, Definition of “Intellectual Property”
Damages	Section 8.2(a)
DLLCA	Section 2.1
Effective Time	Section 2.2

Defined Term	Section
EisnerAmper	Section 4.9(a)
Employee Claims	Section 3.6(a)
Escrow Agreement	Section 3.2
Escrow Period	Section 8.4(a)
Exchange Act	Section 4.27
Exchange	Section 7.1(f)
Fair Market Value	Section 8.4(b)
Final Submission	Section 2.5(b)(iii)
FINRA	Section 4.28
GAAP Financial Statements	Section 4.9(a)
Indemnified Party	Section 8.2(c)
Indemnifying Party	Section 8.2(c)
Key Employees	Section 7.2(i)
Leased Property	Section 4.7(a)
Lock-Up Member	Section 4.11(c)
Marks	Section 1.1, Definition of “Intellectual Property”
Merger	Second Recital
Material Contracts	Section 4.16(a)
Multiemployer Plan	Section 4.17(b)
NBS Acquisition Proposal	Section 6.5(b)
NeoStem	Opening Paragraph
NeoStem Meeting	Section 4.27
Net Lost Agreements	Section 3.3(h)
NNJCA	Section 1.1; Definition of NNJCA Obligation
Off-The-Shelf Software	Section 4.15(f)
Owned Property	Section 4.7(a)
Parent	Opening Paragraph
Parent Indemnified Parties	Section 8.2(a)
Parent Notice	Section 8.4(b)
Patents	Section 1.1, Definition of “Intellectual Property”
PCT	Opening Paragraph
PCT Acquisition Proposal	Section 6.5(a)
PCT Business	First Recital
PCT Claims	Section 6.10(a)
PCT Indemnified Parties	Section 8.2(b)
PCT LLC Agreement	Section 4.11(b)
PCT Meeting	Section 4.27
PCT Permits	Section 4.20(b)
Percentage Certification	Section 3.4(b)
Person In the PCT Group	Section 1.1; Definition of “PCT Group”
Prospectus/Joint Proxy Statement	Section 4.27
Real Property	Section 4.7
Registration Statement	Section 4.27
Related Persons	Section 4.22(a)
SEC	Section 4.2
Securities Act	Section 4.09(e)
Service Provider	Section 4.18(e)
Stock Consideration	Section 3.1(b)
Subco	Opening Paragraph
Supplemental Financial Information	Section 6.3(e)
Survival Period	Section 8.1(a)
Surviving Company	Section 2.1

Defined Term	Section
Target Working Capital	Section 3.3(b)
Termination Date	Section 8.4(a)
Threshold	Section 8.2(d)
Trade Secrets	Section 1.1, Definition of “Intellectual Property”
Valuation Report	Section 6.2(b)
Voting Agreement	Section 4.11(c)

Section 1.3  Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (ii) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

ARTICLE II

The Merger

Section 2.1  The Merger.  Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”), Subco shall be merged with and into PCT at the Effective Time. As a result of the Merger, the separate existence of Subco shall cease and PCT shall continue its existence under the laws of the State of Delaware as a wholly-owned Subsidiary of NeoStem. PCT, in its capacity as the limited liability company surviving the Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Section 2.2  Effective Time.  The parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in such form as is required by Section 18-209 of DLLCA and executed in accordance with the DLLCA. The Merger shall become effective (the “Effective Time”) when the Certificate of Merger has been filed with the Delaware Secretary of State, which filing shall occur on the Closing Date, or at such later time as shall be agreed upon by NeoStem and PCT and specified in the Certificate of Merger. Prior to the filing referred to in this Section 2.2, a closing (the “Closing”) shall be held at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 or such other place as the parties may agree, as soon as practicable (but in any event within five Business Days) following the date upon which all conditions set forth in Article VII hereof have been satisfied or waived, or at such other date as NeoStem and PCT may agree, provided that the conditions set forth in Article VII have been satisfied or waived at or prior to such date. The date on which the Closing takes place is referred to herein as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

Section 2.3  Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in Section 18-209(g) of the DLLCA.

Section 2.4  Certificate of Formation and Operating Agreement.  At the Effective Time, (i) the certificate of formation of the Surviving Company as in effect immediately prior to the Effective Time shall be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior thereto in the certificate of formation of PCT (with any modifications reasonably requested by Parent), and (ii) the limited liability company agreement of Subco in effect immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company; in each case until amended in accordance with applicable law. All obligations of the Members of PCT under the Operating Agreement, including obligations to PCT with respect to confidentiality and competition, to the extent applicable to any Member, shall remain in full force and effect for the time periods set forth in the Operating Agreement for the continued benefit of the Surviving Company, and no release from those obligations is intended by reason of the Merger.

Section 2.5  Managers and Officers of the Surviving Company.  From and after the Effective Time, individuals designated by NeoStem prior to the Effective Time shall be the officers and managers of the Surviving Company, in each case until their respective successors are duly elected and qualified. On or prior to the Closing Date, PCT shall deliver to NeoStem a written resignation, in form and substance satisfactory to NeoStem, from each manager and officer of PCT, effective as of the Effective Time.

ARTICLE III

Conversion and Distribution of Securities

Section 3.1  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of NeoStem, Subco or PCT or their respective stockholders or members, as the case may be:

(a)  Each membership interest of Subco issued and outstanding immediately prior to the Effective Time shall be converted into a membership interest of the Surviving Company. Such membership interests shall thereafter constitute all of the issued and outstanding equity of the Surviving Company, so that NeoStem shall own all of the membership interests in, and equity of, the Surviving Company.

(b)  Subject to the other provisions of this Article III, all of the membership interests of PCT issued and outstanding immediately prior to the Effective Time (inclusive of any PCT Membership Interest issued upon exercise of any PCT Options or Warrants) shall be cancelled and converted into the right to receive in the aggregate the following securities of NeoStem:

(i)  11,200,000 shares of Parent Common Stock, adjusted as set forth in Section 3.3 (the “Stock Consideration”), and

(ii)  Subject to satisfaction of certain conditions described below, (x) common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock over a seven year period at an exercise price of $3.00 per share (the “$3.00 Warrants”), (y) common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock over a seven year period at an exercise price of $7.00 per share (the “$7.00 Warrants”), and which vest only if the $7.00 Warrant Condition is satisfied within three (3) years of the Closing Date, and (z) common stock purchase warrants to purchase one million (1,000,000) shares of Parent Common Stock over a seven year period at an exercise price of $5.00 per share (the “$5.00 Warrants”).

(c)  Exercise of the $7.00 Warrants shall be subject to a performance condition such that the $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least 3 years and in the reasonable judgment of Parent’s Board of Directors the manufacturing contracts will be profitable each year during the term of such contracts in accordance with GAAP (the “$7.00 Warrant Condition”).

(d)  Issuance of the $3.00 Warrants will not be required nor occur, and all references to the $3.00 Warrants shall be deemed to be eliminated from this Agreement, if the Parent Per Share Value is $2.50 or greater (the “$3.00 Warrant Condition”).

(e)  Issuance of the $5.00 Warrants will not be required nor occur, and all references to the $5.00 Warrants shall be deemed eliminated from this Agreement, if the Parent Per Share Value is $1.70 or greater (the “$5.00 Warrant Condition”).

(f)  Transfer of any shares issued upon exercise of the Warrants will be restricted until the date one year after the Closing Date pursuant to the terms of the Warrants. The $7.00 Warrants will vest only if and after the $7.00 Warrant Condition is satisfied. The Warrants otherwise shall be on customary terms for Parent common stock purchase warrants as set forth in Exhibit C.

(g)  PCT covenants that, prior to the Closing Date, it will cause all PCT Options and PCT Warrants to have been cancelled or exercised, without liability to PCT or Parent, so that no amounts will be due to holders of PCT Options and PCT Warrants unless they exercise such instruments prior to Closing and receive their portion of the Stock Considerations and Warrants as a Member of PCT.

Section 3.2  Payments by the Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, at the Closing, the Parent shall cause its transfer agent to issue the Stock Consideration in the name of the Escrow Agent, as agent for the Members, and to deliver the Stock Consideration to the Escrow Agent, to be held and disbursed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in the form and substance of the escrow agreement annexed hereto as Exhibit B, subject to such modifications thereof as the Escrow Agent shall reasonably request prior to the Closing and as shall be accepted by the Parent and PCT (such acceptance not to be unreasonably denied) (as so modified, the “Escrow Agreement”). The stock certificates representing such shares of Parent Common Stock shall bear restrictive legends as set forth in the Escrow Agreement. Parent also shall issue the Warrants in the name of the Members. The Escrow Agreement shall prohibit transfers of interests in the Escrow Account or any of the Stock Consideration, directly or indirectly, until released from the Escrow Account.

Section 3.3  Adjustment to Total Consideration.

(a)  At Closing, PCT shall provide the Parent with an estimated balance sheet of PCT’s Business as of the close of business on the Closing Date (the “Estimated Closing Balance Sheet”) and a statement of the estimated Adjusted Closing Working Capital (as defined in Section 3.3(c) below), derived from the Estimated Closing Balance Sheet (the “Estimated Adjusted Closing Working Capital”). The Estimated Closing Balance Sheet shall reflect all payments required to be made by PCT on or as of the Closing Date (including, without limitation, the PCT Expenses).

(b)  If the Estimated Adjusted Closing Working Capital is less than the Target Working Capital (as defined below) by more than Two Hundred Fifty Thousand Dollars ($250,000) (the “Collar”), the Stock Consideration payable at Closing will be decreased by the amount by which the Estimated Adjusted Closing Working Capital is less than the Target Working Capital minus the Collar. The decrease will reduce the Stock Consideration on a dollar for dollar basis, with each Share of Stock Consideration valued at the Parent Per Share Value. The “Target Working Capital” shall be $105,593, exclusive of at least $353,860 of restricted cash securing the Mortgage (which restricted cash must also be available to the Surviving Company at Closing) and inclusive of $392,192 of deferred financing costs. The term “Adjusted Stock Consideration”, as used in Section 3.3, shall mean the Stock Consideration as decreased (if at all) by this Section 3.3.

(c)  The Adjusted Stock Consideration shall be further adjusted as provided herein after the Closing to reflect the difference, if any, between the Adjusted Closing Working Capital determined pursuant to this Section 3.3(c) and the Estimated Adjusted Closing Working Capital. “Adjusted Closing Working Capital” means the Current Assets of PCT’s Business (including cash, cash equivalents, prepaid expenses and other current assets, and accounts receivable but, for these purposes, not including the $353,860 of restricted cash or deferred project costs) less the sum of the Current Liabilities of the Business (but not included, for these purposes, the following line items: current maturity of long-term debt, borrowings under line of credit-related party, due to Amorcyte, Inc. and deferred revenues). Except as otherwise specified in the definition, each of the elements of Adjusted Closing Working Capital shall be determined as of the close of business on the Closing Date and in accordance with GAAP applied consistently with the GAAP Financial Statements (except that no fair value adjustment required by acquisition accounting shall be made to any of PCT’s assets or liabilities and for the purposes of this calculation the above referred to deferred financing costs at Closing shall remain at $392,192 irrespective of the amortization of deferred financing costs or cancellation of the warrants) and reflect all payments required to be made by PCT on or as of the Closing Date (including, without limitation, the PCT Expenses). Within sixty (60) calendar days following the Closing Date, the Parent shall deliver to the PCT Representative a balance sheet of PCT’s Business as of the open of business on the Closing Date (the “Closing Balance Sheet”) and a statement setting forth the Adjusted Closing Working Capital derived from the Closing

Balance Sheet (the “Adjusted Closing Working Capital Statement”). To the extent the Parent fails to deliver the Closing Balance Sheet to the PCT Representative within such sixty (60) day period, then the Estimated Closing Balance Sheet shall be final, conclusive and binding on upon all parties.

(d)  The Closing Balance Sheet and the Adjusted Closing Working Capital Statement (and the computation of the Adjusted Closing Working Capital indicated thereon) delivered by the Parent to the PCT Representative shall be conclusive and binding upon the parties unless the PCT Representative, within thirty (30) calendar days after receipt by the PCT Representative of the Closing Balance Sheet and the Adjusted Closing Working Capital Statement, notifies the Parent in writing that the PCT Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute, in which event the Closing Balance Sheet and the Adjusted Closing Working Capital Statement (and the computation of Adjusted Closing Working Capital indicated thereon), as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving any and all such disputes within twenty (20) calendar days after notice is given by the PCT Representative to the Parent pursuant to the second preceding sentence, the parties shall, within twenty (20) days thereafter, jointly select and engage an independent accounting firm (other than the Parent’s or the PCT Representative’s accounting firm) (the “Firm”) to resolve any remaining disputes regarding the Closing Balance Sheet and the Adjusted Closing Working Capital Statement. Promptly, but no later than twenty (20) calendar days after acceptance of its appointment as the Firm, the Firm shall determine (it being understood that in making such determination, the Firm shall be functioning as an expert and not as an arbitrator), based solely on written submissions by the Parent and the PCT Representative, each containing a computation of Adjusted Closing Working Capital (the final submission made by the Parent and the PCT Representative to the Firm being referred to herein as such Party’s “Final Submission”), and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the disputes and the resulting computation of the Adjusted Closing Working Capital. Such written report shall be conclusive and binding on the parties. All proceedings conducted by the Firm shall take place in New York, New York. In resolving any disputed item, the Firm (x) shall be bound by the provisions of this Section 3.3(d) and (y) may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The fees, costs and expenses of the Firm shall be borne solely by the Party whose calculation of Adjusted Closing Working Capital, as reflected in such Party’s Final Submission, is furthest in amount, whether positive or negative, from the amount of Adjusted Closing Working Capital as determined by the Firm.

(e)  Upon final determination of the Adjusted Closing Working Capital as provided in Section 3.3(d), if the Adjusted Closing Working Capital is less than the Estimated Adjusted Closing Working Capital, the Adjusted Stock Consideration shall be further decreased by the lesser of (i) the excess of the Estimated Adjusted Closing Working Capital over the Adjusted Closing Working Capital or (ii) the excess of (x) the Target Working Capital minus the collar over (y) the Adjusted Closing Working Capital. Parent shall direct the Escrow Agent to return to Parent, within five (5) Business Days of such determination, Shares of Parent Stock representing such amount with each Share of stock valued at the Parent Per Share Value as of the payment date.

(f)  Upon final determination of the Adjusted Closing Working Capital as provided in Section 3.3(d), if the Adjusted Closing Working Capital is greater than the Estimated Adjusted Closing Working Capital, the Adjusted Stock Consideration shall be increased by the lesser of (x) the excess of the Adjusted Closing Working Capital over the Estimated Adjusted Closing Working Capital and (y) the dollar amount of the adjustment to the Adjusted Stock Consideration made pursuant to paragraph (b) above (and in any case limited so that the Stock Consideration may never exceed 11.2 million shares). Parent shall, within five (5) Business Days of such determination, return to the Escrow Agent Shares of Parent Stock representing such amount with each Share of stock valued at the Parent Per Share Value as of the payment date.

(g)  PCT undertakes and covenants to make all payments required in the Ordinary Course of PCT’s Business through the Closing Date, including the payment of all accounts payable, the payment of $400,000 to NNJCA and other obligations, when due. It is understood that payment in the Ordinary Course of PCT’s Business would not require payment prior to the Closing Date of (i) accounts payable which are less than 60 days past due as of the Closing Date, and (ii) accounts payable which are currently in dispute and listed on Schedule 3.3(g); provided, however, that all expenses of PCT (including those that might be less than 60 days past due at Closing) have been accounted for in the Working Capital Adjustment. The Surviving Company will obtain the benefit of all cash and accounts receivable of PCT (including without limitation, approximately $353,860 held in escrow with TD Bank and all amounts in PCT’s operating accounts), and will be responsible for all PCT accounts payable incurred in the Ordinary Course of PCT’s Business subject to Article VIII.

(h)  Schedule 3.3(h) lists all material service agreements to which PCT is currently a party. The Stock Consideration shall be reduced (and not increased) by an amount equal to the product of 250,000 shares of Parent Common Stock multiplied by the Net Lost Agreements. “Net Lost Agreements” means a number (not less than zero) equal to (i) the number of material service agreements listed on Schedule 3.3(h) which are terminated prior to the Closing Date, or as to which PCT receives a notice of termination prior to the Closing Date minus (ii) the number of comparable new material service agreements entered into and as to which services are provided by PCT to the counterparty between the date hereof and the Closing Date.

Section 3.4  Distributions; Exchange Ratio; Fractional Shares; Adjustments.

(a)  Pursuant to the Voting Agreement, dated as of the date hereof, the Lock-Up Members have irrevocably agreed to vote in favor of the Merger, the Merger Agreement and the Escrow Agreement and agreed to certain transfer restrictions with respect to their membership interests in the Company prior to the Effective Time.

(b)  Each Member shall receive, for its membership interest in PCT, a percentage of the Adjusted Stock Consideration and Warrants equal to its membership percentage interest. At the Closing, PCT shall deliver to the Parent and the Escrow Agent a certification from Andrew Pecora and Robert Preti with respect to each Member’s membership percentage interests, which certification shall be conclusive and binding on the Members (the “Percentage Certification”).

(c)  No certificates for fractional shares of Parent Common Stock or Warrants to purchase fractional shares of Parent Common Stock shall be issued. In lieu of any fractional shares or Warrants to purchase a fractional share to which the Members would otherwise be entitled as a result of the distributions provided for herein or in the Escrow Agreement based on the Percentage Certification, all stock issuances of Parent Common Stock or Warrant amounts shall be rounded up or down to the nearest whole share, so that no more than the whole number of shares represented by the Adjusted Stock Consideration and no more than 1,000,000 Warrants of each class shall ever be issued.

(d)  In the event that, subsequent to the date hereof and prior to the Effective Time, NeoStem shall declare a stock dividend or other distribution payable in shares of Parent Common Stock or securities convertible into shares of Parent Common Stock or effect a stock split, reclassification, combination or other change with respect to shares of Parent Common Stock, the Adjusted Stock Consideration and Warrants shall be proportionately adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

Section 3.5  Delivery of Certificates to Escrow Agent.  Promptly following the Effective Time, NeoStem shall deposit with the Escrow Agent, for distribution in accordance with the Escrow Agreement, certificates representing 11,200,000 shares of the Parent Common Stock in the name of the Escrow Agent for eventual distribution to the Members consistent with the Escrow Agreement. So long as any shares of Parent Common Stock are held in escrow, the Escrow Agreement shall provide that the shares of Parent Common Stock be voted on any matter presented to the shareholders of NeoStem by the Escrow Agent as directed by the Board of Directors of NeoStem.

Section 3.6  Document Deliveries at the Closing.

(a)  Document Deliveries by PCT and the Members. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, PCT, the other Persons in the PCT Group and/or the Members, as the case may be, shall execute and deliver, or cause to be executed and delivered, as the case may be, the following documents at or prior to the Closing:

(i)   The Certificate of Merger.

(ii)   PCT shall cause its counsel, Epstein Becker, to deliver to Parent and Subco an opinion of counsel, in the form and substance of the opinion letter annexed hereto as Exhibit D, which shall be dated as of the Closing Date.

(iii)   PCT shall execute and deliver to Parent and Subco a certificate of amendment to PCT’s certificate of formation, if requested by Parent.

(iv)   PCT shall execute and deliver to Parent and Subco a certificate, in form reasonably satisfactory to the Parent, stating that each of the conditions set forth in Section 7.2(a), (b) and (c) has been satisfied.

(v)   PCT shall deliver to Parent and Subco evidence of the termination, without any liability to PCT, Parent or the Surviving Company, of (x) the employment agreements with key Employees (other than those consented to by Parent on or at after the date hereof, and (y) those other employment agreements set forth on Schedule 4.16(a), and (z) all options, warrants and other rights to acquire equity of PCT, effective on or prior to the Closing Date, in form and substance reasonably satisfactory to the Parent.

(vi)   PCT shall deliver releases, in form and substance satisfactory to the Parent, duly executed by each of the Key Employees, other officers and Affiliated Members of PCT, which unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, PCT, PCT’ s Subsidiaries and e ach of their past and present members, directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to PCT or any of its Subsidiaries on or prior to the Closing (collectively, “Employee Claims” ), including without limitation any and all Employee Claim s arising out of or relating to any contract, agreement or other arrangement (whether written or verbal) with PCT or any of its Subsidiaries entered into or established prior to the Closing, including any equity purchase agreements, employment agreements or compensation arrangements.

(vii)   PCT shall deliver (x) all Permits relating to, or necessary to the conduct of, the PCT Business by the Surviving Company and proof reasonably satisfactory to Parent of their continuing validity and (y) proof reasonably satisfactory to Parent that no modification or assignment of any Material Contract is required by virtue of the Merger (or an appropriate executed assignment or modification).

(viii)   PCT shall execute and shall cause the PCT Representative to execute the Escrow Agreement and deliver it to Parent and the Escrow Agent.

(ix)   PCT shall deliver to Parent forms of letters of transmittal to be sent to the Members as soon as practical after the Closing. The letters of transmittal will provide that each Member, as a condition to receipt of its pro rata portion of the Warrants and the Adjusted Stock Consideration, shall execute and deliver to the Parent a letter of transmittal (a) providing the Parent and its transfer agent with its address, tax identification number and other information reasonably requested, (b) releasing PCT and the Parent from all claims other than claims pursuant to this Agreement, and (c) acknowledging that their shares of Parent Common Stock are subject to the Escrow Agreement and the appointment of the PCT Representative. If any Member has not delivered an acceptable letter of transmittal to the Parent within two (2) years after the Closing Date (i.e. upon the date when all shares of Parent Common Stock would be released by the Escrow Agent unless held for then pending disputes), the Escrow Agent may be directed by the Parent and the PCT Representative to return such shares to Parent for cancellation.

(x)   PCT shall deliver to Parent an affidavit of non-foreign status of PCT dated as of the Closing Date that complies with section 1445 of the Code.

(b)  Document Deliveries by Parent.  Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and agreements contained herein, Parent and Subco shall execute and deliver the following documents at or prior to the Closing:

(i)   Parent and Subco shall execute and deliver to PCT a certificate, in form reasonably satisfactory to PCT, stating that each of the conditions set forth in Section 7.3(a) has been satisfied.

(ii)   Parent shall execute and deliver the Escrow Agreement to PCT and the Escrow Agent.

Section 3.7  Allocation of the Consideration.  Following the Closing, the Parent shall determine the final tax allocation of the Adjusted Stock Consideration and Warrants and shall provide the PCT Representative with such tax allocation. The PCT Representative shall have the opportunity to review and evaluate such allocation. Unless the PCT Representative reasonably objects to such allocation, the Parent and the PCT Representative agree that such tax allocation will be binding on all parties for federal income tax purposes in connection with the Merger and will be consistently reflected by each party on its respective income Tax Returns. The Parent and PCT agree to prepare and timely file all applicable Internal Revenue Service forms, including Form 8594 (Asset Acquisition Statement), and other governmental forms, to cooperate with each other in the preparation of such forms and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof. In the event the PCT Representative reasonably objects to such allocation, the Parent shall engage a third party accounting firm, which is reasonably acceptable to the PCT Representative to provide advice on the tax allocation. Such allocation will then be binding on all parties.

Section 3.8  Insurance.  Prior to Closing, PCT shall cause the Parent to be named as an additional insured on all insurance policies existing as of the date of this Agreement (true and complete copies of which have been previously provided to the Parent) and/or purchase such new or amended insurance coverages as are acceptable to Parent in its reasonable discretion after discussions with its insurance agents.

ARTICLE IV

Representations and Warranties of PCT

Except as set forth in the correspondingly numbered section of the disclosure schedule delivered by PCT to the Parent and Subco prior to the execution of this Agreement (the “Company Disclosure Letter”), PCT represents and warrants to the Parent and Subco as follows (after review by each member of the Knowledge Group):

Section 4.1  Organization, Good Standing and Qualification.  PCT and each of its Subsidiaries is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of its respective state of formation, with full power and authority to own or lease its property and assets and to carry on the PCT Business as presently conducted, and is duly qualified to do business as a foreign limited liability company or corporation and is in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect. Schedule 4.1 lists each jurisdiction in which PCT and each Subsidiary is so qualified. The only Subsidiaries of PCT are PCT Allendale, DomaniCell and Athelos Corporation.

Section 4.2  Authorization.  PCT has full power and authority to execute and deliver this Agreement. PCT has full power and authority to execute and deliver each other PCT Document to be executed by it, and to consummate the transactions contemplated by the PCT Documents. The execution, delivery and performance by PCT of this Agreement and the execution, delivery and performance by PCT of the other PCT Documents to be executed by PCT have been duly authorized by all necessary action on behalf of PCT.

This Agreement has been, and each other PCT Document will be at or prior to the Closing, duly executed and delivered by PCT and, if applicable, the appropriate Subsidiaries or Members, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other PCT Document when so executed and delivered will constitute, the legal, valid and binding obligation of PCT and, if applicable, its Subsidiaries and Members, enforceable against PCT and, if applicable, its Subsidiary and Members in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy/Equity Exception”). The Members executing the Voting Agreement own over 51% of the Membership Interests of PCT, have the authority to grant all consents of Members required with respect to this Agreement and will grant such consents at the PCT Special Meeting pursuant to the Voting Agreement.

Section 4.3  Non-contravention.  Neither the execution or delivery by PCT and, if applicable, the Subsidiaries or any Members, of this Agreement nor the other PCT Documents referred to herein nor the performance by PCT or, if applicable, the Subsidiaries or any Members of their obligations hereunder and thereunder will (i) contravene any provision contained in the certificate of formation, PCT LLC Agreement or other organizational documents of PCT or any Subsidiary, (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under (A) any Material Contract or (B) any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which any entity within the PCT Group or any of the Members is a party or by which any entity within the PCT Group or any of the Members is bound or to which any of the assets or properties of any entity within the PCT Group are subject, (iii) result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of any entity within the PCT Group, or (iv) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability of any Person in the PCT Group (except where the result of such acceleration would not cause a Material Adverse Effect).

Section 4.4  No Consents.  Except as set forth in Schedule 4.4, no notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other PCT Document or the consummation of the transactions contemplated hereby or thereby by PCT or, to the extent applicable, the Members, except for the Proxy Statement/Prospectus to be filed with the SEC on Form S-4.

Section 4.5  PCT Assets.  PCT has good title to, or leasehold interest in, all properties and assets (real, personal or mixed, tangible or intangible) which are used or held for use in the conduct of the PCT Business. No third party (including any Affiliate of PCT other than the Subsidiaries) owns or has any interest by lease, license or otherwise in any of assets.

Section 4.6  Personal Property.  PCT has delivered to the Parent true, correct and complete copies of the all leases of personal property used in the PCT Business, together with all amendments, modifications or supplements thereto. Each of such leases is in full force and effect and none of the Persons in the PCT Group has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any of the Persons in the PCT Group under any of such leases and, to the Knowledge of PCT, no other party is in default thereof. All material items of personal property used in the PCT Business are in good operating condition and fit for operation in the Ordinary Course of PCT’s Business (subject to normal wear and tear) with no defects that could reasonably be expected to interfere with the conduct of the normal operation of such items and are suitable for the purposes for which they are currently being used.

Section 4.7  Real Property.

(a)  Schedule 4.7 sets forth a true, correct and complete list of all real property and interests in real property owned in fee by the PCT Group (an “Owned Property”) or leased by the PCT Group (a “Leased Property”) and used, held for use or intended to be used primarily in the operation or conduct of the PCT Business, and identifies the landlord of any Leased Property and any material reciprocal easement or operating agreements of PCT relating and/or beneficial thereto.

(b)  The applicable Person in the PCT Group has good and marketable fee title to all Owned Property or a valid leasehold interest in all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Business Property”), in each case free and clear of all Liens, except (i) the Real Estate Mortgage Loan, (ii) easements, covenants, rights of way and other similar restrictions of record, (iii) any conditions that may be shown by a current, accurate American Land Title Association survey or physical inspection of any Business Property made prior to Closing and (iv) zoning, building and other similar restrictions. None of the items set forth in clauses (ii), (iii) or (iv) above, individually or in the aggregate, could reasonably be expected materially to impair the continued use and operation of the property to which they relate in the conduct of the Business as presently conducted.

(c)  There (i) is adequate access between each Business Property and public roads, and there are no pending or, to PCT’s Knowledge, threatened Legal Proceedings that could have the effect of impairing or restricting such access, (ii) are sufficient parking spaces on each Business Property to comply with all applicable provisions of any agreements to which such Business Property is subject, local zoning requirements and all other Applicable Laws, (iii) are no material defects in the roof, foundation, sprinkler mains, structural, mechanical and HVAC systems and masonry walls in any of the improvements upon each Business Property, no significant repairs thereof are required, and all periodic maintenance has been done and is being done consistent with commercially reasonable maintenance standards for real property of similar size and age in the vicinity of such Business Property.

(d)  PCT has made available to Parent true, legible and complete copies of all title insurance policies, title reports, surveys, certificates of occupancy, appraisals, permits, Liens, title documents, leases and other documents relating to or otherwise affecting each Business Property which are in the possession of PCT. The copies of the leases to all Leased Properties provided by PCT are correct and complete in all material respects, and no oral understandings exist with respect to any Leased Property not reflected in the written materials supplied by PCT. The leases to all Leased Properties, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing, are valid and in full force and effect, without default (or event which with notice or passage of time or both would constitute a default) on the part of PCT or to its Knowledge any other party to such leases. PCT is in peaceful and undisturbed possession of the respective Business Property, and has no Knowledge of any contractual or legal restrictions that preclude or restrict in any material way the ability to use any Business Property for the purposes for which it is currently being used. No Person other than PCT has any right to the use, occupancy or enjoyment of any Business Property or any portion thereof. To PCT’s Knowledge, there are no material defects and there are no adverse physical conditions affecting any Business Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personality of a permanent nature annexed, affixed or attached to, located on or forming part of any Business Property that materially interfere with the use of such Business Property for the purposes for which it is currently being used. To PCT's Knowledge, there is no material violation of any Applicable Law (including any building, planning or zoning Law) relating to any Business Property materially affecting the current use or operation of the Business. All Business Property is in material compliance with all applicable deed restrictions and covenants and all applicable building, zoning, subdivision, health, safety and other laws, including the Americans with Disabilities Act and the Occupational Safety and Health Act, and no Person in the PCT Group has received notification of any alleged violation.

(e)  All brokerage commissions and other similar compensation and fees payable in connection with any Business Property have been paid in full by PCT and no additional brokerage commissions or other similar compensation and fees are or will be due in the future thereunder. Since January 1, 2009, PCT has not exercised or given any notice of exercise of any option or right pertaining to the purchase, expansion, renewal, extension, termination or relocation of any Leased Properties. All leases for Leased Properties will continue to be legal, binding, and enforceable and in full force and effect immediately following the Closing Date in accordance with the terms in effect immediately prior to the Closing Date.

(f)  Neither the whole nor any portion of any Business Property is subject to any governmental decree or order to be sold nor have any Legal Proceedings for the condemnation, expropriation or other taking of all or any portion of any Business Property been instituted or, to PCT's Knowledge, threatened by any Governmental Entity, with our without payment therefor.

(g)  Each Business Property is occupied under a valid and current certificate of occupancy or similar permit and, to PCT’s Knowledge, there are no facts that would prevent such Business Property from continuing to be occupied and used by the PCT Group after the Closing in the same manner as occupied and used by the PCT Group immediately prior to the Closing.

(h)  To PCT’s Knowledge, no improvements on any Owned Property and none of the current uses and conditions thereof violate in any material respect any Liens, applicable deed restriction or other applicable covenant, restriction, contract, existing site plan approval, zoning or subdivision regulation or urban redevelopment plan as modified by any duly issued variances.

(i)  All buildings, improvements and facilities located on each Business Property are supplied with utilities and other services necessary for the operation thereof (including, but not limited to, gas, electricity, water, sanitary sewer and storm sewer) and all of such services are in all material respects adequate for the current use or operation of the Business.

(j)  All real estate Taxes for which any Person in the PCT Group is responsible with respect to any Business Property (and which are not otherwise incorporated into payments made under any lease), have been paid in full, as and when due.

(k)  The sole asset of PCT Allendale is the Owned Property in Allendale, New Jersey.

Section 4.8  Absence of Questionable Payments.  No Person in the PCT Group nor any Affiliate, director, officer, manager, member, partner, employee, agent, representative or other Person acting on behalf of the PCT Group has: (i) used any funds for contributions, payments, gifts or entertainment, or made any expenditures relating to political activities of foreign, federal, state or local government officials or others in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended), or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 4.9  Financial Statements; Books and Records; Accounts Receivable; Funded Indebtedness.

(a)  Attached as Schedule 4.9(a) is (i) a true and complete copy of PCT’s unaudited consolidated balance sheet as of June 30, 2010 (the “Balance Sheet Date”) and June 30, 2009 and the related unaudited consolidated statements of operations, changes in member’s deficit and cash flows for the six month periods then ended and (ii) a true and complete copy of PCT’s audited balance sheet as of December 31, 2009 and December 31, 2008 and the related audited statements of operations, changes in member’s deficit and cash flows for each of the years ended December 31, 2007, December 31, 2008 and December 31, 2009, prepared in accordance with GAAP, together with the report of EisnerAmper LLP (“EisnerAmper”), which has served as PCT’s auditors since the audit of its 2007 financial statements (such statements, including the related notes and schedules thereto, are referred to herein as the “GAAP Financial Statements”). The GAAP Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of PCT, comply in all material respects with applicable accounting requirements in the case of the GAAP Financial Statements; fairly present in all material respects the financial position and the results of operations and cash flows (and changes in financial position, if any) of PCT as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year end adjustments that are not material either individually or in the aggregate and the absence of footnotes). The GAAP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as set forth in the notes thereto). The GAAP Financial Statements are in form appropriate for filing with the Securities and Exchange Commission.

(b)  All books, records and accounts of the PCT Group are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws.

(c)  Schedule 4.9(c) sets forth a true and complete listing of all of the PCT Group’s Accounts Receivable as of last day of the most recently completed calendar month and an aging schedule reflecting the aggregate amount of all such Accounts Receivable outstanding (i) 30 days or less, (ii) more than 30 days but not more than 60 days, (iii) more than 60 days but not more than 90 days, and (iv) more than 90 days. All of the PCT Group’s Accounts Receivable have arisen in the ordinary and regular course of business, represent bona fide transactions with third parties and to PCT’s Knowledge are not subject to any counterclaims or offsets (except for those for which adequate reserves have been established in accordance with GAAP in preparing the GAAP Financial Statements) and have been billed in the Ordinary Course of PCT’s Business. PCT is not guaranteeing collection of the Accounts Receivable.

(d)  Neither PCT nor any of its Subsidiaries has any funded Indebtedness other than Indebtedness being satisfied in full at Closing (or shortly thereafter with respect to up to $3 million due to NNJCA) and the Real Estate Mortgage Loan. The Merger will not cause the Real Estate Mortgage Loan to be taxable or violate any rules or regulations of the New Jersey Economic Development Authority.

(e)  EisnerAmper who has certified PCT’s GAAP Financial Statements and related schedules is an independent registered public accounting firm with respect to PCT as required by the Securities Act of 1933 (the “Securities Act”) and the Rules and Regulations and the Public Company Accounting Oversight Board (United States).

(f)  There are no relationships or services, or any other factors that may affect the objectivity and independence of EisnerAmper, PCT’s auditors, under applicable auditing standards. EisnerAmper has not performed any non-audit services for any Person in the PCT Group since the Balance Sheet Date.

Section 4.10  Internal Control over Financial Reporting.  PCT maintains a system of internal control over financial reporting that is reasonably designed to ensure (i) that PCT maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Managers and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of PCT’s assets that would have a material effect on PCT’s consolidated financial statements. PCT maintains disclosure controls and procedures which are designed to ensure that all material information concerning the PCT Group is made known on a timely basis to the individuals responsible for the preparation of its financial statements. Neither PCT nor EisnerAmper has identified any material weaknesses or significant deficiencies in the design or operation of PCT’s internal control over financial reporting or its disclosure controls and procedures.

Section 4.11  Capitalization; Votes.

(a)  The authorized and outstanding equity interests of PCT are set forth in Schedule 4.11(a). No other capital stock or other equity interests of PCT is authorized, issued or outstanding. All equity interests outstanding are duly authorized, validly issued, fully paid and non-assessable. None of the holders of outstanding equity interests of PCT have rescission or pre-emptive rights. Except as set forth on Schedule 4.11(a), none of the equity interests issued by PCT were issued in violation of any registration requirements under federal or state securities laws. Except as set forth on Schedule 4.11(a), there are no options, warrants, or other rights, agreements, arrangements, or commitments to which PCT or any member or other equity holder of PCT is a party or by which any such party is bound obligating PCT or the member or equity holder of PCT to grant, issue, or sell any capital stock or any other equity interest in PCT. All such options, warrants and other rights may be cancelled effective as of the Closing Date by PCT without cost to PCT or Parent.

(b)  Except for the Limited Liability Company Agreement of PCT dated as of October 7, 2004 (the “PCT LLC Agreement”), there are no voting trusts or other agreements or understandings to which any of the Members or other equity holders of PCT or PCT is a party with respect to the voting of the equity interests of PCT.

(c)  This Agreement and the Merger have been unanimously approved by PCT’s Board of Managers, who have recommended that it be approved by the Members. Members of PCT representing a majority of the outstanding Membership Interests of PCT, and a majority of the Membership Interests held by the Charter Members (collectively, the “Lock-Up Members”) have agreed to enter into, and will enter into promptly after execution and delivery of this Merger Agreement, the Voting Agreement annexed hereto as Exhibit A, under which such Members irrevocably agree to vote in favor of the Merger and the other transactions contemplated hereby (the “Voting Agreement”). Such Member votes or consents will be sufficient without any other votes or consents to approve this Agreement, this Merger and all the transactions contemplated hereby under the PCT LLC Agreement, the DLLCA and all applicable law, and no other approvals or Member votes or consents are required to consummate the Merger. To PCT's Knowledge, the provisions of the Voting Agreement are legal, valid and binding obligations of the Lock-Up Members subject to the Bankruptcy/Equity Exception.

(d)  No Member will have dissenters or appraisal rights with respect to the Merger or the other transactions contemplated by this Agreement.

Section 4.12  No Undisclosed Liabilities.  The PCT Group does not have any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise) which are not accurately reflected or provided for in the balance sheet dated as of the Balance Sheet Date included within the GAAP Financial Statements (whether or not they are required to be disclosed under GAAP), other than (a) those incurred in the Ordinary Course of PCT’s Business since the Balance Sheet Date and (b) those material obligations arising subsequent to the date hereof pursuant to the express terms of executory Contracts, which executory Contracts (to the extent such Contracts are Material Contracts) are identified in Schedule 4.16(a). No Person in the PCT Group has effected any securitization transactions or “off-balance sheet arrangements” (as defined in Item 303(c) of Regulations S-K of the SEC) since January 1, 2007.

Section 4.13  Absence of Certain Developments.  Except as set forth in Schedule 4.13; since December 31, 2009: (a) each Person in the PCT Group has conducted its businesses only in the Ordinary Course of PCT’s Business; (b) there has not been any event, change, occurrence, development, circumstance or state of facts that has had or could reasonably be expected to have a Material Adverse Effect; (c) the PCT Group has not suffered any damage, destruction or casualty loss which individually or in the aggregate materially and adversely affects the business, financial condition or results of operations of PCT; (d) no Person in the PCT Group has incurred or discharged any material obligation or liability except in the Ordinary Course of PCT's Business; and (e) PCT has not entered into any material transaction or made any material expenditures or commitments other than in the Ordinary Course of PCT’s Business.

Section 4.14  Taxes

(a)  All Tax Returns required to be filed by or on behalf of PCT and each of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of PCT and each of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, PCT has made due and sufficient accruals for such Taxes in the GAAP Financial Statements and in its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of PCT and each of its Subsidiaries. PCT and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, equity owner or other third party and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(b)  PCT has delivered to the Parent complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of PCT and each of its Subsidiaries relating to the taxable periods since January 1, 2005 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to PCT and each of its Subsidiaries. Schedule 4.14 lists each such audit. To PCT’s Knowledge, there are no audits or investigations of PCT or any of its Subsidiaries by any Taxing

Authority in progress, nor has PCT or any of its Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No claim has been made by a Taxing Authority in a jurisdiction where PCT and its Subsidiaries do not file Tax Returns to the effect that PCT or any of its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of PCT or any of its Subsidiaries arising as a result of any failure (or alleged failure) to pay any Tax. PCT and each of its Subsidiaries has disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and neither PCT nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(c)  Neither PCT nor any of its Subsidiaries (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter (other than to the tax matters partner under the PCT LLC Agreement). Neither PCT nor any of PCT’s Subsidiaries is a foreign person within the meaning of Sections 7701(a)(1) and 7701(a)(5) of the Code. Neither PCT nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes. Neither PCT nor any of its Subsidiaries is a party to any Tax allocation or Tax sharing agreement nor has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law), as a transferee or successor, by contract, or otherwise.

(d)  Neither PCT nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that obligates it to make any payments that are not deductible under Section 280G of the Code. Neither PCT nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code.

(e)  PCT and all of its Subsidiaries have been, since inception, treated as partnerships or as disregarded entities for federal, state, and local income tax purposes.

Section 4.15  Intellectual Property.

(a)  Schedule 4.15(a) sets forth an accurate and complete list of the PCT Group Intellectual Property as follows: (i) all Patents, Marks and Copyrights owned by the PCT Group that have been issued or registered in any jurisdiction, or for which an application to issue or register the rights in such Intellectual Property has been filed in any jurisdiction, (ii) all Marks owned by the PCT Group that are material to the Business but that are not registered or subject to an application to register and (iii) all Software that is owned exclusively by the PCT Group that is material to the operation of the PCT Business as presently conducted and presently proposed to be conducted by the PCT Group. Schedule 4.15(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, and the name of the owner of each such registration or application. Schedule 4.15(a) also lists any Patents owned by Amorcyte and Robert Preti or otherwise owned by an Affiliate of PCT which is totally unrelated to the PCT Business.

(b)  PCT owns or possesses adequate rights to use all Intellectual Property necessary to carry on the PCT Business. The PCT Group has taken all steps necessary to perfect its ownership of and interest in the PCT Group Intellectual Property.

(c)  The PCT Group’s products and services, and the conduct of the PCT Business as presently conducted do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property Right or other similar right, or any contractual right, of any Person.

(d)  Each item of the PCT Group Intellectual Property that has been issued and registered in any jurisdiction by PCT is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such registered PCT Group Intellectual Property have been paid and all necessary documents and certificates in connection with such registered PCT Group Intellectual Property owned by the PCT Group have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such registered PCT Group Intellectual Property.

(e)  Except as set for in Schedule 4.15(e), no other Person has any rights to any material PCT Group Intellectual Property owned by the PCT Group.

(f)  Except with respect to licenses of generally available, commercial, off-the-shelf Software licensed pursuant to standardized end-user or enterprise licenses for Software in object code format available for a license fee of no more than $5,000 (collectively, “Off-The-Shelf Software”), and except pursuant to the Intellectual Property Licenses listed in Schedule 4.15(f) or as reflected in the GAAP Financial Statements, the PCT Group is not under any liability whatsoever to make any payments or provide any other consideration, to any Person with respect to the PCT Group’s use of any Intellectual Property in connection with the conduct of the PCT Business as presently conducted.

(g)  Schedule 4.15(g) sets forth a complete and accurate list of all Contracts to which the Persons in the PCT Group are a party (other than licenses to the PCT Group of Off-The-Shelf-Software) that (i) grant any Intellectual Property Licenses to or from the PCT Group, (ii) contain a covenant not to compete or otherwise limit the PCT Group’s ability to use or exploit fully any of the PCT Group Intellectual Property, or (iii) contain an agreement by any of the Persons in the PCT Group to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any intellectual property rights of any third Person. PCT has delivered to the Parent true, correct and complete copies of each Contract set forth on Schedule 4.15(g), together with all amendments, modifications or supplements thereto. All Intellectual Property Licenses are valid, binding and enforceable agreements, subject to the Bankruptcy/Equity Exception.

(h)  The PCT Group has taken all commercially reasonable steps to protect the secrecy and confidentiality of all Trade Secrets of any Person in the PCT Group.

(i)  The PCT Group is not, or has not been at any time during the five (5) years prior to the date hereof, the subject of any pending or, to the Knowledge of PCT, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use or violation of any intellectual property rights of any Person, or challenging the PCT Group’s ownership, use, validity or enforceability of any Intellectual Property. None of the Persons in the PCT Group has received notice of any such threatened claim and to the Knowledge of PCT, there are no facts or circumstances that would form the basis for any such claim. To PCT’s Knowledge, all of the PCT Group’s rights in and to PCT Group Intellectual Property are valid and enforceable in all material respects.

(j)  To the Knowledge of PCT, no Person is infringing, violating, misusing or misappropriating any PCT Group Intellectual Property, and no claims of such infringements, violations, misuse or misappropriations have been made against any Person by any of the Persons in the PCT Group.

(k)  No present or former employee of the PCT Group has any right, title, or interest, directly or indirectly, in whole or in part, in any PCT Group Intellectual Property owned or used by any of the Persons in the PCT Group. To the Knowledge of PCT, no employee, consultant or independent contractor of any of the Persons in the PCT Group is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by any of the Persons in the PCT Group, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement. Each employee of and consultant to the PCT Group is bound by a non-disclosure and assignment of inventions agreement, copies of which have been made available to the Parent.

(l)  Each Person in the PCT Group has at all times complied in all material respects with all applicable Laws, as well as their own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the PCT Group in the conduct of the PCT Business. No claims have been asserted or, to PCT’s Knowledge, threatened against any Person in the PCT Group alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by the PCT Group in the conduct of the PCT Business. Each Person in the PCT Group takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

Section 4.16  Material Contracts.

(a)  Schedule 4.16(a) sets forth all of the following Contracts to which any of the Persons in the PCT Group is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i)  Contracts with any current or former officer, director, partner, member, manager, stockholder or Affiliate of any Person in the PCT Group;

(ii)   Contracts for the sale of any of the assets of any of the Persons in the PCT Group other than in the Ordinary Course of PCT’s Business;

(iii)   Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements or sharing of profits or proprietary information;

(iv)   Contracts containing covenants of any Person in the PCT Group not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any individual with respect to employment or covenants of any other Person not to compete with any of the Persons in the PCT Group in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(v)   Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Person in the PCT Group of any operating business or material assets or the capital stock or other equity interests of any other Person;

(vi)   Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any assets of the PCT Group, including indentures, guarantees, loan or credit agreements, purchase money obligations incurred in connection with the acquisition of property, pledge agreements and security agreements;

(vii)   Contracts entered into outside of the Ordinary Course of PCT’s Business providing for the license of the PCT Group Products or the provision of services by any Person in the PCT Group;

(viii)   Contracts providing for severance, retention, change in control or other similar payments;

(ix)   Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)   outstanding agreements of guaranty or surety, direct or indirect, by any of the Persons in the PCT Group;

(xi)  Contracts providing for indemnification by any of the Persons in the PCT Group arising out of or in connection with any PCT Product or service provided by any of the Persons in the PCT Group;

(xii)  Contracts (or group of related contracts) which involve the expenditure or receipt of more than $50,000 annually or which require performance by any party more than one year from the date hereof;

(xiii)  Contracts for the lease of Business Property, including, without limitation, the Real Property Leases;

(xiv)  Contracts pursuant to which any Person in the PCT Group provides services to any third party related to the conduct of the PCT Business, including all customer or client Contracts;

(xv)  Contracts and agreements related to obtaining materials and services used in the manufacture of Cell Therapy Products and other material supplier Contracts;

(xvi)  Contracts with any Person that require PCT to deal exclusively with such Person or that require PCT to transact a minimum amount of business with such Person (or provide for negative consequences if PCT fails to do either of the foregoing) or that give any Person “most favored nations” treatment;

(xvii)  powers of attorney given by any Person within the PCT Group;

(xviii)  confidentiality agreements, assignments of invention and non-compete or non-solicitation agreements signed by employees of or consultants to any Person in the PCT Group;

(xix)  Contracts involving licenses of any Intellectual Property; and

(xx)  Contracts that are otherwise material to any of the Persons in the PCT Group.

(b)  Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Person in the PCT Group signatory thereto, enforceable against them in accordance with its terms, subject to the Bankruptcy/Equity Exception. None of the Persons in the PCT Group is in material default under any Material Contract, nor, to the Knowledge of PCT, is any other party to any Material Contract in material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and, to PCT’s Knowledge, no party has given notice of any significant dispute with respect to any Material Contract. PCT has delivered to the Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto. If consent is required for the transfer of any Material Contract, PCT has no Knowledge that any counterparty will not or can not provide such a consent.

Section 4.17  Employee Benefits Plans.

(a)  Schedule 4.17(a) sets forth a correct and complete list of (i) all employee welfare benefit plans (as defined in Section 3(1) of ERISA, (ii) all employee pension benefit plans (as defined in Section 3(2) of ERISA) and (iii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including a multiemployer welfare arrangement, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent that (A) is maintained or contributed to by PCT or any of its Subsidiaries for the benefit of any current or former employees, consultants or managers of PCT or any of its Subsidiaries, or their beneficiaries (collectively, “Company Employees”), (B) has been approved by PCT or any of its Subsidiaries but is not yet effective for the benefit of Company Employees, or (C) was previously maintained by PCT or any of its Subsidiaries for the benefit of the Company Employees and with respect to which PCT or any of its Subsidiaries has any liability (each a “Company Benefit Plan”). PCT has delivered to Parent a correct and complete copy (where applicable) of (1) each Company Benefit Plan (or, where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of such Company Benefit Plan), (2) each current trust or funding arrangement relating to each Company Benefit Plan, (3) the three most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500 or any other annual report required by applicable Law with respect to each Company Benefit Plan, (4) the most recently received IRS determination letter for each Company Benefit Plan, (5) the most recently prepared actuarial report and financial statement in connection with each Company Benefit Plan, (6) the most recent summary plan description, any summaries of material modification, any employee handbooks and any material written communications (or a description of any material oral communications) by PCT or any of its Subsidiaries to any Company Employee concerning the extent of the benefits provided under any Plan, (7) for the last three years, all material correspondence with the IRS, United States Department of Labor (“DOL”) and any other Governmental Authority regarding an audit or examination any Company Benefit Plan, (8) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Company Benefit Plan and (9) any other documents in respect of any Company Benefit Plan reasonably requested by Parent. Neither PCT nor any of its Subsidiaries has any plan or commitment to establish any new Company Benefit Plan or to modify any Company Benefit Plan, except to the extent required by Law.

(b)  Neither PCT nor any of its ERISA Affiliates has or has ever contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or the comparable provisions of any other applicable Law) (a “Multiemployer Plan”) or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA).

(c)  (i) Each Company Benefit Plan has been maintained and operated in all material respects in compliance with its terms and applicable Law, including ERISA, the Code, Section 4980B of the Code and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA”, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, (ii) with respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL or any other Governmental Authority, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis, and (iii) each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code taking into account all changes in qualification requirements under Section 401(a) for which the applicable “remedial amendment period” under Section 401(b) of the Code has expired, and there are no facts or circumstances that could cause the loss of such qualification or the imposition of any liability, penalty or tax under ERISA, the Code or any other applicable Laws.

(d)  With respect to any Company Benefit Plan, (i) no actions, claims or proceedings (other than routine claims for benefits in the ordinary course) are pending or, to PCT’s Knowledge, threatened, (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, claims or proceedings, and (iii) no administrative investigation, audit or other administrative proceeding by the U.S. DOL, the IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction Program or Delinquent Filer Voluntary Correction Program, is pending, in progress or, to PCT’s Knowledge, threatened.

(e)  Neither PCT nor any of its Subsidiaries, nor to the best of their Knowledge any other persons who participate in the Operation of any Company Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Company Benefit Plan or breached any fiduciary responsibilities or obligations under Title I of ERISA that would subject them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Company Benefit Plan by any party with standing to make such claim.

(f)  Except as set forth on Schedule 4.17(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment or benefit becoming due, or increase the amount of any compensation due, to any Company Employee, (ii) increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; and except as set forth on Schedule 4.17(f), no such payment or benefit will be characterized as an “excess parachute payment,” as such term is defined in Section 280G of the Code. Except as set forth on Schedule 4.17(f), neither PCT nor any of its Subsidiaries is a party to any contract, arrangement or plan pursuant to which it is bound to compensate any Person for any excise or other additional taxes under Section 409A or 4999 of the Code or any similar provision of state, local or foreign law.

(g)  Each Company Benefit Plan (other than an employment agreement or any similar agreement that cannot be terminated without the consent of the other party) may be amended or terminated at any time without incurring liability to PCT or any of its Subsidiaries thereunder, other than in respect of accrued and vested obligations and medical or welfare claims incurred prior to such amendment or termination.

(h)  All contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made under the terms of any Plan, and in accordance with applicable Law (including pursuant to 29 C.F.R. Section 2510.3-102), as of the date hereof have been timely made or reflected on the PCT Group’s financial statements in accordance with GAAP.

(i)  Except for the continuation coverage requirements under COBRA or as otherwise disclosed on Schedule 4.17(i), neither PCT nor its Subsidiaries have any obligations or potential liability for health, life or similar welfare benefits to Company Employees or their respective dependents following termination of employment.

(j)  Each Plan subject to the provisions of Section 401(k) or 401(m) of the Code, or both, has been tested for and has satisfied the requirements of Section 401(k)(3), Section 401(m)(2) and Section 416 of the Code, as applicable, for each plan year ending prior to Effective Time.

(k)  No Company Benefit Plan is maintained in a jurisdiction outside of the United States or for employees outside of the United States.

(l)  Schedule 4.17(l) identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code and Treasury regulations issued thereunder (“Section 409A”)), and each Company Benefit Plan so identified has been operated and administered in compliance with Section 409A. Without limitation of the foregoing, no “service provider” (within the meaning of Section 409A) of PCT or any of its Subsidiaries has any equity-based right or incentive (such as a stock option, stock appreciation right, phantom stock, restricted stock or restricted stock unit) that is either subject to Section 409A or in violation of Section 409A. Neither PCT nor any of its Subsidiaries has any commitment to compensate or reimburse any individual for penalty taxes imposed under Section 409A.

Section 4.18  Labor.

(a)  PCT has delivered to Parent an accurate and complete list of the names of all of the employees engaged in the PCT Business (“Business Employees”), together with each such Business Employee’s annual rate of salary or hourly wage rate, two most recent annual bonuses, including, without limitation, profit distributions, job title, work location, accrued unused vacation pay or days, most recent promotion or pay raise, and hire date. To the Knowledge of PCT, no Business Employee has any plans to terminate employment with any Person in the PCT Group.

(b)  Schedule 4.18(b) contains an accurate and complete list of the names of each consultant or independent contractor who currently provides, or who has within the prior twelve month period provided, services to the PCT Business (each, a “Business Consultant”).

(c)  All Business Employees are actively at work (or on vacation) and no Business Employee is currently on a leave of absence, layoff, suspension, sick leave, workers compensation, short or long term disability, family leave, military leave, or otherwise not actively performing his or her work during all normally scheduled business hours (other than vacation).

(d)  PCT has delivered to the Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with a Business Employee or Business Consultant and all personnel policies, manuals, employee handbooks and similar materials pertaining to the Business. All current employees are subject to confidentiality and assignment of inventions agreements with PCT.

(e)  With respect to current and former employees, consultants and service providers of the Business (each a “Service Provider”):

(i)  the PCT Group is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, immigration, and occupational safety and health requirements, affirmative action requirements and has not and is not engaged in any unfair labor practice;

(ii)   there is not now, nor within the past six years has there been, any actions, suits, claims, labor disputes or grievances pending, or, to PCT’s Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Service Provider, including charges of unfair labor practices or discrimination complaints;

(iii)   no collective bargaining agreement is binding and in force against the PCT Group or currently being negotiated by any Person in the PCT Group, and to the Knowledge of PCT, no union organization campaign is in progress with respect to any of the Service Providers, and no question concerning representation exists respecting such Service Providers; and

(iv)   the PCT Group does not have any liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(f)  No “mass layoff,” “plant closing” or similar event as defined by the Worker Adjustment and Retraining Notification Act with respect to any Person in the PCT Group has occurred or will occur as a result of the consummation of the Merger.

(g)  The PCT Group does not have any contracts to render services to any Government Authority.

Section 4.19  Litigation.  There is no Legal Proceeding pending or, to the Knowledge of PCT, threatened against any of the Persons in the PCT Group (or to the Knowledge of PCT, pending or threatened against any employees of any of the Persons in the PCT Group with respect to their business activities on behalf of the PCT Group), or to which any of the Persons in the PCT Group is otherwise a party, before any Governmental Authority; nor to the Knowledge of PCT is there any reasonable basis for any such Legal Proceeding. None of the Persons in the PCT Group is subject to any Order. There are no Legal Proceedings pending or, to the Knowledge of PCT, threatened that are reasonably likely to prohibit or restrain the ability of PCT, its Subsidiaries or the Members to perform their obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.20  Compliance with Laws; Orders; Permits.

(a)  Each of the Persons in the PCT Group is in compliance in all material respects with all Laws of each Governmental Authority applicable to its business, operations or assets, including without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Manufacturing Practice (cGMP) and current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications. Since January 1, 2005, none of the Persons in the PCT Group has received any notice of or been charged with the violation of any material Law by any Governmental Authority. To the Knowledge of PCT, none of the Persons in the PCT Group is or since January 1, 2005, has been, under investigation with respect to the violation of any Law and to the Knowledge of PCT, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would have an immaterial effect upon the PCT Business. Except as set forth in Schedule 4.20(a), n one of the PCT Permits will be impaired or in any way affected by the Merger.

(b)  Schedule 4.20(b) is a true and complete listing of all Permits which are required for the operation of the PCT Business as presently conducted (“PCT Permits”). The Persons in the PCT Group currently have all Permits which are required for the operation of their respective businesses as presently conducted. Each issued Permit currently is in full force and effect. None of the Persons in the PCT Group is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any PCT Permit, and to the Knowledge of PCT, there are no facts or circumstances which form the basis for any such default or violation. No Person in the PCT Group has received notification of any revocation or modification of any Permit. PCT has completed all necessary registration of its establishments and facilities with all Governmental Authorities that are necessary for PCT to conduct its business in the manner and to the extent now conducted. Each PCT Permit is current and up to date. Except as set forth in Schedule 4.20(a), none of the PCT Permits will be impaired or in any way affected by Merger or the consummation of any other transaction contemplated by this Agreement.

(c)  The drug or biological substances manufactured by PCT on behalf of PCT’s clients and used in studies, tests, preclinical studies and clinical trials have been and, if still pending, are being manufactured, under current Good Manufacturing Practices. PCT has not received any notices or correspondence from the FDA or any foreign, state or local governmental body exercising comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical studies or clinical trials conducted by or on behalf of PCT’s clients and to which PCT was involved as either a contract manufacturer and/or product and/or process consultant. No filing or submission to the FDA or any other regulatory body, that was or is intended to be the basis for any approval of PCT’s client’s products or product candidates, contains any material omission or material false information by PCT.

(d)  The consulting services and/or process development services that PCT provides its clients or customers for the purpose of clinical trials for Investigational New Drug Applications, New Drug Applications, and/or Biologic License Application are conducted in accordance with good clinical practices and are in compliance with all applicable Laws and state and federal regulatory requirements. PCT has not received any notices or other correspondence from the FDA or any other governmental agency requiring the termination, suspension or modification of any clinical trials.

(e)  To PCT’s Knowledge, no Person in the PCT Group, nor any manager, director, agent, employee or any other person acting for or on behalf of a Person in the PCT Group, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff member at any hospital or any government officer (a) to obtain favorable treatment in securing business for PCT, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of any Person in the PCT Group, or (d) in violation of any applicable anti-corruption law.

(f)  No Person in the PCT Group nor, to PCT’s Knowledge, any manager, director, agent, employee or any other person acting for or on behalf of PCT, has established or maintained any fund or assets in which PCT has proprietary rights that have not been recorded in the books and records of PCT. Each transaction is properly and accurately recorded in all material respects on the books and records of PCT, and each document upon which entries such books and records are based is complete and accurate in all material respects. PCT maintains a system of internal accounting controls reasonably designed to insure that there are no off-the-books accounts and its assets are used only in accordance with its corporate management directives.

(g)  The FDA Package contains true and complete copies of all filings made by PCT with the FDA and any state or third party regulatory authority (including but not limited to state regulatory authorities in New Jersey, New York, California and Maryland), all Permits obtained by PCT from the FDA and any state or third party regulatory authority and all approvals and disapprovals, audit reports and correspondence from or with the FDA or such state regulatory authorities, including but not limited to an audit report received by PCT from New York regulatory authorities for its Hackensack facility and follow up correspondence, a PCT created chart of documents requested by the FDA during its inspection of its Mountain View, California facility, and PCT created daily summaries of FDA inspections of PCT and its clients. PCT also represented to the Parent and its counsel that the FDA did not find any 483 observations and did not provide PCT with a 483, Establishment Inspection Report or audit report at the close of its inspection in 2010. To the Knowledge of PCT and to the knowledge of any manager, officer, agent, or employee of PCT, all information contained in such filings made by PCT to any Governmental Authority is true and accurate.

(h)  Neither PCT nor, to the Knowledge of PCT, any manager, officer, agent, employee, Member or Affiliate of PCT, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(i)  Subsequent to the FDA inspection of the PCT Mountain View facility in 2010, PCT was informed by the FDA inspectors that there were no regulatory or compliance issues found at this facility.

Section 4.21  Insurance.  The PCT Group has insurance policies in full force and effect for such amounts as are sufficient for all requirements of Law and all agreements to which each of the Persons in the PCT Group is a party or by which such Persons are bound and which provide commercially reasonable levels of insurance. No event has occurred, including, without limitation, the failure by any of the Persons in the PCT Group to give any notice or information or any of the Persons in the PCT Group giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any Person in the PCT Group under any such insurance policies.

Section 4.22  Related Party Transactions.  (a) No employee, officer, director, shareholder, partner, manager or Member of any of the Persons in the PCT Group, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the PCT Group and none of the Persons in the PCT Group owe any amount to, or have any of the Persons in the PCT Group committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship (other than customary employment relationships) with any of the Persons in the PCT Group (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by any of the Persons in the PCT Group (other than rights arising out of employment arrangements), (iv) to the Knowledge of PCT, has any claim or cause of action against any of the Persons in the PCT Group or (v) is obligated to make any payment to any other Person in the PCT Group or Related Person in connection with the transactions contemplated by this Agreement.

(b)  There are no transactions, arrangements or other relationships between and/or among PCT, any of its Affiliates and any unconsolidated entity, including, but not limited to, any structured finance, special purpose or limited purpose entity that could reasonably be expected to materially affect PCT’s liquidity or the availability of or requirements for its capital resources. There are no transactions, arrangements or other relationships between and/or among PCT, any of Person in the PCT Group and any Members or their Affiliates that are not on terms at least as favorable to PCT as would be obtained in an arm's length, commercially reasonable transaction with an unrelated third party.

(c)  No Person in the PCT Group has, since January 1, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of PCT.

(d)  All agreements, payment obligations, and other business relationships between PCT or any other Person in the PCT Group or their Affiliates, on the one hand, and Amorcyte Inc., on the other hand, are commercially reasonable and on terms no less favorable to PCT than would be available in an arm’s length transaction with an unrelated third party. PCT provides Amorcyte with a $500,000 line of credit on terms no less favorable to PCT than would be available in an arm’s length transaction in an unrelated bank financing, and no borrowings are outstanding under that line of credit.

Section 4.23  Suppliers and Customers.  Schedule 4.23 sets forth a list identifying (i) each supplier to the PCT Group during PCT’s current fiscal year (through July 31, 2010) and each of the two preceding fiscal years, showing the approximate total purchases by the PCT Group from each such supplier during each such period and (ii) each customer of the PCT Group during PCT’s current fiscal year (through July 31, 2010) and each of the two preceding fiscal years, showing the approximately revenue generated from each such customer during each such period. Notwithstanding the foregoing, suppliers who have charged the PCT Group less than $50,000 per year and customers who have generated less than $50,000 per year in revenue for PCT need not be included on such list. Since December 31, 2009, no supplier or customer listed on Schedule 4.23 has terminated its relationship with any of the Persons in the PCT Group or materially increased, decreased or changed the pricing, the volume of business or other terms of its business with any of the Persons in the PCT Group and, to the Knowledge of PCT, no supplier or customer listed on Schedule 4.23 has notified any of the Persons in the PCT Group that it intends to terminate or materially increase, decrease or change the pricing, the volume of business or other terms of its business with the PCT Group.

Section 4.24  Financial Advisors.  Except as set forth in Schedule 4.24, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the PCT Group or the Members in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Section 4.25  Environmental Matters.  Each Person in the PCT Group is in compliance with all Environmental Laws and the requirements of all Permits issued under such Environmental Laws with respect to PCT in all material respects. There are no pending or, to the Knowledge of PCT, threatened Environmental Legal Proceedings against any Person in the PCT Group.

Section 4.26  Construction Projects.  Schedule 4.26 contains a true and complete list of all construction projects undertaken, pending or completed by PCT since January 1, 2007 together with any construction projects which PCT reasonably expects to undertake within the current fiscal year. PCT has complied with all obligations imposed upon it in connection with any such construction projects, and no claims are pending or, to PCT’s Knowledge, threatened against any member of the PCT Group with respect to such construction projects.

Section 4.27  Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by PCT for inclusion in the Form 8-K under the Securities Exchange Act of 1934 (the “Exchange Act”) or the registration statement under the Securities Act registering the Parent Common Stock or other Parent securities as to be issued pursuant to this Agreement (such registration statement, as amended by any amendments thereto, being referred to herein as the “Registration Statement”) or the Prospectus/Joint Proxy Statement to be sent to the stockholders of Parent and the Members of PCT in connection with the special meeting of stockholders of Parent at which such stockholders will be asked to approve the issuance of Parent Common Stock pursuant to this Agreement (the “NeoStem Meeting”) and the special meeting of the Members of PCT at which the Members will be asked to approve the Merger and this Agreement (the “PCT Meeting”) (such Prospectus/Joint Proxy Statement, as amended or supplemented by any amendments or supplements thereto, being referred to herein as the “Prospectus/Joint Proxy Statement”), including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to NeoStem stockholders and the Members of PCT and on the date or dates of the NeoStem Meeting and the PCT Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. PCT will supply NeoStem with all business, financial, accounting, legal, management and other information about PCT, the PCT Group, any Person in the PCT Group, the Members and the PCT Business as is required to be disclosed in a Form S-4 under SEC rules.

Section 4.28  FINRA.  None of the Members are a registered representative under the Financial Industry Regulatory Authority (“FINRA”), a member of FINRA or associated or affiliated with any member of the FINRA, or a broker-dealer registered with the SEC under the Exchange Act or engaged in a business that would require it to be so registered, nor is it an affiliate of such a broker-dealer or any person engaged in a business that would require it to be registered as a broker-dealer.

Section 4.29  Full Disclosure.  No representation or warranty, exhibit or schedule furnished by or on behalf of the Company or any of its Subsidiaries in this Agreement, the Company Disclosure Letter or any other Transaction Document contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. Neither the Company nor its Subsidiaries has any Knowledge of any facts pertaining to the Company, its Subsidiaries, the PCT Business or its assets that has or could reasonably be expected to have a Material Adverse Effect and that have not been disclosed in this Agreement, the schedules and exhibits hereto and the Transaction Documents.

ARTICLE V

Representations and Warranties of the Parent and Subco

The Parent and Subco jointly and severally represent and warrant to PCT as follows:

Section 5.1  Organization and Good Standing.  The Parent is a corporation, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business. Subco is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

Section 5.2  Authorization.  Each of the Parent and Subco has full power and authority to execute and deliver this Agreement and each other Purchaser Document, to the extent applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Parent and Subco of this Agreement and each other Purchaser Document, to the extent applicable, have been duly authorized by all necessary action on behalf of each of the Parent and Subco. This Agreement has been, and each other Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Parent and/or Subco, to the extent applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each other Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Parent and/or Subco, to the extent applicable, enforceable against the Parent or Subco, to the extent applicable, in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3  Conflicts; Consents of Third Parties.

(a)  Neither the execution or delivery by the Parent or Subco of this Agreement or any of the other Purchaser Documents, nor the performance by the Parent or Subco of its obligations hereunder and thereunder will (i) contravene any provision contained in the organizational documents of the Parent or Subco or (ii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any judgment, order, decree, law, rule or regulation or other restriction of any Governmental Authority, in each case to which the Parent or Subco is a party or by which the Parent or Subco is bound or to which any of its assets or properties are subject or (iii) violate or result in a breach (with or without the lapse of time, the giving of notice, or both) of or constitute a default under any material contract to which the Parent or Subco is a party where the breach or default would have a Material Adverse Effect on Parent.

(b)  No notice to, filing with, or authorization, registration, consent or approval of, any Governmental Authority or other Person is necessary for the execution, delivery or performance of this Agreement or any other Purchaser Document or the consummation of the transactions contemplated hereby or thereby by the Parent and Subco other than (i) the Joint Proxy Statement/Prospectus and Form S-4 of which it is a part and (ii) the additional listing application with the New York Stock Exchange-Amex.

Section 5.4  Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Parent, threatened that are reasonably likely to prohibit or restrain the ability of the Parent to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5  Financial Advisors.  Except as set forth in Schedule 5.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Parent in connection with the transactions contemplated by this Agreement who is or will be entitled to any fee or commission or like payment in respect thereof other than those paid by Parent.

Section 5.6  Compliance with Laws; Orders; Permits.

Except as disclosed in the Parent’s filings with the SEC since December 31, 2009:

(a)  The Parent is in compliance in all material respects with all laws of each Governmental Authority applicable to its business, operations or assets, including, without limitation all FDA rules and regulations, comparable state laws, regulations governing current Good Tissue Practice (cGTP), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), the federal Clinical Laboratory Improvement Act of 1988, as amended (CLIA), Occupational Safety and Health requirements, the Stark Law and state equivalents, escheat laws, abandoned property laws, laws relating to employment and compensation and marketing laws and other laws relating to privacy and internet communications. Since January 1, 2006, the Parent has not received any notice of or been charged with the violation of any material Law by any Governmental Authority. To the Knowledge of the Parent, none of its Affiliates is or since January 1, 2006, has been, under investigation with respect to the violation of any Law and to the Knowledge of the Parent, there are no facts or circumstances which could reasonably form the basis for any such violation other than violations which would not have a Material Adverse Effect upon the Parent’s business.

(b)  To the Knowledge of Parent, neither it nor any manager, director, agent, employee or any other person acting for or on behalf of Parent, has directly or indirectly made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any person, including but not limited to any staff member at any hospital or any government officer (a) to obtain favorable treatment in securing business for Parent, (b) to pay for favorable treatment for business secured, (c) to obtain special concessions or for special concessions already obtained, for or in respect of Parent or any Affiliate of Parent, or (d) in violation of any applicable anti-corruption law.

Section 5.7  Registration Statement; Prospectus/Joint Proxy Statement.  None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement under the Securities Act registering the NeoStem Common Stock to be issued pursuant to this Agreement or the Prospectus/Joint Proxy Statement to be sent to the stockholders of Parent and the Members of PCT in connection with the NeoStem Meting and the PCT Meeting, including all amendments and supplements to the Registration Statement and Prospectus/Joint Proxy Statement, shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and, in the case of the Prospectus/Joint Proxy Statement, on the date or dates the Prospectus/Joint Proxy Statement is first mailed to NeoStem stockholders and the Members and on the date or dates of the NeoStem Meeting and the PCT Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent is not responsible for any information supplied by the PCT Group.

ARTICLE VI

Covenants and Agreements

Section 6.1  Meetings of Stockholders and Members.

(a)  NeoStem Meeting.  Parent shall take all action in accordance with the federal securities law, the DLLCA, the applicable rules of the Exchange on which the Parent Common Stock is listed or quoted, NeoStem’s certificate of incorporation, as amended, and NeoStem’s by-laws, as amended, necessary to convene the NeoStem Meeting on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of NeoStem’s stockholders with respect to the issuance of the Stock Consideration and the Warrants pursuant to this Agreement, including (in the absence of conditions that would justify the termination of this Agreement) recommending such approval to NeoStem’s stockholders.

(b)  PCT Meeting.  PCT shall take all action in accordance with the federal securities laws, the DLLCA, the Voting Agreement, and the PCT LLC Agreement, necessary to give notice to the PCT Members and convene the PCT Meeting to be held on the earliest practical date as reasonably determined by NeoStem in light of the circumstances, and to obtain the consent and approval of PCT's Members with respect to the Agreement and the transactions contemplated hereby, including recommending such approval to the Members.

(c)  PCT will provide Parent and its transfer agent with (a) a representation that the information provided by PCT and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading and (b) appropriate other certifications, accountant comfort letters and consents, and opinions of counsel with respect to the Securities Act registration of the issuance of the Stock Consideration and Warrants and compliance with the PCT LLC Agreement (or other organizational documents of any Person in the PCT Group) and Law with respect to this transaction.

(d)  Parent and Subco will provide PCT with a representation that the information provided by Parent and Subco and contained in the Prospectus/Joint Proxy Statement and any other disclosure documents is true and accurate in all material respects and that there is no fact or matter which has not been disclosed in such disclosure documents which renders such information untrue or misleading.

Section 6.2  Preparation of the Prospectus/Joint Proxy Statement and the Registration Statement.

(a)  Parent and PCT shall, as soon as is reasonably practicable, cooperate to prepare the Prospectus/Joint Proxy Statement to be included in the Registration Statement. Once Parent and PCT consent to the filing of the Prospectus/Joint Proxy Statement with the SEC (which consent shall not be unreasonably withheld), Parent shall file the Registration Statement with the SEC. Consistent with the timing for the NeoStem Meeting and the PCT Meeting as determined by NeoStem in accordance with Section 6.1, NeoStem shall use reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable thereafter and to maintain the effectiveness of the Registration Statement through the Effective Time. If, at any time prior to the Effective Time, Parent or PCT shall obtain knowledge of any information contained in or omitted from the Registration Statement that would require an amendment or supplement to the Registration Statement or the Prospectus/Joint Proxy Statement, the party obtaining such knowledge will promptly so advise the other parties in writing and each of Parent and PCT will promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Prospectus/Joint Proxy Statement. PCT shall promptly furnish to Parent all financial and other information concerning it as may be required for the Prospectus/Joint Proxy Statement and any supplements or amendments thereto. Parent and PCT shall cooperate in the preparation of the Prospectus/Joint Proxy Statement in a timely fashion and shall use all reasonable efforts to clear the Prospectus/Joint Proxy Statement and the Registration Statement with the staff of the SEC. Promptly after the Registration Statement is declared effective by the SEC, each of Parent and PCT shall use all reasonable efforts to mail at the earliest practicable date to its stockholders or Members, as the case may be, the Prospectus/Joint Proxy Statement, which shall include all information required under applicable Law to be furnished to PCT’s Members and NeoStem’s stockholders in connection with this Agreement and the transactions contemplated hereby and shall include the recommendation of PCT’s managers in favor of the transactions contemplated hereby.

(b)  Notwithstanding anything contained in this Agreement to the contrary, NeoStem shall not be obligated to take any action under Section 6.2 unless and until the following conditions shall have been met: (i) NeoStem shall have received the audited financial statements of PCT and any other financial information of PCT or its Subsidiaries required for inclusion in the Registration Statement as determined by NeoStem, (ii) NeoStem shall have received all information it needs to prepare pro forma financial statements required to be included in the Registration Statement, under SEC rules, (iii) NeoStem shall have received such auditor comfort letters and consents from its, and PCT’s auditors, and legal opinions from PCT’s counsel as it deems necessary or desirable and (iv) NeoStem shall have received from an investment banking firm reasonably acceptable to it a valuation analysis of PCT which shows a valuation satisfactory to the Board of Directors of NeoStem (the “Valuation Report”), each in form and substance reasonably satisfactory to NeoStem.

Section 6.3  Financial Statements for NeoStem Current Report on Form 8-K.

(a)  Attached as Schedule 4.9(a), PCT has provided to NeoStem (i) audited consolidated balance sheets of PCT and its Subsidiaries as of December 31, 2009 and 2008, (ii) audited consolidated statements of income, cash flows and changes in shareholders’ equity of each of PCT and its Subsidiaries for the years ended December 31, 2009, 2008 and 2007, (iii) an unqualified report with respect to such audited financial statements by EisnerAmper and a consent by EisnerAmper to have such audited financial statements incorporated by reference into NeoStem’s Securities Act filings, which report and consent shall be in form and substance reasonably satisfactory to NeoStem, and (iv) unaudited consolidated statements of income, cash flows and changes in shareholders’ equity of PCT and its Subsidiaries for the six months ended June 30, 2010 and 2009 and an unaudited balance sheet as of June 30, 2010. PCT has also provided to NeoStem all other financial statements, business descriptions, risk factors, compensation data, ownership data and other information of PCT required for any SEC filing to be filed by NeoStem or which needs to be incorporated in any existing NeoStem registration statement or other SEC filings to make the information therein complete, including, without limitation, pro forma financial statements that give effect to the transaction contemplated by this Agreement and a full description of the business of the PCT Group. Such financial statements have been prepared in accordance with generally accepted accounting principles, so that such financial statements meet the requirements for filing by NeoStem with the SEC as required by the SEC’s Current Report on Form 8-K and for incorporation into any Form S-3 or other registration statement on file or to be filed by NeoStem, all so that NeoStem’s currently effective Form S-3 may immediately be used by NeoStem in a capital raising transaction.

(b)  PCT will provide Parent with a representation that the information provided by it for inclusion and/or incorporation into the Registration Statement and/or Form 8-K is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect. Parent and Subco will provide PCT with a representation that the information provided by Parent and Subco for incorporation into the Registration Statement is true and accurate in all material respects and that there is no material fact or matter which has not been disclosed in the disclosure document which renders such information untrue or misleading in any material respect.

(c)  Upon execution of this Agreement, PCT shall cause EisnerAmper to deliver to NeoStem an executed consent, in form and substance reasonably satisfactory to NeoStem and suitable for filing by NeoStem with the SEC, which consent shall authorize NeoStem to file with the SEC the reports delivered pursuant to Section 6.3(a).

(d)  Upon NeoStem’s request, contemporaneous with the delivery of the consolidated financial statements described in Section 6.3(a), PCT shall cause EisnerAmper to make available to NeoStem and its representatives the work papers generated in connection with such accounting firm’s audit of the audited consolidated financial statements delivered pursuant to Section 6.3(a).

(e)  Prior to the Closing, PCT shall cooperate with NeoStem in providing to NeoStem such consolidated financial statements, financial data and accountants’ reports as NeoStem shall reasonably request with respect to any filing that NeoStem shall make or be required to make under the Securities Act or the Exchange Act. Not in limitation of the foregoing, PCT shall deliver to Parent, without charge, the following financial information (the “Supplemental Financial Information”): (i) promptly after each fiscal quarter ending after the date hereof, the unaudited consolidated balance sheet of PCT as of the end of such quarter and the unaudited consolidated statements of income, stockholders’ equity and cash flows of PCT for such quarter and for the portion of the fiscal year then prepared in accordance with GAAP, and (ii) promptly upon the reasonable request by Parent, such additional financial information as may be required in connection with any filing by Parent pursuant to the requirements of federal or state securities laws. Such Supplemental Financial Information shall present fairly, in all material respects, the consolidated financial position of PCT and its Subsidiaries as of the last day of the periods covered and the consolidated results of operations, cash flows and changes in stockholders’ equity of PCT and its Subsidiaries for the periods covered, subject in the case of unaudited financials, to normal year-end adjustments.

Section 6.4  Access and Information.

(a)  Prior to the Closing, and except for disclosures which would cause PCT or any of its Subsidiaries to waive the attorney-client privilege or otherwise violate applicable Law or any material confidentiality agreement, NeoStem shall be entitled to make or cause to be made such investigation of PCT and its Subsidiaries, and the financial and legal condition thereof, as NeoStem deems necessary or advisable, and PCT and its Subsidiaries shall cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, PCT shall (a) permit NeoStem and its agents and representatives or cause them to be permitted to have full and complete access to the premises, operating systems, computer systems (hardware and software) and books and records of PCT and its Subsidiaries upon reasonable notice during regular business hours, (b) furnish or cause to be furnished to NeoStem such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to PCT and its Subsidiaries and their businesses as NeoStem shall request from time to time and (c) cause its accountants to furnish to NeoStem and its accountants access to all work papers relating to any of the periods covered by financial statements provided by PCT to NeoStem hereunder.

(b)  Prior to the Closing, NeoStem shall not use any information provided to it in confidence by PCT for any purposes unrelated to this Agreement. PCT shall not use any information provided to it in confidence by NeoStem for any purposes unrelated to this Agreement. Except with respect to publicly available documents, in the event that this Agreement is terminated, (a) NeoStem will return to PCT all documents obtained by it from PCT and its Subsidiaries in confidence and any copies thereof in the possession of NeoStem or its agents and representatives or, at the option of NeoStem, NeoStem shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to PCT and (b) PCT will return to NeoStem all documents obtained by it from NeoStem and its Subsidiaries in confidence and any copies thereof in the possession of PCT or its agents and representatives or, at the option of PCT, PCT shall cause all of such documents and all of such copies to be destroyed and shall certify the destruction thereof to NeoStem.

(c)  No investigation of PCT, its Subsidiaries or the PCT Business by the Parent heretofore shall modify or otherwise affect any representations and warranties of PCT, which shall survive any such investigation, or the conditions to the obligation of the Parent and Subco to consummate the transactions contemplated hereby.

Section 6.5  No Solicitation.  (a)  PCT shall not, nor shall it authorize or permit any of its Affiliates or any Member, officer, director, employee, investment banker, attorney or other adviser or representative of PCT or any of its Affiliates to (a) solicit, initiate, or encourage the submission of, any PCT Acquisition Proposal (as hereinafter defined), (b) enter into any agreement or understanding with respect to any PCT Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonable be expect to lead to, any PCT Acquisition

Proposal. Without limiting the foregoing, it is understood that any violation, of which PCT or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any Member, officer, director, employee, investment banker, attorney or other adviser or representative of PCT or any of its Affiliates, whether or not such Person is purporting to act on behalf of PCT or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.5 by PCT and its Affiliates. PCT shall notify Parent in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any PCT Acquisition Proposal or receipt of any inquiries with respect to any PCT Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such PCT Acquisition Proposal; provided, however, that PCT shall remain liable for payment of liquidated damages hereunder and under Article IX notwithstanding providing such notice. PCT immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to a PCT Acquisition Proposal. PCT shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. “PCT Acquisition Proposal” means any proposal for a merger or other business combination involving PCT or any of its Affiliates or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in PCT or any of its Affiliates, any voting securities of PCT or any of its Affiliates or a substantial portion of the assets of PCT but a PCT Acquisition Proposal shall not include (i) the sales of PCT Products in the Ordinary Course of PCT’s Business consistent with past practice or (ii) any sale of a minority interest in Athelos. PCT acknowledges that damages for any breach of the obligations in this paragraph will be difficult to measure. PCT agrees that, as liquidated damages for any breach of this paragraph, PCT shall pay to Parent and Subco an amount in cash equal to the sum of (a) all expenses incurred by Parent or Subco in any way in connection with investigating, negotiating, drafting or otherwise pursuing this transaction, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of Parent is also sold to an unrelated third party in a transaction approved by the Board of Directors and stockholders of the Parent, or (ii) the Parent waives the breach and consummates the Merger, then no such liquidated damages shall be due.

(b)  NeoStem shall not, nor shall it authorize or permit any of its Affiliates or any officer, director, employee, investment banker, attorney or other adviser or representative of NeoStem or any of its Affiliates to (a) solicit, initiate, or encourage the submission of, any NBS Acquisition Proposal (as hereinafter defined), (b) enter into any agreement or understanding with respect to any NBS Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonable be expect to lead to, any NBS Acquisition Proposal. Without limiting the foregoing, it is understood that any violation, of which NeoStem or any of its Affiliates had knowledge at the time of such violation, of the restrictions set forth in the immediately preceding sentence by any officer, director, employee, investment banker, attorney, employee or other adviser or representative of NeoStem or any of its Affiliates, whether or not such Person is purporting to act on behalf of NeoStem or any of its Affiliates or otherwise, shall be deemed to be a breach of this Section 6.5 by NeoStem. NeoStem shall notify PCT in accordance with the notice provisions of this Agreement in writing and orally within 24 hours after receipt of any NBS Acquisition Proposal or receipt of any inquiries with respect to any NBS Acquisition Proposal, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such NBS Acquisition Proposal. NeoStem immediately shall cease and cause to be terminated in all respects all existing discussions or negotiations with any parties conducted heretofore with respect to an NBS Acquisition Proposal. NeoStem shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. “NBS Acquisition Proposal” means any proposal for a merger or other change of control business transaction involving NeoStem or any proposal or offer to acquire in any manner, directly or indirectly, a controlling equity interest in NeoStem or a substantial portion of the assets of NeoStem (other than sales of NeoStem’s Products in the Ordinary Course of NeoStem’s Business consistent with past practice or capital raising transactions not involving a change of control of NeoStem) which results in NeoStem terminating this Agreement. NeoStem acknowledges that damages for any breach of the obligations in this paragraph will be difficult to measure. NeoStem agrees that, as liquidated damages for any breach of this paragraph which results in NeoStem terminating this Agreement, NeoStem shall pay to PCT an amount in cash equal to the sum of (a) all expenses incurred by PCT in any way in connection with investigating, negotiating, drafting or otherwise pursuing this transaction, including a reasonable sum for the time spent by its in-house personnel, plus (b) $2 million; provided, however, that if (i) the breach results in consummation of a transaction in which all of the equity or substantially all of the assets of PCT is also sold to an unrelated third party in a transaction approved by the Board of Managers and Members of PCT, or (ii) PCT waives the breach and consummates the Merger, then no such liquidated damages shall be due.

(c)  The provisions of this Section 6.5 shall not adversely affect any party’s right or ability to have the provisions of this Agreement specifically enforced pursuant to Section 10.3

Section 6.6  Non-Competition and Confidentiality Agreement.

(a)  For a period of four (4) years after the Closing Date, the Key Employees will not (i) directly or indirectly, anywhere in the world, including but not limited to the United States or the People’s Republic of China, engage in any manner (including, without limitation, by owning any interest in, managing, controlling, participating in (whether as an officer, director, employee, partner, agent, representative, consultant or otherwise), rendering services to, organizing, planning to organize, providing funding) in a business that is competitive in any respect with NeoStem’s business or the PCT Business as conducted as of the Closing Date (a “Competitive Business”); (ii) directly or indirectly solicit business from any Person who is, or within the immediately preceding twelve (12) months has been, a customer or client of the PCT Group or (iii) directly or indirectly employ, engage, contract for or solicit the services in any capacity of any Person who is, or within the immediately preceding twelve (12) months has been, employed by or providing services to the PCT Group in the operation of the PCT Business on the date hereof.

(b)  For a period of two (2) years after the Closing Date, the Lock-Up Members and the Key Employees agree that they will not, directly or indirectly, use for its or his own benefit or divulge or convey to any third party, any Confidential Information (as hereinafter defined) relating to the PCT Business, unless the Confidential Information indisputably becomes of public knowledge or enters the public domain (other than through such party’s direct or indirect act or omission), or the disclosure of which is required by Law and reasonable written notice has been provided to the Parent sufficient to enable the Parent to contest the disclosure. For purposes of this Agreement, “Confidential Information” consists of all information, knowledge or data relating to the PCT Business including, without limitation, contacts in PCT’s databases, customer and supplier lists, formulae, trade know-how, processes, secrets and trade secrets, consultant contracts, pricing information, marketing plans, product development plans, business acquisition plans and all other information relating to the operation of the PCT Business not in the public domain or otherwise publicly available. The term “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of (i) a wrongful disclosure by the person subject to this limitation or its Affiliates, or its employees, officers, directors, shareholders, principals, agents, advisors, contractors, subcontractors, or representatives, or by any person in such capacity at any of its Affiliates (collectively, “Agents”), or (ii) a wrongful disclosure, to PCT’s Knowledge, by any other person under a duty to keep such information confidential; (b) was actually known or becomes known by the receiving party prior to or after disclosure hereunder as evidenced by the receiving party’s tangible records; or (c) is developed or discovered by the receiving party independently and solely without the use of any Confidential information described hereunder.

(c)  The Key Employees and Lock-Up Members acknowledge that the restrictions contained in this Section 6.6 are reasonable and necessary to protect the legitimate interests of the Parent and that any breach by the Lock-Up Members or the Key Employees of any provision hereof will result in irreparable injury to the Parent. The Key Employees and Lock-Up Members acknowledge that, in addition to all remedies available at law, the Parent shall be entitled to seek equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising from such breach and shall be entitled to receive such other damages, direct or consequential, as may be appropriate. The Parent shall not be required to post any bond or other security in connection with any proceeding to enforce the provisions of this Section 6.6. Without limiting the generality of Section 10.4, the provisions of this Section 6.6 shall inure to the benefit of any subsequent transferee of the PCT Business or any substantial portion thereof, whether or not this Agreement is assigned to such transferee. The provisions of this Section 6.6 shall survive the Closing. The covenants contained herein are in addition to any other covenants which are signed or may be signed by any Member or Key Employee as an employee or otherwise.

Section 6.7  Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto will use their respective commercially reasonable efforts to obtain the consents of all Governmental Authorities and third parties necessary to the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties will, as promptly as practicable, apply for and diligently prosecute all applications for, and will use their commercially reasonable efforts promptly to: (a) effect all necessary registrations and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing. The provisions of this Section 6.7 shall survive the Closing.

Section 6.8  Employment Matters.  All employment agreements and Benefit Arrangements to which any Person in the PCT Group is a party, shall be disclosed on Schedule 4.16(a) and if so disclosed continue in full force and effect after the Closing, unless the Parent in its sole discretion on an individual contract by contract, or plan by plan, basis requests for it to be terminated, in which case PCT will cause it to be terminated without liability to PCT or Parent. If termination is waived by Parent, each such employment agreement and Benefit Arrangement shall remain in full force and effect after the Merger.

Section 6.9  Board of Directors of NeoStem.  As soon as reasonably practical after the Closing, Andrew Pecora shall be invited to join the Board of Directors of Parent, and Parent shall use its reasonable best efforts to cause Mr. Pecora to be appointed to the Board of Directors and nominated for election as a director at its annual meeting of shareholders when his initial term ends, provided however, that in order to comply with the listing standards for the NYSE-Amex, simultaneously with such appointment, and as a condition precedent, Parent also must find and appoint to NeoStem’s Board of Directors, one (1) individual who meets all conditions of independence imposed by the SEC and the NYSE-Amex, so that at all times a majority of the members of NeoStem’s Board of Directors are independent. If such an independent person is not found by Parent, and has not agreed to be so designated and appointed, Parent and PCT shall work together in good faith to find and designate another person acceptable to the Parent, through the Nominating Committee of its Board of Directors, as an independent director. Parent agrees that it will not delay the appointment of Mr. Pecora by reason of such need to designate another independent director for more than three (3) months after the Closing Date..

Section 6.10  Waiver and Release of Claims.

(a)  Effective as of the Closing, subject to the limitations set forth in Section 6.10(b), each of the Lock-Up Members agrees that, on behalf of himself or itself and his or its successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, he/it does hereby unconditionally and irrevocably release, waive and forever discharge the Parent, Subco, PCT, PCT’s Subsidiaries and each of their past and present members, directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) with respect to PCT or any of its Subsidiaries on or prior to the Closing (collectively, “PCT Claims”), including without limitation any and all PCT Claims arising out of or relating to: (i) such individual’s capacity as a current or former shareholder, member, officer or director, manager, employee or agent of PCT or any of its predecessors, Subsidiaries or Affiliates (or his capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he is or was serving at the request of PCT or any of its Subsidiaries); or (ii) any contract, agreement or other arrangement (whether written or verbal) with PCT or any of its Subsidiaries entered into or established prior to the Closing, including any shareholders agreements, equity purchase agreements, employment agreements or previous noncompetition agreements. PCT shall procure similar releases from all Key Employees and other employees designated by Parent at or prior to the Closing.

(b)  Notwithstanding the foregoing Section 6.10(a), no Lock-Up Member releases or discharges, and each Lock-Up Member expressly does not release or discharge any PCT Claims which arise out of or are in connection with any conduct on the part of PCT or its Subsidiaries which arise under or are based upon the terms of this Agreement or any other agreement executed or delivered in connection herewith. For the avoidance of doubt, the release and discharge provided by the Lock-Up Members in Section 6.10(a) shall be for the sole benefit of the parties set forth therein and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than such parties and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

Section 6.11  Permits.  To the extent required by applicable Law, each Person in the PCT Group shall cooperate with Parent and use best efforts to assure that PCT retains all Permits required by it to operate the PCT Business, whether by way of renewal of Permits held by Persons in the PCT Group or through obtaining new Permits.

Section 6.12  PCT’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, PCT shall (and PCT shall cause each its Subsidiaries to):

(a)  conduct its business only in the Ordinary Course of PCT’s Business;

(b)  use commercially reasonable efforts to keep in full force and effect its corporate existence and all material rights, franchises, PCT Intellectual Property Rights and goodwill relating or pertaining to its businesses;

(c)  endeavor to retain its employees and preserve its present relationships with customers, suppliers, contractors, distributors and employees, and continue to compensate its employees consistent with past practices;

(d)  use commercially reasonable efforts to maintain the PCT Intellectual Property Rights so as not to affect adversely the validity or enforcement thereof; maintain its other assets in customary repair, order and condition and maintain insurance reasonably comparable to that in effect on the date of this Agreement;

(e)  maintain its books, accounts and records in accordance with generally accepted accounting principles;

(f)  use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby, and to cause the other conditions to NeoStem’s obligation to close to be satisfied; and

(g)  promptly notify NeoStem in writing if, prior to the consummation of the Closing, to its knowledge (a) any of the representations and warranties contained in Article IV cease to be accurate and complete in all material respects or (b) PCT fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not limit or otherwise affect the remedies available hereunder to NeoStem.

Section 6.13  NeoStem’s Affirmative Covenants.  Prior to the Closing, except as otherwise expressly provided herein, Parent and Subco shall:

(a)  conduct its business only in the ordinary and regular course of business consistent with past practices (it being understood that financing efforts are consistent with past practice);

(b)  use commercially reasonable efforts to obtain all authorizations, consents, waivers, approvals or other actions and to make all filings and applications necessary or desirable to consummate the transactions contemplated hereby and to cause the other conditions to PCT’s obligation to close to be satisfied; and

(c)  promptly notify PCT in writing if, prior to the consummation of the Closing, to its knowledge (i) any of the representations and warranties contained in Article V cease to be accurate and complete in all material respects or (ii) Parent fails to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available hereunder to PCT.

Section 6.14  PCT’s Negative Covenants.  Prior to the Closing, without the prior written consent of NeoStem or as otherwise expressly provided herein, PCT will not, and PCT will cause its Subsidiaries not to:

(a)  take any action or omit to take any action which would result in PCT’s or any of its Subsidiaries’ (i) incurring any trade accounts payable outside of the Ordinary Course of Business or making any commitment to purchase quantities of any item of inventory in excess of quantities normally purchased in the Ordinary Course of PCT’s Business; (ii) increasing any of its indebtedness for borrowed money; (iii) guaranteeing the obligations of any entity other than PCT’s Subsidiaries, (iv) merging or consolidating with, purchasing substantially all of the assets of, or otherwise acquiring any business or any proprietorship, firm, association, limited liability company, corporation or other business organization; (v) increasing the rate or type of compensation payable to any officer, manager, employee or consultant of PCT or any of its Subsidiaries (other than regularly scheduled increases in base salary consistent with prior practice); (vi) entering into or amending any collective bargaining agreement or other agreement related to employment (except as required by law), or creating or modifying any pension or profit-sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or any other employee benefit plan, or increasing the level of benefits under any such plan, or extending the exercisability of any outstanding stock option or increasing or decreasing any severance or termination pay benefit or any other fringe benefit; (vii) making any representation to anyone indicating any intention of NeoStem to retain, institute, or provide any employee benefit plans; (viii) declaring or paying any dividend or making any distribution with respect to, or purchasing or redeeming, membership interests of PCT; (ix) selling or disposing of any assets otherwise than in the Ordinary Course of PCT’s Business; (x) making any capital expenditures other than in the Ordinary Course of PCT’s Business consistent with past practices and in no event in excess of $50,000 in the aggregate; (xi) after the Registration Statement and/or Joint Proxy Statement is filed, issuing any Shares or membership interests of any kind of PCT or its Subsidiaries, except for PCT membership interests issuable upon exercise of a PCT Option or PCT Warrant outstanding on the date hereof; (xii) issuing or granting any subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating PCT or its Subsidiaries to issue, any equity, or securities convertible into any equity; (xiii) modifying, amending or terminating any material PCT Contract other than in the Ordinary Course of PCT’s Business that is consistent with past practices; or (xiv) entering into any other transaction outside of the Ordinary Course of PCT’s Business;

(b)  change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by PCT’s regular independent accountants;

(c)  take any action that would likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(d)  incur any Indebtedness, or increase the outstanding amount of any existing Indebtedness; provided however that the principal amount of borrowings under the Real Estate Mortgage Loan may be increased by up to $1 million so long as (i) all proceeds of such increase are held by PCT for use in the Ordinary Course of PCT’s Business or used only to pay (x) the $400,000 due to NNJCA and (y) up to $600,000 in accounts payable due in the Ordinary Course of PCT’s Business, (ii) NeoStem consents to such borrowings and (iii) prior to any advance, TD Bank as lender and the NJEDA have consented to the Real Estate Mortgage Loan remaining in place as contemplated by Section 7.2(c);

(e)  incur or create any encumbrances, liens, pledges or security interests on assets;

(f)  except as contemplated herein, take any action or omit to take any action which would materially interfere with NeoStem’s rights to compel performance of each of the obligations of PCT under this Agreement;

(g)  take or omit to be taken any action, or permit any of its Affiliates to take or to omit to take any action, which would reasonably be expected to result in a Material Adverse Effect;

(h)  grant or otherwise issue any option, warrant or other securities exercisable for or convertible into equity of PCT; or

(i)  agree or commit to take any action precluded by this Section 6.14.

Section 6.15  NeoStem’s Negative Covenants.  Prior to the Closing, without the prior written consent of PCT or as otherwise expressly provided herein, NeoStem will not:

(a)  take any action that would likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect (or, as to representations and warranties, which, by their terms, are qualified as to materiality, becoming false or inaccurate in any respect);

(b)  except as contemplated herein, take any action or omit to take any action which would materially interfere with PCT’s rights to compel performance of each of the obligations of NeoStem under this Agreement; or

(c)  agree or commit to take any action precluded by this Section 6.15.

ARTICLE VII

Conditions to Closing

Section 7.1  Mutual Conditions.  The obligation of the Parent, Subco, and PCT to consummate the transactions contemplated hereby is subject to the satisfaction as of the Closing of the following conditions unless waived (to the extent that such conditions can be waived) in writing by the Parent, Subco and PCT:

(a)  Laws.  There shall not be any Law in effect that would prevent the consummation of the transactions contemplated by the Transaction Documents.

(b)  Absence of Litigation. There shall not be (i) any Order of any nature issued by a Governmental Authority with competent jurisdiction directing that the transactions provided for in the Transaction Documents or any material aspect of them not be consummated as provided herein or therein, or (ii) any Legal Proceeding pending wherein an unfavorable Order would prevent the performance of any of the Transaction Documents or the consummation of any material aspect of the transactions contemplated hereby or thereby, declare unlawful any material aspect of the transactions contemplated by the Transaction Documents or cause any material aspect of the transactions contemplated by the Transaction Documents to be rescinded.

(c)  Government Approvals.  All authorizations, consents, Orders or approvals of, or declarations or filings with or expiration of waiting periods imposed by, applicable Law necessary for the consummation of the transactions contemplated hereby shall have been obtained or made or shall have occurred.

(d)  Escrow Agreement.  The Escrow Agent, Parent and PCT shall have executed the Escrow Agreement.

(e)  Member Approval.  The requisite percentage of Members of PCT and the stockholders of Parent shall have approved this Agreement and the Merger and issuance of securities by Parent hereunder.

(f)  Registration Statement.  The SEC shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC or any state securities administrator. The shares of Parent Common Stock required to be issued pursuant to this Agreement shall have been approved for listing on the NYSE-Amex or such other stock exchange (the “Exchange”) on which the Parent Common Stock is listed or quoted, subject to official notice of issuance.

Section 7.2  Conditions to the Obligations of the Parent and Subco.  The obligations of the Parent and Subco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions:

(a)  Representations and Warranties; Performance of Covenants.  Except for those representations and warranties which are made as of a particular date, the representations and warranties of PCT contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of PCT contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. PCT, its Subsidiaries and the Lock-Up Members shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)  No Material Events.  Since the date hereof, there shall have been (i) no material damage, destruction or loss to the PCT Business, regardless of insurance coverage, and (ii) no other Material Adverse Effect.

(c)  Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by PCT of this Agreement and the other PCT Documents and the consummation by PCT of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect; without limiting the foregoing, PCT shall have obtained any authorizations, consents, waivers, approvals or other actions required to prevent a breach or default by any Person in the PCT Group under any Contract to which any Person in the PCT Group is a party or required for the continuation of any agreement or Permit to which any Person in the PCT Group is a party and which relates to the PCT Business, including without limitation all authorizations, consents, waivers, approvals, licenses, PCT Permits or other actions necessary to permit the Surviving Company to operate the PCT Business in compliance with all applicable Laws immediately after the Closing. Not in limitation of the foregoing, PCT shall deliver (i) a consent from the lender and the New Jersey Economic Development Authority with respect to the Real Estate Mortgage Loan on PCT’s Allendale, New Jersey real estate permitting such loan to remain in full force and effect on the same terms, (ii) a consent from Hackensack University Medical Center (“HUMC”) with respect to all agreements between PTC and HUMC, (iii) landlord consents and estoppel certificates from the landlords of each Leased Property, (iv) a consent from Stem Cell Inc., (v) if requested by Parent and not previously delivered, a consent to this Agreement from Nexell/Baxter/BioScience 2002, (vi) a consent from ADP and (vii) a consent to each other agreement where consent is indicated to be required on Schedule 4.16.

(d)  NNJCA.  PCT shall deliver (i) a pay-off letter from NNJCA, and (ii) proof of simultaneous payment by PCT or other third parties of the greater of (x) $400,000 or (y) a sum such that the balance due to NNJCA is $3 million.

(e)  Secretary’s Certificate.  PCT shall have delivered to the Parent a certificate of the Secretary or Assistant Secretary of PCT, in form and substance satisfactory to the Parent, certifying (i) resolutions of the managers and Members of PCT approving this Agreement, the other PCT Documents and the transactions contemplated hereby and thereby and (ii) the PCT LLC agreement and other governing documents of PCT, as amended, and setting forth (I) such good standing certificates as the Parent shall reasonably request, (II) a certified copy of PCT’s certificate of formation, as amended, and (III) an incumbency certificate with respect to all officers of PCT and its Subsidiaries executing this Agreement, the other PCT Documents and/or any instrument or document contemplated hereby or thereby.

(f)  Valuation Report.  If requested by Parent, the Parent and Subco shall have received from its investment banking firm an update to the Valuation Report satisfactory to the Parent.

(g)  Legal Opinion.  The Parent and Subco shall have received an opinion or opinions from counsel to PCT in form and substance satisfactory to the Parent and its counsel, including opinions with respect to the matters set forth in Exhibit D.

(h)  Comfort Letter.  The Parent and Subco shall have received a letter from PCT’s independent auditors permitting Parent to include the GAAP Financial Statements and its opinion with respect to such statements in Parent’s filings with the SEC, as well as providing comfort as needed with respect to the Form S-4 and any subsequent securities offerings by Parent.

(i)  Employment Agreements.  The following persons shall have terminated all existing employment agreements, except they shall not have terminated the new employment agreements with PCT on terms acceptable to Parent and Subco being entered into promptly following the execution of this Agreement (but conditional on closing the Merger): Andrew Pecora, George Goldberger, Robert Preti and Daryl LaSueur (the “Key Employees”).

(j)  Options and Warrants.  The Parent and Subco shall have received proof reasonably satisfactory to them that all rights to acquire equity of any member of the PCT Group or benefits similar to benefits of an equity holder, have been exercised or terminated without liability to PCT or Parent.

(k)  Non-Compete Agreements.  Each Key Employee shall have executed a non-compete and non-solicitation agreement in form and substance satisfactory to Parent.

(l)  Non-Disclosure Agreements.  Each Key Employee, and each other employee designated by Subco, shall have executed a non-disclosure and confidentiality agreement and an assignment of inventions in form satisfactory to Parent and Subco.

(m)  Notices to Customers and Suppliers.  PCT shall have provided Parent with evidence of delivery by them of a notice to suppliers and customers of the transactions contemplated by this Agreement (as may be required under any agreements with such suppliers or customers or as NeoStem otherwise deems desirable). Such form of notice shall be delivered to Parent at least 15 days prior to the scheduled date of the NeoStem Meeting and have been approved in advance by Parent, which consent shall not be unreasonably withheld.

(n)  Due Diligence.  The result of any and all due diligence, including, but not limited to, legal due diligence, financial due diligence and business due diligence, shall be satisfactory to NeoStem, in its sole discretion; provided, however, that NeoStem’s right to terminate this Agreement pursuant to this paragraph shall terminate upon mailing the Prospectus/Joint Proxy Statement to the Members and NeoStem’s stockholders.

(o)  Other Documents.  PCT and the Members shall have executed and delivered to the Parent the documents set forth in Section 3.6(a) and such other documents or instruments as the Parent reasonably requests to effect the transactions contemplated by this Agreement and the other PCT Documents.

Section 7.3  Conditions to the Obligations of PCT and the Members.  The obligation of PCT to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)  Representations and Warranties; Performance of Covenants.  Except for those representations and warranties which are made as of a particular date, the representations and warranties of the Parent and Subco contained in this Agreement shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date. The representations and warranties of the Parent and Subco contained in this Agreement which are made as of a particular date shall be true and correct in all material respects (except with respect to those representations and warranties which are qualified as to materiality, which shall be true and correct in all respects) as of such date. The Parent and Subco shall have performed in all material respects the agreements, covenants and obligations to be performed by them prior to the consummation of the Closing.

(b)  Consents.  All authorizations, consents, waivers, approvals or other actions legally required in connection with the execution, delivery and performance by Parent and Subco of this Agreement and the other Purchaser Documents and the consummation by Parent and Subco of the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect.

(c)  Secretary’s Certificates.  Prior to or at the Closing, the Parent shall have delivered an executed certificate of the Secretary or Assistant Secretary of the Parent, in form and substance satisfactory to PCT, certifying resolutions of the governing body of the Parent and Subco approving this Agreement and setting forth an incumbency certificate with respect to all officers of the Parent and Subco executing this Agreement and any other Purchaser Document and/or any instrument or document contemplated hereby or thereby.

(d)  Employment Agreements.  The new employment agreements with PCT being executed on or about this date by the following individuals, on terms acceptable to Parent and Subco, shall not have been terminated by Parent other than for Cause (as defined therein): Andrew Pecora, George Goldberger and Robert Preti.

(e)  Officer’s Certificate.  The Parent shall have delivered to PCT a certificate from its CEO or CFO affirming the availability of funds to be able to make the $3 million payment due to NNJCA within seven (7) days of the Closing and that it will in fact make such payment.

(f)  Other Documents.  The Parent or Subco, as applicable, shall have executed and delivered to PCT the documents set forth in Section 3.6(b) and such other documents or instruments as PCT reasonably requests to effect the transactions contemplated by this Agreement or any other Purchaser Document.

ARTICLE VIII

Survival of Representations and Warranties; Survival of Covenants; Indemnification

Section 8.1  Survival of Representations, Warranties and Covenants.

(a)  Except as set forth in the immediately succeeding sentences, the representations and warranties provided for in this Agreement shall survive the Closing until the date in 2012 that is two years after the Closing Date. The survival period of each representation or warranty as provided in this Section 8.1 is hereinafter referred to as the “Survival Period.” Any claim in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation or similar claim may be made notwithstanding the end of the Survival Period so long as the statute of limitations has not expired.

(b)  The covenants contained in this Agreement shall survive the Closing until they are otherwise terminated by their respective terms.

(c)  Any representation, warranty, covenant or other agreement in respect of which indemnity may be sought under this Article VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if written notice of the claim giving rise to such right or potential right of indemnity shall have been given to the PCT Representative or the party against whom such indemnity may be sought prior to such time and, in any such case, such representation, warranty, covenant or other agreement shall survive until any claim for indemnity related to such inaccuracy or breach or potential inaccuracy or breach is settled or resolved, provided in each case that the claim is asserted in good faith.

(d)  The representations, warranties and covenants contained in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive for the periods set forth in this Section 8.1 and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s representatives or the acceptance by any party of any certificate or opinion hereunder.

Section 8.2 Indemnification.

(a)  The Members (to the extent of their collective interest in the Escrow Account) shall jointly and severally indemnify and hold harmless the Parent, Subco, their Affiliates, and their officers, directors, employees, agents and representatives, and any Person claiming by or through any of them (the “Parent Indemnified Parties”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including, without limitation, counsel’s fees and other costs and expenses incident to any suit, action or proceeding) (the “Damages”) arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by PCT in this Agreement (ignoring, for purposes of determining the existence of any such misrepresentation or breach or the amount of Damages with respect thereto, any “materiality”, “Material Adverse Effect” or similar qualifier set forth in such representation or warranty), (ii) the breach by PCT of any covenant or agreement to be performed by it hereunder, (iii) any Taxes relating to the PCT Business with respect to any time prior to the Closing Date, (iv) any Excluded Liability, (v) any liability arising from the operation of the PCT Business or services provided by any Person in the PCT Group with respect to any time prior to the Closing Date outside of the Ordinary Course of PCT’s Business, (vi) any claim by any Person relating to any equity interest, or option, warrant or other right exercisable, convertible or exchangeable into or for any equity interest of PCT, (vii) any product liability claim by any Person relating to the PCT Business with respect to any time prior to the Closing Date (to the extent not covered by insurance), and (viii) any claim by any Person relating to the construction projects with respect to any time prior to the Closing Date. The Parent Indemnified Parties shall not be entitled to recover Damages from PCT or its Members or any member(s) of the Knowledge Group for any claim for indemnification pursuant to Section 8.2(a) first made after the expiration of the Survival Period nor from any other source other than the Escrow Account, except for claims in the nature of fraud, willful breach or intentional misconduct or intentional misrepresentation.

(b)  The Parent shall indemnify and hold harmless the Members (the “PCT Indemnified Parties”), against and in respect of any and all Damages arising out of, resulting from or incurred in connection with (i) any inaccuracy in any representation or the breach of any warranty made by the Parent and Subco in this Agreement, or (ii) the breach by the Parent or Subco of any covenant or agreement to be performed by such party hereunder. PCT Indemnified Parties shall not be entitled to recover Damages from the Parent for any claim for indemnification pursuant to Section 8.2(b) first made after the expiration of the Survival Period.

(c)  Any Person providing indemnification pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is hereinafter referred to as an “Indemnified Party.”

(d)  Notwithstanding anything to the contrary contained in this Agreement, the Parent may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Parent is seeking indemnification under Section 8.2 equals or exceeds $100,000 (the “Threshold”), whereupon the Parent shall be entitled to seek indemnification with respect to all Damages exceeding the Threshold. Notwithstanding anything to the contrary contained in this Agreement, the Members may not seek indemnification with respect to any claim for Damages until the aggregate amount of all Damages for which the Members are seeking indemnification under Section 8.2 equals or exceeds the Threshold whereupon the Members, through the PCT Representative, shall be entitled to seek indemnification with respect to all such Damages exceeding the Threshold.

(e)  The liability of the Members or any member(s) of the Knowledge Group to the Parent for all Damages for which indemnification is provided hereunder shall not exceed the Escrow Account, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation. The liability of the Parent to the Members for all Damages for which indemnification is provided hereunder shall not exceed $100,000, except for any claims of fraud, willful breach, intentional misconduct or intentional misrepresentation. Any claim for fraud, willful breach, intentional misconduct or intentional misrepresentation, may be asserted jointly or severally against any of the Members. Notwithstanding any provision herein to the contrary, no limitation on a party’s liability provided for herein shall apply in the event of the fraudulent conduct, willful breach, intentional misconduct, or intentional misrepresentation of such party.

(f)  If and to the extent any provision of Section 8.2(a) is unenforceable for any reason, the Members (to the extent of the Escrow Account other than in the case of fraud) shall make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(a) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable. If and to the extent any provision of Section 8.2(b) is unenforceable for any reason, the Parent hereby jointly and severally agree to make the maximum contribution to the payment and satisfaction of any Damages for which indemnification is provided for in Section 8.2(b) which is permissible under applicable Laws, such amount not to exceed the amount otherwise available under this Agreement if such provision were enforceable.

(g)  For the purposes of determining the amount of any Damages related to a breach of any representation or warranty, the representations and warranties set forth in this Agreement shall be considered without regard to any “material,” “Material Adverse Effect”, or similar qualifications set forth therein.

Section 8.3  Procedures for Third Party Claims.  In the case of any claim for indemnification arising from a claim of a third party, an Indemnified Party shall give prompt written notice, following such Indemnified Party’s receipt of such claim or demand, to the Indemnifying Party of any claim or demand of which such Indemnified Party has knowledge and as to which it may request indemnification hereunder; provided, however, that failure to give such notice will not affect such Indemnified Party’s rights furnished hereunder unless, and then solely to the extent that, the rights of the parties from whom indemnity is sought are materially prejudiced as a result of such failure. The Indemnifying Party shall have the right to defend and to direct the defense against any such claim or demand, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party provided that the Indemnifying Party shall have provided the Indemnified Party with the prior written assumption, in form and substance reasonably acceptable to the Indemnified Party, by the Indemnifying Party of any and all liability with respect to the matter in controversy, unless (i) such claim or demand seeks an order, injunction or other equitable relief against the Indemnified Party, or (ii) the Indemnified Party shall have reasonably concluded that (x) there is a conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such claim or demand or (y) the Indemnified Party has one or more defenses not available to the Indemnifying Party. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such claim or demand. The Indemnified Party shall have the right to participate in the defense of any claim or demand with counsel employed at its own expense; provided, however, that, in the case of any claim or demand described in clause (i) or (ii) of the second preceding sentence or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such claim or demand, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party shall have no indemnification obligations with respect to any such claim or demand which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not settle any such claim without the prior written consent of the Indemnified Party, unless such claim solely involves a claim for monetary Damages and such settlement is accompanied by a document releasing the Indemnified Party from all liability with respect to the matter in controversy.

Section 8.4  Escrow Account.  Upon approval of this Agreement the Members shall be deemed to have consented to the right of Parent or any Parent Indemnified Party to collect from the Escrow Account the amount of any Damages payable to the Parent or any of the Parent Indemnified Parties in accordance with this Article VIII as and when the Parent or any of the Parent Indemnified Parties incurs or suffers such Damages.

(a)  Escrow Period; Release of Escrow Account.  The Escrow Account shall commence on the date hereof and terminate on the date (the “Termination Date”) which is two (2) years and one day after the Closing Date (the “Escrow Period”). PCT has represented that the only Members who will have a material taxable gain as a result of this transaction are Andrew Pecora, Robert Preti and George Goldberger (the “Taxable Members”). Pecora, Preti and Goldberger have membership interests of approximately 17.9%, 17.9%, and 2.6%, respectively, or an aggregate of 38.4% (the “ Taxable Percentage”). The Escrow Account will be divided into two sub-accounts, the “Taxable Account” representing a number of shares (rounded down to the nearest whole share) equal to the Taxable Percentage times the Adjusted Stock Consideration, and the “Balance Account” equal to a number of shares equal to the Adjusted Stock Consideration less the number of shares in the Taxable Account.

(i)  An aggregate of up to 25% of the shares of Parent Common Stock in the Taxable Account may be released from the Escrow Account and distributed to the Taxable Members of PCT in accordance with their proportional interests on the 15th day of the month that is at least one month after the Closing Date and at any time thereafter. By way of example, if the Closing Date were October 1, 2010, then November 15, 2010, would be the commencement date for releases under this paragraph. Prior to each release of shares from the Taxable Member’s proportionate interest in the Taxable Account, a Taxable Member must certify that (x) the Fair Market Value of the amount being withdrawn, plus the Fair Market Value of all prior withdrawals (at the time of withdrawal) by such Taxable Member through and including the date of such certification, is less than the Taxable Member’s actual federal and state tax liability arising from his taxable gain with respect to the Merger, (y) the number of shares of Parent Common Stock being withdrawn, plus the number of shares previously withdrawn by such Taxable Member through and including the date of the certification, is not more than 25% of the number of shares represented by such Taxable Member’s proportionate interest in the Taxable Account on the Closing Date and (z) there are no impediments under federal or state securities laws, Parent's insider trading policies, or otherwise, that would restrict a current sale of the shares being withdrawn.

(ii)   After the date one (1) year after the Closing Date, a number of shares of Parent Common Stock shall be released from the Escrow Account such that 5,600,000 shares of Parent Common Stock (50% of the Stock Consideration), plus any shares then being held with respect to pending claims by NeoStem, will remain in the Escrow Account. Shares subject to pending claims will be released to the party entitled to such shares when the pending claim is finally resolved and 5,600,000 shares will remain in the Escrow Account until the Termination Date (or later so that if any claims are pending at such Termination Date, as provided in paragraph (iii) below). To effectuate the foregoing, Parent and the PCT Representative will take into account all shares previously released to the Taxable Members fro the Taxable Account, so that the percentage of shares being released to Members other than the Taxable Members from the Balance Account shall be equal to the sum of the percentage of shares being released to the Taxable Members pursuant to this paragraph (ii) and the percentage of shares previously released to the Taxable Members pursuant to paragraph (i), and so that all the Members of PCT have the same percentage interest in the remaining Escrow Account after the release pursuant to this paragraph (ii) as they had when the Escrow Account was initially funded at Closing.

(iii)   As soon as practical after the Termination Date, all shares of Parent Common Stock then remaining in the Escrow Account shall be released and distributed to the Members; provided that Parent Common Stock representing 120% of the maximum amount of any claim made pursuant to

Article VIII during the Escrow Period shall be withheld and remain in the Escrow Account pending resolution of such claim; provided, further, that the Parent Common Stock in the Escrow Account which is necessary to satisfy any unsatisfied claims specified in any Parent Notice theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Account until such claims have been resolved. Parent shall direct the Escrow Agent to promptly distribute to PCT’s former Members any portion of the Escrow Account at the Termination Date for which there is no claim pending or unsatisfied pursuant to this Article VIII. All shares of Parent Common Stock in the Escrow Account shall have been registered on the Form S-4.

(b)  Claims Upon Escrow Account.  Subject to the provisions of this Section 8.4, the Parent or Subco may make claims upon the Escrow Account by delivering to the Escrow Agent at any time on or before the last day of the Escrow Period a notice signed by a representative of Parent or Subco (a “Parent Notice”) specifying in reasonable detail the individual items of Damages for which indemnification is being sought. Seven (7) calendar days after receipt by the Escrow Agent of a Parent Notice, the Escrow Agent shall deliver to Parent, the number of Shares held in the Escrow Account having a Fair Market Value equal to such Damages. Parent shall, concurrent with the sending of any Parent Notice to the Escrow Agent, provide a copy of such Parent Notice to the PCT Representative. For purposes of this Agreement and the Escrow Agreement, the “Fair Market Value” of one share of Parent Common Stock shall equal the average per share closing price on the NYSE-Amex of Parent Common Stock for the last three (3) trading days prior to the date of such Parent Notice. Any payments made to an Indemnified Person pursuant to this Article VIII or the Escrow Agreement shall be treated as an adjustment to the total consideration being paid hereunder for Tax purposes.

(c)  Objections to Claims.

(i)  If the PCT Representative shall deliver a written objection to a Parent Notice to Parent and the Escrow Agent within the seven (7) calendar day period after Parent or Subco’s delivery thereof, then Parent and the PCT Representative shall use their good faith efforts to resolve such dispute. If Parent and the PCT Representative resolve such dispute, the parties shall deliver a written notice to the Escrow Agent directing the delivery of the applicable portion of the Escrow Account based upon such resolution. In the event that no objection is made by the PCT Representative as provided herein, the PCT Representative, PCT and the Members shall have irrevocably waived any right to object to such Parent Notice.

(ii)   If timely notice of such an objection is given and Parent and the PCT Representative are unable to resolve the applicable dispute within thirty (30) days after the PCT Representative objects to such Parent Notice, either Parent or the PCT Representative may, by written notice to the other and the Escrow Agent, demand arbitration of such dispute. Any such arbitration shall be conducted by JAMS/Endispute, Inc. or such other alternative dispute service (“Arbitration Service”) as shall be reasonably acceptable to Parent and the PCT Representative. The Arbitration Service shall select one (1) arbitrator reasonably acceptable to both Parent and the PCT Representative who shall be expert in the area in dispute. The decision by the arbitrator shall be binding and conclusive and, notwithstanding any other provisions of this Section 8.4, the Escrow Agent shall be entitled to act in accordance with such decisions and make delivery of the Escrow Account in accordance therewith. The arbitration shall be held in New York, New York. The costs of any such arbitration shall be borne one-half by the Parent and one-half by the Members (out of the Escrow Account to the extent available after all claims have been satisfied and shares released). Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction.

Section 8.5  PCT Representative.

(a)  By approval of the Merger at the PCT Meeting, each Member shall be deemed to irrevocably constitute and appoint the PCT Representative as such Member’s attorney-in-fact and agent in connection with the transactions contemplated by this Agreement and the Escrow Agreement. This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness or other inability to act of any Member. Each Member hereby irrevocably grants the PCT Representative full power and authority on behalf of such Member, including, but not limited, to:

(i)  execute and deliver, and to accept delivery of, such documents as may be deemed by the PCT Representative, in its sole discretion, to be appropriate to consummate the transactions contemplated by this Agreement or the Escrow Agreement;

(ii)   certify as to the accuracy of the representations and warranties of the Company and of such Member under, or pursuant to the terms of, this Agreement and to deliver such documents, instruments, certificates or agreements contemplated by this Agreement on behalf of such Member;

(iii)   (A) dispute or refrain from disputing any claim made by the Parent and Subco under this Agreement; (B) negotiate and compromise any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement and (C) execute any settlement agreement, release or other document with respect to such dispute or remedy;

(iv)   waive any closing condition contained in Article VII and give or agree to any and all consents, waivers, amendments or modifications deemed by the PCT Representative, in its sole discretion, to be necessary or appropriate under this Agreement or the Escrow Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith.

(v)   enforce any claim against the Parent and Subco arising under this Agreement;

(vi)   engage attorneys, accountants and agents at the expense of the Members;

(vii)   exercise all rights of, and take all actions that may be taken by, the Members or any of them hereunder or under the Escrow Agreement; and

(viii)   give such instructions and to take such action or refrain from taking such action as the PCT Representative deems, in his sole discretion, necessary or appropriate to carry out the provisions of, and to consummate the transactions contemplated by, this Agreement.

(b)  Notwithstanding any other provision herein to the contrary, the Parent shall be able to rely conclusively on the instructions and decisions of the PCT Representative as to any matter requiring action or decision by PCT or the Members under this Agreement or the Escrow Agreement, notwithstanding any dispute or disagreement among the Members, without any liability to, or obligation to inquire of, any Member, and notwithstanding any Knowledge on the part of the Parent and Subco of any such dispute or disagreement. PCT and the Members shall not have any cause of action against the Parent or any of its Affiliates for any action taken by the Parent in reliance upon the instructions or decisions of the PCT Representative. All actions, decisions and instructions of the PCT Representative shall be conclusive and binding upon PCT and the Members and, in the absence of fraud or intentional misconduct, neither PCT nor the Members shall have any right to object, dissent, protest or otherwise contest the same or have any cause of action against the PCT Representative for any action taken, decision made or instruction given by the PCT Representative under this Agreement, the Escrow Agreement or any other agreement contemplated hereby.

(c)  By approval of the Merger at the PCT Meeting, each Member shall be deemed to agree that:

(i)  notice to the PCT Representative, delivered in the manner provided herein, shall be deemed to be notice to each Member for the purposes of this Agreement;

(ii)   the authority of the PCT Representative, as described in this Agreement and the Escrow Agreement, shall be effective until the rights and obligations of the PCT Representative under this Agreement shall terminate by virtue of the termination of any and all rights and obligations of such Member to the Parent and Subco under this Agreement;

(iii)   if the PCT Representative is removed, resigns or otherwise ceases to function in his capacity as such for any reason whatsoever, and no successor is appointed by a majority-in-interest of the Members based on their Proportional Percentage within thirty (30) days of such removal, resignation or otherwise, then the Parent and Subco shall have the right to appoint a PCT Representative to serve as described in this Agreement (who shall be a Member) and, under such circumstances, the Parent and Subco and the Company shall be entitled to rely on and all actions taken by such PCT Representative; and

(iv)   the PCT Representative shall not be liable to any Member for Losses with respect to any action taken or any omission by the PCT Representative pursuant to this Section 8.5 or the Escrow Agreement, except to the extent such Losses are caused by the PCT Representative’s gross negligence or willful misconduct.

(d)  Each Member shall be deemed to have agreed that, notwithstanding the foregoing, at the request of the Parent and Subco, he/she/it shall take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, delivery of Shares and/or the letter of transmittal contemplated by this Agreement and acceptance of the purchase price in escrow at Closing) individually on his/her/its own behalf. Each Member shall deliver to the PCT Representative, the Parent and its Transfer Agent a letter of transmittal duly endorsed (signature guaranteed by a commercial bank), to be held by the PCT Representative and delivered by the PCT Representative to the Parent and Subco at the Closing if the Closing shall occur or immediately after such Closing.

(e)  Any claim, action, suit or other proceeding, whether at law or in equity, to enforce any right, benefit or remedy granted to Members under this Agreement shall be asserted, brought, prosecuted, or maintained only by the PCT Representative on behalf of the Members. Any claim, action, suit or other proceedings, either at law or in equity, to enforce any right, benefit or remedy granted under this Agreement, including, without limitation, any right of indemnification provided in this Agreement, may be asserted, brought, prosecuted or maintained by the Parent or Subco against the Member by service of process on the PCT Representative and without the necessity of serving process on, or otherwise joining or naming any other Member as a defendant in such action, suit or other proceeding. With respect to any matter contemplated by this Section, a Member shall be bound by any determination in favor of or against the PCT Representative or the terms of any settlement or release to which the PCT Representative shall become a party.

(f)  Each Member shall indemnify the PCT Representative against any Losses that the PCT Representative may suffer or incur in connection with any action taken or any omission by the PCT Representative, except to the extent such Losses were caused by the PCT Representative’s gross negligence or willful misconduct.

ARTICLE IX

Termination

Section 9.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by Parent’s stockholders and/or PCT’s Members):

(a)  by mutual written consent of PCT and Parent;

(b)  by either PCT or Parent if there shall be any law or regulation that, as supported by the written opinion of outside legal counsel, makes consummation of the Merger illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court or other competent Governmental Authority enjoining PCT or Parent from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable, provided that the party seeking to terminate this Agreement shall have used reasonable commercial efforts to remove or lift such injunction, order, decree or ruling;

(c)  by Parent if the requisite vote (under all applicable Laws) of PCT’s Members to approve the Merger and the transactions contemplated hereby shall not have been obtained;

(d)  by Parent if the investment banking firm engaged to provide the Valuation Report, acting in good faith and in accordance with recognized professional standards consistent with prior practices, declines to provide Parent with an updated Valuation Report as of the Closing Date if requested, in form and substance reasonably satisfactory to Parent, or if in the reasonable judgment of the Board of Directors of the Parent, the valuation of PCT is inconsistent or unfair to Parent in relation to the consideration to be paid by Parent in the Merger;

(e)  by either PCT or Parent if any representation or warranty made in this Agreement (including without limitation the Company Disclosure Letter) for the benefit of the other party is untrue in any material respect (other than representations and warranties which are qualified as to materiality, which representations and warranties will give rise to a right to terminate if untrue in any respect); provided that, in each case, (i) the party seeking to terminate this Agreement is not then in material breach of any material representation or warranty contained in this Agreement, and (ii) such untrue representation or warranty cannot be or has not been cured within 30 days after receipt of written notice of such breach;

(f)  by either PCT or Parent if the other party shall have defaulted in the performance of any material covenant or agreement set forth in this Agreement; provided that, in each case, (i) the party seeking to terminate this Agreement has complied with its covenants and agreements under this Agreement in all material respects and (ii) such failure to comply cannot be or has not been cured within 30 days after receipt of written notice of such default;

(g)  by Parent if any authorization, consent, waiver or approval required for the consummation of the transactions contemplated hereby shall impose any material condition or requirement, which condition or requirement, in the reasonable judgment of the Parent’s Board of Directors (or a committee thereof), would be reasonably likely to have a Material Adverse Effect after the Effective Time giving effect to consummation of the transactions contemplated by this Agreement;

(h)  by Parent, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that Parent is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement; or

(i)  by PCT, in the event that the conditions to its obligations set forth in Article VII have not been satisfied or waived by the date set for the Closing, provided that PCT is not then in material breach of any material representation, warranty, covenant or other agreement contained in this Agreement.

Section 9.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement, except for any provisions relating to the confidentiality obligations of the parties hereto to each other, the provisions of this Section 9.2, the provisions of Section 6.5 with respect to the payment of liquidated damages and the first sentence of Section 10.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or members. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for a breach of any material representation or covenant expressly set forth herein.

Section 9.3  Termination Fee.

(a)  In the event this Agreement is terminated by the Parent or PCT pursuant to Section 9.1(j), PCT shall within two business days of such termination of this Agreement pay to Parent in immediately available funds an amount in cash equal to the liquidated damages due pursuant to Section 6.5(a).

(b)  In the event this Agreement is terminated by the Parent pursuant to Section 9.1(k), then the Parent shall within two business days of such termination of this Agreement pay to PCT in immediately available funds an amount in cash equal to the liquidated damages due pursuant to Section 6.5(b).

ARTICLE X

Miscellaneous

Section 10.1  Notices.  All notices and other communications hereunder will be in writing and will be deemed received (a) on the date of delivery if delivered personally or by telecopy or facsimile, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder must be delivered as set forth below, or pursuant to instructions as may be designated in writing by the party to receive such notice:

If to the Parent:	NeoStem, Inc. 420 Lexington Avenue, Suite 450 New York, NY 10107 Telephone: 212-584-4171 Facsimile: 646-514-7787 Attention: Catherine Vaczy, Esq. Vice President — General Counsel
With a copy to:	Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Telephone: 973-597-2564 Facsimile: 973-597-2565 Attention: Alan Wovsaniker, Esq.
If to PCT, the Affiliated Members or the PCT Representative:	Hackensack University Medical Center 20 Prospect Street Suite 400 Hackensack, NJ 07601 Telephone: 201-996-5814 Facsimile: 201-996-9246 Attention: Dr. Andrew Pecora
With a copy to:	Epstein Becker & Green, P.C. 1227 25th Street, N.W. Suite 700 Washington, D.C. 20037 Telephone: 202-861-0900 Facsimile: 202-296-2882 Attention: Robert D. Reif, Esq.
If to the Escrow Agent:	Continental Stock Transfer As provided in the Escrow Agreement

Section 10.2  Expenses.  Unless the transactions provided for in this Agreement are consummated, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereby. If the PCT Expenses exceed the amount projected for such expenses in the Estimated Closing Balance Sheet, the Stock Consideration shall be reduced on a dollar for dollar basis by the excess in accordance with Section 3.3 of this Agreement.

Section 10.3  Governing Law; Consent to Jurisdiction; Injunctive Relief.

(a)  This Agreement will be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws (to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction).

(b)  Notwithstanding anything to the contrary set forth herein or elsewhere, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 10.4  Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not be assigned, and any attempted assignment shall be null and void. The Parent may assign all of its rights under this Agreement to any Affiliate of the Parent or any third party that acquires all or substantially all of the assets of the Parent, or more than 50% of the outstanding stock of the Parent, whether by sale, consolidation, merger or otherwise; provided that the assignee assumes all of the obligations of the Parent hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder; provided, however, that Article VIII shall also be for the benefit of the Parent Indemnified Parties and PCT Indemnified Parties.

Section 10.5  Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, by facsimile or otherwise. Each such counterpart shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 10.6  Headings.  The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.7  Entire Agreement.  This Agreement, including the Schedules and Exhibits attached thereto, constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

Section 10.8  Amendment and Modification.  This Agreement may only be amended or modified in a writing signed by the party against whom enforcement of such amendment or modification is sought.

Section 10.9  Public Announcement.  Except for the current report on Form 8-K that the Parent will file with the SEC within four business days following the date of this Agreement and except as may otherwise be required by Law or requirements of any national securities exchange on which the Parent Common Stock is quoted or listed, prior to the Closing, neither the Parent, PCT nor the Members shall issue any press release or otherwise make any public disclosures regarding this Agreement or the transactions contemplated hereby or any dealings between or among the parties in connection with the subject matter hereof without the prior written approval of the other party. In the event that any such press release or other public disclosure shall be required by Law or applicable Exchange requirements, PCT shall consult in good faith with the Parent with respect to the form and substance of such release or other disclosure prior to the public dissemination thereof if time permits and if such consultation is permitted by Law.

Section 10.10  Waiver.  Any of the terms or conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

Section 10.11  Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.12  Joint Negotiation and Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the agreements ancillary hereto and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the agreements ancillary hereto shall be construed as jointly drafted by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or of any of the agreements ancillary hereto.

Section 10.13  Risk of Loss.  Prior to the consummation of the Closing, the risk of loss with respect to the PCT Business shall remain with PCT. In the event of any material casualty prior to the consummation of the Closing, in addition to any other rights the Parent may have hereunder, the Parent shall have the right to terminate this Agreement upon giving written notice of its election to terminate to PCT.

Section 10.14  Schedules.  All references herein to Schedules refer to the disclosure schedules delivered by PCT to the Parent contemporaneous with the execution of this Agreement.

Section 10.15  Waiver of Trial by Jury.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT EXECUTED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEOSTEM, INC.
By: /s/ Robin Smith Name: Robin Smith Title: CEO

PROGENITOR CELL THERAPY, LLC
By: /s/ Andrew Pecora Name: Andrew Pecora Title: Chairman & CEO

NBS ACQUISITION COMPANY LLC
By: /s/ Robin Smith Name: Robin Smith Title: CEO
/s/ Andrew Pecora Andrew Pecora, as PCT Representative

The undersigned hereby consent and agree to all the covenants set forth in Section 6.6 and the releases contained in Section 6.10 effective upon the Closing of the Merger.

/s/ Andrew Pecora Andrew Pecora
/s/ Robert Preti Robert Preti
/s/ George Goldberger George Goldberger
/s/ Daryl LeSueur Daryl LeSueur

The undersigned hereby consent and agree to the covenants set forth in Section 6.6(b) and the releases contained in Section 6.10 effective upon the Closing of the Merger.

HACKENSACK UNIVERSITY MEDICAL CENTER
By: /s/ Robert Garrett Name: Robert Garrett Title: President and CEO
/s/ Harry D. Harper Harry D. Harper
/s/ Andrew A. Jennis Andrew A. Jennis
/s/ Mark S. Pascal Mark S. Pascal
/s/ Richard J. Rosenbluth Richard J. Rosenbluth
/s/ Stanley E. Waintraub Stanley E. Waintraub
/s/ Marc Beer Marc Beer
/s/ Dempsey Gable Dempsey Gable

i

ii

LIST OF EXHIBITS

Exhibit A Voting Agreement
Exhibit B Form of Escrow Agreement
Exhibit C Form of Warrants
Exhibit D Form of Counsel Opinion

iii

Exhibit A

VOTING AGREEMENT

VOTING AGREEMENT dated September 23, 2010 (the “Voting Agreement”) by and between NEOSTEM, INC., a Delaware corporation (the “Parent”), PROGENITOR CELL THERAPY, LLC, a Delaware limited liability company (the “Company”), and the individuals or entities listed on Schedule A annexed hereto (collectively, the “Voting Members” and each individually, a “Voting Member”).

RECITALS

WHEREAS, immediately prior to the execution of this Voting Agreement, the Company, Parent and NBS Acquisition Company, (“Subco”), a Delaware limited liability company and a wholly owned subsidiary of Parent, have entered into an Agreement and Plan of Merger dated of even date herewith (as amended from time to time, the “Merger Agreement”) pursuant to which Subco will be merged with and into the Company, with the Company continuing as the surviving company and as a direct wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Voting Members are the record and beneficial owners of certain membership interests of the Company (the “Shares”), representing interests as members of the Company in the amounts and percentages set forth opposite each Voting Member's name on Schedule A hereto; and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent desires that each of the Voting Members agree, and each of the Voting Members is willing to agree, to enter into this Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent, the Company and each of the Voting Members, intending to be legally bound, hereby agree as follows:

1.  Certain Definitions.  In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Voting Agreement:

(a)	“Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.
(b)	“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2.  Disclosure.  Each of the Voting Members hereby agrees to permit the Company and Parent to publish and disclose in the Prospectus/Proxy Statement, and any press release or other disclosure document which Parent and the Company reasonably determine to be necessary or desirable in connection with the Merger and any transactions related thereto, each Voting Member's identity and ownership of the Shares and the nature of each Voting Member's commitments, arrangements and understandings under this Voting Agreement.

3.  Voting of Membership Interests.

(a)	Each of the Voting Members irrevocably agrees to vote in favor of the Merger and the terms of the Merger Agreement.

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(b)	Each of the Voting Members consents to the provisions in the Merger Agreement which provide for the creation of the Escrow Account and the terms of the Escrow Agreement annexed to the Merger Agreement.
(c)	Each of the Voting Members hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (x) the Effective Time of the Merger or (y) the taking by the Board of Managers of the Company of any action permitted under the Merger Agreement properly to terminate the Merger Agreement in accordance with its terms (the “Termination Date”), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he shall vote (or cause to be voted) the Shares held of record or Beneficially Owned by the Voting Member, whether now owned or hereafter acquired: (i) in favor of approval of the Merger, adoption of the Merger Agreement and any actions required in furtherance thereof and hereof, (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement, of the Company under the Merger Agreement or any Voting Member under this Voting Agreement and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company, (B) a sale, lease or transfer of a material amount of assets of the Company, or a reorganization, recapitalization, dissolution or liquidation of the Company; (C)(1) any change in a majority of the individuals who constitute the Company's board of managers; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Formation or LLC Agreement; (3) any material change in the Company's limited liability company structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2) or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Voting Agreement and the Merger Agreement.
(d)	To the extent that any Voting Member holds any options, warrants or other rights to acquire securities of the Company, the Voting Member consents to the treatment of such securities under the Merger Agreement and agrees to exercise and/or cancel any options or warrants as provided in the Merger Agreement within 10 days of the date hereof.
(e)	Each of the Voting Members agrees that upon the vote of the Voting Members at the meeting of Members in accordance with Section 3(a), notwithstanding anything else in any agreement to the contrary, (i) no further consent of or notice to the Voting Members shall be required in connection with the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the Merger and (ii) neither the Company’s execution of the Merger Agreement or consummation of the transactions contemplated thereby, including, without limitation, the Merger, shall trigger, or give any legal rights except as contemplated by the Merger Agreement.

4.  Covenants, Representations and Warranties of the Company and each Voting Member.  The Company represents and warrants to Parent, and each Voting Member represents and warrants to Parent severally with respect to the securities held by it, that to the best of its knowledge, (a) the Board of Managers of the Company has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby and related thereto, (b) the signatories to this Voting Agreement, as listed on Schedule A, constitute (i) the holders of more than 51% of the Shares of the Company and (ii) the holders of more than 51% of the Shares of the Company owned by the Charter Members (as defined in the PCT LLC Agreement), and (c) that the percentages set forth in the preceding clauses (i) and (ii) reflect more than the requisite votes needed for the approval by the Company and its Members of the Merger Agreement, the Merger and the other transactions contemplated by the Merger

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Agreement so that, if and upon the vote at a meeting of Members by the signatories to this Voting Agreement consistent with this Voting Agreement, the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and all matter related thereto will receive all requisite approvals under the PCT LLC Agreement, Delaware law and otherwise. Each of the Voting Members hereby severally represents and warrants (with respect to such Voting Member only and not with respect to each other Voting Member) to, and agrees with, Parent as follows:

(a)	Ownership of Securities. Such Voting Member is the sole record and Beneficial Owner of the number of shares set forth opposite such Voting Member's name on Schedule A hereto. On the date hereof, the Shares set forth opposite the Voting Member's name on Schedule A hereto constitute all of the Shares or other securities of the Company owned of record or Beneficially Owned by such Voting Member or with respect to which such Voting Member has voting power by proxy, voting agreement, voting trust or other similar instrument. Such Voting Member has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power of conversion, sole power to demand and waive appraisal rights and sole power to agree to all of the matters set forth in this Voting Agreement, in each case with respect to all of the Shares set forth opposite such Voting Member's name on Schedule A hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Voting Agreement.
(b)	Authorization. Such Voting Member has the legal capacity, power and authority to enter into and perform all of such Voting Member's obligations under this Voting Agreement. The execution, delivery and performance of this Voting Agreement by such Voting Member will not violate any other agreement to which such Voting Member is a party including, without limitation, any voting agreement, membership agreement, voting trust, trust or similar agreement. This Voting Agreement has been duly and validly executed and delivered by such Voting Member and constitutes a valid and binding agreement enforceable against such Voting Member in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Voting Member is a trustee whose consent is required for the execution and delivery of this Voting Agreement or the consummation by such Voting Member of the transactions contemplated hereby. If such Voting Member is married and such Voting Member's Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Voting Member's spouse, enforceable against such person in accordance with its terms.
(c)	No Conflicts. (i) Except as may be required under Section 13 of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Voting Agreement by such Voting Member and the consummation by such Voting Member of the transactions contemplated hereby and (ii) none of the execution and delivery of this Voting Agreement by such Voting Member, the consummation by such Voting Member of the transactions contemplated hereby or compliance by such Voting Member with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Voting Member (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Voting Member is a party or by which such Voting Member or any of its properties or assets may be bound, or (C) violate any order, writ injunction, decree, judgment, order, statute, rule or regulation applicable to such Voting Member or any of its properties or assets.

EX-A-3

(d)	No Encumbrances. Such Voting Member's Shares at all times during the term hereof will be Beneficially Owned by such Voting Member, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.
(e)	No Solicitation. Such Voting Member agrees not to take any action inconsistent with or in violation of the Merger Agreement.
(f)	Restriction on Transfer; Proxies and Non-Interference. At any time during the period (the “Lock-Up Period”) from the date hereof until the Termination Date, such Voting Member shall not, directly or indirectly, (i) except for a Permitted Transfer (as defined below) and except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of any such Voting Member's Shares, or any interest therein, whether such Shares are held by such Voting Member as of the date hereof or are acquired by such Voting Member from and after the date hereof (the “Lock-Up Shares”), (ii) except as contemplated by this Voting Agreement, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a Voting Agreement with respect to the Lock-Up Shares, or (iii) take any action that would make any representation or warranty of such Voting Member contained herein untrue or incorrect or have the effect of preventing or disabling such Voting Member from performing such Voting Member's obligations under this Voting Agreement.
(g)	Reliance by Parent. Such Voting Member understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Voting Member's execution and delivery of this Voting Agreement.
(h)	Permitted Transfer. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, any Voting Member may sell or transfer any Shares to any Voting Member or any other Person who executes and delivers to Parent an agreement, in form and substance acceptable to Parent, to be bound by the terms of this Agreement to the same extent as the transferring Voting Member (any such transfer, a “Permitted Transfer”).
(i)	Diligence. Each of the Voting Members acknowledges that it has been afforded a reasonable opportunity to review information and ask questions regarding Parent, the Merger Agreement and the Merger.
(j)	Non-Disclosure. Each of the Voting Members agrees not to make any public disclosure with respect to the Merger Agreement or this Voting Agreement without the consent of the Parent and the Company.

5.  Stop Transfer.

(a)	Each of the Voting Members agrees and covenants to Parent that such Voting Member shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Voting Member's Shares, unless such transfer is made in compliance with this Voting Agreement.
(b)	Without limiting the covenants set forth in paragraph (a) above, in the event of a stock dividend or distribution, or any change in Shares by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, other than pursuant to the Merger, the term “Shares” shall be deemed to refer to and include any and all shares into which or for which any or all of the Shares may be changed or exchanged, including, without limitation, shares of NeoStem Common Stock issued in respect thereof in

EX-A-4

connection with the Merger Agreement or otherwise, and appropriate adjustments shall be made to the terms and provisions of this Voting Agreement.

6.  Further Assurances.  From time to time until the expiration of the Lock-Up Period, at Parent's request and without further consideration, each Voting Member shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement, including executing a proxy to be used at the Special Meeting to vote in favor of the Merger.

7.  Voting Member Capacity.  If any Voting Member is or becomes during the term hereof a manager or an officer of the Company, such Voting Member makes no agreement or understanding herein in his capacity as such manager or officer. Each of the Voting Members signs solely in his or her capacity as the record and Beneficial Owner of the Voting Member's Shares.

8.  Termination.  Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the Termination Date.

9.  Miscellaneous.

(a)	Entire Agreement. This Voting Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
(b)	Certain Events. Each of the Voting Members agrees that this Voting Agreement and the obligations hereunder shall attach to each such Voting Member's Shares and shall be binding upon any Person to which legal or Beneficial Ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, each Voting Member's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Voting Agreement.
(c)	Assignment. This Voting Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Parent in the case of an assignment by any Voting Member and each Voting Member in the case of any assignment by Parent; provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.
(d)	Amendment and Modification. This Voting Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto affected by such amendment.
(e)	Notices. Any notice or other communication required or which may be given hereunder shall be in writing and delivered (i) personally, (ii) via telecopy, (iii) via overnight courier (providing proof of delivery) or (iv) via registered or certified mail (return receipt requested). Such notice shall be deemed to be given, dated and received (i) when so delivered personally, via telecopy upon confirmation, or via overnight courier upon actual delivery or (ii) two days after the date of mailing, if mailed by registered or certified mail. Any notice pursuant to this section shall be delivered as follows:

If to the Voting Member, to the address set forth for the Voting Member on Schedule A to this Voting Agreement.

If to Parent:

NeoStem, Inc.
420 Lexington Avenue

EX-A-5

Suite 450
New York, New York 10170
Attn: Catherine Vaczy, Esq.
Facsimile: (646) 514-7787

with copies to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ 07078
Attention: Alan Wovsaniker, Esq.
Fax: 973-597-2565

(f)	Severability. Whenever possible, each provision or portion of any provision of this Voting Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Voting Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Voting Agreement in such jurisdiction, and this Voting Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(g)	Specific Performance. Each of the parties hereto agrees, recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Voting Agreement will cause the other parties to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach any aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements (without any requirement to post bond or other security and without having to prove actual damages) and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.
(h)	Remedies Cumulative. All rights, powers and remedies provided under this Voting Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
(i)	No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Voting Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
(j)	No Third Party Beneficiaries. This Voting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
(k)	Governing Law. This Voting Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
(l)	Submission to Jurisdiction. Each party to this Voting Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the state or federal courts located within the jurisdiction of the United States District Court for the Southern District of New York, and, by execution and delivery of this Voting Agreement, each party

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to this Voting Agreement hereby irrevocably submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Voting Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 10(e). Each party to this Voting Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Voting Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
(m)	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS VOTING AGREEMENT.
(n)	Description Headings. The description headings used herein are for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Voting Agreement.
(o)	Counterparts. This Voting Agreement may be executed in counterparts, each of which will be considered one and the same Voting Agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
(p)	No Survival. No representations, warranties and covenants of the Voting Member in this Agreement shall survive the Merger.

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IN WITNESS WHEREOF, Parent, the Company and each of the Voting Members have caused this Voting Agreement to be duly executed as of the day and year first above written.

NEOSTEM, INC.
By:
Name:
Title:

PROGENITOR CELL THERAPY, LLC
By:
Name:
Title:

Andrew L. Pecora
Robert A. Preti

HACKENSACK UNIVERSITY MEDICAL CENTER
By:
Name:
Title:

George S. Goldberger
Harry D. Harper

Signature page to Voting Agreement

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Andrew A. Jennis
Mark S. Pascal
Richard J. Rosenbluth
Stanley E. Waintraub
Marc Beer
Dempsey Gable

Signature page to Voting Agreement

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Schedule A

Names	Shares	Options	Percentage Interest (Fully Diluted)	Address
Andrew L. Pecora	1,234,871.6	20,660.4	17.40%	424 Hidden Valley Court Wyckoff, NJ 07481
Robert A. Preti	1,219,697.0		16.90%	80 Nursery Road Ridgefield, CT 06877
Hackensack University Medical Center	1,222,634.2		16.95%	Attn: Mr. William J. Murray 920 Cherokee Lane Franklin Lakes, NJ 07417
George S. Goldberger	177,054.5		2.45%	200 Central Park South Apt 12Q New York, NY 10019
Harry D. Harper	142,431.2		1.97%	2 Algonquin Trail Saddle River, NJ 07458-2502
Andrew A. Jennis	142,431.2		1.97%	205 Zachary Court Wyckoff, NJ 07481
Mark S. Pascal	142,431.2		1.97%	1349 Mercedes Street Teaneck, NJ 07666
Richard J. Rosenbluth	121,382.3		1.68%	73 Dana Place Englewood, NJ 07631
Stanley E. Waintraub	142,431.2		1.97%	480 Winthrop Road Teaneck, NJ 07666-2911
Marc Beer
Dempsey Gable	21,049.0		0.29%	180 Central Park South Mail Box 81 New York, NY 10019

EX-A-10

Exhibit B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of , 2010, by and among: NeoStem Inc., a Delaware corporation (“Parent”); Progenitor Cell Therapy, LL C, a Delaware limited liability company (the “Company”), Andrew Pecora, as representative (the “PCT Representative”), of the Members of the Company identified from time to time on Schedule 1 hereto; and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Parent, NBS Acquisition Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Subco”), the Company and the PCT Representative have entered into an Agreement and Plan of Merger and Reorganization dated as of September 23, 2010 (the “Merger Agreement”), pursuant to which, among other things, (i) Subco is merging with and into the Company, and (ii) certain stock issuances are to be made by Parent to the Members (as defined below). A copy of the Merger Agreement is attached hereto as Exhibit A;

WHEREAS, the Merger Agreement contemplates the establishment of an escrow account to secure certain rights of the Parent Indemnified Persons (as defined in the Merger Agreement) to indemnification, compensation and reimbursement as provided in the Merger Agreement; and

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, Andrew Pecora has been irrevocably appointed by the Members to serve as the PCT Representative in connection with all matters under this Agreement and the resolution of all indemnification claims under the Merger Agreement.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1.  Defined Terms.

1.1  Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement.

1.2  As used in this Agreement, the term “Members” refers to the Persons who were members, or equity holders, of the Company immediately prior to the Effective Time or to which the rights under this Agreement have been assigned as set forth herein. “Escrowed Shares” refers to the Stock Consideration under the Merger Agreement, as it may be reduced pursuant to the terms of the Merger Agreement (the “Adjusted Stock Consideration”).

Section 2.  Escrow and Indemnification.

2.1  Shares and Stock Powers Placed in Escrow.  At or following the Effective Time, in accordance with the Merger Agreement, (a) Parent shall issue certificates for the Escrowed Shares registered in the name of the Escrow Agent evidencing the shares of Parent Common Stock to be held in escrow under this Agreement (initially 11,200,000 shares of Parent Common Stock unless reduced pursuant to Section 3.3 of the Merger Agreement prior to being placed in escrow), and shall cause such certificates to be delivered to the Escrow Agent, and (b) the PCT Representative shall deliver to the Escrow Agent an “assignment separate from certificate” (“Stock Power”) endorsed by him in blank. Such endorsement by the PCT Representative shall have been guaranteed by a national bank or an NYSE-Amex member firm.

2.2  Escrow Account.  The Escrowed Shares being held in escrow pursuant to this Agreement, together with any distributions on the Escrowed Shares, shall collectively constitute an escrow fund securing the indemnification rights of Parent and the other Parent Indemnified Persons under the Merger Agreement. The Escrow Agent agrees to accept delivery of the Escrowed Shares and to hold the Escrowed Shares in a separate escrow account (such account, the “Escrow Account”), subject to the terms and conditions of this Agreement and the Merger Agreement.

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2.3  Voting of Escrow Shares.  The Escrow Agent, as record owner of the Escrowed Shares, shall exercise all voting rights with respect to such Escrowed Shares in accordance with Section 3.5 of the Merger Agreement, upon receipt of written instructions from the Parent. The Escrow Agent is not obligated to distribute to the Members or to the PCT Representative any proxy materials or other documents relating to the Escrowed Shares received by the Escrow Agent from Parent.

2.4  Reports.  Upon the request of either Parent or the PCT Representative, the Escrow Agent shall provide a statement to the requesting party that describes any deposit, distribution or investment activity or deductions with respect to shares held in the Escrow Account in addition to quarterly account statements from the Escrow Agent.

2.5  Dividends, Etc.  Parent and the PCT Representative, on behalf of each of the Members, agree that any shares of Parent Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrowed Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account. Any securities or other property received by the Escrow Agent in respect of any Escrowed Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as part of the Escrow Account.

2.6  Transferability.  Except as expressly provided for herein or by operation of law, the interests of the Members in the Escrow Account shall not be assignable or transferable.

2.7  Trust Fund.  The Escrow Account shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Escrow Agent, any Member or Parent, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Account until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

Section 3.  Release of Escrow Shares.

3.1  General.  (X) Within ten (10) calendar Days after receiving either (a) written instructions from the Parent (a “Parent Notice”) which have not been objected to by the PCT Representative within seven (7) calendar days after the later of the PCT Representative’s receipt of the Parent Notice or the Escrow Agent’s receipt of such Parent Notice, (b) joint written instructions from Parent and the PCT Representative (“Joint Instructions”), (c) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (d) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any Escrowed Shares from the Escrow Account or (Y) in accordance with Section 3.4 hereof, the Escrow Agent shall release or cause to be released any such Escrowed Shares and any other amounts from the Escrow Account, in the amounts, to the Persons and in the manner set forth in such Parent Notice, Joint Instructions, Arbitration Award, Court Order or as provided in Section 3.4. If a Parent Notice is sent under Section 8.4 of the Merger Agreement and such Parent Notice is not disputed as provided in Section 8.4 within 7 calendar days, the Escrow Agent shall make the distribution requested by the Parent Notice without action by the PCT Representative.

3.2  Potential Tax Liability.  Upon receipt of (i) a certification from a Taxable Member pursuant to Section 8.4(a)(i) of the Merger Agreement, and (ii) joint instructions from the Parent and the PCT Representative, the Escrow Agent shall release shares to a Taxable Member in accordance with the certification of the Taxable Member and such joint instructions.

EX-B-2

3.3  Pro Rata Distributions.  For purposes of this Agreement, (i) all distributions (except distributions to the Taxable Members as such pursuant to Section 3.2 above and Section 8.4(i) of the Merger Agreement) to the Members shall be pro rata distributions made based on the percentages set forth on Schedule 1, as may be amended from time to time pursuant to Section 9.8 of this Agreement, except as follows:

(1)  the Escrow Agent will maintain sub-accounts, referred to as the Taxable Account and the Balance Account, as provided in Section 8.4 of the Merger Agreement, until the first anniversary of the date hereof. The distributions at the end of the first year pursuant to Section 8.4(a)(ii) shall be made to the Taxable Members from the Taxable Account and to the Members other than the Taxable Members from the Balance Account. The Parent and the PCT Representative shall provide the Escrow Agent with joint instructions with respect to the amounts to be distributed to each Member after the first anniversary of the Closing Date.

(2)  no fractional shares shall be issued, and all amounts released from escrow and distributed to the Members shall be rounded up or down pursuant to Section 3.4(c) of the Merger Agreement.

The Company and the PCT Representative represent and warrant that Schedule 1 (the “Percentage Certifications”) accurately reflects each Member’s percentage membership interest in the Company immediately prior to the consummation of the Merger.

3.4  Release of the Escrowed Shares.  Within 10 Business Days following the two year anniversary of the Closing Date, if there are no Claims against the Escrow Account that have not been finally resolved and paid, the Escrow Agent shall deliver to the Members pro rata in accordance with the Percentage Certification the balance of shares of Parent Common Stock and other property held in the Escrow Account at such time. If, on the Termination Date there are claims against the Escrow Account that have not been finally resolved, then, within 10 Business Days of the Termination Date, the Escrow Agent shall deliver to the Members the excess, if any, by which the value of the amounts held in the Escrow Account exceed an amount equal to 120% of the amount of any claims against the Escrow Account that have not been finally resolved and paid at such time. The Parent and the PCT Representative shall provide the Escrow Agent with joint instructions with respect to the amounts to be distributed to each Member after the second anniversary of the Closing Date (and thereafter if shares remain in the Escrow Account after the second anniversary with respect to unresolved claims at such date). Thereafter, final distributions of the Escrow Account shall be made in accordance with Section 3.1(X)(a), (b), (c) or (d), as applicable.

3.5  Distributions.  Whenever a distribution of a number of shares of Parent Common Stock is to be made pursuant to the terms of this Agreement, the Escrow Agent shall requisition the appropriate number of shares from Parent’s stock transfer agent, delivering to the transfer agent the appropriate stock certificates accompanied by the respective Stock Powers, together with the specific instructions, as appropriate. Within 5 Business Days prior to the date the Escrow Agent is required to make a distribution of shares of Parent Common Stock or other property (including ordinary cash dividends) to the Members pursuant to the terms of this Agreement, the Escrow Agent shall provide the PCT Representative and the Parent with a notice specifying that a distribution will be made and requesting that the PCT Representative update the then current Schedule 1 to this Agreement. The Escrow Agent shall make the corresponding distributions to the Persons listed on such updated Schedule 1 in accordance with the terms hereof, to their respective addresses as set forth therein. Notwithstanding anything to the contrary set forth herein, the Escrow Agent shall not be obligated to make any distribution under this Agreement to the Members unless it has received from the PCT Representatives an updated Schedule 1 to this Agreement as provided herein. Any distributions to Parent pursuant to the terms of this Agreement shall be made to the address set forth in Schedule 2 hereto.

3.6  Disputes.  All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Parent and the PCT Representative shall be resolved solely and exclusively as set forth in Section 8.4 of the Merger Agreement by the PCT Representative and the Parent.

EX-B-3

Section 4.  Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 3. In accordance with Schedule 3, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Parent.

Section 5.  Limitation of Escrow Agent’s Liability.

5.1  The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2  Parent and the PCT Representative, acting on behalf of the Members hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

Section 6.  Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Account in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7.  Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Parent may appoint a successor Escrow Agent (acceptable to the PCT Representative, acting reasonably). If Parent fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Parent and the PCT Representative as to the transfer of the Escrow Accounts to a successor Escrow Agent.

Section 8.  PCT Representative.

8.1 Unless and until Parent and the Escrow Agent shall have received written notice of the appointment of a successor PCT Representative, Parent and the Escrow Agent shall be entitled to rely on, and shall be fully protected in relying on, the power and authority of the PCT Representative to act on behalf of the Members.

EX-B-4

Section 9.  Miscellaneous.

9.1  Attorneys’ Fees.  In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.2  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

NeoStem, Inc.
Suite 450
420 Lexington Avenue
New York, NY 10170
Attention:  Catherine Vaczy, Esq.
Facsimile:

with a copy, which shall not constitute notice, to:

Lowenstein Sandler, PC
65 Livingston Avenue
Roseland, NJ 07068
Attention:  Alan Wovsaniker
Facsimile:

if to the PCT Representative:

Andrew Pecora
_______________________________
_______________________________
_______________________________
_______________________________
Facsimile:

with a copy, which shall not constitute notice, to:

Epstein Becker
_______________________________
_______________________________
_______________________________
_______________________________
Attention:  Robert Reif, Esq.
Facsimile:

if to the Escrow Agent:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, NY 10004
Attention:  ____________
Facsimile:

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Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

9.3  Headings.  The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

9.4  Counterparts and Exchanges by Facsimile or Other Electronic Transmission.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5  Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.5 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6  Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. No director indirect interest in the Escrow Account or the shares of Parent Common Stock held in the Escrow Account may be sold, assigned, transferred or pledged except by operation of law.

9.7  Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.8  Amendment.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the PCT Representative and the Escrow Agent; provided, however, that any amendment executed and delivered by the PCT Representative shall be deemed to have been approved by and duly executed and delivered by all of the Members.

9.9  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or

EX-B-6

unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.10  Parties in Interest.  Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

9.11  Entire Agreement.  This Agreement and the Merger Agreement set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

9.12  Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

9.13  [Tax Reporting Information.  Parent agrees to provide the Escrow Agent with a certified tax identification number for Parent and the PCT Representative agrees to provide the Escrow Agent with tax identification numbers for each of the Members by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service and shall not make any distributions to any Member who has not supplied such Tax Reporting Documentation.]

9.14  Cooperation.  The PCT Representative on behalf of the Members and Parent agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Parent, the PCT Representative or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

9.15  Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

EX-B-7

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

NEOSTEM, INC., a Delaware corporation
By:
Name:
Title:

PROGENITOR CELL THERAPY, LLC
By:
Name:
Title:

Andrew Pecora, as PCT Representative

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation
By:
Name:
Title:

[Escrow Agreement Signature Page]

EX-B-8

SCHEDULE 1

MEMBERS

Percentage Certification Attached.

EX-B-9

SCHEDULE 2

ESCROWED SHARES

Number of Escrowed Shares:	11,200,000
Address for distributions to Parent:	NeoStem Inc. Suite 450 420 Lexington Avenue New York, New York 10170 Attention: Catherine Vaczy, Esq.

EX-B-10

SCHEDULE 3

ESCROW AGENT’S FEES AND EXPENSES

Monthly Fee for holding securities and/or cash:	$ per month
Additional out of pocket expenses including postage and stationary:	Additional

EX-B-11

EXHIBIT A

MERGER AGREEMENT

EX-B-12

Exhibit C

NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Warrant No. [      ]

WARRANT TO PURCHASE SHARES OF COMMON STOCK

OF

NEOSTEM, INC.

THIS CERTIFIES that, for value received, []. is entitled to purchase from NEOSTEM, INC., a Delaware corporation (the “Corporation”), subject to the terms and conditions hereof, [] shares (the “Warrant Shares”) of common stock, $.001 par value (the “Common Stock”). This warrant, together with all warrants hereafter issued in exchange or substitution for this warrant, is referred to as the “Warrant” and the holder of this Warrant is referred to as the “Holder.” The number of Warrant Shares is subject to adjustment as hereinafter provided. This Warrant shall vest in full and become exercisable on [[] [], 2010] [upon achievement of the $7.00 Warrant Condition set forth in Section 8 below] (the “Vesting Date” ) and, notwithstanding anything to the contrary contained herein, shall expire at 5:00 p.m. (Eastern Time) on [], 2017 (the “Termination Date”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger, dated September [], 2010 by and among the Corporation, NBS Acquisition Company LLC, a wholly-owned subsidiary of the Corporation, and Progenitor Cell Therapy, LLC (as such agreement may be amended from time to time, the “Merger Agreement”).

1.  Exercise of Warrants.  The Holder may, at any time on or after the Vesting Date and prior to the Termination Date, exercise this Warrant in whole or in part at an exercise price per share equal to $[3.00][5.00][7.00] per share, subject to adjustment as provided herein (the “Exercise Price”), by the surrender of this Warrant (properly endorsed), together with delivery of the Warrant Exercise Form annexed hereto duly completed and executed, at the principal office of the Corporation, or at such other agency or office of the Corporation in the United States of America as the Corporation may designate by notice in writing to the Holder at the address of such Holder appearing on the books of the Corporation, and by payment to the Corporation of the Exercise Price in lawful money of the United States by certified check or wire transfer for each share of Common Stock being purchased. Upon any partial exercise of this Warrant, there shall be executed and issued to the Holder a new Warrant in respect of the shares of Common Stock as to which this Warrant shall not have been exercised. In the event of the exercise of the rights represented by this Warrant, a certificate or certificates for the Warrant Shares so purchased, as applicable, registered in the name of the Holder, shall be delivered to the Holder hereof as soon as practicable after the rights represented by this Warrant shall have been so exercised.

2.  Reservation of Warrant Shares.  The Corporation agrees that, prior to the expiration of this Warrant, it will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the number of Warrant Shares as from time to time shall be issuable by the Corporation upon the exercise of this Warrant.

3.  No Stockholder Rights; No Rights to Net Cash Settled.  This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Corporation. In no event may this Warrant be net cash settled.

4.  Transferability of Warrant and Underlying Shares.  Prior to the Termination Date and subject to compliance with applicable Federal and State securities and other laws, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Corporation by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed for transfer. The Corporation shall be entitled to require, as a condition of any such transfer,

EX-C-1

that the Holder and the transferee execute or provide such documents and make such representations and warranties as the Corporation may deem appropriate to evidence compliance with applicable law or otherwise. None of the Warrant Shares, if issued, may be transferred by the Holder until after the date that is one year after the date of issuance of this Warrant.

5.  Certain Adjustments.  With respect to any rights that Holder has to exercise this Warrant and convert into shares of Common Stock, Holder shall be entitled to the following adjustments:

(a)  Merger or Consolidation.  If at any time there shall be a merger or a consolidation of the Corporation with or into another entity when the Corporation is not the surviving corporation, then, as part of such merger or consolidation, lawful provision shall be made so that the holder hereof shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which the holder hereof as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the holder hereof as the holder of this Warrant after the merger or consolidation.

(b)  Reclassification, Recapitalization, etc.  If the Corporation at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion, or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

(c)  Split or Combination of Common Stock and Stock Dividend.  In case the Corporation shall at any time subdivide, redivide, recapitalize, split (forward) or change its outstanding shares of Common Stock into a greater number of shares or declare a dividend upon its Common Stock payable solely in shares of Common Stock, the Exercise Price shall be proportionately reduced and the number of Warrant Shares proportionately increased. Conversely, in case of a reverse stock split or the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Exercise Price shall be proportionately increased and the number of Warrant Shares proportionately reduced.

6.  Compliance with Securities Laws; Legend and Stop Transfer Orders.  Unless the Warrant Shares are subject to an effective registration statement under the Securities Act, upon exercise of any part of the Warrant, (i) the Corporation shall be entitled to require that the Holder make such representations and warranties as may be reasonably required by the Corporation to assure that the issuance of Warrant Shares is exempt from the registration requirements of applicable securities laws and (ii) the Corporation shall instruct its transfer agent to enter stop transfer orders with respect to such Warrant Shares, and all certificates or instruments representing the Warrant Shares shall bear on the face thereof substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED, OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

EX-C-2

7.  Redemption of Warrant.   This Warrant is subject to redemption by the Corporation as provided in this Section 7.

(a)  This Warrant may be redeemed, at the option of the Corporation, in whole and not in part, at a redemption price of $.0001 per Warrant (the “Redemption Price”), provided the average closing price of the Common Stock as quoted by Bloomberg, LP., or the Principal Trading Market (as defined below) on which the Common Stock is included for quotation or trading, shall equal or exceed $[5.00][7.00][9.00](1) per share (taking into account all adjustments) for twenty (20) out of thirty (30) consecutive trading days. [Notwithstanding the foregoing, the Corporation may not redeem this Warrant (a) unless it waives (if then applicable) the last sentence of Section 4 of the Warrant, (b) unless the issuance of the Warrant Shares is registered or there is an effective resale registration statement available to the Holders with respect to the Warrant Shares and (c) unless the $7.00 Warrant Condition has been achieved or the Corporation waives the $7.00 Warrant Condition concurrently with its provision of the Redemption Notice (as defined below).](2)

(b)  If the conditions set forth in Section 7(a) are met, and the Corporation desires to exercise its right to redeem this Warrant, it shall mail a notice (the “Redemption Notice”) to the registered holder of this Warrant by first class mail, postage prepaid, at least fourteen (14) business days prior to the date fixed by the Corporation for redemption of the Warrants (the “Redemption Date”).

(c)  The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Warrant certificates shall be delivered and the redemption price paid, and (iv) that the right to exercise this Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a holder (a) to whom notice was not mailed, or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Corporation that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)  Any right to exercise a Warrant shall terminate at 5:00 p.m. (New York time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the holder of this Warrant shall have no further rights except to receive, upon surrender of this Warrant, the Redemption Price.

(e) From and after the Redemption Date, the Corporation shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Corporation by or on behalf of the holder thereof the warrant certificates evidencing this Warrant being redeemed, deliver, or cause to be delivered to or upon the written order of such holder, a sum in cash equal to the Redemption Price of this Warrant. From and after the Redemption Date, this Warrant shall expire and become void and all rights hereunder and under the warrant certificates, except the right to receive payment of the Redemption Price, shall cease.

8.  [$7.00 Warrant Condition.  The $7.00 Warrants will not vest and will not become exercisable unless the Surviving Company secures, prior to the third annual anniversary of the Closing Date, one or more material binding commercial manufacturing contracts with one or more third parties, each on an arm’s length basis, which commercial manufacturing contracts result in aggregate revenues to the Surviving Company in excess of $5 million per year over a period of at least 3 years and in the reasonable judgment of the Corporation’s Board of Directors the manufacturing contracts will be profitable each year during the term of such contracts in accordance with GAAP (the “$7.00 Warrant Condition”). The $7.00 Warrant Condition will be deemed to have been achieved, and the $7.00 Warrants will vest, upon certification by the Corporation's Board of Directors that all the elements of the $7.00 Warrant Condition have been met, which certification shall be provided as soon as practicable following the presentation by the PCT Representative to the

(1)	The redemption price for the $3.00 Warrants is $5.00. The redemption price for the $5.00 Warrants is $7.00. The redemption price for the $7.00 Warrants is $9.00.

(2)	Such clause (c) will be included only in the $7.00 Warrant.

EX-C-3

Corporation's Board of Directors of all appropriate supporting documents and materials necessary to determine whether each of the elements of the $7.00 Warrant Condition has been met.]

9.  Miscellaneous.  This Warrant shall be governed by and construed in accordance with the laws of the State of New York. All the covenants and provisions of this Warrant by or for the benefit of the Corporation shall bind and inure to the benefit of its successors and assigns hereunder. Nothing in this Warrant shall be construed to give to any person or corporation other than the Corporation and the holder of this Warrant any legal or equitable right, remedy, or claim under this Warrant. This Warrant shall be for the sole and exclusive benefit of the Corporation and the Holder. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation hereof. Upon receipt of evidence satisfactory to the Corporation of the loss, theft, destruction, or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Corporation, if lost, stolen, or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation shall execute and deliver to the Holder a new Warrant of like date, tenor, and denomination.

[10.  Piggyback Registration Rights.  The parties shall provide in a separate mutually acceptable agreement that the Corporation will use reasonable commercial efforts to provide them with piggyback registration rights (standard for an acquisition transaction) commencing after the later of the date one year after the issuance date of the Warrants and the date on which the Form S-4 pursuant to which this Warrant is being registered, as amended, is no longer available with respect to the Warrant Shares.]

[11.  The parties may vary the form of this Warrant so that the Warrants may be issued in book-entry/uncertificated form.]

EX-C-4

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officer, this  day of  2010.

NEOSTEM, INC.
Robin L. Smith Chairman & Chief Executive Officer

EX-C-5

WARRANT EXERCISE FORM

To Be Executed by the Holder in Order to Exercise Warrant

To:	NeoStem, Inc. 420 Lexington Avenue Suite 450 New York, New York 10170 Attn: Chairman and CEO	Dated: , 20

The undersigned, pursuant to the provisions set forth in the attached Warrant No. , hereby irrevocably elects to purchase  shares of the Common Stock of NeoStem, Inc. covered by such Warrant.

☐	The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of $ in lawful money of the United States.

 The undersigned hereby requests that certificates for the Warrant Shares purchased hereby be issued in the  name of:

 (please print or type name and address)

 (please insert social security or other identifying number)

 and be delivered as follows:

 (please print or type name and address)

(please insert social security or other identifying number)

and if such number of shares of Common Stock shall not be all the shares evidenced by this Warrant Certificate, that a new Warrant for the balance of such shares be registered in the name of, and delivered to, Holder.

Signature of Holder
SIGNATURE GUARANTEE:

EX-C-6

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form. Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

______________________________________________________________________ whose address is

Dated: , 200

Holder’s Signature: ________________
Holder’s Address: ________________ ________________

Signature Guaranteed: _______________________________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust corporation. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

EX-C-7

Exhibit D

FORM OF OPINION FROM PCT COUNSEL

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

The opinion of counsel to the Progenitor Cell Therapy LLC (the “Company”) shall be to the effect that:

1.  The Company and each of its subsidiaries is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware [or conform for any corporations and/or New Jersey entities].

2.  The Company has the requisite power and authority to own its assets and conduct its business as presently conducted and to execute, deliver and perform its obligations under the Merger Agreement and the Escrow Agreement, and to consummate the transactions contemplated thereby.

3.  The Company’s managers and members have taken all action necessary for the authorization, execution and delivery of the Merger Agreement and the Escrow Agreement by the Company and the performance by the Company of its obligations under the Merger Agreement and the Escrow Agreement.

4.  The Merger Agreement and the Escrow Agreement have been duly authorized, executed and delivered by the Company and such agreements constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

5.  The execution and delivery of the Merger Agreement and Escrow Agreement and the Company's performance of its obligations thereunder do not and will not (i) contravene any provision contained in the Certificate of Formation, the PCT LLC Agreement or other organizational documents of the Company or any Subsidiary, (ii) violate the provisions of any law, rule or regulation applicable to the Company or any Subsidiary; (iii) violate or result in a breach (with or without the lapse of time, the giving of notice or both) of or constitute a default under any Material Contract known to us, (iv) violate any judgment, decree, order or award of any government entity naming the Company or any Subsidiary known to us, (v) to our knowledge result in the creation or imposition of any lien, claim, charge, encumbrance, equity, restriction or right on any of the assets or properties of any entity within the PCT Group, or (vi) result in the acceleration of, or permit any Person to accelerate or declare due and payable prior to its stated maturity, any Liability known to us of any Person in the PCT Group (except where the result of such acceleration would not cause a Material Adverse Effect).

6.  The authorized equity interests of the Company consist of [    ] membership interests, of which [    ] are outstanding. All of the equity interests which are issued and outstanding on the date hereof have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. None of the equity interests issued by the Company since , 2007 were issued in violation of any registration requirements under federal securities laws. Immediately prior to the Effective Time, the Company validly cancelled in accordance with their terms and without liability to the Company all outstanding options, warrants, or other rights, agreements, or commitments known to us or listed in the schedules to the Merger Agreement to which the Company or any member or other equity holder of the Company is a party or by which any such party is bound obligating the Company or the member or equity holder of the Company to grant, issue, or sell any capital stock or any other equity interest in the Company.

7.  None of the Members have any dissenters or appraisal rights with respect to the Merger or the other transactions contemplated by the Merger Agreement.

8.  Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no consent, approval or authorization of or designation, declaration, filing with any Governmental Authority or other action on the part of the Company is required in connection with the consummation of the transactions contemplated by the Merger Agreement and the Escrow Agreement.

9.  Upon the filing by the surviving corporation of the Certificate of Merger with the Secretary of State of the State of Delaware, the Merger will be effective under the DLLCA.

EX-D-1

10.  To our knowledge, there are no civil, criminal or administrative actions, suits or proceedings which are pending or have been threatened in writing against the Company or any Subsidiary which (a) seek either damages in excess of $25,000 or equitable relief or (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by the Agreement.

EX-D-2

Annex B

AMENDMENT TO 2009 EQUITY COMPENSATION PLAN

NeoStem Proposal No. 2 presents for stockholder consideration the following amendment to Section 3 of the NeoStem, Inc. 2009 Equity Compensation Plan:

3.	Stock Subject to the Plan. Subject to the provisions of Section 16(a) of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 17,750,000 Shares, all of which may be issued in respect of Incentive Stock Options. The Shares may be authorized but unissued, or reacquired, shares of Common Stock. The maximum number of Shares subject to Options and Stock Appreciation Rights which may be issued to any Participant under the Plan during any calendar year is 1,900,000 Shares. If an Option or Stock Appreciation Right expires or becomes unexercisable without having been exercised in full or is canceled or terminated, or if any Shares of Restricted Stock or Shares underlying a Stock Award are forfeited or reacquired by the Company, the Shares that were subject thereto shall be added back to the Shares available for issuance under the Plan. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

Other than the amendment to the text of Section 3 as set forth above, in all other respects the text of the NeoStem, Inc. 2009 Equity Compensation Plan would appear as such document was filed in Annex F to NeoStem’s Pre-Effective Amendment No. 4 to Registration Statement on Form S-4/A (File No. 333-160578) filed with the Securities and Exchange Commission on October 6. 2009, as amended as set forth on Exhibit A to NeoStem’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010.

B-1

Annex C

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by adding a Section F which reads as follows:

“F. 1. Effective upon the filing of the appropriate Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each [two (2)][three (3)][four (4)][five (5)] shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to be rounded up to the next whole share of Common Stock.

2. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock).”

3. This Certificate of Amendment shall be effective [] [__], 2010 at 9:00 A.M., eastern time.

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this __ day of , 2010.

NEOSTEM, INC.

By:	Name: Robin L. Smith Title: Chief Executive Officer

C-2

PART II.

NEOSTEM, INC.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Under the General Corporation Law of the State of Delaware (the “Delaware GCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Delaware GCL also provides that we also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests. However, in such an action by or on our behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to us unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Our certificate of incorporation is consistent with the Delaware GCL. Each of our directors, officers, employees and agents will be indemnified to the extent permitted by the Delaware GCL. We also maintain insurance on behalf of our directors and officers against liabilities asserted against such persons and incurred by such persons in such capacities, whether or not we would have the power to indemnify such persons under the Delaware GCL.

We have entered into indemnification agreements with our Chief Executive Officer, Chief Financial Officer, General Counsel, certain other employees and each of our directors pursuant to which we have agreed to indemnify such party to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a our director, officer, employee, agent or fiduciary.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, NeoStem has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 21. EXHIBIT INDEX.

Exhibit	Description	Reference
2(a)	Agreement and Plan of Merger, dated as of September 23, 2010, by and among NeoStem, Inc., NBS Acquisition Company LLC, and Progenitor Cell Therapy, LLC (included in Annex A to this joint proxy statement/prospectus)	Annex A
3(i)(a)	Amended and Restated Certificate of Incorporation with Certificate of Designations for Series D Preferred Stock as Certified June 23, 2009, filed with the Securities and Exchange Commission as an exhibit, numbered as indicated above, to the registrant’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-159282, which exhibit is incorporated here by reference.	4.3
(b)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.2 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.2
(c)	Certificate of Amendment of Amended and Restated Certificate of Incorporation of NeoStem, Inc., filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.3 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.3
(d)	Certificate of Designations of Series C Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on October 30, 2009, incorporated by reference to exhibit 3.4 of registrant’s current report on Form 10-Q filed on November 6, 2009.	3.4
(e)	Certificate of Elimination of the Series C Convertible Preferred Stock of NeoStem, Inc., filed with the Secretary of State of the State of Delaware on November 18, 2010.†	3(i)(e)
(f)	Certificate of Elimination of the Series D Convertible Redeemable Preferred Stock of NeoStem, Inc., filed with the Secretary of State of the State of Delaware on November 18, 2010.†	3(i)(f)
(g)	Certificate of Designations of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series E 7% Senior Convertible Preferred Stock for NeoStem, Inc., filed with the Secretary of State of the State of Delaware on November 18, 2010.†	3(i)(g)
3(ii)(a)	Amended and Restated By-Laws dated August 1, 2006**	3.2
4(a)	Form of Underwriters’ Warrant dated August 14, 2007(1)	10.2
(b)	Form of Underwriter Warrant Clarification Agreement among NeoStem, Inc. and certain members of its Underwriting Group(2)	10.4
(c)	Form of Class A Warrant Agreement and Certificate from August 2007(3)	4.2
(d)	Form of Warrant Clarification Agreement between NeoStem, Inc. and Continental Stock Transfer and Trust Company(2)	10.3
(e)	Form of Warrant(4)	99.1
(f)	Restated Warrant Agreement dated August 14, 2007(1)	10.1
(g)	Registration Rights Agreement, dated June 2, 2006, between Phase III Medical, Inc. and certain investors listed therein(6)	10.2
(h)	Form of Warrant to Purchase Shares of Common Stock of Phase III Medical, Inc from June 2006(6)	10.3
(i)	Form of Phase III Medical, Inc. Registration Rights Agreement from July/August 2006(7)	10.2

Exhibit	Description	Reference
(j)	Form of Phase III Medical, Inc. Warrant to Purchase Shares of Common Stock from July/August 2006(7)	10.3
(k)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from January/February 2007(8)	10.2
(l)	Form of Non-Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from January/February 2007(8)	10.3
(m)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from May 2008(9)	10.1
(n)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. issued to RimAsia Capital Partners L.P. in September 2008(10)	10.2
(o)	Letter Agreement dated December 18, 2008 between NeoStem, Inc. and RimAsia Capital Partners, L.P.(11)	4.1
(p)	Form of Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from October 2008(11)	4.2
(q)	Form of Redeemable Warrant to Purchase Shares of Common Stock of NeoStem, Inc. from November 2008(11)	4.3
(r)	Specimen Certificate for Common Stock(12)	4.1
(s)	Form of Warrant issued in connection with April and July 2009 private placements(13)	4.2
(t)	Form of Class E Common Stock Purchase Warrant (included as Annex J to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009)	Annex J
(u)	Form of Common Stock Purchase Warrant from June 2010(50)	4.1
(v)	Form of Placement Agent Warrant from June 2010(50)	4.2
(w)	Form of Stock Option Grant Agreement pursuant to the NeoStem Inc. 2009 Equity Compensation Plan from March 2010(51)	10.5
(x)	Form of Grant Agreement pursuant to the NeoStem Inc. 2009 Non-U.S. Based Equity Compensation Plan from March 2010(51)	10.6
(y)	Amended and Restated Warrant, dated March 15, 2010, issued to RimAsia Capital Partners, L.P.(53)	4.1
(z)	Form of Warrant from the November 2010 Common Stock Offering(57)	4.1
(aa)	Form of Warrant from the November 2010 Preferred Stock Offering(57)	4.2
5(a)	Opinion of Lowenstein Sandler PC (as to legality of securities being registered by NeoStem, Inc.)†	5.1
10(a)	NeoStem, Inc. 2003 Equity Participation Plan, as amended(14)	10.2
(b)	NeoStem, Inc. 2009 Equity Compensation Plan(55)	Annex F Exhibit A
(b)-1	NeoStem, Inc. 2009 Non-U.S. Based Equity Compensation Plan(56)	Exhibit 4.5 Exhibit A
(c)	Form of Stock Option Agreement(5)	10.2
(d)	Form of Option Agreement dated July 20, 2005(15)	10.5
(e)	Form of Promissory Note Extension dated April 20, 2005(15)	10.6
(f)	Securities Purchase Agreement, dated June 2, 2006, between Phase III Medical, Inc. and certain investors listed therein(6)	10.1
(g)	Form of Phase III Medical, Inc. Securities Purchase Agreement from July/August 2006(19)	10.1
(h)	Form of Amendment Relating to Purchase by December 2005 and January 2006 Investors in Private Placement of Convertible Notes and Warrants(19)	10.4

Exhibit	Description	Reference
(i)	Second Form of Amendment Relating to Purchase by December 2005 and January 2006 Investors in Private Placement of Convertible Notes and Warrants(14)	10.1
(j)	Form of Subscription Agreement from January/February 2007 among NeoStem, Inc., Emerging Growth Equities, Ltd. And certain investors listed therein(8)	10.1
(k)	Form of Subscription Agreement from May 2008 among NeoStem, Inc. and certain investors listed therein(9)	10.1
(l)	Form of Subscription Agreement between NeoStem, Inc. and RimAsia Capital Partners, L.P. dated September 2, 2008(10)	10.1
(m)	Form of Subscription Agreement from October 2008 between NeoStem, Inc. and an investor listed therein(11)	10.1
(n)	Form of Subscription Agreement from November 2008 between NeoStem, Inc. and an investor listed therein(11)	10.2
(o)	Form of Subscription Agreement from the April 2009 private placement(13)	4.3
(p)	Agreement and Plan of Acquisition among NeoStem, Inc., Stem Cell Technologies, Inc. and UTEK Corporation(21)	10.1
(q)	License Agreement between Stem Cell Technologies, Inc. and the University of Louisville Research Foundation, Inc.(21)	10.2
(r)	Amendment No. 1 to Exclusive License Agreement between Stem Cell Technologies, Inc. and the University of Louisville Research Foundation, Inc.(22)	10.2
(s)	Sponsored Research Agreement between NeoStem, Inc. and the University of Louisville Research Foundation, Inc.(21)	10.3
(t)	Amendment No. 1 to Sponsored Research Agreement between NeoStem, Inc. and the University of Louisville Research Foundation, Inc.(22)	10.1
(u)	Stem Cell Collection Services Agreement dated December 15, 2006 between NeoStem and HemaCare Corporation(23)	10.1
(v)	Advisory Agreement dated May 2006 between Phase III Medical, Inc. and Duncan Capital Group LLC(24)	10(ee)
(w)	Amendment dated February 1, 2007 to Advisory Agreement dated May 2006 between Phase III Medical, Inc. and Duncan Capital Group LLC(23)	10.2
(x)	Employment Agreement between Phase III Medical, Inc. and Dr. Robin L. Smith, dated May 26, 2006(6)	10.4
(y)	January 26, 2007 Amendment to Employment Agreement of Robin Smith(25)	10.1
(z)	September 27, 2007 Amendment to Employment Agreement of Robin L. Smith(26)	10.1
(aa)	Letter agreement dated January 9, 2008 with Dr. Robin Smith(27)	10.1
(bb)	Employment Agreement between the Company and Larry A. May dated January 19, 2006(28)	10.1
(cc)	Letter Agreement between Phase III Medical, Inc. and Larry A. May effective as of June 2, 2006(6)	10.7
(dd)	January 26, 2007 Amendment to Employment Agreement of Larry A. May(25)	10.3
(ee)	Letter Agreement, dated April 20, 2005, between Phase III Medical, Inc. and Catherine M. Vaczy(18)	10.3
(ff)	Letter Agreement dated August 12, 2005 with Catherine M. Vaczy(15)	10.7
(gg)	Letter Agreement dated December 22, 2005 between Phase III Medical, Inc. and Catherine M. Vaczy(29)	10(y)
(hh)	Letter Agreement dated January 30, 2006 between Phase III Medical, Inc. and Catherine M. Vaczy(29)	10(cc)

Exhibit	Description	Reference
(ii)	Letter Agreement between Phase III Medical, Inc. and Catherine M. Vaczy effective as of June 2, 2006(6)	10.6
(jj)	January 26, 2007 Employment Agreement with Catherine M. Vaczy(25)	10.4
(kk)	Letter agreement dated January 9, 2008 with Catherine M. Vaczy(27)	10.2
(ll)	Letter Agreement dated as of August 12, 2004 by and between Phase III Medical, Inc. and Dr. Wayne A. Marasco(30)	10.6
(mm)	Amendment dated July 20, 2005 to Employment Agreement with Wayne A. Marasco dated August 12, 2004(15)	10.3
(nn)	Letter Agreement between Phase III Medical, Inc. and Wayne A. Marasco effective as of June 2, 2006(6)	10.8
(oo)	Employment Agreement between the Company and Denis O. Rodgerson dated January 19, 2006(28)	10.2
(pp)	Employment Agreement between NeoStem, Inc. and Renee F. Cohen dated August 15, 2007(31)	10.1
(qq)	Form of Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein(11)	10.3
(rr)	Form of Lock Up and Voting Agreement (China BioPharmaceutical Holdings, Inc.) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein(11)	10.4
(ss)	Lease Modification Agreement dated April 13, 2009 between NeoStem, Inc. and SLG Graybar Sublease LLC and Original Agreement of Lease dated as of June 14, 2006, with related Consent and Assignment and Assumption Documents(35)	10.1
(tt)	Consigned Management and Technology Service Agreement dated June 1, 2009 among Qingdao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.1
(uu)	Equity Pledge Agreement dated June 1, 2009 among Qingdao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.2
(vv)	Exclusive Purchase Option Agreement dated June 1, 2009 among Qingdao Niao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.3
(ww)	Loan Agreement dated June 1, 2009 between NeoStem (China), Inc. and The Shareholder of Qingdao Niao Bio-Technology Ltd.(38)	10.4
(xx)	Consigned Management and Technology Service Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.5
(yy)	Equity Pledge Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.6
(zz)	Exclusive Purchase Option Agreement dated June 1, 2009 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.7
(aaa)	Loan Agreement dated June 1, 2009 between NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(38)	10.8
(bbb)	Network Agreement, dated June 15, 2009, between NeoStem, Inc. and Enhance BioMedical Holdings Limited(35)	10.2

Exhibit	Description	Reference
(ccc)	Funding Agreement made as of July 1, 2009 by and between NeoStem, Inc., China Biopharmaceuticals Holdings, Inc., China Biopharmaceuticals Corp., and RimAsia Capital Partners L.P.(33)	10.2
(ddd)	Amendment No. 1 dated June 29, 2009 to Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein.(35)	10.3
(eee)	Joinders dated June 29, 2009 to Lock Up and Voting Agreement (NeoStem) dated November 2, 2008 by and between NeoStem, Inc., China BioPharmaceutical Holdings, Inc. and the individuals listed therein.(35)	10.4
(fff)	Employment Agreement dated July 6, 2009 between NeoStem, Inc. and Alan Harris, M.D., Ph.D.(34)	10.1
(ggg)	Letter Agreement dated July 8, 2009 between NeoStem, Inc. and Catherine M. Vaczy, Esq.(34)	10.2
(hhh)	Amendment dated July 29, 2009 to Employment Agreement dated May 26, 2006 between NeoStem, Inc. and Robin Smith.(37)	10.1
(iii)	Employment Agreement dated August 17, 2009 between NeoStem, Inc. and Anthony Salerno(incorporated by reference to the Registration Statement on Form S-4/A filed by registrant on October 6, 2009 and effective October 7, 2009)	10(vvv)
(jjj)	Commercial Lease dated as of September 1, 2009 between NeoStem, Inc. and Rivertech Associates II, LLC, c/o The Abbey Group (incorporated by reference to Pre-Effective Amendment No. 3 to Registration Statement on Form S-4/A, File No. 333-160578, filed with the SEC by registrant on September 23, 2009)	10(www)
(kkk)	Separation Agreement and General Release made as of September 29, 2009, by and between Mark Weinreb and NeoStem, Inc.(42)	10(xxx)
(lll)	Form of Indemnification Agreement for directors, officers and certain other employees(42)	10.2
(mmm)	Agreement among Progenitor Cell Therapy, LLC, NeoStem, Inc. and NeoStem (China), Inc. dated December 31, 2009(44)	10.1
(nnn)	Underwriting Agreement, dated as of February 11, 2010, between NeoStem, Inc. and Roth Capital Partners, LLC(46)	1.1
(ooo)	October 2009 English translation of Joint Venture Contract of Suzhou Erye Pharmaceutical Co., Ltd.(47)	10(www)
(ppp)	Employment Agreement dated as of November 19, 2009 between NeoStem, Inc. and Christopher Duignan(48)	10(xxx)
(qqq)	Common Stock Purchase Agreement dated as of May 19, 2010 by and between NeoStem, Inc. and Commerce Court Small Cap Value Fund, Ltd.(48)	10.1
(rrr)	Amendment No. 1 dated June 9, 2010 to Employment Agreement dated August 17, 2009 by and between NeoStem, Inc. and Anthony M. Salerno(49)	10.1
(sss)	Letter Agreement, dated June 9, 2010 between NeoStem, Inc. and Madam Zhang Jian(49)	10.2
(ttt)	Placement Agent Agreement, dated June 24, 2010 between NeoStem, Inc. and Rodman & Renshaw(50)	1.1
(uuu)	Securities Purchase Agreement, dated as of June 25, 2010 between NeoStem, Inc. and certain purchasers(50)	10.1
(vvv)	Amendment No. 2 to Exclusive License Agreement between University of Louisville Research Foundation, Inc. and Stem Cell Technologies, Inc.(51)	10.1
(www)	Supplemental Lease Agreement, dated February 20, 2010 between Beijing ZhongGuanCui Life Science Park Company, QD Niao Bio-Technology Company, and NeoStem (China), Inc.(51)	10.2

Exhibit	Description	Reference
(xxx)	Confidentiality Agreement, dated April 30, 2010 between NeoStem, Inc. and Enhance BioMedical Holdings Limited(57)	10.3
(yyy)	Consulting Agreement, dated as of May 11, 2010 between RimAsia Capital Partners, LP and NeoStem, Inc.(51)	10.4
(aaaa)	Letter Agreement dated July 7, 2010 between NeoStem, Inc. and Catherine M. Vaczy, Esq.(54)	10(a)
(bbbb)	Employment Agreement dated September 1, 2010 between NeoStem (China), Inc. and Ian Zhang(54)	10(b)
(cccc)	English Translation of Amendment Agreement to Joint Venture Contract of Suzhou Erye Pharmaceutical Co., Ltd. dated May 21, 2010 approved August 16, 2010(54)	10(c)
(dddd)	Equity Pledge Agreement dated August 30, 2010 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(54)	10(d)
(eeee)	Exclusive Purchase Option Agreement dated June 21, 2010 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(54)	10(e)
(ffff)	Consigned Management and Technology Service Agreement dated June 21, 2010 among Beijing Ruijieao Bio-Technology Ltd., NeoStem (China), Inc. and The Shareholder of Beijing Ruijieao Bio-Technology Ltd.(54)	10(f)
(gggg)	Loan Transfer Agreement dated June 21, 2010 among NeoStem (China), Inc., the Shareholder of Beijing Ruijieao Bio-Technology Ltd. and Jianhua Sui(54)	10(g)
(hhhh)	Form of Voting and Lock Up Agreement August/September 2010 by and between NeoStem, Inc. and the persons listed therein, with related Form of Amendment No. 1 to Voting and Lock-Up Agreement October 2010(54)	10(h)
(iiii)	Securities Purchase Agreement, dated November 16, 2010, by and among NeoStem, Inc., JGB Management Inc. and certain Purchasers(57)	10.1
(jjjj)	Escrow Agreement by and among NeoStem, Inc., JGB Management Inc., and Wells Fargo Bank, National Association(57)	10(jjjj)
14(a)	Code of Ethics for Senior Financial Officers(12)	14.1
16(a)	Letter from Holtz Rubenstein Reminick LLP(52)	16.1
21(a)	Subsidiaries of NeoStem, Inc.(45)	21 (a)
23(a)	Consent of Holtz Rubenstein Reminick LLP†	23.1
(b)	Consent of EisnerAmper LLP†	23.2
(c)	Consent of Lowenstein Sandler PC (included in Exhibit 5(a))†	23.3

†	Filed herewith.
**	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated August 1, 2006, which exhibit is incorporated here by reference.
(1)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, which exhibit is incorporated here by reference.
(2)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended September 30, 2008, which exhibit is incorporated here by reference.
(3)	Filed with the SEC as an exhibit, numbered as indicated above, to Pre-Effective Amendment No. 3 to our Registration Statement on Form SB-2/A, File No. 333-142923, which exhibit is incorporated here by reference.
(4)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated December 31, 2005, which exhibit is incorporated here by reference.

(5)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2003, which exhibit is incorporated here by reference.
(6)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated June 2, 2006, which exhibit is incorporated here by reference.
(7)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(8)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated January 26, 2007, which exhibit is incorporated here by reference.
(9)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated May 20, 2008, which exhibit is incorporated here by reference.
(10)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated August 28, 2008, which exhibit is incorporated here by reference.
(11)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2008, which exhibit is incorporated here by reference.
(12)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-3, File No. 333-145988, which exhibit is incorporated here by reference.
(13)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated April 13, 2009, which exhibit is incorporated here by reference.
(14)	Filed with the SEC as an exhibit, numbered as indicated above, to Pre-Effective Amendment No. 1 to our Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(15)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended June 30, 2005, which exhibit is incorporated here by reference.
(16)	Omitted.
(17)	Omitted.
(18)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated April 20, 2005, which exhibit is incorporated here by reference.
(19)	Filed with the SEC as an exhibit, numbered as indicated above, to our Registration Statement on Form S-1, File No. 333-137045, which exhibit is incorporated here by reference.
(20)	Omitted.
(21)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated November 13, 2007, which exhibit is incorporated here by reference. Certain portions of Exhibits 10(w) (10.2) and 10(x) (10.3) were omitted based upon a request for confidential treatment, and the omitted portions were filed separately with the SEC on a confidential basis.
(22)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which exhibit is incorporated here by reference.
(23)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2006, which exhibit is incorporated here by reference.
(24)	Filed with the SEC as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarter ended March 31, 2006, which exhibit is incorporated herein by reference.
(25)	Filed with the SEC as an exhibit, numbered as indicated above, to our second current report on Form 8-K, dated January 26, 2007, which exhibit is incorporated here by reference.
(26)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated September 27, 2007, which exhibit is incorporated here by reference.
(27)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated January 9, 2008, which exhibit is incorporated here by reference.
(28)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated January 19, 2006, which exhibit is incorporated here by reference.
(29)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2005, which exhibit is incorporated here by reference.
(30)	Filed with the SEC as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the year ended December 31, 2004, which exhibit is incorporated here by reference.

(31)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated August 15, 2007, which exhibit is incorporated here by reference.
(32)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 2, 2009, which exhibit is incorporated here by reference.
(33)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 1, 2009, which exhibit is incorporated here by reference.
(34)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 6, 2009, which exhibit is incorporated here by reference.
(35)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 4 to Registration Statement Form S-4/A, File No. 333-160578, which exhibit is incorporated by reference.
(36)	Omitted.
(37)	Filed with the SEC as an exhibit, numbered as indicated above, to our current report on Form 8-K dated July 29, 2009, which exhibit is incorporated here by reference.
(38)	Filed as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated July 2, 2009, which exhibit is incorporated here by reference.
(39)	Omitted.
(40)	Omitted.
(41)	Omitted.
(42)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 4 to Registration Statement on Form S-4/A, File No. 333-160578, which exhibit is incorporated here by reference.
(43)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 4 to Registration Statement on Form S-4/A, File No. 333-160578, which exhibit is incorporated here by reference.
(44)	Filed with the SEC on January 7, 2010, as an exhibit, numbered as indicated above, to our current report on Form 8-K dated December 31, 2009 (subject to confidential treatment as indicated therein).
(45)	Filed with the SEC as an exhibit, numbered as indicated above, to our Pre-Effective Amendment No. 3 to Registration Statement on Form S-1, File No. 333-163741, which exhibit is incorporated here by reference.
(46)	Filed with the SEC on February 12, 2010, as an exhibit, numbered as indicated above, to our current report on Form 8-K dated February 11, 2010, which exhibit is incorporated here by reference.
(47)	Filed with the SEC on March 31, 2010, as an exhibit, numbered as indicated above, to our annual report on Form 10-K for the fiscal year ended December 31, 2009, which exhibit is incorporated here by reference.
(48)	Filed with the SEC on May 19, 2010, as an exhibit, numbered as indicated above, to our current report on Form 8-K dated May 19, 2010, which exhibit is incorporated here by reference.
(49)	Filed with the SEC on June 11, 2010, as an exhibit, numbered as indicated above, to our current report on Form 8-K dated June 9, 2010, which exhibit is incorporated here by reference.
(50)	Filed with the SEC on June 28, 2010, as an exhibit, numbered as indicated above, to our current report on Form 8-K, dated June 25, 2010, which exhibit is incorporated here by reference.
(51)	Filed with the SEC on August 16, 2010, as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarterly period ended June 30, 2010, which exhibit is incorporated here by reference.
(52)	Filed with the SEC on April 6, 2010, as an exhibit, numbered as indicated above, to our amendment to the current report on Form 8-K, dated March 11, 2010, which exhibit is incorporated here by reference.
(53)	Filed with the SEC on March 18, 2010 as an exhibit, numbered as indicated above, to our current report on Form 8-K dated March 15, 2010, which exhibit is incorporated here by reference.
(54)	Filed with the SEC on November 12, 2010 as an exhibit, numbered as indicated above, to our quarterly report on Form 10-Q for the quarterly period ended September 30, 2010, which exhibit is incorporated here by reference.
(55)	Incorporated by reference to (i) Annex F to Pre-Effective Amendment No. 4 to our Registration

Statement on Form S-4/A (File No. 333-160578) filed with the SEC on October 6, 2009 and (ii) Exhibit A of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010.
(56)	Incorporated by reference to (i) Exhibit 4.5 of our Registration Statement on Form S-8 (File No. 333-162733), filed with the SEC on October 29, 2009, and (ii) Exhibit A of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2010.
(57)	Filed with the SEC on November 16, 2010, as an exhibit, numbered as indicated above, to our current report on Form 8-K dated November 16, 2010, which exhibit is incorporated here by reference.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)	That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(4)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 29, 2010.

NEOSTEM, INC.
By: /s/ Robin L. Smith, M.D. Name: Robin L. Smith, M.D. Title: Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robin L. Smith and Catherine M. Vaczy, and either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement (or any other registration statement for the same offering that is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robin L. Smith, M.D. Robin L. Smith, M.D.	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	November 29, 2010
/s/ Larry A. May Larry A. May	Chief Financial Officer (Principal Financial Officer)	November 29, 2010
/s/ Christopher C. Duignan Christopher C. Duignan	Vice President, Finance (Principal Accounting Officer)	November 29, 2010
/s/ Richard Berman Richard Berman	Director	November 29, 2010
/s/ Steven S. Myers Steven S. Myers	Director	November 29, 2010
/s/ Drew Bernstein Drew Bernstein	Director	November 29, 2010
/s/ Eric Wei Eric Wei	Director	November 29, 2010
/s/ Edward C. Geehr, M.D. Edward C. Geehr, M.D.	Director	November 29, 2010
/s/ Shi Mingsheng Shi Mingsheng	Director	November 29, 2010

NEOSTEM, INC.

FORM OF PROXY CARD FOR HOLDERS
OF COMMON STOCK AND SERIES B CONVERTIBLE REDEEMABLE PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS

December [_], 2010

The undersigned hereby appoints Robin L. Smith and Catherine M. Vaczy, and each of them, attorneys and proxies with power of substitution, to vote for and on behalf of the undersigned at the NeoStem, Inc. Special Meeting of Stockholders to be held on December [__], 2010 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Special Meeting of Stockholders and Joint Proxy Statement/Prospectus, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If this proxy is executed but no direction is made, this proxy will be voted FOR (1) the approval of the issuance of NeoStem securities in connection with the Merger; (2) an amendment to the NeoStem, Inc. 2009 Equity Compensation Plan (the “2009 Plan”) to increase the number of shares of NeoStem Common Stock authorized for issuance thereunder by 4,000,000 shares; (3) an amendment to NeoStem’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of NeoStem Common Stock at a ratio within the range of 1:2 to 1:5, as determined by the NeoStem Board of Directors, in the event it is deemed by the NeoStem Board of Directors advisable in connection with permitting NeoStem to maintain its listing with the NYSE Amex or to list NeoStem Common Stock on any other exchange; (4) approval of the issuance of NeoStme common stock upon the conversion or redemption of the Series E Preferred Stock and the exercise of the warrants issued with such shares of Series E Preferred Stock; and (5) the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposals submitted at the special meeting.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

THE NEOSTEM, INC. BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” PROPOSALS 1, 2, 3, 4 and 5

1.	APPROVAL OF THE ISSUANCE OF NEOSTEM SECURITIES IN CONNECTION WITH THE MERGER PURSUANT TO THE AGREEMENT AND PLAN OF MERGER AMONG NEOSTEM, PCT AND SUBCO:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

2	APPROVAL OF AN AMENDMENT TO THE NEOSTEM, INC. 2009 EQUITY COMPENSATION PLAN TO INCREASE THE NUMBER OF SHARES OF NEOSTEM COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER BY 4,000,000 SHARES:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

3	APPROVAL OF AN AMENDMENT TO NEOSTEM’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF NEOSTEM COMMON STOCK AT A RATIO WITHIN THE RANGE OF 1:2 TO 1:5, AS DETERMINED BY THE NEOSTEM BOARD OF DIRECTORS, IN THE EVENT IT IS DEEMED BY THE NEOSTEM BOARD OF DIRECTORS ADVISABLE IN CONNECTION WITH PERMITTING NEOSTEM TO MAINTAIN ITS LISTING WITH THE NYSE AMEX OR TO LIST NEOSTEM COMMON STOCK ON ANY OTHER EXCHANGE:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

4	APPROVAL OF THE ISSUANCE OF NEOSTEM COMMON STOCK UPON THE CONVERSION OR REDEMPTION OF THE SERIES E PREFERRED STOCK AND EXERCISE OF WARRANTS ISSUED WITH SUCH SHARES OF PREFERRD STOCK:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

5	APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE ANY OF THE PROPOSALS SUBMITTED AT THE SPECIAL MEETING.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

*  *  *  *  *

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4 AND 5.

Please mark, sign and date this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Signed:
Signed:	Dated: , 2010

NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF NEOSTEM, INC. TO BE HELD ON DECEMBER [__], 2010. THIS PROXY STATEMENT AND THE ACCOMPANYING FORM OF PROXY CARD ARE AVAILABLE AT HTTP://WWW.VFNOTICE.COM/NEOSTEM.

PCT PROXY CARD
FORM OF PROXY CARD FOR HOLDERS OF COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF MANAGERS
FOR THE SPECIAL MEETING OF MEMBERS

December [__], 2010

The undersigned hereby appoints Andrew L. Pecora as his or her attorney and proxy with power of substitution, to vote for and on behalf of the undersigned at the Progenitor Cell Therapy, LLC Special Meeting of Members to be held on December [__], 2010 and at any adjournments or postponements thereof (the “Meeting”), upon the following matters and upon any other business that may properly come before the Meeting, as set forth in the related Notice of Special Meeting of Members and Joint Proxy Statement/Prospectus, both of which have been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed by the undersigned member. If this proxy is executed but no direction is made, this proxy will be voted FOR (1) the approval and adoption of the Agreement and Plan of Merger dated as of September 23, 2010 (the “Agreement and Plan of Merger”) by and among PCT, NeoStem, Inc. (“NeoStem”) and NBS Acquisition Company LLC, a wholly-owned subsidiary of NeoStem (“Subco”), pursuant to which Subco will merge with and into PCT, with PCT as the surviving entity (the “Merger”), together with approval of the Merger and related transactions and (2) the adjournment of the special meeting, if necessary.

PLEASE INDICATE YOUR VOTE ON THE OTHER SIDE

(CONTINUED, AND TO BE DATED AND SIGNED, ON THE OTHER SIDE)

THE PROGENITOR CELL THERAPY, LLC BOARD OF MANAGERS
RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2

1.	APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER BY AND AMONG PCT, NEOSTEM, INC. (“NEOSTEM”), AND NBS ACQUISITION COMPANY LLC, A WHOLLY-OWNED SUBSIDIARY OF NEOSTEM (“SUBCO”), AND PURSUANT TO WHICH SUBCO WILL MERGE WITH AND INTO PCT, WITH PCT AS THE SURVIVING ENTITY, SUCH APPROVAL AND ADOPTION CONSTITUTING APPROVAL OF THE MERGER AND RELATED TRANSACTIONS:

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

2.	APPROVAL OF AN ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES, IN THE EVENT THAT THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE ANY OF THE PROPOSALS SUBMITTED AT THE SPECIAL MEETING.

☐ FOR        ☐ AGAINST        ☐ ABSTAIN

*  *  *  *  *

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof and upon matters incident to the conduct of the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED MEMBER. UNLESS OTHERWISE SPECIFIED IN THE SQUARES OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

Please mark, sign and date this proxy and return it promptly whether or not you expect to attend the Meeting. You may nevertheless vote in person if you attend.

Signed:
Signed:	Dated: , 2010

NOTE: Please sign exactly as your name appears hereon. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation or other entity, please sign in full entity name by principal executive officer or other authorized signatory.